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INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on July 27, 2018

Registration No. 333-[    •    ]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

W. P. CAREY INC.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	6798 (Primary Standard Industrial Classification Code Number)	45-4549771 (I.R.S. Employer Identification Number)

50 Rockefeller Plaza
New York, New York 10020
(212) 492-1100
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Jason E. Fox
Chief Executive Officer
W. P. Carey Inc.
50 Rockefeller Plaza
New York, New York 10020
(212) 492-1100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies To:
Christopher P. Giordano, Esq. DLA Piper LLP (US) 1251 Avenue of the Americas New York, New York 10020-1104 Tel: (212) 335-4500 Fax: (212) 335-4501	Kathleen L. Werner, Esq. Clifford Chance US LLP 31 West 52nd Street New York, New York 10019 Tel: (212) 878-8000 Fax: (212) 878-8375

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☐

         If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

         If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

         Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

         Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

 CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)

Common stock, $0.001 par value per share	53,867,559	N/A	$1,673,261,050.94	$208,321.00

(1)
Represents the estimated maximum number of shares of the Registrant's common stock to be issued in connection with the Merger (as defined herein). The number of shares is based upon the number of shares of CPA:17 Common Stock (as defined herein) outstanding as of July 15, 2018 and the exchange of such shares for the maximum number of shares of the Registrant's common stock pursuant to the mechanism set forth in the Merger Agreement (as defined herein).

(2)
Estimated solely for purposes of calculating the registration pursuant to Rule 457(f)(1) and Rule 457(c) promulgated under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price of the Registrant's common stock was calculated based upon the market value of shares of CPA:17 Common Stock (the securities to be canceled in the Merger) in accordance with Rule 457(f)(2) and is equal to the product of (i) $4.97, the book value of CPA:17 Common Stock as of December 31, 2017, multiplied by (ii) 336,672,243.65, the estimated maximum number of shares of CPA:17 Common Stock that may be canceled and exchanged in the Merger.

(3)
The registration fee for the securities registered hereby has been calculated pursuant to Section 6(b) of the Securities Act at a rate equal to $124.50 per $1,000,000 of the proposed aggregate offering.

The information in this Joint Proxy Statement/Prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. W. P. Carey may not sell or exchange these securities until the Registration Statement is effective. This Joint Proxy Statement/Prospectus is not an offer to sell or exchange these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED July 27, 2018

JOINT PROXY STATEMENT/PROSPECTUS

YOUR VOTE IS VERY IMPORTANT

Dear W. P. Carey Stockholders and CPA:17 – Global Stockholders:

          W. P. Carey Inc. ("W. P. Carey") and Corporate Property Associates 17 – Global Incorporated ("CPA:17 – Global") are proposing a merger of CPA:17 – Global with and into CPA17 Merger Sub LLC, an indirect subsidiary of W. P. Carey ("Merger Sub"), with Merger Sub surviving the merger as an indirect wholly owned subsidiary of W. P. Carey (the "Merger"), pursuant to a definitive agreement and plan of merger dated as of June 17, 2018 (the "Merger Agreement"). Immediately prior to the consummation of the Merger, CPA:17 – Global is proposing to amend its charter to exclude the Merger from the procedural and substantive requirements of the CPA:17 Charter applicable to "Roll-Up Transactions" (as such term is defined in the CPA:17 – Global charter) (the "Charter Amendment").

          The affirmative vote of a majority of all the votes cast by the holders of outstanding shares of W. P. Carey common stock, $0.001 par value per share ("W. P. Carey Common Stock"), present in person or by proxy at the special meeting, assuming a quorum is present, is required to approve the issuance of validly issued, fully paid and non-assessable shares of W. P. Carey Common Stock under Rule 312.03 of the New York Stock Exchange ("NYSE") Listed Company Manual (the "Stock Issuance") in connection with the Merger pursuant to the terms and conditions set forth in the Merger Agreement. The affirmative vote of the holders of outstanding shares of CPA:17 – Global common stock, $0.001 par value per share ("CPA:17 Common Stock"), entitled to cast a majority of all the votes entitled to be cast is required for the approval of the Merger and the Charter Amendment.

          As of the effective time of the Merger (the "Effective Time"), each share of CPA:17 Common Stock issued and outstanding immediately prior to the Effective Time will be cancelled and, in exchange for cancellation of such share, the rights attaching to such share will be converted automatically into the right to receive, in accordance with the terms of the Merger Agreement, 0.160 shares (the "Exchange Ratio") of validly issued, fully paid and non-assessable shares of W. P. Carey Common Stock. Neither W. P. Carey nor any W. P. Carey subsidiary will receive any Per Share Merger Consideration for any share of CPA:17 Common Stock owned by it immediately prior to the Effective Time. Based on the number of shares of CPA:17 Common Stock outstanding on July 23, 2018, the last practicable date prior to the record date for CPA:17 – Global's special meeting of stockholders, W. P. Carey expects to issue approximately [    •    ] million shares of W. P. Carey Common Stock in connection with the Merger.

          After careful consideration, the board of directors of W. P. Carey has declared that the Merger is advisable and in the best interests of W. P. Carey and the W. P. Carey stockholders (the "W. P. Carey Stockholders") and approved the Stock Issuance in connection with the Merger. The board of directors of W. P. Carey recommends that all W. P. Carey Stockholders vote "FOR" the approval of the Stock Issuance in connection with the Merger. After careful consideration, following the recommendation of a special committee of independent directors, the CPA:17 – Global board of directors (with the unanimous vote of the independent directors) have adopted resolutions declaring that they have determined that each of the Merger and the Charter Amendment is advisable and in the best interests of CPA:17 – Global and the CPA:17 stockholders (the "CPA:17 Stockholders"), and that the Merger is fair and reasonable to CPA:17 – Global and the CPA:17 Stockholders and on terms and conditions at least as favorable as those available from unaffiliated third parties, and the CPA:17 – Global board of directors recommends that all CPA:17 Stockholders vote "FOR" the approval of each of the Merger and the Charter Amendment.

          Your vote is very important regardless of the number of shares you own. Whether or not you plan to attend the special meetings of the W. P. Carey Stockholders or of the CPA:17 Stockholders, please take the time to vote or authorize a proxy to vote your shares by completing, signing and mailing the enclosed proxy card. If the W. P. Carey Stockholders do not vote or abstain, then the effect under Maryland law will be that such holders will not be considered to have cast votes, and the shares held by such holders will not be counted in determining the number of affirmative votes required for approval and, accordingly, will not have the effect of voting for or against the approval of the Stock Issuance in connection with the Merger. If the CPA:17 Stockholders do not vote or abstain, then the effect will be the same as voting against the approval of the Merger and the Charter Amendment. In addition, failure to vote may result in W. P. Carey or CPA:17 – Global not having a sufficient quorum of a majority of its outstanding shares represented in person or by proxy at their respective special meetings. A meeting cannot be held unless a quorum is present.

          Each of W. P. Carey and CPA:17 – Global has scheduled a special meeting for its respective stockholders to vote on the proposals described in this Joint Proxy Statement/Prospectus. The date, place and time of the meetings are as follows:

FOR W. P. CAREY STOCKHOLDERS: [•], 2018, [•] p.m., Eastern Time, at the offices of DLA Piper LLP (US), 1251 Avenue of the Americas, 27th Floor, New York, New York 10020-1104	FOR CPA:17 STOCKHOLDERS: [•], 2018, [•] p.m., Eastern Time, at the offices of DLA Piper LLP (US), 1251 Avenue of the Americas, 27th Floor, New York, New York 10020-1104

          This Joint Proxy Statement/Prospectus is a prospectus and proxy statement of W. P. Carey as well as a proxy statement of CPA:17 – Global and provides you with detailed information about the Stock Issuance, the Merger, the Charter Amendment and the special meetings of the W. P. Carey Stockholders and of the CPA:17 Stockholders. We encourage you to read carefully this entire Joint Proxy Statement/Prospectus, including all its annexes, and we especially encourage you to read the section entitled "Risk Factors" beginning on page 31.

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SHARES OF W. P. CAREY COMMON STOCK TO BE ISSUED UNDER THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Sincerely,

Jason E. Fox Chief Executive Officer W. P. Carey Inc.	Richard J. Pinola Director and Chairman of the Special Committee Corporate Property Associates 17 – Global Incorporated

This Joint Proxy Statement/Prospectus is dated [    •    ], 2018 and is expected to be first mailed to holders of W. P. Carey Common Stock and CPA:17 Common Stock on or about [    •    ], 2018.

W. P. CAREY INC.
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [    •    ], 2018

        To the stockholders of W. P. Carey Inc.:

        A special meeting of stockholders of W. P. Carey Inc. ("W. P. Carey") will be held on [    •    ], 2018, at [    •    ] p.m., Eastern Time (the "W. P. Carey Special Meeting"), at the offices of DLA Piper LLP (US), 1251 Avenue of the Americas, 27th Floor, New York, New York 10020-1104, for the following purposes:

          1.     To consider and vote upon a proposal to approve the issuance of validly issued, fully paid and non-assessable shares of W. P. Carey common stock, $0.001 par value per share ("W. P. Carey Common Stock"), under Rule 312.03 of the NYSE Listed Company Manual (the "Stock Issuance") in connection with the consummation of the Merger (as defined below) pursuant to the terms and conditions set forth in the Agreement and Plan of Merger dated as of June 17, 2018 (the "Merger Agreement"), by and among Corporate Property Associates 17 – Global Incorporated ("CPA:17 – Global"), W. P. Carey, the ultimate parent of the external manager of CPA:17 – Global, CPA17 Merger Sub LLC, an indirect wholly owned subsidiary of W. P. Carey ("Merger Sub"), and the other parties thereto, and the other transactions contemplated thereby. As contemplated by the Merger Agreement:

    •
    CPA:17 – Global will merge with and into Merger Sub, and Merger Sub will continue as the surviving entity and as an indirect wholly owned subsidiary of W. P. Carey (the "Merger"), and the separate existence of CPA:17 – Global will cease.

    •
    As of the effective time of the Merger (the "Effective Time"), each share of CPA:17 – Global common stock, $0.001 par value per share ("CPA:17 Common Stock"), issued and outstanding immediately prior to the Effective Time will be cancelled and, in exchange for cancellation of such share, the rights attaching to such share will be converted automatically into the right to receive, in accordance with the terms of the Merger Agreement, 0.160 shares (the "Exchange Ratio") of validly issued, fully paid and non-assessable shares of W. P. Carey Common Stock (the "Per Share Merger Consideration").

    •
    As of the Effective Time, each share of CPA:17 Common Stock that is owned by W. P. Carey or any W. P. Carey subsidiary immediately prior to the Effective Time will automatically be cancelled and retired and will cease to exist. Neither W. P. Carey nor any W. P. Carey subsidiary will receive any Per Share Merger Consideration for any share of CPA:17 Common Stock owned by it immediately prior to the Effective Time.

          2.     To consider and vote upon any adjournments or postponements of the W. P. Carey Special Meeting, including, without limitation, a motion to adjourn the special meeting to another time for the purpose of soliciting additional proxies to approve the proposal above.

        AT A MEETING ON JUNE 16, 2018, W. P. CAREY'S BOARD OF DIRECTORS ADOPTED A RESOLUTION DECLARING THAT THE MERGER IS ADVISABLE AND IN THE BEST INTERESTS OF W. P. CAREY AND THE W. P. CAREY STOCKHOLDERS (THE "W. P. CAREY STOCKHOLDERS"), APPROVED THE MERGER AND, SUBJECT TO THE APPROVAL OF THE W. P. CAREY STOCKHOLDERS, APPROVED THE STOCK ISSUANCE IN CONNECTION WITH THE MERGER, AND RECOMMENDED THAT THE W. P. CAREY STOCKHOLDERS VOTE FOR THE APPROVAL OF THE STOCK ISSUANCE IN CONNECTION WITH THE MERGER.

        The Stock Issuance, the Merger and the Merger Agreement are described in more detail in the accompanying Joint Proxy Statement/Prospectus, which you should read in its entirety before voting or authorizing a proxy to vote. A copy of the Merger Agreement is attached as Annex A to the accompanying Joint Proxy Statement/Prospectus. If any W. P. Carey Stockholders do not vote or abstain, then the effect under Maryland law will be that such holders will not be considered to have cast votes, and the shares held by such holders will not be counted in determining the number of affirmative votes required for approval and, accordingly, will not have the effect of voting for or against the approval of the Stock Issuance in connection with the Merger. Abstentions and "broker non-votes," however, will be counted for purposes of calculating whether a quorum is present at the W. P. Carey Special Meeting. Only those stockholders whose names appear in W. P. Carey's records as owning shares of W. P. Carey Common Stock at the close of business on [    •    ], 2018, referred to as the "W. P. Carey Record Date," are entitled to notice of, and to vote at, the W. P. Carey Special Meeting.

        The affirmative vote of a majority of all the votes cast by the holders of outstanding shares of W. P. Carey Common Stock present in person or by proxy at the W. P. Carey Special Meeting is necessary to approve the proposal relating to the Stock Issuance in connection with the Merger. If that vote is not obtained, the Stock Issuance and, accordingly, the Merger, cannot be completed.

        All W. P. Carey Stockholders are cordially invited to attend the W. P. Carey Special Meeting in person. To ensure your representation at the W. P. Carey Special Meeting, you are urged to complete, sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope or to authorize a proxy via telephone or Internet as instructed in the enclosed proxy card. You may revoke your proxy in the manner described in the accompanying Joint Proxy Statement/Prospectus at any time before your proxy is voted at the W. P. Carey Special Meeting.

By Order of the Board of Directors,
Susan C. Hyde Chief Administrative Officer and Corporate Secretary

New York, New York
[    •    ], 2018

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [    •    ], 2018

        To the stockholders of Corporate Property Associates 17 – Global Incorporated:

        A special meeting of stockholders of Corporate Property Associates 17 – Global Incorporated ("CPA:17 – Global") will be held on [    •    ], 2018, at [    •    ] p.m., Eastern Time (the "CPA:17 Special Meeting"), at the offices of DLA Piper LLP (US), 1251 Avenue of the Americas, 27th Floor, New York, New York 10020-1104, for the following purposes:

          1.     To consider and vote upon a proposal to approve the transactions described in the Agreement and Plan of Merger dated as of June 17, 2018 (the "Merger Agreement"), by and among CPA:17 – Global, W. P. Carey Inc. ("W. P. Carey"), the ultimate parent of the external manager of CPA:17 – Global, CPA17 Merger Sub LLC, an indirect wholly owned subsidiary of W. P. Carey ("Merger Sub"), and the other parties thereto. As contemplated by the Merger Agreement:

    •
    CPA:17 – Global will merge with and into Merger Sub, and Merger Sub will continue as the surviving entity and as an indirect wholly owned subsidiary of W. P. Carey (the "Merger"), and the separate existence of CPA:17 – Global will cease.

    •
    As of the effective time of the Merger (the "Effective Time"), each share of CPA:17 – Global common stock, $0.001 par value per share ("CPA:17 Common Stock"), issued and outstanding immediately prior to the Effective Time will be cancelled and, in exchange for cancellation of such share, the rights attaching to such share will be converted automatically into the right to receive, in accordance with the terms of the Merger Agreement, 0.160 shares (the "Exchange Ratio") of validly issued, fully paid and non-assessable shares of W. P. Carey common stock, $0.001 par value per share (the "Per Share Merger Consideration").

    •
    As of the Effective Time, each share of CPA:17 Common Stock that is owned by W. P. Carey or any W. P. Carey subsidiary immediately prior to the Effective Time will automatically be cancelled and retired and will cease to exist. Neither W. P. Carey nor any W. P. Carey subsidiary will receive any Per Share Merger Consideration for any share of CPA:17 Common Stock owned by it immediately prior to the Effective Time.

          2.     To consider and vote upon a proposal to approve an amendment to CPA:17 – Global's charter (the "CPA:17 Charter") to exclude, from the procedural and substantive requirements of the CPA:17 Charter applicable to "Roll-Up Transactions" (as such term is defined in the CPA:17 Charter), a transaction involving securities of an entity that have been for at least 12 months listed on a national securities exchange, including the Merger (the "Charter Amendment").

          3.     To consider and vote upon any adjournments or postponements of the CPA:17 Special Meeting, including, without limitation, a motion to adjourn the special meeting to another time for the purpose of soliciting additional proxies to approve the proposals above.

        AT A MEETING ON JUNE 17, 2018, AFTER RECEIVING THE RECOMMENDATION OF A SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS, THE CPA:17 – GLOBAL BOARD OF DIRECTORS (WITH THE UNANIMOUS VOTE OF THE INDEPENDENT DIRECTORS) ADOPTED RESOLUTIONS DECLARING THAT THEY HAVE DETERMINED THAT EACH OF THE MERGER AND THE CHARTER AMENDMENT IS ADVISABLE AND IN THE BEST INTERESTS OF CPA:17 – GLOBAL AND THE CPA:17 STOCKHOLDERS, AND THAT THE MERGER IS FAIR AND REASONABLE TO CPA:17 – GLOBAL AND THE CPA:17 STOCKHOLDERS AND ON TERMS AND CONDITIONS AT LEAST AS FAVORABLE AS THOSE AVAILABLE FROM UNAFFILIATED THIRD

PARTIES, AND THE CPA:17 – GLOBAL BOARD OF DIRECTORS RECOMMENDS THAT ALL CPA:17 STOCKHOLDERS VOTE FOR THE APPROVAL OF EACH OF THE MERGER AND THE CHARTER AMENDMENT.

        The Merger, the Charter Amendment and the Merger Agreement are described in more detail in the accompanying Joint Proxy Statement/Prospectus, which you should read in its entirety before voting or authorizing a proxy to vote. A copy of each of the Merger Agreement and the Charter Amendment is attached as Annex A and Annex B, respectively, to the accompanying Joint Proxy Statement/Prospectus. If the CPA:17 Stockholders do not vote or abstain, then the effect will be the same as voting against the approval of the Merger and the Charter Amendment. Only those stockholders whose names appear in CPA:17 – Global's records as owning shares of CPA:17 Common Stock at the close of business on [    •    ], 2018, referred to as the "CPA:17 – Global Record Date," are entitled to notice of, and to vote at, the CPA:17 Special Meeting.

        The affirmative vote of the holders of outstanding shares of CPA:17 Common Stock on the CPA:17 – Global Record Date entitled to cast a majority of all the votes entitled to be cast on any matter before the CPA:17 Special Meeting is required to approve the proposals relating to the Merger and the Charter Amendment. If that vote is not obtained, neither the Merger nor the Charter Amendment can be completed. Pursuant to CPA:17 – Global's organizational documents: (i) its directors, advisor and any of their affiliates owning shares of CPA:17 Common Stock may not vote on or consent to the Merger because the Merger is a transaction between CPA:17 – Global and affiliates of its advisor; and (ii) for the purpose of determining the requisite percentage in interest of shares of CPA:17 Common Stock necessary to approve the Merger, any such shares owned by CPA:17 – Global's directors, advisor or any of their affiliates will be deemed not entitled to be voted on the Merger and will not be included in making such determination. Accordingly, shares of CPA:17 Common Stock owned by any CPA:17 – Global director, W. P. Carey and any of their affiliates will not be taken into account in determining whether the proposal relating to the Merger receives the requisite approval.

        All CPA:17 Stockholders are cordially invited to attend the CPA:17 Special Meeting in person. To ensure your representation at the CPA:17 Special Meeting, you are urged to complete, sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope or to authorize a proxy via telephone or Internet as instructed in the enclosed proxy card. You may revoke your proxy in the manner described in the accompanying Joint Proxy Statement/Prospectus at any time before your proxy is voted at the CPA:17 Special Meeting.

By Order of the Board of Directors,
Susan C. Hyde Chief Administrative Officer and Corporate Secretary

New York, New York
[    •    ]

ANNEX

ANNEX A	Merger Agreement
ANNEX B	Charter Amendment
ANNEX C	Opinion of J.P. Morgan Securities LLC
ANNEX D	Opinion of Morgan Stanley & Co. LLC

i

QUESTIONS AND ANSWERS FOR W. P. CAREY STOCKHOLDERS AND CPA:17 STOCKHOLDERS REGARDING THE MERGER TRANSACTIONS AND THE SPECIAL MEETINGS

        The following questions and answers for W. P. Carey Stockholders and CPA:17 Stockholders briefly address some frequently asked questions about the Stock Issuance, the Merger and the Charter Amendment (the "Merger Transactions") and the special meetings of stockholders of W. P. Carey and of stockholders of CPA:17 – Global. They may not include all the information that is important to you. We urge you to read carefully this entire Joint Proxy Statement/Prospectus, including the annexes.

Q.
What are we planning to do?

A.
W. P. Carey and CPA:17 – Global propose to combine the companies via a merger.

  More specifically, on June 17, 2018, W. P. Carey and CPA:17 – Global entered into the Merger Agreement. The Merger Agreement provides that as of the effective time of the Merger (the "Effective Time"), CPA:17 – Global will merge with and into Merger Sub, with Merger Sub continuing as the surviving entity and an indirect wholly owned subsidiary of W. P. Carey. From and after that time, in accordance with the applicable provisions of the Maryland General Corporation Law (the "MGCL") and the Maryland Limited Liability Company Act (the "MCCLA"), among other effects of the consummation of the Merger, the separate existence of CPA:17 – Global will cease, the assets of CPA:17 – Global will transfer to, vest in and devolve on Merger Sub, and Merger Sub will become liable for all of the debts and obligations of CPA:17 – Global.

Q.
What will holders of CPA:17 Common Stock receive in connection with the Merger? When will they receive it?

A.
As of the Effective Time, each share of CPA:17 Common Stock issued and outstanding immediately prior to the Effective Time will be cancelled and, in exchange for cancellation of such share (other than shares held by W. P. Carey and its subsidiaries), the rights attaching to such share will be converted automatically into the right to receive, in accordance with the terms of the Merger Agreement, 0.160 shares (the "Exchange Ratio") of validly issued, fully paid and non-assessable shares of W. P. Carey Common Stock (the "Per Share Merger Consideration"). Under Rule 312.03 of the NYSE Listed Company Manual, the issuance of the Per Share Merger Consideration by W. P. Carey (the "Stock Issuance") in connection with the Merger requires the approval of a majority of the votes cast by W. P. Carey Stockholders at the W. P. Carey Special Meeting.

  As of the date of this Joint Proxy Statement/Prospectus, W. P. Carey expects to issue approximately 54.4 million shares of W. P. Carey Common Stock to the CPA:17 Stockholders (excluding W. P. Carey and its subsidiaries) in connection with the Merger. Upon such issuance, the W. P. Carey Stockholders and the CPA:17 Stockholders (excluding W. P. Carey and its subsidiaries) would own approximately 67% and 33% of the combined company, respectively.

  To the extent that a holder of CPA:17 Common Stock would otherwise be entitled to receive a fraction of a share of W. P. Carey Common Stock, computed on the basis of the aggregate number of shares of CPA:17 Common Stock held by such holder, such holder will instead receive a cash payment in lieu of such fractional share in an amount equal to such fraction multiplied by the Average W. P. Carey Trading Price (as defined in the Merger Agreement).

Q.
What is the expected ongoing annualized distribution rate for a CPA:17 – Global Stockholder based on an original investment of $10.00 per share of CPA:17 Common Stock?

A:
CPA:17 Stockholders currently receive an annualized distribution rate equivalent to 6.50% on an original investment of $10.00 per share. Following the Merger, CPA:17 Stockholders who hold their shares of W. P. Carey Common Stock will be entitled to receive future dividends paid by W. P. Carey. Based on W. P. Carey's current annualized distribution rate and the Exchange Ratio, each holder of CPA:17 Common Stock is expected to receive an annualized distribution rate equivalent to 6.53% on an original investment of $10.00 per share of CPA:17 Common Stock.

Q
Are there any conditions to completion of the Merger?

A.
Yes. The Merger is subject to the satisfaction or waiver of a number of conditions, including among others:

•
approval of the Stock Issuance in connection with the Merger by the requisite vote of the W. P. Carey Stockholders;

•
approval of the Merger by the requisite vote of the CPA:17 Stockholders;

•
approval of the Charter Amendment by the requisite vote of the CPA:17 Stockholders;

•
the registration statement, of which this Joint Proxy Statement/Prospectus forms a part, will have become effective; no stop order will have been issued or threatened by the Securities and Exchange Commission (the "SEC") with regard to the registration statement; and all necessary state securities or blue sky authorizations will have been received;

•
no order, injunction or other legal restraint or prohibition, preventing the consummation of the Merger, will be in effect; and

•
all consents, approvals, permits and authorizations required by the Merger Agreement to be obtained from any governmental entity will have been made or obtained.

  If any of these or the other conditions specified in the Merger Agreement are not satisfied or waived, the Merger may be abandoned by either W. P. Carey or CPA:17 – Global. For details about the other conditions to completion of the Merger, see "The Merger Agreement – Conditions to Obligations to Complete the Merger and the Other Transactions," beginning on page 107.

Q.
What fees will CPA:17 – Global's advisors and other affiliates of W. P. Carey receive in connection with the Merger?

A.
Carey Asset Management Corp. ("CAM") and W. P. Carey & Co. B.V. ("W. P. Carey BV"), each an indirect subsidiary of W. P. Carey, and certain of their affiliates provide investment and advisory services to CPA:17 – Global pursuant to written advisory and asset management agreements (collectively, the "CPA:17 Advisory Agreements"). Additionally, W. P. Carey Holdings, LLC (the "Special General Partner"), also an indirect subsidiary of W. P. Carey, holds a special general partner interest in CPA:17 Limited Partnership, which is CPA:17 – Global's operating partnership ("CPA:17 LP"), pursuant to an Amended and Restated Agreement of Limited Partnership of CPA:17 Limited Partnership dated as of January 1, 2015 (the "CPA:17 LP Agreement").

  In connection with the consummation of the transactions contemplated by the Merger Agreement, certain fees and distributions are payable to W. P. Carey and its affiliates (the "Advisor Closing Amounts"), including (i) distributions of Capital Proceeds upon a Change of Control Event, and related allocations of profits and losses, under the CPA:17 LP Agreement (as such terms are defined in the CPA:17 LP Agreement) and (ii) rights to amounts in respect of the termination of the Special General Partner Interest, pursuant to the CPA:17 LP Agreement (the "Special GP Amount").

  However, conditioned upon the closing of the transactions contemplated by the Merger Agreement, W. P. Carey has waived all rights to receive any and all Advisor Closing Amounts. In addition, W. P. Carey will receive no subordinated disposition fees with respect to the consummation of the Merger.

  W. P. Carey and its affiliates will continue to receive any and all fees and distributions accrued pursuant to the CPA:17 Advisory Agreements and the CPA:17 LP Agreement prior to the closing of the Merger. At March 31, 2018, W. P. Carey had accrued and unpaid fees of approximately $9.3 million pursuant to the CPA:17 Advisory Agreements. During the three months ended March 31, 2018, W. P. Carey earned approximately $7.5 million in asset management fees from CPA:17 – Global and $6.2 million in Special General Partner distributions.

  If the Merger Agreement is terminated in connection with a CPA:17 Superior Competing Transaction, W. P. Carey may be entitled to receive a termination fee and the Advisor Closing Amounts, subject to a credit of the lesser of the termination fee paid and the Special GP Amount. See "The Merger Agreement" beginning on page 99 for more details.

Q.
Will W. P. Carey or any of its subsidiaries receive any consideration for the shares of CPA:17 Common Stock that they own?

A.
No. Each share of CPA:17 Common Stock that is owned by W. P. Carey or any subsidiary of W. P. Carey immediately prior to the Effective Time will automatically be cancelled and retired and will cease to exist. Neither W. P. Carey nor any W. P. Carey subsidiary will receive any Per Share Merger Consideration for any share of CPA:17 Common Stock owned by it. As of the date of this Joint Proxy Statement/Prospectus, W. P. Carey owns [    •    ] shares of CPA:17 Common Stock.

Q.
Will CPA:17 – Global and W. P. Carey continue to pay distributions prior to the Effective Time of the Merger?

A.
Yes. The Merger Agreement permits CPA:17 – Global to continue to pay a regular quarterly distribution and any distribution that is necessary for CPA:17 – Global to maintain its REIT qualification and to avoid other adverse tax consequences. Pursuant to the terms of the Merger Agreement, W. P. Carey is also permitted to pay regular quarterly dividends and any dividends that are necessary for W. P. Carey to maintain its REIT qualification and to avoid other adverse tax consequences. W. P. Carey and CPA:17 – Global currently intend to continue to pay regular quarterly distributions to their respective stockholders with respect to quarters completed prior to the Merger. W. P. Carey expects to continue declaring regular quarterly dividends before and after the closing of the Merger. The actual timing and amount of the dividends will be determined and authorized by the W. P. Carey board of directors and will depend on, among other factors, W. P. Carey's financial condition, earnings, debt covenants, applicable provisions under the MGCL and other possible uses of such funds.

Q.
Why is CPA:17 – Global proposing the Charter Amendment?

A.
CPA:17 – Global is seeking CPA:17 Stockholder approval of the Charter Amendment in order to exclude the Merger from the substantive and procedural requirements of the CPA:17 – Global charter (the "CPA:17 Charter") applicable to "Roll-Up Transactions" (as defined in the CPA:17 Charter). Pursuant to the Merger Agreement, approval of the Charter Amendment is a condition to completing the Merger, and if the Charter Amendment is not approved, the Merger will not be completed even if the Merger is approved.

  Under the CPA:17 Charter, a merger involving the issuance of securities of a "Roll-Up Entity" is a Roll-Up Transaction; provided, however, that a transaction involving securities of CPA:17 – Global that have been listed on a national securities exchange for at least 12 months is deemed not to be a Roll-Up Transaction. Although the W. P. Carey Common Stock has been listed on the NYSE for more than 12 months, W. P. Carey securities are not excluded from the definition of Roll-Up

  Transaction in the CPA:17 Charter; therefore, the Merger could be considered a Roll-Up Transaction. The Charter Amendment would exclude from the definition of Roll-Up Transaction a merger involving the issuance of securities of any entity (not just CPA:17 – Global) that have been listed on a national securities exchange for at least 12 months.

  One of the substantive requirements of the CPA:17 Charter applicable to Roll-Up Transactions is that CPA:17 – Global must obtain an appraisal of its assets from a competent independent appraiser as of a date immediately prior to the announcement of the proposed Roll-Up Transaction. As previously publicly disclosed by CPA:17 – Global, CPA:17 – Global obtained an appraisal of its real estate portfolio and a valuation of its debt as of December 31, 2017, in connection with the preparation of its annual estimated net asset value ("NAV") per share, which was $10.04 at that date. CPA:17 – Global did not obtain a later appraisal of its assets in connection with the Merger or comply with the other provisions of the CPA:17 Charter applicable to Roll-Up Transactions. CPA:17 – Global believes that it would not be practical to complete the Merger if it were required to comply with these provisions, and the Merger is specifically conditioned on the Charter Amendment. For more information, see "The Charter Amendment" beginning on page 114.

Q.
Will CPA:17 Stockholders who participated in CPA:17 – Global's distribution reinvestment plan immediately prior to its suspension, and who desire to participate in the dividend reinvestment and share purchase plan of W. P. Carey following completion of the Merger, automatically be able to participate in such plan?

A.
CPA:17 – Global has suspended its distribution reinvestment plan (the "CPA:17 DRIP") because of the Merger. Each CPA:17 Stockholder who was a participant in the CPA:17 DRIP immediately prior to its suspension and who desires to take part in W. P. Carey's dividend reinvestment and share purchase plan (the "W. P. Carey DRIP") following the consummation of the Merger will not be automatically enrolled in the W. P. Carey DRIP and will need to enroll in the plan. Similarly, each CPA:17 Stockholder who was not a participant in the CPA:17 DRIP prior to its suspension but who desires to take part in the W. P. Carey DRIP following the consummation of the Merger will be allowed to participate in the W. P. Carey DRIP and will need to enroll in the plan. Such stockholders should contact W. P. Carey's investor relations department by calling 1-800-WP CAREY.

Q.
When and where are the special meetings?

A.
The special meeting of W. P. Carey Stockholders will be held on [    •    ], 2018, at [    •    ] p.m. Eastern Time, at the offices of DLA Piper LLP (US), 1251 Avenue of the Americas, 27th Floor, New York, New York 10020-1104.

  The special meeting of CPA:17 Stockholders will be held on [    •    ], 2018, at [    •    ] p.m. Eastern Time, at the offices of DLA Piper LLP (US), 1251 Avenue of the Americas, 27th Floor, New York, New York 10020-1104.

Q.
What will I be voting on at the special meetings?

A.
As provided in the Notice of Special Meeting of Stockholders of W. P. Carey, the W. P. Carey Stockholders are requested to consider and vote on two proposals: (i) to approve the Stock Issuance in connection with the Merger pursuant to the terms and conditions set forth in the Merger Agreement, and (ii) to approve any adjournments or postponements of the special meeting, including, without limitation, a motion to adjourn the W. P. Carey Special Meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the foregoing proposal.

  As provided in the Notice of Special Meeting of Stockholders of CPA:17 – Global, the CPA:17 Stockholders are requested to consider and vote on three proposals: (i) to approve the Merger, (ii) to approve the Charter Amendment, and (iii) to approve any adjournments or postponements of the special meeting, including, without limitation, a motion to adjourn the CPA:17 Special Meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the foregoing proposals.

Q.
Who can vote at the special meetings?

A.
If you are a stockholder of record of W. P. Carey at the close of business on [    •    ], 2018 or if you are a stockholder of record of CPA:17 – Global at the close of business on [    •    ], 2018 the record dates for W. P. Carey's and CPA:17 – Global's special meetings, which we refer to as the "W. P. Carey Record Date" and the "CPA:17 Record Date," respectively, you may vote the shares of W. P. Carey Common Stock or the shares of CPA:17 Common Stock, as applicable, that you hold on the record date on any matter on which such shares are entitled to be voted at each of the respective special meetings.

Q.
Why is my vote important?

A.
If you do not submit a proxy or vote in person at the special meetings, it may be difficult for us to obtain the necessary quorum to hold the special meetings and to determine whether the Merger Transactions, as applicable, should be approved. In addition, if the W. P. Carey Stockholders do not vote or abstain, then the effect under Maryland law will be that such holders will not be considered to have cast votes, and the shares held by such holders will not be counted in determining the number of affirmative votes required for approval and, accordingly, will not have the effect of voting for or against the approval of the Stock Issuance in connection with the Merger. If the CPA:17 Stockholders do not vote or abstain, then the effect will be the same as voting against the approval of the Merger and the Charter Amendment.

  If you hold your W. P. Carey Common Stock through a broker, bank, or other nominee, your broker, bank, or other nominee will not be able to cast a vote on the proposal to approve the Stock Issuance in connection with the Merger without instructions from you, the effect of which will be that your shares of W. P. Carey Common Stock will not be considered votes cast, will not be counted in determining the number of affirmative votes required for approval and, accordingly, will not have the effect of a vote for or against the approval of the Stock Issuance in connection with the Merger.

  Similarly, if your shares of CPA:17 Common Stock are held in accounts controlled by a broker or financial advisor, your broker or financial advisor will not be able to cast a vote on the proposal to approve the Merger and the Charter Amendment, as applicable, unless you provide instructions on how you would like your shares to be voted at the CPA:17 Special Meeting. Therefore, your failure to provide voting instructions to the broker or financial advisor will have the same effect as a vote against the Merger and the Charter Amendment.

Q
What constitutes a quorum for the special meetings?

A.
A majority of the outstanding W. P. Carey Common Stock, being present in person or represented by proxy, constitutes a quorum for the W. P. Carey Special Meeting. The outstanding shares of CPA:17 Common Stock entitled to cast 50% of all the votes entitled to be cast at the CPA:17 Special Meeting on any matter, being present in person or represented by proxy, constitutes a quorum for the CPA:17 Special Meeting.

Q.
What vote is required?

A.
The affirmative vote of at least a majority of all the votes cast by the holders of the shares of W. P. Carey Common Stock present in person or by proxy at the W. P. Carey Special Meeting is necessary to approve the proposal relating to the Stock Issuance in connection with the Merger. Each outstanding share of W. P. Carey Common Stock is entitled to one vote on each proposal submitted to the W. P. Carey Stockholders for consideration. As of the close of business on the W. P. Carey Record Date, there were [    •    ] shares of W. P. Carey Common Stock outstanding.

  If the W. P. Carey Stockholders do not vote or abstain, then the effect under Maryland law will be that such holders will not be considered to have cast votes, and the shares held by such holders will not be counted in determining the number of affirmative votes required for approval and, accordingly, will not have the effect of voting for or against the approval of the Stock Issuance in connection with the Merger. Abstentions and "broker non-votes," however, will be counted for purposes of calculating whether a quorum is present at the W. P. Carey Special Meeting.

  The affirmative vote of the holders of outstanding shares of CPA:17 Common Stock on the CPA:17 – Global Record Date entitled to cast a majority of all the votes entitled to be cast at the CPA:17 Special Meeting on any matter is required to approve the proposals relating to the Merger and the Charter Amendment. Pursuant to CPA:17 – Global's organizational documents: (i) its directors, advisor and any of their affiliates owning shares of CPA:17 Common Stock may not vote or consent on the Merger because the Merger is a transaction between CPA:17 – Global and affiliates of its advisor; and (ii) for the purpose of determining the requisite percentage in interest of shares of CPA:17 Common Stock necessary to approve the Merger, any such shares owned by CPA:17 – Global's directors, advisor or any of their affiliates will be deemed not entitled to cast votes on the Merger and will not be included in making such determination. Accordingly, shares of CPA:17 Common Stock owned by any CPA:17 – Global director, W. P. Carey and any of their affiliates will not be taken into account in determining whether the proposal relating to the Merger receives the requisite approval.

  Abstentions and "broker non-votes" by CPA:17 Stockholders will have the same effect as votes against the approval of the Merger and the Charter Amendment, since each proposal requires the affirmative vote of the holders of outstanding shares of CPA:17 Common Stock entitled to cast a majority of all the votes entitled to be cast on the matter.

  Except as described above, each outstanding share of CPA:17 Common Stock entitles its holder to one vote per share on each proposal submitted to the CPA:17 Stockholders for consideration and to which such holder is entitled to vote. As of the close of business on [    •    ], the last practicable date prior to the CPA:17 Record Date, there were [    •    ] shares of CPA:17 Common Stock outstanding, [    •    ] of which were beneficially owned by CPA:17 – Global's directors, W. P. Carey and any of their affiliates. With respect to the proposal relating to the Merger, given that the shares of CPA:17 Common Stock beneficially owned by any of CPA:17 – Global's directors, W. P. Carey and any of their affiliates will not be taken into account for the purpose of determining whether the requisite stockholder approval for the Merger has been obtained, the affirmative vote of a majority of the remaining [    •    ] shares of CPA:17 Common Stock is required to approve the Merger.

Q.
How do the boards of directors recommend that I vote on the proposals?

A.
The board of directors of W. P. Carey believes that the Stock Issuance in connection with the Merger is advisable and in the best interests of the W. P. Carey Stockholders. The W. P. Carey board of directors recommends that you vote "FOR" approval of the Stock Issuance in connection with the Merger.

  The board of directors of CPA:17 – Global believes that each of the Merger and the Charter Amendment is advisable and in the best interests of CPA:17 – Global and the CPA:17 Stockholders, and that the Merger is fair and reasonable to CPA:17 – Global and the CPA:17 Stockholders and on terms and conditions at least as favorable as those available from unaffiliated third parties. The CPA:17 – Global board of directors recommends that you vote "FOR" the approval of each of the Merger and the Charter Amendment.

Q.
When is the Merger expected to be completed?

A.
W. P. Carey and CPA:17 – Global currently expect to complete the Merger on or around December 31, 2018 or as soon as possible thereafter; however, there can be no assurance as to when, or if, the Merger will be completed. W. P. Carey and CPA:17 – Global reserve the right to abandon the Merger even if the W. P. Carey Stockholders and the CPA:17 Stockholders vote to approve the Merger and all other conditions to the completion of the Merger are satisfied or waived, if their respective boards of directors determine that the Merger is no longer in the best interests of W. P. Carey Stockholders or CPA:17 Stockholders, respectively.

Q.
Are there risks associated with the Merger that I should consider in deciding how to vote?

A.
Yes. There are a number of risks related to the Merger that are discussed in this Joint Proxy Statement/Prospectus. In evaluating the Merger, you should read carefully the detailed description of the risks associated with the Merger described in the section entitled "Risk Factors" and other information either included or incorporated by reference in this Joint Proxy Statement/Prospectus.

Q.
Will holders of CPA:17 Common Stock have to pay federal income taxes as a result of the Merger?

A.
CPA:17 Stockholders should not recognize gain or loss for federal income tax purposes as a result of the exchange of W. P. Carey Common Stock for shares of CPA:17 Common Stock in the Merger. CPA:17 Stockholders who receive cash in lieu of fractional shares of W. P. Carey Common Stock may recognize gain or loss attributable to the receipt of such cash as described herein.

Q.
Am I entitled to dissenting stockholders' rights of appraisal in connection with the Merger?

A.
CPA:17 Stockholders are not entitled to dissenting stockholders' appraisal rights, rights of objecting stockholders or other similar rights in connection with the Merger under the CPA:17 Charter and the MGCL.

Q.
How do I vote without attending the special meetings?

A.
If you are a holder of shares of W. P. Carey Common Stock or shares of CPA:17 Common Stock on the W. P. Carey Record Date or the CPA:17 Record Date, as applicable, you may authorize a proxy to vote your shares by completing, signing and promptly returning the proxy card in the self-addressed stamped envelope provided. You may also authorize a proxy to vote your shares by telephone or over the Internet as described in your proxy card. Authorizing a proxy by telephone or over the Internet or by mailing a proxy card will not limit your right to attend the applicable special meeting and vote your shares in person. Those stockholders and stockholders of record who choose to authorize a proxy by telephone or over the Internet must do so no later than 11:59 p.m., Eastern Time, on [    •    ].

Q.
Can I attend the special meetings and vote my shares in person?

A.
Yes. All W. P. Carey Stockholders and CPA:17 Stockholders are invited to attend the special meetings for the entity in which they hold shares. Stockholders of record at the close of business on the respective record dates are invited to attend and vote at the special meetings of W. P. Carey and CPA:17 – Global, as applicable.

  If your shares of W. P. Carey Common Stock or CPA:17 Common Stock, as applicable, are held by a broker, bank or other nominee, then you are not the stockholder of record. Therefore, to vote at the W. P. Carey Special Meeting or CPA:17 Special Meeting, you must bring the appropriate documentation from your broker, bank or other nominee confirming your beneficial ownership of the W. P. Carey Common Stock or CPA:17 Common Stock, as applicable.

Q.
If my shares of W. P. Carey Common Stock are held in "street name" by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares of W. P. Carey Common Stock for me?

A.
No. If your shares of W. P. Carey Common Stock are held in "street name" by your broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee. It is important to note that your broker, bank or other nominee will vote your shares of W. P. Carey Common Stock only if you provide instructions on how you would like your shares to be voted at the W. P. Carey Special Meeting. Therefore, if you fail to provide voting instructions to the broker your shares of W. P. Carey Common Stock will not be considered votes cast, will not be counted in determining the number of affirmative votes required for approval and, accordingly, will not have the effect of a vote for or against the approval of the Stock Issuance in connection with the Merger.

Q.
If my shares of CPA:17 Common Stock are held in accounts controlled by a broker or financial advisor, will my broker or financial advisor vote my shares of CPA:17 Common Stock for me?

A.
No. If your shares of CPA:17 Common Stock are held in accounts controlled by a broker or financial advisor, you should follow the directions provided by your broker or financial advisor. It is important to note that your broker or financial advisor will vote your shares of CPA:17 Common Stock only if you provide instructions on how you would like your shares to be voted at the CPA:17 Special Meeting. Therefore, your failure to provide voting instructions to the broker or financial advisor will have the same effect as a vote against the Merger and the Charter Amendment.

Q.
Once the Merger has been completed, do CPA:17 Stockholders have to do anything to receive their shares of W. P. Carey Common Stock?

A.
No. Following the Effective Time of the Merger, W. P. Carey will cause a third-party transfer agent to record the issuance of the shares of W. P. Carey Common Stock to the holders of CPA:17 Common Stock on the stock records of W. P. Carey. W. P. Carey will issue shares of W. P. Carey Common Stock to holders of CPA:17 Common Stock in uncertificated book-entry form. No physical stock certificates representing the shares of W. P. Carey Common Stock will be delivered.

Q.
What do I need to do now?

A.
You should carefully read and consider the information contained in this Joint Proxy Statement/Prospectus, including its annexes and the information incorporated by reference into this document. It contains important information about the factors that the board of directors of each of W. P. Carey and CPA:17 – Global considered in evaluating whether to vote to approve the Merger Transactions, as applicable. You should then complete and sign your proxy card and return it in the enclosed envelope as soon as possible so that your shares will be represented at the applicable special meetings, or authorize your proxy by telephone or over the Internet in accordance with the instructions on your proxy card. If your shares of W. P. Carey Common Stock are held through a broker, bank or other nominee, you should receive a separate voting instruction form with this Joint Proxy Statement/Prospectus. Similarly, if your shares of CPA:17 Common Stock are held in accounts controlled by a broker or financial advisor, you should receive a separate voting instruction form with this Joint Proxy Statement/Prospectus.

Q.
Can I change my vote after I have mailed my signed proxy card?

A.
Yes. You can change your vote at any time before your shares are voted at your special meeting. To revoke your proxy, you must either (i) notify the Corporate Secretary of W. P. Carey or CPA:17 – Global, as applicable, in writing, (ii) mail a new, properly executed proxy card dated after the date of the proxy you wish to revoke, (iii) submit a later dated proxy by telephone or over the Internet by following the instructions on your proxy card or (iv) attend the applicable special meeting and vote your shares in person. Merely attending the applicable special meeting will not constitute revocation of your proxy. If your shares of W. P. Carey Common Stock are held through a broker, bank, or other nominee, you should contact your broker, bank or other nominee to change your vote.

Q.
Will a proxy solicitor be used?

A.
Yes. The parties expect to utilize some of the officers and employees of W. P. Carey's wholly-owned subsidiary, CAM (who will receive no compensation in addition to their regular salaries for these services), to solicit proxies personally and by telephone. In addition, W. P. Carey and CPA:17 – Global have engaged Broadridge Investor Communication Solutions, Inc. ("Broadridge") to assist in the solicitation of proxies for the meeting. W. P. Carey and CPA:17 – Global estimate that the fees payable to Broadridge will be approximately $[    •    ]. W. P. Carey and CPA:17 – Global have agreed to reimburse Broadridge for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation and to indemnify Broadridge against certain losses, costs and expenses. No portion of the amount that W. P. Carey and CPA:17 – Global are required to pay Broadridge is contingent upon the closing of the Merger.

Q.
Who can help answer my questions?

A.
If you have more questions about the Merger or any of the matters discussed herein, including any of the other Merger Transactions, or would like additional copies of this Joint Proxy Statement/Prospectus, please contact:

  For W. P. Carey Stockholders:

W. P. CAREY INC.
Investor Relations Department
50 Rockefeller Plaza
New York, New York 10020
Telephone: (800) WP-CAREY
Facsimile: (212) 492-8922
Email: IR@wpcarey.com

  For CPA:17 Stockholders:

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED
Investor Relations Department
50 Rockefeller Plaza
New York, New York 10020
Telephone: (800) WP-CAREY
Facsimile: (212) 492-8922
Email: IR@wpcarey.com

 SUMMARY

        This summary highlights selected information from this Joint Proxy Statement/Prospectus and may not contain all of the information that is important to you. You should carefully read this entire Joint Proxy Statement/Prospectus and the other documents to which this Joint Proxy Statement/Prospectus refers to fully understand the Merger Transactions. In particular, you should read the annexes attached to this Joint Proxy Statement/Prospectus, including (i) the Merger Agreement, which is attached as Annex A, as it is the legal document that governs the Stock Issuance and the Merger, and (ii) the proposed Charter Amendment, which is attached as Annex B, as it is the legal document governing such matter. W. P. Carey encourages you to read the information incorporated by reference into this Joint Proxy Statement/Prospectus, which includes important business and financial information about W. P. Carey that has been filed with the SEC. See the section entitled "Where You Can Find More Information." For a discussion of the risk factors that you should carefully consider, see the section entitled "Risk Factors" beginning on page 31.

The Companies

W. P. Carey Inc.
50 Rockefeller Plaza
New York, New York 10020
(212) 492-1100

        W. P. Carey Inc., together with its consolidated subsidiaries and predecessors, is an internally-managed, diversified real estate investment trust ("REIT") and a leading owner of commercial real estate net-leased to companies located primarily in North America and Europe on a long-term basis. The vast majority of its revenues originate from lease revenue provided by its owned real estate portfolio. As of March 31, 2018, W. P. Carey owned a diversified investment portfolio that included full or partial ownership interests in 886 net-leased properties, with an occupancy rate of 99.7% and a weighted average lease term of 9.7 years.

        W. P. Carey's owned real estate portfolio is diversified by property type, tenant, geographic location and tenant industry. It is primarily composed of single-tenant industrial, office, retail and warehouse facilities that are essential to its corporate tenants' operations. W. P. Carey has 208 corporate tenants that operate in a wide variety of business sectors, providing additional diversification to the portfolio. As of March 31, 2018, approximately two-thirds of its contractual minimum annualized base rent was generated by properties located in the United States and approximately one-third was generated by properties located outside the United States, primarily in Western and Northern Europe. The vast majority of W. P. Carey's leases specify a base rent with scheduled rent increases (either tied to inflation or fixed) and require the tenant to pay substantially all of the costs associated with operating and maintaining the property. As of March 31, 2018, 68% of annualized based rent ("ABR") is derived from leases with built-in rent escalations linked to inflation.

        In addition to the lease revenues from its owned real estate portfolio, W. P. Carey earns fee revenue by advising certain non-traded public and private investment programs through its investment management business. On June 15, 2017, W. P. Carey's board of directors approved a plan to exit all non-traded retail fundraising activities carried out by our wholly-owned broker-dealer subsidiary, Carey Financial LLC ("Carey Financial"), as of June 30, 2017. W. P. Carey is currently the advisor to (i) two REITs that invest in net-lease commercial real estate, CPA:17 – Global (which it is proposing to acquire through the Merger) and Corporate Property Associates 18 – Global Incorporated ("CPA:18 – Global," together with CPA:17 – Global, the "CPA REITs"); (ii) two REITs that invest in lodging and lodging-related properties, Carey Watermark Investors Incorporated ("CWI 1") and Carey Watermark Investors 2 Incorporated ("CWI 2," together with the CPA REITs and CWI 1, the "Managed REITs"); and (iii) a limited partnership formed for the purpose of developing, owning, and operating student housing properties and similar investments in Europe, Carey European Student Housing Fund I, L.P. ("CESH I," together with the Managed REITs, the "Managed Programs").

        As a REIT, W. P. Carey is required, among other things, to distribute at least 90% of its net taxable income, excluding net capital gains, to its stockholders and meet certain tests regarding the nature of its income and assets. So long as W. P. Carey meets such requirements, W. P. Carey is not subject to federal income tax with respect to the portion of its income that is distributed annually to its stockholders. W. P. Carey's shares of common stock are listed on the NYSE under the symbol "WPC". Headquartered in New York City, W. P. Carey also has offices in Dallas, London and Amsterdam. At March 31, 2018, W. P. Carey had 201 full-time employees. Investors can find press releases, financial filings and other information about W. P. Carey on its website at www.wpcarey.com. The SEC website, www.sec.gov, also offers access to reports and documents that W. P. Carey has electronically filed with or furnished to the SEC. These website addresses are not intended to function as hyperlinks, and the information contained on W. P. Carey's website and on the SEC's website is not intended to be a part of this Joint Proxy Statement/Prospectus, except as indicted under the section "Where You Can Find More Information."

Corporate Property Associates 17 – Global Incorporated
50 Rockefeller Plaza
New York, New York 10020
(212) 492-1100

        CPA:17 – Global, together with its consolidated subsidiaries, is an externally managed, publicly owned non-traded REIT that invests in a diversified portfolio of income producing commercial properties leased to companies, both domestically and internationally. CPA:17 – Global's core investment strategy is to acquire, own and manage a portfolio of commercial real estate properties leased to a diversified group of companies on a single-tenant, net-leased basis. As of March 31, 2018, CPA:17 – Global owned a diversified investment portfolio that included full or partial ownership interests in 411 net-leased properties, with an occupancy rate of 99.7% and a weighted average lease term of 11.5 years. Most of its net-leases specify a base rent with scheduled rent increases (either tied to inflation or fixed) and require the tenant to pay substantially all of the costs associated with operating and maintaining the property. As of March 31, 2018, 61% of ABR is derived from leases with built-in rent escalations linked to inflation. In addition to its net-lease portfolio, CPA:17 – Global owned an interest in other real estate assets including 37 self-storage properties and one hotel property, for an aggregate of approximately 47 million square feet.

        CPA:17 – Global is managed by W. P. Carey through certain of its wholly owned subsidiaries pursuant to the CPA:17 Advisory Agreements. CPA:17 – Global pays asset management fees and certain transactional fees to the advisor and also reimburses the advisor for certain expenses incurred in providing services to CPA:17 – Global, including those fees associated with personnel provided for administration of CPA:17 – Global's operations, including reimbursing the advisor for rent and overhead. The advisor also currently serves in this capacity for the other Managed REITs. As a result, CPA:17 – Global has no employees.

        CPA:17 – Global was formed as a Maryland corporation in February 2007 and commenced its initial public offering in November 2007. CPA:17 – Global raised aggregate gross proceeds of approximately $2.9 billion from its initial public offering (which closed in April 2011) and its follow-on offering (which closed in January 2013). From inception through March 31, 2018, $701.1 million of distribution to CPA:17 stockholders were reinvested in CPA:17 – Global's common stock through the CPA:17 Distribution Reinvestment Plan. As a REIT, CPA:17 – Global is required, among other things, to distribute at least 90% of its net taxable income, excluding net capital gains, to its stockholders and meet certain tests regarding the nature of its income and assets. So long as CPA:17 – Global meets such requirements, CPA:17 – Global is not subject to federal income tax with respect to the portion of its income that is distributed annually to stockholders. Investors can find press releases, financial filings and other information about CPA:17 – Global on its website at www.cpa17global.com. The SEC website, www.sec.gov, also offers access to reports and documents that CPA:17 – Global has electronically filed with or furnished to the SEC. These website addresses are not intended to function as hyperlinks, and the information contained on CPA:17 – Global's website and on the SEC's website is not intended to be a part of this Joint Proxy Statement/Prospectus.

Reasons for the Merger

        The board of directors of W. P. Carey has determined that the Merger, including the Stock Issuance in connection therewith, satisfies many objectives of W. P. Carey for its growth and future return to its stockholders. Some of the material factors considered by W. P. Carey's board of directors include:

Strategic Benefits

  •
  the Merger accelerates W. P. Carey's strategy to focus exclusively on net-lease investing for its balance sheet and further simplifies its business;

  •
  the Merger improves W. P. Carey's earnings quality by increasing stable, higher-value real estate rental income as a percentage of total revenue and Adjusted Funds From Operations ("AFFO");

  •
  the Merger is expected to be immediately accretive to the real estate segment of the combined company's AFFO per share and will increase the percentage of its dividend covered by real estate rental income;

  •
  the Merger will have limited integration risk due to W. P. Carey's experience managing CPA:17 – Global's assets and operations;

Portfolio Benefits

  •
  CPA:17 owns a high-quality real estate portfolio that is aligned with W. P. Carey's existing portfolio based on asset type, tenant industry and geographic locations;

  •
  the Merger will improve the overall weighted average lease term of W. P. Carey's Portfolio;

  •
  the Merger increases tenant and industry diversification and substantially decreases top ten tenant concentration of W. P. Carey's Portfolio;

Size and Scale Benefits

  •
  the Merger materially increases W. P. Carey's size and scale resulting in a pro forma equity market capitalization of approximately $10.5 billion and a pro forma total enterprise value of approximately $16.7 billion;

  •
  the Merger is expected to result in increased stock liquidity;

  •
  the Merger will improve operational efficiency by spreading W. P. Carey's general and administrative expenses over a larger owned real estate asset base;

Balance Sheet Benefits

  •
  the Merger enhances the overall credit profile of W. P. Carey and is expected to reduce its ratio of debt to gross assets;

  •
  the Merger is expected to improve W. P. Carey's overall cost of capital; and

Fairness Opinion

  •
  the opinion, dated June 16, 2018, of W. P. Carey's financial advisor, J.P. Morgan, to the W. P. Carey board of directors as to the fairness, from a financial point of view, as of such date, of the Exchange Ratio of 0.160 to W. P. Carey, which opinion was based on and subject to the assumptions made, procedures followed, factors considered and limitations on the review undertaken as more fully described in the section entitled "Opinion of W. P. Carey's Financial Advisor."

        The board of directors of W. P. Carey also considered a number of potentially negative factors about pursuing the Merger, including:

  •
  the Merger is expected to lower overall AFFO per share due to the reduction in asset management fees and reimbursements paid by CPA:17 – Global;

  •
  the possibility that the Merger may not be completed, or that completion may be unduly delayed, for reasons beyond the control of W. P. Carey or CPA:17 – Global;

  •
  the risk that failure to complete the Merger could negatively affect the financial results of W. P. Carey and the price of its Common Stock;

  •
  the possibility that the value per share for W. P. Carey Stockholders could be reduced immediately following the Merger as a result of the premium that is expected to be paid to consummate the Merger or the expected overall reduction in earnings resulting from the reduction in asset management fees;

  •
  the substantial costs expected to be incurred in connection with the Merger;

  •
  the temporary increase in the ratio of secured debt to gross assets as a result of the Merger;

  •
  the increased international exposure from acquiring CPA:17 – Global and assets located in certain countries that are not currently part of W. P. Carey's existing owned real estate portfolio;

  •
  certain CPA:17 – Global assets have higher risk profiles or may not be aligned with W. P. Carey's long-term investment strategy;

  •
  the obligation of W. P. Carey to pay certain expenses if the Merger is terminated under certain conditions;

  •
  the risk that the efforts necessary to complete the Merger could result in a disruption in the operations of W. P. Carey by, among other things, diverting management focus and other resources of W. P. Carey from operational matters, strategic opportunities and its day-to-day business; and

  •
  the other relevant factors to W. P. Carey described under the section titled "Risk Factors."

        At a meeting on June 17, 2018, the CPA:17 – Global board of directors (with the unanimous vote of the independent directors) and the CPA:17 Special Committee adopted resolutions declaring that each of the Merger and the Charter Amendment is advisable and in the best interests of CPA:17 – Global and the CPA:17 Stockholders, and that the Merger is fair and reasonable to CPA:17 – Global and the CPA:17 Stockholders and on terms and conditions at least as favorable as those available from unaffiliated third parties, and directing that the Merger and the Charter Amendment be submitted for consideration at a special meeting of the CPA:17 Stockholders. Jason E. Fox, a director of each of CPA:17 – Global and W. P. Carey, abstained from voting on the matters. In making their determination, the CPA:17 – Global board of directors and the CPA:17 Special Committee considered a variety of factors, as described under "The Merger – CPA:17 – Global's Reasons for the Merger" beginning on page 53. Some of those factors are:

  •
  the expectation that the proposed transaction with W. P. Carey will provide liquidity to CPA:17 – Global's stockholders by delivering to them shares in a publicly traded listed company with a broad stockholder base, and with no lock-ups or other restrictions on transfer;

  •
  the Exchange Ratio implies a premium of 6.8% and 5.3% to CPA:17 – Global's estimated net asset value ("NAV") per share of $10.04 at December 31, 2017, based on the closing price of W. P. Carey's common stock of $67.03 on June 15, 2018 (the last trading day prior to the announcement of the Merger) and the 30-day volume weighted average price for the 30 days ended on and including June 15, 2018, respectively;

  •
  the dividend that the CPA:17 Stockholders will receive based on the Exchange Ratio and W. P. Carey's existing dividend rate will be slightly increased;

  •
  the expectation that the combined company will be among the largest publicly traded REITs with an expected enterprise value of approximately $16.7 billion and total market capitalization of approximately $17.0 billion, and a more diversified portfolio of approximately 1,159 properties with 129 million square feet of corporate real estate leased to approximately 302 companies around the world; as a result of its larger size and enhanced balance sheet, the combined company is expected to have greater operating and financial flexibility and better access to capital markets with a lower cost of capital than CPA:17 – Global on a standalone basis;

  •
  the receipt of shares of W. P. Carey common stock in the Merger will be tax-deferred to CPA:17 Stockholders, until such time as the shares of W. P. Carey received in the Merger are sold;

  •
  the CPA:17 – Global board of directors and the CPA:17 Special Committee each concluded, after consideration and review with its legal and financial advisors, that the transaction with W. P. Carey was superior to other possible liquidity alternatives;

  •
  the projected payout ratio will decrease, resulting in dividends of a higher quality, which may result in greater dividend growth over time than without the Merger;

  •
  CPA:17 Stockholders will have pro forma ownership of approximately 33% of the combined company, and continued ownership of shares in the combined company will provide the opportunity for CPA:17 Stockholders to benefit from potential increases in the price of W. P. Carey common stock after the closing date;

  •
  the Exchange Ratio and the other terms of the Merger Agreement resulted from arm's length negotiations between the CPA:17 Special Committee and W. P. Carey, with the assistance of their respective advisors;

  •
  the ability of CPA:17 – Global under the Merger Agreement, during the "go-shop" period, to seek acquisition proposals from third parties;

  •
  the Charter Amendment will permit the Merger to occur without having to comply with the procedural and substantive requirements of the CPA:17 Charter applicable to "Roll-Up Transactions," which the CPA:17 – Global board of directors and the CPA:17 Special Committee believe are impractical; and

  •
  the financial analyses presented to the CPA:17 Special Committee by Morgan Stanley & Co. LLC ("Morgan Stanley") that, as of June 17, 2018 and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in Morgan Stanley's opinion, the Exchange Ratio was fair from a financial point of view to the holders of shares of CPA:17 Common Stock (other than the holders of Excluded Shares).

        The CPA:17 – Global board of directors and the CPA:17 Special Committee also considered a number of potentially negative factors about the Merger, including:

  •
  the average lease maturity of the combined company's portfolio would be lowered after the Merger compared to that of CPA:17 – Global; the average lease maturity of CPA:17 – Global's portfolio is currently approximately 11.5 years; and the average lease maturity in the combined company's portfolio will be approximately 10.4 years, thereby increasing overall risks related to re-leasing or sale of properties upon expiration of such leases;

  •
  the challenges inherent in the combination of two business enterprises that are the size of CPA:17 – Global and W. P. Carey and the risks and costs to CPA:17 – Global if the Merger does not close;

  •
  the possibility that the transaction with W. P. Carey would not be completed or may be delayed, and the possible adverse effects on the future liquidity options for CPA:17 – Global that might result if the proposed transaction with W. P. Carey were announced and not completed;

  •
  the risk that a different liquidity alternative or a decision not to enter into a current liquidity transaction could ultimately have been more beneficial to CPA:17 Stockholders than the proposed transaction with W. P. Carey;

  •
  the restrictions in the Merger Agreement on the solicitation of a competing transaction after the go-shop period and the requirement under the Merger Agreement that CPA:17 – Global pay W. P. Carey a termination fee of either $38.0 million (1.0% of the equity value of the Merger) or $114.0 million (3.0% of the equity value of the Merger) depending on the circumstances (which, in each case, would be credited against the Advisor Closing Amounts (as defined in the Merger Agreement)), which may deter third parties from making a competing offer for CPA:17 – Global prior to completion of the Merger;

  •
  the fact that the Exchange Ratio is fixed, meaning that there is no walk-away/termination right as a result of declines in W. P. Carey's stock price before the closing of the Merger;

  •
  the risk that the anticipated strategic and financial benefits of the Merger may not be fully realized; and

  •
  the other relevant factors to CPA:17 – Global described under the section titled "Risk Factors."

        For a discussion of the material factors considered by the CPA:17 – Global board of directors and the CPA:17 Special Committee in reaching their conclusion and the reasons why the CPA:17 – Global board of directors and the CPA:17 Special Committee determined that the Merger is advisable and in the best interests of CPA:17 – Global and the CPA:17 Stockholders, please see "The Merger – CPA:17 – Global's Reasons for the Merger" beginning on page 53.

The Merger Agreement

        As of the Effective Time of the Merger, each share of CPA:17 Common Stock issued and outstanding immediately prior to the Effective Time will be cancelled and, in exchange for cancellation of such share, the rights attaching to such share will be converted automatically into the right to receive, in accordance with the terms of the Merger Agreement, 0.160 shares (the "Exchange Ratio") of validly issued, fully paid and non-assessable shares of W. P. Carey Common Stock (the "Per Share Merger Consideration").

        Each share of CPA:17 Common Stock that is owned by W. P. Carey or any W. P. Carey subsidiary immediately prior to the Effective Time will automatically be cancelled and retired and will cease to exist. In addition, neither W. P. Carey nor any W. P. Carey subsidiary will receive any Per Share Merger Consideration for any share of CPA:17 Common Stock owned by it. No fractional shares of W. P. Carey

Common Stock will be issued under the Merger Agreement. To the extent that a holder of CPA:17 Common Stock would otherwise be entitled to receive a fraction of a share of W. P. Carey Common Stock, computed on the basis of the aggregate number of shares of CPA:17 Common Stock held by such holder, such holder will instead receive a cash payment in lieu of such fractional share in an amount equal to such fraction multiplied by the Average W. P. Carey Trading Price. CPA:17 Stockholders are not entitled to dissenting stockholders' appraisal rights, rights of objecting stockholders or other similar rights in connection with the Merger or the Merger Agreement and the transactions contemplated thereby.

        The respective obligations of the parties to the Merger Agreement to effect the Merger and to consummate the other transactions contemplated by the Transaction Documents (as defined in the Merger Agreement) on the Closing Date are subject to the satisfaction or waiver of several conditions on or prior to the Closing Date, including:

  •
  the CPA:17 Stockholder Approvals (for the Merger and the Charter Amendment) and the W. P. Carey Stockholder Approval (for the Stock Issuance in connection with the Merger) will have been obtained;

  •
  the registration statement, of which this Joint Proxy Statement/Prospectus forms a part, will have become effective in accordance with the Securities Act; no stop order will have been issued by the SEC and remain in effect, and no proceeding will have been commenced or threatened, suspending the effectiveness of the registration statement; and all necessary state securities or blue sky authorizations will have been received;

  •
  no temporary restraining order, injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition, preventing the consummation of the Merger, will be in effect; and

  •
  all consents, approvals, permits and authorizations required by the Merger Agreement to be obtained from any governmental entity will have been made or obtained.

        The obligations of W. P. Carey and Merger Sub to effect the Merger and to consummate the other transactions contemplated by the Transaction Documents on the Closing Date are further subject to the satisfaction or waiver on the Closing Date of several conditions, including:

  •
  the representations and warranties of CPA:17 – Global set forth in the Merger Agreement will be true and correct on the Closing Date as though made on and as of the Closing Date (subject to certain limited exceptions), except as would not reasonably be likely to have, in the aggregate, a CPA:17 Material Adverse Effect;

  •
  CPA:17 – Global will have performed in all material respects all covenants and obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time;

  •
  since the date of the Merger Agreement, there will have occurred no changes, events or circumstances which, individually or in the aggregate, constitute a CPA:17 Material Adverse Effect;

  •
  W. P. Carey and Merger Sub will have received an opinion, dated as of the Closing Date, of Clifford Chance US LLP as to CPA:17 – Global's qualification and taxation as a REIT under the Internal Revenue Code of 1986, as amended (the "Code");

  •
  all necessary consents and waivers required by the Merger Agreement to be obtained from third parties will have been obtained, except as would not reasonably be expected to have, individually or in the aggregate, a CPA:17 Material Adverse Effect;

  •
  W. P. Carey will have received a certificate, duly completed and executed by CPA:17 – Global, pursuant to Section 1.1445-2(b)(2) of the U.S. Department of Treasury Regulations, certifying that CPA:17 – Global is not a "foreign person" within the meaning of Section 1445 of the Code; and

  •
  W. P. Carey and Merger Sub will have received an opinion, dated as of the Closing Date, of DLA Piper LLP (US) to the effect that for federal income tax purposes the Merger will qualify as a reorganization under Section 368(a)(1) the Code.

        The obligations of CPA:17 – Global to effect the Merger and to consummate the other transactions contemplated by the Transaction Documents on the Closing Date are further subject to the satisfaction or waiver on the Closing Date of several conditions, including:

  •
  the representations and warranties of W. P. Carey and Merger Sub set forth in the Merger Agreement will be true and correct on the Closing Date as though made on and as of the Closing Date (subject to certain limited exceptions), except as would not reasonably be likely to have, in the aggregate, a W. P. Carey Material Adverse Effect;

  •
  W. P. Carey will have performed in all material respects all covenants and obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time;

  •
  the W. P. Carey Common Stock to be issued in the Merger will have been approved for listing on the NYSE, subject to official notice of issuance;

  •
  since the date of the Merger Agreement, there will have occurred no changes, events or circumstances which, individually or in the aggregate, constitute a W. P. Carey Material Adverse Effect;

  •
  CPA:17 – Global will have received an opinion, dated as of the Closing Date, of DLA Piper LLP (US) as to W. P. Carey's qualification and taxation as a REIT under the Code and its method of operation as described in the registration statement and in this Joint Proxy Statement/Prospectus that will enable it to continue to meet the requirements for qualification and taxation as a REIT;

  •
  all necessary consents and waivers required by the Merger Agreement to be obtained from third parties will have been obtained, except as would not reasonably be expected to have, individually or in the aggregate, a W. P. Carey Material Adverse Effect; and

  •
  CPA:17 – Global will have received an opinion, dated as of the Closing Date, of Clifford Chance US LLP to the effect that for federal income tax purposes the Merger will qualify as a reorganization under Section 368(a)(1) of the Code.

        The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the CPA:17 Stockholder Approvals and the W. P. Carey Stockholder Approval are obtained:

  •
  by mutual written consent duly authorized by the boards of directors of each of W. P. Carey and CPA:17 – Global;

  •
  by either party, if the other party has breached any representation, warranty, covenant or agreement set forth in the Merger Agreement, or if any representation or warranty by the other party has become untrue, in either case such that the other party would be incapable of satisfying its related closing condition by January 31, 2019 (the "Termination Date"), provided that CPA:17 – Global will not be deemed to have breached a representation, warranty, covenant or agreement set forth in the Merger Agreement to the extent the actions or inactions of W. P. Carey or any W. P. Carey subsidiary in its capacity as advisor to CPA:17 – Global resulted in such breach;

  •
  by either party, if any judgment, injunction, order, decree or action by any governmental entity of competent authority preventing the consummation of the Merger has become final and nonappealable after the parties have used reasonable best efforts to remove, repeal or overturn it;

  •
  by either party, if the Merger has not been consummated before the Termination Date (subject to certain limited exceptions); provided, however, that the Termination Date will be automatically extended until February 28, 2019 (the "Extended Termination Date"), if all consents, approvals, permits and authorizations required by the Merger Agreement to be obtained from a governmental entity have not been made or obtained by January 31, 2019 but are reasonably likely to be made or obtained by the Extended Termination Date;

  •
  by either party, if upon a vote at a duly held CPA:17 Special Meeting or any adjournment or postponement thereof, the CPA:17 Stockholder Approvals have not been obtained;

  •
  by CPA:17 – Global, if the CPA:17 Special Committee has withdrawn its recommendation of the Merger or the Merger Agreement, or approved or recommended a CPA17 Superior Competing Transaction, in each instance in accordance with Section 4.5 of the Merger Agreement and CPA:17 – Global has paid the CPA17 Termination Fee;

  •
  by W. P. Carey, if (i) prior to the CPA:17 Special Meeting, the CPA:17 – Global board of directors or any committee thereof has withdrawn or modified in any manner adverse to W. P. Carey its approval or recommendation of the Merger or the Merger Agreement in connection with, or approved or recommended, any CPA17 Superior Competing Transaction or (ii) CPA:17 – Global has entered into any agreement with respect to any CPA:17 Superior Competing Transaction; or

  •
  by either party, if upon a vote at a duly held W. P. Carey Special Meeting or any adjournment or postponement thereof, the W. P. Carey Stockholders Approval has not been obtained.

        If either party terminates the Merger Agreement in a manner described above, all obligations of W. P. Carey and CPA:17 – Global under the Merger Agreement will terminate without any liability or obligation of W. P. Carey, Merger Sub or CPA:17, except for any liability of a party for a willful breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement or a failure or refusal by a party to consummate the transactions contemplated by the Merger Agreement when such party was obligated to do so, and for certain expenses and other obligations as provided in the Merger Agreement.

        CPA:17 – Global has agreed to pay W. P. Carey's reasonable and documented out-of-pocket expenses incurred in connection with the Merger Agreement and the other transactions contemplated thereby (including, without limitation, all outside attorneys', accountants' and investment bankers' fees and expenses), if the Merger Agreement is terminated by W. P. Carey due to a breach of any representation, warranty, covenant or agreement on the part of CPA:17 – Global set forth in the Merger Agreement, or if any representation or warranty of CPA:17 Global has become untrue, in either case such that the related closing condition is incapable of being satisfied by January 31, 2019.

        W. P. Carey has agreed to pay CPA:17 – Global's out-of-pocket expenses incurred in connection with the Merger Agreement and the other transactions contemplated thereby (including, without limitation, all outside attorneys', accountants', investment bankers' and the CPA:17 Special Committee's fees and expenses), if the Merger Agreement is terminated by CPA:17 – Global due to a breach of any representation, warranty, covenant or agreement on the part of W. P. Carey or Merger Sub set forth in the Merger Agreement, or if any representation or warranty of W. P. Carey or Merger Sub has become untrue, in either case such that the related closing condition is incapable of being satisfied by January 31, 2019.

        In addition, if the Merger Agreement is terminated either (i) by CPA:17 – Global because the CPA:17 Special Committee withdrew its recommendation of the Merger or the Merger Agreement, or approved or recommended a CPA17 Superior Competing Transaction, or (ii) by W. P. Carey because (A) prior to the CPA:17 Special Meeting, the CPA:17 – Global board of directors or any committee thereof withdrew or modified in any manner adverse to W. P. Carey its approval or recommendation of the Merger or the Merger Agreement in connection with, or approved or recommended, any CPA17 Superior Competing Transaction or (B) CPA:17 – Global entered into any agreement with respect to any CPA17 Superior Competing Transaction (each of the events summarized in clauses (i) and (ii), as more fully described in the Merger Agreement, an "Applicable Termination Provision"), then in each instance, CPA:17 – Global has agreed to pay to W. P. Carey a termination fee equal to $114 million, provided that if CPA:17 – Global enters into an Alternative Acquisition Agreement with an Exempted Person with respect to a CPA17 Superior Competing Transaction, the termination fee will be $38 million (the "CPA 17 Termination Fee").

        In the event that the Merger Agreement is terminated pursuant to an Applicable Termination Provision, the CPA17 Termination Fee is actually paid, and the Advisor Closing Amounts become payable as a result thereof, then (I) an amount, equal to the lesser of the CPA17 Termination Fee actually paid and the Special GP Amount, will be credited against the Advisor Closing Amounts payable to W. P. Carey and its affiliates and (II) no Subordinated Disposition Fees will be payable to W. P. Carey and its affiliates in respect of the consummation of any CPA17 Competing Transaction that would otherwise result in the payment of any Subordinated Disposition Fees.

        Additionally, in the event that the Merger Agreement is terminated pursuant to an Applicable Termination Provision and a CPA17 Competing Transaction is consummated, then the Call Right (as defined in the CPA:17 LP Agreement) will be deemed exercised by the CPA:17 LP and the payment of the Special GP Amount (after giving effect to the CPA17 Termination Fee Credit) will be deemed to satisfy in full all amounts owed and payable to W. P. Carey and its Affiliates at the closing of the CPA17 Competing Transaction pursuant to Section 11.7 of the CPA:17 LP Agreement.

        Except as set forth above, W. P. Carey and CPA:17 – Global will each pay its respective out-of-pocket costs and expenses incurred in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. W. P. Carey and CPA:17 – Global will each bear one-half of the costs of filing, printing and mailing the registration statement and this Joint Proxy Statement/Prospectus.

        The Merger Agreement contains a go-shop provision that allowed CPA:17 – Global to initiate, solicit, discuss and negotiate alternative acquisition proposals for 30 days following the execution of the Merger Agreement, which period expired on July 18, 2018 with no proposals or offers for a CPA17 Competing Transaction having been received. The Merger Agreement contains "no-shop" provisions that, subject to customary exceptions and the go-shop period, restrict CPA:17 – Global's ability after the go-shop period to initiate, solicit, discuss, negotiate or approve proposals or offers for a CPA17 Competing Transaction to acquire all or a significant part of CPA:17 – Global. Further, there are a limited number of exceptions that would allow the CPA:17 Special Committee to withdraw or change its recommendation for the approval of the Merger. Although the CPA:17 Special Committee is permitted to take these actions if it determines in good faith that a failure to take such actions would be inconsistent with the duties of the CPA:17 Special Committee members under applicable law, doing so in specified situations could entitle W. P. Carey to terminate the Merger Agreement and to be paid the CPA17 Termination Fee.

        See "The Merger Agreement" beginning on page 101.

The Charter Amendment

        CPA:17 – Global is seeking CPA:17 Stockholder approval of the Charter Amendment in order to exclude the Merger from the substantive and procedural requirements of the CPA:17 Charter applicable to Roll-Up Transactions. Pursuant to the Merger Agreement, approval of the Charter

Amendment is a condition to completing the Merger, and if the Charter Amendment is not approved, the Merger will not be completed even if the Merger is approved.

        Under the CPA:17 Charter, a merger involving the issuance of securities of a "Roll-Up Entity" is a Roll-Up Transaction; provided, however, that a transaction involving securities of CPA:17 – Global that have been listed on a national securities exchange for at least 12 months is deemed not to be a Roll-Up Transaction. Although the W. P. Carey Common Stock has been listed on the NYSE for more than 12 months, W. P. Carey securities are not excluded from the definition of Roll-Up Transaction; therefore, the Merger may be considered a Roll-Up Transaction. The Charter Amendment would exclude from the definition of Roll-Up Transaction a merger involving the issuance of securities of any entity (not just CPA:17 – Global) that have been listed on a national securities exchange for at least 12 months, such as the Merger.

        One of the substantive requirements of the CPA:17 Charter applicable to Roll-Up Transactions is that CPA:17 – Global must obtain an appraisal of its assets from a competent independent appraiser as of a date immediately prior to the announcement of the proposed Roll-Up Transaction. As previously publicly disclosed by CPA:17 – Global, CPA:17 – Global obtained an appraisal of its real estate portfolio and a valuation of its debt as of December 31, 2017, in connection with the preparation of its annual estimated NAV per share, which was $10.04 at that date. CPA:17 – Global did not obtain a later appraisal of its assets in connection with the Merger or comply with the other provisions of the CPA:17 Charter applicable to Roll-Up Transactions. CPA:17 – Global believes that it would not be practical to complete the Merger if it were required to comply with these provisions, and the Merger is specifically conditioned on the Charter Amendment. For more information, see "The Charter Amendment" beginning on page 114.

Recommendation of the Board of Directors of W. P. Carey

        AT A MEETING ON JUNE 16, 2018, W. P. CAREY'S BOARD OF DIRECTORS DETERMINED THAT THE MERGER WAS ADVISABLE AND IN THE BEST INTERESTS OF W. P. CAREY AND THE W. P. CAREY STOCKHOLDERS, APPROVED THE MERGER AND THE STOCK ISSUANCE AND RECOMMENDED THAT THE STOCK ISSUANCE IN CONNECTION WITH THE MERGER BE SUBMITTED TO THE W. P. CAREY STOCKHOLDERS FOR THEIR APPROVAL. W. P. CAREY'S BOARD OF DIRECTORS RECOMMENDS THAT W. P. CAREY STOCKHOLDERS VOTE FOR THE APPROVAL OF THE STOCK ISSUANCE IN CONNECTION WITH THE MERGER.

Recommendation of the Board of Directors of CPA:17 – Global

        AT A MEETING ON JUNE 17, 2018, THE CPA:17 – GLOBAL BOARD OF DIRECTORS (WITH THE UNANIMOUS VOTE OF THE INDEPENDENT DIRECTORS), AFTER CAREFUL CONSIDERATION AND BASED ON THE RECOMMENDATION OF THE CPA:17 SPECIAL COMMITTEE, ADOPTED RESOLUTIONS DECLARING THAT EACH OF THE MERGER AND THE CHARTER AMENDMENT IS ADVISABLE AND IN THE BEST INTERESTS OF CPA:17 – GLOBAL AND THE CPA:17 STOCKHOLDERS, AND THAT THE MERGER IS FAIR AND REASONABLE TO CPA:17 – GLOBAL AND THE CPA:17 STOCKHOLDERS AND ON TERMS AND CONDITIONS AT LEAST AS FAVORABLE AS THOSE AVAILABLE FROM UNAFFILIATED THIRD PARTIES, AND DIRECTING THAT THE MERGER AND THE CHARTER AMENDMENT BE SUBMITTED FOR CONSIDERATION AT THE CPA:17 SPECIAL MEETING. THE CPA:17 – GLOBAL BOARD OF DIRECTORS RECOMMENDS THAT THE CPA:17 STOCKHOLDERS VOTE FOR THE APPROVAL OF EACH OF THE MERGER AND THE CHARTER AMENDMENT. JASON E. FOX, A DIRECTOR OF EACH OF CPA:17 – GLOBAL AND W. P. CAREY, ABSTAINED FROM VOTING ON THE MATTERS.

Vote Required

        The affirmative vote of at least a majority of all the votes cast by the holders of the shares of W. P. Carey Common Stock present in person or by proxy at the W. P. Carey Special Meeting is necessary to approve the proposal relating to the Stock Issuance in connection with the Merger. Each outstanding share of W. P. Carey Common Stock is entitled to one vote on each proposal submitted to the W. P. Carey Stockholders for consideration. As of the close of business on the W. P. Carey Record Date, there were [    •    ] shares of W. P. Carey Common Stock outstanding. If the W. P. Carey Stockholders do not vote or abstain, then the effect under Maryland law will be that such holders will not be considered to have cast votes, and the shares held by such holders will not be counted in determining the number of affirmative votes required for approval and, accordingly, will not have the effect of voting for or against the approval of the Stock Issuance in connection with the Merger. Abstentions and "broker non-votes," however, will be counted for purposes of calculating whether a quorum is present at the W. P. Carey Special Meeting.

        The affirmative vote of the holders of outstanding shares of CPA:17 Common Stock on the CPA:17 – Global Record Date entitled to cast a majority of all the votes entitled to be cast at the CPA:17 Special Meeting on any matter is required to approve the proposals relating to the Merger and the Charter Amendment. Pursuant to CPA:17 – Global's organizational documents: (i) its directors, advisor and any of their affiliates owning shares of CPA:17 Common Stock may not vote or consent on the Merger because the Merger is a transaction between CPA:17 – Global and affiliates of its advisor; and (ii) for the purpose of determining the requisite percentage in interest of shares of CPA:17 Common Stock necessary to approve the Merger, any such shares owned by CPA:17 – Global's directors, advisor or any of their affiliates will be deemed not entitled to cast votes on the Merger and will not be included in making such determination. Accordingly, shares of CPA:17 Common Stock owned by any CPA:17 – Global director, W. P. Carey and any of their affiliates will not be taken into account in determining whether the proposal relating to the Merger receives the requisite approval.

        Each outstanding share of CPA:17 Common Stock entitles its holder to one vote per share on each proposal submitted to the CPA:17 Stockholders for consideration and to which such holder is entitled to vote. As of the close of business on [    •    ], the last practicable day prior to the CPA:17 Record Date, there were [    •    ] shares of CPA:17 Common Stock outstanding, [    •    ] of which were beneficially owned by CPA:17 – Global's directors and affiliates, including W. P. Carey. With respect to the proposal relating to the Merger, given that the shares of CPA:17 Common Stock beneficially owned by any of CPA:17 – Global's directors, W. P. Carey and any of their affiliates will not be taken into account for the purpose of determining whether the requisite stockholder approval for the Merger has been obtained, the affirmative vote of a majority of the remaining [    •    ] shares of CPA:17 Common Stock is required to approve the Merger. Abstentions and "broker non-votes" will have the same effect as votes against approval of the Merger and the Charter Amendment since each proposal requires the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast by CPA:17 Stockholders on the matter.

        See "The W. P. Carey Special Meeting" beginning on page 92 and "The CPA:17 – Global Special Meeting" beginning on page 95.

Date, Time, Place and Purpose of Special Meeting

        The W. P. Carey Special Meeting will be held at [    •    ] p.m., Eastern Time, on [    •    ], at the offices of DLA Piper LLP (US), 1251 Avenue of the Americas, 27th Floor, New York, New York 10020-1104. The purposes of the W. P. Carey Special Meeting are (i) to consider and vote upon a proposal to approve the Stock Issuance in connection with the Merger and (ii) to consider and vote upon any adjournments or postponements of the W. P. Carey Special Meeting, including, without limitation, a motion to adjourn the special meeting to another time for the purpose of soliciting additional proxies to approve the proposal relating to the Stock Issuance in connection with the Merger.

        The CPA:17 Special Meeting will be held at [    •    ] p.m., Eastern Time, on [    •    ], at the offices of DLA Piper LLP (US), 1251 Avenue of the Americas, 27th Floor, New York, New York 10020-1104. The purposes of the CPA:17 Special Meeting are (i) to consider and vote upon a proposal to approve the Merger; (ii) to consider and vote upon a proposal to approve the Charter Amendment; and (iii) to consider and vote upon any adjournments or postponements of the CPA:17 Special Meeting, including, without limitation, a motion to adjourn the special meeting to another time for the purpose of soliciting additional proxies to approve the Merger proposal or the Charter Amendment proposal.

        See "The W. P. Carey Special Meeting" beginning on page 92 and "The CPA:17 – Global Special Meeting" beginning on page 95.

W. P. Carey Stockholders and CPA:17 Stockholders Entitled to Vote

        W. P. Carey's board of directors has fixed the close of business on [    •    ] as the W. P. Carey Record Date. Accordingly, only holders of record of shares of W. P. Carey Common Stock on the W. P. Carey Record Date are entitled to notice of, and to vote at the W. P. Carey Special Meeting. As of the W. P. Carey Record Date, there were [    •    ] outstanding shares of W. P. Carey Common Stock held by approximately [    •    ] holders of record. At the W. P. Carey Special Meeting, each share of W. P. Carey Common Stock will be entitled to one vote.

        CPA:17 – Global's board of directors has fixed the close of business on [    •    ] as the record date for the CPA:17 Special Meeting. Accordingly, only holders of record of shares of CPA:17 Common Stock on the CPA:17 Record Date are entitled to notice of, and to vote at, the CPA:17 Special Meeting. As of [    •    ], the last practicable date prior to the CPA:17 Record Date, there were [    •    ] outstanding shares of CPA:17 Common Stock held by [    •    ] holders of record. At the CPA:17 Special Meeting, each outstanding share of CPA:17 Common Stock entitles its holder to one vote per share on each proposal submitted to the CPA:17 Stockholders for consideration and to which such holder is entitled to vote (except that, as described below under "The CPA 17 Special Meeting – Vote Required," the CPA:17 – Global directors, W. P. Carey and their affiliates are not entitled to vote on the Merger).

        See "The W. P. Carey Special Meeting" beginning on page 92 and "The CPA:17 – Global Special Meeting" beginning on page 95.

Opinion of Financial Advisor to W. P. Carey

        In connection with the Merger, J.P. Morgan delivered a written opinion, dated June 16, 2018, to the W. P. Carey board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to W. P. Carey of the Exchange Ratio of 0.160. The full text of J.P. Morgan's written opinion is attached as Annex C to this Joint Proxy Statement/Prospectus and sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by J.P. Morgan in rendering its opinion.

        J.P. Morgan delivered its opinion to the W. P. Carey board of directors for the benefit and use of the W. P. Carey board of directors (in its capacity as such) in connection with and for purposes of its evaluation of the Exchange Ratio from a financial point of view to W. P. Carey. J.P. Morgan's opinion did not address any other aspect of the Merger and no opinion or view was expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to W. P. Carey or in which W. P. Carey might engage or as to the underlying business decision of W. P. Carey to proceed with or effect the Merger. The opinion should not be construed as creating any fiduciary duty on J.P. Morgan's part to any party and J.P. Morgan expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any related matter.

        See "The Opinion of Financial Advisor to W. P. Carey" beginning on page 57.

Opinion of Financial Advisor to the Special Committee of CPA:17 – Global

        The CPA:17 Special Committee retained Morgan Stanley to provide it with financial advisory services and a financial opinion in connection with the Merger. The CPA:17 Special Committee selected Morgan Stanley to act as its financial advisor based on Morgan Stanley's qualifications, expertise and reputation, and its knowledge of the business and affairs of CPA:17 – Global. As part of this engagement, the CPA:17 Special Committee requested that Morgan Stanley evaluate the fairness from a financial point of view of the Exchange Ratio to the holders of shares of CPA:17 Common Stock, other than shares held by W. P. Carey or any W. P. Carey subsidiary (referred to as Excluded Shares). On June 17, 2018, at a meeting of the CPA:17 Special Committee, Morgan Stanley rendered its oral opinion, which was subsequently confirmed in writing by delivery of a written opinion to the CPA:17 Special Committee, dated June 17, 2018, that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth therein, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to the holders of shares of CPA:17 Common Stock (other than the holders of Excluded Shares).

        The full text of the written opinion of Morgan Stanley, dated June 17, 2018, is attached to this Joint Proxy Statement/Prospectus as Annex D, and is hereby incorporated by reference into this Joint Proxy Statement/Prospectus in its entirety. The opinion sets forth, among other things, the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion.

        See "The Opinion of Financial Advisor to the Special Committee of CPA:17 – Global" beginning on page 64.

Board of Directors and Management of W. P. Carey

        The directors and officers of W. P. Carey immediately prior to the effective time of the Merger will continue to be the directors and officers of W. P. Carey after the Merger. During the three months ended March 31, 2018, the directors of W. P. Carey as a group received cash compensation of $0.2 million (no equity compensation was delivered during this period).

Regulatory Approvals

        Neither W. P. Carey nor CPA:17 – Global is aware of any U.S. federal or state regulatory approvals that must be obtained in connection with the Merger, other than compliance with applicable federal and state securities laws, filing articles of merger as required under Maryland law, and obtaining various state governmental authorizations.

Comparison of Rights of CPA:17 Stockholders and W. P. Carey Stockholders

        Both CPA:17 – Global and W. P. Carey are incorporated in Maryland. Upon the effective time of the Merger, CPA:17 Stockholders will become stockholders of W. P. Carey. The rights of CPA:17 Stockholders are governed currently by the MGCL, the CPA:17 Charter and the CPA:17 Bylaws. Once CPA:17 Stockholders become stockholders of W. P. Carey, their rights will continue to be governed by the MGCL but will be governed by the W. P. Carey Charter and the W. P. Carey Bylaws.

        For the material differences between the rights of CPA:17 Stockholders and the rights of W. P. Carey Stockholders, see "Description of W. P. Carey Shares" and "Comparison of Rights of CPA:17 Stockholders and W. P. Carey Stockholders."

Material Federal Income Tax Consequences

        As a condition to and prior to the consummation of the Merger, (i) CPA:17 – Global will have received an opinion of DLA Piper LLP (US) to the effect that, at all times since its taxable year ended December 31, 2015, W. P. Carey has been and will continue to be organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, (ii) CPA:17 – Global will have received an opinion from Clifford Chance US LLP to the effect that for federal income tax purposes the Merger will qualify as a reorganization under Section 368(a)(1) of the Code, (iii) W. P. Carey and Merger Sub will have received an opinion from DLA Piper LLP (US) to the effect that for federal income tax purposes the Merger will qualify as a reorganization under Section 368(a)(1) of the Code, and (iv) W. P. Carey and Merger Sub will have received an opinion of Clifford Chance US LLP to the effect that, at all times since its taxable year ended December 31, 2015 through the closing date of the Merger, CPA:17 – Global has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code.

        Clifford Chance US LLP, counsel to CPA:17 – Global, and DLA Piper LLP (US), counsel to W. P. Carey, are of the opinion that the Merger will qualify as a reorganization within the meaning of Section 368(a)(1) of the Code. In accordance with this treatment, no gain or loss will be recognized by W. P. Carey, CPA:17 – Global or their stockholders as a result of the Merger except to the extent of cash received in lieu of any fractional shares.

        The federal income tax treatment of the Merger to holders of CPA:17 Common Stock depends in some instances on determinations of fact and interpretations of complex provisions of federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences of the Merger to any particular stockholder will depend on your particular tax circumstances. We urge you to consult your tax advisor, particularly if you are a non-U.S. holder, regarding the specific tax consequences, including the federal, state, local and foreign tax consequences, to you in light of your particular investment or tax circumstances of the Merger.

        The opinions of CPA:17 – Global's tax counsel and W. P. Carey's tax counsel are based upon the law as it will exist as of the date of the opinion, but the law may change in the future, possibly with retroactive effect. Given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by DLA Piper LLP (US) or us that W. P. Carey will qualify as a REIT for any particular year. The opinions of Clifford Chance US LLP and DLA Piper LLP (US) will be expressed as of the date issued. Clifford Chance US LLP and DLA Piper LLP (US) will have no obligation to advise CPA:17 – Global, W. P. Carey or their stockholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. Also, the opinions of tax counsel are not binding on either the Internal Revenue Service (the "IRS") or a court, and either could take a position different from that expressed by tax counsel.

        See "Material Federal Income Tax Considerations" beginning on page 159.

Potential Conflicts of Interest

        In considering the recommendation of the boards of directors of W. P. Carey and CPA:17 – Global to approve the Merger, W. P. Carey Stockholders and CPA:17 Stockholders should be aware that potential conflicts of interest exist because W. P. Carey and its affiliates serve as the advisor for CPA:17 – Global, the companies share common management, and the officers and directors of W. P. Carey and CPA:17 – Global may have certain interests in the proposed transactions that are different from or in addition to the interests of W. P. Carey Stockholders and CPA:17 Stockholders generally. The boards of directors of W. P. Carey and CPA:17 – Global (including the CPA:17 Special Committee) knew about and considered these potential conflicts and additional interests when they approved the Merger. Certain of these potential conflicts and interests are set forth below.

        Conditioned upon the closing of the transactions contemplated by the Merger Agreement, W. P. Carey has waived all rights to receive any and all Advisor Closing Amounts. In addition, W. P. Carey will receive no subordinated disposition fees in respect of the consummation of the Merger.

        W. P. Carey and its affiliates will continue to receive any and all fees and distributions accrued pursuant to the CPA:17 Advisory Agreements and the CPA:17 LP Agreement prior to the closing of the Merger. At March 31, 2018, W. P. Carey had accrued and unpaid fees of approximately $9.3 million pursuant to the CPA:17 Advisory Agreements. During the three months ended March 31, 2018, W. P. Carey earned approximately $7.5 million in asset management fees from CPA:17 – Global and $6.2 million in Special General Partner distributions.

        If the Merger Agreement is terminated in connection with a CPA:17 Superior Competing Transaction, W. P. Carey may be entitled to receive a termination fee and the Advisor Closing Amounts, subject to a credit of the lesser of the termination fee paid and the Special GP Amount.

        See "Potential Conflicts Of Interest" beginning on page 76, "Certain Relationships and Related Transactions" beginning on page 128 and the section titled "The Merger Agreement" beginning on page 99.

Shares Owned by Directors, the Advisor and Their Affiliates

        As of the close of business on [    •    ], the last practicable date prior to the CPA:17 Record Date, there were [    •    ] shares of CPA:17 Common Stock outstanding, [    •    ] of which were beneficially owned by CPA:17 – Global's directors and affiliates, including W. P. Carey. With respect to the proposal relating to the Merger, given that the shares of CPA:17 Common Stock beneficially owned by any of CPA:17 – Global's directors, W. P. Carey and any of their affiliates will not be taken into account for the purpose of determining whether the requisite stockholder approval for the Merger has been obtained, the affirmative vote of a majority of the remaining [    •    ] shares of CPA:17 Common Stock is required to approve the Merger.

Dissenters' Appraisal Rights or Rights of Objecting Stockholders

        Under the CPA:17 Charter and Subtitle 2 of Title 3 of the MGCL, CPA:17 Stockholders are not entitled to dissenting stockholders' appraisal rights, rights of objecting stockholders or other similar rights in connection with the Merger or the Merger Agreement and the transactions contemplated thereby.

        See "The Merger Agreement – No Dissenter's Rights or Rights of Objecting Stockholders" beginning on page 113.

SUMMARY FINANCIAL INFORMATION

        The following information has been derived from the audited consolidated financial statements of each of W. P. Carey and CPA:17 – Global for the five years ended December 31, 2017 and the unaudited consolidated financial statements of each of W. P. Carey and CPA:17 – Global for the three months ended March 31, 2018 and 2017. This information is only a summary and should be read in conjunction with the unaudited pro forma financial statements of W. P. Carey included elsewhere herein, and the historical financial statements and related notes thereto for W. P. Carey and CPA:17 – Global included in or incorporated by reference into this Joint Proxy Statement/Prospectus.

Selected Historical and Pro Forma Financial Data of W. P. Carey

        The unaudited pro forma consolidated operating data is presented as if the Merger occurred on January 1, 2017. The unaudited pro forma consolidated balance sheet data is presented as if the Merger occurred on March 31, 2018. THE PRO FORMA INFORMATION BELOW IS HYPOTHETICAL AND DOES NOT NECESSARILY REFLECT THE FINANCIAL PERFORMANCE THAT WOULD HAVE ACTUALLY RESULTED IF THE MERGER HAD BEEN COMPLETED ON THOSE DATES. FURTHERMORE, THIS INFORMATION DOES NOT NECESSARILY REFLECT FUTURE FINANCIAL POSITION AND RESULTS OF OPERATIONS IF THE MERGER ACTUALLY OCCURS.

        See "W. P. Carey Pro Forma Consolidated Financial Statements" and the corresponding Notes to the consolidated financial statements of W. P. Carey included in this Joint Proxy Statement/Prospectus for a more detailed explanation of this analysis.

	As of or for the Years Ended December 31,
	Historical – W. P. Carey					Pro Forma – W. P. Carey
	2017	2016	2015	2014	2013	2017(1)
						(Unaudited)
	(In thousands except share and per share amounts)
Operating Data
Revenues from continuing operations(2)(3)	$848,302	$941,533	$938,383	$908,446	$489,851	$1,235,351
Income from continuing operations(2)(3)(4)(5)	285,083	274,807	185,227	212,751	93,985	321,108
Net income(2)(4)(5)	285,083	274,807	185,227	246,069	132,165	321,108
Net income attributable to noncontrolling interests	(7,794)	(7,060)	(12,969)	(6,385)	(32,936)	(189)
Net loss (income) attributable to redeemable noncontrolling interests	—	—	—	142	(353)	N/A
Net income attributable to W. P. Carey(2)(4)(5)	277,289	267,747	172,258	239,826	98,876	320,919
Basic Earnings Per Share:
Income from continuing operations attributable to W. P. Carey	2.56	2.50	1.62	2.08	1.22	1.98
Net income attributable to W. P. Carey	2.56	2.50	1.62	2.42	1.43	1.98
Weighted-average shares outstanding	107,824,738	106,743,012	105,675,692	98,764,164	68,691,046	161,683,209
Diluted Earnings Per Share:
Income from continuing operations attributable to W. P. Carey	2.56	2.49	1.61	2.06	1.21	1.98
Net income attributable to W. P. Carey	2.56	2.49	1.61	2.39	1.41	1.98
Weighted-average shares outstanding	108,035,971	107,073,203	106,507,652	99,827,356	69,708,008	161,894,442
Cash distributions declared per share(6)	4.0100	3.9292	3.8261	3.6850	3.5000	N/A
Cash distributions paid	431,182	416,655	403,555	347,902	220,395	N/A
Balance Sheet Data
Total assets	$8,231,402	$8,453,954	$8,742,089	$8,641,029	$4,671,965	$ N/A
Net investments in real estate	6,703,715	6,781,900	7,229,873	7,190,507	3,521,692	N/A
Senior unsecured notes, net	2,474,661	1,807,200	1,476,084	494,231	—	N/A
Senior credit facilities	605,129	926,693	734,704	1,056,648	575,000	N/A
Non-recourse mortgages, net	1,185,477	1,706,921	2,269,421	2,530,217	1,485,425	N/A

(1)
Pro forma shares outstanding include adjustments of approximately 53,858,471 shares expected to be issued in the Merger, each as if they had been outstanding since January 1, 2017. Balance sheet data at December 31, 2017 is not required for pro forma presentation and, therefore, is designated as "N/A."

(2)
The years ended December 31, 2017, 2016, 2015, and 2014 reflect the impact of Corporate Property Associates 16 – Global Incorporated ("CPA:16 – Global") being merged with and into W. P. Carey (the "CPA:16 Merger"), which was completed on January 31, 2014.

(3)
Amounts for the years ended December 31, 2017, 2016, 2015, and 2014 include the operating results of properties sold or reclassified as held for sale during those years, in accordance with Accounting Standards Update, or ASU, 2014-08, which changed the criteria for reporting discontinued operations and which we adopted on January 1, 2014. For the year ended December 31, 2014, operating results of properties held for sale as of December 31, 2013 and sold during 2014, and properties we acquired in the CPA:16 Merger that were held for sale and sold during 2014, were included in income from discontinued operations. Prior to 2014, operating results of properties sold or held for sale were included in income from discontinued operations.

(4)
Amount for the year ended December 31, 2014 includes a Gain on change in control of interests of $105.9 million recognized in connection with the CPA:16 Merger.

(5)
Amounts from year to year will not be comparable primarily due to fluctuations in gains/losses recognized on the sale of real estate and impairment charges.

(6)
The year ended December 31, 2013 includes a special distribution of $0.110 per share paid in January 2014 to stockholders of record at December 31, 2013.

	As of or for the Three Months Ended March 31,
	Historical – W. P. Carey		Pro Forma – W. P. Carey
	2018	2017	2018(1)
	(Unaudited)		(Unaudited)
	(In thousands except share and per share amounts)
Operating Data
Revenues from continuing operations	$201,810	$219,059	$305,273
Income from continuing operations	68,066	59,825	77,339
Net income(2)	68,066	59,825	77,339
Net (income)/loss attributable to noncontrolling interests	(2,792)	(2,341)	911
Net income attributable to W. P. Carey(2)	65,274	57,484	78,250
Basic Earnings Per Share:
Income from continuing operations attributable to W. P. Carey	0.60	0.53	0.48
Net income attributable to W. P. Carey	0.60	0.53	0.48
Weighted-average shares outstanding	108,057,940	107,562,484	161,916,411
Diluted Earnings Per Share:
Income from continuing operations attributable to W. P. Carey	0.60	0.53	0.48
Net income attributable to W. P. Carey	0.60	0.53	0.48
Weighted-average shares outstanding	108,211,936	107,764,279	162,070,407
Cash distributions declared per share	1.015	0.995	N/A
Cash distributions paid	109,407	106,751	N/A
Balance Sheet Data
Total assets	$8,287,871	$8,197,828	$13,965,660
Net investments in real estate	6,757,142	6,702,717	11,974,546
Senior unsecured notes, net	3,115,839	2,343,062	3,115,839
Senior credit facilities	267,424	443,748	359,799
Non-recourse mortgages, net	1,005,868	1,386,542	2,942,964

(1)
Pro forma shares outstanding include an adjustment of approximately 53,858,471 shares expected to be issued in the Merger, as if they had been outstanding since January 1, 2017.

(2)
Amounts from year to year will not be comparable primarily due to fluctuations in gains/losses recognized on the sale of real estate and impairment charges.

Selected Historical Financial Data of CPA:17 – Global

        The following selected financial data should be read in conjunction with the accompanying unaudited consolidated financial statements of CPA:17 – Global and related Notes to the accompanying unaudited consolidated financial statements of CPA:17 – Global:

	As of or for the Years Ended December 31,					As of or for the Three Months Ended March 31,
	2017	2016	2015	2014	2013	2018	2017
						(Unaudited)
	(In thousands except share and per share amounts)
Operating Data
Revenues from continuing operations(1)	$447,654	$440,362	$426,947	$396,706	$362,772	$113,282	$123,005
Income from continuing operations(1)(2)	136,169	229,208	124,120	106,993	60,162	35,161	47,146
Net income(2)	136,169	229,208	124,120	106,993	67,649	35,161	47,146
Net income attributable to noncontrolling interests	(38,882)	(38,863)	(39,915)	(32,842)	(28,935)	(8,424)	(9,135)
Net income attributable to CPA:17 – Global(2)	97,287	190,345	84,205	74,151	38,714	26,737	38,011
Earnings Per Share:
Income from continuing operations attributable to CPA:17 – Global	0.28	0.56	0.25	0.23	0.10	0.08	0.11
Net income attributable to CPA:17 – Global	0.28	0.56	0.25	0.23	0.12	0.08	0.11
Cash distributions declared per share	0.6500	0.6500	0.6500	0.6500	0.6500	0.1625	0.1625
Cash distributions paid	224,964	220,991	215,914	209,054	198,440	56,859	55,830
Balance Sheet Data
Total assets	$4,587,470	$4,698,923	$4,613,190	$4,591,238	$4,695,775	$4,593,124	$4,595,115
Net investments in real estate(3)	3,736,921	3,745,466	3,699,823	3,577,665	3,707,369	3,770,251	3,611,851
Long-term obligations(4)	1,957,954	2,078,585	2,000,742	1,891,224	1,914,410	1,951,298	1,984,724

(1)
Amounts for the years ended December 31, 2017, 2016, 2015, and 2014 include the operating results of properties sold or held for sale. Prior to 2014, operating results of properties sold or held for sale were included in income from discontinued operations.

(2)
Amounts from year to year will not be comparable primarily due to fluctuations in gains/losses recognized on the sale of real estate and impairment charges.

(3)
In the second quarter of 2017, we reclassified certain line items in our consolidated balance sheets. As a result, Net investments in real estate as of December 31, 2016, 2015, 2014, and 2013 has been revised to conform to the current year presentation.

(4)
All periods include non-recourse mortgage obligations and deferred acquisition fee installments, including interest thereon; 2017, 2016, and 2015 include borrowings on our Senior Credit Facility of $101.9 million, $49.8 million, and $112.8 million, respectively, and the three months ended March 31, 2018 and 2017 include borrowings on our Senior Credit Facility of $92.3 million and $84.0 million, respectively.

W. P. CAREY COMMON STOCK HISTORICAL MARKET PRICE
AND DIVIDEND INFORMATION

        Shares of W. P. Carey Common Stock are listed on the NYSE under the ticker symbol "WPC." The following table sets forth, for the periods indicated, the high and low sale prices of the common stock on the NYSE and quarterly cash distributions declared. You should obtain a current stock price quotation for shares of W. P. Carey Common Stock.

	High	Low	Dividends Declared per Share
2016
First quarter	$62.27	$51.12	$0.9742
Second quarter	69.44	59.25	0.9800
Third quarter	72.89	63.83	0.9850
Fourth quarter	64.35	55.77	0.9900
2017
First quarter	$64.74	$58.95	$0.9950
Second quarter	68.95	60.22	1.0000
Third quarter	70.38	65.29	1.0050
Fourth quarter	72.41	67.32	1.0100
2018
First quarter	$68.93	$59.23	$1.0150
Second quarter	67.87	60.84	1.0200

        On July 23, 2018, the latest practicable date before the printing of this Joint Proxy Statement/Prospectus, the closing sale price of W. P. Carey Common Stock on the NYSE was $65.56 per share.

        W. P. Carey's historical trading prices are not necessarily indicative of the future trading prices of W. P. Carey Common Stock because, among other things, the current stock price of W. P. Carey reflects the current market valuation of W. P. Carey's current business and assets and may not reflect the Merger. See the section entitled "Risk Factors" for additional details.

        W. P. Carey expects to continue declaring regular quarterly distributions before and after the closing of the Merger. The actual timing and amount of the distributions will be as determined and authorized by the W. P. Carey board of directors and will depend on, among other factors, W. P. Carey's financial condition, earnings, debt covenants, applicable provisions under the MGCL and other possible uses of such funds.

 CPA:17 – GLOBAL COMMON STOCK DISTRIBUTION INFORMATION

        There is no established public trading market for shares of CPA:17 Common Stock. The following table sets forth, for the periods indicated, the quarterly cash distributions paid or payable on CPA:17 Common Stock.

	Distributions Declared per Share	Annualized Rate (At $10.00 per share)(1)	Amount per $1,000 Invested
2016
First quarter	$0.1625	6.50%	$16.25
Second quarter	0.1625	6.50%	16.25
Third quarter	0.1625	6.50%	16.25
Fourth quarter	0.1625	6.50%	16.25
2017
First quarter	$0.1625	6.50%	$16.25
Second quarter	0.1625	6.50%	16.25
Third quarter	0.1625	6.50%	16.25
Fourth quarter	0.1625	6.50%	16.25
2018
First quarter	$0.1625	6.50%	$16.25
Second quarter	0.1625	6.50%	16.25

(1)
Reflects an original investment of $10.00 per share of CPA:17 Common Stock. The annualized rate equals the quarterly distribution multiplied by four and divided by the per share amount shown.

        CPA:17 – Global expects to continue declaring regular quarterly distributions until the closing of the Merger. The actual timing and amount of the distributions will be as determined and authorized by the CPA:17 – Global board of directors and will depend on, among other factors, CPA:17 – Global's financial condition, earnings, debt covenants, applicable provisions under the MGCL and other possible uses of such funds.

RISK FACTORS

        In addition to the other information included and incorporated by reference in this Joint Proxy Statement/Prospectus, you should carefully consider the following risk factors in determining whether or not to vote for the applicable Merger Transaction. Both W. P. Carey Stockholders and CPA:17 Stockholders should not consider the list below to be exclusive. New risk factors emerge periodically and stockholders cannot be completely assured that the factors described below list all material risks at any specific period in time. This section includes or refers to certain forward-looking statements. See the section entitled "Cautionary Statement Concerning Forward-Looking Statements" for the qualifications and limitations of these forward-looking statements. In addition, both W. P. Carey Stockholders and CPA:17 Stockholders should read and consider the risks associated with each of the businesses of W. P. Carey and CPA:17 – Global because these risks also affect the combined company. Risks in relation to W. P. Carey can be found in Item 1A. Risk Factors in W. P. Carey's Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 23, 2018, and subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference into this Joint Proxy Statement/Prospectus. Risks in relation to CPA:17 – Global can be found in Item 1A. Risk Factors in CPA:17 – Global's Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 15, 2018, and subsequent Quarterly Reports on Form 10-Q. Both W. P. Carey Stockholders and CPA:17 Stockholders should also read and consider the other information in this Joint Proxy Statement/Prospectus and the other documents incorporated by reference into this Joint Proxy Statement/Prospectus. See "Where You Can Find More Information" beginning on page 185. When used in this section, unless otherwise specifically stated or the context otherwise requires, the terms "we," "our" and "us" refer to W. P. Carey and its subsidiaries.

Risks Related to the Stock Issuance and Merger

Changes in the market price of W. P. Carey Common Stock will affect the nominal value of the Per Share Merger Consideration.

        While the Exchange Ratio is fixed at 0.160 shares of W. P. Carey Common Stock for each share of CPA:17 Common Stock, the nominal value of the Per Share Merger Consideration is based on the market price of W. P. Carey Common Stock, which will fluctuate as a result of a variety of factors (many of which are beyond our control), including the following factors:

  •
  market reaction to the Merger and the prospects of the combined company or any of the other matters described herein;

  •
  changes in market assessments of the business, operations, financial position and prospects of either company;

  •
  market assessments of the likelihood that the Merger will be completed;

  •
  interest rates, general market and economic conditions and other factors generally affecting the price of W. P. Carey Common Stock;

  •
  federal, state and local legislation, governmental regulation and legal developments in the businesses in which W. P. Carey and CPA:17 – Global operate;

  •
  general market trading activities; and

  •
  other factors beyond the control of W. P. Carey and CPA:17 – Global, including those described or referred to elsewhere in this "Risk Factors" section.

        In addition, sales of W. P. Carey Common Stock received in the Merger generally may be sold in the public markets immediately following the Merger since CPA:17 Stockholders may sell their shares of W. P. Carey Common Stock shortly after the Merger for any number of reasons. The sale of significant amounts of W. P. Carey Common Stock or the perception in the market that this will occur may lower the market price of W. P. Carey Common Stock.

        The market price of shares of W. P. Carey Common Stock at the Effective Time may vary from its price on the date the Merger Agreement was executed, on the date of this Joint Proxy Statement/Prospectus and on the date of the CPA:17 Special Meeting. As a result, the market value of the Per Share Merger Consideration represented by the Exchange Ratio will also vary. For example, based on the range of trading prices of shares of W. P. Carey Common Stock during the period after June 15, 2018, the last trading day before the announcement of the Merger, through July 23, 2018, the Exchange Ratio represented a market value ranging from a low of $10.49 to a high of $10.87.

The W. P. Carey Stockholders and the CPA:17 Stockholders will be diluted by the Stock Issuance in connection with the Merger in that each group will have less influence over the management and policies of the combined company after the Merger than it currently exercises over the management and policies of W. P. Carey and CPA:17 – Global, as applicable, prior to the Merger.

        Currently the W. P. Carey Stockholders and the CPA:17 Stockholders own all of the outstanding shares of W. P. Carey Common Stock and CPA:17 Common Stock, respectively, and thus control all of the voting securities of their respective company. Upon the consummation of the Merger, the separate existence of CPA:17 – Global will cease, and each share of CPA:17 Common Stock issued and outstanding immediately prior to the Effective Time will be cancelled and, in exchange for cancellation of such shares (other than shares held by W. P. Carey and its subsidiaries), be converted automatically into the right to receive shares of W. P. Carey Common Stock. As of the date of this Joint Proxy Statement/Prospectus, W. P. Carey expects to issue approximately [    •    ] million shares of W. P. Carey Common Stock to the CPA:17 Stockholders (excluding W. P. Carey and its subsidiaries) in connection with the Merger. Upon such issuance, the W. P. Carey Stockholders and the CPA:17 Stockholders (excluding W. P. Carey and its subsidiaries) would own approximately 67% and 33% of the combined company, respectively.

        The Stock Issuance in connection with the Merger would thus have the effect of diluting both the W. P. Carey Stockholders and the CPA:17 Stockholders in that, upon the consummation of the Merger, neither group would own one hundred percent of the outstanding voting securities of the combined company. Consequently, the W. P. Carey Stockholders and the CPA:17 Stockholders, as a general matter, will have less influence over the management and policies of the combined company after the consummation of the Merger than each currently exercises over the management and policies of W. P. Carey and CPA:17 – Global, as applicable, immediately prior to the Merger.

The pendency of the Merger could adversely affect the business and operations of W. P. Carey and CPA:17 – Global.

        While we are undertaking the transaction described in the Merger Agreement, tenants of each of W. P. Carey or CPA:17 – Global may delay or defer certain business decisions, such as whether or not to renew a lease, which could negatively impact the revenues, earnings, cash flows and expenses of W. P. Carey and CPA:17 – Global, regardless of whether or not the Merger is completed. In addition, due to operating covenants in the Merger Agreement, each of W. P. Carey and CPA:17 – Global may be restricted in its ability to pursue certain strategic transactions, undertake certain significant capital or financing transactions and otherwise pursue actions outside of the ordinary course of business, even if such actions would prove beneficial.

Failure to complete the Merger could negatively affect W. P. Carey and CPA:17 – Global.

        It is possible that the Merger may not be completed. The parties' respective obligations to complete the Merger are subject to the satisfaction or waiver of specified conditions, some of which are beyond the control of W. P. Carey and CPA:17 – Global. If the Merger is not completed, W. P. Carey and CPA:17 – Global may be subject to a number of material risks, including the following:

  •
  CPA:17 Stockholders would not have had the opportunity to achieve the liquidity event provided by the Merger and the board of directors of CPA:17 – Global would have to review other alternatives for liquidity, which may not occur in the near future or on terms as favorable as the Merger;

  •
  W. P. Carey and CPA:17 – Global will have incurred substantial costs and expenses related to the Merger, such as legal, accounting and financial advisor fees, which will be payable by W. P. Carey and CPA:17 – Global even if the Merger is not completed, and are only subject to reimbursement under certain limited circumstances;

  •
  CPA:17 – Global may be required to pay a termination fee to W. P. Carey in the amount of either $114 million or $38 million if the Merger Agreement is terminated under certain circumstances; and

  •
  W. P. Carey and CPA:17 – Global may be required to pay the other party's out-of-pocket expenses incurred in connection with the Merger if the Merger Agreement is terminated under certain circumstances.

The Merger Agreement restricts CPA:17 – Global's ability to pursue alternatives to the Merger.

        The Merger Agreement contains a go-shop provision that allowed CPA:17 – Global to solicit, initiate and pursue alternative acquisition proposals for 30 days following the execution of the Merger Agreement, which period expired on July 18, 2018 with no proposals or offers for a CPA:17 Competing Transaction having been received. The Merger Agreement also contains no-shop provisions that, subject to customary exceptions and the go-shop period, restrict CPA:17 – Global's ability to initiate, solicit, encourage or facilitate, discuss, negotiate or accept a competing third-party proposal to acquire all or a significant part of CPA:17 – Global. Further, there are a limited number of exceptions that would allow the CPA:17 Special Committee to withdraw or change its recommendation relating to the approval of the Merger. Although the CPA:17 Special Committee is permitted to take these actions if it determines in good faith that a failure to do so would be inconsistent with the duties of the members of the CPA:17 Special Committee under applicable law, doing so in specified situations could entitle W. P. Carey to terminate the Merger Agreement and to be paid a termination fee in the amount of either $114 million or $38 million (depending upon the circumstances surrounding the termination).

        Although the go-shop provision was intended to provide CPA:17 – Global the ability to conduct a reasonable "market check" on the adequacy of the Per Share Merger Consideration payable to CPA:17 Stockholders in connection with the Merger Agreement, it is possible that the go-shop provision or the other provisions of the Merger Agreement could discourage a potential acquiror that might have had an interest in acquiring all or a significant part of CPA:17 – Global from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than the consideration W. P. Carey proposes to pay in the Merger or might result in a potential competing acquiror proposing to pay a lower per share price to acquire CPA:17 – Global than it might otherwise have proposed to pay because of the Advisor Closing Amounts payable to W. P. Carey and its affiliates and the CPA17 Termination Fee that may become payable to W. P. Carey in certain circumstances, subject to the credit described herein.

Closing the Merger is subject to a number of conditions that, if not satisfied or waived, could adversely impact W. P. Carey's and CPA:17 – Global's ability to complete the Merger.

        The Merger, which currently is expected to close on or around December 31, 2018, is subject to certain closing conditions, including among others: (a) the effectiveness of the registration statement, of which this Joint Proxy Statement/Prospectus forms a part, pursuant to which shares of W. P. Carey Common Stock will be issued; (b) the accuracy of W. P. Carey's, Merger Sub's and CPA:17 – Global's (as applicable) representations and warranties and performance of covenants and obligations, as more fully described in the Merger Agreement; (c) delivery of REIT qualification and other opinions; (d) the nonoccurrence of changes, events or circumstances which constitute a CPA:17 Material Adverse Effect or a W. P. Carey Material Adverse Effect (as such terms are defined in the Merger Agreement) (as applicable); and (e) receipt of the CPA:17 Stockholder Approvals (for the Merger and the Charter Amendment) and the W. P. Carey Stockholder Approval (for the Stock Issuance). There can be no assurance that these conditions will be satisfied or waived, if permitted, or that the occurrence of any effect, event, development or change will not transpire. Therefore, there can be no assurance with respect to the timing of the closing of the Merger or whether the Merger will be completed at all.

If the Charter Amendment is approved, the procedural and substantive requirements of the CPA:17 Charter applicable to "Roll-Up Transactions" will not apply to the Merger, which may adversely affect CPA:17 Stockholders.

        CPA:17 – Global is seeking CPA:17 Stockholder approval of the Charter Amendment in order to exclude the Merger from the substantive and procedural requirements of the CPA:17 Charter applicable to "Roll-Up Transactions" (as defined in the CPA:17 Charter). In connection with any Roll-Up Transaction, the CPA:17 Charter requires CPA:17 – Global to obtain an appraisal of its assets from a competent independent appraiser as of a date immediately prior to the announcement of the proposed Roll-Up Transaction. A summary of the appraisal, indicating all material assumptions underlying the appraisal, must be included in a report to stockholders in connection with any proposed Roll-Up Transaction. In addition, the CPA:17 Charter requires the person sponsoring the Roll-Up Transaction to offer to CPA:17 Stockholders who vote against the proposed Roll-Up Transaction the choice of accepting the securities of the Roll-Up Entity offered in the proposed Roll-Up Transaction or one of the following: (a) remaining as holders of CPA:17 – Global common stock and preserving their interests therein on the same terms and conditions as existed previously or (b) receiving cash in an amount equal to the stockholder's pro rata share of the appraised value of CPA:17 – Global's net assets. Under the CPA:17 Charter, CPA:17 – Global is prohibited from participating in any Roll-Up Transaction: (1) that would result in the common stockholders having voting rights in a Roll-Up Entity that are less than those provided in the CPA:17 Charter, (2) that includes provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the Roll-Up Entity, except to the minimum extent necessary to preserve the tax status of the Roll-Up Entity, or which would limit the ability of an investor to exercise the voting rights of its securities of the Roll-Up Entity on the basis of the number of shares held by that investor, (3) in which investors' rights to access of records of the Roll-Up Entity will be less than those provided in the CPA:17 Charter, or (4) in which any of the costs of the Roll-Up Transaction would be borne by CPA:17 – Global if the Roll-Up Transaction is rejected by the CPA:17 Stockholders.

        If the Charter Amendment is approved, the procedural and substantive requirements described in the preceding paragraph will not apply to the Merger, which may adversely affect CPA:17 Stockholders.

If the Merger does not occur, CPA:17 – Global may incur payment obligations to W. P. Carey.

        If the Merger Agreement is terminated under the circumstances described in the section titled "The Merger Agreement–Termination Expenses" beginning on page 111, CPA:17 – Global may be obligated to pay W. P. Carey a termination fee in the amount of either $114 million or $38 million (depending upon the circumstances surrounding the termination).

Risk Factors Relating to W. P. Carey Following the Merger

W. P. Carey's level of indebtedness will increase upon completion of the Merger.

        In connection with the Merger, W. P. Carey will assume approximately $1.9 billion of CPA:17 – Global indebtedness, as a result of which W. P. Carey will be subject to increased risk that the combined company's cash flow could be insufficient to meet required payments on its debt. As of March 31, 2018, W. P. Carey's total indebtedness was $4.4 billion. Taking into account W. P. Carey's existing indebtedness and its assumption of indebtedness in the Merger, W. P. Carey's pro forma consolidated indebtedness as of March 31, 2018, after giving effect to the Merger, would be approximately $6.4 billion, equal to a leverage ratio (total debt to total assets) of approximately 46%.

        The combined company's increased indebtedness after the Merger, compared to W. P. Carey's level of indebtedness prior to the Merger, could have important consequences to the combined company's stockholders, including:

  •
  increasing the combined company's vulnerability to general adverse economic and industry conditions;

  •
  limiting the combined company's ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

  •
  requiring the use of a substantial portion of the combined company's cash flow from operations for the payment of principal and interest on its indebtedness, thereby reducing its ability to use its cash flow to fund working capital, acquisitions, capital expenditures and general corporate requirements;

  •
  limiting the combined company's flexibility in planning for, or reacting to, changes in its business and its industry; and

  •
  putting the combined company at a disadvantage compared to its competitors with comparatively less indebtedness.

The future results of the combined company will suffer if the combined company does not effectively manage its expanded operations following the Merger.

        Following the Merger, the combined company may continue to expand its operations through additional acquisitions and other strategic transactions, some of which may involve complex challenges. The future success of the combined company will depend, in part, upon its ability to manage its expansion opportunities, integrate new operations into its existing business in an efficient and timely manner, successfully monitor its operations, costs, regulatory compliance and service quality, and maintain other necessary internal controls. There can be no assurance that the combined company's expansion or acquisition opportunities will be successful, or that the combined company will realize its expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits.

The stock price of W. P. Carey Common Stock following the Merger could be lower.

        W. P. Carey's current or historical share price may not be indicative of how the market will value shares of W. P. Carey Common Stock following the Merger. The price of W. P. Carey Common Stock after the Merger could be lower than the current or historical price. One of the factors that may influence the price of W. P. Carey Common Stock after the Merger will be the yield from distributions on W. P. Carey Common Stock compared to yields on other financial instruments. If, for example, an increase in market interest rates results in higher yields on other financial instruments, the market price of our common stock could be adversely affected. In addition, our use of TRSs may cause the market to value our common stock differently than the shares of other REITs, which may not use TRSs as extensively as we currently expect to do so after the consummation of the Merger. The market price of

W. P. Carey Common Stock will also be affected by general market conditions and will be potentially affected by the economic and market perception of REIT securities.

Holders of CPA:17 Common Stock may be adversely affected if the Merger fails to qualify as a tax-deferred transaction.

        It is intended that the Merger qualify as a tax-deferred reorganization under Section 368(a)(1) of the Code. There is no guarantee, however, that the IRS will agree with this treatment. You are advised to review the "Material Federal Income Tax Considerations" section beginning on page 159 for additional details.

After the Merger is completed, CPA:17 Stockholders will have different rights that may be less favorable than their current rights as CPA:17 Stockholders.

        After the consummation of the Merger, CPA:17 Stockholders will have different rights than they currently have as CPA:17 Stockholders. For a detailed discussion of the significant differences between your rights as a stockholder of CPA:17 – Global and your rights as a stockholder of W. P. Carey, see "Comparison of Rights of CPA:17 Stockholders and W. P. Carey Stockholders" beginning on page 146.

W. P. Carey cannot assure you that it will be able to continue paying dividends at the current rate.

        W. P. Carey expects to continue its current dividend practices following the Merger. However, W. P. Carey Stockholders may not receive the same dividends following the Merger for various reasons, including the following:

  •
  as a result of the Merger and the issuance of shares of W. P. Carey Common Stock in connection with the Merger, the total amount of cash required for W. P. Carey to pay dividends at its current rate will increase;

  •
  W. P. Carey may not have enough cash to pay such dividends due to changes in W. P. Carey's cash requirements, capital spending plans, cash flow or financial position;

  •
  decisions on whether, when and in which amounts to make any future distributions will remain at all times entirely at the discretion of the W. P. Carey board of directors, which reserves the right to change W. P. Carey's dividend practices at any time and for any reason; and

  •
  the amount of dividends that W. P. Carey subsidiaries may distribute to W. P. Carey may be subject to restrictions imposed by the terms of any current or future indebtedness that such subsidiaries may incur.

The combined company will not be required to meet any diversification standards; therefore, our investments may become subject to concentration of risk.

        Subject to the intention to maintain its qualification as a REIT, there are no limitations on the number or value of particular types of investments that the combined company may make. The combined company will not be required to meet any diversification standards, including geographic diversification standards. Therefore, its investments may become concentrated in type or geographic location, which could subject it to significant concentration of risk with potentially adverse effects on its investment objectives.

Because W. P. Carey and CPA:17 – Global have invested in properties located outside the U.S., the combined company will be exposed to additional risks of doing business outside of the U.S. than either on a standalone basis.

        Each of W. P. Carey and CPA:17 – Global has invested in, and following the consummation of the Merger the combined company may continue to invest in, properties located outside the U.S. At March 31, 2018, directly owned real estate properties located outside of the U.S. on a combined company basis would have represented 37.9% of the combined company's current annualized contractual minimum base rent, as compared to 34.6% for W. P. Carey's portfolio on a stand-alone basis, and 43.9% for CPA:17 – Global's portfolio on a stand-alone basis. These investments may be affected by factors particular to the laws of the jurisdiction in which the property is located. These investments may expose the combined company to risks that are different from and in addition to those commonly found in the U.S., including:

  •
  changing governmental rules and policies;

  •
  local businesses and cultural factors that differ from our used standards and practices;

  •
  enactment of laws relating to the foreign ownership of property and laws relating to the ability of foreign entities to remove invested capital or profits earned from activities within the country to the U.S.;

  •
  expropriation of investments;

  •
  legal systems under which the combined company's ability to enforce contractual rights and remedies may be more limited than would be the case under U.S. law;

  •
  difficulty in conforming obligations in other countries and the burden of complying with a wide variety of foreign laws, which may be more stringent than U.S. laws, including tax requirements and land use, zoning, and environmental laws, as well as changes in such laws;

  •
  adverse market conditions caused by changes in national or local economic or political conditions;

  •
  tax requirements vary by country and the combined company may be subject to additional taxes as a result of its international investments;

  •
  changes in relative interest rates;

  •
  the cost of and access to various forms of capital may be more restricted, or unavailable on favorable terms or at all in certain locations;

  •
  changes in real estate and other tax rates and other operating expenses in particular countries;

  •
  changes in land use and zoning laws;

  •
  restrictions and/or significant costs in repatriating cash and cash equivalents held in foreign bank accounts; and

  •
  the impact of regional or country-specific business cycles and economic instability, including instability in, or further withdrawals from, the European Union or other international trade alliances or agreements.

        In addition, the lack of publicly available information in certain jurisdictions in accordance with accounting principles generally accepted in the U.S. ("GAAP") could impair the combined company's ability to analyze transactions and may cause the combined company to forego an investment opportunity. It may also impair the combined company's ability to receive timely and accurate financial information from tenants necessary to meet its reporting obligations to financial institutions or governmental or regulatory agencies. Certain of these risks may be greater in emerging markets and less developed countries. W. P. Carey's expertise to date is primarily in the U.S. and Europe, and it has less experience in other international markets. The combined company may not be as familiar with the potential risks to its investments outside the U.S. and Europe and it could incur losses as a result.

        Also, the combined company may engage third-party asset managers in international jurisdictions to monitor compliance with legal requirements and lending agreements with respect to properties it owns. Failure to comply with applicable requirements may expose the combined company or its operating subsidiaries to additional liabilities.

        Moreover, the combined company will be subject to changes in foreign exchange rates due to potential fluctuations in exchange rates between foreign currencies and the U.S. dollar. A significant change in the value of a foreign currency of one or more countries where the combined company has a significant investment may have a material adverse effect on the business, investment returns and, specifically, the combined company's U.S. dollar reported financial position and results of operations and debt covenant ratios. Although the combined company will attempt to mitigate a portion of the risk from currency fluctuations by entering into derivative hedging agreements and financing its properties with debt in local currency denominations, there can be no assurance that those attempts to mitigate foreign currency risk will be successful.

If the combined company recognizes impairment charges on its properties or investments following the consummation of the Merger, its net income may be reduced.

        Until the consummation of the Merger, both companies may incur substantial impairment charges, which each of W. P. Carey and CPA:17 – Global are required to recognize whenever they sell a property for less than its carrying value or they determine that the carrying amount of the property is not recoverable and exceeds its fair value; for direct financing leases, whenever the unguaranteed residual value of the underlying property has declined or, for equity investments, the estimated fair value of the investment's underlying net assets in comparison with the carrying value of their interest in the investment has declined on an other-than-temporary basis. By their nature, the timing or extent of impairment charges are not predictable. The combined company may incur non-cash impairment charges in the future, which may reduce its net income.

Goodwill resulting from the consummation of the Merger may adversely affect the combined company's results of operations.

        Potential impairment of goodwill resulting from the Merger could adversely affect the combined company's financial condition and results of operations. The combined company will assess its goodwill and other intangible assets and long-lived assets for impairment annually and more frequently when required by GAAP. The combined company will be required to record an impairment charge if circumstances indicate that the asset carrying values exceed their fair values the combined company's assessment of goodwill, other intangible assets, or long-lived assets could indicate that an impairment of the carrying value of such assets may have occurred that could result in a material, non-cash write-down of such assets, which could have a material adverse effect on its results of operations and future earnings.

W. P. Carey and CPA:17 – Global currently face, and after the consummation of the Merger the combined company will face, other risks.

        The risks listed above are not exhaustive, and you should be aware that, following the Merger, the combined company will face various other risks, including those discussed in reports filed by W. P. Carey or CPA:17 – Global with the SEC. See "Where You Can Find More Information" beginning on page 185.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        Certain of the matters discussed in this Joint Proxy Statement/Prospectus constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, both as amended by the Private Securities Litigation Reform Act of 1995. The forward-looking statements include, among other things, statements regarding the intent, belief or expectations and can be identified by the use of words such as "may," "will," "should," "would," "assume," "outlook," "seek," "plan," "believe," "expect," "anticipate," "intend," "estimate," "forecast" and other comparable terms. These forward-looking statements include, but are not limited to, statements regarding the benefits of the proposed Merger (reflected in the "Prospective Financial Information" section beginning on page 73), annualized dividends; funds from operations coverage; integration plans and expected synergies; the expected benefits of the proposed Merger; anticipated future financial and operating performance and results, including estimates of growth; and the expected timing of completion of the proposed Merger. These statements are based on current expectations and the actual results could be materially different from those projected in such forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Other unknown or unpredictable factors could also have material adverse effects on future results, performance or achievements of the combined company. Discussions of some of these other important factors and assumptions are contained in the "Risk Factors" section beginning on page 31 and W. P. Carey's filings with the SEC, which are available at the SEC's website at www.sec.gov, including Item 1A. Risk Factors in W. P. Carey's Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 23, 2018, and subsequent Quarterly Reports on Form 10-Q. Discussions of some of these other important factors and assumptions are contained in CPA:17 – Global's filings with the SEC and are available at the SEC's website at www.sec.gov, including Item 1A. Risk Factors in CPA:17 – Global's Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 15, 2018. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this filing may not occur. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this filing, unless noted otherwise. Except as required under the federal securities laws and the rules and regulations of the SEC, W. P. Carey and CPA:17 – Global do not undertake any obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this filing or to reflect the occurrence of unanticipated events.

 THE MERGER

        This Joint Proxy Statement/Prospectus constitutes a prospectus of W. P. Carey that forms a part of the registration statement on Form S-4 filed by W. P. Carey with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), in order to register the shares of W. P. Carey Common Stock to be issued to holders of CPA:17 Common Stock in connection with the Merger. It also constitutes a proxy statement of (i) W. P. Carey in connection with the solicitation of the approval by W. P. Carey Stockholders of the Stock Issuance and (ii) CPA:17 – Global in connection with the solicitation of the approval by CPA:17 Stockholders of the Merger and the Charter Amendment.

Merger Consideration

        Upon the terms and subject to the conditions set forth in the Merger Agreement, CPA:17 – Global will merge with and into Merger Sub, with Merger Sub surviving the Merger as an indirect wholly owned subsidiary of W. P. Carey, and the separate existence of CPA:17 – Global will cease. As of the Effective Time, each share of CPA:17 Common Stock issued and outstanding immediately prior to the Effective Time will be cancelled and, in exchange for cancellation of such share, the rights attaching to such share will be converted automatically into the right to receive, in accordance with the terms of the Merger Agreement, 0.160 shares (the "Exchange Ratio") of validly issued, fully paid and non-assessable shares of W. P. Carey Common Stock (the "Per Share Merger Consideration"). Each share of CPA:17 Common Stock that is owned by W. P. Carey or any W. P. Carey subsidiary immediately prior to the Effective Time will automatically be cancelled and retired and will cease to exist. We anticipate that the shares of W. P. Carey Common Stock issued in the Merger will trade on the NYSE under the symbol "WPC." In addition, neither W. P. Carey nor any W. P. Carey subsidiary will receive any Per Share Merger Consideration for any share of CPA:17 Common Stock owned by it immediately prior to the Effective Time.

        As of the date of this Joint Proxy Statement/Prospectus, W. P. Carey expects to issue approximately [    •    ] million shares of W. P. Carey Common Stock to the CPA:17 Stockholders (excluding W. P. Carey and its subsidiaries) in connection with the Merger. Upon such issuance, the W. P. Carey Stockholders and the CPA:17 Stockholders (excluding W. P. Carey and its subsidiaries) would own approximately 67% and 33% of the combined company, respectively.

Background of the Merger

        Founded in 1973, W. P. Carey is an internally-managed, diversified REIT and a leading owner of commercial real estate net-leased to companies located primarily in North America and Europe on a long term basis. W. P. Carey's management and board of directors regularly evaluate and consider a variety of opportunities as part of its long-term strategy to maximize stockholder value. In particular, W. P. Carey's board of directors considers opportunities that will, among other things, (i) accelerate W. P. Carey's strategy to focus exclusively on net-lease investing for its balance sheet and further simplify its business, (ii) enhance W. P. Carey's overall credit quality, (iii) further diversify and improve the quality of its existing portfolio, and (iv) allow W. P. Carey to better support its recurring dividend.

        CPA:17 – Global is a publicly registered non-traded REIT formed in 2007. CPA:17 – Global invests in a diversified portfolio of income-producing commercial properties and real estate—related assets both in and outside the United States. As of March 31, 2018, CPA:17 – Global's portfolio consists of interests in more than 400 properties, substantially all of which were triple-net leased to approximately 114 tenants and totaled over 44.0 million square feet. In addition, CPA:17 – Global owns interests in 37 self-storage properties and one hotel property. As of March 31, 2018, approximately 54% of CPA:17 – Global's annualized base rent came from properties in the United States and 46% from international properties.

        CPA:17 – Global was formed to hold its investments for a number of years; therefore, in the early years of its existence, CPA:17 – Global 17 concentrated on making investments and maximizing the cash flow from its properties, with an intention to begin considering liquidity events for its stockholders generally commencing eight to twelve years following the investment of substantially all of the proceeds from its initial public offering, which occurred in April 2011.

        In early July 2017, representatives of W. P. Carey made a presentation to the independent directors of CPA:17 – Global (the "CPA:17 Independent Directors") regarding W. P. Carey's intention to focus on evaluating potential growth opportunities, including, possibly, a transaction with CPA:17 – Global. The W. P. Carey representatives stated W. P. Carey's belief that a transaction between W. P. Carey and CPA:17 – Global could be compelling for both companies. W. P. Carey made no offer at this time and said it was working expeditiously on a prospective approach to a transaction.

        Following the initial W. P. Carey presentation, the CPA:17 Independent Directors discussed forming a special committee to evaluate possible liquidity alternatives, including a potential business combination involving W. P. Carey. They also discussed the need for a special committee to retain independent legal and financial advisors and discussed potential candidates for those roles.

        On July 24, 2017, the CPA:17 Independent Directors held a meeting at the offices of Clifford Chance US LLP ("Clifford Chance"), counsel to CPA:17 – Global. Representatives from Clifford Chance and Pepper Hamilton LLP ("Pepper Hamilton"), as prospective counsel to the special committee, if formed, participated in the meeting. During this meeting the CPA:17 Independent Directors interviewed several candidates to serve as financial advisor to the special committee anticipated to be formed.

        After the interviews of potential financial advisors ended, John J. Park, who was then W. P. Carey's Director of Strategy and Capital Markets, and Mark J. DeCesaris, W. P. Carey's then chief executive officer, made a presentation to the CPA:17 Independent Directors reiterating W. P. Carey's view that a merger between W. P. Carey and CPA:17 – Global would be a compelling transaction. No transaction terms were offered or discussed.

        On August 1, 2017, the CPA:17 – Global board of directors formed the CPA:17 Special Committee and delegated to it the authority to review possible liquidity alternatives. The CPA:17 Special Committee was delegated the sole authority to negotiate the terms of a transaction and to make a recommendation to the full Board, which could include a recommendation to approve or reject any transaction. The CPA:17 Special Committee was authorized to retain, at CPA:17 – Global's expense, its own legal, financial and other advisors. The CPA:17 – Global board of directors appointed all of its independent directors at the time to the CPA:17 Special Committee, namely, Marshall E. Blume, Elizabeth P. Munson, Richard J. Pinola and James D. Price, with Mr. Pinola appointed as chairman. Mr. Price later resigned from the CPA:17 – Global board of directors. The board of directors determined to pay each member of the CPA:17 Special Committee a retainer of $65,000, to be paid in advance, and to pay the Chairman of the CPA:17 Special Committee a retainer of $80,000, to be paid in advance. In addition, the board of directors determined, should the authorization of the CPA:17 Special Committee continue after August 1, 2018, to pay each member of the CPA:17 Special Committee an annual retainer of $65,000, to be paid in advance in quarterly installments of $16,250, and to pay the Chairman of the CPA:17 Special Committee an annual retainer of $80,000, to be paid in advance in quarterly installments of $20,000. The authorization of the CPA:17 Special Committee has been continued past August 1, 2018.

        On August 7, 2017, during a telephonic update, the W. P. Carey management team made a presentation to the board of directors of W. P. Carey reviewing historical and future strategic initiatives and discussing various potential liquidity alternatives for CPA:17 – Global, such as the sale of CPA:17 – Global's portfolio in a single transaction or a series of transactions, the listing of CPA:17 – Global's shares on a national securities exchange, and the acquisition of CPA:17 – Global by another CPA entity, a third party, or W. P. Carey. The discussion included a review of the potential benefits and risks associated with the various liquidity alternatives for CPA:17 – Global. With respect to the potential acquisition of CPA:17 – Global by W. P. Carey, the board of directors discussed with W. P. Carey's management team various considerations, including potential alternatives for the form of consideration, the availability of funds and the sources of financing, the timing of the transaction with respect to the state of the domestic capital markets, the potential pro forma financial impact on W. P. Carey attributable to the proposed acquisition of CPA:17 – Global and candidates to serve as financial advisor to W. P. Carey. The W. P. Carey board of directors also discussed the formal retention of financial advisors to W. P. Carey. The W. P. Carey board of directors then approved the presentation of a preliminary offer to the CPA:17 Special Committee regarding a merger with CPA:17, as well as the retention of J.P. Morgan Securities LLC ("J.P. Morgan") and Barclays Capital Inc. as W. P. Carey's financial advisors.

        On August 8, 2017, the CPA:17 Special Committee held a telephonic meeting, together with representatives from Morgan Stanley, Clifford Chance and Pepper Hamilton. The CPA:17 Special Committee reviewed its mandate and the applicable duties of a special committee under Maryland law and CPA:17 – Global's organizational documents. The CPA:17 Special Committee authorized the retention of Pepper Hamilton, as legal advisor to the CPA:17 Special Committee, and Morgan Stanley, as financial advisor to the CPA:17 Special Committee, subject in each case to entering into engagement letter with the firm. The CPA:17 Special Committee and representatives from Pepper Hamilton and Morgan Stanley engaged in a discussion about Morgan Stanley's relationships with W. P. Carey and its affiliates, and the CPA:17 Special Committee concluded that Morgan Stanley was independent for the purposes of serving as the CPA:17 Special Committee's financial advisor. The CPA:17 Special Committee discussed the appropriateness of considering strategic alternatives in light of the initial interest expressed by W. P. Carey and the current industry dynamics. The CPA:17 Special Committee then discussed with Morgan Stanley possible liquidity alternatives, including the acquisition of CPA:17 – Global by a third party and process generally. The CPA:17 Special Committee instructed Morgan Stanley to begin its due diligence and valuation work on CPA:17 – Global, including analyses regarding potential strategic alternatives. The CPA:17 Special Committee noted that there was no imperative for CPA:17 – Global to undertake any liquidity event at this time. CPA:17 – Global's assets were continuing to generate sufficient cash flow to enable the company to cover its distributions and the company's portfolio was performing well, although certain assets were experiencing stress due to tenant performance issues. The CPA:17 Special Committee next discussed the disclosure of the formation of the CPA:17 Special Committee in CPA:17 – Global's upcoming Form 10-Q filing and instructed Clifford Chance and Pepper Hamilton to prepare draft disclosure for their review.

        On August 15, 2017, CPA:17 – Global and W. P. Carey entered into non-disclosure agreements with each other.

        On August 16, 2017, W. P. Carey and representatives of J.P. Morgan delivered a presentation in person to representatives of Morgan Stanley. The presentation included a proposal for W. P. Carey to merge with CPA:17 – Global in a transaction in which CPA:17 Stockholders would receive shares of W. P. Carey common stock having a fixed dollar value of $10.00 (the "August W. P. Carey Proposal"). The proposal did not address any other transaction terms.

        On August 22, 2017, the CPA:17 Special Committee held a telephonic meeting, together with representatives from Morgan Stanley, Clifford Chance and Pepper Hamilton, to discuss the August W. P. Carey Proposal. The CPA:17 Special Committee determined to consider the proposal in the context of its review of strategic liquidity alternatives for CPA:17 – Global. The CPA:17 Special Committee instructed Morgan Stanley to prepare analyses of the current value (including its net asset value) of CPA:17 – Global, potential strategic alternatives available to CPA:17 – Global, including the August W. P. Carey Proposal, and the value of the August W. P. Carey Proposal to CPA:17 Stockholders.

        On September 1, 2017, the CPA:17 Special Committee and Morgan Stanley entered into an engagement letter to formally retain Morgan Stanley as the financial advisor to the CPA:17 Special Committee.

        For the next several weeks, W. P. Carey and CPA:17 – Global, with the assistance of their respective external legal and financial advisors, continued to discuss various considerations concerning the proposed transaction. During this time, members of the senior W. P. Carey management team met, telephonically and in person, with certain members of the W. P. Carey board of directors to inform them of the status of discussions regarding the proposed transaction. The W. P. Carey management team continued to discuss the potential benefits and risks associated with the proposed transaction, analyzed the strengths and weaknesses of W. P. Carey's current and proposed future business models, and reviewed strategic options for W. P. Carey.

        On September 15, 2017, the CPA:17 Special Committee held a telephonic meeting, together with representatives from Morgan Stanley, Clifford Chance and Pepper Hamilton. The Morgan Stanley representatives provided an update of their work on behalf of the CPA:17 Special Committee, including regarding the August W. P. Carey Proposal.

        On September 27, 2017, the CPA:17 Special Committee held a meeting in the offices of Clifford Chance, together with representatives from Morgan Stanley, Clifford Chance and Pepper Hamilton. Representatives from Morgan Stanley reviewed their presentation regarding the August W. P. Carey Proposal, including an update on Morgan Stanley's due diligence, analyses and discussions with W. P. Carey and its advisors to date, preliminary valuation analyses, potential adjustments to CPA:17 – Global's December 31, 2016 NAV, and certain illustrative consequences of the merger contemplated by the August W. P. Carey Proposal. The Morgan Stanley representatives then reviewed potential strategic alternatives for CPA:17 – Global other than the August W. P. Carey Proposal, including CPA:17 – Global remaining independent and continuing to pay dividends to its stockholders. After extensive discussion among the members of the CPA:17 Special Committee and the Morgan Stanley representatives, the CPA:17 Special Committee concurred with the recommendation of Morgan Stanley that Morgan Stanley should continue to try to improve the August W. P. Carey Proposal in order for the Special Committee to decide whether to continue to consider the proposed transaction. Morgan Stanley was instructed to inform W. P. Carey's advisors that the CPA:17 Special Committee was continuing to consider the August W. P. Carey Proposal, but that no decision has yet been taken.

        On September 29, 2017, Morgan Stanley conveyed to J.P. Morgan that although the CPA:17 – Global board recognized the potential strategic benefits of the proposed transaction, the offer of $10.00 per CPA:17 – Global share was not compelling. Morgan Stanley did not communicate a counterproposal.

        For the next several weeks, W. P. Carey and CPA:17 – Global, with the assistance of their respective external legal and financial advisors, continued to discuss various considerations concerning the proposed transaction.

        On October 3, 2017, the CPA:17 Special Committee held a telephonic meeting, together with representatives from Morgan Stanley, Clifford Chance and Pepper Hamilton, during which representatives from Morgan Stanley summarized their discussions with W. P. Carey and representatives of J.P. Morgan regarding the August W. P. Carey Proposal. The CPA:17 Special Committee confirmed its view that there was no imperative for a current transaction with W. P. Carey, determined to continue to consider whether such transaction would be in the best interest of the CPA:17 Stockholders, and instructed Morgan Stanley to continue to engage with W. P. Carey's advisors in order to improve the August W. P. Carey Proposal for consideration by the CPA:17 Special Committee.

        On October 4, 2017, J.P. Morgan and Morgan Stanley met to discuss the impact of recent events in the CPA:17 portfolio on CPA:17's estimated NAV per share. On October 10, 2017, the CPA:17 Special Committee held a telephonic meeting, together with representatives of Morgan Stanley, Clifford

Chance and Pepper Hamilton. The representatives from Morgan Stanley summarized their recent discussions with W. P. Carey and representatives of J.P. Morgan. W. P. Carey's position was that it would not revise the August W. P. Carey Proposal. Morgan Stanley next presented its analysis of CPA:17 – Global's December 31, 2016 NAV and alternative NAV assumptions. Morgan Stanley then reviewed pro forma share price accretion (dilution) analyses based on the August W. P. Carey Proposal and other pricing reference points. After discussion, the CPA:17 Special Committee instructed Morgan Stanley to inform W. P. Carey and its advisors that the August W. P. Carey Proposal was not compelling, which it did on October 11, 2017. W. P. Carey then withdrew the August W. P. Carey Proposal.

        Effective October 16, 2017, James D. Price, age 78, resigned from CPA:17 – Global's board of directors, and, by extension, the CPA:17 Special Committee.

        On October 17, 2017, the CPA:17 Special Committee held a telephonic meeting, together with representatives from Morgan Stanley, Clifford Chance and Pepper Hamilton. Morgan Stanley provided an update on the latest discussions with W. P. Carey and J.P. Morgan. As instructed by the CPA:17 Special Committee, the Morgan Stanley representatives had informed W. P. Carey that the CPA:17 Special Committee was prepared to continue discussions about a potential transaction, but the August W. P. Carey Proposal was not compelling. In response, W. P. Carey and its advisors informed Morgan Stanley that W. P. Carey was terminating further discussions at this time.

        Over the next few weeks, representatives of W. P. Carey requested the CPA:17 Special Committee to provide a counterproposal to the August W. P. Carey Proposal. During that period, Morgan Stanley and representatives of W. P. Carey telephonically discussed the latest developments in the CPA:17 – Global portfolio.

        On November 14, 2017, the CPA:17 Special Committee held a telephonic meeting, together with representatives from Morgan Stanley, Clifford Chance and Pepper Hamilton. Morgan Stanley provided an update on recent discussions with W. P. Carey and representatives of J.P. Morgan. The Morgan Stanley representatives then reviewed updates on the CPA:17 – Global portfolio and analyses of CPA:17 – Global's valuation and accretion (dilution) to W. P. Carey at various potential transaction prices. After discussion, the CPA:17 Special Committee requested that Morgan Stanley prepare, for consideration by the Special Committee, alternative counterproposals to the August W. P. Carey Proposal.

        On November 17, 2017, the CPA:17 Special Committee held a telephonic meeting, together with representatives from Morgan Stanley, Clifford Chance and Pepper Hamilton, to consider potential counterproposals to the August W. P. Carey Proposal. The CPA:17 Special Committee and its advisors reviewed fixed ratio, fixed price and collar pricing structures and related precedents, as well as pro forma share price accretion (dilution) to W. P. Carey at various transaction prices. They then reviewed potential alternative counterproposals and related negotiating points. After discussion, and on the recommendation of Morgan Stanley, the CPA:17 Special Committee authorized Morgan Stanley to present a counterproposal of a fixed price structure (floating exchange ratio) at $10.70 per CPA:17 – Global share, payable in cash and/or stock at W. P. Carey's election, and without any collar pricing structure, and to inform the representatives of W. P. Carey that the CPA:17 Special Committee would be willing to consider a current transaction on those terms if the CPA:17 Special Committee were to determine that a current transaction would be in the best interests of CPA:17 Stockholders, taking into account all relevant circumstances at the time of the determination. Morgan Stanley representatives presented the counterproposal to W. P. Carey and J.P. Morgan on November 20, 2017.

        On November 21, 2017, the CPA:17 Special Committee held a telephonic meeting, together with representatives from Morgan Stanley, Clifford Chance and Pepper Hamilton. Morgan Stanley reported that it had presented the CPA:17 Special Committee's counterproposal of $10.70 per CPA:17 – Global share to W. P. Carey and J.P. Morgan and were awaiting a response. Based on then-current trading prices, a $10.70 price implied an exchange ratio of 0.1480.

        On November 22, 2017, W. P. Carey instructed J.P. Morgan to presented a counterproposal to CPA:17 – Global's advisors of $10.30 per CPA:17 – Global share based on 100% stock consideration and a fixed exchange ratio. J.P. Morgan communicated to Morgan Stanley that W. P. Carey would not agree to a floating exchange ratio structure.

        On November 24, 2017, the CPA:17 Special Committee held a telephonic meeting, together with representatives from Morgan Stanley, Clifford Chance and Pepper Hamilton. The Morgan Stanley representatives reported that representatives of W. P. Carey, in response to the counterproposal that the CPA:17 Special Committee had previously authorized, had proposed a transaction price of $10.30 per CPA:17 – Global share, payable in W. P. Carey common stock at a fixed exchange ratio to be set in connection with the execution of a definitive agreement. After extensive discussion among the members of the CPA:17 Special Committee, the CPA:17 Special Committee authorized Morgan Stanley to inform W. P. Carey's representatives that the CPA:17 Special Committee (a) was not prepared to accept W. P. Carey's proposal at this time, and (b) would instead be willing to reduce the transaction price in its prior counterproposal to $10.60 (from $10.70) per CPA:17 – Global share (or an implied ratio of 0.1490 based on then-current trading prices), payable in cash and/or stock at W. P. Carey's election and with the fixed exchange ratio for the stock component to be set in connection with the closing of the transaction. The CPA:17 Special Committee also authorized the Morgan Stanley representatives to inform W. P. Carey that the CPA:17 Special Committee would be willing to consider the transaction structure proposed by W. P. Carey but that the transaction price would have to be $10.70 or greater per CPA:17 – Global share. Morgan Stanley communicated this revised proposal to J.P. Morgan on November 28, 2017.

        On November 29, 2017, W. P. Carey instructed J.P. Morgan to present a counterproposal to CPA:17 – Global's advisors of $10.35 per CPA:17 – Global share based on 100% stock consideration and a fixed exchange ratio. At W. P. Carey's instruction, J.P. Morgan communicated that this proposal was a "best and final" proposal. In response to a request from Morgan Stanley, J.P. Morgan also communicated other key deal terms, including a no-shop and two-tiered break fee construct (2.0% of equity value for 30 days post signing and 4.0% thereafter).

        On November 30, 2017, the CPA:17 Special Committee held a telephonic meeting, together with representatives from Morgan Stanley, Clifford Chance and Pepper Hamilton, where the Morgan Stanley representatives confirmed that they had presented to W. P. Carey's representatives the proposals authorized by the CPA:17 Special Committee at its November 24, 2017 meeting, and they reported that, on November 29, 2017, representatives of W. P. Carey had proposed, as a "best and final offer," a transaction price of $10.35 per CPA:17 – Global share, payable in W. P. Carey common stock at a fixed exchange ratio to be set in connection with the execution of a definitive agreement in December 2017. After extensive discussion among the members of the CPA:17 Special Committee, the CPA:17 Special Committee determined that the transaction as proposed by W. P. Carey's representatives was not in the best interest of CPA:17 Stockholders at that time and authorized Morgan Stanley to inform W. P. Carey's representatives that the CPA:17 Special Committee was not prepared to accept it.

        Over the next several days, representatives of W. P. Carey contacted Mr. Pinola directly to explore potential transaction prices at which the parties might mutually agree to pursue a transaction.

        On December 5, 2017, the CPA:17 Special Committee held a telephonic meeting, together with representatives from Morgan Stanley, Clifford Chance and Pepper Hamilton. Mr. Pinola reported on his discussions with W. P. Carey representatives. Mr. Pinola reported that W. P. Carey's position in those discussions was that its best and final price proposal was $10.35 per CPA:17 – Global share, payable in W. P. Carey common stock at a fixed exchange ratio to be set in connection with the execution of a definitive merger agreement. After discussion among the members of the CPA:17 Special Committee, the CPA:17 Special Committee determined that the transaction as proposed by W. P. Carey's representatives would not be in the best interest of CPA:17 Stockholders at that time.

        Over the next few weeks, Mr. Pinola and Mr. DeCesaris held several direct discussions about transaction prices between $10.35 and $10.50 per CPA:17 – Global share.

        During November and December 2017, W. P. Carey and DLA Piper worked to refine an internal draft of the proposed Merger Agreement.

        On January 3, 2018, Jason E. Fox and John J. Park, who had become the Chief Executive Officer and President, respectively, of W. P. Carey on January 1, 2018, and Mr. Pinola discussed a revised proposal of $10.50 per CPA:17 share based on a 100% stock transaction and a fixed exchange ratio based on W. P. Carey's average stock price over a period to be defined. Following that discussion, J.P. Morgan and Morgan Stanley discussed the time period over which to determine the exchange ratio. J.P. Morgan communicated that the proposal was based on a 30-day VWAP, which implied an exchange ratio of 0.1495x.

        On January 5, 2018, DLA Piper sent a draft merger agreement to Clifford Chance. The draft agreement contained a no-shop (as opposed to a go-shop) provision and assumed that there would be no crediting of any termination fee payable to W. P. Carey against fees and distributions payable to W. P. Carey in its capacity as CPA:17 – Global's advisor in the event of a sale of CPA:17 – Global to a third party. In light of the open issues regarding transaction pricing, the CPA:17 Special Committee did not authorize Clifford Chance and Pepper Hamilton to undertake a substantive review of the draft agreement.

        Beginning in January 2018, the market prices of REIT shares dropped significantly. W. P. Carey's closing common stock price declined from $68.47 on January 3, 2018 to $65.49 on January 10, 2018.

        On January 11, 2018, the CPA:17 Special Committee held a telephonic meeting, together with representatives from Morgan Stanley, Clifford Chance and Pepper Hamilton. The Morgan Stanley representatives updated the CPA:17 Special Committee as to recent discussions between Morgan Stanley and W. P. Carey and its financial advisors. The Morgan Stanley representatives reported that representatives of W. P. Carey had proposed transaction consideration payable in W. P. Carey Common Stock at a fixed exchange ratio of 0.1495 shares of W. P. Carey Common Stock for each share of CPA:17 Common Stock. The Morgan Stanley representatives noted that the proposed exchange ratio reflected a per share value of the CPA:17 – Global shares of $10.50 based on the average trading price of W. P. Carey shares over a 30 trading-day period ending on January 3, 2018, and a per share value of $9.79 based on the W. P. Carey share price on January 10, 2018. The CPA:17 Special Committee determined to consider the latest proposal from W. P. Carey and discuss it at an upcoming meeting.

        On January 17, 2018, the CPA:17 Special Committee held a meeting in the offices of Clifford Chance, together with representatives of Morgan Stanley, Clifford Chance and Pepper Hamilton. The Morgan Stanley representatives reviewed preliminary valuation summaries of W. P. Carey and CPA:17 – Global and provided a relative valuation summary of the two companies and a review of the consequences of the potential merger transaction if it were completed on the terms of the latest W. P. Carey proposal. The CPA:17 Special Committee and its advisors then discussed the W. P. Carey proposal and noted that the CPA:17 Special Committee had not made a decision that a transaction such as the proposed merger would be in the best interest of CPA:17 – Global at that time. The CPA:17 Special Committee then determined to defer action on the most recent W. P. Carey proposal until the completion of the customary third-party net asset valuation of CPA:17 – Global as of December 31, 2017.

        In March 2018, CPA:17 – Global published an estimated NAV per share of its common stock of $10.04 at December 31, 2017, a slight decline from the prior year's estimated NAV per share of $10.11.

        In mid-May 2018, Party A contacted Morgan Stanley to inquire about the status of a transaction between W. P. Carey and CPA:17 – Global. Party A noted that, based solely on its review of publicly available information, Party A could potentially consider a transaction at a price of $10.50 per

CPA:17 – Global share, based upon certain assumptions Party A was making. Party A requested to have access to non-public information regarding CPA:17 – Global so that Party A could consider developing a formal proposal to acquire CPA:17 – Global.

        In late May 2018, Mr. Fox met with Mr. Pinola to discuss potentially resuming merger negotiations. Shortly thereafter, representatives of W. P. Carey contacted representatives of Morgan Stanley to express an interest in resuming discussions regarding a potential merger between CPA:17 – Global and W. P. Carey. W. P. Carey indicated that W. P. Carey would be prepared to agree to an exchange ratio of 0.1565, which was equivalent to $10.50 per CPA:17 – Global share based on the recent closing price of W. P. Carey common stock. Morgan Stanley representatives relayed their view that spot pricing was not the appropriate reference statistic and encouraged W. P. Carey to consider a price based on recent volume weighted average prices.

        On May 30, 2018, W. P Carey's senior management team discussed the potential restart of merger negotiations with the W. P. Carey board of directors, including the various considerations surrounding a renewed offer (e.g., potential offer parameters, timing of the transaction, etc.). The W. P. Carey board of directors agreed that W. P Carey's senior management team should present a renewed offer to the CPA:17 Special Committee regarding a potential merger with CPA:17 – Global.

        On May 31, 2018, W. P. Carey contacted Morgan Stanley and said W. P. Carey would be prepared to agree to an exchange ratio of 0.160 shares. Morgan Stanley representatives continued to brief Mr. Pinola about the contact with Party A and the discussions with W. P. Carey throughout mid to late May.

        On June 4, 2018, the CPA:17 Special Committee held a telephonic meeting, together with representatives from Morgan Stanley, Clifford Chance and Pepper Hamilton. The representatives of Morgan Stanley reviewed a chronology of the transaction proposals that had been discussed from August 2017 to January 2018, and a review of W. P. Carey's share price performance in 2017 and 2018 to date. The Morgan Stanley representatives reported that W. P. Carey was now proposing transaction consideration payable in W. P. Carey common stock at a fixed exchange ratio 0.160 shares of W. P. Carey common stock for each share of CPA:17 – Global common stock. They noted that the proposed exchange ratio reflected a per share value of the CPA:17 – Global shares of $10.76 based on the W. P. Carey share price on June 1, 2018, and a per share value of $10.34 based on the volume-weighted average trading price of W. P. Carey shares over a 30 trading-day period ended on June 1, 2018. The Morgan Stanley representatives then reviewed various analyses of the proposed transaction, noted that the proposed exchange ratio was materially more favorable than W. P. Carey's prior proposals and shared their view that W. P. Carey would not entertain further negotiation of the exchange ratio. As to the preliminary indication of interest from Party A, the CPA:17 Special Committee concurred that CPA:17 – Global should enter into a non-disclosure agreement with Party A to cover the sharing of non-public information at the appropriate time.

        The Morgan Stanley representatives then noted that W. P. Carey had requested a no-shop (rather than a go-shop) provision and a 3% break-up or termination fee in connection with their revised proposal. After discussion, the CPA:17 Special Committee authorized Morgan Stanley to advise W. P. Carey's representatives that the proposed exchange ratio was an acceptable basis on which to negotiate a merger agreement in order for the CPA:17 Special Committee, after such negotiation and further analysis, to determine if the proposed transaction, or any alternative thereto, would be in the best interest of CPA:17 Stockholders at this time. Morgan Stanley was also instructed to inform W. P. Carey's representatives that the CPA:17 Special Committee would expect a go-shop provision and that the aggregate of any break-up fees and any advisory fees and special general partner distributions payable to W. P. Carey in the event of a third-party transaction (the "Contractual Payments") would be fixed in the merger agreement.

        The legal and financial advisors to CPA:17 – Global, the CPA:17 Special Committee and W. P. Carey engaged in negotiations over the next several days. In particular, the parties discussed: having a go-shop versus a no-shop; the length of any go-shop period; the amount of the Contractual Payments and whether W. P. Carey would waive any or all of them in connection with a merger between CPA:17 – Global and W. P. Carey and a transaction between CPA:17 – Global and a third party; the amount of any termination fee payable to W. P. Carey and whether it would be credited against the Contractual Payments; the amount of debt W. P. Carey may incur between signing and closing of a merger; and restrictions on W. P. Carey's ability, in its capacity as CPA:17 – Global's advisor, to cause CPA:17 – Global to dispose of assets between signing and closing.

        On June 5, 2018, Clifford Chance circulated a revised draft of the merger agreement for review by DLA Piper.

        CPA:17 – Global and Party A entered into a non-disclosure agreement on June 6, 2018.

        Between June 5, 2018 and June 15, 2018, representatives of Clifford Chance and Pepper Hamilton, on behalf of CPA:17 – Global and the CPA:17 Special Committee, and DLA Piper, on behalf of W. P. Carey, exchanged drafts of the merger agreement and held several negotiation sessions regarding the issues described above, and other terms of the merger agreement and ancillary agreements.

        On June 13, 2018, the CPA:17 Special Committee held a meeting at the offices of Clifford Chance, together with representatives of Morgan Stanley, Clifford Chance and Pepper Hamilton. Representatives of Clifford Chance reviewed an overview of the proposed transaction, including the material provisions contained in a June 12, 2018 draft merger agreement prepared on behalf of CPA:17 – Global. The Clifford Chance representatives highlighted the issues that remained open between the parties. While W. P. Carey had agreed to a go-shop provision, the length of the go-shop remained unresolved as did the treatment of the Contractual Payments and the crediting and amount of termination fees. The CPA:17 Special Committee also reviewed and discussed a form of the Charter Amendment. The CPA:17 Special Committee observed that the procedural and substantive requirements of the CPA:17 Charter applicable to Roll-Up Transactions were impractical. They noted, for example, that CPA:17 – Global had obtained an appraisal of its real properties as of December 31, 2017 and that it seemed unnecessary and costly to obtain a further appraisal of the entire portfolio as of a date immediately preceding the announcement of a proposed merger, if that were even possible. The CPA:17 Special Committee further observed that the rules governing Roll-Up Transactions under the SEC's Regulation S-K exclude transactions involving securities of any entity that have been listed on a national securities exchange for more than 12 months. Accordingly, the CPA:17 Special Committee favored amending the CPA:17 Charter to make the definition of Roll-Up Transaction consistent with the definition under federal securities laws.

        After discussion of the various provisions and issues, the CPA:17 Special Committee provided negotiation direction to its advisors with respect to the material open items in the merger agreement. A representative of Venable LLP then joined the meeting by telephone to advise the members of CPA:17 Special Committee as to their duties under Maryland law with respect to the proposed transaction and related matters. The CPA:17 Special Committee then reviewed the benefits and considerations of the proposed transaction.

        The Morgan Stanley representatives next discussed in detail with the CPA:17 Special Committee valuation analyses of CPA:17 – Global, W. P. Carey, and the proposed transaction, together with supporting data. After reviewing W. P. Carey's share price performance, the Morgan Stanley representatives presented an overview of the proposed merger, an overview of the W. P. Carey pro forma capitalization after the merger, and various accretion (dilution) analyses of the proposed merger, noting, among other benefits, that the proposed transaction would be accretive to CPA:17 Stockholders on an adjusted earnings and dividends basis based on estimated 2019 W. P. Carey results. The CPA:17 Special Committee then considered the various alternatives to the proposed transaction which had been under consideration since the Committee's formation in August 2017, including maintaining the status quo and not pursuing a liquidity alternative at the current time, an initial public offering of CPA:17 – Global, the internalization of CPA:17 – Global's management function, the liquidation of CPA:17 – Global's assets, and the consideration of potential acquisition bidders in addition to W. P. Carey. After discussion, and with input from its financial and legal advisors, the CPA:17 Special Committee concluded that the available alternatives were not as favorable to CPA:17 Stockholders as the proposed transaction with W. P. Carey, and that additional bidders could be effectively pursued through the go-shop process permitted by the merger agreement.

        The CPA:17 Special Committee then determined to continue its evaluation of the proposed transaction and directed its advisors to seek to finalize the terms of the merger agreement in order for the CPA:17 Special Committee to make a determination of whether it would recommend to the Board that the proposed transaction was advisable and in the best interests of CPA:17 – Global and the CPA:17 Stockholders, was fair and reasonable to CPA:17 – Global and the CPA:17 Stockholders, and was on terms and conditions at least as favorable as those available from unaffiliated third parties.

        Also on June 13, 2018, W. P. Carey's board of directors met with representatives of W. P. Carey's management team and legal and financial advisors at W. P. Carey's offices. W. P. Carey's management and representatives of DLA Piper reviewed with the board of directors the principal terms and conditions of the Merger Agreement. Also at this meeting, representatives of J.P. Morgan discussed its financial analysis of the Exchange Ratio of 0.160 in detail with W. P. Carey's board of directors.

        The parties' legal and financial advisors continued negotiations of the terms of the proposed merger and merger agreement over the next several days with a view to finalizing them.

        On June 16, 2018, W. P. Carey's board of directors met with representatives of W. P. Carey's management team and legal and financial advisors telephonically. W. P. Carey's management and representatives of DLA Piper confirmed with the board of directors the principal terms and conditions of the Merger Agreement. Also at this meeting, representatives of J.P. Morgan presented to the W. P. Carey board of directors its updated financial analysis of the Exchange Ratio and delivered to the W. P. Carey board of directors an oral opinion, confirmed by delivery of a written opinion dated June 16, 2018, to the effect that, as of that date and based on and subject to various assumptions and limitations described in the opinion, the Exchange Ratio of 0.160 was fair, from a financial point of view, to W. P. Carey. After discussion, the board of directors of W. P. Carey determined that the Merger was advisable and in the best interests of W. P. Carey and recommended that the Stock Issuance be submitted to the W. P. Carey Stockholders for their approval.

        Also on June 16, 2018, representatives of Clifford Chance distributed substantially final versions of the Merger Agreement and ancillary documents to the CPA:17 Special Committee, indicating the resolution of the open issues that had been discussed with the CPA:17 Special Committee at its June 13, 2018 meeting. Representatives of Morgan Stanley also distributed materials to the CPA:17 Special Committee containing their valuation analyses, which were substantially similar to those reviewed with the CPA:17 Special Committee on June 13, 2018.

        On June 17, 2018, the CPA:17 Special Committee held a telephonic meeting, together with representatives from Morgan Stanley, Clifford Chance and Pepper Hamilton. The CPA:17 Special Committee reviewed the final terms of the proposed transaction and the proposed resolution of all material open issues. The CPA:17 Special Committee then reviewed Morgan Stanley's disclosure of relationships with W. P. Carey and confirmed that the CPA:17 Special Committee was satisfied with the independence of Morgan Stanley. The Morgan Stanley representatives then summarized their final valuation analyses of CPA:17 – Global, W. P. Carey and the Merger, reviewed the list of third parties initially anticipated to be contacted in the go-shop process, and confirmed that the data room to be used for the go-shop process was populated and ready for use. At the request of the CPA:17 Special Committee, Morgan Stanley then delivered to the CPA:17 Special Committee its oral opinion

(subsequently confirmed in writing) that, as of June 17, 2018 and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in Morgan Stanley's opinion, the Exchange Ratio was fair from a financial point of view to the holders of shares of CPA:17 Common Stock (other than the holders of Excluded Shares). Following this, a representative from Morgan Stanley provided an overview of the go-shop process and listed the strategic and financial entities which would be contacted. A representative from Clifford Chance then reviewed with the CPA:17 Special Committee the principal terms and conditions of the Merger Agreement.

        The CPA:17 Special Committee then discussed the various benefits and other considerations respecting the proposed transaction, and, after discussion, the CPA:17 Special Committee determined that the Merger, the Merger Agreement and the transactions contemplated thereby, including the Charter Amendment, are advisable and in the best interests of CPA:17 – Global and the CPA:17 Stockholders, and that the Merger is fair and reasonable to CPA:17 – Global and the CPA:17 Stockholders and on terms and conditions at least as favorable as those available from unaffiliated third parties. By unanimous vote, the CPA:17 Special Committee adopted resolutions making declarations to the same effect and recommended to the CPA:17 – Global board of directors that it adopt resolutions and direct the Merger and the other transactions contemplated by the Merger Agreement, including the Charter Amendment, to be submitted for consideration at a special meeting of the CPA:17 Stockholders.

        Immediately following the CPA:17 Special Committee meeting on June 17, 2018, the board of directors of CPA:17 – Global held a telephonic meeting to approve the transaction with W. P. Carey, at which the financial and legal advisors of the CPA:17 Special Committee were also present. Representatives from Clifford Chance described the resolutions that had been adopted by the CPA:17 Special Committee at the meeting prior to the board meeting. The CPA:17 Special Committee informed the board that the Morgan Stanley fairness opinion was for the information of the board as well as the CPA:17 Special Committee. Following deliberations, the CPA:17 – Global board of directors (with the unanimous vote of the independent directors) determined that the Merger, the Merger Agreement and the transactions contemplated thereby, including the Charter Amendment, are advisable and in the best interests of CPA:17 – Global and the CPA:17 Stockholders, and that the Merger is fair and reasonable to CPA:17 – Global and the CPA:17 Stockholders and on terms and conditions at least as favorable as those available from unaffiliated third parties. The CPA:17 – Global board of directors adopted resolutions making declarations to the same effect, among other resolutions, and directed the Merger and the other transactions contemplated by the Merger Agreement, including the Charter Amendment, to be submitted for consideration at a special meeting of the CPA:17 Stockholders. Jason E. Fox, a director of each of CPA:17 – Global and W. P. Carey, abstained from voting on the matters.

        On Sunday, June 17, 2018, W. P. Carey and CPA:17 – Global executed and delivered the Merger Agreement and certain ancillary documents.

        On June 18, 2018, W. P. Carey issued a press release announcing the proposed transaction.

        On June 18, 2018, CPA:17 – Global issued a press release announcing the proposed transaction.

        Commencing on June 18, 2018, representatives from Morgan Stanley, under the direction of the CPA:17 Special Committee, contacted a total of 17 strategic and financial entities that might have an interest in submitting a proposal to acquire CPA:17 – Global during the go-shop period, including Party A. These contacts resulted in 5 parties negotiating and entering into confidentiality agreements with CPA:17 – Global and receiving access to the diligence materials in the virtual data room.

        On June 25, 2018, the CPA:17 Special Committee held a telephonic meeting, together with representatives from Morgan Stanley, Clifford Chance and Pepper Hamilton. The representatives from

Morgan Stanley provided an update on the market reaction to the announcement of the proposed transaction and reviewed with the CPA:17 Special Committee the status of the go-shop process.

        On June 27, 2018, CPA:17 – Global's Board of Directors determined that the appointment and authorization of the CPA:17 Special Committee should be continued until either the transaction with W. P. Carey contemplated by the Merger Agreement or an alternative transaction with a third party was consummated.

        On July 2, 2018, July 9, 2018, and July 16, 2018, the CPA:17 Special Committee held telephonic meetings, together with representatives from Morgan Stanley, Clifford Chance and Pepper Hamilton. The representatives from Morgan Stanley provided a detailed report on the status of the go-shop process. The go-shop period expired on July 18, 2018. CPA:17 – Global did not receive any proposals for an alternative transaction as of the expiration of the go-shop period.

W. P. Carey's Reasons for the Merger

        After careful consideration, W. P. Carey's board of directors, by a vote at a meeting held on June 16, 2018, determined that the Merger is advisable and in the best interests of W. P. Carey and its stockholders, approved the Merger and the Stock Issuance and recommended that the Stock Issuance in connection with the Merger be submitted to the W. P. Carey Stockholders for their approval. In its evaluation, the W. P. Carey board of directors consulted with W. P. Carey's senior management and legal and financial advisors, and considered a number of factors that the board of directors believed supported its decision, including the following material factors:

Strategic Benefits

  •
  the Merger accelerates W. P. Carey's strategy to focus exclusively on net-lease investing for its balance sheet and further simplifies its business;

  •
  the Merger improves W. P. Carey's earnings quality by increasing stable, higher-value real estate rental income as a percentage of total revenue and Adjusted Funds From Operations ("AFFO");

  •
  the Merger is expected to be immediately accretive to the real estate segment of the combined company's AFFO per share and will increase the percentage of its dividend covered by real estate rental income;

  •
  the high likelihood that the Merger will be completed in a timely manner given the commitment of both parties to complete the Merger pursuant to their respective obligations under the Merger Agreement, the absence of any significant closing conditions under the Merger Agreement, other than the stockholder approvals and third-party consents, and the fact that W. P. Carey's obligation to consummate the Merger is not subject to any financing contingency;

  •
  given that W. P. Carey and its affiliates act as CPA:17 – Global's advisor and manage the day-to-day activities of CPA:17 – Global, the Merger would require less real estate due diligence than would otherwise occur with an unrelated third party and significantly reduces integration risks;

Portfolio Benefits

  •
  CPA:17 owns a high-quality real estate portfolio that is aligned with W. P. Carey's existing portfolio based on asset type, tenant industry and geographic locations;

  •
  the Merger will improve the portfolio's overall weighted average lease term;

  •
  the Merger increases tenant and industry diversification and substantially decreases top ten tenant concentration;

Size and Scale Benefits

  •
  the Merger materially increases W. P. Carey's size and scale resulting in a pro forma equity market capitalization of approximately $10.5 billion and a pro forma total enterprise value of approximately $16.7 billion;

  •
  the Merger is expected to result in increased stock liquidity;

  •
  the Merger will improve operational efficiency by spreading W. P. Carey's general and administrative expenses over a larger owned real estate asset base;

Balance Sheet Benefits

  •
  the Merger enhances the overall credit profile of W. P. Carey and is expected to reduce its ratio of debt to gross assets;

  •
  the Merger is expected to improve W. P. Carey's overall cost of capital; and

Fairness Opinion

  •
  the opinion, dated June 16, 2018, of W. P. Carey's financial advisor, J.P. Morgan, to the W. P. Carey board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to W. P. Carey of the Exchange Ratio of 0.160, which opinion was based on and subject to the assumptions made, procedures followed, factors considered and limitations on the review undertaken as more fully described in the section entitled "Opinion of W. P. Carey's Financial Advisor."

        W. P. Carey's board of directors also considered the following potentially negative factors in its deliberations concerning the Merger:

  •
  the Merger is expected to lower overall AFFO per share due to the reduction in asset management fees and reimbursements paid by CPA:17 – Global;

  •
  the possibility that the Merger may not be completed, or that completion may be unduly delayed, for reasons beyond the control of W. P. Carey or CPA:17 – Global;

  •
  the risk that failure to complete the Merger could negatively affect the financial results of W. P. Carey and the price of its Common Stock;

  •
  the possibility that the value per share for stockholders of W. P. Carey could be reduced immediately following the Merger as a result of the premium that is expected to be paid to consummate the Merger;

  •
  the substantial costs expected to be incurred in connection with the Merger;

  •
  the temporary increase in the ratio of secured debt to gross assets as a result of the Merger;

  •
  the increased international exposure from acquiring CPA:17 – Global and assets located in certain countries that are not currently part of W. P. Carey's existing owned real estate portfolio;

  •
  certain CPA:17 – Global assets have higher risk profiles or may not be aligned with W. P. Carey's long-term investment strategy;

  •
  the obligation of W. P. Carey to pay certain expenses upon termination of the Merger if the Merger is terminated under certain conditions;

  •
  the risk that the announcement of the Merger and the efforts necessary to complete the Merger could result in a disruption in the operations of W. P. Carey by, among other things, diverting management focus and other resources of W. P. Carey from operational matters, strategic opportunities and its day-to-day business; and

  •
  the other relevant factors to W. P. Carey described under the section titled "Risk Factors."

        W. P. Carey did not quantify any anticipated cost savings with respect to the Merger since they were expected to be relatively immaterial in light of the size of the overall proposed transaction given that CPA:17 – Global is managed by W. P. Carey, does not have any employees, and has very little in terms of operational costs or overhead aside from the advisory fees paid to W. P. Carey. The foregoing discussion of the factors considered by the W. P. Carey board of directors is not intended to be exhaustive but rather summarizes the material factors considered by the W. P. Carey board of directors.

CPA:17 – Global's Reasons for the Merger

        At a meeting on June 17, 2018, the CPA:17 – Global board of directors (with the unanimous vote of the independent directors) and the CPA:17 Special Committee adopted resolutions declaring that each of the Merger and the Charter Amendment is advisable and in the best interests of CPA:17 – Global and the CPA:17 Stockholders, and that the Merger is fair and reasonable to CPA:17 – Global and the CPA:17 Stockholders and on terms and conditions at least as favorable as those available from unaffiliated third parties, and directing that the Merger and the Charter Amendment be submitted for consideration at a special meeting of the CPA:17 Stockholders. Jason E. Fox, a director of each of CPA:17 – Global and W. P. Carey, abstained from voting on the matters. In making their determination, the CPA:17 – Global board of directors and the CPA:17 Special Committee considered a variety of factors, including:

  •
  the expectation that the proposed transaction with W. P. Carey will provide liquidity to CPA:17 – Global's stockholders by delivering to them shares in a publicly traded listed company with a broad stockholder base, and with no lock-ups or other restrictions on transfer;

  •
  the Exchange Ratio implies a premium of 6.8% and 5.3% to CPA:17 – Global's estimated net asset value ("NAV") per share of $10.04 at December 31, 2017, based on the closing price of W. P. Carey's common stock of $67.03 on June 15, 2018 (the last trading day prior to the announcement of the Merger) and the 30-day volume weighted average price for the 30 days ending on and including June 15, 2018, respectively;

  •
  the dividend that the CPA:17 Stockholders will receive based on the Exchange Ratio and W. P. Carey's existing dividend rate will be slightly increased;

  •
  the expectation that the combined company will be among the largest publicly traded REITs with an expected enterprise value of approximately $16.7 billion and total market capitalization of approximately $17.0 billion, and a more diversified portfolio of approximately 1,159 properties with 129 million square feet of corporate real estate leased to approximately 302 companies around the world; as a result of its larger size and enhanced balance sheet, the combined company is expected to have greater operating and financial flexibility and better access to capital markets with a lower cost of capital than CPA:17 – Global on a standalone basis;

  •
  the receipt of shares of W. P. Carey common stock in the Merger will be tax-deferred to CPA:17 Stockholders, until such time as the shares of W. P. Carey received in the Merger are sold;

  •
  the CPA:17 – Global board of directors and the CPA:17 Special Committee each concluded, after consideration and review with its legal and financial advisors, that the transaction with

    W. P. Carey was superior to other possible liquidity alternatives for a number of reasons, including the view that:

    •
    the current opportunities for an initial public offering or a public offering listing are not favorable, particularly for REITs that are externally managed;

    •
    it could be challenging to retain a management team in order to pursue a listing as an internally managed REIT;

    •
    a sale of CPA:17 – Global's entire portfolio to unrelated third parties may involve difficulties in obtaining consents from lenders and may require Advisor Closing Amounts;

    •
    there was a low probability that a third party would have the desire or ability to merge with CPA:17 – Global or otherwise acquire its entire portfolio and related debt at a value comparable to the proposed Merger, including as a result of the large size of the portfolio and the large international component of the portfolio (and the lack of response from third parties during a go-shop period, which confirmed this view);

    •
    a liquidation over an extended period would require CPA:17 – Global to continue to incur expenses, including fixed operating expenses that are not tied to the size of CPA:17 – Global's asset base, which would reduce the total net amount realized from the liquidation; and

    •
    the costs associated with separate sales of each property could become significant, thus decreasing returns to CPA:17 Stockholders;

  •
  after the proposed transaction, the combined company would have greater geographic diversification and greater tenant diversification than CPA:17 – Global on a standalone basis, which could provide the combined company with greater cash flow stability;

  •
  the CPA:17 – Global board of directors and the CPA:17 Special Committee each believe that the quality of the combined company's earnings will be improved by the Merger because approximately 96% of the combined company's pro forma AFFO will come from recurring real estate income and the percentage coming from transactional advisory contract income will decline; this improvement may result in the combined company trading at a higher multiple of earnings;

  •
  the projected payout ratio will decrease, resulting in dividends of a higher quality, which may result in greater dividend growth over time than without the Merger;

  •
  CPA:17 Stockholders will have pro forma ownership of approximately 33% of the combined company, and continued ownership of shares in the combined company will provide the opportunity for CPA:17 Stockholders to benefit from potential increases in the price of W. P. Carey common stock after the closing date;

  •
  there is no active public trading market for CPA:17 – Global common stock and CPA:17 – Global's redemption plan includes numerous restrictions that limit CPA:17 Stockholders' ability to sell their shares to CPA:17 – Global, and the price received for any CPA:17 – Global common stock pursuant to CPA:17 – Global's redemption plan (assuming such redemption is available) would be at a 7% discount to CPA:17 – Global's estimated NAV per share of $10.04 at December 31, 2017;

  •
  the Exchange Ratio and the other terms of the Merger Agreement resulted from arm's length negotiations between the CPA:17 Special Committee and W. P. Carey, with the assistance of their respective advisors;

  •
  the combined company will be self-managed, thereby eliminating the external advisory structure under which CPA:17 – Global presently operates;

  •
  the ability of CPA:17 – Global under the Merger Agreement, during the go-shop period, to seek acquisition proposals from third parties;

  •
  the ability of CPA:17 – Global under the Merger Agreement, after the go-shop period, to engage in negotiations with third parties in response to unsolicited acquisition proposals under certain circumstances;

  •
  the ability of CPA:17 – Global to terminate the Merger Agreement to accept a superior proposal prior to the time that the CPA:17 Stockholders approve the Merger, subject to payment of a termination fee of $38.0 million (1.0% of the equity value of the Merger) for a transaction with a qualified third party pursuant to the go-shop procedures and $114.0 million (3.0% of the equity value of the Merger) for a transaction with a third party as a result of an unsolicited offer outside the go-shop procedures;

  •
  the fact that, in the event that the Merger Agreement is terminated in connection with a superior competing transaction, the termination fee is fully creditable against the Advisor Closing Amounts payable to W. P. Carey;

  •
  the ability of the CPA:17 Special Committee to withdraw or modify its recommendation of the Merger under certain circumstances, subject to the payment of the applicable termination fee;

  •
  W. P. Carey's agreement that no disposition fees will be payable to it in the event of a transaction with a third party;

  •
  the high likelihood that the Merger will be completed in a timely manner;

  •
  CPA:17 – Global's right under the Merger Agreement to seek to enforce specifically the terms of the Merger Agreement, including the Merger;

  •
  the financial analyses presented to the CPA:17 Special Committee by Morgan Stanley that, as of June 17, 2018 and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in Morgan Stanley's opinion, the Exchange Ratio was fair from a financial point of view to the holders of shares of CPA:17 Common Stock (other than the holders of Excluded Shares); and

  •
  the Merger and the Charter Amendment are each subject to the approval of CPA:17 Stockholders who therefore have the option to reject the Merger and the Charter Amendment.

        The CPA:17 – Global board of directors and the CPA:17 Special Committee also considered a number of potentially negative factors about the Merger, including:

  •
  the average lease maturity of the combined company's portfolio would be lowered after the Merger compared to that of CPA:17 – Global; the average lease maturity of CPA:17 – Global's portfolio is currently approximately 11.5 years; and the average lease maturity in the combined company's portfolio will be approximately 10.4 years, thereby increasing overall risks related to re-leasing or sale of properties upon expiration of such leases;

  •
  the challenges inherent in the combination of two business enterprises that are the size of CPA:17 – Global and W. P. Carey and the risks and costs to CPA:17 – Global if the Merger does not close;

  •
  the possibility that the transaction with W. P. Carey would not be completed or may be delayed, and the possible adverse effects on the future liquidity options for CPA:17 – Global that might result if the proposed transaction with W. P. Carey were announced and not completed;

  •
  the risk that a different liquidity alternative or a decision not to enter into a current liquidity transaction could ultimately have been more beneficial to CPA:17 Stockholders than the proposed transaction with W. P. Carey;

  •
  the restrictions in the Merger Agreement on the solicitation of a competing transaction after the go-shop period and the requirement under the Merger Agreement that CPA:17 – Global pay W. P. Carey a termination fee of either $38.0 million (1.0% of the equity value of the Merger) or $114.0 million (3.0% of the equity value of the Merger) depending on the circumstances (which, in each case, would be credited against the Advisor Closing Amounts), which may deter third parties from making a competing offer for CPA:17 – Global prior to completion of the Merger;

  •
  the fact that the Exchange Ratio is fixed, meaning that there is no walk-away/termination right as a result of declines in W. P. Carey's stock price before the closing of the Merger;

  •
  the risk that the anticipated strategic and financial benefits of the Merger may not be fully realized;

  •
  the risk that the price of W. P. Carey common stock will decline after the closing date;

  •
  the risk that the dividend of W. P. Carey will decline after the closing date;

  •
  the expenses to be incurred in connection with pursuing the Merger;

  •
  the restrictions in the Merger Agreement on the conduct of CPA:17 – Global's business between the date of the Merger Agreement and the date of the consummation of the proposed Merger;

  •
  if the CPA:17 Stockholders approve the Charter Amendment, the consummation of the Merger will be excluded from the procedural and substantive provisions of the CPA:17 Charter applicable to "Roll-Up Transactions"; and

  •
  the other relevant factors to CPA:17 – Global described under the section titled "Risk Factors."

        The foregoing discussion of the factors considered by the CPA:17 – Global board of directors and the CPA:17 Special Committee is not intended to be exhaustive but rather summarizes the material factors considered by the CPA:17 – Global board of directors and the CPA:17 Special Committee. In view of the wide variety of factors considered, the CPA:17 – Global board of directors and the CPA:17 Special Committee did not find it practicable to quantify or otherwise assign relative weights to the foregoing factors. In addition, individual directors may have given different weights to different factors. The CPA:17 – Global board of directors and the CPA:17 Special Committee considered the positive and negative factors relating to the Merger, the Charter Amendment and the related transactions and believed the negative factors to be materially outweighed by the positive factors.

OPINION OF FINANCIAL ADVISOR TO W. P. CAREY

        Pursuant to an engagement letter dated October 26, 2017, W. P. Carey retained J.P. Morgan as its lead financial advisor in connection with the proposed Merger.

        At the meeting of the board of directors of W. P. Carey on June 16, 2018, J.P. Morgan rendered its oral opinion to the board of directors of W. P. Carey, later confirmed by the delivery of a written opinion dated June 16, 2018, that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the exchange ratio in the proposed Merger was fair, from a financial point of view, to W. P. Carey. The full text of the written opinion of J.P. Morgan dated the date of this Joint Proxy Statement-Prospectus, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex C to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion. W. P. Carey's stockholders are urged to read the opinion in its entirety. J.P. Morgan's written opinion was addressed to the board of directors of W. P. Carey (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed Merger, was directed only to the exchange ratio in the Merger and did not address any other aspect of the Merger. J.P. Morgan expressed no opinion as to the fairness of the exchange ratio to the holders of any class of securities, creditors or other constituencies of W. P. Carey or as to the underlying decision by W. P. Carey to engage in the proposed Merger. The issuance of J.P. Morgan's opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of W. P. Carey as to how such stockholder should vote with respect to the proposed Merger or any other matter.

        In arriving at its opinion, J.P. Morgan, among other things:

  •
  reviewed a draft dated June 15, 2018 of the Merger Agreement;

  •
  reviewed certain publicly available business and financial information concerning W. P. Carey and CPA:17 – Global and the industries in which they operate;

  •
  compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration received for such companies;

  •
  compared the financial and operating performance of W. P. Carey and CPA:17 – Global with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of W. P. Carey common stock and CPA:17 – Global common stock and certain publicly traded securities of such other companies;

  •
  reviewed certain internal financial analyses and forecasts prepared by the management of W. P. Carey relating to the business of W. P. Carey and by management of W. P. Carey in its capacity as manager of CPA:17 – Global , as well as the estimated amount and timing of cost savings and related expenses and synergies expected to result from the Merger, referred to herein as the "Synergies"; and

  •
  performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

        In addition, J.P. Morgan held discussions with certain members of the management of W. P. Carey and CPA:17 – Global with respect to certain aspects of the Merger, and the past and current business operations of W. P. Carey and CPA:17 – Global , the financial condition and future prospects and operations of W. P. Carey and CPA:17 – Global the effects of the Merger on the financial condition and future prospects of W. P. Carey and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

        In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by W. P. Carey and CPA:17 – Global or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to its engagement letter with W. P. Carey, did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct or was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of W. P. Carey or CPA:17 – Global under any applicable laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the Synergies. J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of W. P. Carey and CPA:17 – Global to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the Merger will qualify as a tax-free reorganization for United States federal income tax purposes and will be consummated as described in the Merger Agreement, and that the definitive Merger Agreement would not differ in any material respect from the draft thereof provided to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by W. P. Carey and CPA:17 – Global in the Merger Agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to W. P. Carey with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on W. P. Carey or CPA:17 – Global or on the contemplated benefits of the Merger.

        J.P. Morgan's opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan's opinion noted that subsequent developments may affect J.P. Morgan's opinion, and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan's opinion is limited to the fairness, from a financial point of view, to W. P. Carey of the exchange ratio in the proposed Merger, and J.P. Morgan has expressed no opinion as to the fairness of any consideration to the holders of any class of securities, creditors or other constituencies of W. P. Carey or the underlying decision by W. P. Carey to engage in the Merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the proposed Merger, or any class of such persons relative to the exchange ratio in the proposed Merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which W. P. Carey's Common Stock or CPA:17 – Global 's common stock will trade at any future time.

        The terms of the merger agreement, including the exchange ratio, were determined through arm's length negotiations between W. P. Carey and CPA:17 – Global, and the decision to enter into the merger agreement was solely that of W. P. Carey's board of directors and CPA:17 – Global 's special committee of its board of directors. J.P. Morgan's opinion and financial analyses were only one of the many factors considered by W. P. Carey's board of directors in its evaluation of the proposed Merger and should not be viewed as determinative of the views of W. P. Carey's board of directors or management with respect to the proposed Merger or the exchange ratio.

        In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodology in rendering its opinion to W. P. Carey's board of directors on June 16, 2018 and contained in the presentation delivered to W. P. Carey's board of directors on such date in connection with the rendering of such opinion and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan's analyses.

  Public Trading Multiples Analysis.

        Using publicly available information, J.P. Morgan compared selected financial and market data of W. P. Carey's real estate operations and CPA:17 – Global with similar data for certain publicly traded net lease REITs, both internally and externally managed, that J.P. Morgan judged to be sufficiently analogous to W. P. Carey's real estate operations ("W. P. Carey's real estate operations") and CPA:17 – Global. Because of the nature of W. P. Carey's business, J.P. Morgan separately considered the implied value of W. P. Carey's investment management operations ("W. P. Carey's IM operations"), based on the projected cash flow for the investment management business valued on a run-off basis. The companies selected were as follows:

  •
  STAG Industrial Inc.

  •
  Lexington Realty Trust

  •
  Select Income REIT*

  •
  Global Net Lease Inc.*

  •
  W. P. Carey

        These companies were selected for W. P. Carey and CPA:17 – Global, among other reasons, because they are publicly traded net lease REITs with operations that, for purposes of J.P. Morgan's analysis, may be considered similar to those of W. P. Carey and CPA:17 – Global based on the nature of their assets and operations and the form of their operations. However, certain of these companies may have characteristics that are materially different from those of W. P. Carey and CPA:17 – Global. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than they would affect W. P. Carey and CPA:17 – Global.

        For each company listed above, J.P. Morgan calculated and compared the multiple of equity market price per share to research analysts' consensus estimates for AFFO for the calendar year 2018 ("P/2018E AFFO") based on public filings and other publicly available information as of June 15, 2018. In addition, with respect to W. P. Carey's real estate operations and CPA:17 – Global, J.P. Morgan also compared the multiple for P / 2018E AFFO based on financial forecasts for W. P. Carey's real estate operations and CPA:17 – Global prepared by W. P. Carey management and provided to J.P. Morgan for use in its analysis, which comparison were presented was for reference purposes only and were not relied upon for valuation purposes.

        Based on the results of this analysis, J.P. Morgan derived a multiple reference range for P /2018E AFFO of 12.0x - 15.5x for W. P. Carey real estate and 11.0x - 14.5x for CPA:17 – Global. J.P. Morgan derived a reference range for CPA:17 – Global that was lower than the reference range for W. P. Carey to take into account the lower multiples generally observed for externally managed REITs.

        After applying such ranges to the respective estimated 2018 AFFO for each of W. P. Carey real estate and CPA:17 – Global, and adding the implied equity value of the W. P. Carey IM business as indicated below under "– Discounted Cash Flow Analysis", the analysis indicated the following implied

*
externally managed

equity value per share ranges for W. P. Carey common stock and CPA:17 – Global common stock (rounded to the nearest $0.25):

Public Trading Multiples Analysis	Implied equity value per W. P. Carey share	Implied equity value per CPA:17 – Global share
	$57.25 - $72.75	$7.25 - $9.75

        J.P. Morgan then calculated (1) the ratio of the lowest implied equity value per share for CPA:17 – Global to the highest implied equity value per share for W. P. Carey, and (2) the ratio of the highest implied equity value per share for CPA:17 – Global to the lowest implied equity value per share for W. P. Carey to derive an implied exchange ratio range. The range of implied exchange ratios was 0.0997x to 0.1703x, as compared to the exchange ratio in the proposed Merger of 0.160x.

  CPA:17 – Global Selected Transaction Analysis.

        Using publicly available information, J.P. Morgan examined six selected precedent transactions involving companies in the office/ industrial net lease REIT sector. Specifically, J.P. Morgan reviewed the following transactions:

Acquirer	Target	Month/Year Announced
Blackstone	Gramercy Property Trust	May 2018
GNL Global	American Realty Capital	August 2016
Gramercy Property Trust	Chambers Street	July 2015
Select Income	Cole Corporate Income Trust	September 2014
W. P. Carey	CPA®:16 – Global	July 2013
American Realty Capital	CapLease, Inc.	May 2013

        J.P. Morgan observed a range of cash capitalization rates for the targets implied by the selected transactions of 5.75% to 7.75%. J.P. Morgan then applied this range of implied capitalization rates to CPA:17 – Global's next twelve months estimated net operating income of $378 million as per WPC management forecasts. This analysis resulted in an range of implied equity value per share of CPA:17 – Global common stock (rounded to the nearest $0.25) of $8.50-$13.25, as compared to the per share consideration of $10.72 implied by the exchange ratio of 0.160x in the proposed Merger.

  Discounted Cash Flow Analysis.

        J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied equity value per share for W. P. Carey common stock and CPA:17 – Global common stock. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by the asset and taking into consideration the time value of money with respect to those future cash flows by calculating their "present value." The "unlevered free cash flows" refers to a calculation of the future cash flows of an asset without including in such calculation any debt servicing costs. "Present value" refers to the current value of one or more future cash payments from the asset, which is referred to as that asset's cash flows, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, capitalized returns and other appropriate factors. "Terminal value" refers to the capitalized value of all cash flows from an asset for periods beyond the final forecast period.

        J.P. Morgan calculated the present value of unlevered free cash flows that each of W. P. Carey's real estate operations and W. P. Carey's IM operations is expected to generate during the period from the 9 month period ending December 31, 2018 through the end of 2023 using financial forecasts prepared by W. P. Carey management developed with and provided by W. P. Carey management to J.P. Morgan for its use. J.P. Morgan also calculated a range of terminal values for each of W. P. Carey's operations at December 31, 2023 by applying a terminal growth rate ranging from 0.25-0.75% to W. P. Carey to the financial forecasts of W. P. Carey's real estate operations during 2023 to derive terminal period unlevered free cash flows for W. P. Carey's real estate operations. The unlevered free cash flows and range of terminal values for each company were then discounted to present values using a discount rate range of 5.75% to 6.25%, which range was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of W. P. Carey. With respect to W. P. Carey's IM operations, J.P. Morgan applied a range of cost of equity to 9.0%-11.0% to derive a range of implied equity value of the W. P. IM operations. The foregoing analysis produced a range of implied equity value for the W. P. Carey operations (including the IM operations) of $60.50 - $80.25 per share of W. P. Carey Common Stock (rounded to the nearest $0.25).

        J.P. Morgan also calculated a range of terminal values for CPA:17 – Global at December 31, 2023 by applying a terminal growth rate ranging from 0.25-0.75% to the financial forecasts of CPA:17 – Global during 2023 to derive terminal period unlevered free cash flows for CPA:17 – Global . The unlevered free cash flows and range of terminal values for each company were then discounted to present values using a discount rate range 6.00% to 6.50% with respect to CPA:17 – Global, which range was chosen by J.P. Morgan based upon an analysis of the average cost of equity of CPA:17 – Global. The foregoing analysis produced a range of implied equity value for CPA:17 – Global of $9.25 - $11.50 per share of CPA:17 – Global Common Stock (rounded to the nearest $0.25).

        J.P. Morgan then calculated (1) the ratio of the lowest implied equity value per share for CPA:17 – Global to the highest implied equity value per share for W. P. Carey, and (2) the ratio of the highest implied equity value per share for CPA:17 – Global to the lowest implied equity value per share for W. P. Carey to derive an implied exchange ratio range. The range of implied exchange ratios was 0.1153x to 0.1901x, as compared to the exchange ratio in the proposed Merger of 0.160x.

Other Information

  Illustrative Implied Value Creation Analysis

        J.P. Morgan conducted an illustrative implied value creation analysis, based on public filings and financial forecasts for each of W. P. Carey prepared by W. P. Carey management and provided by W. P. Carey management to J.P. Morgan, that compared the implied equity value per share of W. P. Carey common stock derived from a discounted cash flow valuation on a standalone basis to the pro forma combined company implied equity value per share, adjusted for the proposed exchange ratio of 0.160x. J.P. Morgan determined the pro forma combined company implied equity value per share by calculating: (i) the sum of (a) the implied equity value of each of W. P. Carey and CPA:17 – Global using the midpoint value of each as determined in J.P. Morgan's discounted cash flow analysis described above in "– Discounted Cash Flow Analysis", (b) the estimated discounted present value of the run-rate synergies (as provided by W. P. Carey's management and (c) the discounted value adjusted for fees assumed to be paid by CPA:17 – Global minus (ii) the amounts (a) realized in the disposal of CPA:17 – Global stake and (b) the value adjusted for CPA:17 – Global related investment management fees assumed to be received by W. P. Carey in the years 2018 through 2020. The analysis resulted in, on an illustrative basis, an increase in the value for the holders of W. P. Carey Common Stock of 5.0%. When W. P. Carey's discount rate of 6.00% was applied to the unlevered cash flows of the pro-forma entity, there was a further 2.5% increase in value.

        J.P. Morgan noted that the value creation analysis was a hypothetical, illustrative analysis only and was not a prediction as to future share trading.

  52-Week Low/High.

        J.P. Morgan reviewed the 52-week low / high range for W. P. Carey common stock, which ranged between $59.23 and $72.41, as compared to W. P. Carey's closing price of $67.03 as of June 15, 2018.

        The 52-Week Low / High range was presented merely for reference purposes only and was not relied upon for valuation purposes.

  Analyst Price Targets.

        J.P. Morgan reviewed the price targets for W. P. Carey published by seven research analysts. The price targets presented were between $57.00 and $77.00, as compared to W. P. Carey's closing price of $67.03 on June 15, 2018.

        The analyst price targets were presented merely for reference purposes only and were not relied upon for valuation purposes.

  Selected Analyst Net Asset Value Estimates.

        J.P. Morgan reviewed the net asset value price per share estimates for W. P. Carey by selected equity research analysts. The net asset value price per share estimates presented were between $53.17 to $65.85, as compared to W. P. Carey's closing share price of $67.03 on June 15, 2018.

        The analyst net asset value estimates were presented merely for reference purposes only and were not relied upon for valuation purposes.

  Published Net Asset Value.

        J.P. Morgan reviewed the published net asset value of CPA:17 – Global as of December 31, 2017. The analysis indicated an implied net asset value per share of $10.04, as compared to the implied equity value per share of CPA:17 – Global of $10.72 based on an exchange ratio in the proposed Merger of 0.160x.

        The published net asset value was presented merely for reference purposes only, and was not relied upon for valuation purposes.

  Miscellaneous.

        The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of W. P. Carey or CPA:17 – Global. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

        Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to W. P. Carey or CPA:17 – Global , and none of the selected transactions reviewed was identical to the Merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan's analysis, may be considered similar to those of W. P. Carey and CPA:17 – Global . The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan's analysis, may be considered similar to the Merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to W. P. Carey and CPA:17 – Global and the transactions compared to the Merger.

        As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise W. P. Carey with respect to the Merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with W. P. Carey, CPA:17 – Global and the industries in which they operate.

        J.P. Morgan will receive a fee from W. P. Carey of up to $12,000,000, with $2,000,000 paid upon delivery of its opinion the remainder of which, including an incentive fee of up to $2,000,000 payable in the sole discretion of W. P. Carey, is contingent and payable upon the consummation of the proposed Transaction. In addition, W. P. Carey has agreed to reimburse J.P. Morgan for certain of its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan's engagement. During the two years preceding the date of J.P. Morgan's opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with W. P. Carey and CPA:17 – Global for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and bookrunner on W. P. Carey's credit facility which closed in February 2017, joint lead bookrunner on W. P. Carey's offering of debt securities which closed in January 2017 and joint lead bookrunner on W. P. Carey's offering of debt securities which closed in September 2016. In addition, J.P. Morgan's commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of CPA:17 – Global, for which it received customary compensation or other financial benefits. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of W. P. Carey and CPA:17 – Global. During the two year period preceding delivery of its opinion, the aggregate fees received by J.P. Morgan for services provided to W. P. Carey and CPA:17 – Global were approximately $4,660,000. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of W. P. Carey or CPA:17 – Global for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities

OPINION OF FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE
OF CPA:17 – GLOBAL

        The CPA:17 Special Committee retained Morgan Stanley to provide it with financial advisory services and a financial opinion in connection with the Merger. The CPA:17 Special Committee selected Morgan Stanley to act as its financial advisor based on Morgan Stanley's qualifications, expertise and reputation, and its knowledge of the business and affairs of CPA:17 – Global. As part of this engagement, the CPA:17 Special Committee requested that Morgan Stanley evaluate the fairness from a financial point of view of the Exchange Ratio to the holders of shares of CPA:17 Common Stock, other than shares held by W. P. Carey or any subsidiary of W. P. Carey (referred to as Excluded Shares). On June 17, 2018, at a meeting of the CPA:17 Special Committee, Morgan Stanley rendered its oral opinion, which was subsequently confirmed in writing by delivery of a written opinion to the CPA:17 Special Committee, dated June 17, 2018, that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth therein, the Exchange Ratio pursuant to the Merger Agreement was fair from a financial point of view to the holders of shares of CPA:17 Common Stock (other than the holders of Excluded Shares).

        The full text of the written opinion of Morgan Stanley, dated June 17, 2018, is attached to this Joint Proxy Statement/Prospectus as Annex D, and is hereby incorporated by reference into this Joint Proxy Statement/Prospectus in its entirety. The opinion sets forth, among other things, the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. The summary of the opinion of Morgan Stanley in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of the opinion. You are encouraged to, and should, read Morgan Stanley's opinion and this section summarizing Morgan Stanley's opinion carefully and in their entirety. Morgan Stanley's opinion was directed to the CPA:17 Special Committee, in its capacity as such, and addresses only the fairness from a financial point of view of the Exchange Ratio to the holders of shares of CPA:17 Common Stock (other than the holders of the Excluded Shares), as of the date of the opinion, and does not address any other aspects or implications of the Merger. It was not intended to, and does not, constitute advice or a recommendation to any stockholder of CPA:17 – Global or of W. P. Carey as to how to act or vote in connection with any of the transactions contemplated by the Merger Agreement. Morgan Stanley's opinion did not in any manner address the prices at which the W. P. Carey Common Stock will trade following consummation of the Merger or at any time.

        In connection with rendering its opinion, Morgan Stanley, among other things:

  •
  reviewed certain publicly available financial statements and other business and financial information of CPA:17 – Global and W. P. Carey, respectively;

  •
  reviewed certain internal financial statements and other financial and operating data, concerning CPA:17 – Global and W. P. Carey, respectively;

  •
  reviewed certain financial projections prepared by the managements of CPA:17 – Global and W. P. Carey, respectively;

  •
  reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the managements of CPA:17 – Global and W. P. Carey, respectively;

  •
  discussed the past and current operations and financial condition and the prospects of CPA:17 – Global, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of CPA:17 – Global;

  •
  discussed the past and current operations and financial condition and the prospects of W. P. Carey, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of W. P. Carey;

  •
  reviewed the pro forma impact of the Merger on W. P. Carey's earnings per share, cash flow, consolidated capitalization and certain financial ratios;

  •
  reviewed the reported prices and trading activity for W. P. Carey Common Stock;

  •
  compared the financial performance of CPA:17 – Global and W. P. Carey and the prices and trading activity of W. P. Carey Common Stock with that of certain other publicly traded companies comparable with CPA:17 – Global and W. P. Carey, respectively, and their securities;

  •
  reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  •
  participated in certain discussions and negotiations among representatives of CPA:17 – Global and W. P. Carey and their financial and legal advisors;

  •
  reviewed the Merger Agreement and certain related documents; and

  •
  performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

        In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by CPA:17 – Global and W. P. Carey, and formed a substantial basis for its opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of CPA:17 – Global and W. P. Carey of the future financial performance of CPA:17 – Global and W. P. Carey, including the potential impact of recent changes in the U.S. tax laws and regulations pursuant to H.R. 1, Tax Cuts and Jobs Act, enacted on December 22, 2017 (the "Tax Cuts and Jobs Act") on the future financial performance of CPA:17 – Global and W. P. Carey, as to which Morgan Stanley expressed no view or opinion. Morgan Stanley further noted that (i) the actual and estimated financial and operating performance and the share price data it reviewed for companies with publicly traded equity securities that it deemed to be relevant and (ii) the financial terms of certain acquisition transactions that it deemed relevant might not, in whole or in part, reflect the potential impact of the Tax Cuts and Jobs Act. In addition, Morgan Stanley assumed that the Merger would be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Merger will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code and that the definitive Merger Agreement would not differ in any material respects from the draft thereof furnished to Morgan Stanley. Morgan Stanley assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the Merger. Morgan Stanley relied upon, without independent verification, the assessment by the managements of CPA:17 – Global and W. P. Carey of: (i) the strategic, financial and other benefits expected to result from the Merger; and (ii) the timing and risks associated with the integration of CPA:17 – Global and W. P. Carey. Morgan Stanley did not express any view on, and its opinion did not address, any other term or aspect of the Merger Agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection therewith. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of W. P. Carey and

CPA:17 – Global and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of CPA:17 – Global's officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of CPA:17 Common Stock in the transaction (other than the holders of Excluded Shares). Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of CPA:17 – Global or W. P. Carey, nor was it furnished with any such valuations or appraisals. Morgan Stanley's opinion was necessarily based on financial, economic, market, tax and other conditions as in effect on, and the information made available to Morgan Stanley as of, June 17, 2018. Events occurring after such date may affect Morgan Stanley's opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

        In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving CPA:17 – Global, nor did Morgan Stanley negotiate with any of the parties, other than W. P. Carey, which expressed interest to Morgan Stanley in the possible acquisition of CPA:17 – Global or certain of its constituent businesses.

Summary of Financial Analyses of Morgan Stanley

        The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its opinion letter to the CPA:17 Special Committee, dated June 17, 2018. The following summary is not a complete description of Morgan Stanley's opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole. Assessing any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley's opinion. Furthermore, mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using the data referred to below.

        In performing the financial analyses summarized below and arriving at its opinion, Morgan Stanley used and relied upon certain financial projections provided by the managements of CPA:17 – Global and W. P. Carey and that are referred to in this Joint Proxy Statement/Prospectus as the "financial projections," and extrapolations of such financial projections, as described in greater detail in the section of this Joint Proxy Statement/Prospectus titled "Prospective Financial Information," and certain financial projections based on Wall Street research.

Dividend Discount Analysis

CPA:17 – Global Analysis

        Morgan Stanley performed a dividend discount analysis to calculate a range of implied present values of the future forecasted dividends and an estimated "terminal value" for CPA:17 Common Stock. The range was determined by adding:

  •
  the present value (as of March 31, 2018) of estimated future dividends for CPA:17 – Global over a period of 33 months from April 1, 2018 to December 31, 2020 based on CPA:17 – Global's projected estimated dividends per share for those periods; and

  •
  the present value (as of March 31, 2018) of an estimated "terminal value" of CPA:17 Common Stock at the end of the year 2020.

        In performing its analysis, Morgan Stanley used a discount rate of 6.7% to 8.7%, derived from a cost of equity calculation utilizing the capital asset pricing model. The terminal value for CPA:17 Common Stock was calculated by applying a selected range of terminal AFFO multiples of 13.0x to 15.0x, the midpoint of which was based on the average Wall Street consensus 2018 AFFO trading multiples of CPA:17 – Global's Net Lease REIT Peers, to Morgan Stanley's calculation of estimated 2021 AFFO per share of CPA:17 – Global of $0.70. CPA:17 – Global's Net Lease REIT Peers consisted of Agree Realty Corporation, National Retail Properties, Inc., Realty Income Corporation, STORE Capital Corporation, Lexington Realty Trust, STAG Industrial, Inc., EPR Properties, VEREIT, Inc. and W. P. Carey. This analysis resulted in the following implied per share equity value range for CPA:17 – Global:

Implied Per Share Equity Value Reference Range

$8.77 to $10.35

W. P. Carey Analysis

        Similarly, Morgan Stanley performed a dividend discount analysis to calculate a range of implied present values of the future dividends and an estimated "terminal value" for W. P. Carey. The range was determined by adding:

  •
  the present value (as of March 31, 2018) of estimated future dividends for W. P. Carey over a period of 33 months from April 1, 2018 to December 31, 2020 based on W. P. Carey's projected estimated dividends per share for those periods; and

  •
  the present value (as of March 31, 2018) of an estimated "terminal value" of W. P. Carey Common Stock at the end of the year 2020.

        In performing its analysis, Morgan Stanley used a discount rate of 6.3% to 8.3%, derived from a cost of equity calculation utilizing the capital asset pricing model. The terminal value for W. P. Carey was calculated by applying a selected range of terminal AFFO multiples of 12.0x to 14.0x, the midpoint of which was based on one-turn discount (applied using Morgan Stanley's professional judgment based on W. P. Carey's historical AFFO trading multiple) to the average Wall Street consensus 2018 AFFO trading multiples of W. P. Carey's Net Lease Peers, to W. P. Carey's projected 2021 AFFO per share of W. P. Carey of $5.67. W. P. Carey's Net Lease Peers consisted of Agree Realty Corporation, National Retail Properties, Inc., Realty Income Corporation, STORE Capital Corporation, Lexington Realty Trust, STAG Industrial, Inc., EPR Properties and VEREIT, Inc. This analysis resulted in the following implied per share equity value range of W. P. Carey:

Implied Per Share Equity Value Reference Range

$64.76 to $77.47

        Following this analysis, Morgan Stanley then compared the ranges of implied equity values for each of CPA:17 – Global and W. P. Carey. First, Morgan Stanley compared the lowest implied equity value per share for W. P. Carey to the highest implied equity value per share for CPA:17 – Global to derive the highest exchange ratio implied by each pair of estimates. Second, Morgan Stanley compared the highest implied equity value per share for W. P. Carey to the lowest implied equity value per share for CPA:17 – Global to derive the lowest exchange ratio implied by each pair of estimates. The implied exchange ratio range resulting from this analysis, as compared to the Exchange Ratio of 0.1600x provided for in the Merger Agreement, was:

Implied Exchange Ratio Range

0.1132x to 0.1598x

Comparable Public Companies Analysis

        Morgan Stanley performed a comparable company analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded.

CPA:17 – Global Analysis

        Morgan Stanley reviewed and compared, using publicly available information, certain current and historical financial information for CPA:17 – Global and financial projections with corresponding current and historical financial information, certain financial projections based on Wall Street research reports, ratios and public market multiples for selected companies that, based on Morgan Stanley's professional judgment and experience, share similar business characteristics and have certain comparable operating characteristics. The companies that were reviewed in connection with this analysis were CPA:17 – Global's Net Lease REIT Peers.

        For purposes of this analysis, Morgan Stanley calculated and analyzed the following statistics of each of CPA:17 – Global's Net Lease REIT Peers, based on the closing share prices on June 14, 2018 (the date of Morgan Stanley's valuation analysis of CPA:17 – Global) and publicly available financial data, for comparison purposes:

  •
  such company's estimated AFFO for calendar year 2018, based on publicly available equity research estimates;

  •
  such company's estimated earnings before interest, taxes, depreciation and amortization, or EBITDA, for calendar year 2018, based on publicly available equity research estimates;

  •
  such company's estimated net asset value, or NAV, based on publicly available equity research estimates;

  •
  the ratios of such company's share price to estimated 2018 AFFO, estimated 2018 EBITDA and estimated NAV.

        Morgan Stanley then used these multiple ranges to derive separate implied per share equity value reference ranges for CPA:17 – Global using each of the metrics reviewed by applying the range derived from the comparable companies for each metric to the corresponding CPA:17 – Global metric, as provided by CPA:17 – Global's management.

        The following table reflects the results of this analysis:

				Implied Share Price
		Range
	CPA:17 – Global Metric
		Low	High	Low	High
2018E AFFOx	$0.67	11.6x	15.8x	$7.72	$10.50
2018E EBITDAx	347	14.2x	17.5x	$7.69	$10.94
% Premium / (Discount) to NAV	$10.04	(5.3)%	11.3%	$9.51	$11.17

        Based on this analysis, Morgan Stanley derived the following selected implied per share equity value reference range for CPA:17 – Global based on the median of the low end (which represents the first quartile of CPA:17 – Global's Net Lease REIT Peers) and median of the high end (which represents the third quartile of CPA:17 – Global's Net Lease REIT Peers) of the implied per share equity value reference range for each metric set forth above. This analysis resulted in the following implied per share equity value range of CPA:17 – Global:

Implied Per Share Equity Value Reference Range

$7.72 to $10.94

W. P. Carey Analysis

        Similarly, Morgan Stanley reviewed and compared, using publicly available information, certain current and historical financial information for W. P. Carey and financial projections with corresponding current and historical financial information, certain financial projections based on Wall Street research reports, ratios and public market multiples for selected companies that, based on Morgan Stanley's professional judgment and experience, share similar business characteristics and have certain comparable operating characteristics. The companies that we reviewed in connection with this analysis were W. P. Carey's Net Lease REIT Peers.

        For purposes of this analysis, Morgan Stanley calculated and analyzed the following statistics of each of W. P. Carey's Net Lease REIT Peers, based on the closing share prices on June 14, 2018 (the date of Morgan Stanley's valuation analysis of W. P. Carey) and publicly available financial data, for comparison purposes:

  •
  such company's estimated AFFO for calendar year 2018, based on publicly available equity research estimates;

  •
  such company's estimated EBITDA for calendar year 2018, based on publicly available equity research estimates;

  •
  such company's annual dividend per share;

  •
  such company's estimated NAV, based on publicly available equity research estimates; and

  •
  the ratios of such company's share price to estimated 2018 AFFO, estimated 2018 EBITDA, annual dividends and estimated NAV.

        Morgan Stanley then used these multiples to derive separate implied per share equity value reference ranges for W. P. Carey using each of the metrics reviewed by applying the range derived from the comparable companies for each metric to the corresponding W. P. Carey metric, as provided by W. P. Carey's management.

        The following table reflects the results of this analysis:

				Implied Per Share Price
		Range
	W. P. Carey Metric
		Low	High	Low	High
2018E AFFOx	$5.41	11.3x	16.0x	$60.84	$86.35
2018E EBITDAx	764	14.0x	17.7x	$59.49	$85.32
% Premium / (Discount) to NAV	$58.82	(6.7)%	9.6%	$54.87	$64.44
% Dividend Yield	$4.08	7.0%	4.6%	$58.35	$88.96

        Based on the results of this analysis, Morgan Stanley derived the following selected implied per share equity value reference range for W. P. Carey based on the median of the low end (which represents the first quartile of W. P. Carey's Net Lease REIT Peers) and median of the high end (which represents the third quartile of W. P. Carey's Net Lease REIT Peers) of the implied per share equity value reference range for each metric set forth above.

        This analysis resulted in the following implied per share equity value range of W. P. Carey:

Implied Per Share Equity Value Reference Range

$58.92 to $85.84

        Following this analysis, Morgan Stanley then compared the ranges of implied equity values for each of CPA:17 – Global and W. P. Carey. For each metric, Morgan Stanley compared the lowest implied equity value per share for W. P. Carey to the highest implied equity value per share for CPA:17 – Global to derive the highest exchange ratio implied by each pair of estimates. Similarly, Morgan Stanley compared the highest implied equity value per share for W. P. Carey to the lowest implied equity value per share for CPA:17 – Global to derive the lowest exchange ratio implied by each pair of estimates. The implied exchange ratio range resulting from this analysis, as compared to the Exchange Ratio of 0.1600x provided for in the Merger agreement, was:

Implied Exchange Ratio Range

0.0900x to 0.1856x

        No company utilized in the comparable company analysis is identical to CPA:17 – Global or W. P. Carey. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, which are beyond CPA:17 – Global's and W. P. Carey's control. These include, among other things, the impact of competition on CPA:17 – Global, W. P. Carey and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of CPA:17 – Global, W. P. Carey or the industry, or in the financial markets in general. Mathematical analysis (such as determining the average or median) is not, in itself, a meaningful method of using comparable company data.

Net Asset Value

        Morgan Stanley reviewed NAV estimates for shares of W. P. Carey Common Stock prepared and published by equity research analysts. The range of NAV estimates for shares of W. P. Carey's Common Stock was $53.75 to $65.85, with a consensus estimate of $58.82 (as compared to the closing price of W. P. Carey Common Stock on June 14, 2018 of $66.97). Morgan Stanley noted that CPA:17 – Global's estimated NAV per share at December 31, 2017 (provided by CPA:17 – Global's management) was $10.04. Morgan Stanley then identified the highest implied exchange ratio and the lowest implied exchange ratio to derive the following implied exchange ratio range, as compared to the Exchange Ratio of 0.1600x provided for in the Merger Agreement:

Implied Exchange Ratio Range

0.1525x to 0.1868x

Other Information

        Morgan Stanley observed certain additional factors that were not considered part of Morgan Stanley's financial analyses with respect to its opinion but were referenced for informational purposes, including the following:

  •
  Morgan Stanley reviewed the historical trading range of shares of W. P. Carey Common Stock for the 12-month period ending June 14, 2018. Morgan Stanley noted that (a) the low and high closing prices for W. P. Carey Common Stock during such period were $59.23 and $72.41, respectively, per share, and (b) the closing price of W. P. Carey Common Stock on June 14, 2018 was $66.97 per share. Based upon CPA:17 – Global's estimated NAV per share at December 31, 2017 (provided by CPA:17 – Global's management) of $10.04, Morgan Stanley then identified the highest implied exchange ratio and the lowest implied exchange ratio for the 12 month period to derive an implied exchange ratio range of 0.1387x to 0.1695x.

  •
  Morgan Stanley reviewed price targets for shares of W. P. Carey Common Stock prepared and published by equity research analysts. These targets reflect each analyst's estimate of the future public market-trading price of shares of W. P. Carey Common Stock. The range of analyst price targets for shares of W. P. Carey Common Stock was $57.00 to $77.00, with a consensus price target of $65.71 (as compared to the closing price of W. P. Carey Common Stock on June 14, 2018 of $66.97).

        The public market trading price targets published by securities research analysts do not necessarily reflect current market trading prices for shares of W. P. Carey's Common Stock. All estimates are subject to uncertainties, including, but not limited to, the future financial performance of W. P. Carey and future financial market conditions.

General

        Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of CPA:17 – Global or W. P. Carey.

        In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond CPA:17 – Global's or W. P. Carey's control. These include, among other things, the impact of competition on CPA:17 – Global's businesses and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of CPA:17 – Global, W. P. Carey and the industry, and in the financial markets in general. Any estimates contained in Morgan Stanley's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

        Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view of the Exchange Ratio to the holders of shares of CPA:17 Common Stock (other than the holders of Excluded Shares) and in connection with the delivery of its opinion as of June 17, 2018 to the CPA:17 Special Committee. These analyses do not purport to be appraisals or to reflect the prices at which shares of W. P. Carey Common Stock might actually trade.

        The Exchange Ratio was determined through negotiations on an arms-length basis between the CPA:17 Special Committee and the board of directors of W. P. Carey and was approved by CPA:17 – Global's board of directors (following the unanimous recommendation of the CPA:17 Special Committee) and unanimously by W. P. Carey's board of directors. Morgan Stanley provided advice to the CPA:17 Special Committee during these negotiations but did not, however, recommend any specific consideration to the CPA:17 Special Committee, nor did Morgan Stanley opine that any specific consideration to be received by the CPA:17 Stockholders constituted the only appropriate consideration for the Merger.

        Morgan Stanley's opinion and its presentation to the CPA:17 Special Committee was one of many factors taken into consideration by the CPA:17 Special Committee in deciding to recommend to CPA:17 – Global's board of directors to approve and adopt the Merger Agreement and the transactions contemplated thereby. Consequently, the analyses as described above should not be viewed as determinative of the recommendation of the CPA:17 Special Committee, with respect to the consideration to be received by the CPA:17 Stockholders pursuant to the Merger Agreement or of whether the CPA:17 Special Committee would have been willing to agree to a different form or amount of consideration.

        Morgan Stanley's opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with Morgan Stanley's customary practice.

        Morgan Stanley's opinion was not intended to, and does not, express an opinion or a recommendation as to how any stockholder of CPA:17 – Global or of W. P. Carey should act or vote in connection with any of the transactions contemplated by the Merger Agreement. Morgan Stanley's opinion did not address any other aspect of the Merger, including the prices at which shares of W. P. Carey Common Stock will trade following consummation of the Merger or at any time.

        Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of CPA:17 – Global or any other company, or any currency or commodity, that may be involved in the Merger, or any related derivative instrument.

        Under the terms of its engagement letter, Morgan Stanley provided the CPA:17 Special Committee with financial advisory services and a financial opinion, and CPA:17 – Global has agreed to pay Morgan Stanley an aggregate fee of up to $10,000,000, of which $2,000,000 was payable upon CPA:17 – Global entering into a definitive agreement with respect to the Merger and the balance, including a discretionary fee of up to $2,000,000 payable in the sole discretion of the CPA:17 Special Committee, is payable upon the closing of the Merger. CPA:17 – Global has also agreed to reimburse Morgan Stanley for its reasonable expenses, including reasonable fees of outside counsel and other professional advisors, incurred in connection with its engagement. In addition, CPA:17 – Global has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws, relating to or arising out of Morgan Stanley's engagement.

        In the two years prior to the date of its opinion, Morgan Stanley and its affiliates have not provided financial advisory or financing services for CPA:17 – Global or W. P. Carey and have not received fees in connection with such services. Morgan Stanley and its affiliates may seek to provide financial advisory and financing services to CPA:17 – Global and W. P. Carey and their affiliates in the future and would expect to receive fees for the rendering of these services.

PROSPECTIVE FINANCIAL INFORMATION

        W. P. Carey does not as a matter of course make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. Certain unaudited prospective financial information for both W. P. Carey and CPA:17 – Global was provided to W. P. Carey's board of directors and CPA:17 – Global's Special Committee in connection with the evaluation of the Merger. This unaudited prospective financial information also was provided to the respective financial advisors to W. P. Carey and CPA:17 – Global's Special Committee. The inclusion of this information should not be regarded as an indication that any of W. P. Carey, CPA:17 – Global, their respective financial advisors or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. Neither W. P. Carey nor CPA:17 – Global can give any assurance that their forecasted results will be achieved.

        The unaudited prospective financial information was, in general, prepared solely for internal use and is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial results cover multiple years, such information by its nature becomes less predictive with each successive year.

        The following table presents selected unaudited prospective financial data for the fiscal years ending December 31, 2018 through December 31, 2020 for W. P. Carey on a standalone basis.

	Years Ending December 31,
($ in millions)	2018 E	2019 E	2020 E
Net Operating Income (NOI)	$688	$709	$737
AFFO	$585	$596	$615

        The following table presents selected unaudited prospective financial data for the fiscal years ending December 31, 2018 through December 31, 2020 for CPA:17 – Global on a standalone basis.

	Years Ending December 31,
($ in millions)	2018 E	2019 E	2020 E
Net Operating Income (NOI)	$376	$378	$364
Adjusted MFFO	$235	$235	$229

        W. P. Carey and CPA:17 – Global calculate certain non-GAAP financial metrics using different methodologies. Consequently, the financial metrics presented in each company's prospective financial information disclosures may not be directly comparable to one another. For purposes of the unaudited prospective financial information presented herein, NOI is calculated as contractual rental revenues and other real estate–related income, less associated property expenses and reserves on a pro rata basis. Additionally, CPA:17 – Global has historically reported modified funds from operation, referred to herein as Adjusted MFFO, as a non-GAAP supplemental financial performance measure. W. P. Carey modifies the NAREIT computation of FFO to include other adjustments to GAAP net income in order to adjust for certain non-cash charges such as amortization of real estate—related intangibles, deferred income tax benefits and expenses, straight-line rents, stock-based compensation, non-cash environmental accretion expense, and amortization of deferred financing costs. Additionally, W. P. Carey excludes non-core income and expenses such as certain lease termination income, gains or losses from extinguishment of debt, restructuring and related compensation expenses, and merger and acquisition expenses. W. P. Carey also excludes realized and unrealized gains/losses on foreign exchange transactions (other than those realized on the settlement of foreign currency derivatives), which are not considered fundamental attributes of its business plan and do not affect its overall long-term operating performance. W. P. Carey refers to its modified definition of FFO as AFFO and employs AFFO as one measure of its operating performance when it formulates corporate goals and evaluates the effectiveness of its strategies. CPA:17 – Global modifies the NAREIT computation of FFO in accordance with the guidelines and definition of MFFO of the IPA, an industry trade group. In calculating MFFO, CPA:17 – Global excludes acquisition-related expenses, amortization of above- and below-market leases, fair value adjustments or derivative financial instruments, deferred rent receivables and the adjustments of such items related to noncontrolling interests. CPA:17 – Global refers to its modified definition of FFO as MFFO and further adjusts MFFO for deferred income tax expenses and benefits, which are non-cash items that may cause short-term fluctuations in net income but have no impact on current period cash flows and for realized gains/losses on the settlement of foreign currency derivatives as they are a fundamental part of our operations in that they help us manage the foreign currency exposure we have associated with cash flows from our international investments. CPA:17 – Global employs MFFO, adjusted as one measure of its operating performance when it formulates corporate goals and evaluates the effectiveness of its strategies. Each of W. P. Carey and CPA:17 – Global excludes these items from GAAP net income as they are not the primary drivers in its decision-making process. Each of W. P. Carey's and CPA:17 – Global's assessment of its respective operations is focused on long-term sustainability and not on such non-cash items, which may cause short-term fluctuations in net income but have no impact on cash flows. As a result, W. P. Carey believes that AFFO, and CPA:17 – Global believes Adjusted MFFO, is a useful supplemental measure for investors to consider because it will help them to better understand and measure the performance of W. P. Carey's and CPA:17 – Global's respective business over time without the potentially distorting impact of these short-term fluctuations.

        In preparing the foregoing unaudited projected financial information, W. P. Carey and CPA:17 – Global made a number of assumptions regarding, among other things, interest rates, corporate financing activities, annual dividend levels, occupancy and customer retention levels, changes in rent, the amount, timing and cost of existing and planned development properties, lease-up rates of existing and planned developments, the amount and timing of asset sales and asset acquisitions, including the return on those acquisitions, the amount of income taxes paid, and the amount of general and administrative costs.

        The assumptions made in preparing the above unaudited prospective financial information may not accurately reflect future conditions. The estimates and assumptions underlying the unaudited prospective financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions, and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under "Risk Factors" beginning on page 31 and "Cautionary Statement Concerning Forward-Looking Statements" beginning on page 39, all of which are difficult to predict and many of which are beyond the control of W. P. Carey and CPA:17 – Global and will be beyond the control of the combined company. The projected results and underlying assumptions may not be realized and actual results likely will differ, and may differ materially, from those reflected in the unaudited prospective financial information, whether or not the Merger is completed.

        The prospective financial information included herein has been prepared by, and is the responsibility of, the management of W. P. Carey and CPA:17 – Global. PricewaterhouseCoopers LLP, the independent registered accounting firm of W. P. Carey and CPA:17 – Global, has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this document relates to W. P. Carey's previously issued financial statements. The PricewaterhouseCoopers LLP report included in this document relates to CPA:17 –

Global's previously issued financial statements. It does not extend to the prospective financial information and should not be read to do so.

        Readers of this Joint Proxy Statement/Prospectus are cautioned not to place undue reliance on the unaudited prospective financial information set forth herein. No representation is made by W. P. Carey, CPA:17 – Global or any other person to any W. P. Carey stockholder or any CPA:17 – Global stockholder regarding the ultimate performance of W. P. Carey compared to the information included in the above unaudited prospective financial information. The inclusion of unaudited prospective financial information in this joint proxy statement/prospectus should not be regarded as an indication that the prospective financial information will be necessarily predictive of actual future events, and such information should not be relied on as such. This unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view towards compliance with GAAP or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.

        W. P. CAREY DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED PROSPECTIVE FINANCIAL RESULTS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH UNAUDITED PROSPECTIVE FINANCIAL RESULTS ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.

 POTENTIAL CONFLICTS OF INTEREST

        A number of conflicts of interest are inherent in the relationship between W. P. Carey and CPA:17 – Global. In considering the recommendation of the boards of directors of W. P. Carey and CPA:17 – Global to approve the Merger, W. P. Carey Stockholders and CPA:17 Stockholders should be aware that potential conflicts of interest exist because W. P. Carey and its affiliates serve as the advisor for CPA:17 – Global, the companies share common management, and the officers and directors of W. P. Carey and CPA:17 – Global may have certain interests in the proposed transactions that are different from or in addition to the interests of W. P. Carey Stockholders and CPA:17 Stockholders generally. The boards of directors of W. P. Carey and CPA:17 – Global recognized these conflicts and additional interests and the need to independently determine that the Merger is in the best interests of their respective companies and respective stockholders. Therefore, the board of directors of CPA:17 – Global formed a special committee comprised entirely of independent directors and the CPA:17 Special Committee engaged its own independent legal and financial advisors. Certain of these potential conflicts and interests are highlighted below.

Advisory Relationship and Common Management

        W. P. Carey's subsidiary, CAM, and its affiliates serve as the external advisor for CPA:17 – Global. Additionally, the executive management of CPA:17 – Global is comprised of the same individuals as the executive management of W. P. Carey. W. P. Carey, in its role as advisor to CPA:17 – Global, performed an initial review of potential liquidity alternatives for CPA:17 – Global. In addition, the CPA:17 Special Committee's financial advisor relied, in part, on financial information and property information provided by W. P. Carey in conducting their respective analyses.

        To help alleviate potential conflicts, the board of directors of CPA:17 – Global created the CPA:17 Special Committee. The CPA:17 Special Committee was delegated the sole authority to negotiate the terms of a transaction and to make a recommendation to the full board of directors, which could include a recommendation to reject any transaction. The CPA:17 Special Committee was authorized to retain its own legal and financial advisors. The CPA:17 – Global board of directors appointed all of its independent directors to the CPA:17 Special Committee.

Independent Directors of CPA:17 – Global Also Serve or Served as Directors of CPA:18 – Global

        Under the Statement of Policy Regarding Real Estate Investment Trusts adopted by the North American Securities Administrators and applicable to non-traded REITs, such as CPA:17 – Global, by inclusion of such provisions in non-traded REIT organizational documents, independent directors are permitted to serve as independent directors for no more than three non-traded REITs organized by the same sponsor. Each of the independent directors of CPA:17 – Global currently serves as an independent director of CPA:17 – Global and Corporate Property Associates 18 – Global Incorporated ("CPA:18 – Global"), and have served on the boards of other CPA REITs in the past.

        In order to satisfy the independence requirements set forth in the organizational documents of the CPA REITs, the independent directors must divest themselves of all of the shares of W. P. Carey Common Stock that the independent directors will receive in the Merger in respect of their CPA:17 Common Stock. W. P. Carey will purchase such shares for cash based on the Average W. P. Carey Trading Price.

Fees Payable by CPA:17 – Global to its Advisor and Other Affiliates of W. P. Carey in Connection with the Merger

        Conditioned upon the closing of the transactions contemplated by the Merger Agreement, W. P. Carey has waived all rights to receive any and all Advisor Closing Amounts. In addition, W. P. Carey will receive no subordinated disposition fees in respect of the consummation of the Merger.

        W. P. Carey and its affiliates will continue to receive any and all fees and distributions accrued pursuant to the CPA:17 Advisory Agreements and the CPA:17 LP Agreement prior to the closing of the Merger. At March 31, 2018, W. P. Carey had accrued and unpaid fees of approximately $9.3 million pursuant to the CPA:17 Advisory Agreements. During the three months ended March 31, 2018, W. P. Carey earned approximately $7.5 million in asset management fees from CPA:17 – Global and $6.2 million in Special General Partner distributions.

        If the Merger Agreement is terminated in connection with a CPA:17 Superior Competing Transaction, W. P. Carey may be entitled to receive a termination fee and the Advisor Closing Amounts, subject to a credit of the lesser of the termination fee paid and the Special GP Amount. See the section titled "The Merger Agreement" beginning on page 99.

Ownership of CPA:17 – Global Shares

        As of [    •    ], the last practicable date prior to the CPA:17 Record Date, W. P. Carey and its subsidiaries, and its directors and executive officers, owned [    •    ] shares of CPA:17 Common Stock in the aggregate (equal to approximately [    •    ]% of the outstanding shares of CPA:17 Common Stock). As of [    •    ], the last practicable date prior to the CPA:17 Record Date, the directors of CPA:17 – Global beneficially owned [    •    ] shares of CPA:17 Common Stock in the aggregate, representing less than 1.0% of the outstanding shares of CPA:17 Common Stock. Pursuant to CPA:17 – Global's organizational documents: (i) its directors, advisor and any of their affiliates owning shares of CPA:17 Common Stock may not vote or consent on the Merger because the Merger is a transaction between CPA:17 – Global and affiliates of its advisor; and (ii) for the purpose of determining the requisite percentage in interest of shares of CPA:17 Common Stock necessary to approve the Merger, any such shares owned by CPA:17 – Global's directors, advisor or any of their affiliates will be deemed not entitled to cast votes on the matter and will not be included in making such determination. Accordingly, shares of CPA:17 Common Stock owned by any CPA:17 – Global director, W. P. Carey and any of their affiliates will not be taken into account in determining whether the proposal relating to the Merger receives the requisite approval. Each share of CPA:17 Common Stock that is owned by W. P. Carey or any W. P. Carey subsidiary immediately prior to the effective time of the Merger will automatically be cancelled and retired and cease to exist without any conversion thereof or payment therefor.

Combined Company Board of Directors

        The directors and officers of W. P. Carey immediately prior to the effective time of the Merger will continue to be the directors and officers of W. P. Carey after the Merger. During the three months ended March 31, 2018, the directors of W. P. Carey as a group received cash and equity compensation of $0.2 million (no equity compensation was delivered during this period).

Joint Ventures and Other Transactions with Affiliates

        W. P. Carey, CPA:17 – Global and the other Managed Programs share leased office space used for the administration of their operations. Rental and occupancy related costs are allocated among the parties and their affiliates based on their respective advisory agreements.

        As of March 31, 2018, W. P. Carey and CPA:17 – Global owned interests ranging from 3% to 97% in jointly owned investments in real estate, including a jointly controlled tenancy-in-common interest in several properties, with the remaining interests generally held by affiliates.

 INFORMATION ABOUT W. P. CAREY

        Set forth below is a description of the business of W. P. Carey. When used in this section, unless otherwise specifically stated or the context requires otherwise, the terms "we," "us" or "our" refer to W. P. Carey and its consolidated subsidiaries and predecessors.

        W. P. Carey, together with its consolidated subsidiaries and predecessors, is an internally-managed, diversified real estate investment trust ("REIT") and a leading owner of commercial real estate net-leased to companies located primarily in North America and Europe on a long term basis. Our revenues largely originate from lease revenue provided by our owned real estate portfolio. As of March 31, 2018, we owned a diversified investment portfolio that included full or partial ownership interests in 886 net-leased properties, with an occupancy rate of 99.7% and a weighted average lease term of 9.7 years. Our owned real estate portfolio is diversified by property type, tenant, geographic location and tenant industry. It is primarily composed of single-tenant industrial, office, retail and warehouse facilities that are essential to our corporate tenants' operations. The vast majority of W. P. Carey's leases specifies a base rent with scheduled rent increases (either tied to inflation or fixed) and require the tenant to pay substantially all of the costs associated with operating and maintaining the property.

        In addition to the lease revenues from our owned real estate portfolio, we earn fee revenue by advising certain non-traded public and private investment programs through our investment management business. On June 15, 2017, W. P. Carey's board of directors approved a plan to exit all non-traded retail fundraising activities carried out by our wholly-owned broker-deal subsidiary, Carey Financial LLC ("Carey Financial"), as of June 30, 2017. We are currently the advisor to (i) two REITs that invest in net-lease commercial real estate, CPA:17 – Global (which we are proposing to acquire through the Merger) and Corporate Property Associates 18 – Global Incorporated ("CPA:18 – Global," together with CPA:17 – Global, the "CPA REITs"); (ii) two REITs that invest in lodging and lodging-related properties, Carey Watermark Investors Incorporated ("CWI 1") and Carey Watermark Investors 2 Incorporated ("CWI 2," together with the CPA REITs and CWI 1, the "Managed REITs"); and (iii) a limited partnership formed for the purpose of developing, owning, and operating student housing properties and similar investments in Europe, Carey European Student Housing Fund I, L.P. ("CESH I," together with the Managed REITs, the "Managed Programs"). As of March 31, 2018, we managed approximately $13.3 billion of total assets on behalf of the Managed Programs. We currently expect to continue to manage all existing Managed Programs through the end of their respective life cycles.

        At March 31, 2018, we had 201 full-time employees. For additional information about us, please see our SEC filings, which are incorporated by reference into this Joint Proxy Statement/Prospectus and are available on the SEC's website at www.sec.gov, and on our website at www.wpcarey.com. Our website also offers investors press releases, financial filings and other information about us. The SEC's website also offers access to reports and documents that we have electronically filed with or furnished to the SEC. These website addresses are not intended to function as hyperlinks, and the information contained on our website and in the SEC's website is not intended to be a part of this Joint Proxy Statement/Prospectus.

INFORMATION ABOUT CPA:17 – GLOBAL

        Set forth below is a description of the business of CPA:17 – Global. When used in this section, unless otherwise specifically stated or the context requires otherwise, the terms "we," "us" or "our" refer to CPA:17 – Global and its consolidated subsidiaries and predecessors.

General Development of Business

Overview

        CPA:17 – Global, together with its consolidated subsidiaries, is an externally managed, publicly owned non-traded REIT that invests in a diversified portfolio of income-producing commercial properties and other real estate – related assets, both domestically and outside of the United States. Our core investment strategy is to acquire, own, and manage a portfolio of commercial real estate properties leased to a diversified group of companies on a single-tenant, net-leased basis. As of March 31, 2018, we owned a diversified investment portfolio that included full or partial ownership interests in 411 net-leased properties, with an occupancy rate of 99.7% and a weighted average lease term of 11.5 years. Most of our net-leases specify a base rent with scheduled rent increases (either tied to inflation or fixed) and require the tenant to pay substantially all of the costs associated with operating and maintaining the property. As of March 31, 2018, 61% of our annualized base rent ("ABR") is derived from leases with built-in rent escalations linked to inflation. In addition to our net-lease portfolio, we owned an interest in other real estate assets including 37 self-storage properties and one hotel property, for an aggregate of approximately 47 million square feet (see "The Combined Company" below for detailed information regarding our portfolio).

        As a REIT, we are required, among other things, to distribute at least 90% of our net taxable income, excluding net capital gains, to our stockholders and meet certain tests regarding the nature of our income and assets. So long as we satisfy certain requirements, principally relating to the nature of our income and the level of our distributions, among other factors, we are not subject to federal income taxation with respect to the portion of our income that is distributed annually to stockholders.

        We conduct substantially all of our investment activities and own all of our assets through CPA:17 Limited Partnership, a Delaware limited partnership (the "CPA:17 LP"). In addition to being a general partner and a limited partner of the CPA:17 LP, we also own a 99.99% capital interest in the CPA:17 LP. W. P. Carey Holdings, LLC (the "Special General Partner"), an indirect subsidiary of W. P. Carey, holds the remaining 0.01% interest in the CPA:17 LP (the "Special General Partner Interest").

        We generally seek to include in our leases:

  •
  clauses providing for mandated rent increases or periodic rent increases over the term of the lease tied to increases in the Consumer Price Index ("CPI") or other similar index for the jurisdiction in which the property is located or, when appropriate, increases tied to the volume of sales at the property;

  •
  indemnification for environmental and other liabilities;

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  operational or financial covenants of the tenant; and

  •
  guarantees of lease obligations from parent companies or letters of credit.

        We are managed by W. P. Carey through certain of its subsidiaries (for purposes of this section, collectively, our "advisor"). Pursuant to an advisory agreement, the advisor provides both strategic and day-to-day management services for us, including capital funding services, investment research and analysis, investment financing and other investment related services, asset management, disposition of assets, investor relations, and administrative services. The advisor also provides office space and other facilities for us. We pay asset management fees and certain transactional fees to the advisor and also reimburse the advisor for certain expenses incurred in providing services to us, including expenses associated with personnel provided for administration of our operations. The current advisory agreement is scheduled to expire on December 31, 2018, unless renewed in accordance with its terms. The advisor currently also serves in this capacity for the other Managed Programs.

        We were formed as a Maryland corporation in February 2007. We commenced our initial public offering in November 2007 and our follow-on offering in April 2011. We raised aggregate gross proceeds of approximately $2.9 billion from our initial public offering, which closed in April 2011, and our follow-on offering, which closed in January 2013. From inception through March 31, 2018, $701.1 million of distributions to our stockholders were reinvested in our common stock through our Distribution Reinvestment Plan (the "CPA:17 DRIP"). We have repurchased 25,776,399 shares ($242.1 million) of our common stock under a redemption plan from inception through March 31, 2018.

        Our estimated NAV per share at December 31, 2017 was $10.04.

        We have no employees. At March 31, 2018, the advisor had 201 full-time employees who are available to perform services for us under the advisory agreement.

Financial Information About Segments

        We operate in two reportable business segments: Net Lease and Self Storage. Our Net Lease segment includes our domestic and foreign investments in net-leased properties, whether they are accounted for as operating or direct financing leases. Our Self Storage segment is comprised of our investments in self-storage properties. In addition, we have investments in loans receivable, commercial mortgage-backed securities ("CMBS"), one hotel, and certain other properties, which are included in our All Other category.

Business Objectives and Strategy

        Our objectives are to:

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  provide attractive risk-adjusted returns for our stockholders;

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  generate sufficient cash flow over time to provide investors with increasing distributions;

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  seek investments with potential for capital appreciation; and

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  use leverage to enhance the returns on our investments.

        We seek to achieve these objectives by investing in a portfolio of income-producing commercial properties, which are primarily leased to a diversified group of companies on a net-leased basis. We intend our portfolio to be diversified by property type, geography, tenant and industry. We are not required to meet any diversification standards and have no specific policies or restrictions regarding the geographic areas where we make investments, the industries in which our tenants or borrowers may conduct business or the percentage of our capital that we may invest in a particular asset type.

Asset Management

        Our advisor is generally responsible for all aspects of our operations, including selecting our investments, formulating and evaluating the terms of each proposed acquisition, arranging for the acquisition of the investment, negotiating the terms of borrowings, managing our day-to-day operations, and arranging for and negotiating sales of assets. With respect to our net-leased investments, asset management functions include entering into new or modified transactions to meet the evolving needs of current tenants, re-leasing properties, credit and real estate risk analysis, building expansions and redevelopments, refinancing debt and selling assets. With respect to our self-storage investments, asset management functions include engaging unaffiliated third parties for management of our investments, active oversight of property managers, credit and real estate risk analysis, refinancing debt, and selling assets.

        Our advisor monitors, on an ongoing basis, compliance by tenants with their lease obligations, as well as other factors that could affect the financial performance of any of our properties. Monitoring involves verifying that each tenant has paid real estate taxes, assessments, and other expenses relating to the properties it occupies and confirming that appropriate insurance coverage is being maintained by the tenant. Our advisor also utilizes third-party asset managers for certain domestic and international investments. Our advisor reviews our tenants' financial statements and undertakes physical inspections of the condition and maintenance of our properties. Additionally, the advisor periodically analyzes each tenant's financial condition, the industry in which each tenant operates, and each tenant's relative strength in its industry. With respect to other real estate—related assets (such as debentures, mortgage loans, B Notes, and mezzanine loans), asset management operations include evaluating potential borrowers' creditworthiness, operating history and capital structure. With respect to any investments in CMBS or other mortgage-related instruments that we may make, the advisor is responsible for selecting, acquiring and facilitating the acquisition or disposition of such investments, including monitoring the portfolio on an ongoing basis. Our advisor also monitors our portfolio to ensure that investments in equity and debt securities of companies engaged in real estate activities do not require us to register as an "investment company" under the Investment Company Act of 1940, as amended (the "Investment Company Act").

Holding Period

        We generally intend to hold each property that we invest in for an extended period depending on the type of investment. The determination of whether a particular property should be sold or otherwise disposed of will be made after consideration of relevant factors (including prevailing economic conditions), with a view to achieving maximum capital appreciation for our stockholders or avoiding increases in risk. No assurance can be given that these objectives will be realized.

        One of our objectives is ultimately to provide our stockholders with the opportunity to obtain liquidity for their investments in us. We may provide liquidity for our stockholders through sales of assets, either on a portfolio basis or individually, a listing of our shares on a stock exchange, a merger (which may include a merger with one or more of our affiliated Managed REITs or the advisor), or another transaction approved by our board of directors. We are under no obligation to liquidate our portfolio within any particular period since the precise timing will depend on real estate and financial markets, economic conditions of the areas in which the properties are located, and tax effects on stockholders that may prevail in the future. Furthermore, there can be no assurance that we will be able to consummate a liquidity event.

        In the two most recent instances in which stockholders of non-traded REITs managed by the advisor were provided with liquidity, Corporate Property Associates 15 Incorporated ("CPA:15") and Corporate Property Associates 16 – Global Incorporated ("CPA:16 – Global") merged with and into subsidiaries of W. P. Carey on September 28, 2012 and January 31, 2014, respectively. Prior to that, the liquidating entity merged with another, later-formed REIT managed by W. P. Carey, as with the merger of Corporate Property Associates 14 Incorporated with CPA:16 – Global on May 2, 2011.

Financing Strategies

        Consistent with our investment policies, we use leverage when available on terms we believe are favorable. We will generally borrow in the same currency that is used to pay rent on the property. This enables us to hedge a significant portion of our currency risk on international investments. We, through the subsidiaries we form to make investments, will generally seek to borrow on a non-recourse basis and in amounts that we believe will maximize the return to our stockholders, although we also borrow on a recourse basis at the corporate level. The use of non-recourse mortgage financing may allow us to improve returns to our stockholders and to limit our exposure on any investment to the amount invested. Non-recourse indebtedness means the indebtedness of the borrower or its subsidiaries that is secured only by the assets to which such indebtedness relates without recourse to the borrower or any of its subsidiaries, other than in case of customary carve-outs for which the borrower or its subsidiaries acts as guarantor in connection with such indebtedness, such as fraud, misappropriation, misapplication of funds, environmental conditions, and material misrepresentation. Since non-recourse financing generally restricts the lender's claim on the assets of the borrower, the lender generally may only take back the asset securing the debt, which protects our other assets. In some cases, particularly with respect to non-U.S. investments, the lenders may require that they have recourse to other assets owned by a subsidiary borrower, in addition to the asset securing the debt. Such recourse generally would not extend to the assets of our other subsidiaries. Lenders typically seek to include change of control provisions in the terms of a loan, making the termination or replacement of our advisor, or the dissolution of our advisor, events of default or events requiring the immediate repayment of the full outstanding balance of the loan. While we attempt through negotiations not to include such provisions, lenders may require them. During 2015, we entered into a senior credit facility (the "CPA:17 Senior Credit Facility") in order to increase financial flexibility and our range of capital sources. The CPA:17 Senior Credit Facility, which is unsecured, consists of a $200.0 million revolving credit facility (the "CPA:17 Revolver"), and a $50.0 million delayed-draw term loan facility (the "CPA:17 Term Loan"), and is used for our working capital needs and for new investments, as well as for other general corporate purposes. The CPA:17 Senior Credit Facility is scheduled to mature on August 26, 2018, and may be extended by us for two 12-month periods.

        Aggregate borrowings on our portfolio as a whole may not exceed, on average, the lesser of 75% of the total costs of all investments or 300% of our net assets, unless the excess is approved by a majority of the independent directors and disclosed to stockholders in our next quarterly report, along with the reason for the excess. Net assets are our total assets (other than intangibles), valued at cost before deducting depreciation, reserves for bad debts and other non-cash reserves, less total liabilities.

        Our charter currently provides that we will not borrow funds from our directors, W. P. Carey, our advisor or any of their respective affiliates unless the transaction is approved by a majority of our directors (including a majority of the independent directors) who do not have an interest in the transaction, as being fair, competitive, and commercially reasonable and not less favorable than those prevailing for loans between unaffiliated third parties under the same circumstances.

Investment Strategies

Long-Term Net-Leased Assets

        We invest primarily in income-producing commercial real estate properties that are, upon acquisition, improved or being developed or that are to be developed within a reasonable period after acquisition. A significant portion of our acquisitions are subject to long-term net leases, which require the tenant to pay substantially all of the costs associated with operating and maintaining the property. In analyzing potential investments, our advisor reviews various aspects of a transaction, including the tenant and the underlying real estate fundamentals, to determine whether a potential investment and lease can be structured to satisfy our investment criteria. In evaluating net-leased transactions, our advisor generally considers, among other things, the following aspects of each transaction:

        Tenant/Borrower Evaluation – Our advisor evaluates each potential tenant or borrower for its creditworthiness, typically considering factors such as management experience, industry position and fundamentals, operating history, and capital structure. Our advisor also rates each asset based on its market, liquidity, and criticality to the tenant's operations, as well as other factors that may be unique to a particular investment. Our advisor seeks opportunities in which it believes the tenant may have a stable or improving credit profile or credit potential that has not been fully recognized by the market. Whether a prospective tenant or borrower is creditworthy is determined by our advisor's investment department and its independent investment committee, as described below. Our advisor defines creditworthiness as a risk-reward relationship appropriate to its investment strategies, which may or may not coincide with ratings issued by the credit rating agencies. Our advisor has a robust internal credit rating system and may designate a tenant as "implied investment grade" even if the credit rating agencies have not made a rating determination.

        Our advisor generally seeks investments in facilities that it believes are critical to a tenant's current business and that it believes have a low risk of tenant default. Our advisor rates each asset based on the asset's market and liquidity and also based on how critical the asset is to the tenant's operations. Our advisor also evaluates the credit quality of our tenants utilizing an internal five-point credit rating scale, with one representing the highest credit quality (investment grade or equivalent) and five representing the lowest (bankruptcy or foreclosure). Investment grade ratings are provided by third-party rating agencies, such as Standard & Poor's Ratings Services or Moody's Investors Service, although our advisor may determine that a tenant is equivalent to investment grade even if the credit rating agencies have not made that determination. As of March 31, 2018, we had 12 tenants that were rated investment grade. Ratings for other tenants are generated internally utilizing metrics such as interest coverage and debt-to-EBITDA. These metrics are computed internally based on financial statements obtained from each tenant on a quarterly basis. Under the terms of our lease agreements, tenants are generally required to provide us with periodic financial statements. As of March 31, 2018, we had 102 below—investment grade tenants, with a weighted-average credit rating of 3.4. The aforementioned credit rating data does not include our multi-tenant and operating properties.

        Properties Critical to Tenant/Borrower Operations – Our advisor generally focuses on properties that it believes are critical to the ongoing operations of the tenant. Our advisor believes that these properties generally provide better protection, particularly in the event of a bankruptcy, since a tenant/borrower is less likely to risk the loss of a critically important lease or property in a bankruptcy proceeding or otherwise.

        Diversification – Our advisor attempts to diversify our portfolio to avoid undue dependence on any one particular tenant, borrower, collateral type, geographic location, or industry. By diversifying the portfolio, our advisor seeks to reduce the adverse effect of a single under-performing investment or a downturn in any particular industry or geographic region. While our advisor has not endeavored to maintain any particular standard of diversity in our owned portfolio, we believe that it is reasonably well-diversified. Our advisor also assesses the relative risk of our portfolio on a quarterly basis.

        Lease Terms – Generally, the net-leased properties in which we invest will be leased on a full-recourse basis to the tenants or their affiliates. In addition, our advisor seeks to include a clause in each lease that provides for increases in rent over the term of the lease. These increases are either fixed (i.e., mandated on specific dates) or tied to increases in inflation indices (e.g., the CPI or other similar indices in the jurisdiction where the property is located), but may contain caps or other limitations, either on an annual or overall basis. In the case of retail stores and hotels, the lease may provide for participation in gross revenues of the tenant above a stated level, which we refer to as percentage rent.

        Real Estate Evaluation – Our advisor reviews and evaluates the physical condition of the property and the market in which it is located. Our advisor considers a variety of factors, including current market rents, replacement cost, residual valuation, property operating history, demographic characteristics of the location and accessibility, competitive properties, and suitability for re-leasing. Our advisor obtains third-party environmental and engineering reports and market studies when required.

When considering an investment outside the United States, our advisor will also consider factors particular to a country or region, including geopolitical risk, in addition to the risks normally associated with real property investments.

        Transaction Provisions to Enhance and Protect Value – Our advisor attempts to include provisions in our leases it believes may help to protect our investment from changes in the tenant's operating and financial characteristics, which may affect the tenant's ability to satisfy its obligations to us or reduce the value of our investment. Such provisions include covenants requiring our consent for certain activities, requiring indemnification protections and/or security deposits, and requiring the tenant to satisfy specific operating tests. Our advisor may also seek to enhance the likelihood that a tenant will satisfy their lease obligations through a letter of credit or guaranty from the tenant's parent or other entity. Such credit enhancements, if obtained, provide us with additional financial security. However, in markets where competition for net-leased transactions is strong, some or all of these lease provisions may be difficult to obtain. In addition, in some circumstances, tenants may retain the option to repurchase the property typically at the greater of the contract purchase price or the fair market value of the property at the time the option is exercised.

Operating Real Estate and Other

        Our operating real estate portfolio is comprised of 37 self-storage properties and one hotel property. As of March 31, 2018, these properties were managed by third parties that receive management fees.

        Self-Storage and Hotel Investments – Our advisor combines a rigorous underwriting process and active oversight of property managers with a goal to generate attractive risk-adjusted returns. We had full ownership interests in 37 self-storage properties and majority ownership of one hotel property as of March 31, 2018.

        Other Equity Enhancements – Our advisor may attempt to obtain equity enhancements in connection with transactions. These equity enhancements may involve warrants exercisable at a future time to purchase stock of the tenant or borrower or their parent. If warrants are obtained and become exercisable, and if the value of the stock subsequently exceeds the exercise price of the warrant, equity enhancements can help us to achieve our goal of increasing investor returns.

Other Real Estate—Related Assets

        We have acquired or may in the future acquire other real estate assets, including, but not limited to, the following:

  •
  Opportunistic Investments – These may include short-term net leases, vacant property, land, multi-tenanted property, non-commercial property, and property leased to non-related tenants.

  •
  Mortgage Loans Collateralized by Commercial Real Properties – We have invested in, and may in the future invest in, commercial mortgages and other commercial real estate interests consistent with the requirements for qualification as a REIT.

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  B Notes – We may purchase from third parties and may retain from mortgage loans we originate and securitize or sell, subordinated interests referred to as B Notes.

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  Mezzanine Loans – We have invested in, and may continue to invest in, mezzanine loans that take the form of subordinated loans secured by second mortgages on the underlying property or loans secured by a pledge of the ownership interests in the entity that directly or indirectly owns the property.

  •
  Commercial Mortgage-Backed Securities – We have invested in, and may in the future invest in, CMBS and other mortgage-related or asset-backed instruments, including CMBS issued or guaranteed by agencies of the U.S. government, non-agency mortgage instruments, and collateralized mortgage obligations that are fully collateralized by a portfolio of mortgages or mortgage-related securities, to the extent consistent with the requirements for qualification as a REIT. In most cases, mortgage-backed securities distribute principal and interest payments on the mortgages to investors. Interest rates on these instruments can be fixed or variable. Some classes of mortgage-backed securities may be entitled to receive mortgage prepayments before other classes do. Therefore, the prepayment risk for a particular instrument may be different than for other mortgage-related securities. We have designated our CMBS investments as securities held to maturity.

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  Equity and Debt Securities of Companies Engaged in Real Estate Activities, including other REITs – We have invested in, and may in the future invest in, equity and debt securities (including common and preferred stock, as well as limited partnership or other interests) of companies engaged in real estate activities.

Transactions with Affiliates

        We have entered, and expect in the future to enter, into transactions with our affiliates, including CPA:18 Global and our advisor or its affiliates, if we believe that doing so is consistent with our investment objectives and we comply with our investment policies and procedures. These transactions typically take the form of equity investments in jointly owned entities, direct purchases of assets, mergers, or other types of transactions. Joint ventures with affiliates of WPC are permitted only if:

  •
  a majority of our directors (including a majority of our independent directors) not otherwise interested in the transaction approve the allocation of the transaction among the affiliates as being fair and reasonable to us; and

  •
  the affiliate makes its investment on substantially the same terms and conditions as us.

        As of March 31, 2018, subsidiaries of W. P. Carey collectively own approximately 4.4% of our outstanding common stock, which excludes its ownership in the Special General Partner.

Investment Decisions

        The advisor's investment department, under the oversight of its chief investment officer, is primarily responsible for evaluating, negotiating and structuring potential investment opportunities for the CPA REITs and W. P. Carey. W. P. Carey's board of directors also has an investment committee comprised of independent directors that reviews transactions for the CPA REITs, CESH I and W. P. Carey before investments are made. The independent investment committee is not directly involved in originating or negotiating potential investments, but instead functions as a separate and final step in the investment process. Our advisor generally will not invest in a transaction on our behalf unless it is approved by the investment committee, although the investment committee has developed policies that permit some investments to be made without committee approval. Under current policy, certain investments may be approved by either the chairman of the investment committee or the advisor's chief investment officer. Additional such delegations may be made in the future, at the discretion of the investment committee.

Competition

        We face active competition from many sources for investment opportunities in commercial properties net-leased to tenants both domestically and internationally. In general, we believe our advisor's experience in real estate, credit underwriting, and transaction structuring should allow us to compete effectively for commercial properties and other real estate—related assets. However, competitors may be willing to accept rates of return, lease terms, other transaction terms, or levels of risk that we may find unacceptable. Our advisor has undertaken in the advisory agreement to use its best efforts to present investment opportunities to us and to provide us with a continuing and suitable investment program. Our advisor follows allocation guidelines set forth in the advisory agreement when allocating investments among us, W. P. Carey and the other managed programs. Each quarter, the CPA:17 – Global independent directors review the allocations made by our advisor during the most recently completed quarter. Compliance with the allocation guidelines is one of the factors that our independent directors expect to consider when deciding whether to renew the advisory agreement each year.

Environmental Matters

        We have invested in, and expect to continue to invest in, properties currently or historically used as industrial, manufacturing, and commercial properties. Under various federal, state, and local environmental laws and regulations, current and former owners and operators of property may have liability for the cost of investigating, cleaning up, or disposing of hazardous materials released at, on, under, in, or from the property. These laws typically impose responsibility and liability without regard to whether the owner or operator knew of or was responsible for the presence of hazardous materials or contamination, and liability under these laws is often joint and several. Third parties may also make claims against owners or operators of properties for personal injuries and property damage associated with releases of hazardous materials. As part of our efforts to mitigate these risks, we typically engage third parties to perform assessments of potential environmental risks when evaluating a new acquisition of property, and we frequently require sellers to address them before closing or obtain contractual protection (indemnities, cash reserves, letters of credit, or other instruments) from property sellers, tenants, a tenant's parent company, or another third party to address known or potential environmental issues. With respect to our hotel and self-storage investments, which are not subject to net-lease arrangements, there is no tenant of the property to provide indemnification, so we may be liable for costs associated with environmental contamination in the event any such circumstances arise after we acquire the property.

Financial Information about Geographic Areas

        See "The Combined Company" below and Note 15 to the accompanying audited consolidated financial statements of CPA:17 – Global for financial information pertaining to our geographic operations.

Properties

        Our principal corporate offices are located at 50 Rockefeller Plaza, New York, NY 10020. See "The Combined Company" below for a discussion of the properties we hold for rental operations and Schedule III – Real Estate and Accumulated Depreciation in the accompanying consolidated financial statements for CPA:17 – Global for a detailed listing of such properties.

Legal Proceedings

        At March 31, 2018, we were not involved in any material litigation.

        Various claims and lawsuits arising in the normal course of business are pending against us. The results of these proceedings are not expected to have a material adverse effect on our consolidated financial position or results of operations.

Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities.

Unlisted Shares and Distributions

        There is no active public trading market for our shares. At March 31, 2018, there were 79,084 holders of record of our shares.

        We are required to distribute annually at least 90% of our net taxable income, excluding net capital gains, to maintain our qualification as a REIT. Quarterly distributions declared by us for the past three years are as follows:

	Years Ended December 31,
	2017	2016	2015
First quarter	$0.1625	$0.1625	$0.1625
Second quarter	0.1625	0.1625	0.1625
Third quarter	0.1625	0.1625	0.1625
Fourth quarter	0.1625	0.1625	0.1625

	$0.6500	$0.6500	$0.6500

        Our Senior Credit Facility (as described in Note 10) contains certain covenants that restrict the amount of distributions that we can pay.

Unregistered Sales of Equity Securities

        For the three months ended March 31, 2018, we issued 738,271 shares of CPA:17 Common Stock to the advisor as consideration for asset management fees. These shares were issued at a price per share of $10.04, which represents our most recently published NAV per share as approved by our board of directors at the date of issuance. Since none of these transactions were considered to have involved a "public offering" within the meaning of Section 4(a)(2) of the Securities Act, the shares issued were deemed to be exempt from registration. In acquiring our shares, the advisor represented that such interests were being acquired by it for the purposes of investment and not with a view to the distribution thereof.

Issuer Purchases of Equity Securities

        The following table provides information with respect to repurchases of our common stock during the three months ended March 31, 2018:

2018 Period	Total number of shares purchased	Average price paid per share	Total number of shares purchased as part of publicly announced plans or program	Maximum number (or approximate dollar value) of shares that may yet be purchased under the plans or program
January	—	$—	N/A	N/A
February	—	—	N/A	N/A
March	1,617,163	9.45	N/A	N/A

Total	1,617,163

(a)
Represents shares of our common stock repurchased under our redemption plan, pursuant to which we may elect to redeem shares at the request of our stockholders, subject to certain exceptions, conditions, and limitations. The maximum amount of shares purchasable by us in any period depends on a number of factors and is at the discretion of our board of directors. During the three months ended March 31, 2018, we received 458 redemption requests for our common stock, which have since been fulfilled. We receive fees in connection with share redemptions. In light of the Merger, our board of directors suspended our redemption plan in June 2018, with the exception of special-circumstances redemptions.

        The following table provides information with respect to repurchases of our common stock during the three months ended December 31, 2017:

2017 Period	Total number of shares purchased	Average price paid per share	Total number of shares purchased as part of publicly announced plans or program	Maximum number (or approximate dollar value) of shares that may yet be purchased under the plans or program
October	8,000	$9.60	N/A	N/A
November	—	—	N/A	N/A
December	1,641,914	9.50	N/A	N/A

Total	1,649,914

(a)
Represents shares of our common stock requested to be repurchased under our redemption plan, pursuant to which we may elect to redeem shares at the request of our stockholders subject to certain exceptions, conditions, and limitations. The maximum amount of shares purchasable by us in any period depends on a number of factors and is at the discretion of our board of directors. During the three months ended December 31, 2017, we processed 451 redemption requests for our common stock, which excludes the October 2017 redemptions noted above that were received in September 2017 but not processed until October 2017. The average price paid per share will vary depending on the number of redemption requests that were made during the period, the most recently published NAV, and the amount of time a stockholder has held their respective shares.

Management's Discussion and Analysis of Financial Condition and Results of Operations

        Management's discussion and analysis of financial condition and results of operations ("MD&A") is intended to provide the reader with information that will assist in understanding our financial statements and the reasons for changes in certain key components of our financial statements from period to period. MD&A also provides the reader with our perspective on our financial position and liquidity, as well as certain other factors that may affect our future results.

Business Overview

        As described in more detail above, we are a publicly owned, non-traded REIT that invests primarily in commercial properties leased to companies both domestically and internationally. As opportunities arise, we also make other types of commercial real estate—related investments. As a REIT, we are not subject to federal income taxation as long as we satisfy certain requirements, principally relating to the nature of our income, the level of our distributions, and other factors. We earn revenue principally by leasing the properties we own to single corporate tenants, primarily on a triple-net lease basis, which requires the tenant to pay substantially all of the costs associated with operating and maintaining the property. Revenue is subject to fluctuation because of the timing of new lease transactions, lease terminations, lease expirations, contractual rent adjustments, tenant defaults, sales of properties, and foreign currency exchange rates. We were formed in 2007 and are managed by the advisor. We hold substantially all of our assets and conduct substantially all of our business through the CPA:17 LP. We are the general partner of, and own 99.99% of the interests in, the CPA:17 LP. The remaining interest in the CPA:17 LP is held by a subsidiary of WPC. We have previously stated our intention to consider liquidity events for investors generally commencing eight to twelve years following the investment of substantially all of the net proceeds from our initial public offering, which occurred in April 2011.

Recent Developments

        Senior Credit Facility – On July 24, 2018, CPA:17 – Global entered into the second amendment to the Credit Agreement. The second amendment serves as notice to exercise CPA:17 – Global's option to extend the Senior Credit Facility for an additional 12-month period to August 26, 2019. This is the first of two 12-month extension periods allowable under the Credit Agreement. In addition, the second amendment modifies the timing of fees payable in conjunction with the first extension to (1) 25% of the applicable fees to be paid on the Initial Maturity Date (as defined in the Credit Agreement) and (2) the balance of such fees to be paid on or before March 1, 2019. In the event the Senior Credit Facility is prepaid in full prior to March 1, 2019, CPA:17 – Global shall not be obligated to pay the remaining extension fee balance. The estimated extension fee to be paid on the Initial Maturity Date is approximately $0.09 million.

Financing Activity

        During the three months ended March 31, 2018, we drew down $8.1 million from our Senior Credit Facility and repaid $19.8 million (amounts are based on the exchange rate of the euro or yen, as applicable, on the date of each draw/repayment) (Note 10).

        As of December 31, 2017, we were in breach of a loan-to-value covenant on one of our non-recourse mortgage loans. On January 22, 2018, we repaid $6.1 million (amount is based on the exchange rate of the euro as of the date of repayment) of principal on this loan to cure the covenant breach (Note 10).

Hurricane Irma

        Hurricane Irma made landfall in September 2017, which directly impacted one of our investments, the Shelborne hotel located in Miami, Florida. The hotel sustained damage and has since been operating at less than full capacity. All of the damage is expected to be covered by insurance, apart from the estimated insurance deductible of $1.8 million and certain professional fees. We have received insurance proceeds of $1.9 million on a cumulative to date basis, of which, based on our estimated allocations, $0.2 million was attributable to property damages and $1.7 million was attributable to business interruption. As of March 31, 2018, we had an insurance receivable balance for property damages of $28.3 million. We currently believe that the recovery of the insurance proceeds is probable, however, we will monitor the collectability of this receivable on a periodic basis. We have retained consultants to assess our business interruption claims and are currently reviewing our losses with our insurance carrier. We have not recorded revenue for covered business interruption during the three months ended March 31, 2018. The business interruption insurance proceeds that we received noted above have recorded within Accounts payable, accrued expenses and other liabilities in our consolidated financial statements until the claims have been settled. We will record revenue for covered business interruption when both the recovery is probable and contingencies have been resolved with the insurance carrier.

Consolidated Results

	Three Months Ended March 31,
(in thousands)	2018	2017
Total revenues	$113,282	$123,005
Net income attributable to CPA:17 – Global	26,737	38,011
Distributions paid	56,859	55,830
Net cash provided by operating activities(a)	67,945	61,209
Net cash (used in) provided by investing activities(a)	(4,632)	24,830
Net cash used in financing activities(a)	(80,685)	(157,174)
Supplemental financial measures(b):
FFO attributable to CPA:17 – Global	63,510	78,001
MFFO attributable to CPA:17 – Global	63,111	57,273
Adjusted MFFO attributable to CPA:17 – Global	62,518	59,616

(a)
On January 1, 2018, we adopted ASU 2016-15 and ASU 2016-18, which revised how certain items are presented in the consolidated statements of cash flows. As a result of adopting this guidance, we retrospectively revised Net cash provided by operating activities, Net cash (used in) provided by investing activities, and Net cash used in financing activities within our consolidated statements of cash flows for the three months ended March 31, 2017.

(b)
We consider the performance metrics listed above, including Funds from operations, or FFO, MFFO, and Adjusted modified funds from operations, or Adjusted MFFO, which are supplemental measures that are not defined by GAAP, both referred to herein as non-GAAP measures, to be important measures in the evaluation of our operating performance.

Revenues and Net Income Attributable to CPA:17 – Global

        Total revenues decreased by $9.7 million during the three months ended March 31, 2018 as compared to the same period in 2017, primarily due to the write-off and acceleration of below-market lease intangible liabilities of $15.7 million and $3.3 million, respectively, related to the KBR, Inc. lease modification/termination, which were recognized in Rental income in the prior year period. In addition, we had a decrease in revenues related to our 2017 dispositions, all of which was partially offset by foreign currency translation gains that resulted from the U.S. dollar weakening against other currencies, primarily the euro.

        Net income attributable to CPA:17 – Global decreased by $11.3 million during the three months ended March 31, 2018 as compared to the same period in 2017, primarily due to the 2017 property dispositions and a decrease in revenue relating to the write-off and acceleration of below market intangible liabilities pursuant to a lease modification/termination. These were partially offset by a decrease in interest expense primarily relating to loans paid off in 2017 and an increase in equity in earnings of equity method investments in real estate, primarily due to a bargain purchase gain recognized on one of our underlying investments.

FFO Attributable to CPA:17 – Global

        FFO attributable to CPA:17 – Global decreased during the three months ended March 31, 2018 as compared to the same period in 2017, primarily due to the write-off of below-market lease intangible liabilities in the prior period noted above, an impairment charge on our CMBS portfolio recognized during the current period, and an increase in bad debt expense related to our Agrokor investment.

These decreases were partially offset by a decrease in interest expense and an increase in Equity in earnings of equity method investments in real estate in the current period. The decrease in interest expense primarily related to loans paid off in 2017. The fluctuation in Equity in earnings of equity method investments in real estate was primarily due to a bargain purchase gain recognized on one of our underlying investments.

MFFO and Adjusted MFFO Attributable to CPA:17 – Global

        MFFO and Adjusted MFFO attributable to CPA:17 – Global increased during the three months ended March 31, 2018 as compared to the same period in 2017, primarily due to an increase of foreign currency translation gains that resulted from the U.S. dollar weakening against other currencies, primarily the euro, which was partially offset by the increase in bad debt expense noted above and the impact of the operating losses of our hotel.

Securities Ownership of Certain Beneficial Owners and Management

        "Beneficial Ownership" as used herein has been determined in accordance with the rules and regulations of the SEC and is not to be construed as a representation that any of such shares are in fact beneficially owned by any person. Other than as described in the table below, we know of no stockholder who beneficially owned more than 5% of the outstanding shares.

        The following table shows how many shares of CPA:17 Common Stock were owned, as of July 15, 2018, by CPA:17 – Global's directors and named executive officers, which under SEC Regulations consists of our Chief Executive Officer and our Chief Financial Officer. Directors and named executive officers who owned no shares are not listed in the table. The business address of the directors and named executive officers listed below is the address of our principal executive office, 50 Rockefeller Plaza, New York, NY 10020.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percentage of Class
W. P. Carey Inc.	16,131,967	(2)	4.6%
Marshall E. Blume	27,830		*
Elizabeth P. Munson	31,088		*
Richard J. Pinola	52,209	(3)	*
All Directors and Executive Officers as a Group (5 Individuals)	111,127		*

*
Less than 1%.

(a)
Share amounts may not sum to total due to rounding of fractional shares.

(b)
Includes 6,273,406 shares owned by WPC Holdco LLC, 4,783,801 shares owned by CAM and 5,074,760 shares owned by Carey REIT II, Inc. While each of CAM and Carey REIT II, Inc. has the sole power to vote its respective shares, both are indirect subsidiaries of WPC, and thus WPC makes all voting and investment decisions on behalf of them. Pursuant to CPA:17 – Global's organizational documents: (i) its directors, advisor and any of their affiliates owning shares of CPA:17 Common Stock may not vote or consent on the Merger because the Merger is a transaction between CPA:17 – Global and affiliates of its advisor; and (ii) for the purpose of determining the requisite percentage in interest of shares of CPA:17 Common Stock necessary to approve the Merger, any such shares owned by CPA:17 – Global's directors, advisor or any of their affiliates will be deemed not entitled to cast votes on the matter and will not be included in making such determination. Accordingly, shares of CPA:17 Common Stock owned by any CPA:17 – Global director, W. P. Carey and any of their affiliates will not be taken into account in determining whether the proposal relating to the Merger receives the requisite approval. The business address of W. P. Carey is 50 Rockefeller Plaza, New York, NY 10020.

(c)
Includes 17,375 shares owned by Mr. Pinola's wife. Mr. Pinola disclaims beneficial ownership of these shares.

THE W. P. CAREY SPECIAL MEETING

Date, Time and Place

        The W. P. Carey Special Meeting will be held at [    •    ] p.m., Eastern Time, on [    •    ], at the offices of DLA Piper LLP (US), 1251 Avenue of the Americas, 27th Floor, New York, New York 10020-1104.

Purpose

        The purpose of the W. P. Carey Special Meeting is to:

  •
  consider and vote upon a proposal to approve the Stock Issuance in connection with the Merger pursuant to the terms and conditions set forth in the Merger Agreement; and

  •
  consider and vote upon any adjournments or postponements of the W. P. Carey Special Meeting, including, without limitation, a motion to adjourn the special meeting to another time for the purpose of soliciting additional proxies to approve the Stock Issuance in connection with the Merger.

Recommendation of the Board of Directors of W. P. Carey

        W. P. Carey's board of directors, after careful consideration, at a meeting on June 16, 2018, adopted a resolution declaring that the Merger is advisable and in the best interests of W. P. Carey and the W. P. Carey Stockholders and approved the Merger and the Stock Issuance and recommended that the W. P. Carey Stockholders, vote "FOR" the approval of the Stock Issuance in connection with the Merger.

Record Date, Outstanding Shares and Voting Rights

        W. P. Carey's board of directors has fixed the close of business on [    •    ] as the W. P. Carey Record Date. Accordingly, only holders of record of shares of W. P. Carey Common Stock on the W. P. Carey Record Date are entitled to notice of, and to vote at the W. P. Carey Special Meeting. As of the W. P. Carey Record Date, there were [    •    ] outstanding shares of W. P. Carey Common Stock held by approximately [    •    ] holders of record. At the W. P. Carey Special Meeting, each share of W. P. Carey Common Stock will be entitled to one vote.

Quorum

        The representation, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of W. P. Carey Common Stock entitled to vote at the W. P. Carey Special Meeting is necessary to constitute a quorum at the W. P. Carey Special Meeting. Shares of W. P. Carey Common Stock represented in person or by proxy will be counted for the purposes of determining whether a quorum is present at the W. P. Carey Special Meeting. For the purposes of determining the presence of a quorum, abstentions and "broker non-votes" (i.e., shares represented in person or by proxy at the meeting held by brokers, as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which the broker does not have discretionary voting power to vote such shares) will be included in determining the number of shares of W. P. Carey Common Stock present and entitled to vote at the W. P. Carey Special Meeting.

Vote Required

        The affirmative vote of at least a majority of all the votes cast by the holders of outstanding shares of W. P. Carey Common Stock present in person or by proxy at the W. P. Carey Special Meeting is necessary to approve the proposal relating to the Stock Issuance in connection with the Merger. If the W. P. Carey Stockholders do not vote or abstain, then the effect under Maryland law will be that such holders will not be considered to have cast votes, and the shares held by such holders will not be counted in determining the number of affirmative votes required for approval and, accordingly, will not have the effect of voting for or against the approval of the Stock Issuance in connection with the Merger. Abstentions and "broker non-votes," however, will be counted for purposes of calculating whether a quorum is present at the W. P. Carey Special Meeting.

Voting of Proxies

        If you are a holder of shares of W. P. Carey Common Stock on the W. P. Carey Record Date, you may authorize a proxy by completing, signing and promptly returning the proxy card in the self-addressed stamped envelope provided. You may also authorize a proxy to vote your shares by telephone or over the Internet as described in your proxy card. Authorizing a proxy to vote your shares by telephone or over the Internet will not limit your right to attend the special meeting and vote your shares in person. Those stockholders of record who choose to authorize a proxy by telephone or over the Internet must do so no later than 11:59 p.m., Eastern Time, on [    •    ]. All shares of W. P. Carey Common Stock represented by properly executed proxy cards received before or at the W. P. Carey Special Meeting and all proxies properly submitted by telephone or over the Internet will, unless the proxies are revoked, be voted in accordance with the instructions indicated on those proxy cards, telephone or Internet submissions. If no instructions are indicated on a properly executed proxy card, the shares will be voted "FOR" each of the proposals. You are urged to indicate how you vote your shares whether you authorize a proxy by proxy card, by telephone or over the Internet.

        If a properly executed proxy card is returned or properly submitted by telephone or over the Internet and the stockholder has abstained from voting on one or more of the proposals, the shares of W. P. Carey Common Stock represented by the proxy will be considered present at the special meeting for purposes of determining a quorum, but will not be considered to have been voted on the abstained proposals. For the proposal to approve the Stock Issuance in connection with the Merger, abstentions (which are not considered votes cast under Maryland law) will have no effect on the vote on the Stock Issuance in connection with the Merger. For the proposal to adjourn the meeting to solicit additional proxies, abstentions (which are not considered votes cast) will have no effect on the vote on such proposal.

        If your shares are held in an account at a broker, bank or other nominee, you must instruct them on how to vote your shares. If an executed proxy card is returned by a broker, bank or other nominee holding shares that indicates that the broker, bank or other nominee does not have discretionary authority to vote on the proposals, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be considered to have been voted on the proposals. Under applicable rules and regulations, brokers, banks or other nominees have the discretion to vote on routine matters, but do not have the discretion to vote on non-routine matters. The proposal to approve the Stock Issuance in connection with the Merger is a non-routine matter. Accordingly, your broker, bank or other nominee will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker, bank or other nominee. If you do not provide voting instructions, your shares will be considered "broker non-votes" because the broker, bank or other nominee will not have discretionary authority to vote your shares. However, your failure to provide voting instructions to the broker, bank, or other nominee will have no effect on the vote on the Stock Issuance in connection with the Merger.

Adjournment

        Although it is not currently expected, the W. P. Carey Special Meeting may be adjourned to solicit additional proxies if there are not sufficient votes to approve the Stock Issuance in connection with the Merger. In that event, W. P. Carey may ask its stockholders to vote upon the proposal to consider the adjournment of the special meeting to solicit additional proxies, but not the proposal to approve the Stock Issuance in connection with the Merger. If W. P. Carey Stockholders approve this proposal, we could adjourn the meeting and use the time to solicit additional proxies. Any shares of W. P. Carey Common Stock which were voted against approval of the Stock Issuance in connection with the Merger will not be voted in favor of the adjournment of the W. P. Carey Special Meeting in order to solicit additional proxies.

Revocation of Proxies

        Any proxy given pursuant to this solicitation may be revoked, and the vote changed, by the person giving it at any time before it is voted. Proxies may be revoked by:

  •
  delivering to the Corporate Secretary of W. P. Carey, at or before the vote is taken at the W. P. Carey Special Meeting, a later-dated written notice stating that you would like to revoke your proxy and change your vote;

  •
  properly executing a later-dated proxy relating to the same shares and delivering it to the Corporate Secretary of W. P. Carey before the vote is taken at the W. P. Carey Special Meeting; or

  •
  attending the W. P. Carey Special Meeting and voting in person, although attendance at the W. P. Carey Special Meeting will not in and of itself constitute a revocation of a proxy or a change of your vote.

        Proxies authorized by telephone or via the Internet may only be revoked in writing in accordance with the above instructions.

        Any written notice of revocation or subsequent proxy should be sent to W. P. Carey, 50 Rockefeller Plaza, New York, New York 10020, Attention: Corporate Secretary, so as to be received prior to the W. P. Carey Special Meeting, or hand delivered to the Corporate Secretary of W. P. Carey at or before the taking of the vote at the W. P. Carey Special Meeting.

Shares Beneficially Owned by W. P. Carey Directors and Officers

        As of [    •    ], the last practicable date prior to the W. P. Carey Record Date, W. P. Carey's directors and executive officers and their affiliates, as a group, beneficially owned approximately [    •    ]% of the outstanding shares of the W. P. Carey Common Stock.

Solicitation of Proxies; Expenses

        All expenses of W. P. Carey's solicitation of proxies from its stockholders, including the cost of mailing this Joint Proxy Statement/Prospectus to W. P. Carey Stockholders, will be paid by W. P. Carey. We may utilize some of the officers and employees of CAM (who will receive no compensation in addition to their regular salaries), to solicit proxies personally and by telephone. In addition, we have engaged Broadridge to assist in the solicitation of proxies for the meeting and estimate we will pay Broadridge a fee of approximately $[    •    ]. We have also agreed to reimburse Broadridge for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation and to indemnify Broadridge against certain losses, costs and expenses. No portion of the amount that W. P. Carey is required to pay Broadridge is contingent upon the closing of the Merger. The agreement between W. P. Carey and Broadridge may be terminated (i) by either party for any reason upon 90 days prior written notice, (ii) by the non-defaulting party if the other party fails to cure such default within 90 days of written notice thereof, and (iii) by either party if the other party files a voluntary petition in bankruptcy or an involuntary petition is filed against it, the other party is adjudged bankrupt, a court assumes jurisdiction of the other party's assets under federal reorganization act, a trustee or receiver is appointed by a court for all of a substantial portion of the assets of the other party, the other party becomes insolvent or the other party makes an assignment of its assets for the benefit of its creditors. The agreement between W. P. Carey and Broadridge also limits any damages to the fees and costs due and payable to Broadridge. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies and will reimburse such persons for their expenses in so doing.

 THE CPA:17 – GLOBAL SPECIAL MEETING

Date, Time and Place

        The CPA:17 Special Meeting will be held at [    •    ] p.m., Eastern Time, on [    •    ], at the offices of DLA Piper LLP (US), 1251 Avenue of the Americas, 27th Floor, New York, New York 10020-1104.

Purpose

        The purposes of the CPA:17 Special Meeting are to:

  •
  consider and vote upon a proposal to approve the Merger;

  •
  consider and vote upon a proposal to approve the Charter Amendment; and

  •
  consider and vote upon any adjournments or postponements of the CPA:17 Special Meeting, including, without limitation, a motion to adjourn the special meeting to another time for the purpose of soliciting additional proxies to approve the Merger proposal or the Charter Amendment proposal.

Recommendation of the Board of Directors of CPA:17 – Global

        At a meeting on June 17, 2018, the CPA:17 – Global board of directors (with the unanimous vote of the independent directors), after careful consideration and based on the unanimous recommendation of the CPA:17 Special Committee, adopted resolutions declaring that each of the Merger and the Charter Amendment is advisable and in the best interests of CPA:17 – Global and the CPA:17 Stockholders, and that the Merger is fair and reasonable to CPA:17 – Global and the CPA:17 Stockholders and on terms and conditions at least as favorable as those available from unaffiliated third parties, and directing that the Merger and the Charter Amendment be submitted for consideration at the CPA:17 Special Meeting. The CPA:17 – Global board of directors recommends a vote "FOR" approval of the Merger and FOR" approval of the Charter Amendment. Jason E. Fox, a director of each of CPA:17 – Global and W. P. Carey, abstained from voting on the matters.

Record Date, Outstanding Shares and Voting Rights

        CPA:17 – Global's board of directors has fixed the close of business on [    •    ] as the record date for the CPA:17 Special Meeting (the "CPA:17 Record Date"). Accordingly, only holders of record of shares of CPA:17 Common Stock on the CPA:17 Record Date are entitled to notice of, and to vote at, the CPA:17 Special Meeting. As of [    •    ], the last practicable date prior to the CPA:17 Record Date, there were [    •    ] outstanding shares of CPA:17 Common Stock held by [    •    ] holders of record. At the CPA:17 Special Meeting, each outstanding share of CPA:17 Common Stock entitles its holder to one vote per share on each proposal submitted to the CPA:17 Stockholders for consideration and to which such holder is entitled to vote, except that as described below under "Vote Required," W. P. Carey, the directors of CPA:17 – Global and their affiliates are not entitled to vote on the Merger.

Quorum

        The representation, in person or by properly executed proxy, of the holders of shares of CPA:17 Common Stock entitled to cast 50% of all the votes entitled to be cast at the CPA:17 Special Meeting on any matter is necessary to constitute a quorum at the CPA:17 Special Meeting. Shares of CPA:17 Common Stock represented in person or by proxy will be counted for the purpose of determining whether a quorum is present at the CPA:17 Special Meeting. For the purpose of determining the presence of a quorum, abstentions and "broker non-votes" will be included in determining the number of shares of CPA:17 Common Stock present and entitled to vote at the CPA:17 Special Meeting.

Vote Required

        Approval of the Merger and the Charter Amendment requires the affirmative vote of the holders of outstanding shares of CPA:17 Common Stock entitled to cast a majority of all the votes entitled to be cast on the relevant matter. Pursuant to CPA:17 – Global's organizational documents: (i) its directors, advisor and any of their affiliates owning shares of CPA:17 Common Stock may not vote or consent on the Merger because the Merger is a transaction between CPA:17 – Global and affiliates of its advisor; and (ii) for the purpose of determining the requisite percentage in interest of shares of CPA:17 Common Stock necessary to approve the Merger, any such shares owned by CPA:17 – Global's directors, advisor or any of their affiliates will be deemed not entitled to cast votes on the matter and will not be included in making such determination. Accordingly, shares of CPA:17 Common Stock owned by any CPA:17 – Global director, W. P. Carey and any of their affiliates will not be taken into account in determining whether the proposal relating to the Merger receives the requisite approval. Abstentions and "broker non-votes" will have the same effect as votes against approval of the Merger and the Charter Amendment since each of the proposals requires the affirmative vote of the holders of a majority of all the votes entitled to be cast on the matter.

        The closing of the Merger is conditioned upon approval of the proposal relating to the Charter Amendment; therefore, if CPA:17 Stockholders do not approve the Charter Amendment, the Merger cannot be completed even if the proposal relating to the Merger is approved.

Voting of Proxies

        If you are a holder of shares of CPA:17 Common Stock on the CPA:17 Record Date, you may authorize a proxy by completing, signing and promptly returning the proxy card in the self-addressed stamped envelope provided. You may also authorize a proxy to vote your shares by telephone or over the Internet as described in your proxy card. Authorizing a proxy to vote your shares by telephone or over the Internet will not limit your right to attend the CPA:17 Special Meeting and vote your shares in person. Those stockholders of record who choose to authorize a proxy by telephone or over the Internet must do so no later than 11:59 p.m., Eastern Time, on [    •    ]. All shares of CPA:17 Common Stock represented by properly executed proxy cards received before or at the CPA:17 Special Meeting and all proxies properly submitted by telephone or over the Internet will, unless the proxies are revoked, be voted in accordance with the instructions indicated on those proxy cards, telephone or Internet submissions. If no instructions are indicated on a properly executed proxy card, the shares will be voted "FOR" each of the proposals. You are urged to indicate how you vote your shares whether you authorize a proxy by proxy card, by telephone or over the Internet.

        If a properly executed proxy card is returned or properly submitted by telephone or over the Internet and the stockholder has abstained from voting on one or more of the proposals, the shares of CPA:17 Common Stock represented by the proxy will be considered present at the special meeting for purposes of determining a quorum but will not be considered to have been voted on the abstained proposals. For the proposal to approve the Merger and the Charter Amendment, abstentions will have the same effect as a vote against approval of the Merger and the Charter Amendment. For the proposal to adjourn the meeting to solicit additional proxies, abstentions (which are not considered votes cast) will have no effect on the vote on such proposal.

        If your shares are held in an account controlled by a broker or financial advisor, you must instruct your broker or financial advisor on how to vote your shares. If an executed proxy card is returned by a broker or financial advisor holding shares that indicates that the broker or financial advisor does not have discretionary authority to vote on the proposals, the shares will be considered present at the meeting for purposes of determining the presence of a quorum but will not be considered to have been voted on the proposals. Under applicable rules and regulations, brokers, banks or other nominees have the discretion to vote on routine matters but do not have the discretion to vote on non-routine matters. The proposals to approve the Merger and the Charter Amendment are non-routine matters. Accordingly, your broker or financial advisor will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker or financial advisor. If you do not provide voting instructions, your shares will be considered "broker non-votes" because the broker or financial advisor will not have discretionary authority to vote your shares. Therefore, your failure to provide voting instructions to the broker or financial advisor will have the same effect as a vote against approval of the Merger and the Charter Amendment.

Adjournment

        Although it is not currently expected, the CPA:17 Special Meeting may be adjourned to solicit additional proxies if there are not sufficient votes to approve the Merger or the Charter Amendment. In that event, CPA:17 – Global may ask its stockholders to vote upon the proposal to consider the adjournment of the CPA:17 Special Meeting to solicit additional proxies but not upon the proposals to approve the Merger and the Charter Amendment. If CPA:17 Stockholders approve this proposal, CPA:17 – Global could adjourn the CPA:17 Special Meeting and use the time to solicit additional proxies. Any shares of CPA:17 Common Stock that were voted against approval of the Merger or the Charter Amendment will not be voted in favor of the adjournment of the CPA:17 Special Meeting in order to solicit additional proxies.

Revocation of Proxies

        Any proxy given pursuant to this solicitation may be revoked, and the vote changed, by the person giving it at any time before it is voted. Proxies may be revoked by:

  •
  delivering to the Corporate Secretary of CPA:17 – Global, at or before the vote is taken at the CPA:17 Special Meeting, a later-dated written notice stating that you would like to revoke your proxy and change your vote;

  •
  properly executing a later-dated proxy relating to the same shares and delivering it to the Corporate Secretary of CPA:17 – Global before the vote is taken at the CPA:17 Special Meeting; or

  •
  attending the CPA:17 Special Meeting and voting in person, although attendance at the CPA:17 Special Meeting will not in and of itself constitute a revocation of a proxy or a change of your vote.

        Proxies authorized by telephone or via the Internet may only be revoked in writing in accordance with the above instructions.

        Any written notice of revocation or subsequent proxy should be sent to CPA:17 – Global, 50 Rockefeller Plaza, New York, New York 10020, Attention: Corporate Secretary, so as to be received prior to the CPA:17 Special Meeting, or hand delivered to the Corporate Secretary of CPA:17 – Global at or before the taking of the vote at the CPA:17 Special Meeting.

Shares Beneficially Owned by W. P. Carey and CPA:17 – Global Directors and Officers

        As of [    •    ], the last practicable day prior to the CPA:17 Record Date, W. P. Carey and its affiliates beneficially owned [    •    ] shares of CPA:17 Common Stock in the aggregate, representing [    •    ]% of the outstanding shares of CPA:17 Common Stock, and the directors of CPA:17 – Global beneficially owned [    •    ] shares of CPA:17 Common Stock in the aggregate, representing less than [    •    ]% of the outstanding shares of CPA:17 Common Stock. Each share of CPA:17 Common Stock that is owned by W. P. Carey or any W. P. Carey subsidiary immediately prior to the effective time of the Merger will automatically be cancelled and retired and cease to exist without any conversion thereof or payment therefor.

Solicitation of Proxies; Expenses

        All expenses of CPA:17 – Global's solicitation of proxies from its stockholders, including the cost of mailing this Joint Proxy Statement/Prospectus to CPA:17 Stockholders, will be paid by CPA:17 –

Global. CPA:17 – Global may utilize some of the officers and employees of CAM (who will receive no compensation in addition to their regular salaries), to solicit proxies personally and by telephone. In addition, W. P. Carey has engaged Broadridge to assist in the solicitation of proxies for the meeting and estimate that W. P. Carey will pay Broadridge a fee of approximately $[    •    ]. W. P. Carey has also agreed to reimburse Broadridge for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation and to indemnify Broadridge against certain losses, costs and expenses. No portion of the amount that W. P. Carey is required to pay Broadridge is contingent upon the closing of the Merger. The agreement between W. P. Carey and Broadridge may be terminated (i) by either party for any reason upon 90 days' prior written notice, (ii) by the non-defaulting party if the other party fails to cure such default within 90 days' of written notice thereof, and (iii) by either party if the other party files a voluntary petition in bankruptcy or an involuntary petition is filed against it, the other party is adjudged bankrupt, a court assumes jurisdiction of the other party's assets under the federal reorganization act, a trustee or receiver is appointed by a court for all of a substantial portion of the assets of the other party, the other party becomes insolvent or the other party makes an assignment of its assets for the benefit of its creditors. The agreement between W. P. Carey and Broadridge also limits any damages to the fees and costs due and payable to Broadridge.

        Under the CPA:17 Charter and Subtitle 2 of Title 3 of the MGCL, CPA:17 Stockholders are not entitled to dissenting stockholders' appraisal rights, rights of objecting stockholders or other similar rights in connection with the Merger or the Merger Agreement and the transactions contemplated thereby. If the holders of record of CPA:17 Common Stock oppose the Merger, such holders can vote against the Merger by indicating a vote against the proposal by telephone, electronically via the Internet, by completing and returning the enclosed proxy card, or by voting against the Merger in person at the CPA:17 Special Meeting. If the holders of record of CPA:17 Common Stock hold shares in "street name," such holders can vote against the Merger in accordance with the voting instructions provided by such holder's bank, broker or other recordholder of the shares of CPA:17 Common Stock.

THE MERGER AGREEMENT

        The following is a brief summary of the material provisions of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference in this Joint Proxy Statement/Prospectus. As a stockholder, you are not a third-party beneficiary of the Merger Agreement and therefore you may not directly enforce any of its terms and conditions.

        This summary may not contain all of the information about the Merger Agreement that is important to you. W. P. Carey and CPA:17 – Global urge you to carefully read the full text of the Merger Agreement because it is the legal document that governs the Merger. The Merger Agreement is not intended to provide you with any factual information about W. P. Carey or CPA:17 – Global. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement (and summarized below) are qualified by information in the documents that each of W. P. Carey and CPA:17 – Global filed with the SEC prior to the Effective Date, as well as by certain disclosure letters, which certain of the parties delivered to other parties in connection with the execution of the Merger Agreement, that modify, qualify and create exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may apply contractual standards of materiality in a way that is different from what may be viewed as material by investors or that is different from standards of materiality generally applicable under the U.S. federal securities laws or may not be intended as statements of fact but rather as a way of allocating risk among the parties to the Merger Agreement. The representations and warranties and other provisions of the Merger Agreement, and the description of such provisions in this Joint Proxy Statement/Prospectus, should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings that each of W. P. Carey and CPA:17 – Global file with the SEC and the other information in this Joint Proxy Statement/Prospectus. See "Where You Can Find More Information" beginning on page 185.

The Merger

        The Merger Agreement provides that at the Effective Time, CPA:17 – Global will merge with and into Merger Sub, with Merger Sub continuing as the surviving entity and an indirect wholly owned subsidiary of W. P. Carey. At such time, in accordance with the applicable provisions of the MGCL and the Maryland Limited Liability Company Act (the "MLLCA"), the separate existence of CPA:17 – Global will cease.

Closing and Effective Time of the Merger

        The Merger Agreement provides that the closing of the Merger will take place commencing at 10:00 a.m., local time, on a date specified by the parties, which will be no later than the third business day after the satisfaction or waiver of the closing conditions set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions), at the offices of DLA Piper LLP (US), 1251 Avenue of the Americas, 27th Floor, New York, New York 10020, or at such other time and place as the parties agree in writing.

        The Effective Time of the Merger will be specified in the Articles of Merger, provided that such time does not exceed 30 days after the Articles of Merger are accepted for record by the State Department of Assessments and Taxation of Maryland. Unless otherwise agreed, the parties will cause the Effective Time to occur on the Closing Date.

Conversion of Securities

        As of the Effective Time of the Merger, each share of CPA:17 Common Stock issued and outstanding immediately prior to the Effective Time will be cancelled and, in exchange for cancellation of such share, the rights attaching to such share will be converted automatically into the right to receive, in accordance with the terms of the Merger Agreement, 0.160 shares of validly issued, fully paid and non-assessable shares of W. P. Carey Common Stock.

        Each share of CPA:17 Common Stock that is owned by W. P. Carey or any W. P. Carey subsidiary immediately prior to the Effective Time will automatically be cancelled and retired and will cease to exist. In addition, neither W. P. Carey nor any W. P. Carey subsidiary will receive any Per Share Merger Consideration for any share of CPA:17 Common Stock owned by it. No fractional shares of W. P. Carey Common Stock will be issued under the Merger Agreement. To the extent that a holder of CPA:17 Common Stock would otherwise be entitled to receive a fraction of a share of W. P. Carey Common Stock, computed on the basis of the aggregate number of shares of CPA:17 Common Stock held by such holder, such holder will instead receive a cash payment in lieu of such fractional share in an amount equal to such fraction multiplied by the Average W. P. Carey Trading Price.

        Based on the number of shares of CPA:17 Common Stock outstanding on [    •    ], the last practicable date prior to the CPA:17 – Global Record Date for the CPA:17 Special Meeting, W. P. Carey expects to issue approximately [    •    ] million shares of W. P. Carey Common Stock in connection with the Merger. Upon such Stock Issuance, the W. P. Carey Stockholders and the CPA:17 Stockholders (excluding W. P. Carey and any W. P. Carey subsidiaries) would own approximately 67% and 33% of the combined company, respectively.

Recordation of Exchange; Payment of Per Share Merger Consideration

        As soon as practicable following the Effective Time, W. P. Carey will cause its transfer agent to record the Stock Issuance in connection with the Merger to the holders of CPA:17 Common Stock on W. P. Carey's stock records in accordance with the Merger Agreement. No physical share certificates will be delivered. Prior to the Effective Time, W. P. Carey will designate a bank or trust company reasonably acceptable to CPA:17 – Global to act as agent for the payment of the Per Share Merger Consideration (the "Paying and Exchange Agent"). W. P. Carey must take all steps necessary to enable and cause the surviving entity to provide to the Paying and Exchange Agent immediately following the Effective Time the aggregate cash portion of the Per Share Merger Consideration payable upon cancellation of the CPA:17 Common Stock in lieu of any fractional share of W. P. Carey Common Stock. As soon as practicable after the Effective Time, and in any event not later than the tenth business day after the Effective Time, the Paying and Exchange Agent will pay to each holder of CPA:17 Common Stock the amount of cash that such holder is entitled to receive in lieu of any fractional share of W. P. Carey Common Stock.

Share Transfer Books

        At the close of business on the day on which the Effective Time occurs, the share transfer books of CPA:17 – Global will be closed, and no subsequent transfers of shares of CPA:17 Common Stock will be registered on the share transfer books of the surviving entity.

Representations and Warranties

        W. P. Carey and Merger Sub, on the one hand, and CPA:17 – Global, on the other hand, have made representations and warranties in the Merger Agreement, many of which are qualified as to materiality or subject to matters disclosed by the parties, and none of which survive the Effective Time, relating to, among other things:

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  organization, standing and corporate power;

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  capital structure;

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  power and authority to enter into, execute, deliver and enforce the Merger Agreement and all other documents to be executed in connection with the transactions contemplated by the Merger Agreement;

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  no conflicts with, violations of or defaults under organizational documents, certain material contracts or applicable judgments, orders or laws;

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  consents and regulatory approvals necessary to complete the Merger;

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  information supplied relating to the disclosures in the registration statement and this Joint Proxy Statement/Prospectus;

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  opinions of financial advisors;

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  stockholder approvals required;

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  brokers' fees or commissions;

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  no requirement to be registered as an investment company under the Investment Company Act;

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  exemptions relating to takeover or similar statutes and waiver from ownership limitations in organizational documents (with respect to CPA:17 – Global only);

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  availability of SEC documents, internal accounting controls, disclosure controls and procedures and material weaknesses in internal controls (with respect to W. P Carey only);

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  absence of certain changes or events (with respect to W. P. Carey only);

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  no undisclosed material liabilities (with respect to W. P. Carey only);

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  compliance with applicable laws and regulatory matters (with respect to W. P. Carey only);

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  litigation (with respect to W. P. Carey only);

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  taxes (with respect to W. P. Carey only);

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  pension and benefit plans and employee relations (with respect to W. P. Carey only);

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  intangible property (with respect to W. P. Carey only);

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  environmental matters (with respect to W. P. Carey only);

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  properties (with respect to W. P. Carey only);

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  insurance (with respect to W. P. Carey only);

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  contracts (with respect to W. P. Carey only); and

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  related party transactions (with respect to W. P. Carey only).

        Certain representations and warranties were made by W. P. Carey only and not by CPA:17 – Global because of the advisory role in which W. P. Carey and its affiliates serve with respect to CPA:17 – Global and the oversight and control that W. P. Carey and its affiliates have over such matters to which CPA:17 – Global would otherwise represent and warrant.

Covenants

        W. P. Carey and CPA:17 – Global have agreed that, until the Effective Time, each company will (i) use and cause each of its subsidiaries to use all commercially reasonable efforts to operate its business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the execution of the Merger Agreement and to preserve intact in all material respects its current business organization, and (ii) not take certain material actions without the other company's consent, including those actions enumerated in Sections 3.1, 3.2 and 4.14 of the Merger Agreement.

        W. P. Carey, as the ultimate parent of CAM and W. P. Carey B.V., CPA:17 – Global's external advisors, has also agreed to cause CAM, W. P. Carey BV and Merger Sub to assist and cooperate in good faith to cause CPA:17 – Global to fulfill all its obligations under the Merger Agreement. Additionally, CAM, W. P. Carey B.V. and Merger Sub must each, at the request of the CPA:17 Special Committee, assist and cooperate in good faith to facilitate CPA:17 – Global's efforts related to CPA17 Competing Transactions during the go-shop and no-shop periods.

        Each of W. P. Carey, Merger Sub and CPA:17 – Global has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the others in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party or its subsidiaries pursuant to the Merger Agreement and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Transaction Documents.

        During the period from the date of the Merger Agreement to the earlier of the termination of the Merger Agreement or the Effective Time:

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  CPA:17 – Global has agreed that it will not purchase, redeem or otherwise acquire any CPA:17 Common Stock or stock or other equity interests in any CPA:17 – Global subsidiary or any options, warrants or rights to acquire, or security convertible into, shares of CPA:17 Common Stock or stock or other equity interests in any CPA:17 – Global subsidiary, except that CPA:17 – Global may complete any (i) qualified redemptions pending as of the date of the Merger Agreement and (ii) such redemptions or other actions that the CPA:17 – Global board of directors deems advisable in accordance with the CPA:17 Charter to enable CPA 17 – Global to maintain its qualification as a REIT, to the extent permitted by applicable law; and

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  W. P. Carey has agreed that it will not, other than in the ordinary course of business and in compliance with U.S. federal securities laws, purchase, redeem or otherwise acquire any shares of W. P. Carey Common Stock or stock or other equity interests in any W. P. Carey subsidiary or any options, warrants or rights to acquire, or security convertible into, shares of W. P. Carey Common Stock or stock or other equity interests in any W. P. Carey subsidiary, in each case other than (i) repurchases from employees or affiliates of W. P. Carey or any W. P. Carey subsidiary (including any holder of 10% or more of (a) W. P. Carey Common Stock or (b) stock or equity interests of any such W. P. Carey subsidiary) and (ii) such redemptions or other actions that the W. P. Carey board of directors deems advisable in accordance with the W. P. Carey Charter to enable W. P. Carey to maintain its qualification as a REIT, to the extent permitted by applicable law.

NYSE Listing

        W. P. Carey has agreed to use its reasonable best efforts to cause the W. P. Carey Common Stock to be issued in connection with the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

Fees Payable to W. P. Carey and its Affiliates

        CAM, W. P. Carey BV and certain of their affiliates provide investment and advisory services to CPA:17 – Global pursuant the CPA:17 Advisory Agreements.

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  Conditioned upon the closing of the transactions contemplated by the Merger Agreement, W. P. Carey has waived all rights to receive any and all Advisor Closing Amounts. In addition,

    W. P. Carey will receive no subordinated disposition fees in respect of the consummation of the Merger.

  •
  W. P. Carey and its affiliates will continue to receive any and all fees and distributions accrued pursuant to the CPA:17 Advisory Agreements and the CPA:17 LP Agreement prior to the closing of the Merger. At March 31, 2018, W. P. Carey had accrued and unpaid fees of approximately $9.3 million pursuant to the CPA:17 Advisory Agreements. During the three months ended March 31, 2018, W. P. Carey earned approximately $7.5 million in asset management fees from CPA:17 – Global and $6.2 million in Special General Partner distributions.

        See the section titled "The Merger Agreement – Termination Expenses" beginning on page 111 for additional agreements related to expenses and payments, in connection with the termination of the Merger Agreement.

Solicitation of Transactions – CPA:17 – Global

        During the period beginning on June 17, 2018 and continuing until 11:59 p.m. (New York City time) on July 18, 2018 (the "Solicitation Period End Date"), CPA:17 – Global, acting directly or indirectly, had the right to (i) initiate, solicit, induce, cause, encourage and facilitate any CPA:17 Competing Transaction, including by way of providing access to the properties, offices, assets, books, records and personnel of CPA:17 – Global and any CPA:17 – Global subsidiary and furnishing non-public information pursuant to one or more Acceptable Confidentiality Agreements; provided, however, that any such non-public information must, to the extent not previously provided to W. P. Carey, Merger Sub or their respective representatives, be provided to W. P. Carey or Merger Sub prior to or substantially concurrently with it being provided to any Person given such access, (ii) enter into, continue or otherwise participate in any discussions or negotiations with respect to any CPA:17 Competing Transaction, or any inquiry, proposal or offer that constitutes or may reasonably be expected to lead to a CPA:17 Competing Transaction or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, discussions or negotiations or the making of any CPA:17 Competing Transaction and (iii) grant a waiver under any standstill, confidentiality or similar agreement entered into by CPA:17 – Global to the extent necessary to allow the other party thereto to submit any CPA:17 Competing Transaction or inquire, propose or make an offer that may lead to a CPA:17 Competing Transaction to the CPA:17 Special Committee in compliance with Section 4.5 of the Merger Agreement. At the Solicitation Period End Date no offers or proposals for a CPA:17 Competing Transaction were received.

        For purposes of the Merger Agreement, a "CPA:17 Competing Transaction" means any proposal or offer for, whether in one transaction or a series of transactions: (i) any merger, consolidation, share exchange, business combination or similar transaction involving CPA:17 – Global (or any of the material CPA:17 – Global Subsidiaries); (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 50% or more of the assets of CPA:17 – Global and the CPA:17 – Global Subsidiaries, taken as a whole, excluding any bona-fide financing transactions which do not, individually or in the aggregate, have as a purpose or effect the sale or transfer of control of such assets; (iii) any issue, sale or other disposition of (including by way of merger, consolidation, share exchange, business combination or similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 50% or more of the voting power of CPA:17 – Global and the CPA:17 – Global Subsidiaries; (iv) any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to CPA:17 – Global and the CPA:17 – Global Subsidiaries in which a Person will acquire beneficial ownership of 50% or more of the outstanding shares of any class of voting securities of CPA:17 – Global and the CPA:17 – Global Subsidiaries; or (v) any tender offer or exchange offer for 50% or more of the voting power for the election of directors exercisable by the holders of outstanding CPA:17 Common Stock (or any of the CPA:17 – Global Subsidiaries). The

term "Acceptable Confidentiality Agreement" means a customary confidentiality agreement containing terms no less favorable to CPA:17 – Global than the terms set forth in the confidentiality agreement dated as of August 15, 2017, by and between CPA:17 – Global and W. P. Carey.

        W. P. Carey has agreed that neither it nor any of its affiliates will, and that it will use its reasonable best efforts to cause its and their respective representatives not to, participate in discussions with (other than at the request of the CPA:17 Special Committee), any person that it knows has made, or is considering or participating in discussions or negotiations with CPA:17 – Global or its representatives regarding, a CPA:17 Competing Transaction. However, W. P. Carey is not prohibited or restricted from making or conducting public communications or solicitations regarding a CPA:17 Competing Transaction or the transactions contemplated by the Merger Agreement.

        Except (i) as expressly permitted by Section 4.5 of the Merger Agreement, or (ii) with respect to any Exempted Person until receipt of the CPA:17 Stockholder Approval, from the Solicitation Period End Date until the Effective Time or, if earlier, the termination of the Merger Agreement in accordance with Section 6.1 of the Merger Agreement, CPA:17 – Global, acting directly or indirectly, will cease and cause to be terminated any solicitation, discussion or negotiation with any Persons with respect to any CPA:17 Competing Transaction and request the immediate return or destruction of all confidential information previously furnished.

        For purposes of the Merger Agreement, an "Exempted Person" means any person, group of persons or group that includes any person (so long as in each case such person and the other members of such group, if any, who were members of such group immediately prior to the Solicitation Period End Date constitute at least 50% of the equity financing of such group at all times following the Solicitation Period End Date and prior to the termination of the Merger Agreement) who submitted a bona-fide written offer or communication constituting a CPA:17 Competing Transaction to CPA:17 – Global prior to the Solicitation Period End Date.

        Except as specifically provided in Section 4.5 of the Merger Agreement, from the Solicitation Period End Date until the Effective Time or, if earlier, the termination of the Merger Agreement in accordance with Section 6.1 of the Merger Agreement, CPA:17 – Global, acting directly or indirectly, must not (i) initiate, solicit, propose, cause (including by providing information) or take any action designed to, or which would reasonably be expected to, facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a CPA:17 Competing Transaction, other than with respect to any Exempted Person, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any information or data concerning, CPA:17 – Global or any CPA:17 – Global subsidiary, including their properties, books and records, to any Person (other than with respect to any Exempted Person) relating to, or otherwise cooperate with, any CPA:17 Competing Transaction or any proposal or offer that would reasonably be expected to lead to a CPA:17 Competing Transaction, (iii) approve, publicly endorse, publicly recommend or enter into any CPA:17 Competing Transaction or any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or similar agreement with respect to any CPA:17 Competing Transaction (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 4.5 of the Merger Agreement) (an "Alternative Acquisition Agreement"), (iv) publicly propose, agree or publicly announce an intention to take any of the foregoing actions, (v) take any action to make the provisions of any Takeover Statute inapplicable to any transaction contemplated by a CPA:17 Competing Transaction, other than with respect to any Exempted Person until receipt of the CPA:17 Stockholder Approval, or (vi) except to the extent waived pursuant to Section 4.5(a)(iii) of the Merger Agreement and with respect to any Exempted Person until receipt of the CPA:17 Stockholder Approval, terminate, amend, release, modify or fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar agreement entered into by CPA:17 – Global in respect of or in contemplation of a CPA:17 Competing Transaction.

        Following the Solicitation Period End Date, CPA:17 – Global is not prevented from (x) communicating with a prospective acquirer to request clarification of the terms and conditions of a possible CPA17 Competing Transaction so as to determine whether such CPA17 Competing Transaction could reasonably be expected to lead to a CPA17 Superior Competing Transaction or (y) providing non-public information about CPA:17 – Global or any CPA:17 – Global subsidiary (subject to an Acceptable Confidentiality Agreement) to, and engaging in discussions and negotiations regarding a possible CPA:17 Competing Transaction with, a prospective acquirer in response to a proposal or offer that could reasonably be expected to lead to a CPA:17 Competing Transaction, in either instance, which CPA:17 – Global received prior to the Solicitation Period End Date, or which CPA:17 – Global receives after the Solicitation Period End Date that did not result in whole or in part from a breach of Section 4.5(b) of the Merger Agreement, and which the CPA:17 Special Committee determines in good faith after consultation with its independent financial advisor and outside legal counsel, would result (if consummated in accordance with its terms) in, or is reasonably likely to result in, a CPA:17 Superior Competing Transaction.

        For purposes of the Merger Agreement, a "CPA:17 Superior Competing Transaction" means a bona-fide proposal for a CPA:17 Competing Transaction made by a third party which the CPA:17 Special Committee determines (after taking into account any amendment of the terms of the Transaction Documents or the Merger by W. P. Carey and/or any proposal by W. P. Carey to amend the terms of the Transaction Documents or the Merger), in good faith and after consultation with its financial and legal advisors, (i) is on terms which are more favorable from a financial point of view to the CPA:17 Stockholders than the Merger and the other transactions contemplated by the Merger Agreement, (ii) would result in such third party owning, directly or indirectly, at least 90% of the CPA:17 Common Stock then outstanding (or all or substantially all of the equity of the surviving entity in a merger) or at least 90% of the assets of CPA:17 – Global and the CPA:17 – Global Subsidiaries taken as a whole, (iii) is reasonably capable of being consummated and (iv) was not solicited by CPA:17 – Global, any CPA:17 – Global subsidiary or any of their respective officers, directors, investment advisors, investment bankers, financial advisors, attorneys, accountants, brokers, finders, representatives or controlled Affiliates in breach of Section 4.5 of the Merger Agreement.

        Except as expressly provided by Section 4.5(d) of the Merger Agreement, at any time after the date of the Merger Agreement, the CPA:17 Special Committee must not (i) (A) publicly withhold or withdraw (or qualify or modify in a manner adverse to W. P. Carey or Merger Sub), or publicly propose to withhold or withdraw (or qualify or modify in a manner adverse to W. P. Carey or Merger Sub), its recommendation of the Merger Agreement and the Merger or otherwise publicly repudiate the adoption, approval, recommendation or declaration of advisability by the CPA:17 Special Committee of the Merger Agreement, the Merger or the other transactions contemplated hereby, (B) adopt, approve, publicly declare advisable or recommend or publicly propose to adopt, approve, declare advisable or recommend any CPA:17 Competing Transaction, (C) allow its recommendation of the Merger Agreement and the Merger to be excluded from the Joint Proxy Statement/Prospectus, (D) fail to recommend against any CPA:17 Competing Transaction within ten business days after such CPA:17 Competing Transaction is publicly announced, or (E) if a tender or exchange offer relating to equity securities of CPA:17 – Global is commenced by a Person unaffiliated with W. P. Carey, fail to send to the CPA:17 Stockholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten business days after such tender or exchange offer is first published, a statement disclosing that the CPA:17 Special Committee recommends rejection of such tender or exchange offer (any action described in the foregoing clauses (A), (B), (C), (D) or (E), an "Adverse Recommendation Change"), or (ii) adopt, approve, recommend or declare advisable, or propose to adopt, approve, recommend or declare advisable, or cause or permit CPA:17 – Global or any CPA:17 – Global subsidiary to execute or enter into an Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 4.5 of the Merger Agreement).

        At any time prior to receipt of the CPA:17 Stockholder Approvals, the CPA:17 Special Committee is permitted to either (i) terminate the Merger Agreement in order to enter into an Alternative Acquisition Agreement with respect to a CPA:17 Superior Competing Transaction, subject to payment of the CPA:17 Termination Fee, or (ii) effect an Adverse Recommendation Change, in each instance, if and only if (A) the CPA:17 Special Committee has received a CPA:17 Competing Transaction (whether or not from an Exempted Person) that, in the good faith determination of the CPA:17 Special Committee, after consultation with its financial advisor and outside legal counsel, constitutes a CPA:17 Superior Competing Transaction, after having complied with Section 4.5(d) of the Merger Agreement, and (B) with respect to any Person who is not an Exempted Person, the CPA:17 Special Committee determines in good faith, after consultation with outside legal counsel, that a failure to take such action would be inconsistent with the duties of the members of the CPA:17 Special Committee under applicable law.

        Prior to either terminating the Merger Agreement or effecting an Adverse Recommendation Change, in each instance in accordance with Section 4.5(d) of the Merger Agreement, (x) the CPA:17 Special Committee must provide a written notice to W. P. Carey and Merger Sub that it intends to take such action and describing (1) the basis for its determination, and (2) the material terms and conditions of the CPA:17 Superior Competing Transaction that is the basis of such action (including the identity of the party making the CPA:17 Superior Competing Transaction and any financing commitments related thereto, which will include any fee letters, which letters may be redacted to omit the numerical amounts provided therein, as applicable) (a "Change of Recommendation Notice"); (y) during the three business days following W. P. Carey's and Merger Sub's receipt of the Change of Recommendation Notice, CPA:17 – Global must, and must cause its officers, directors, investment advisors, agents, investment bankers, financial advisors, attorneys, accountants, brokers, finders or representatives or any controlled Affiliates of CPA:17 – Global, or any CPA:17 – Global subsidiary to, negotiate with W. P. Carey and Merger Sub in good faith (to the extent that W. P. Carey and Merger Sub desire to negotiate) to make amendments to the terms and conditions of the Merger Agreement so as to obviate the need for the proposed termination of the Merger Agreement or the proposed Adverse Recommendation Change, as applicable; and (z) following the close of business on the last day of the three business days or such greater period of time as may be permitted by the CPA:17 Special Committee in its sole discretion, the CPA:17 Special Committee has determined in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account any amendments to the Merger Agreement proposed in writing by W. P. Carey and Merger Sub in response to the Change of Recommendation Notice, that such CPA:17 Competing Transaction continues to constitute a CPA:17 Superior Competing Transaction (whether or not from an Exempted Person), and with respect to any Person who is not an Exempted Person, a failure to effect an Adverse Recommendation Change would be inconsistent with the duties of the members of the CPA:17 Special Committee under applicable law.

        If any amendment to the financial terms or any material term of any CPA:17 Superior Competing Transaction is made, the CPA:17 Special Committee must deliver a new Change of Recommendation Notice to W. P. Carey and Merger Sub, and CPA:17 – Global will be required to comply again with the requirements of Section 4.5(d) of the Merger Agreement; provided that with respect to any and all such new Change of Recommendation Notices, the applicable period of time will be deemed to be one business day.

        Within 48 hours after the expiration of the Solicitation Period End Date, CPA:17 – Global must (i) notify W. P. Carey in writing of the identity of each person, if any, that, in accordance with the Merger Agreement, the CPA:17 Special Committee has determined to be an Exempted Person and (ii) provide W. P. Carey with the material terms and conditions of any CPA:17 Competing Transaction received from any Exempted Person prior to the Solicitation Period End Date. CPA:17 – Global must keep W. P. Carey reasonably and promptly informed of any material changes in the status, terms or conditions of any CPA:17 Competing Transaction received from any Exempted Person. Except as may relate to an Exempted Person, from and after the Solicitation Period End Date, CPA:17 – Global must (i) as promptly as reasonably practicable (and in any event within 48 hours of receipt), advise W. P. Carey of receipt by CPA:17 – Global or any of its Affiliates of (A) any CPA:17 Competing Transaction or (B) any request for information that would reasonably be expected to lead to any CPA:17 Competing Transaction, the terms and conditions of any such CPA:17 Competing Transaction or request (including the identity of the party making such CPA:17 Competing Transaction), (ii) keep W. P. Carey fully and promptly informed (and in any event within 24 hours) of any material changes in the status, terms or conditions of any such CPA:17 Competing Transaction (it being understood that any change or modification to any financial term or condition of any CPA:17 Competing Transaction will be deemed to be a material change) or request, and (iii) promptly provide W. P. Carey with (a) an unredacted copy of any such CPA:17 Competing Transactions made in writing (including any financing commitments relating thereto, which will include any fee letters (it being understood that any such fee letter may be redacted to omit the numerical amounts provided therein)) and (b) a written summary of the material terms of any CPA:17 Competing Transactions not made in writing (including any financing commitments and any fee letters relating thereto (it being understood that any such fee letter may be redacted to omit the numerical amounts provided therein)).

Conditions to Obligations to Complete the Merger and Other Transactions

        The respective obligations of the parties to the Merger Agreement to effect the Merger and to consummate the other transactions contemplated by the Transaction Documents (as defined in the Merger Agreement) on the Closing Date are subject to the satisfaction or waiver of several conditions on or prior to the Closing Date, including:

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  the CPA:17 Stockholder Approvals (for the Merger and the Charter Amendment) and the W. P. Carey Stockholder Approval (for the Stock Issuance in connection with the Merger) will have been obtained;

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  the registration statement, of which this Joint Proxy Statement/Prospectus forms a part, will have become effective in accordance with the Securities Act; no stop order will have been issued by the SEC and remain in effect, and no proceeding will have been commenced or threatened, suspending the effectiveness of the registration statement; and all necessary state securities or blue sky authorizations will have been received;

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  no temporary restraining order, injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition, preventing the consummation of the Merger, will be in effect; and

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  all consents, approvals, permits and authorizations required by the Merger Agreement to be obtained from any governmental entity will have been made or obtained.

        The obligations of W. P. Carey and Merger Sub to effect the Merger and to consummate the other transactions contemplated by the Transaction Documents on the Closing Date are further subject to the satisfaction or waiver on the Closing Date of several conditions, including:

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  the representations and warranties of CPA:17 – Global set forth in the Merger Agreement will be true and correct on the Closing Date as though made on and as of the Closing Date (subject to certain limited exceptions), except as would not reasonably be likely to have, in the aggregate, a CPA:17 Material Adverse Effect;

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  CPA:17 – Global will have performed in all material respects all covenants and obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time;

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  since the date of the Merger Agreement, there will have occurred no changes, events or circumstances which, individually or in the aggregate, constitute a CPA:17 Material Adverse Effect;

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  W. P. Carey and Merger Sub will have received an opinion, dated as of the Closing Date, of CPA:17 – Global's counsel as to CPA:17 – Global's qualification and taxation as a REIT under the Code;

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  all necessary consents and waivers required by the Merger Agreement to be obtained from third parties will have been obtained, except as would not reasonably be expected to have, individually or in the aggregate, a CPA:17 Material Adverse Effect;

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  W. P. Carey will have received a certificate, duly completed and executed by CPA:17 – Global, pursuant to Section 1.1445-2(b)(2) of the U.S. Department of Treasury Regulations, certifying that CPA:17 – Global is not a "foreign person" within the meaning of Section 1445 of the Code; and

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  W. P. Carey and Merger Sub will have received an opinion, dated as of the Closing Date, of W. P. Carey's counsel to the effect that for federal income tax purposes the Merger will qualify as a reorganization under Section 368(a)(1) of the Code.

        The obligations of CPA:17 – Global to effect the Merger and to consummate the other transactions contemplated by the Transaction Documents on the Closing Date are further subject to the satisfaction or waiver on the Closing Date of several conditions, including:

  •
  the representations and warranties of W. P. Carey and Merger Sub set forth in the Merger Agreement will be true and correct on the Closing Date as though made on and as of the Closing Date (subject to certain limited exceptions), except as would not reasonably be likely to have, in the aggregate, a W. P. Carey Material Adverse Effect;

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  W. P. Carey will have performed in all material respects all covenants and obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time;

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  the W. P. Carey Common Stock to be issued in the Merger will have been approved for listing on the NYSE, subject to official notice of issuance;

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  since the date of the Merger Agreement, there will have occurred no changes, events or circumstances which, individually or in the aggregate, constitute a W. P. Carey Material Adverse Effect;

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  CPA:17 – Global will have received an opinion, dated as of the Closing Date, of W. P. Carey's counsel as to W. P. Carey's qualification and taxation as a REIT under the Code and its method of operation as described in the registration statement and in this Joint Proxy Statement/Prospectus that will enable it to continue to meet the requirements for qualification and taxation as a REIT;

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  all necessary consents and waivers required by the Merger Agreement to be obtained from third parties will have been obtained, except as would not reasonably be expected to have, individually or in the aggregate, a W. P. Carey Material Adverse Effect; and

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  CPA:17 – Global will have received an opinion, dated as of the Closing Date, of CPA:17 – Global's counsel to the effect that for federal income tax purposes the Merger will qualify as a reorganization under Section 368(a)(1) of the Code.
        For purposes of the Merger Agreement, the term "CPA:17 Material Adverse Effect" means a material adverse effect (A) on the business, properties, financial condition or results of operations of CPA:17 – Global and the CPA17 Subsidiaries taken as a whole or (B) that would, or would be reasonably likely to, prevent or materially delay the performance by CPA17 of its material obligations under this Agreement or the consummation of the Merger or any other transactions contemplated by this Agreement. Notwithstanding anything to the contrary set forth in this definition, the parties agree that a CPA17 Material Adverse Effect will not include any effect or event with respect to CPA:17 – Global or any CPA:17 – Global subsidiary to the extent resulting from or attributable to (a) general national, international or regional economic, financial or political conditions or events, including, without limitation, the effects of an outbreak or escalation of hostilities, any acts of war, sabotage or terrorism that do not result in the destruction or material physical damage of a material portion of the CPA17 Properties, taken as a whole, (b) the announcement, pendency or consummation of this Agreement or the other Transaction Documents or the transactions contemplated thereby, (c) conditions generally affecting the securities markets or the industries in which CPA:17 – Global and the CPA:17 – Global Subsidiaries operate, except to the extent such conditions have a materially disproportionate effect on CPA:17 – Global and the CPA:17 – Global Subsidiaries, taken as a whole, relative to others in the industries in which CPA:17 – Global and the CPA:17 – Global Subsidiaries operate, (d) any failure, in and of itself, by CPA:17 – Global or the CPA:17 – Global Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a CPA17 Material Adverse Effect), (e) any change in applicable Law, regulation or GAAP (or authoritative interpretation thereof), except to the extent such effect has a materially disproportionate effect on CPA:17 – Global and the CPA:17 – Global Subsidiaries, taken as a whole, relative to others in the industries in which CPA:17 – Global and the CPA:17 – Global Subsidiaries operate or (f) any hurricane, tornado, flood, earthquake or other natural disaster that does not result in the destruction or material physical damage of a material portion of the CPA17 Properties, taken as a whole.

        In addition, the term "W. P. Carey Material Adverse Effect" means a material adverse effect (A) on the business, properties, financial condition or results of operations of W. P. Carey and its subsidiaries taken as a whole or (B) that would, or would be reasonably likely to, prevent or materially delay the performance by W. P. Carey or any W. P. Carey subsidiary of its material obligations under this Agreement or the consummation of the Merger or any other transactions contemplated by this Agreement. Notwithstanding anything to the contrary set forth in this definition, the parties agree that, a W. P. Carey Material Adverse Effect will not include any effect or event with respect to W. P. Carey or any W. P. Carey subsidiary to the extent resulting from or attributable to (a) general national, international or regional economic, financial or political conditions or events, including, without limitation, the effects of an outbreak or escalation of hostilities, any acts of war, sabotage or terrorism that do not result in the destruction or material physical damage of a material portion of the W. P. Carey Properties, taken as a whole, (b) the announcement, pendency or consummation of this Agreement or the other Transaction Documents or the transactions contemplated thereby, (c) conditions generally affecting the securities markets or the industries in which W. P. Carey and its subsidiaries operate, except to the extent such conditions have a materially disproportionate effect on W. P. Carey and its subsidiaries, taken as a whole, relative to others in the industries in which W. P. Carey and its subsidiaries operate, (d) any failure, in and of itself, by W. P. Carey or its subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a W. P. Carey Material Adverse Effect), (e) any change in applicable Law, regulation or GAAP (or authoritative interpretation thereof), except to the extent such effect has a materially disproportionate effect on W. P. Carey and its subsidiaries, taken as a whole, relative to others in the industries in which W. P. Carey and its subsidiaries operate, or (f) any hurricane, tornado, flood, earthquake or other natural disaster that does not result in the destruction or material physical damage of a material portion of the W. P. Carey Properties, taken as a whole.

Termination

        The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after the CPA:17 Stockholder Approvals and the W. P. Carey Stockholder Approval are obtained:

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  by mutual written consent duly authorized by the boards of directors of each of W. P. Carey and CPA:17 – Global;

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  by either party, if the other party has breached any representation, warranty, covenant or agreement set forth in the Merger Agreement, or if any representation or warranty by the other party has become untrue, in either case such that the other party would be incapable of satisfying its related closing condition by January 31, 2019 (the "Termination Date"), provided that CPA:17 – Global will not be deemed to have breached a representation, warranty, covenant or agreement set forth in the Merger Agreement to the extent the actions or inactions of W. P. Carey or any W. P. Carey subsidiary in its capacity as advisor to CPA:17 – Global resulted in such breach;

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  by either party, if any judgment, injunction, order, decree or action by any governmental entity of competent authority preventing the consummation of the Merger has become final and nonappealable after the parties have used reasonable best efforts to remove, repeal or overturn it;

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  by either party, if the Merger has not been consummated before the Termination Date (subject to certain limited exceptions); provided, however, that the Termination Date will be automatically extended until February 28, 2019 (the "Extended Termination Date"), if all consents, approvals, permits and authorizations required by the Merger Agreement to be obtained from a governmental entity have not been made or obtained by January 31, 2019 but are reasonably likely to be made or obtained by the Extended Termination Date;

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  by either party, if upon a vote at a duly held CPA:17 Special Meeting or any adjournment or postponement thereof, the CPA:17 Stockholder Approvals have not been obtained;

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  by CPA:17 – Global, if the CPA:17 Special Committee has withdrawn its recommendation of the Merger or the Merger Agreement, or approved or recommended a CPA17 Superior Competing Transaction, in each instance in accordance with Section 4.5 of the Merger Agreement and CPA:17 – Global has paid the CPA17 Termination Fee;

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  by W. P. Carey, if (i) prior to the CPA:17 Special Meeting, the CPA:17 – Global board of directors or any committee thereof has withdrawn or modified in any manner adverse to W. P. Carey its approval or recommendation of the Merger or the Merger Agreement in connection with, or approved or recommended, any CPA17 Superior Competing Transaction or (ii) CPA:17 – Global has entered into any agreement with respect to any CPA:17 Superior Competing Transaction; or

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  by either party, if upon a vote at a duly held W. P. Carey Special Meeting or any adjournment or postponement thereof, the W. P. Carey Stockholders Approval has not been obtained.

Effect of Termination

        If either party terminates the Merger Agreement in a manner described above, all obligations of W. P. Carey and CPA:17 – Global under the Merger Agreement will terminate without any liability or obligation of W. P. Carey, Merger Sub or CPA:17, except for any liability of a party for a willful breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement or a failure or refusal by a party to consummate the transactions contemplated by the Merger Agreement when such party was obligated to do so, and for certain expenses and other obligations as provided in the Merger Agreement.

Termination Expenses

        CPA:17 – Global has agreed to pay W. P. Carey's reasonable and documented out-of-pocket expenses incurred in connection with the Merger Agreement and the other transactions contemplated thereby (including, without limitation, all outside attorneys', accountants' and investment bankers' fees and expenses), if the Merger Agreement is terminated by W. P. Carey due to a breach of any representation, warranty, covenant or agreement on the part of CPA:17 – Global set forth in the Merger Agreement, or if any representation or warranty of CPA:17 Global has become untrue, in either case such that the related closing condition is incapable of being satisfied by January 31, 2019.

        W. P. Carey has agreed to pay CPA:17 – Global's out-of-pocket expenses incurred in connection with the Merger Agreement and the other transactions contemplated thereby (including, without limitation, all outside attorneys', accountants', investment bankers' and the CPA:17 Special Committee's fees and expenses), if the Merger Agreement is terminated by CPA:17 – Global due to a breach of any representation, warranty, covenant or agreement on the part of W. P. Carey or Merger Sub set forth in the Merger Agreement, or if any representation or warranty of W. P. Carey or Merger Sub has become untrue, in either case such that the related closing condition is incapable of being satisfied by January 31, 2019.

        In addition, if the Merger Agreement is terminated either (i) by CPA:17 – Global because the CPA:17 Special Committee withdrew its recommendation of the Merger or the Merger Agreement, or approved or recommended a CPA:17 Superior Competing Transaction, or (ii) by W. P. Carey because (A) prior to the CPA:17 Special Meeting, the CPA:17 – Global board of directors or any committee thereof withdrew or modified in any manner adverse to W. P. Carey its approval or recommendation of the Merger or the Merger Agreement in connection with, or approved or recommended, any CPA:17 Superior Competing Transaction or (B) CPA:17 – Global entered into any agreement with respect to any CPA:17 Superior Competing Transaction (the events summarized in clauses (i) and (ii), as more fully described in the Merger Agreement, each an "Applicable Termination Provision"), then in each instance, CPA:17 – Global has agreed to pay to W. P. Carey a termination fee equal to $114 million, provided that if CPA:17 – Global enters into an Alternative Acquisition Agreement with an Exempted Person with respect to a CPA17 Superior Competing Transaction, the termination fee will be $38 million (the "CPA:17 Termination Fee").

        In the event that the Merger Agreement is terminated pursuant to an Applicable Termination Provision, the CPA:17 Termination Fee is actually paid, and the Advisor Closing Amounts become payable as a result thereof, then (I) an amount, equal to the lesser of the CPA:17 Termination Fee actually paid and the Special GP Amount, will be credited against the Advisor Closing Amounts payable to W. P. Carey and its affiliates and (II) no Subordinated Disposition Fees will be payable to W. P. Carey and its affiliates in respect of the consummation of any CPA:17 Competing Transaction that would otherwise result in the payment of any Subordinated Disposition Fees.

        Additionally, in the event that the Merger Agreement is terminated pursuant to an Applicable Termination Provision and a CPA:17 Competing Transaction is consummated, then the Call Right (as defined in the CPA:17 LP Agreement) will be deemed exercised by the CPA:17 LP and the payment of the Special GP Amount (after giving effect to the CPA:17 Termination Fee Credit) will be deemed to satisfy in full all amounts owed and payable to W. P. Carey and its Affiliates at the closing of the CPA:17 Competing Transaction pursuant to Section 11.7 of the CPA:17 LP Agreement.

        Except as set forth above, W. P. Carey and CPA:17 – Global will each pay its respective out-of-pocket costs and expenses incurred in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. W. P. Carey and CPA:17 – Global will each bear one-half of the costs of filing, printing and mailing the registration statement and this Joint Proxy Statement/Prospectus.

Amendment

        The Merger Agreement may be amended by the parties in writing by action of their respective boards of directors at any time before or after the CPA:17 Stockholder Approvals are obtained and prior to the filing of the Articles of Merger with, and the acceptance for record by, the State Department of Assessments and Taxation of Maryland. However, after the CPA:17 Stockholder Approvals are obtained, no amendment, modification or supplement may alter the amount of the Per Share Merger Consideration or any terms or conditions of the Merger Agreement if such alteration or change would adversely affect the CPA:17 Stockholders.

Extension and Waiver

        At any time prior to the Effective Time, each of W. P. Carey and CPA:17 – Global may:

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  extend the time for the performance of any of the obligations or other acts of the other party;

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  waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; and

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  subject to the provisions relating to making amendments to the Merger Agreement, waive compliance with any of the agreements of or conditions applicable to the other party contained in the Merger Agreement.

        Any agreement on the part of either party to any extension or waiver described above will be valid only if set forth in writing and signed by the party agreeing to such extension or waiver.

Accounting Treatment of the Merger

        The Merger is expected to be treated as a business combination in accordance with current authoritative accounting guidance. The fair value of the consideration paid by W. P. Carey in the Merger will be allocated to the assets acquired and liabilities assumed as of the completion of the Merger. Additionally, it is expected that any goodwill will be recognized and measured in accordance with GAAP. All transaction costs incurred by W. P. Carey are expected to be expensed and the financial statements of W. P. Carey after the Effective Time are expected to reflect the combined operations of W. P. Carey and CPA:17 – Global from the Effective Time.

Determination of Per Share Merger Consideration

        The Per Share Merger Consideration was agreed upon by the board of directors of W. P. Carey and the CPA:17 Special Committee following negotiations based on the valuation analyses described in the sections titled "Opinion of Financial Advisor to W. P. Carey" and "Opinion of Financial Advisor to the Special Committee of CPA:17 – Global."

Regulatory Matters

        Neither W. P. Carey nor CPA:17 – Global is aware of any U.S. federal or state regulatory approvals that must be obtained in connection with the Merger.

Resales of W. P. Carey Common Stock Issued in Connection with the Merger

        The shares of W. P. Carey Common Stock issued in connection with the Merger will be freely transferable, except for shares of W. P. Carey Common Stock received by persons who are deemed to be "affiliates," as such term is defined by Rule 144 under the Securities Act, of CPA:17 – Global at the time the Merger proposal is submitted to CPA:17 Stockholders for approval. Shares of W. P. Carey Common Stock held by such affiliates may be resold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act (or Rule 144 in the case of such persons who become affiliates of W. P. Carey) or as otherwise permitted under the Securities Act. Persons who may be deemed to be "affiliates" of W. P. Carey or CPA:17 – Global generally include individuals or entities that control, or are controlled by, or are under the common control with, such party and may include directors and executive officers of such party as well as principal stockholders of such party.

No Dissenters' Appraisal Rights or Rights of Objecting Stockholders

        Under the CPA:17 Charter and Subtitle 2 of Title 3 of the MGCL, CPA:17 Stockholders are not entitled to dissenting stockholders' appraisal rights, rights of objecting stockholders or other similar rights in connection with the Merger or the Merger Agreement and the transactions contemplated thereby, including the Charter Amendment.

THE CHARTER AMENDMENT

        The following is a brief summary of the material provisions of the Charter Amendment, a copy of which is attached as Annex B and is incorporated by reference in this Joint Proxy Statement/Prospectus.

        CPA:17 – Global is seeking CPA:17 Stockholder approval of the Charter Amendment in order to exclude the Merger from the substantive and procedural requirements of the CPA:17 Charter applicable to "Roll-Up Transactions" (as defined in the CPA:17 Charter). Pursuant to the Merger Agreement, approval of this proposal is a condition to completing the Merger, and if the Charter Amendment is not approved, the Merger will not be completed even if the Merger is approved.

        The CPA:17 Charter defines a Roll-Up Transaction as a transaction involving the acquisition, merger, conversion or consolidation, directly or indirectly, of CPA:17 – Global and the issuance of securities of a Roll-Up Entity in the Roll-Up Transaction; provided, however, that a transaction involving securities of CPA:17 – Global that have been listed on a national securities exchange for at least 12 months is deemed not to be a Roll-Up Transaction. Although the W. P. Carey Common Stock has been listed on the NYSE for more than 12 months, W. P. Carey securities are not excluded from the definition of Roll-Up Transaction; therefore, the Merger and the Stock Issuance in connection with the Merger may be considered a Roll-Up Transaction. The Charter Amendment would exclude from the definition of Roll-Up Transaction a merger involving the issuance of securities of any entity (not just CPA:17 – Global) that have been listed on a national securities exchange for at least 12 months.

        In connection with any Roll-Up Transaction, the CPA:17 Charter requires CPA:17 – Global to obtain an appraisal of its assets from a competent independent appraiser as of a date immediately prior to the announcement of the proposed Roll-Up Transaction. A summary of the appraisal, indicating all material assumptions underlying the appraisal, must be included in a report to stockholders in connection with any proposed Roll-Up Transaction. In addition, the CPA:17 Charter requires the person sponsoring the Roll-Up Transaction to offer to CPA:17 Stockholders who vote against the proposed Roll-Up Transaction the choice of accepting the securities of the Roll-Up Entity offered in the proposed Roll-Up Transaction or one of the following: (a) remaining as holders of CPA:17 – Global common stock and preserving their interests therein on the same terms and conditions as existed previously or (b) receiving cash in an amount equal to the stockholder's pro rata share of the appraised value of CPA:17 – Global's net assets. Under the CPA:17 Charter, CPA:17 – Global is prohibited from participating in any Roll-Up Transaction: (1) that would result in the common stockholders having voting rights in a Roll-Up Entity that are less than those provided in the CPA:17 Charter, (2) that includes provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the Roll-Up Entity, except to the minimum extent necessary to preserve the tax status of the Roll-Up Entity, or which would limit the ability of an investor to exercise the voting rights of its securities of the Roll-Up Entity on the basis of the number of shares held by that investor, (3) in which investors' rights to access of records of the Roll-Up Entity will be less than those provided in the CPA:17 Charter, or (4) in which any of the costs of the Roll-Up Transaction would be borne by CPA:17 – Global if the Roll-Up Transaction is rejected by the CPA:17 Stockholders.

        In determining to recommend the Charter Amendment, the CPA:17 Special Committee and the CPA:17 – Global board observed that the rules governing Roll-Up Transactions under the SEC's Regulation S-K exclude transactions involving securities, such as the W. P. Carey Common Stock, that have been listed on a national securities exchange for more than 12 months. Accordingly, the Charter Amendment would make the definition of Roll-Up Transaction in the CPA:17 Charter consistent with the definition under federal securities laws.

        It is a condition to the closing of the Merger that the shares of W. P. Carey Common Stock to be issued in the Merger be approved for listing by the NYSE. There are generally no restrictions on the sale of the shares of W. P. Carey Common Stock issued in the Merger to CPA:17 Stockholders. CPA:17 – Global obtained an appraisal of its real estate portfolio and a valuation of its debt as of

December 31, 2017, which CPA:17 – Global used in part to determine its estimated NAV per share of $10.04 at December 31, 2017. CPA:17 – Global did not obtain a later appraisal of its assets in connection with the Merger or comply with the other provisions of the CPA:17 Charter applicable to Roll-Up Transactions. CPA:17 – Global believes that it would not be practical to complete the Merger if it were required to comply with these provisions, and the Merger is specifically conditioned on the Charter Amendment.

Vote Required

        Approval of the Charter Amendment proposal requires the affirmative vote of the holders of outstanding shares of CPA:17 Common Stock entitled to cast a majority of all the votes entitled to be cast on the matter.

Recommendation of CPA:17 – Global Board of Directors

        THE CPA:17 – GLOBAL BOARD OF DIRECTORS RECOMMENDS THAT CPA:17 STOCKHOLDERS VOTE "FOR" THE CHARTER AMENDMENT PROPOSAL.

 SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

        The following information has been derived from the audited consolidated financial statements of each of W. P. Carey and CPA:17 – Global for the five years ended December 31, 2017 and the unaudited consolidated financial statements of each of W. P. Carey and CPA:17 – Global for the three months ended March 31, 2018 and 2017. This information is only a summary and should be read in conjunction with the unaudited pro forma financial statements of W. P. Carey incorporated by reference and included herein, and the historical financial statements and related notes thereto for W. P. Carey and CPA:17 – Global included or incorporated by reference in this Joint Proxy Statement/Prospectus.

W. P. Carey

        The unaudited pro forma consolidated operating data is presented as if the Merger occurred on January 1, 2017. The unaudited pro forma consolidated balance sheet data is presented as if the Merger occurred on March 31, 2018. THE PRO FORMA INFORMATION BELOW IS HYPOTHETICAL AND DOES NOT NECESSARILY REFLECT THE FINANCIAL PERFORMANCE THAT WOULD HAVE ACTUALLY RESULTED IF THE MERGER HAD BEEN COMPLETED ON THOSE DATES. FURTHERMORE, THIS INFORMATION DOES NOT NECESSARILY REFLECT FUTURE FINANCIAL POSITION AND RESULTS OF OPERATIONS IF THE MERGER ACTUALLY OCCURS. See "W. P. Carey Inc. Pro Forma Consolidated Financial Statements" and the corresponding Notes to the consolidated financial statements of W. P. Carey included in this Joint Proxy Statement/Prospectus for a more detailed explanation of this analysis.

	As of or for the Years Ended December 31,
	Historical – W. P. Carey					Pro Forma – W. P. Carey
	2017	2016	2015	2014	2013	2017(1)
						(Unaudited)
	(In thousands except share and per share amounts)
Operating Data
Revenues from continuing operations(2)(3)	$848,302	$941,533	$938,383	$908,446	$489,851	$1,235,351
Income from continuing operations(2)(3)(4)(5)	285,083	274,807	185,227	212,751	93,985	321,108
Net income(2)(4)(5)	285,083	274,807	185,227	246,069	132,165	321,108
Net income attributable to noncontrolling interests	(7,794)	(7,060)	(12,969)	(6,385)	(32,936)	(189)
Net loss (income) attributable to redeemable noncontrolling interests	—	—	—	142	(353)	N/A
Net income attributable to W. P. Carey(2)(4)(5)	277,289	267,747	172,258	239,826	98,876	320,919
Basic Earnings Per Share:
Income from continuing operations attributable to W. P. Carey	2.56	2.50	1.62	2.08	1.22	1.98
Net income attributable to W. P. Carey	2.56	2.50	1.62	2.42	1.43	1.98
Weighted-average shares outstanding	107,824,738	106,743,012	105,675,692	98,764,164	68,691,046	161,683,209
Diluted Earnings Per Share:
Income from continuing operations attributable to W. P. Carey	2.56	2.49	1.61	2.06	1.21	1.98
Net income attributable to W. P. Carey	2.56	2.49	1.61	2.39	1.41	1.98
Weighted-average shares outstanding	108,035,971	107,073,203	106,507,652	99,827,356	69,708,008	161,894,442
Cash distributions declared per share(6)	4.0100	3.9292	3.8261	3.6850	3.5000	N/A
Cash distributions paid	431,182	416,655	403,555	347,902	220,395	N/A
Balance Sheet Data
Total assets	$8,231,402	$8,453,954	$8,742,089	$8,641,029	$4,671,965	$ N/A
Net investments in real estate	6,703,715	6,781,900	7,229,873	7,190,507	3,521,692	N/A
Senior unsecured notes, net	2,474,661	1,807,200	1,476,084	494,231	—	N/A
Senior credit facilities	605,129	926,693	734,704	1,056,648	575,000	N/A
Non-recourse mortgages, net	1,185,477	1,706,921	2,269,421	2,530,217	1,485,425	N/A

(1)
Pro forma shares outstanding include adjustments of approximately 53,858,471 shares expected to be issued in the Merger, each as if they had been outstanding since January 1, 2017. Balance sheet data at December 31, 2017 is not required for pro forma presentation and, therefore, is designated as "N/A."

(2)
The years ended December 31, 2017, 2016, 2015, and 2014 reflect the impact of Corporate Property Associates 16 – Global Incorporated ("CPA:16 – Global") being merged with and into W. P. Carey (the "CPA:16 Merger"), which was completed on January 31, 2014.

(3)
Amounts for the years ended December 31, 2017, 2016, 2015, and 2014 include the operating results of properties sold or reclassified as held for sale during those years, in accordance with Accounting Standards Update, or ASU, 2014-08, which changed the criteria for reporting discontinued operations and which we adopted on January 1, 2014. For the year ended December 31, 2014, operating results of properties held for sale as of December 31, 2013 and sold during 2014, and properties we acquired in the CPA:16 Merger that were held for sale and sold during 2014, were included in income from discontinued operations. Prior to 2014, operating results of properties sold or held for sale were included in income from discontinued operations.

(4)
Amount for the year ended December 31, 2014 includes a Gain on change in control of interests of $105.9 million recognized in connection with the CPA:16 Merger.

(5)
Amounts from year to year will not be comparable primarily due to fluctuations in gains/losses recognized on the sale of real estate and impairment charges.

(6)
The year ended December 31, 2013 includes a special distribution of $0.110 per share paid in January 2014 to stockholders of record at December 31, 2013.

	As of or for the Three Months Ended March 31,
	Historical – W. P. Carey		Pro Forma – W. P. Carey
	2018	2017	2018
	(Unaudited)		(Unaudited)
	(In thousands except share and per share amounts)
Operating Data
Revenues from continuing operations	$201,810	$219,059	$305,273
Income from continuing operations	68,066	59,825	77,339
Net income(2)	68,066	59,825	77,339
Net income attributable to noncontrolling interests	(2,792)	(2,341)	911
Net income attributable to W. P. Carey(2)	65,274	57,484	78,250
Basic Earnings Per Share:
Income from continuing operations attributable to W. P. Carey	0.60	0.53	0.48
Net income attributable to W. P. Carey	0.60	0.53	0.48
Weighted-average shares outstanding	108,057,940	107,562,484	161,916,411
Diluted Earnings Per Share:
Income from continuing operations attributable to W. P. Carey	0.60	0.53	0.48
Net income attributable to W. P. Carey	0.60	0.53	0.48
Weighted-average shares outstanding	108,211,936	107,764,279	162,070,407
Cash distributions declared per share	1.015	0.995	N/A
Cash distributions paid	109,407	106,751	N/A
Balance Sheet Data
Total assets	$8,287,871	$8,197,828	$13,965,660
Net investments in real estate	6,757,142	6,702,717	11,974,546
Senior unsecured notes, net	3,115,839	2,343,062	3,115,839
Senior credit facilities	267,424	443,748	359,799
Non-recourse mortgages, net	1,005,868	1,386,542	2,942,964

(1)
Pro forma shares outstanding include an adjustment of approximately 53,858,471 shares expected to be issued in the Merger, as if they had been outstanding since January 1, 2017.

(2)
Amounts from year to year will not be comparable primarily due to fluctuations in gains/losses recognized on the sale of real estate and impairment charges.

CPA:17 – Global

        The following selected financial data should be read in conjunction with the accompanying unaudited consolidated financial statements of CPA:17 – Global and related Notes to the accompanying unaudited consolidated financial statements of CPA:17 – Global:

	As of or for the Years Ended December 31,					As of or for the Three Months Ended March 31,
	2017	2016	2015	2014	2013	2018	2017
						(Unaudited)
	(In thousands except share and per share amounts)
Operating Data
Revenues from continuing operations(1)	$447,654	$440,362	$426,947	$396,706	$362,772	$113,282	$123,005
Income from continuing operations(1)(2)	136,169	229,208	124,120	106,993	60,162	35,161	47,146
Net income(2)	136,169	229,208	124,120	106,993	67,649	35,161	47,146
Net income attributable to noncontrolling interests	(38,882)	(38,863)	(39,915)	(32,842)	(28,935)	(8,424)	(9,135)
Net income attributable to CPA:17 – Global(2)	97,287	190,345	84,205	74,151	38,714	26,737	38,011
Earnings Per Share:
Income from continuing operations attributable to CPA:17 – Global	0.28	0.56	0.25	0.23	0.10	0.08	0.11
Net income attributable to CPA:17 – Global	0.28	0.56	0.25	0.23	0.12	0.08	0.11
Cash distributions declared per share	0.6500	0.6500	0.6500	0.6500	0.6500	0.1625	0.1625
Cash distributions paid	224,964	220,991	215,914	209,054	198,440	56,859	55,830
Balance Sheet Data
Total assets	$4,587,470	$4,698,923	$4,613,190	$4,591,238	$4,695,775	$4,593,124	$4,595,115
Net investments in real estate(3)	3,736,921	3,745,466	3,699,823	3,577,665	3,707,369	3,770,251	3,611,851
Long-term obligations(4)	1,957,954	2,078,585	2,000,742	1,891,224	1,914,410	1,951,298	1,984,724

(1)
Amounts for the years ended December 31, 2017, 2016, 2015, and 2014 include the operating results of properties sold or held for sale. Prior to 2014, operating results of properties sold or held for sale were included in income from discontinued operations.

(2)
Amounts from year to year will not be comparable primarily due to fluctuations in gains/losses recognized on the sale of real estate and impairment charges.

(3)
In the second quarter of 2017, we reclassified certain line items in our consolidated balance sheets. As a result, Net investments in real estate as of December 31, 2016, 2015, 2014, and 2013 has been revised to conform to the current year presentation.

(4)
All periods include non-recourse mortgage obligations and deferred acquisition fee installments, including interest thereon; 2017, 2016, and 2015 include borrowings on our Senior Credit Facility of $101.9 million, $49.8 million, and $112.8 million, respectively, and the three months ended March 31, 2018 and 2017 include borrowings on our Senior Credit Facility of $92.3 million and $84.0 million, respectively.

THE COMBINED COMPANY

        Following completion of the Merger, W. P. Carey will succeed to and continue the businesses of CPA:17 – Global. There will be no fundamental change to the core investment strategies and methods of the combined company as compared to the pre-closing operations of either W. P. Carey and CPA:17 – Global. The combined company's board of directors and senior management team will consist of members of the board of directors and senior management team of W. P. Carey prior to the Merger. The former equity holders of W. P. Carey and CPA:17 – Global will own approximately 67% and 33%, respectively, of W. P. Carey. The information regarding the combined company below is presented as of March 31, 2018 and as if the Merger had occured at that date.

W. P. Carey Portfolio Information

        At March 31, 2018, W. P. Carey owned a diversified net lease real estate portfolio consisting:

  •
  Of 886 properties or 85.4 million square feet of leasable space;

  •
  With an occupancy rate of 99.7%;

  •
  Leased to 208 different tenants doing business in 29 industries;

  •
  Located in 17 countries; and

  •
  With a weighted average lease term of 9.7 years.

        W. P. Carey generated $689 million of ABR from its net lease portfolio as of March 31, 2018, of which 27.6% was from investment grade tenants and 32.4% was from its ten largest tenants. W. P. Carey also owned two operating hotel assets.

CPA:17 – Global Portfolio Information

        At March 31, 2018, CPA:17 – Global owned a diversified net lease real estate portfolio consisting:

  •
  Of 411 properties or 44.4 million square feet of leasable space;

  •
  With an occupancy rate of 99.7%;

  •
  Leased to 114 different tenants doing business in 28 industries;

  •
  Located in 16 countries; and

  •
  With a weighted average lease term of 11.5 years.

        CPA:17 – Global generated $379 million of ABR as of March 31, 2018, of which 31.0% came from tenants classified as investment grade and 41.8% was from its ten largest tenants. CPA:17 – Global also owned one operating hotel real estate asset and a portfolio of 37 operating self-storage real estate assets.

Combined Company Portfolio Information

        At March 31, 2018, the pro forma W. P. Carey and CPA:17 – Global combined net lease diversified real estate portfolio consisted:

  •
  Of 1,159 properties or 129.2 million square feet of leasable space;

  •
  With an occupancy rate of 99.7%;

  •
  Leased to 302 different tenants doing business in 32 industries;

  •
  Located in 24 countries; and

  •
  With a weighted average lease term of 10.4 years.

        The combined company generated $1.1 billion of ABR from the net lease portfolio as of March 31, 2018, of which 28.8% was from investment grade tenants and 25.3% was from its ten largest tenants. As of March 31, 2018, the combined company also owned three operating hotel real estate assets and a portfolio of 37 operating self-storage real estate assets.

        The following tables set forth contain certain information for the properties and interests in properties to be owned by the combined company as of March 31, 2018 (dollars in thousands).

Geographic Diversification

        At March 31, 2018, geographic diversification of the standalone and combined company's properties were as follows (dollars in thousands):

W. P. Carey

	Total Net-Lease Portfolio
Region	ABR	ABR %	Square Footage(a)	Square Footage %
U.S.
South	$134,098	19.5%	18,584	21.8%
East	121,945	17.7%	16,650	19.5%
Midwest	90,023	13.1%	14,258	16.7%
West	105,028	15.2%	10,356	12.1%

U.S. Total	451,094	65.5%	59,848	70.1%
Europe
Germany	60,913	8.8%	5,930	7.0%
Spain	32,245	4.7%	2,927	3.4%
Poland	19,330	2.8%	2,189	2.6%
United Kingdom	35,906	5.2%	2,324	2.7%
The Netherlands	16,175	2.3%	2,233	2.6%
Other(b)	45,120	6.5%	3,760	4.4%

Europe Total	209,689	30.3%	19,363	22.7%
Other International(c)	28,615	4.2%	6,182	7.2%

Total	$689,398	100.0%	85,393	100.0%

CPA:17 – Global

	Total Net-Lease Portfolio
Region	ABR	ABR %	Square Footage(a)	Square Footage %
U.S.
South	$63,988	16.9%	6,453	14.7%
East	45,826	12.1%	7,105	16.2%
Midwest	71,421	18.8%	8,799	20.1%
West	31,443	8.3%	2,689	6.2%

U.S. Total	212,678	56.1%	25,046	57.2%
Europe
Germany	22,063	5.8%	2,550	5.8%
Spain	20,196	5.3%	1,299	3.0%
Poland	30,827	8.1%	4,003	9.1%
United Kingdom	5,538	1.5%	599	1.4%
The Netherlands	17,279	4.6%	2,007	4.6%
Other(b)	67,990	17.9%	8,156	18.6%

Europe Total	163,893	43.2%	18,614	42.5%
Other International(c)	2,780	0.7%	152	0.3%

Total	$379,351	100.0%	43,812	100.0%

Combined Company

	Total Net-Lease Portfolio
Region	ABR	ABR %	Square Footage(a)	Square Footage %
U.S.
South	$198,086	18.5%	25,037	19.4%
East	167,771	15.7%	23,755	18.4%
Midwest	161,444	15.1%	23,057	17.8%
West	136,471	12.8%	13,045	10.1%

U.S. Total	663,772	62.1%	84,894	65.7%
Europe
Germany	82,976	7.8%	8,480	6.6%
Spain	52,441	4.9%	4,226	3.3%
Poland	50,157	4.7%	6,192	4.8%
United Kingdom	41,444	3.9%	2,923	2.3%
The Netherlands	33,454	3.1%	4,240	3.3%
Other(b)	113,110	10.6%	11,916	9.2%

Europe Total	373,582	35.0%	37,977	29.4%
Other International(c)	31,395	2.9%	6,334	4.9%

Total	$1,068,749	100.0%	129,205	100.0%

(a)
Includes square footage for vacant properties.

(b)
Includes assets in France, Finland, Norway, Hungary, Austria, Sweden, and Belgium for W. P. Carey. Includes assets in Italy, Croatia, Lithuania, Hungary, the Czech Republic, Slovakia, Latvia, Norway, and Estonia for CPA:17 – Global. Includes assets in Italy, Croatia, France, Finland, Lithuania, Norway, Hungary, Austria, the Czech Republic, Slovakia, Latvia, Sweden, Belgium, and Estonia for the combined company.

(c)
Includes assets in Canada, Australia, Mexico, and Japan for W. P. Carey. Includes an asset in Japan for CPA:17 – Global. Includes assets in Canada, Australia, Mexico, and Japan for the combined company.

Property Diversification

        At March 31, 2018, property type diversification of the standalone and combined company's properties were as follows (dollars in thousands):

W. P. Carey

	Total Net-Lease Portfolio
Property Type	ABR	ABR %	Square Footage(a)	Square Footage %
Total
Office	$171,061	24.8%	11,028	12.9%
Industrial	198,610	28.8%	37,973	44.5%
Warehouse	99,980	14.5%	18,508	21.7%
Retail	117,662	17.1%	9,906	11.6%
Self-Storage (net lease)	31,853	4.6%	3,535	4.1%
Other(b)	70,232	10.2%	4,443	5.2%

Total	$689,398	100.0%	85,393	100.0%

CPA:17 – Global

	Total Net-Lease Portfolio
Property Type	ABR	ABR %	Square Footage(a)	Square Footage %
Total
Office	$107,118	28.2%	6,339	14.5%
Industrial	55,351	14.6%	9,624	22.0%
Warehouse	106,220	28.0%	18,652	42.6%
Retail	88,441	23.3%	8,040	18.3%
Self-Storage (net lease)	4,155	1.1%	461	1.0%
Other(b)	18,066	4.8%	696	1.6%

Total	$379,351	100.0%	43,812	100.0%

Combined Company

	Total Net-Lease Portfolio
Property Type	ABR	ABR %	Square Footage(a)	Square Footage %
Total
Office	$278,179	26.0%	17,367	13.4%
Industrial	253,961	23.8%	47,597	36.8%
Warehouse	206,200	19.3%	37,160	28.8%
Retail	206,103	19.3%	17,946	13.9%
Self-Storage (net lease)	36,008	3.4%	3,996	3.1%
Other(b)	88,298	8.2%	5,139	4.0%

Total	$1,068,749	100.0%	129,205	100.0%

(a)
Includes square footage for vacant properties.

(b)
Includes ABR from tenants with the following property types for W. P. Carey: education facility, hotel, theater, fitness facility, and net-lease student housing. Includes ABR from tenants with the following property types for CPA:17 – Global: education facility, fitness facility, self-storage, land, and net-lease student housing. Includes ABR from tenants with the following property types for the combined company: education facility, hotel, fitness facility, theater, net-lease student housing, and land.

Contractual Rent Increases

        At March 31, 2018, lease expirations of the standalone and combined company's properties were as follows (dollars in thousands):

W. P. Carey

	Total Net-Lease Portfolio
Rent Adjustment Measure	ABR	ABR %	Square Footage	Square Footage %
(Uncapped) CPI	$293,842	42.6%	33,348	39.1%
Fixed	187,260	27.2%	26,969	31.6%
CPI-based	174,772	25.3%	22,364	26.2%
Other(a)	26,908	3.9%	1,837	2.1%
None	6,616	1.0%	579	0.7%
Vacant	—	0.0%	296	0.3%

Total	$689,398	100.0%	85,393	100.0%

CPA:17 – Global

	Total Net-Lease Portfolio
Rent Adjustment Measure	ABR	ABR %	Square Footage	Square Footage %
(Uncapped) CPI	$161,106	42.5%	17,341	39.6%
Fixed	140,373	37.0%	15,635	35.7%
CPI-based	70,536	18.6%	10,556	24.1%
Other(a)	6,536	1.7%	109	0.2%
None	800	0.2%	45	0.1%
Vacant	—	0.0%	126	0.3%

Total	$379,351	100.0%	43,812	100.0%

Combined Company

	Total Net-Lease Portfolio
Rent Adjustment Measure	ABR	ABR %	Square Footage	Square Footage %
(Uncapped) CPI	$454,948	42.5%	50,689	39.2%
Fixed	327,633	30.7%	42,604	33.0%
CPI-based	245,308	23.0%	32,920	25.5%
Other(a)	33,444	3.1%	1,946	1.5%
None	7,416	0.7%	624	0.5%
Vacant	—	0.0%	422	0.3%

Total	$1,068,749	100.0%	129,205	100.0%

(a)
Represents leases attributable to percentage rent.

Lease Expirations

        At March 31, 2018, lease expirations of the standalone and combined company's properties were as follows (dollars in thousands):

W. P. Carey

Year of Lease Expiration(a)	Number of Leases Expiring	ABR	ABR %	Square Footage	Square Footage %
Remaining 2018	4	$7,843	1.1%	663	0.8%
2019	20	28,094	4.1%	2,419	2.8%
2020	24	33,646	4.9%	3,343	3.9%
2021	76	38,385	5.5%	5,085	6.0%
2022	40	69,617	10.1%	9,442	11.1%
2023	21	41,217	6.0%	5,869	6.9%
2024(b)	42	96,991	14.1%	11,585	13.6%
2025	41	31,626	4.6%	3,439	4.0%
2026	19	19,244	2.8%	3,159	3.7%
2027	26	43,470	6.3%	6,052	7.1%
2028	11	21,251	3.1%	2,514	2.9%
2029	10	18,981	2.7%	2,562	3.0%
2030	9	15,073	2.2%	1,331	1.6%
2031	54	34,954	5.1%	2,832	3.3%
Thereafter (>2031)	48	189,006	27.4%	24,802	29.0%
Vacant	—	—	0.0%	296	0.3%

Total	445	$689,398	100.0%	85,393	100.0%

CPA:17 – Global

Year of Lease Expiration(a)	Number of Leases Expiring	ABR	ABR %	Square Footage	Square Footage %
Remaining 2018	11	$1,204	0.3%	31	0.1%
2019	5	2,500	0.7%	164	0.4%
2020	5	279	0.1%	11	0.0%
2021	7	1,817	0.5%	416	0.9%
2022	4	4,424	1.2%	486	1.1%
2023	7	4,899	1.3%	280	0.6%
2024(b)	11	34,182	9.0%	2,394	5.5%
2025	16	25,039	6.6%	3,608	8.2%
2026	17	28,295	7.4%	3,909	8.9%
2027	22	31,789	8.4%	2,625	6.0%
2028	26	41,983	11.1%	4,010	9.1%
2029	4	6,617	1.7%	382	0.9%
2030	21	54,431	14.3%	4,668	10.7%
2031	7	22,826	6.0%	3,324	7.6%
Thereafter (>2031)	60	119,066	31.4%	17,378	39.7%
Vacant	—	—	0.0%	126	0.3%

Total	223	$379,351	100.0%	43,812	100.0%

Combined Company

Year of Lease Expiration(a)	Number of Leases Expiring	ABR	ABR %	Square Footage	Square Footage %
Remaining 2018	15	$9,047	0.8%	694	0.5%
2019	25	30,594	2.9%	2,583	2.0%
2020	29	33,925	3.2%	3,354	2.6%
2021	83	40,202	3.8%	5,501	4.3%
2022	44	74,041	6.9%	9,928	7.7%
2023	28	46,116	4.3%	6,149	4.8%
2024(b)	53	131,173	12.3%	13,979	10.8%
2025	57	56,665	5.3%	7,047	5.5%
2026	36	47,539	4.5%	7,068	5.5%
2027	48	75,259	7.0%	8,677	6.7%
2028	37	63,234	5.9%	6,524	5.0%
2029	14	25,598	2.4%	2,944	2.3%
2030	30	69,504	6.5%	5,999	4.6%
2031	61	57,780	5.4%	6,156	4.8%
Thereafter (>2031)	108	308,072	28.8%	42,180	32.6%
Vacant	—	—	0.0%	422	0.3%

Total	668	$1,068,749	100.0%	129,205	100.0%

(a)
Assumes tenants do not exercise any renewal options.

(b)
Includes ABR of $12.3 million, $15.0 million, and $27.3 million for W. P. Carey, CPA:17 – Global, and the combined company, respectively, from a tenant (The New York Times Company) that exercised its option in January 2018 to repurchase the property it is leasing from a jointly owned investment with W. P. Carey and CPA:17 – Global, which is consolidated by CPA:17 – Global. There can be no assurance that such repurchase will be completed.

Joint Ventures

        Information regarding the combined company's investments in joint ventures as of March 31, 2018 is listed below.

			Consolidated		Pro Rata
	Combined Company Pro Forma JV Partner %	Combined Company Pro Forma WPC %
Joint Venture or JV (Principal Tenant)			Debt Outstanding	ABR	Debt Outstanding	ABR
Unconsolidated Joint Ventures (Equity Method Investments) Post-Merger(a)
Kesko Senukai(b)(c)	Third party – 30.00%	70.00%	$135,386	$14,887	$94,770	$10,421
Bank Pekao S.A.(b)	CPA:18 – Global – 50.00%	50.00%	65,733	9,440	32,866	4,720
BPS Nevada, LLC	Third party – 85.00%	15.00%	142,698	5,607	21,405	841
State Farm Automobile Co.	CPA:18 – Global – 50.00%	50.00%	72,800	7,531	36,400	3,766
Apply Sørco AS(b)	CPA:18 – Global – 51.00%	49.00%	45,581	4,506	22,335	2,208
Konzum d.d.(b)	CPA:18 – Global – 80.00%	20.00%	32,472	4,060	6,494	812

Total Unconsolidated Joint Ventures Post-Merger			494,670	46,031	214,270	22,768

Consolidated Joint Ventures Post-Merger(d)
McCoy-Rockford, Inc.	Third party – 10.00%	90.00%	3,391	857	3,051	771

Total Consolidated Joint Ventures Post-Merger			3,391	857	3,051	771

Total Unconsolidated and Consolidated Joint Ventures Post-Merger			$498,061	$46,888	$217,321	$23,539

Unconsolidated CPA:17 – Global Joint Ventures, Consolidated by W. P. Carey Pre-Merger
Berry Global Inc.(c)	N/A	100.00%	$23,081	$7,587
Tesco Global Aruhazak Zrt.(b)	N/A	100.00%	37,312	7,121
Dick's Sporting Goods, Inc.(c)	N/A	100.00%	18,807	3,581
Hellweg Die Profi-Baumärkte GmbH & Co. KG(b)(c)	N/A	100.00%	—	34,779
Eroski Sociedad Cooperativa(b)	N/A	100.00%	—	2,579
U-Haul Moving Partners, Inc. and Mercury Partners, LP	N/A	100.00%	—	36,008

Total Unconsolidated CPA:17 – Global Joint Ventures, Consolidated by W. P. Carey Pre-Merger			79,200	91,655

Unconsolidated W. P. Carey Joint Ventures, Consolidated by CPA:17 – Global Pre-Merger
Wanbishi Archives Co. Ltd.(b)	N/A	100.00%	—	2,866
ALSO Actebis GmbH(b)	N/A	100.00%	—	4,097
Wagon Automotive GmbH(b)	N/A	100.00%	—	3,543
Frontier Spinning Mills, Inc.	N/A	100.00%	—	5,237
The New York Times Company	N/A	100.00%	100,409	27,247

Total Unconsolidated W. P. Carey Joint Ventures, Consolidated by CPA:17 – Global Pre-Merger			100,409	42,990

Unconsolidated W. P. Carey and CPA:17 – Global Tenancy-in-Common Joint Venture, Pre-Merger
Jumbo Logistiek Vastgoed B.V.(b)	N/A	100.00%	78,177	15,347

Total Unconsolidated W. P. Carey and CPA:17 – Global Tenancy-in-Common Joint Venture, Pre-Merger			78,177	15,347

Total Joint Ventures Consolidated and Wholly Owned by W. P. Carey Post-Merger			$257,786	$149,992

(a)
Excludes a preferred equity position in a jointly owned investment, Beach House JV, LLC, which did not have debt outstanding or ABR as of March 31, 2018. Also excludes an equity position in a jointly owned investment, BG LLH, LLC, which did not have debt outstanding or ABR as of March 31, 2018.

(b)
Amounts are based on the applicable exchange rate at the end of the period.

(c)
Excludes certain properties leased to the tenants that we consolidate and in which we have a 100% ownership interest.

(d)
Excludes a jointly owned investment, Shelborne Operating Associates, LLC, which we consolidate and which did not have debt outstanding or ABR as of March 31, 2018.

Terms and Definitions

        Pro Rata Metrics – The portfolio information above contains certain metrics prepared under the pro rata consolidation method. We refer to these metrics as pro rata metrics. We have a number of investments, usually with our affiliates, in which our economic ownership is less than 100%. Under the full consolidation method, we report 100% of the assets, liabilities, revenues, and expenses of those investments that are deemed to be under our control or for which we are deemed to be the primary beneficiary, even if our ownership is less than 100%. Also, for all other jointly owned investments, which we do not control, we report our net investment and our net income or loss from that investment. Under the pro rata consolidation method, we present our proportionate share, based on our economic ownership of these jointly owned investments, of the portfolio metrics of those investments. Multiplying each of our jointly owned investments' financial statement line items by our percentage ownership and adding or subtracting those amounts from our totals, as applicable, may not accurately depict the legal and economic implications of holding an ownership interest of less than 100% in our jointly owned investments.

        ABR – ABR represents contractual minimum annualized base rent for our net-leased properties, net of receivable reserves as determined by GAAP, and reflects exchange rates as of March 31, 2018. If there is a rent abatement, we annualize the first monthly contractual base rent following the free rent period. ABR is not applicable to operating properties.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        When used in this section "– Certain Relationships and Related Transactions," unless otherwise specifically stated or the context otherwise requires, the term "the Company," "we" and "our" refers to W. P. Carey and its subsidiaries.

Policies and Procedures with Respect to Related Party Transactions

        The Executive Officers and Directors are committed to upholding the highest legal and ethical conduct in fulfilling their responsibilities and recognize that related party transactions can present a heightened risk of potential or actual conflicts of interest. Employees, officers and Directors have an obligation to act in the best interest of the Company and to put such interests at all times ahead of their own personal interests. In addition, all employees, officers and Directors of the Company should seek to avoid any action or interest that conflicts with or gives the appearance of a conflict with the Company's interests. According to the Code of Ethics, a conflict of interest occurs when a person's private economic or other interest conflicts with, is reasonably expected to conflict with, or may give the appearance of conflicting with, any interest of the Company. The following potential conflicts of interest are prohibited, and employees, officers and Directors of W. P. Carey must take all reasonable steps to detect, prevent, and eliminate such conflicts:

  •
  Working in any capacity – including service on a board of directors or trustees, or on a committee thereof – for a competitor while employed by the Company.

  •
  Competing with the Company for the purchase, sale or financing of property, services or other interests.

  •
  Soliciting or accepting any personal benefit from a third party, including any competitor, customer or service provider, in exchange for any benefit from the Company. Applicable Company policies may permit the acceptance of gifts and entertainment from third parties, subject to certain limitations. Individuals are expected to adhere to these policies where applicable and in general to limit acceptance of benefits to those that are reasonable and customary in a business environment and that are not reasonably likely to improperly influence the individual.

        Other potential conflicts of interest, while not prohibited in all cases, may be harmful to the Company and therefore must be disclosed in accordance with the Code of Ethics. The Chief Ethics Officer of the Company has primary authority and responsibility for the administration of the Code of Ethics subject to the oversight of the Nominating and Corporate Governance Committee or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee.

Relationship with Managed Funds

        Through wholly-owned subsidiaries, W. P. Carey earns revenue as the advisor to the Managed Programs. Under advisory agreements that the Company has with each of the Managed Programs, the Company performs services and earns asset management revenue related to the day-to-day management of the Managed Programs and provides transaction-related services and earns structuring revenue in connection with structuring and negotiating investments and any related financing on their behalf. In addition, the Company provides further services and generally earns revenue when each of the Managed Programs is liquidated, although, as more thoroughly described below in the section titled "Merger Agreement", in connection with the Merger, the Company has agreed to waive certain fees otherwise payable by CPA:17 – Global. The Company is also reimbursed for certain costs incurred in providing services, including the cost of personnel provided for the administration of the Managed Programs. For the three months ended March 31, 2018, total asset-based revenue earned was approximately $17.0 million, while reimbursed costs totaled approximately $5.3 million. For 2018, the

Company elected to receive asset management revenue from the Managed REITS in shares of their stock. With respect to CPA:17 – Global, since June 2018 and through the consummation of the Merger, the Company will receive any and all such fees in cash.

        In connection with structuring and negotiating investments and related financing for the Managed Programs, the advisory agreements provide for acquisition revenue based on the cost of investments. The Company may also be entitled to fees in connection with structuring loan refinancings for the CWI REITs. This loan refinancing revenue, together with the acquisition revenue, is referred to as structuring revenue. The Company earned structuring revenue of approximately $1.7 million for the three months ended March 31, 2018. In addition, the Company may also earn revenue related to the disposition of properties, subject to subordination provisions.

        We are also entitled to 10% of the available cash from the operating partnerships of the Managed REITs, referred to as the Available Cash Distribution, which is defined as the operating partnership's cash generated from operations, excluding capital proceeds, as reduced by operating expenses and debt service, excluding prepayments and balloon payments. We may elect to receive our Available Cash Distribution in shares of the Managed REITs and partnership units in CESH.

        Other Transactions.    The Company owns interests in entities ranging from 3% to 90%, including a jointly controlled tenancy-in-common interest in several properties, with the remaining interests generally held by affiliates. In addition, the Company owned stock in each of the Managed REIT and limited partnership units of CESH I.

        Included in the calculation of total assets on the Company's consolidated balance sheet at March 31, 2018 are amounts due from affiliates totaling approximately $75.5 million.

DESCRIPTION OF W. P. CAREY SHARES

        The following contains a summary of certain material provisions of the W. P. Carey Articles of Amendment and Restatement (the "W. P. Carey Charter") and the W. P. Carey Fifth Amended and Restated Bylaws (the "W. P. Carey Bylaws") relating to the shares of W. P. Carey Common Stock that are incorporated by reference into this Joint Proxy Statement/Prospectus and can be found at Exhibit 3.1 and Exhibit 3.2, respectively. The following description of the shares of W. P. Carey Common Stock does not purport to be complete and is qualified in its entirety by reference to the W. P. Carey Charter and W. P. Carey Bylaws.

General

        The W. P. Carey Charter provides that W. P. Carey has the authority to issue 500,000,000 shares of stock, $0.001 par value per share, consisting of 450,000,000 shares of common stock, $0.001 par value per share, and 50,000,000 shares of preferred stock, $0.001 par value per share. A majority of the entire board of directors of W. P. Carey, without any action by the W. P. Carey Stockholders, may amend the W. P. Carey Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that W. P. Carey has authority to issue. W. P. Carey expects that approximately 54.4 million shares of W. P. Carey Common Stock will be issued in the Merger.

Common Stock

        All shares of W. P. Carey Common Stock issued pursuant to the Merger contemplated by this Joint Proxy Statement/Prospectus will be duly authorized, validly issued, fully paid and nonassessable. Subject to the rights of any other class or series of stock and to the provisions of the W. P. Carey Charter restricting the transfer and ownership of shares of our stock, each outstanding share of W. P. Carey Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including one vote for each director to be elected in the election of directors, and, except as provided with respect to any other class or series of shares of our stock, the holders of W. P. Carey Common Stock possess exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of W. P. Carey Common Stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

        Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless declared advisable by the board of directors and approved by the affirmative vote of W. P. Carey Stockholders entitled to cast at least two-thirds of all votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the corporation's charter. The W. P. Carey Charter requires the affirmative vote of W. P. Carey Stockholders entitled to cast not less than a majority of all of the votes entitled to be cast on the matter to approve such matters, except that any amendment to the sections of the W. P. Carey Charter concerning the removal of directors, restrictions on transfer and ownership of shares and the voting requirements for the amendment of such provisions must be approved by the board of directors and by the affirmative vote of W. P. Carey Stockholders entitled to cast at least two-thirds of all the votes entitled to be cast on the matter.

        Maryland law permits the merger of a 90% or more owned subsidiary with or into its parent without stockholder approval provided (a) the charter of the successor is not amended other than in certain minor respects and (b) the contract rights of any stock of the successor issued in the merger in exchange for stock of the other corporation are identical to the contract rights of the stock for which it is exchanged. Also, because Maryland law may not require the stockholders of a parent corporation to approve a merger or sale of all or substantially all of the assets of a subsidiary entity, including where a substantial number of operating assets are held by the subsidiary, as in our situation, our subsidiaries may be able to merge or sell all or substantially all of their assets without a vote of W. P. Carey Stockholders.

        Holders of shares of W. P. Carey Common Stock are entitled to receive distributions paid ratably on the common stock if and when authorized by our board of directors and declared by us out of assets legally available for the payment of distributions. They also are entitled to share ratably in our assets legally available for distribution to the W. P. Carey Stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision has been made for all of our known debts and liabilities. These rights are subject to the preferential rights in respect of distributions or upon liquidation, dissolution or winding up of any other class or series of our stock that we may subsequently classify or reclassify and to the provisions of the W. P. Carey Charter regarding restrictions on transfer and ownership of W. P. Carey stock.

        Holders of our shares of stock generally have no appraisal, preference, conversion, exchange, sinking fund or redemption rights or preemptive rights to subscribe for any of our securities, except as may be provided under the terms of any class or series of stock that we may subsequently classify or reclassify. Subject to the restrictions on transfer and ownership of stock contained in the W. P. Carey Charter and the rights of any other class or series of stock that W. P. Carey may subsequently classify or reclassify, each share of common stock has equal distribution, liquidation and other rights.

Preferred Stock; Power to Reclassify Shares of Our Stock

        The W. P. Carey Charter authorizes the board of directors of W. P. Carey to classify any unissued shares of common stock or preferred stock and to reclassify any previously classified, but unissued, shares of common stock or preferred stock into one or more classes or series of stock. Prior to issuance of shares of any class or series of stock, our board of directors is required by Maryland law and the W. P. Carey Charter to fix, subject to the W. P. Carey Charter restrictions on transfer and ownership, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series of stock. Therefore, our board of directors could authorize the issuance of shares of common or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for you or otherwise be in your best interests.

Power to Increase or Decrease Authorized Stock and Issue Additional Shares of Common Stock and Preferred Stock

        Our board of directors has the power (a) to amend the W. P. Carey Charter from time to time to increase or decrease the aggregate number of shares of our stock or the number of shares of stock of any class or series that we have authority to issue, (b) to issue additional shares of common stock or preferred stock and (c) to classify unissued shares of our common stock or preferred stock or to reclassify any previously classified, but unissued, shares of common stock or preferred stock, into other classes or series of stock and thereafter to issue the classified or reclassified shares of stock. We believe this ability provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series of stock, as well as our common stock, are available for issuance without further action by the W. P. Carey Stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange on which our securities may be listed or the terms of any classes or series of stock that we may subsequently classify or reclassify. Although our board of directors does not currently intend to do so, it could authorize us to issue a class or series of common or preferred stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for you or otherwise be in your best interests.

Restrictions on Ownership and Transfer

        The W. P. Carey Charter provides that our board of directors may decide whether it is in the best interests of our company to qualify and maintain status as a REIT under the Code. In order to qualify as a REIT under the Code, our shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, no more than 50% of the value of our outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined by the Code to include certain entities) during the last half of any taxable year. Neither the requirement to be held by 100 or more persons, or the provision disallowing ownership by five or fewer individuals apply to the first taxable year of a REIT.

        To help us to qualify as a REIT, among other purposes, the W. P. Carey Charter, subject to certain exceptions, contains restrictions on the number of shares of our stock that a person may own. The W. P. Carey Charter provides that generally no person may own beneficially, or be deemed to own by virtue of the attribution provisions of the Code, either (i) more than 9.8% in value or in number of shares, whichever is more restrictive, of the aggregate outstanding shares of our stock excluding any outstanding shares of our stock not treated as outstanding for federal income tax purposes or (ii) more than 9.8% in value or in number of shares, whichever is more restrictive, of the aggregate outstanding shares of W. P. Carey Common Stock excluding any outstanding shares of W. P. Carey Common Stock not treated as outstanding for federal income tax purposes.

        The W. P. Carey Charter also prohibits any person from (a) beneficially or constructively owning shares of our stock that would result in our being "closely held" under Section 856(h) of the Code, (b) transferring shares of our stock if such transfer would result in our stock being beneficially owned by fewer than 100 persons, (c) beneficially or constructively owning shares of our stock that would cause us to own, directly or indirectly, 10% or more of the ownership interests in a tenant of our company (or a tenant of any entity owned or controlled by us), (d) beneficially or constructively owning shares of our stock that would cause any independent contractor to not be treated as such under Section 856(d)(3) of the Code, or (e) beneficially or constructively owning shares of stock which will otherwise cause us to fail to qualify as a REIT. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate any of the foregoing restrictions on transferability and ownership, and any person who would have owned shares of our stock that resulted in a transfer of shares to a charitable trust (as described below), will be required to give written notice immediately to us, or in the case of a proposed or attempted transaction, to give at least 15 days' prior written notice to us, and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT or that compliance is no longer required for us to qualify as a REIT.

        Our board of directors, in its sole discretion, may exempt (prospectively or retroactively) a person from the above ownership limits and the restrictions described in clauses (c) and (d) above. However, the board of directors may not grant an exemption to any person unless the board of directors obtains such representations, covenants and undertakings as the board of directors may deem appropriate in order to determine that granting the exemption would not result in losing our status as a REIT. As a condition of granting the exemption, our board of directors may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to the board of directors in its sole discretion, in order to determine or ensure our status as a REIT.

        Our board of directors may increase or decrease the common stock ownership limit and/or the aggregate stock ownership limit so long as the change would not result in five or fewer persons beneficially owning more than 49.9% in value of our outstanding stock. Any decrease in the common stock ownership limit and/or the aggregate stock ownership limit shall not apply to any person whose percentage ownership of stock is in excess of the decreased ownership limits until such time as such person's percentage ownership of stock equals or falls below the decreased ownership limits. Absent an exemption from the ownership limits, any further acquisition of shares of our stock by such person will be in violation of the ownership limits unless and until such person's percentage ownership of stock falls below the ownership limit (in which case such person may acquire shares up to such ownership limits).

        Pursuant to the W. P. Carey Charter, if any transfer of our shares of stock occurs that, if effective, would result in any person beneficially or constructively owning shares of stock in excess, or in violation, of the above ownership limitations or restrictions on transfer, known as a prohibited owner, then that number of shares of stock, the beneficial or constructive ownership of which otherwise would cause such person to violate the ownership limitations or restrictions on transfer (rounded up to the nearest whole share), will be automatically transferred to a charitable trust for the exclusive benefit of a charitable beneficiary and the prohibited owner will not acquire any rights in such shares. This automatic transfer will be considered effective as of the close of business on the business day before the violative transfer. If the transfer to the charitable trust would not be effective for any reason to prevent the violation of the above transfer or ownership limitations, then the transfer of that number of shares of stock that otherwise would cause any person to violate the above limitations will be null and void. Shares of stock held in the charitable trust will continue to constitute issued and outstanding shares of our stock. The prohibited owner will not benefit economically from ownership of any shares of stock held in the charitable trust, will have no rights to distributions and will not possess any rights to vote or other rights attributable to the shares of stock held in the charitable trust. The trustee of the charitable trust will be designated by us and must be unaffiliated with us or any prohibited owner and will have all voting rights and rights to distributions with respect to shares of stock held in the charitable trust, and these rights will be exercised for the exclusive benefit of the trust's charitable beneficiary. Any dividend or other distribution paid before our discovery that shares of stock have been transferred to the trustee will be paid by the recipient of such dividend or distribution to the trustee upon demand, and any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution so paid to the trustee will be held in trust for the trust's charitable beneficiary. The prohibited owner will have no voting rights with respect to shares of stock held in the charitable trust, and, subject to Maryland law, effective as of the date that such shares of stock have been transferred to the trustee, the trustee, in its sole discretion, will have the authority to:

  •
  rescind as void any vote cast by a prohibited owner prior to our discovery that such shares have been transferred to the trustee; and

  •
  recast such vote in accordance with the desires of the trustee acting for the benefit of the trust's beneficiary.

        However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast such vote.

        Within 20 days of receiving notice from us that shares of stock have been transferred to the charitable trust, and unless we buy the shares first as described below, the trustee will sell the shares of stock held in the charitable trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations in the W. P. Carey Charter. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary. The prohibited owner will receive the lesser of:

  •
  the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the charitable trust (for example, in the case of a gift or devise), the market price of the shares on the day of the event causing the shares to be held in the charitable trust; and

  •
  the price per share received by the trustee from the sale or other disposition of the shares held in the charitable trust (less any commission and other expenses of a sale).

        The trustee may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. Any net sale proceeds in excess of the amount payable to the prohibited owner will be paid immediately to the charitable beneficiary. If, before our discovery that shares of stock have been transferred to the charitable trust, such shares are sold by a prohibited owner, then:

  •
  such shares will be deemed to have been sold on behalf of the charitable trust; and

  •
  to the extent that the prohibited owner received an amount for such shares that exceeds the amount that the prohibited owner was entitled to receive as described above, the excess must be paid to the trustee upon demand.

        In addition, shares of stock held in the charitable trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

  •
  the price per share in the transaction that resulted in such transfer to the charitable trust (or, in the case of a gift or devise, the market price at the time of the gift or devise); and

  •
  the market price on the date we, or our designee, accept such offer.

        We may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. We will have the right to accept the offer until the trustee has sold the shares of stock held in the charitable trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and any distributions held by the trustee will be paid to the charitable beneficiary.

        All certificates, if any, representing shares of our stock will bear a legend referring to the restrictions described above.

        Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) in value of the outstanding shares of our stock, within 30 days after the end of each taxable year, must give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of our stock that the owner beneficially owns and a description of the manner in which the shares are held. Each such owner must also provide to us such additional information as we may request in order to determine the effect, if any, of the owner's beneficial ownership on our status as a REIT and to ensure compliance with our ownership limitations. In addition, each of the W. P. Carey Stockholders, whether or not an owner of 5% or more of our stock, must upon demand provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure our compliance with the ownership restrictions in the W. P. Carey Charter.

        The ownership and transfer limitations in the W. P. Carey Charter could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or might otherwise be in the best interests of the W. P. Carey Stockholders.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Computershare Investor Services.

 CERTAIN MATERIAL PROVISIONS OF MARYLAND LAW AND
OF THE W. P. CAREY CHARTER AND W. P. CAREY BYLAWS

        The following description is a summary of certain material provisions of Maryland law and of the W. P. Carey Charter and Bylaws. Certain provisions of Maryland law and the W. P. Carey Charter and W. P. Carey Bylaws may have the effect of delaying, deferring or preventing a takeover of the combined company (including transactions in which stockholders might otherwise receive a premium for their shares over the then current prices). The summary is not complete. We encourage you to read the W. P. Carey Charter and Bylaws, which are incorporated by reference into this Joint Proxy Statement/Prospectus.

W. P. Carey Board of Directors

        The W. P. Carey Charter and Bylaws provide that the number of directors constituting our full board of directors will be not less than the minimum number required by Maryland law. The W. P. Carey Bylaws provide that the number of directors constituting our full board of directors will not exceed 25 and the W. P. Carey Charter and W. P. Carey Bylaws provide that the number of directors constituting our full board of directors may only be increased or decreased by a vote of a majority of our entire board of directors. The W. P. Carey Charter provides that any and all vacancies on the board of directors (including as a result of an increase in the number of directors constituting our full board of directors) may be filled only by the affirmative vote of a majority of the remaining directors even if the remaining directors constitute less than a quorum. Under the W. P. Carey Charter, we have elected to be subject to Section 3-804(c) of Subtitle 8 of Title 3 of the MGCL so that any and all vacancies (including as a result of an increase in the number of directors constituting our full board of directors) on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors even if the remaining directors constitute less than a quorum. Any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies. The W. P. Carey Charter provides that a director may be removed only for cause and only by the stockholders upon the affirmative vote of two-thirds of the votes entitled to be cast generally in the election of directors. "For cause" means, with respect to any particular director, conviction of a felony or a final judgment of court of competent jurisdiction holding that such director caused demonstrable, material harm to us through bad faith or active and deliberate dishonesty. However, because of the board's exclusive power to fill vacant directorships, stockholders will be precluded from filling the vacancies created by any removal with their own nominees. Each member of our board of directors is elected by the W. P. Carey Stockholders to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. Holders of shares of our common stock have no right to cumulative voting in the election of directors. In uncontested elections, directors are elected by a majority of the votes cast with respect to such nominee by the stockholders present, in person or by proxy, at the meeting. If, however, the number of nominees for election to the board of directors exceeds the number of directors to be elected at that meeting and in certain other contested elections, directors are elected by a plurality of all the votes cast at that meeting. If the holders of any class or series of stock that we may subsequently classify or reclassify shall have the right to elect one or more directors separately as a class, then such director or directors so elected shall serve for the remainder of the term in which such vacancy occurred and until a successor is duly elected and qualifies. Additionally, any such director or directors may be removed only by the holders of such class or series.

Action by Stockholders

        Under the MGCL, stockholder action by common stockholders can be taken only at an annual or special meeting of stockholders or by unanimous consent in lieu of a meeting, unless the charter provides for a lesser percentage (which the W. P. Carey Charter does not). Stockholder action by preferred stockholders can be taken only at an annual or special meeting of stockholders or by a consent in lieu of a meeting by the holders of shares entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a stockholders' meeting if the corporation gives notice of the action to each holder of the class of stock not later than 10 days after the effective time of the action, unless the charter provides otherwise (which the W. P. Carey Charter does). The W. P. Carey Charter provides that any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if a unanimous consent which sets forth the action is given by each stockholder entitled to vote on the matter in writing or by electronic transmission. Special meetings of stockholders may be called by our board of directors, the Chairman of our board of directors, our Chief Executive Officer or our President, and must be called, subject to the satisfaction of certain procedural and information requirements by the stockholders requesting the meeting, by our Corporate Secretary upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast on any matter that may properly be considered at such meeting. These provisions, combined with the advance notice provisions of the W. P. Carey Bylaws, which are summarized below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting. (See also "Risk Factors – Risks Related to Our Business – The W. P. Carey Charter and Maryland law contain provisions that may delay or prevent a change of control transaction.")

Amendment to the W. P. Carey Charter and W. P. Carey Bylaws

        The W. P. Carey Charter may be amended only if the amendment is declared advisable by the board of directors of W. P. Carey and is approved by the affirmative vote of the W. P. Carey Stockholders entitled to cast at least a majority of all the votes entitled to be cast on the matter, unless the amendment either is permitted to be made without stockholder approval under the MGCL or the W. P. Carey Charter requires a different level of stockholder approval. As permitted by the MGCL, the W. P. Carey Charter contains a provision permitting our directors, without any action by the W. P. Carey Stockholders, to amend the charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue and to classify unissued shares of our common stock or preferred stock or to reclassify any previously classified, but unissued, shares of common stock or preferred stock, into other classes or series of stock. The board of directors of W. P. Carey has the power to adopt, amend, alter or repeal any provision of the W. P. Carey Bylaws and make new bylaws. In addition, the W. P. Carey Stockholders, by the approval of at least a majority of all votes entitled to be cast on the matter, may alter or repeal any provision of the W. P. Carey Bylaws or adopt new provisions of the W. P. Carey Bylaws. Any amendment of the provisions of the W. P. Carey Charter relating to the removal of directors, the restrictions on transfer and ownership of shares or the requirements for the amendment of either of these provisions of the W. P. Carey Charter requires that such amendment be declared advisable by our board of directors and approved by the affirmative vote of the stockholders entitled to cast not less than two-thirds of all of the votes entitled to be cast on the matter.

Dissolution

        W. P. Carey's dissolution must be approved by a majority of the entire board of directors of W. P. Carey and by the affirmative vote of the W. P. Carey Stockholders entitled to cast at least a majority of all the votes entitled to be cast on the matter.

Business Combinations

        Maryland law prohibits "business combinations" between us and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or transfer of equity securities, liquidation plan or reclassification of equity securities. Maryland law defines an interested stockholder as:

  •
  any person or entity who beneficially owns, directly or indirectly, 10% or more of the voting power of our outstanding voting stock; or

  •
  an affiliate or associate of ours who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of our then outstanding stock.

        A person is not an interested stockholder if our board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, our board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of directors.

        After the five-year prohibition and in addition to any vote otherwise required by Maryland law and the W. P. Carey Charter, any business combination between us and an interested stockholder or an affiliate of an interested stockholder generally must be recommended by our board of directors and approved by the affirmative vote of stockholders entitled to cast at least:

  •
  80% of the votes entitled to be cast by holders of our then-outstanding shares of voting stock; and

  •
  two-thirds of the votes entitled to be cast by holders of our voting stock other than stock held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or stock held by an affiliate or associate of the interested stockholder.

        These super-majority vote requirements do not apply if our common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its stock.

        The statute permits various exemptions from its provisions, including business combinations that are approved or exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder.

        Pursuant to the statute, the board of directors of W. P. Carey, by resolution, has exempted any business combinations between W. P. Carey and any person who is an existing, or becomes in the future an, "interested stockholder". Consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between W. P. Carey and any such person. As a result, such persons may be able to enter into business combinations with W. P. Carey that may not be in the best interest of the W. P. Carey Stockholders, without compliance with the super-majority vote requirements and the other provisions of the statute. Additionally, this resolution may be altered, revoked or repealed in whole or in part at any time and W. P. Carey may opt back into the business combination provisions of the MGCL. If this resolution is revoked or repealed, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

        Maryland law provides that holders of "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights, except to the extent approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror or by officers or by employees who are also our directors are excluded from the shares entitled to vote on the matter. "Control shares" are voting shares of stock that, if aggregated with all other shares of stock currently owned by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

  •
  one-tenth or more but less than one-third;

  •
  one-third or more but less than a majority; or

  •
  a majority or more of all voting power.

        Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of issued and outstanding control shares, subject to certain exceptions. A person who has made or proposes to make a control share acquisition may compel our board of directors to call a special meeting of stockholders to be held within 50 days of the demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, we may present the question at any stockholders' meeting.

        If voting rights are not approved at the stockholders' meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a stockholders' meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved by or exempted by the W. P. Carey Charter or W. P. Carey Bylaws.

        The W. P. Carey Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of W. P. Carey stock and, consequently, the control share acquisition statute will not apply to W. P. Carey unless the board of directors of W. P. Carey later amends the W. P. Carey Bylaws to modify or eliminate this provision, which it may do without W. P. Carey Stockholder approval, and which it may make effective prospectively or retrospectively.

Maryland Unsolicited Takeovers Act

        Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

  •
  a classified board;

  •
  a two-thirds vote requirement for removing a director;

  •
  a requirement that the number of directors be fixed only by vote of directors;

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  a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred; and

  •
  a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

        In the W. P. Carey Charter, we have elected that vacancies on the board be filled only by the remaining directors, even if the remaining directors do not constitute a quorum, and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in the W. P. Carey Charter and W. P. Carey Bylaws unrelated to Subtitle 8, we (a) require the affirmative vote of the stockholders entitled to cast at least two-thirds of all votes entitled to be cast generally in the election of directors for the removal of any director from the board, (b) vest in the board the exclusive power to fix the number of directorships and (c) provide that unless called by our Chairman of our board of directors, our President, our Chief Executive Officer or our board of directors, a special meeting of stockholders may only be called by our Corporate Secretary upon the written request of (and satisfaction of certain procedural and information requirements by) the stockholders entitled to cast not less than a majority of all the votes entitled to be cast on any matter that may be properly considered at the meeting.

        In January 2015, the board of directors of W. P. Carey resolved to opt out of the provision of the Maryland Unsolicited Takeover Act that, absent such resolution, would have permitted the board of directors of W. P. Carey to unilaterally divide itself into classes without W. P. Carey Stockholder approval (commonly referred to as a "classified board"). Although W. P. Carey did not have a classified board at that time, by opting out of this provision the board of directors of W. P. Carey cannot elect to become a classified board in the future without approval of the W. P. Carey Stockholders.

Limitation of Liability and Indemnification

        Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from:

  •
  actual receipt of an improper benefit in money, property or services; or

  •
  active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

        The W. P. Carey Charter contains such a provision that eliminates directors' and officers' liability for money damages to the maximum extent permitted by Maryland law. These limitations of liability do not apply to liabilities arising under the federal securities laws and do not generally affect the availability of equitable remedies such as injunctive relief or rescission. The W. P. Carey Charter and Bylaws also provide that we must indemnify (to the maximum extent permitted by Maryland law), and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, any individual who is a present or former director or officer of W. P. Carey or a predecessor of W. P. Carey from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity as a director or officer. Additionally, the W. P. Carey Charter provides that we may, indemnify, if and to the extent authorized and determined to be appropriate in accordance with applicable law, any person permitted, but not required, to be indemnified under Maryland law by W. P. Carey or a predecessor of W. P. Carey.

        Maryland law requires a corporation (unless its charter provides otherwise, which the W. P. Carey Charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she was made, or was threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis of that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:

  •
  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

  •
  a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

        We have adopted an indemnification policy applicable to our officers and directors. The indemnification policy requires, among other things, that we indemnify our (or any predecessor company's) officers and directors, to the fullest extent permitted by Maryland law, against all reasonable costs, charges, and expenses (including attorney's fees), judgments, penalties, fines, and settlements (if such settlement is approved in advance by us) actually and reasonably incurred in connection with the defense and/or settlement of any threatened, pending, or completed suit, action, or proceeding, and to advance to such officers and directors all related reasonable costs, charges and expenses (including attorney's fees) incurred by them in connection therewith, subject to reimbursement if it is subsequently determined that indemnification is not permitted. We must also advance all reasonable costs, charges and expenses incurred by our officers and directors seeking to enforce their rights to advancement under the indemnification policy and may cover officers and directors under our directors and officers liability insurance. Although the indemnification policy offers substantially the same scope of coverage afforded by provisions in our charter and bylaws, it provides greater assurance to officers and directors that indemnification will be available, because it cannot be modified unilaterally in the future by our board of directors or by the stockholders to eliminate the rights that it provides with respect to existing facts.

        Insofar as the foregoing provisions permit indemnification of directors, executive officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Meetings of Stockholders

        Special meetings of stockholders may be called only by our board of directors, the Chairman of our board of directors, our Chief Executive Officer, our President or, in the case of a stockholder requested special meeting, by our Corporate Secretary upon the written request of (and satisfaction of certain procedural and information requirements by) the stockholders entitled to cast not less than a majority of all the votes entitled to be cast on any matter that may be properly considered at such meeting. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting.

        Annual meetings of stockholders for the election of directors and any other business that may be considered and acted upon shall be held on a date and at a time set by our board of directors or, in the absence of such a determination on the second Monday in the month of May at 2:00 p.m. Eastern Time, if a business day.

Interested Director and Officer Transactions

        Pursuant to the MGCL, a contract or other transaction between us and a director or between us and any other corporation or other entity in which any of our directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director's vote in favor thereof, if:

  •
  the fact of the common directorship or interest is disclosed or known to our board of directors or a committee of our board, and our board or committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;

  •
  the fact of the common directorship or interest is disclosed or known to the W. P. Carey Stockholders entitled to vote thereon, and the transaction or contract is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote other than the votes of shares owned of record or beneficially by the interested director or corporation or other entity; or

  •
  the transaction or contract is fair and reasonable to us.

        W. P. Carey requires that all contracts and transactions between W. P. Carey (including its subsidiaries), on the one hand, and any of W. P. Carey's directors or executive officers or any entity in which such director or executive officer is a director or has a material financial interest, on the other hand, must be approved by the affirmative vote of a majority of the disinterested directors, even if less than a quorum.

Advance Notice of Director Nominations and New Business

        The W. P. Carey Bylaws provide that with respect to an annual meeting of W. P. Carey Stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by W. P. Carey Stockholders may be made only:

  •
  pursuant to the notice of the meeting;

  •
  by or at the direction of the board of directors of W. P. Carey; or

  •
  by a W. P. Carey Stockholder who is a W. P. Carey Stockholder of record both at the time of giving notice and at the time of the meeting, who is entitled to vote at the meeting in the election of the directors then standing for election or on such other business the W. P. Carey Stockholder proposes to bring before the meeting and who has complied with the advance notice procedures of the W. P. Carey Bylaws.

        With respect to special meetings of W. P. Carey Stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the board of directors of W. P. Carey at a special meeting may be made only:

  •
  by or at the direction of the board of directors of W. P. Carey; or

  •
  provided that the board of directors of W. P. Carey has determined that directors will be elected at the meeting, by a W. P. Carey Stockholder who is a stockholder of record both at the time of giving notice and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions of the W. P. Carey Bylaws.

        Generally, in accordance with the W. P. Carey Bylaws, a W. P. Carey Stockholder seeking to nominate a director or bring other business before our annual meeting of W. P. Carey Stockholders must deliver a notice to our Corporate Secretary not later than 5:00 p.m., Eastern Time, on the 120th day, nor earlier than the 150th day, prior to the anniversary of the date of mailing of the notice for the prior year's annual meeting of W. P. Carey Stockholders (for purposes of our 2019 annual meeting, to be timely, such notice must be delivered by a W. P. Carey Stockholder not earlier than                        , 2018, the 150th day prior to the anniversary date of mailing of the notice for our 2018 annual meeting of W. P. Carey Stockholders, and not later than 5:00 p.m., Eastern Time,                        , 2019, the 120th day prior to the anniversary date of our 2018 annual meeting of W. P. Carey Stockholders, or if the date of our 2019 annual meeting is advanced or delayed by more than 30 days from the anniversary date of mailing of the notice for the Annual Meeting, notice by the W. P. Carey Stockholder to be timely must be delivered not earlier than the 150th day prior to the date of our 2019 annual meeting date and not later than 5:00 p.m. Eastern Time on the later of the 120th day prior to the date of our 2019 annual meeting or the 10th day following the day on which public announcement of the date of the annual meeting of W. P. Carey Stockholders is first made by us). For a W. P. Carey Stockholder seeking to nominate a candidate for our board of directors, the notice must describe various matters regarding the nominee, including name, address, occupation and number of shares held, and other specified matters. For a W. P. Carey Stockholder seeking to propose other business, the notice must include a description of the proposed business, the reasons for the proposal and other specified matters.

Proxy Access

        In March 2017, the board of directors of W. P. Carey amended the W. P. Carey Bylaws to allow for proxy access for W. P. Carey Stockholders.

W. P. Carey Stockholders' Eligibility to Nominate

        The W. P. Carey Bylaws generally permit any W. P. Carey Stockholder or group of up to 20 W. P. Carey Stockholders who have maintained continuous qualifying ownership of at least 3% or more of the outstanding W. P. Carey Common Stock for at least the previous three years to include a specified number of director nominees in W. P. Carey's proxy materials for its annual meeting of W. P. Carey Stockholders.

Number of W. P. Carey Stockholder-Nominated Candidates

        The maximum number of W. P. Carey Stockholder-nominated candidates will be equal to the greater of: (a) two candidates or (b) 20% of the directors in office at the time of nomination. If the 20% calculation does not result in a whole number, the maximum number of W. P. Carey Stockholder-nominated candidates would be the closest whole number below 20%. W. P. Carey Stockholder-nominated candidates that the board of directors of W. P. Carey determines to include in the proxy materials as Board-nominated candidates will be counted against the 20% maximum.

Calculation of Qualifying Ownership

        As more fully described in the W. P. Carey Bylaws, a nominating W. P. Carey Stockholder will be considered to own only the shares for which the W. P. Carey Stockholder possesses the full voting and investment rights and the full economic interest (including the opportunity for profit and risk of loss). Under this provision, borrowed or hedged shares do not count as "owned" shares. A W. P. Carey Stockholder will be deemed to "own" shares that have been loaned by or on behalf of the W. P. Carey Stockholder to another person if the W. P. Carey Stockholder has the right to recall such loaned shares, undertakes to recall, and does recall such loaned shares prior to the record date for the annual meeting and maintains qualifying ownership of such loaned shares through the date of the meeting.

Procedure for Selecting Candidates in the Event the Number of Nominees Exceeds 20%

        If the number of W. P. Carey Stockholder-nominated candidates exceeds 20% of the directors in office, each nominating W. P. Carey Stockholder will select one W. P. Carey Stockholder-nominated candidate, beginning with the nominating W. P. Carey Stockholder with the largest qualifying ownership and proceeding through the list of nominating W. P. Carey Stockholders in descending order of qualifying ownership until the permitted number of W. P. Carey Stockholder-nominated candidates is reached.

Nominating Procedure

        In order to provide adequate time to assess W. P. Carey Stockholder-nominated candidates, requests to include W. P. Carey Stockholder-nominated candidates in W. P. Carey's proxy materials must be received no earlier than 150 days and no later than 5:00 p.m. Eastern Time, on the 120th day before the anniversary of the date that W. P. Carey mailed its proxy statement for the previous year's annual meeting of W. P. Carey Stockholders.

Information Required of All Nominating W. P. Carey Stockholders

        As more fully described in the W. P. Carey Bylaws, each W. P. Carey Stockholder seeking to include a director nominee in W. P. Carey's proxy materials is required to provide certain information, including:

  •
  Proof of qualifying stock ownership as of the date of the submission and the record date for the annual meeting, and an agreement to maintain qualifying ownership through the date of the meeting;

  •
  The W. P. Carey Stockholder's notice on Schedule 14N required to be filed with the SEC;

  •
  The written consent of the W. P. Carey Stockholder nominee to being named in the proxy statement and serving as a director, if elected; and

  •
  A completed director questionnaire signed by the nominee.

  •
  Nominating W. P. Carey Stockholders are also required to make certain representations and agreements regarding:

  •
  Lack of intent to effect a change of control;

  •
  Intent to maintain qualifying ownership through the date of the annual meeting;

  •
  Only participating in the solicitation of their nominee(s) or the nominee(s) of the board of directors; and

  •
  Complying with solicitation rules and assuming liabilities related to indemnifying W. P. Carey against losses arising out of the nomination.

Information Required of All W. P. Carey Stockholder Nominees

        Each W. P. Carey Stockholder nominee is required to provide the representations and agreements required of all nominees for election as director.

Disqualification of W. P. Carey Stockholder Nominees

        A W. P. Carey Stockholder nominee would not be eligible for inclusion in W. P. Carey's Proxy Statement under certain circumstances enumerated in the W. P. Carey Bylaws.

Supporting Statement

        Nominating W. P. Carey Stockholders are permitted to include in the proxy statement a 500-word statement in support of their nominee(s). W. P. Carey may omit any information or statement that it believes would violate any applicable law or regulation.

COMPARISON OF RIGHTS OF CPA:17 STOCKHOLDERS AND
W. P. CAREY STOCKHOLDERS

General

        Both CPA:17 – Global and W. P. Carey are incorporated in Maryland. Upon the effective time of the Merger, CPA:17 Stockholders will become stockholders of W. P. Carey. The rights of CPA:17 Stockholders are governed currently by the MGCL, the CPA:17 Charter and the CPA:17 Bylaws. Once CPA:17 Stockholders become stockholders of W. P. Carey, their rights will continue to be governed by the MGCL but will be governed by the W. P. Carey Charter and the W. P. Carey Bylaws.

Certain Differences Between the Rights of Stockholders of CPA:17 – Global and W. P. Carey

        The following chart is a summary of the material differences between the rights of CPA:17 Stockholders and the rights of W. P. Carey Stockholders. This summary does not purport to be a complete description of the differences between the rights of CPA:17 Stockholders and W. P. Carey Stockholders.

CPA:17 – Global	W. P. Carey
Authorized Stock
900,000,000 shares of common stock, $0.001 par value per share, and 50,000,000 shares of preferred stock, $0.001 par value per share, authorized.	450,000,000 shares of common stock, $0.001 par value per share, and 50,000,000 shares of preferred stock, $0.001 par value per share, authorized.

Under the terms of the CPA:17 Charter, the board of directors has the power to (i) amend the charter from time to time, without stockholder approval, so as to increase or decrease the aggregate number, or the number of any class or series, of authorized shares of stock; (ii) authorize the issuance of shares of stock of any class or series, or securities or rights convertible into shares of any class or series (which issuance, in the case of preferred stock, must also be approved by a majority of independent directors not otherwise interested in the transaction); and (iii) classify or reclassify any unissued shares of common stock or preferred stock into other classes or series of stock, provided that the voting rights per share of stock sold in a private offering must not exceed the voting rights which bear the same relationship to the voting rights of a publicly held share as the consideration paid to CPA:17 – Global for each privately offered share bears to the book value of each outstanding publicly held share.
Under the terms of the W. P. Carey Charter, the board of directors has the power to (i) amend the charter from time to time without stockholder approval so as to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series, (ii) designate and issue one or more classes or series of common stock or preferred stock, with whatever powers, preferences and rights as the board may desire, and (iii) classify or reclassify any unissued shares of our common stock or preferred stock into other classes or series of stock.
Voting Rights
At any meeting of stockholders, the presence (in person or by proxy) of stockholders entitled to cast 50% of all the votes entitled to be cast at such meeting on any matter will constitute a quorum.
At any meeting of stockholders, the presence (in person or by proxy) of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter shall constitute a quorum.

CPA:17 – Global	W. P. Carey
Generally, a majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present will be sufficient to approve any matter which may properly come before the meeting, unless a vote of a greater or lesser number is required by the CPA:17 Charter, CPA:17 Bylaws, or the MGCL. The holders of a majority of the shares present (in person or by proxy) at an annual meeting at which a quorum is present may, without the necessity for concurrence by the board, vote to elect a director. There are no cumulative voting rights.	Generally, a majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any matter which may properly come before the meeting, unless more than a majority of the votes cast is required by the W. P. Carey Charter, listing standards of the NYSE or applicable law or regulation. In uncontested elections, directors are elected by a majority of the votes cast with respect to such nominee by the stockholders present, in person or by proxy, at the meeting. If, however, the number of nominees for election to the board of directors exceeds the number of directors to be elected at that meeting and in certain other contested elections, directors are elected by a plurality of all the votes cast at that meeting.

Special meetings of stockholders may be called by the chairman of the board, the president, or a majority of the board or of the independent directors, and also must be called by the secretary upon the written request of stockholders entitled to cast not less than 10% of all votes entitled to be cast at such meeting.
Special meetings of stockholders may be called by the Chairman of the board of directors, the President, the Chief Executive Officer or the board of directors and must be called by the Corporate Secretary upon the written request of (and satisfaction of certain procedural and information requirements by) the stockholders entitled to cast not less than a majority of all the votes entitled to be cast on any matter that may be properly considered at such meeting.
Notice of Stockholder Meetings

Notice of each stockholder meeting will be sent to stockholders not less than 10 days, nor more than 90 days, prior to the meeting, except that notice of any special meeting called upon stockholder request will be given within 10 days after receipt of the request and such meetings will be held not less than 15 nor more than 60 days after delivery of notice. For the purpose of determining stockholders entitled to notice of, or to vote at, any meeting or for any other purpose, (i) the board of directors may fix a record date, which will not be more than 90 days or fewer than 10 days prior to the meeting or particular action requiring determination, or may close the stock transfer books for a stated period, which will not be more than 20 days or fewer than 10 days prior to the meeting date, or (ii) the record date will be either the close of business on the day on which the notice of meeting is mailed or the 30th day before the meeting (whichever is closer to the meeting date).
Notice of any annual or special stockholder meeting will be sent to stockholders entitled to notice of or vote at such meeting not less than 10 days, nor more than 90 days prior to any meeting. For purposes of determining stockholders entitled to notice of, or vote at, any meeting or for any other purpose, (i) the board of directors may fix a record date, which will not be more than 90 days or fewer than 10 days prior to the meeting or particular action requiring determination, or may close the stock transfer books for a stated period, which will not be more than 20 days or fewer than 10 days prior to the meeting date, or (ii) the record date will be either the close of business on the day on which the notice of meeting is mailed or the 30th day before the meeting (whichever is closer to the meeting date).

CPA:17 – Global	W. P. Carey
Advance Notice of Director Nominations and New Business; Proxy Access

The CPA:17 Bylaws provides that nominations of individuals for election to the board may be made at an annual meeting of stockholders, or at a special meeting at which directors are to be elected, (i) pursuant to the notice of meeting, (ii) by or at the direction of the board, or (iii) by any stockholder of record both at the time of giving of notice by the stockholder (which must be timely written notice delivered to the secretary) and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures of the CPA:17 Bylaws. Such notice must be delivered not earlier than the 150th day and not later than 5:00 p.m., Eastern Standard Time, on the 120th day prior to the first anniversary of the date of mailing of the notice for the preceding year's annual meeting; in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the preceding year's annual meeting, notice must be delivered not earlier than the 150th day prior to the date of the annual meeting and not later than 5:00 p.m., Eastern Standard Time, on the later of the 120th day prior to the date of the annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

The proposal of other business to be considered by the stockholders at an annual meeting may be made in the same manner. Only such business brought before the meeting pursuant to the notice of meeting may be conducted at a special meeting.
The W. P. Carey Bylaws provide that nominations of individuals for election to the board and for the proposal of other business to be properly brought before an annual meeting, the stockholder must (1) be a stockholder of record both at the time of giving of notice by the stockholder and at the time of the meeting, be entitled to vote at the annual meeting and in the election of each individual so nominated or on such other business the stockholder proposes to bring before the meeting and have complied with the advance notice procedures of the W. P. Carey Bylaws, and (2) deliver notice to the Corporate Secretary of W. P. Carey not earlier than the 150th day and not later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the mailing of the notice for the preceding year's annual meeting. In the event that the date of the annual meeting is advanced or delayed more than 30 days from the first anniversary of the preceding year's annual meeting, notice must be delivered not earlier than the 150th day prior to the date of the annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of the annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

In addition, the W. P. Carey Bylaws permit a W. P. Carey Stockholder, or a group of up to 20 W. P. Carey Stockholders, owning at least 3% of the Company's outstanding common stock continuously for at least three years to nominate and include in W. P. Carey's proxy materials director nominees constituting up to the greater of (i) two directors or (ii) 20% of the number of directors in office and subject to election by the W. P. Carey Stockholders at W. P. Carey's upcoming annual meeting of W. P. Carey Stockholders, provided that the nominating W. P. Carey Stockholder(s) and the director nominee(s) satisfy certain requirements specified in the W. P. Carey Bylaws, including, the provision of certain information to W. P. Carey consisting of:

•

Proof of qualifying stock ownership as of the date of the submission and the record date for the annual meeting, and an agreement to maintain qualifying ownership through the date of the meeting;

•

The W. P. Carey Stockholder's notice on Schedule 14N required to be filed with the SEC;

CPA:17 – Global	W. P. Carey
• The written consent of the W. P. Carey Stockholder nominee to being named in the proxy statement and serving as a director, if elected; and
• A completed director questionnaire signed by the nominee.
Nominating W. P. Carey Stockholders are also required to make certain representations and agreements regarding:
• Lack of intent to effect a change of control;
• Intent to maintain qualifying ownership through the date of the annual meeting;
• Only participating in the solicitation of their nominee(s) or the nominee(s) of the board of directors; and
• Complying with solicitation rules and assuming liabilities related to indemnifying W. P. Carey against losses arising out of the nomination.
Only such business brought before the meeting pursuant to the notice of meeting may be conducted at a special meeting.
Distributions

No distribution may be made by CPA:17 – Global if, after giving effect to the distribution, CPA:17 – Global would not be able to pay its indebtedness as the indebtedness becomes due in the usual course of business or CPA:17 – Global's total assets would be less than its total liabilities. In addition, distributions in kind by CPA:17 – Global are prohibited except for (i) distributions of readily marketable securities, (ii) distributions of beneficial interests in a liquidating trust established for the dissolution of CPA:17 – Global and the liquidation of its assets in accordance with the terms of the CPA:17 Charter or (iii) distributions in which (a) the board advises each stockholder of the risks associated with direct ownership of the property, (b) the board offers each stockholder the election of receiving such in-kind distributions, and (c) in-kind distributions are made only to those stockholders that accept such offer.
No distribution may be made by W. P. Carey if, after giving effect to the distribution, W. P. Carey would not be able to pay its indebtedness as the indebtedness becomes due in the usual course of business or W. P. Carey's total assets would be less than its total liabilities.
Size of Board of Directors

The number of directors is currently 4. The size of the board of directors may be increased or decreased, by a majority of the entire board of directors, but will never be less than 3 nor more than 15.
The number of directors is currently 9. The size of the board of directors may be increased or decreased by a majority of the entire board of directors but shall never be less than the minimum number required by Maryland law nor more than 25.

CPA:17 – Global	W. P. Carey
Independent Directors

A majority of the directors must be independent directors, except (pending a successor's election) for a period of up to 90 days after the death, removal or resignation of an independent director. Independent directors will, among other duties, review at least annually the performance of CPA:17 – Global's advisor and determine that compensation paid to the advisor is reasonable in light of various factors, approve all transactions with the advisor, review CPA:17 – Global's investment policies at least annually to determine that they are in the best interests of stockholders, review CPA:17 – Global's total fees and expenses at least annually or with sufficient frequency to determine that expenses incurred are reasonable, ensure that the annual report is sent to stockholders, make determinations regarding independent appraisals of underlying property in connection with investing in or making any mortgage loan, exercise fiduciary responsibility of limiting operating expenses, and review aggregate borrowings. Dr. Marshall E. Blume, Elizabeth P. Munson and Richard J. Pinola are CPA:17 – Global's independent directors.	Under the terms of the W. P. Carey Bylaws, a majority of the board of directors must be independent, as determined by the board of directors under standards established by the board of directors.
Removal of Directors

Any director, or the entire board, may be removed from office at any time but only by the affirmative vote of at least a majority of the votes entitled to be cast generally in the election of directors at a meeting called for the purpose of removing the director (subject to the rights of holders of one or more classes or series of preferred stock to remove one or more directors), and the notice of that meeting must state that a purpose of the meeting is the proposed removal. Any decrease in the number of directors will not cause the removal of any director prior to the expiration of such director's term of office.
Any director, or the entire board of directors, may be removed from office at any time but only for cause and then only by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors (subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors). Any decrease in the number of directors will not cause the removal of any director prior to the expiration of such director's term of office. "Cause" shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to W. P. Carey through bad faith or active and deliberate dishonesty.

CPA:17 – Global	W. P. Carey
Filling Vacancies

Any and all vacancies on the board may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum (subject to the rights of holders of one or more classes or series of preferred stock to remove one or more directors). Independent directors must nominate replacements for vacancies among the independent directors' positions (provided that if there are no independent directors, the directors will nominate replacements for vacancies among the independent directors). Any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies.
Any vacancy on the board of directors may be filled only by a vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum (subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors). Any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies.
Exculpation and Indemnification of Directors and Officers

The CPA:17 Charter limits the liability of CPA:17 – Global's directors and officers to CPA:17 – Global and its stockholders for money damages and requires CPA:17 – Global to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who (a) is a present or former director or officer of CPA:17 – Global or (b) while a director or officer, and at the request of CPA:17 – Global, serves or has served as a director, officer, partner or trustee of such corporation, REIT, partnership, joint venture, trust, employee benefit plan or other enterprise, in each case who is made (or threatened to be made a party) to the proceeding by reason of his or her service in that capacity, or (ii) CPA:17 – Global's advisor of any of its affiliates acting as an agent of CPA:17 – Global.

The CPA:17 Charter provides that CPA:17 – Global may indemnify a director, its advisor or any affiliate of the advisor for any loss or liability suffered by such indemnitee, or hold harmless a director, its advisor or any affiliate of the advisor for any loss or liability by CPA:17 – Global, only if: (w) the director, advisor or advisor's affiliate has determined, in good faith, that the course of conduct which caused the loss or liability was in the best interests of CPA:17 – Global, (x) the director, advisor or advisor's affiliate was acting on behalf of or performing services for CPA:17 – Global, (y) such liability or loss was not the result of negligence or misconduct (or of gross
The W. P. Carey Charter contains a provision that limits the liability of its directors and officers to W. P. Carey and its stockholders for money damages to the maximum extent permitted by the laws of the State of Maryland. W. P. Carey must indemnify (to the maximum extent permitted by Maryland law), and pay or reimburse reasonable expenses in advance of the final disposition of a proceeding to, any individual who is a present or former director or officer of W. P. Carey or a predecessor of W. P. Carey from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity as a director or officer. W. P. Carey may indemnify, if and to the extent authorized and determined to be appropriate, by the vote of a majority of the board of directors, by the vote of the stockholders by the affirmative vote of at least a majority of all the votes entitled to be cast thereon or by special legal counsel appointed by the board of directors, in accordance with applicable law, any person permitted, but not required to be indemnified under Maryland law, by W. P. Carey or a predecessor of W. P. Carey.

W. P. Carey has adopted an indemnification policy applicable to its officers and directors. The indemnification policy requires, among other things, that W. P. Carey indemnify its (or any predecessor company's) officers and directors, to the fullest extent permitted by Maryland law, against all reasonable costs, charges, and expenses (including attorney's fees), judgments, penalties, fines, and settlements (if such settlement is approved in advance by W. P. Carey) actually and

CPA:17 – Global	W. P. Carey
negligence or willful misconduct, in the case of an independent director), and (z) such agreement to hold harmless is recoverable only out of the net assets of CPA:17 – Global and not from its stockholders. Additionally, CPA:17 – Global may not provide indemnification for any loss, liability or expense arising from or out of an alleged violation of federal or state securities laws by a directors, its advisor or any affiliate of its advisor unless: (i) there has been a successful adjudication on the merits of each count involving alleged material securities law violations as to such indemnitee, (2) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to such indemnitee; or (3) a court of competent jurisdiction approves a settlement of the claims against such indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which securities of CPA:17 – Global were offered or sold as to indemnification for violations of securities laws.	reasonably incurred in connection with the defense and/or settlement of any threatened, pending, or completed suit, action, or proceeding, and to advance to such officers and directors all related reasonable costs, charges and expenses (including attorney's fees) incurred by them in connection therewith, subject to reimbursement if it is subsequently determined that indemnification is not permitted. W. P. Carey must also advance all reasonable costs, charges and expenses incurred by its officers and directors seeking to enforce their rights to advancement under the indemnification policy and may cover officers and directors under its directors and officers liability insurance. Although the indemnification policy offers substantially the same scope of coverage afforded by provisions in W. P. Carey's charter and bylaws, it provides greater assurance to officers and directors that indemnification will be available, because it cannot be modified unilaterally in the future by its board of directors or by the stockholders to eliminate the rights that it provides with respect to existing facts.

The CPA:17 Charter provides that a director, its advisor or any affiliate of the advisor may be advanced expenses, in advance of final disposition of a proceeding as a result of any legal action for which indemnification is being sought, only if: (A) the proceeding relates to acts or omissions with respect to the performance of duties or services on behalf of CPA:17 – Global, (B) the director, advisor or advisor's affiliate provides CPA:17 – Global with written affirmation of a good faith belief of having met the standard of conduct necessary for indemnification, (C) the legal proceeding is initiated by a third party who is not a stockholder or, if by a stockholder acting in such capacity, a court of competent jurisdiction approves such advancement, and (D) the director, advisor or advisor's affiliate provides a written undertaking to repay the advanced funds to CPA:17 – Global, together with the applicable legal rate of interest, if ultimately determined that the director, advisor or advisor's affiliate did not comply with the requisite standard of conduct and is not entitled to indemnification.

CPA:17 – Global	W. P. Carey
CPA:17 – Global has entered into indemnification agreements with each independent director. Pursuant to the agreements and subject to the foregoing limitations in the CPA:17 Charter, the independent directors are indemnified against all judgments, penalties, fines and amounts paid in settlement and all expenses actually and reasonably incurred unless it is established by clear and convincing evidence that (i) the act or omission of the independent director was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; (ii) the independent director actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the independent director had reasonable cause to believe that the act or omission was unlawful.
Inspection of Books and Records; Reports to Stockholders

In accordance with Section 2-512 of the MGCL and the CPA:17 Charter, the CPA:17 Bylaws, the minutes of the proceedings of stockholders, the annual statement of affairs and any voting trust agreements deposited with the company are open to inspection by stockholders at CPA:17 – Global's offices during reasonable business hours. Under Section 2-512 of the MGCL and the CPA:17 Charter, any stockholder may also present to any officer or resident agent of CPA:17 – Global a written request for a statement showing all stock and securities issued by CPA:17 – Global during a specified period of not more than 12 months before the date of the request.

In addition, an alphabetical stockholder list (with the stockholders' names, addresses, telephone numbers and numbers of shares held) will be available for inspection upon request only if the stockholder represents to CPA:17 – Global that the list will not be used to pursue commercial interests of the stockholder unrelated to the stockholder's interest in CPA:17 – Global.
In accordance with Section 2-512 of the MGCL, the W. P. Carey Bylaws, the minutes of the proceedings of stockholders, the annual statement of affairs and any voting trust agreements deposited with the company are open to inspection by stockholders at W. P. Carey's offices during reasonable business hours. Section 2-512 of the MGCL also permits any stockholder to present to any officer or resident agent of W. P. Carey a written request for a statement showing all stock and securities issued by W. P. Carey during a specified period of not more than 12 months before the date of the request.

In addition, stockholders of record for at least 6 months of at least 5% of the outstanding stock of any class of W. P. Carey have the right to inspect W. P. Carey's accounting books and records and its stock ledger, as permitted by the laws of the State of Maryland, subject to and in accordance with Section 2-513 of the MGCL.

CPA:17 – Global	W. P. Carey
The CPA:17 Charter requires the directors (including the independent directors) to take reasonable steps to ensure that CPA:17 – Global causes to be prepared and mailed or delivered to each stockholder within 120 days after the end of the fiscal year to which it relates an annual report including: (i) financial statements prepared in accordance with GAAP which are audited and reported on by independent certified public accountants; (ii) the ratio of the costs of raising capital during the period to the capital raised; (iii) the aggregate amount of advisory fees and the aggregate amount of other fees paid to CPA:17 – Global's advisor and any affiliate of the advisor, including fees or charges paid to the advisor and any affiliate of the advisor by third parties doing business with CPA:17 – Global; (iv) the operating expenses of CPA:17 – Global, stated as a percentage of average invested assets and as a percentage of net income; (v) a report from the independent directors that the policies being followed by CPA:17 – Global are in the best interests of the CPA:17 Stockholders and the basis for such determination; and (vi) separately stated, full disclosure of all material terms, factors and circumstances surrounding any and all transactions involving CPA:17 – Global, its directors, its advisors, its sponsors and any affiliate thereof occurring in the year for which the annual report is made.
Charter Amendments

Any amendment to the CPA:17 Charter will be valid only if declared advisable by the board and approved by the affirmative vote of the CPA:17 Stockholders entitled to cast at least a majority of all votes entitled to be cast on the matter (except for those amendments to the CPA:17 Charter permitted to be made without stockholder approval under Maryland law or by specific provision in the CPA:17 Charter), including without limitation (1) any amendment which would adversely affect the rights, preferences and privileges of the stockholders and (2) any amendment to Sections 7.2 (required experience of directors), 7.5 (fiduciary duties of directors and the advisor) and 7.11 (removal of directors) of Article VII, Article IX (investment objectives and limitations), Article X (conflicts of interest), Article XII (liability limitation and indemnification), Article XIV (roll-up transactions) and Article XIII (amendments), or any other amendment of the CPA:17 Charter that would have the effect of amending such sections.
Any amendment to the W. P. Carey Charter will be valid only if declared advisable by the board of directors of W. P. Carey and is approved by the affirmative vote of the W. P. Carey Stockholders holding of at least a majority of all the votes entitled to be cast on the matter, except for (i) amendments to the W. P. Carey Charter relating to the removal of directors, restrictions on transfer and ownership of shares or the vote required to amend such provisions of the W. P. Carey Charter, which amendments require the affirmative vote of the W. P. Carey Stockholders holding of at least two-thirds of all the votes entitled to be cast on the matter, or (ii) those amendments to the W. P. Carey Charter permitted to be made without stockholder approval under Maryland law or by specific provision in the W. P. Carey Charter.

CPA:17 – Global	W. P. Carey
See the comparative section above entitled "Authorized Stock" for certain specific powers of the board to amend the CPA:17 Charter.	Under the terms of the W. P. Carey Charter, the board of directors additionally has the power to (i) amend the charter from time to time without stockholder approval so as to increase or decrease the aggregate number of authorized shares of stock or the number of authorized shares of stock of any class or series, (ii) designate and issue one or more classes or series of common stock or preferred stock, with whatever powers, preferences and rights as the board may desire, and (iii) classify or reclassify any unissued shares of our common stock or preferred stock into other classes or series of stock.
Amendments to Bylaws
The board has the power to adopt, alter or repeal any provision of the CPA:17 Bylaws and to make new bylaws.
The board of directors has the power to adopt, amend, alter or repeal any provision of the W. P. Carey Bylaws and to make new bylaws. In addition, the W. P. Carey Stockholders, by the approval of at least a majority of all votes entitled to be cast on the matter, may alter or repeal any provision of the W. P. Carey Bylaws or adopt new provisions of the W. P. Carey Bylaws.
Limits on Ownership and Transfer of Shares

The CPA:17 – Global Charter, subject to certain exceptions, authorizes the board of directors to take such actions as are necessary and desirable to limit any person to beneficial or constructive ownership of no more than 9.8% in value of the aggregate outstanding shares of CPA:17 – Global stock excluding any outstanding shares of CPA:17 – Global stock not treated as outstanding for federal income tax purposes, and no more than 9.8% in value or in number of shares, whichever is more restrictive, of the aggregate outstanding shares of CPA:17 Common Stock, excluding any outstanding shares of CPA:17 Common Stock not treated as outstanding for federal income tax purposes.

Under the CPA:17 – Global Charter, no individual, corporation, partnership, limited liability company, estate, or trust, other than an "excepted holder" (defined as a stockholder whom the board of directors in its sole discretion exempts, prospectively or retroactively, from the following ownership limits), may beneficially own or constructively own shares: (i) in excess of 9.8% in value of the aggregate outstanding shares of the company's stock excluding any outstanding shares of CPA:17 – Global stock not treated as outstanding for federal income tax purposes, or in excess of 9.8% in value or in number of shares, whichever is more restrictive, of the aggregate
The W. P. Carey Charter, subject to certain exceptions, authorizes the board of directors to take such actions as are necessary and desirable to limit any person to beneficial or constructive ownership of no more than 9.8% in value or in number of shares, whichever is more restrictive, of the aggregate outstanding shares of W. P. Carey stock excluding any outstanding shares of W. P. Carey stock not treated as outstanding for federal income tax purposes, and no more than 9.8% in value or in number of shares, whichever is more restrictive, of the aggregate outstanding shares of W. P. Carey Common Stock, excluding any outstanding shares of W. P. Carey Common Stock not treated as outstanding for federal income tax purposes.

Under the W. P. Carey Charter, no individual, corporation, partnership, limited liability company, estate, or trust, other than an "excepted holder" (defined as a stockholder whom the board of directors in its sole discretion exempts, prospectively or retroactively, from the following ownership limits), may beneficially own or constructively own shares: (i) in excess of 9.8% in value or in number of shares, whichever is more restrictive, of the aggregate outstanding shares of the company's stock excluding any outstanding shares of W. P. Carey stock not treated as outstanding for federal income tax purposes, or

CPA:17 – Global	W. P. Carey
outstanding shares of CPA:17 Common Stock excluding any outstanding shares of CPA:17 Common Stock not treated as outstanding for federal income tax purposes; (ii) in the case of an excepted holder, in excess of the aggregate ownership for such stockholder approved by the board; (iii) to the extent that such ownership would result in W. P. Carey being "closely held" or otherwise failing to qualify as a REIT; or (iv) to the extent that such ownership would cause CPA:17 – Global stock to be beneficially owned by fewer than 100 persons. Any transfer of shares of CPA:17 – Global stock that, if effective, would result in the CPA:17 – Global stock being beneficially owned by fewer than 100 persons will be null and void and the intended transferee will acquire no rights in such shares. Shares of CPA:17 – Global stock owned or transferred in violation of any of the other restrictions described above will automatically be transferred to a charitable trust for the benefit of a charitable beneficiary. If this transfer is not effective for any reason, then the transfer shall be null and void and the intended transferee shall acquire no rights in such shares.	in excess of 9.8% in value or in number of shares, whichever is more restrictive, of the aggregate outstanding shares of W. P. Carey Common Stock excluding any outstanding shares of W. P. Carey Common Stock not treated as outstanding for federal income tax purposes; (ii) in the case of an excepted holder, in excess of the aggregate ownership for such stockholder approved by the board; (iii) to the extent that such ownership would result in W. P. Carey being "closely held"; (iv) to the extent that such ownership would cause W. P. Carey stock to be beneficially owned by fewer than 100 persons; (v) to the extent such ownership would cause W. P. Carey to constructively own 10% or more of the ownership interests in a tenant of W. P. Carey's real property; (vi) to the extent that such ownership would cause any independent contractor of W. P. Carey to not be treated as such; or (vii) to the extent such ownership would otherwise cause W. P. Carey to fail to qualify as a REIT. The shares owned or transferred in violation of the foregoing restrictions will automatically be transferred to a charitable trust for the benefit of a charitable beneficiary. If this transfer is not effective for any reason, then the transfer shall be null and void and the intended transferee shall acquire no rights in such shares.
Maryland Business Combination Act
CPA:17 – Global has not opted out of the business combination provisions of the MGCL.
Pursuant to the statute, the board of directors of W. P. Carey, by resolution, has exempted any business combinations between W. P. Carey and any person who is an existing, or becomes in the future an, "interested stockholder." Consequently, the five-year prohibition and the supermajority vote requirements will not apply to business combinations between W. P. Carey and any such person. Additionally, this resolution may be altered, revoked or repealed in whole or in part at any time and W. P. Carey may opt back into the business combination provisions of the MGCL.
Maryland Control Share Acquisition Act

The CPA:17 – Global Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of CPA:17 – Global stock and, consequently, the control share acquisition statute will not apply to CPA:17 – Global unless the board of directors of CPA:17 – Global later amends the CPA:17 – Global Bylaws to modify or eliminate this provision, which it may do without CPA:17 – Global Stockholder approval, and which it may make effective prospectively or retrospectively.
The W. P. Carey Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of W. P. Carey stock and, consequently, the control share acquisition statute will not apply to W. P. Carey unless the board of directors of W. P. Carey later amends the W. P. Carey Bylaws to modify or eliminate this provision, which it may do without W. P. Carey Stockholder approval, and which it may make effective prospectively or retrospectively.

CPA:17 – Global	W. P. Carey
Maryland Unsolicited Takeover Act

The board has not opted out of any provision of the Maryland Unsolicited Takeover Act. Consequently, and notwithstanding any contrary provision in the CPA:17 Charter or CPA:17 Bylaws, the board could unilaterally divide itself into classes without CPA:17 Stockholder approval.
The board of directors of W. P. Carey resolved to opt out of the provision of the Maryland Unsolicited Takeover Act that, absent such resolution, would have permitted the board of directors of W. P. Carey to unilaterally divide itself into classes without W. P. Carey Stockholder approval (commonly referred to as a "classified board"). By opting out of this provision the board of directors of W. P. Carey cannot elect to become a classified board in the future without approval of the W. P. Carey Stockholders.
Restrictions on Roll-Up Transactions

In connection with a transaction involving the acquisition, merger, conversion or consolidation, directly or indirectly, of CPA:17 – Global and the issuance of securities of an entity that would be created or would survive after the successful completion of the transaction, but not including a transaction involving CPA:17 – Global securities that have been listed on a national securities exchange or included for quotation on NASDAQ National Market System for at least 12 months or a transaction involving the conversion to corporate, trust or association form of only CPA:17 – Global if, as a consequence of the transaction there will be no significant adverse change in stockholder voting rights, the term of CPA:17 – Global's existence, compensation to W. P. Carey or CPA:17 – Global's investment objectives, the person sponsoring the Roll-Up Transaction must offer to stockholders who vote "no" on the proposal the choice of: (i) accepting the securities of a Roll-Up Entity offered in the proposed Roll-Up Transaction; or (ii) one of the following: (a) remaining as stockholders of CPA:17 – Global and preserving their interests therein on the same terms and conditions as existed previously; or (b) receiving cash in an amount equal to the stockholder's pro rata share of the appraised value of CPA:17 – Global's net assets.	The W. P. Carey Charter does not include any restrictions on Roll-Up Transactions.

CPA:17 – Global	W. P. Carey
In addition, CPA:17 – Global is prohibited from participating in any proposed Roll-Up Transaction: (1) that would result in the stockholders having voting rights in a Roll-Up Entity that are less than those provided in the CPA:17 Charter, including rights with respect to the election and removal of directors, annual reports, annual and special meetings, amendment of the CPA:17 Charter and dissolution; (2) that includes provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the Roll-Up Entity (except to the minimum extent necessary to preserve the tax status of the Roll-Up Entity), or which would limit the ability of an investor to exercise the voting rights of its securities of the Roll-Up Entity on the basis of the number of shares held by that investor; (3) in which investors' rights to access of records of the Roll-Up Entity will be less than those described above under "– Inspection of Books and Records; Reports to Stockholders"; or (4) in which any of the costs of the Roll-Up Transaction would be borne by CPA:17 – Global if the Roll-Up Transaction is rejected by the CPA:17 Stockholders.
Appraisal Rights

CPA:17 Stockholders are not entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the board of directors of CPA:17 – Global, upon the affirmative vote of a majority of the board, determines that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.
W. P. Carey Stockholders are not entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the board of directors of W. P. Carey, upon the affirmative vote of a majority of the board of directors, determines that such rights apply, with respect to all or any classes or series of W. P. Carey stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of the material federal income tax considerations of the Merger and holding W. P. Carey Common Stock. The law firm of DLA Piper LLP (US) has acted as counsel and reviewed this summary. For purposes of this section under the heading "Material Federal Income Tax Considerations," references to "we," "our" and "us" mean only W. P. Carey and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Code, the regulations promulgated by the U.S. Department of Treasury, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and do not currently expect to seek an advance ruling from the IRS regarding any matter discussed in this prospectus. This summary is also based upon the assumption that we will operate W. P. Carey and its subsidiaries and affiliated entities in accordance with their applicable organizational documents. This summary is for general information only and does not purport to discuss all aspects of federal income taxation that may be important to a particular investor in light of its investment or tax circumstances or to investors subject to special tax rules, such as:

  •
  financial institutions;

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  insurance companies;

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  broker-dealers;

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  regulated investment companies;

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  partnerships and trusts;

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  persons subject to the alternative minimum tax;

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  persons who hold our stock on behalf of other persons as nominees;

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  persons who receive our stock through the exercise of employee stock options (if we ever have employees) or otherwise as compensation;

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  persons holding our stock as part of a "straddle," "hedge," "conversion transaction," "constructive ownership transaction," "synthetic security" or other integrated investment;

  •
  "S" corporations; and, except to the extent discussed below:

  •
  tax-exempt organizations; and

  •
  foreign investors.

        This summary assumes that investors will hold their shares of W. P. Carey Common Stock as a capital asset, which generally means as property held for investment.

        The federal income tax treatment of the Merger and holding of W. P. Carey Common Stock depends in some instances on determinations of fact and interpretations of complex provisions of federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular stockholder of the Merger and holding our common stock will depend on the stockholder's particular tax circumstances. You are urged to consult your tax advisor regarding the federal, state, and local and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of the Merger and of acquiring, holding, exchanging, or otherwise disposing of our common stock.

The Merger

        At the closing of the Merger, Clifford Chance US LLP, tax counsel to CPA:17 – Global and DLA Piper LLP (US), tax counsel to W. P. Carey, will each deliver an opinion substantially to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a)(1) of the Code. In accordance with this treatment, no gain or loss will be recognized by W. P. Carey, CPA:17 – Global or their stockholders as a result of the Merger except to the extent of cash received as consideration in the Merger. In addition, at the closing of the Merger, Clifford Chance US LLP will deliver an opinion that commencing with its taxable year ended December 31, 2015 through the closing of the Merger, CPA:17 – Global has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code. For purposes of such opinion, which will be in a form customary for transactions of this nature, Clifford Chance US LLP may rely on customary assumptions and representations of CPA:17 – Global reasonably acceptable to W. P. Carey.

        It must be emphasized that the opinions of Clifford Chance US LLP and DLA Piper LLP (US) will be based on various assumptions relating to the organization and operation of CPA:17 – Global, W. P. Carey and Merger Sub, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described in this joint proxy statement / prospectus are completed in a timely fashion and that CPA:17 – Global, W. P. Carey and Merger Sub, have at all times operated in accordance with the method of operation described in their organizational documents and this prospectus. Additionally, the opinion of Clifford Chance US LLP regarding the REIT qualification of CPA:17 – Global will be conditioned upon factual representations and covenants made by the management of CPA:17 – Global and affiliated entities regarding the organization, assets, conduct of business operations of CPA:17 – Global and other items regarding CPA:17 – Global's ability to have met the various requirements for qualification as a REIT, and assumes that such representations and covenants are accurate and complete and that CPA:17 – Global has taken no action inconsistent with its qualification as a REIT. While CPA:17 – Global believes that it is organized and has operated so that it has qualified as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in circumstances or applicable law, no assurance can be given by Clifford Chance US LLP or CPA:17 – Global that it has so qualified for any particular year. Clifford Chance US LLP will have no obligation to advise CPA:17 – Global or the holders of CPA:17 Common Stock of any subsequent change in the matters stated, represented or assumed or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, that no ruling has been or will be sought from the IRS on the tax consequences of the Merger or the REIT qualification of CPA:17 – Global, and no assurance can be given that the IRS will not take, or that a court will not sustain, a position contrary to any of the federal income tax consequences set forth below.

        Based on the foregoing opinions of counsel as to the tax treatment of the Merger, the material federal income tax consequences to CPA:17 Stockholders will be as follows:

  •
  except as discussed below under "Cash Received Instead of a Fractional Share of W. P. Carey Common Stock," no gain or loss will be recognized by CPA:17 Stockholders on the exchange of CPA:17 Common Stock for W. P. Carey Common Stock pursuant to the Merger;

  •
  the aggregate basis of the W. P. Carey Common Stock received by a CPA:17 Stockholder in the Merger (including fractional shares of W. P. Carey Common Stock deemed received and exchanged for cash as described below) will be the same as the aggregate basis of the CPA:17 Common Stock for which it is exchanged; and

  •
  the holding period of W. P. Carey Common Stock received in exchange for shares of CPA:17 Common Stock (including fractional shares of W. P. Carey Common Stock deemed received and exchanged for cash as described below) will include the holding period of the CPA:17 Common Stock for which it is exchanged.

        If a CPA:17 Stockholder acquired different blocks of CPA:17 Common Stock at different times or at different prices, such U.S. holder's holding period and basis will be determined separately with respect to each block of CPA:17 Common Stock.

        Cash Received In Lieu of Fractional Shares of W. P. Carey Common Stock.    A CPA:17 Stockholder who receives cash in lieu of a fractional share of W. P. Carey Common Stock in the Merger will be treated as having received the fractional share pursuant to the Merger and then as having exchanged the fractional share for cash. As a result, such holder of CPA: 17 Common Stock will generally recognize gain or loss equal to the difference between the amount of cash received and the basis in such holder's fractional share interest as set forth above. Any such gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the Merger, the CPA:17 Stockholder's holding period for the relevant shares is greater than one year. For CPA:17 Stockholders that are non-corporate holders, long-term capital gain generally will be taxed at a federal income tax rate that is lower than the rate for ordinary income or for short-term capital gains. The deductibility of capital losses is subject to limitations.

        If cash in lieu of fractional shares is paid to a CPA:17 Stockholder that is a "non-U.S. holder" as defined below under "– Taxation of Non-U.S. Holders", W. P. Carey will withhold from such payment a 15% U.S. FIRPTA withholding tax unless the non-U.S. holder is able to establish that the payment is exempt from, or otherwise not subject to, such withholding. The non-U.S. holder may seek a refund from the IRS of amounts withheld if it files a proper return establishing that the amount withheld exceeds the amount of U.S. income tax imposed on the transaction.

        As a result of the Merger, CPA:17 – Global will be required to comply with certain reporting requirements in the U.S. Department of Treasury Regulations, which will require reporting certain facts regarding the Merger.

Taxation of W. P. Carey

        We elected to be taxed as a REIT commencing with our taxable year ended December 31, 2012. We believe that we have been organized and operated in such a manner as to qualify for taxation as a REIT.

        The law firm of DLA Piper LLP (US) is acting as our tax counsel in connection with this offering. At the closing of the Merger and in connection with this offering, DLA Piper LLP (US) will render an opinion that, commencing with our taxable year ended December 31, 2015, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our current and proposed method of operation as described in the Joint Proxy Statement/Prospectus and Form S-4 will enable us to meet the requirements for qualification and taxation as a REIT. It must be emphasized that the opinion of DLA Piper LLP (US) will be based on various assumptions relating to our organization and operation and conditioned upon fact-based representations and covenants made by our management regarding our organization, assets, and income, and the future conduct of our business operations. While we believe that we have been organized and operated and intend to continue to operate so that we qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by DLA Piper LLP (US) or by us that we will qualify as a REIT for any particular year. The opinion of DLA Piper LLP (US) will be expressed as of the date issued. DLA Piper LLP (US) has no obligation to advise us or the W. P. Carey Stockholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

        Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of stock and asset ownership, various qualification requirements imposed upon REITs by the Code, the compliance with which will not be reviewed by DLA Piper LLP (US). Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

        As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under "– Requirements for REIT Qualification – General." While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See "– Failure to Qualify" for any potential tax consequences if we fail to qualify as a REIT.

        Provided that we qualify as a REIT, generally we will be entitled to a deduction for dividends that we pay and will not be subject to U.S. federal corporate income tax on our taxable income that is currently distributed to the W. P. Carey Stockholders. This treatment substantially eliminates the "double taxation" at the corporate and stockholder levels that generally results from investment in a corporation. In general, the income that we generate and distribute currently is taxed only at the stockholder level upon a distribution of dividends to the W. P. Carey Stockholders.

        Most domestic stockholders that are individuals, trusts or estates are taxed on corporate dividends at preferential rates. With limited exceptions, however, dividends from us or from other entities that are taxed as REITs are generally not eligible for the preferential rates and will be taxed at rates applicable to ordinary income (subject to the applicability of certain deductions as discussed in "Taxation of Taxable Domestic Stockholders – Distributions"). See "Taxation of Stockholders – Taxation of Taxable Domestic Stockholders – Distributions."

        Net operating losses, foreign tax credits and other tax attributes of REITs generally do not pass through to the W. P. Carey Stockholders. See "Taxation of Stockholders."

        If we qualify as a REIT, we will nonetheless be subject to U.S. federal tax in the following circumstances:

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  We will be taxed at regular corporate rates on any undistributed "real estate investment trust taxable income," including undistributed net capital gains.

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  We may be subject to the "alternative minimum tax" on our items of tax preference under some circumstances for taxable years ending prior to January 1, 2018.

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  If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See " – Prohibited Transactions" below.

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  If we have (1) net income from the sale or other disposition of "foreclosure property" held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, we will be required to pay tax at the highest corporate rate on this income. To the extent that income from foreclosure property is otherwise qualifying income for purposes of the 75% gross income test, this tax is not applicable. Subject to certain other requirements, foreclosure property generally is defined as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property. See "– Foreclosure Property" below.

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  We may elect to retain and pay income tax on our net capital gain. In that case, a stockholder would include its proportionate share of our undistributed net capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit or refund for its proportionate share of the tax deemed to have been paid and an adjustment would be made to increase the basis of the stockholder's basis in our stock.

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  If we should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be required to pay a tax equal to (1) the greater of (A) the amount by which we fail to satisfy the 75% gross income test and (B) the amount by which we fail to satisfy the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability.

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  If we should fail to satisfy the asset tests (other than certain de minimis failures) or other requirements applicable to REITs, as described below, and yet maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to an excise tax. In that case, the amount of the excise tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 21%) if that amount exceeds $50,000 per failure.

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  If we should fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, we would be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of (i) the amounts that we actually distributed and (ii) the amounts we retained and upon which we paid income tax at the corporate level.

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  We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT's stockholders, as described below in "– Requirements for Qualification – General."

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  If we fail to comply with the requirement to send annual letters to the W. P. Carey Stockholders requesting information regarding the actual ownership of our stock, and the failure is not due to reasonable cause or due to willful neglect, we will be subject to a $25,000 penalty, or if the failure is intentional, a $50,000 penalty.

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  A 100% tax may be imposed on transactions between us and a "taxable REIT subsidiary" ("TRS") (as described below) that do not reflect arms-length terms.

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  If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such built-in gain (determined as of the date on which we acquired the assets) at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the five-year period following their acquisition from the subchapter C corporation. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to recognize gain with respect to the disposition of the assets under the applicable U.S. Department of Treasury Regulations on its tax

    return for the year in which we acquire the asset from the C corporation. The IRS recently issued final U.S. Department of Treasury Regulations that exclude from the application of this built-in gains tax any gain from the sale of property we acquired in an exchange under Section 1031 (a like kind exchange) or 1033 (an involuntary conversion) of the Code.

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  Our subsidiaries that are C corporations, including our TRS, generally will be required to pay federal corporate income tax on their earnings.

        In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, franchise, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for REIT Qualification – General

        The Code defines a REIT as a corporation, trust or association:

  (1)
  that is managed by one or more trustees or directors;

  (2)
  the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

  (3)
  that would be taxable as a domestic corporation but for Sections 856-860 of the Code;

  (4)
  that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

  (5)
  the beneficial ownership of which is held by 100 or more persons;

  (6)
  in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, actually or constructively, by five or fewer "individuals" (including certain specified tax-exempt entities); and

  (7)
  which meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions.

        The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation's initial tax year as a REIT. For purposes of condition (6), the term "individual" includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but generally does not include a qualified pension plan or profit sharing trust.

        We believe that we have been organized, have operated and have issued sufficient shares of capital stock with sufficient diversity of ownership to allow us to satisfy conditions (1) through (7) inclusive, during the relevant time periods. In addition, the W. P. Carey Charter provides restrictions regarding the ownership and transfers of our shares, which are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next two sentences, our qualification as a REIT will terminate. If, however, we comply with the rules contained in applicable U.S. Department of Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. Moreover, if our failure to satisfy the share ownership requirements is due to reasonable cause and not willful neglect, we may retain our REIT qualification but will be required to pay a penalty of $50,000 for each such failure. See "– Failure to Qualify."

        To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by U.S. Department of Treasury Regulations to submit a statement with your tax return disclosing your actual ownership of our shares and other information.

        In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We have adopted December 31 as our year-end, and thereby have satisfied and will continue to satisfy this requirement.

        The Code provides relief from violations of certain of the REIT requirements, in cases where a violation is due to reasonable cause and not to willful neglect, and other requirements are met, including, in certain cases, the payment of a penalty tax that is based upon the magnitude of the violation. See "– Income Tests" and "– Asset Tests" below. If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, if such relief provisions are available, the amount of any resultant penalty tax could be substantial.

Subsidiary Entities

Ownership of partnership interests

        If we are a partner in an entity that is treated as a partnership for U.S. federal income tax purposes (references herein to "partnership" include limited liability companies that are classified as partnerships for U.S. federal income tax purposes), U.S. Department of Treasury Regulations provide that we are deemed to own our proportionate share of the partnership's assets based on our interest in partnership capital (subject to special rules relating to the 10% asset test described below), and to earn our proportionate share of the partnership's income, for purposes of the asset and gross income tests applicable to REITs. In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and items of income of any of our subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements. If we become a limited partner (or non-managing member) in any partnership or limited liability company taxed as a partnership and such entity takes or expects to take actions that could jeopardize our qualification as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company taxed as a partnership could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

        As of the taxable year beginning January 1, 2018, the Bipartisan Budget Act of 2015 changed the rules applicable to federal income tax audits of partnerships. Under the new rules, among other changes and subject to certain exceptions, any audit adjustment to items of income, gain, loss, deduction, or credit of a partnership (and any partner's distributive share thereof) is determined, and taxes, interest, or penalties attributable thereto are assessed and collected, at the partnership level. Under these new rules, it is possible that a partnership in which we own an interest will be required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we could be required to bear the economic burden of those taxes, interest, and penalties even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment.

Disregarded subsidiaries

        If we own a corporate subsidiary that is a "qualified REIT subsidiary" (a "QRS"), that subsidiary is generally disregarded for U.S. federal income tax purposes, and all of the subsidiary's assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A QRS is any corporation, other than a TRS, that is directly or indirectly wholly owned by a REIT. A QRS is not required to pay federal income tax, and our ownership of the stock of a QRS does not violate the restrictions on ownership of securities, as described below under "– Asset Tests." Other entities that are wholly owned by us, including single member limited liability companies that have not elected to be taxed as corporations for federal income tax purposes, are also generally disregarded as separate entities for federal income tax purposes, including for purposes of the REIT gross income and asset tests. Disregarded subsidiaries, along with any partnerships in which the W. P. Carey may hold an equity interest, are sometimes referred to in this prospectus as "pass-through subsidiaries."

        We currently hold substantially all of our real estate assets through a series of pass-through subsidiaries, primarily through limited liability companies that we believe will be treated as disregarded entities for federal income tax purposes. In the future, we may hold investments through entities treated as partnerships for federal income tax purposes.

        In the event that a disregarded subsidiary of ours ceases to be wholly owned – for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours – the subsidiary's separate existence would no longer be disregarded for federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See " – Asset Tests" and " – Income Tests."

Foreign Assets and Subsidiaries

        With respect to any foreign properties, we have maintained, and will continue to maintain, appropriate books and records for our foreign properties in local currencies. Accordingly, for federal income tax purposes, including the 75% and 95% gross income tests summarized herein, our income, gains and losses from our foreign operations that are not held in TRSs will generally be calculated first in the applicable local currency, and then translated into United States dollars at appropriate exchange rates. On the periodic repatriation of monies from such foreign operations to the United States, we will be required to recognize foreign exchange gains or losses; however, any foreign exchange gains we recognize from repatriation are expected to constitute "real estate foreign exchange gains" under Section 856(n)(2) of the Code, and will thus be excluded from the 75% and 95% gross income tests summarized below.

        In addition, we own interests in entities that are both TRSs and "controlled foreign corporations" for federal income tax purposes, and we are deemed to receive our allocable share of certain income, referred to as Subpart F Income, earned by such controlled foreign corporations whether or not that income is actually distributed to us. Numerous exceptions apply in determining whether an item of income is Subpart F Income, including exceptions for rent received from an unrelated person and derived in the active conduct of a trade or business. Rents from real property are generally treated as earned in an active trade or business if the landlord/licensor regularly performs active and substantial management and operational functions with respect to the property while it is leased, but only if such activities are performed through the landlord/licensor's own officers or staff of employees. We believe our controlled foreign corporations generally do not satisfy this active rental exception however, and as a result we may recognize material amounts of Subpart F Income. Based on advice of counsel, we believe that that the types of Subpart F Income most likely to be recognized by us qualify under the 95% gross income test. However, we do not believe our Subpart F income qualifies under the 75% gross income test.

Changes with Respect to our Non-U.S. Subsidiaries

        The Tax Cuts and Jobs Act makes significant changes to the taxation of international businesses, which may affect us and how we are taxed on income earned by our non-U.S. subsidiaries. These changes may cause us to recognize additional income for federal income tax purposes. In some cases it is not currently clear whether such income will be qualifying income for purposes of the gross income tests applicable to REITs. Consequently, the recognition of such income could affect W. P. Carey's ability to qualify as a REIT and may require certain of our non-U.S. subsidiaries to be restructured in order to maintain W. P. Carey's REIT qualification.

REIT subsidiaries

        Some of our subsidiaries may also be taxable as REITs. Provided such entities qualify as REITs under the Code, our equity in such entities will be a qualifying REIT asset under the quarterly REIT asset tests described below, and any dividends and/or gain on disposition of such equity will be qualifying REIT gross income under both the 75% and 95% gross income tests discussed below.

Taxable REIT subsidiaries

        We will jointly elect with certain of our U.S. and non-U.S. subsidiary corporations, whether or not wholly owned, to treat such subsidiary corporations as TRSs. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation is not ignored for federal income tax purposes. Accordingly, a TRS or other taxable corporation generally would be subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to the W. P. Carey Stockholders.

        We are not generally treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary to us is an asset in our hands, and we treat the distributions paid to us from such taxable subsidiary, if any, as income, gain, or return of capital, as applicable. This treatment can affect our income and asset test calculations, as described below. Because we do not generally include the assets and income of TRSs or other taxable subsidiary corporations in determining our compliance with the REIT requirements, we will use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to conduct activities that give rise to certain categories of income such as management fees or activities that would be treated in our hands as prohibited transactions.

Income Tests

        In order to qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in "prohibited transactions" and certain hedging and foreign currency transactions, generally must be derived from investments relating to real property or mortgages on real property, including interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), "rents from real property," distributions received from other REITs, and gains from the sale of real estate assets (including REIT shares), as well as specified income from temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging transactions, must be derived from some combination of such income from investments in real property (i.e., generally income that qualifies under the 75% gross income test described above), as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.

        We and our subsidiaries may hold investments in and pay taxes to foreign countries. Taxes that we pay in foreign jurisdictions may not be passed through to, or used by, the W. P. Carey Stockholders as a foreign tax credit or otherwise. Our foreign investments might also generate foreign currency gains and losses. For purposes of either one or both of the 75% and 95% gross income tests, two categories of foreign currency gain may be excluded from gross income: "real estate foreign exchange gain" and "passive foreign exchange gain." Real estate foreign exchange gain is not treated as gross income for purposes of both the 75% and 95% gross income tests. Real estate foreign exchange gain includes gain derived from certain qualified business units of the REIT and foreign currency gain attributable to

        (i) qualifying income under the 75% gross income test, (ii) the acquisition or ownership of obligations secured by mortgages on real property or interests in real property, or (iii) being an obligor on an obligation secured by mortgages on real property or on interests in real property. In addition, passive foreign exchange gain is not treated as gross income for purposes of the 95% gross income test only. Passive foreign exchange gain includes real estate foreign exchange gain and foreign currency gain attributable to (i) qualifying income under the 95% gross income test, (ii) the acquisition or ownership of obligations, or (iii) being the obligor on obligations and that, in the case of (ii) and (iii), does not fall within the scope of the real estate foreign exchange definition. In all cases, we intend that any foreign currency transactions will be structured in a manner that will not jeopardize our qualification as a REIT. No assurance can be given that any foreign currency gains that we recognize directly or through pass-through subsidiaries will not adversely affect our ability to satisfy the REIT qualification requirements.

        Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property, provided that an obligation secured in part by a mortgage on personal property is treated as real property for purposes of the 75% gross income test if the fair market value of the personal property does not exceed 15% of the total of the fair market value of the real and personal property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

        To the extent that the terms of a loan provide for contingent interest that is based on the cash proceeds realized upon the sale of the property securing the loan (a "shared appreciation provision"), income attributable to the participation feature will be treated as gain from sale of the underlying property, which generally will be qualifying income for purposes of both the 75% and 95% gross income tests provided that the real property is not held as inventory or dealer property or primarily for sale to customers in the ordinary course of business. To the extent that we derive interest income from a mortgage loan or income from the rental of real property (discussed below) where all or a portion of the amount of interest or rental income payable is contingent, such income generally will qualify for purposes of the gross income tests only if it is based upon the gross receipts or sales and not on the net income or profits of the borrower or lessee. This limitation does not apply, however, where the borrower or lessee leases substantially all of its interest in the property to tenants or subtenants to the extent that the rental income derived by the borrower or lessee, as the case may be, would qualify as rents from real property had we earned the income directly.

        Rents received by us will qualify as "rents from real property" in satisfying the gross income requirements described above only if several conditions are met. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the rent that is attributable to the personal property will not qualify as "rents from real property" unless it constitutes 15% or less of the total rent received under the lease. In addition, the amount of rent generally must not be based in whole or in part on the income or profits of any person. Amounts received as rent, however, generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of gross receipts or sales. Moreover, for rents received to qualify as "rents from real property," we generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an "independent contractor" from which we derive no revenue and that meets certain other requirements or through a TRS. We are permitted, however, to perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and which are not otherwise considered rendered to the occupant of the property. In addition, we may directly or indirectly provide noncustomary services to tenants of our properties without disqualifying all of the rent from the property if the income from such services does not exceed 1% of the total gross income from the property. For purposes of this test, we are deemed to have received income from such non-customary services in an amount at least 150% of the direct cost of providing the services. Moreover, we are generally permitted to provide services to tenants or others through a TRS without disqualifying the rental income received from tenants for purposes of the income tests. Also, rental income will qualify as rents from real property only to the extent that we do not directly or constructively hold a 10% or greater interest, as measured by vote or value, in the lessee's equity.

        We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or QRSs. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such dividends will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends that we receive from a REIT, however, will be qualifying income for purposes of both the 95% and 75% gross income tests.

        If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Code. These relief provisions will be generally available if (1) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (2) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with U.S. Department of Treasury Regulations. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. As discussed above under " – Taxation of REITs in General," even where these relief provisions apply, the Code imposes a tax based upon the amount by which we fail to satisfy the particular gross income test.

Asset Tests

        At the close of each calendar quarter, we must also satisfy certain tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of "real estate assets," cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property and interests in mortgages on real property or interest in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, for taxable years after December 31, 2015, debt instruments issued by REITs which are required to file annual and periodic reports with the SEC under the Exchange Act ("publicly offered REITs") subject to certain limitations, and some kinds of mortgage-backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below.

        Second, the value of any one issuer's "securities" (defined to exclude "real estate assets") that we own (other than a TRS or QRS) may not exceed 5% of the value of our total assets.

        Third, we may not own more than 10% of any one issuer's outstanding securities, as measured by either voting power or value. The 10% asset tests do not apply to securities of TRSs and QRSs and the 10% asset test by value does not apply to "straight debt" having specified characteristics and to certain other securities described below. Solely for purposes of the 10% asset test by value, the determination of our interest in the assets of a partnership in which we own an interest will be based on our proportionate interest in any securities issued by the partnership, excluding for this purpose certain securities described in the Code, as well as our equity interest in the partnership, if any.

        Fourth, the aggregate value of all securities of TRSs that we hold may not exceed 20% of the value of our total assets (25% for taxable years ending before January 1, 2018). Fifth, not more than 25% of the value of our total assets is represented by securities (other than those securities includable as "real estate assets.") Sixth, for taxable years after December 31, 2015, not more than 25% of the value of our total assets is represented by nonqualified publicly offered REIT debt instruments.

        Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT may not so qualify (such debt, however, will not be treated as a "security" for purposes of the 10% asset test by value, as explained below).

        Certain relief provisions are available to REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if (i) the REIT provides the IRS with a description of each asset causing the failure, (ii) the failure is due to reasonable cause and not willful neglect, (iii) the REIT pays a tax equal to the greater of (A) $50,000 per failure, and (B) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 21%), and (iv) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.

        In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (1) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT's total assets and $10,000,000, and (2) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

        Certain securities will not cause a violation of the 10% asset test described above. Such securities include instruments that constitute "straight debt." A security does not qualify as "straight debt" where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer's outstanding securities. In addition to straight debt, the Code provides that certain other securities will not violate the 10% asset test. Such securities include (1) any loan made to an individual or an estate, (2) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (3) any obligation to pay rents from real property, (4) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (5) any security (including debt securities) issued by another REIT, and (6) any debt instrument issued by a partnership if the partnership's income is of a nature that it would satisfy the 75% gross income test described above under " – Income Tests." In applying the 10% asset test by value, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT's proportionate interest in the equity and certain debt securities issued by that partnership.

        We believe that our holdings of securities and other assets comply with the foregoing REIT asset requirements, and we intend to monitor compliance on an ongoing basis. Certain mezzanine loans we make or acquire may qualify for the safe harbor of Revenue Procedure 2003-65 pursuant to which certain loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% real estate asset test and the 10% vote or value test, and the income derived therefrom will constitute qualifying income for purposes of the 95% and 75% gross income tests. See " – Income Tests." We may make some mezzanine loans that do not qualify for that safe harbor, qualify as "straight debt" securities or qualify for one of the other exclusions from the definition of "securities" for purposes of the 10% value test. We intend to make such investments in such a manner as not to fail the asset or gross income tests described above.

        Some of our assets will consist of goodwill. We do not expect the value of any such goodwill to be significant, and, in any event, to negatively impact our compliance with the REIT asset tests.

        No independent appraisals will be obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, values of some assets, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.

        If we should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT qualification if (1) we satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the market value of our assets. If the condition described in (2) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of relief provisions described above.

Annual Distribution Requirements

        In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to the W. P. Carey Stockholders in an amount at least equal to:

  (1)
  the sum of

  (i)
  90% of our "REIT taxable income," computed without regard to our net capital gains and the dividends paid deduction, and

  (ii)
  90% of our net income, if any, (after tax) from foreclosure property (as described below), minus

  (2)
  the sum of specified items of non-cash income.

        We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration. In order for dividends paid with respect to taxable years prior to 2015, to provide a tax deduction for us for such years, the distributions must not be "preferential dividends." A distribution is not a preferential dividend if the distribution is (i) pro rata among all outstanding shares of stock within a particular class, and (ii) in accordance with the preferences among different classes of stock as set forth in our organizational documents. For taxable years beginning after December 31, 2014, the preferential dividend rules no longer apply to publicly offered REITs. We are a publicly offered REIT.

        To the extent that we distribute at least 90%, but less than 100%, of our "REIT taxable income," as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect for the W. P. Carey Stockholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our stockholders would then increase their adjusted basis of their stock by the difference between (1) the amounts of capital gain distributions that we designated and that they include in their taxable income, and (2) the tax that we paid on their behalf with respect to that income.

        To the extent that we have available net operating losses carried forward from prior REIT tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of the W. P. Carey Stockholders, of any distributions that are actually made as ordinary dividends or capital gains. See " – Taxation of Stockholders – Taxation of Taxable Domestic Stockholders – Distributions." Under amendments made by the Tax Cuts and Jobs Act to Section 172 of the of the Code, a REIT's deduction for any NOL carryforwards arising from losses it sustains in taxable years beginning after December 31, 2017 is limited to 80% of a REIT's taxable income (determined without regard to the deduction for dividends paid), and any unused portion of losses arising in taxable years ending after December 31, 2017 may not be carried back, but may be carried forward indefinitely.

        If we should fail to distribute during a calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (i) the amounts actually distributed, and (ii) the amounts of income for the taxable year we retained and on which we have paid corporate income tax.

        It is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between (1) our actual receipt of cash, including receipt of distributions from our subsidiaries, and (2) our inclusion of items in income for federal income tax purposes. Other potential sources of non-cash taxable income include:

  •
  "residual interests" in a real estate mortgage investment conduit or taxable mortgage pools;

  •
  loans or mortgage-backed securities held as assets that are issued at a discount and require the accrual of taxable economic interest in advance of receipt in cash; and

  •
  loans on which the borrower is permitted to defer cash payments of interest, and distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash.

        In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary for us to arrange for short-term, or possibly long-term, borrowings, or to pay distributions in the form of taxable in-kind distributions of stock or other property.

        We may be able to rectify a failure to pay sufficient dividends for any year by paying "deficiency dividends" to stockholders in a later year. These deficiency dividends may be included in our deduction for dividends paid for the earlier year, but an interest charge would be imposed upon us for the delay in distribution.

Failure to Qualify

        If we fail to satisfy one or more requirements for REIT qualification other than the gross income or asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are available for failures of the gross income tests and asset tests, as described above in " – Income Tests" and " – Asset Tests."

        If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. We cannot deduct dividends to stockholders in any year in which we do not qualify to be taxed as a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits, distributions to domestic stockholders that are individuals, trusts and estates will generally be taxable at qualified dividend rates. In addition, subject to the limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.

Sale-Leaseback Transactions

        Our investments may be in the form of sale-leaseback transactions. We normally intend to treat these transactions as true leases for federal income tax purposes. However, depending on the terms of any specific transaction, the IRS might take the position that the transaction is not a true lease but is more properly treated in some other manner, such as a financing arrangement or loan for federal income tax purposes. Even if our sale-leasebacks are treated as secured loans, for purposes of the REIT asset tests and the 75% gross income test, each "loan" would likely be considered to be collateralized by real property to the extent of the fair market value of the underlying property. As a result, we believe that we would continue to meet the REIT assets tests and gross income tests. However, it is possible that if one or more of our leases were recharacterized as a financing, the recharacterization of one or more of these transactions could cause us to fail to satisfy the REIT asset tests or gross income tests described above based upon the asset we would be treated as holding or the income we would be treated as having earned as a result of such recharacterization, and such failure could result in our failing to qualify as a REIT. In addition, if one or more of our leases were recharacterized as a loan, tax attributes associated with the ownership of real property – principally depreciation – would not be available to us, and the timing of our income inclusion would be affected. These changes in amount or timing of income inclusion or the loss of depreciation deductions resulting from the recharacterization could cause us to fail to meet the distribution requirement described above for one or more taxable years absent the availability of the deficiency dividend procedure or might result in a larger portion of our dividends being treated as ordinary income to the W. P. Carey Stockholders.

Prohibited Transactions

        Net income that we derive from a prohibited transaction is subject to a 100% tax. The term "prohibited transaction" generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of a trade or business. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held "primarily for sale to customers in the ordinary course of a trade or business" depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will potentially be subject to tax in the hands of the corporation at regular corporate rates.

Foreclosure Property

        Foreclosure property is real property and any personal property incident to such real property (1) that we acquire as the result of having bid on the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (2) for which we acquired the related loan or lease at a time when default was not imminent or anticipated, and (3) with respect to which we made a proper election to treat the property as foreclosure property. We generally will be subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. To the extent that we receive any income from foreclosure property that does not qualify for purposes of the 75% gross income test, we intend to make an election to treat the related property as foreclosure property.

Derivatives and Hedging Transactions

        We and our subsidiaries may enter into hedging transactions with respect to interest rate and foreign currency exposure on one or more of our assets or liabilities. Hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swaps, interest rate cap agreements, options, futures contracts, forward rate agreements or similar financial instruments. Except to the extent provided by U.S. Department of Treasury Regulations, any income from a hedging transaction we entered into (i) in the normal course of our business primarily to manage risk of interest rate, inflation and/or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in U.S. Department of Treasury Regulations before the closing of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, (ii) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income tests and (iii) for taxable years after December 31, 2015, primarily to manage risk with respect to a prior hedge entered into in connection with property that has been disposed of or liabilities that have been extinguished, in each case which is clearly identified as such before the closing of the day on which it was acquired, originated, or entered into, will not constitute gross income for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of the 75% or 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT. We may conduct some or all of our hedging activities through our TRS or other corporate entity, the income from which may be subject to federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT gross income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

Taxation of Stockholders

Taxation of Taxable Domestic Stockholders

        Definitions – In this section, the phrase "domestic stockholder" means a holder of shares of W. P. Carey Common Stock that for federal income tax purposes is:

  •
  a citizen or resident of the United States;

  •
  a corporation, or other entity treated as a corporation for federal income tax purposes created or organized in or under the laws of the United States or of any political subdivision thereof;

  •
  an estate, the income of which is subject to federal income taxation regardless of its source; or

  •
  a trust, if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

        If a partnership, including for this purpose any entity that is treated as a partnership for federal income tax purposes, holds shares of W. P. Carey Common Stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the federal income tax consequences of the acquisition, ownership and disposition of shares of W. P. Carey Common Stock.

        Distributions.    So long as we qualify as a REIT, the distributions that we make to our taxable domestic stockholders out of current or accumulated earnings and profits that we do not designate as capital gain dividends will generally be taken into account by stockholders as ordinary income and will not be eligible for the dividends-received deduction for corporations. With limited exceptions, our dividends are not eligible for taxation at the preferential income tax rates (i.e., the 20% federal rate for non-corporate taxpayers) for qualified dividends received by domestic stockholders that are individuals, trusts and estates from taxable C corporations. For taxable years prior to 2026, individual stockholders are generally allowed to deduct 20% of the aggregate amount of ordinary dividends distributed by us, subject to certain limitations, which would reduce the maximum marginal effective tax rate for individuals on the receipt of such ordinary dividends to 29.6%. Such stockholders, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to:

  •
  income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax);

  •
  dividends received by the REIT from TRSs or other taxable C corporations; or

  •
  income in the prior taxable year from the sales of "built-in gain" property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).

        Distributions that we designate as capital gain dividends will generally be taxed to our domestic stockholders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder that receives such distribution has held its stock. We may elect to retain and pay taxes on some or all of our net long-term capital gains, in which case provisions of the Code will treat a stockholder as having received, solely for tax purposes, its pro rata share of our undistributed capital gains, and the stockholders will receive a corresponding credit for taxes that we paid on such undistributed capital gains. See "Annual Distribution Requirements." Corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Subject to the discussion below on additional Medicare tax on net investment income, long-term capital gains are generally taxable at maximum federal rates of 20% in the case of stockholders that are individuals, trusts and estates, and 21% in the case of stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.

        Distributions in excess of our current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a stockholder to the extent that the amount of such distributions does not exceed the adjusted basis of the stockholder's shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the stockholder's shares. To the extent that such distributions exceed the adjusted basis of a stockholder's shares, the stockholder generally must include such distributions in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend that we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.

        To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See "Annual Distribution Requirements." Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of stockholders to the extent that we have current or accumulated earnings and profits.

        Dispositions of our stock.    If a domestic stockholder sells or disposes of shares of our capital stock, it generally will recognize gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and its adjusted basis in the shares of capital stock for tax purposes. This gain or loss will generally be long-term capital gain or loss if the stockholder has held the capital stock for more than one year at the time of such sale or disposition. In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of our stock will be subject to preferential rates if the stock is held for more than one year, and will be taxed at ordinary income rates if the stock is held for one year or less. Gains recognized by stockholders that are corporations are subject to federal income tax at a maximum rate of 21%, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of our stock that was held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our stock by a stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the stockholder as long-term capital gain.

        If an investor recognizes a loss upon a subsequent disposition of our stock or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of U.S. Department of Treasury Regulations involving "reportable transactions" could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards "tax shelters," are broadly written and apply to transactions that may not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our stock or securities or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

        Additional Medicare Tax on Unearned Income.    Certain "high income" taxable domestic stockholders, including individuals, estates and trusts, will be subject to an additional 3.8% Medicare tax on their "net investment" income. The temporary 20% deduction allowed by Section 199A of the Code, as added by the Tax Cuts and Jobs Act, with respect to ordinary REIT dividends received by non-corporate taxpayers is allowed only for purposes of Chapter 1 of the Code and thus is apparently not allowed as a deduction allocable to such dividends for purposes of determining the amount of net investment income subject to the 3.8% Medicare tax, which is imposed under Chapter 2A of the Code. U.S. stockholders are urged to consult their tax advisors regarding the implications of the additional Medicare tax resulting from an investment in our shares.

        Passive Activity Losses and Investment Interest Limitations.    Distributions that we make and gain arising from the sale or exchange by a domestic stockholder of our stock will not be treated as passive activity income. As a result, stockholders will not be able to apply any "passive losses" against income or gain relating to our stock. To the extent that distributions we make do not constitute a return of capital, they will be treated as investment income for purposes of computing the investment interest limitation.

Taxation of Non-U.S. Holders

        The following is a summary of certain federal income and estate tax consequences of the ownership and disposition of our stock applicable to certain non-U.S. holders. A "non-U.S. holder" is any person other than a domestic stockholder or an entity treated as a partnership for federal income tax purposes.

        The following discussion is based on current law, and is for general information only. It addresses only selected, and not all, aspects of federal income and estate taxation.

        Ordinary dividends.    The portion of distributions received by non-U.S. holders that (i) is payable out of our earnings and profits, (ii) is not attributable to our capital gains and (iii) is not effectively connected with a U.S. trade or business of the non-U.S. holder, will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty. We generally plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. holder unless either:

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  a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN or IRS Form W-8BEN-E evidencing eligibility for that reduced rate with us; or

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  the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

        Reduced treaty rates and other exemptions are not available to the extent that income is attributable to excess inclusion income (i.e., certain income from taxable mortgage pools or REMIC residual interests) allocable to the non-U.S. holder. Accordingly, we will withhold at a rate of 30% on any portion of a distribution that is paid to a non-U.S. holder and attributable to that holder's share of our excess inclusion income. As required by IRS guidance, we intend to notify the W. P. Carey Stockholders if a portion of a distribution paid by us is attributable to excess inclusion income.

        Subject to the discussion below, in general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. holder's investment in our stock is, or is treated as, effectively connected with the non-U.S. holder's conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to federal income tax at graduated rates, in the same manner as domestic stockholders are taxed with respect to such distributions. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. holder. The income may also be subject to the 30% branch profits tax in the case of a non-U.S. holder that is a corporation.

        Non-dividend distributions.    Unless our stock constitutes a U.S. real property interest (a "USRPI"), distributions that we make that are not out of our earnings and profits will not be subject to U.S. income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to ordinary dividends. The non-U.S. holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our stock constitutes a USRPI, as described below, distributions that we make in excess of the sum of (i) the stockholder's proportionate share of our earnings and profits, plus (ii) the stockholder's basis in its stock, will be taxed under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") (unless an exemption to FIRPTA applies for a specific non-U.S. holder) at the rate of tax, including any applicable capital gains rates, that would apply to a domestic stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding at a rate of 15% of the amount by which the distribution exceeds the stockholder's share of our earnings and profits.

        Capital gain distributions.    Under FIRPTA, a distribution that we make to a non-U.S. holder, to the extent attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries, or "USRPI capital gains," will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. holder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether we designate the distribution as a capital gain distribution. See above under "– Ordinary Dividends," for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, we will be required to withhold tax equal to 21% of the amount of distributions to the extent the distributions constitute USRPI capital gains. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. A distribution is not a USRPI capital gain if we held an interest in the underlying asset solely as a creditor. Capital gain distributions received by a non-U.S. holder that are attributable to dispositions of our assets other than USRPIs are not subject to federal income or withholding tax, unless (1) the gain is effectively connected with the non-U.S. holder's U.S. trade or business and, if certain treaties apply, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder, in which case the non-U.S. holder would be subject to the same treatment as U.S. holders with respect to such gain, or (2) the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the non-U.S. holder will incur a 30% tax on his or her capital gains.

        A capital gain distribution that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a U.S. trade or business, and instead will be treated in the same manner as an ordinary dividend, if (1) the capital gain distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (2) the recipient non-U.S. holder does not own more than 5% of that class of stock at any time during the year ending on the date on which the capital gain distribution is received. The shares of our Common Stock are listed on the NYSE under the symbol "WPC."

        Dispositions of our stock.    Unless our stock constitutes a USRPI, a sale of our stock by a non-U.S. holder generally will not be subject to U.S. taxation under FIRPTA. Our stock could be treated as a USRPI if 50% or more of our assets at any time during a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. We expect to meet this 50% test.

        Even if the foregoing 50% test is met, however, our stock nonetheless will not constitute a USRPI if we are a "domestically-controlled qualified investment entity." A domestically-controlled qualified investment entity includes a REIT, less than 50% of value of which is held directly or indirectly by non-U.S. holders at all times during a specified testing period. In addition, effective as of December 18, 2015, certain favorable presumptions aid in determination of whether we are a domestically-controlled qualified entity. We believe that we will be a domestically-controlled qualified investment entity, and that a sale of our stock should not be subject to taxation under FIRPTA.

        In the event that we are not a domestically-controlled qualified investment entity, but our stock is "regularly traded," as defined by applicable U.S. Department of Treasury Regulations, on an established securities market, a non-U.S. holder's sale of our common stock nonetheless would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling non-U.S. holder held 10% or less of our outstanding common stock at all times during a specified testing period.

        If gain on the sale of our stock were subject to taxation under FIRPTA, or in the absence of a specific exemption for a non-U.S. holder, the non-U.S. holder would be required to file a federal income tax return and would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 15% of the purchase price and remit such amount to the IRS.

        FIRPTA Exemption – Qualified Shareholders.    Subject to the exception discussed below, any distribution on or after December 18, 2015 to a "qualified shareholder" who holds stock of a REIT directly or indirectly (through one or more partnerships) will not be subject to United States tax as income effectively connected with a United States trade or business and thus will not be subject to special withholding rules under FIRPTA. While a "qualified shareholder" will not be subject to FIRPTA withholding on REIT distributions, certain investors of a "qualified shareholder" (i.e., non-United States persons who hold interests in the "qualified shareholder" (other than interests solely as a creditor), and hold more than 10% of the stock of the REIT in which the "qualified shareholder" holds stock (whether or not by reason of the investor's ownership in the "qualified shareholder")) may be subject to FIRPTA withholding.

        A "qualified shareholder" is a foreign person that (i) either is eligible for the benefits of a comprehensive income tax treaty which includes an exchange of information program and whose principal class of interests is listed and regularly traded on one or more recognized stock exchanges (as defined in such comprehensive income tax treaty), or is a foreign partnership that is created or organized under foreign law as a limited partnership in a jurisdiction that has an agreement for the exchange of information with respect to taxes with the United States and has a class of limited partnership units representing greater than 50% of the value of all the partnership units that is regularly traded on the NYSE or NASDAQ markets, (ii) is a qualified collective investment vehicle (defined below), and (iii) maintains records on the identity of each person who, at any time during the foreign person's taxable year, is the direct owner of 5% or more of the class of interests or units (as applicable) described in (i), above.

        A qualified collective investment vehicle is a foreign person that (i) would be eligible for a reduced rate of withholding with respect to ordinary dividends under the comprehensive income tax treaty described above, even if such entity holds more than 10% of the stock of such REIT, (ii) is publicly traded (as defined in Section 7704(b) of the Code), is treated as a partnership under the Internal Revenue Code, is a withholding foreign partnership for purposes of United States withholding taxes, and would be treated as a United States real property holding company if it were a domestic corporation, or (iii) is designated as such by the Secretary of the Treasury and is either (a) fiscally transparent within the meaning of Section 894 of the Code, or (b) required to include dividends in its gross income, but is entitled to a deduction for distributions to its investors.

        FIRPTA Exemption – Qualified Foreign Pension Funds.    Any distribution treated as a capital gain on or after December 18, 2015 to a "qualified foreign pension fund" or an entity all of the interests of which are held by a "qualified foreign pension fund" who holds REIT stock directly or indirectly (through one or more partnerships) will generally not be subject to United States tax as income effectively connected with a United States trade or business and thus will not be subject to the withholding rules under FIRPTA.

        A qualified foreign pension fund is any trust, corporation, or other organization or arrangement (i) which is created or organized under the law of a country other than the United States, (ii) which is established to provide retirement or pension benefits to participants or beneficiaries that are current or former employees (or persons designated by such employees) of one or more employers in consideration for services rendered, (iii) which does not have a single participant or beneficiary with a right to more than 5% of its assets or income, (iv) which is subject to government regulation and provides annual information reporting about its beneficiaries to the relevant tax authorities in the country in which it is established or operates and (v) with respect to which, under the laws of the country in which it is established or operates, (A) contributions to such organization or arrangement that would otherwise be subject to tax under such laws are deductible or excluded from the gross income of such entity or taxed at a reduced rate, or (B) taxation of any investment income of such organization or arrangement is deferred or such income is taxed at a reduced rate.

        Wash sales – In general, special wash sale rules apply if a stockholder owning more than 5% of our common stock avoids a taxable distribution of gain recognized from the sale or exchange of U.S. real property interests by selling our common stock before the ex-dividend date of the distribution and then, within a designated period, enters into an option or contract to acquire shares of the same or a substantially identical class of our common stock. If a wash sale occurs, then the seller/repurchaser will be treated as having gain recognized from the sale or exchange of U.S. real property interests in the same amount as if the avoided distribution had actually been received. Non-U.S. holders should consult their own tax advisors on the special wash sale rules that apply to non-U.S. holders.

        Estate tax – If our stock is owned or treated as owned by an individual who is not a citizen or resident (as specially defined for federal estate tax purposes) of the United States at the time of such individual's death, the stock will be includable in the individual's gross estate for federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to federal estate tax.

FATCA Withholding

New Legislation Relating to Foreign Accounts

        Sections 1471 through 1474 of the Code, commonly referred to as the Foreign Account Tax Compliance Act ("FATCA"), generally impose a withholding tax of 30% on payments of U.S. source dividend, interest or other fixed or determinable annual or periodic income and gross proceeds from the disposition of property of a type that can produce U.S.-source dividends or interest to certain foreign persons, whether as the beneficial owner or as an intermediary for the ultimate beneficial owner, including both (i) a "foreign financial institution" (as defined in the Code), unless such institution is "deemed compliant," complies with the rules implementing an applicable intergovernmental agreement and/or enters into an agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) and (ii) a foreign entity that is not a financial institution in certain cases, unless such entity provides the withholding agent with a certification identifying the substantial U.S. owners of the entity, which generally include any U.S. person who directly or indirectly owns more than 10% of the entity.

        Under applicable U.S. Department of Treasury Regulations and administrative guidance, FATCA withholding generally applies to payments of dividends on our capital stock, and, beginning January 1, 2019, to payments of gross proceeds from the disposition of such stock. Certain countries have entered into, and other countries are expected to enter into, agreements with the U.S. to facilitate the type of information reporting required under FATCA. While the existence of such agreements will not eliminate the risk that payments to foreign financial institutions or non-financial foreign entities in those countries will be subject to FATCA withholding, these agreements are expected to reduce the risk of the withholding for investors in those countries. If you hold our stock through a foreign account or intermediary, you are urged to consult your tax advisor regarding the implications of FATCA to you.

Taxation of Tax-Exempt Stockholders

        Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. However, they may be subject to taxation on their UBTI. While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt employee pension trust do not automatically constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt stockholder has not held our stock as "debt financed property" within the meaning of the Code (e.g., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), and (2) our stock is not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our stock generally should not give rise to UBTI to a tax-exempt stockholder.

        Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code are subject to different UBTI rules, which generally require such stockholders to characterize distributions that we make as UBTI.

        In certain circumstances, a pension trust that owns more than 10% of our stock by value could be required to treat a percentage of its distributions as UBTI, if we are a "pension-held REIT." We will not be a pension-held REIT unless either (1) one pension trust owns more than 25% of the value of our stock, or (2) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of the value of our stock. Certain restrictions on ownership and transfer of our stock should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock and should generally prevent us from becoming a "pension-held REIT."

        Tax-exempt stockholders are urged to consult their tax advisors regarding the federal, state, local and foreign income and other tax consequences of owning our stock.

Backup Withholding and Information Reporting

        We will report to our domestic stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a domestic stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number or social security number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A domestic stockholder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. In addition, we may be required to withhold a portion of a capital gain distribution to any domestic stockholder who fails to certify its non-foreign status.

        We must report annually to the IRS and to each non-U.S. stockholder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. stockholder resides under the provisions of an applicable income tax treaty. A non-U.S. stockholder may be subject to backup withholding unless applicable certification requirements are met.

        Payment of the proceeds of a sale of our common stock within the U.S. is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a non-U.S. stockholder (and the pay or does not have actual knowledge or reason to know that the beneficial owner is a U.S. person) or the holder otherwise establishes an exemption. Payment of the proceeds of a sale of our common stock conducted through certain U.S. related financial intermediaries is subject to information reporting (but not backup withholding) unless the financial intermediary has documentary evidence in its records that the beneficial owner is a non-U.S. stockholder and specified conditions are met or an exemption is otherwise established. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder's federal income tax liability provided the required information is furnished to the IRS.

Legislative or Other Actions Affecting REITs

        The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Department of Treasury. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our stock.

State, Local and Foreign Taxes

        We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions including those in which we or they transact business, own property or reside. We own real property assets located in numerous jurisdictions, and will be required to file tax returns in some of those jurisdictions. Our state, local or foreign tax treatment and that of the W. P. Carey Stockholders may not conform to the federal income tax treatment discussed above. We may own foreign real estate assets and pay foreign property taxes, and dispositions of foreign property or operations involving, or investments in, foreign real estate assets may give rise to foreign income or other tax liability in amounts that could be substantial. Any foreign taxes that we incur do not pass through to stockholders as a credit against their federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock.

LEGAL MATTERS

        The validity of the shares of W. P. Carey Common Stock to be issued in connection with the Merger will be passed upon for W. P. Carey by DLA Piper LLP (US). In addition, the description of federal income tax consequences contained in the section of this Joint Proxy Statement/Prospectus entitled "Material Federal Income Tax Considerations" is based on the opinion of each of DLA Piper LLP (US) and Clifford Chance US LLP. Certain legal matters relating to the Merger will be passed upon for CPA:17 – Global by DLA Piper LLP (US) and Clifford Chance US LLP.

EXPERTS

        The financial statements of W. P. Carey Inc. and its subsidiaries as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017 and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) as of December 31, 2017 incorporated by reference in this Joint Proxy Statement/Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The financial statements as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017 of Corporate Property Associates 17 – Global Incorporated included in this Joint Proxy Statement/Prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

 SUBMISSION OF FUTURE STOCKHOLDER PROPOSALS

W. P. Carey

        W. P. Carey held its 2018 annual meeting on June 13, 2018. W. P. Carey stockholders interested in proposing a matter for a vote by the W. P. Carey stockholders at the W. P. Carey 2019 annual meeting must submit the proposal no later than December 10, 2018 in order for it to be included in our proxy statement and form of proxy relating to the 2019 annual meeting pursuant to Rule 14a-8 under the Exchange Act.

        In order for proposals submitted outside of Rule 14a-8 to be considered at the 2019 annual meeting, stockholder proposals, including stockholder nominations for director, must comply with the advance notice and eligibility requirements contained in the W. P. Carey Bylaws. The W. P. Carey Bylaws provide that stockholders are required to give advance notice to W. P. Carey of any business to be brought by a stockholder before an annual stockholders' meeting. For business to be properly brought before an annual meeting by a stockholder, the stockholder must give timely written notice thereof to the Corporate Secretary of W. P. Carey. In order to be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of W. P. Carey not later than 5:00 p.m., Eastern Time, on the 120th day nor earlier than 150 days prior to the first anniversary of the date of mailing of the notice for the preceding year's annual meeting. Therefore, any stockholder proposals, including nominations for directors, submitted outside of Rule 14a-8 to be voted on at the 2019 annual meeting of stockholders must have been received by W. P. Carey not earlier than November 10, 2018 and must have been received not later than 5:00 p.m., Eastern Time, on December 10, 2018, being, respectively, 150 and 120 days prior to April 9, 2019, which is the first anniversary of the date of mailing of the notice for the preceding year's annual meeting. However, in the event that the date of the annual meeting of stockholders in 2019 is advanced or delayed by more than 30 days from such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the 150th day prior to such changed annual meeting date and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to such changed annual meeting date or the tenth day following the day on which public announcement of the date of such meeting is first made.

        A copy of the W. P. Carey Bylaws is available upon request. Such requests and any stockholder proposals should be sent to Susan C. Hyde, Chief Administrative Officer and Corporate Secretary, W. P. Carey, 50 Rockefeller Plaza, New York, NY 10020. These procedures apply to any matter that a stockholder wishes to raise at any annual meeting, including those matters raised other than pursuant to Rule 14a-8. A stockholder proposal that does not meet the above requirements will be considered untimely, and any proxy solicited by W. P. Carey may confer discretionary authority to vote on such proposal.

CPA:17 – Global

        CPA:17 – Global held its 2018 annual meeting on June 13, 2018. CPA:17 – Global will hold an annual meeting of its stockholders in 2019 only if the Merger is not completed. CPA:17 – Global must receive any proposal that a stockholder intends to present at CPA:17 – Global's 2019 annual meeting no later than December 27, 2018 in order to be included in CPA:17 – Global's proxy statement and form of proxy relating to the 2019 annual meeting pursuant to Rule 14a-8 under the Exchange Act. Any stockholder proposals or notices submitted to CPA:17 – Global in connection with the 2019 annual meeting of stockholders should be addressed to: Corporate Secretary, CPA:17 – Global, 50 Rockefeller Plaza, New York, New York 10020.

        In order for proposals submitted outside of Rule 14a-8 to be considered at the 2019 annual meeting, stockholder proposals, including stockholder nominations for directors, must comply with the advance notice and eligibility requirements contained in the CPA:17 – Global Bylaws. The CPA:17 – Global Bylaws provide that stockholders are required to give advance notice to CPA:17 – Global of any business to be brought by a stockholder before an annual stockholders' meeting. For business to be properly brought before an annual meeting by a stockholder, the stockholder must give timely written notice thereof to CPA:17 – Global's Corporate Secretary. In order to be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of CPA:17 – Global not later than 5:00 p.m., Eastern Time, on the 120th day nor earlier than 150 days prior to the first anniversary of the date of mailing of the notice for the preceding year's annual meeting. Therefore, any stockholder proposals, including nominations for directors, submitted outside of Rule 14a-8 to be voted on at the 2019 annual meeting of stockholders must have been received by CPA:17 – Global not earlier than November 27, 2018 and must have been received not later than 5:00 p.m., Eastern Time, on December 27, 2018 (being, respectively, 150 and 120 days prior to April 26, 2019, which is the first anniversary of the date of mailing of the notice for the preceding year's annual meeting). However, in the event that the date of the annual meeting of stockholders in 2019 is advanced or delayed by more than 30 days from such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the 150th day prior to such changed annual meeting date and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to such changed annual meeting date or the tenth day following the day on which public announcement of the date of such meeting is first made. CPA:17 – Global's Corporate Secretary will provide a copy of the CPA:17 Bylaws upon written request and without charge if the Merger is not completed and an annual meeting is held in 2019.

OTHER MATTERS

        Only one Joint Proxy Statement/Prospectus is being delivered to multiple security holders who share an address unless W. P. Carey or CPA:17 – Global, as applicable, has received contrary instructions from one or more of the security holders. W. P. Carey or CPA:17 – Global, as applicable, will deliver promptly, upon written or oral request, a separate copy of this Joint Proxy Statement/Prospectus to a security holder of a shared address to which a single copy was delivered. Also, security holders sharing an address may request a single copy of annual reports or proxy statements if they are currently receiving multiple copies. Such requests can be made by contacting Susan C. Hyde, Chief Administrative Officer and Corporate Secretary, W. P. Carey Inc., 50 Rockefeller Plaza, New York, New York 10020, or calling 212-492-1100.

WHERE YOU CAN FIND MORE INFORMATION

        W. P. Carey and CPA:17 – Global file reports and other information with the SEC. W. P. Carey Stockholders and CPA:17 Stockholders may read and copy these reports, statements or other information filed by W. P. Carey and CPA:17 – Global at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers, including W. P. Carey and CPA:17 – Global, who file electronically with the SEC. The address of that site is www.sec.gov.

        W. P. Carey has filed this registration statement on Form S-4 to register with the SEC the shares of W. P. Carey Common Stock to be issued to CPA:17 Stockholders pursuant to the Merger Agreement. This Joint Proxy Statement/Prospectus forms a part of that registration statement and constitutes a prospectus of W. P. Carey, in addition to being a proxy statement of W. P. Carey for the W. P. Carey Special Meeting and of CPA:17 – Global for the CPA:17 Special Meeting. This registration statement, including the attached Annexes, exhibits and schedules, contains additional relevant information about W. P. Carey and CPA:17 – Global. As allowed by SEC rules, this Joint Proxy Statement/Prospectus does not contain all of the information that W. P. Carey Stockholders and CPA:17 Stockholders may find relevant and they are urged to review the exhibits to this registration statement.

        The SEC allows W. P. Carey to "incorporate by reference" information in this Joint Proxy Statement/Prospectus. This means that W. P. Carey can disclose important information to W. P. Carey Stockholders by referring them to another document that it has filed separately with the SEC. The information incorporated by reference is considered to be a part of this Joint Proxy Statement/Prospectus, except for any information that is superseded by information that is included directly in this Joint Proxy Statement/Prospectus or incorporated by reference subsequent to the date of this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus incorporates by reference the documents listed below:

W. P. Carey SEC Filings (File No. 001-13779)	Period and/or Date Filed
Annual Report on Form 10-K	Fiscal year ended December 31, 2017
Quarterly Reports on Form 10-Q	Quarter ended March 31, 2018
Current Reports on Form 8-K	Filed on March 6, 2018, March 20, 2018, June 18, 2018, and June 20, 2018
Definitive Proxy Statement on Schedule 14A	Filed on April 3, 2018
Description of W. P. Carey capital stock included in Registration Statement on Form S-8, including any subsequently filed amendments and reports filed for the purpose of updating such descriptions	Filed on October 1, 2012
Form S-8	Filed July 17, 2013 (relating to 2009 Share Incentive Plan)
Form S-8	Filed April 4, 2013 (relating to Employee Share Purchase Plan)
Form S-8	Filed June 27, 2017 (relating to 2017 Share Incentive Plan)

        In addition, W. P. Carey incorporates by reference additional documents that W. P. Carey may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of this registration statement and between the date of this Joint Proxy Statement/Prospectus and the dates of the W. P. Carey Special Meeting and CPA:17 Special Meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K or exhibits filed under Item 9.01 relating to those Items, unless expressly stated otherwise therein) These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

        W. P. Carey also incorporates by reference the Merger Agreement attached to this Joint Proxy Statement/Prospectus as Annex A and the Charter Amendment attached to the Joint Proxy Statement/Prospectus as Annex B.

        W. P. Carey has supplied all information contained in or incorporated by reference into this Joint Proxy Statement/Prospectus relating to W. P. Carey and Merger Sub, and CPA:17 – Global has supplied all information contained in this Joint Proxy Statement/Prospectus relating to CPA:17 – Global.

        Documents incorporated by reference are available to W. P. Carey Stockholders and CPA:17 Stockholders without charge upon written or oral request, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this Joint Proxy Statement/

Prospectus. W. P. Carey Stockholders and CPA:17 Stockholders can obtain any of these documents by requesting them in writing or by telephone from the appropriate company at:

        If you are a W. P. Carey Stockholder:

W. P. Carey Inc.
Attention: Corporate Secretary
50 Rockefeller Plaza
New York, New York 10020
(212) 492-1100
www.wpcarey.com

        If you are a CPA:17 Stockholder:

Corporate Property Associates 17 – Global Incorporated
Attention: Corporate Secretary
50 Rockefeller Plaza
New York, New York 10020
(212) 492-8920
www.cpa17global.com

        In order for W. P. Carey Stockholders and CPA:17 Stockholders to receive timely delivery of the requested documents in advance of W. P. Carey Special Meeting and CPA:17 Special Meeting, W. P. Carey or CPA:17 – Global, as applicable, should receive such request by no later than [    •    ].

        W. P. Carey Stockholders and CPA:17 Stockholders also may obtain these documents at the SEC's website, www.sec.gov, and may obtain certain of these documents at W. P. Carey's website, www.wpcarey.com, by selecting "Investor Relations" and then selecting "SEC Filings," and at CPA:17 – Global's website, www.cpa17global.com, by selecting "Investor Relations" and then selecting "SEC Filings." Information contained on W. P. Carey's or CPA:17 – Global's website that is not filed with the SEC is expressly not incorporated by reference into this Joint Proxy Statement/Prospectus.

        W. P. Carey and CPA:17 – Global are not incorporating the contents of the websites of the SEC, W. P. Carey, CPA:17 – Global or any other person into this Joint Proxy Statement/Prospectus. W. P. Carey and CPA:17 – Global are providing only the information about how to obtain certain documents that are incorporated by reference in this Joint Proxy Statement/Prospectus at these websites for the convenience of W. P. Carey Stockholders and CPA:17 Stockholders.

        W. P. Carey and CPA:17 – Global have not authorized anyone to give any information or make any representation about the merger or their companies that is different from, or in addition to, that contained in this Joint Proxy Statement/Prospectus or in any of the materials that are incorporated into this Joint Proxy Statement/Prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this Joint Proxy Statement/Prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this Joint Proxy Statement/Prospectus does not extend to you. The information contained in this Joint Proxy Statement/Prospectus is accurate only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

W. P. Carey Inc. Pro Forma Consolidated Financial Statements
(Unaudited)

W. P. CAREY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

        This unaudited pro forma consolidated financial information should be read in conjunction with the unaudited financial statements of W. P. Carey and CPA:17 – Global as of and for the three months ended March 31, 2018 and the audited financial statements of W. P. Carey and CPA:17 – Global as of and for the year ended December 31, 2017, including the notes thereto either incorporated by reference to this filing or presented elsewhere in this filing, and other financial information and analyses, either incorporated by reference to this filing or presented elsewhere in this filing.

        The unaudited pro forma consolidated financial information (i) is based on available information and assumptions that management deems reasonable; (ii) is presented for informational purposes only; (iii) does not purport to be indicative of W. P. Carey's future results of operations or financial position; and (iv) does not purport to represent the financial position or results of operations that would actually have occurred assuming completion of the activities and transactions described below had occurred on March 31, 2018 for the pro forma consolidated balance sheet or on January 1, 2017 for the pro forma consolidated statement of income.

        The unaudited pro forma statement of income for the three months ended March 31, 2018 and the year ended December 31, 2017 reflects W. P. Carey's results as if the pending merger between W.P. Carey and CPA:17 – Global occurred as of January 1, 2017. The unaudited pro forma balance sheet as of March 31, 2018 reflects W. P. Carey's results as if the merger occurred as of such date.

        On or around December 31, 2018, W. P. Carey will merge with CPA:17 – Global and acquire the 95.43% equity interest in CPA:17 – Global it does not already own in exchange for W. P. Carey shares in accordance with the related merger agreement. Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the "Effective Time"), each share of common stock, $0.001 par value per share, of CPA:17 – Global issued and outstanding immediately prior to the Effective Time shall be cancelled and, in exchange for cancellation of such share, the rights attaching to such share shall be converted automatically into the right to receive 0.160 shares (the "Exchange Ratio") of W. P. Carey common stock, $0.001 par value per share. No fractional shares will be issued in the Merger, and CPA:17 – Global Stockholders will receive cash in lieu of any fractional shares. The aggregate value of such shares expected to be issued in the Merger plus the cash exchanged for the fractional shares was approximately $3.53 billion, which is approximately $10.49 for each CPA:17 issued share (the "Merger Consideration"), based on the closing price of W. P. Carey's common stock on July 23, 2018 of $65.56 per share.

        W. P. Carey Inc., as the acquirer, will account for the Merger as a business combination and the assets acquired and liabilities assumed of CPA:17 – Global will be recorded at their estimated fair values.

W. P. CAREY

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

As of March 31, 2018

(in thousands)

	Historical
	W. P. Carey	CPA:17 – Global	Pro Forma Adjustments	(Notes)	W. P. Carey Pro Forma Consolidated
Assets
Investments in real estate:
Land, buildings and improvements – operating leases	$5,483,049	$2,827,416	$139,704	A4	$8,450,169
Land, buildings and improvements – operating properties	40,160	345,682	48,931	A4	434,773
Net investments in direct financing leases	725,676	510,916	129,984	A4	1,366,576
In-place lease and other intangible assets	1,235,828	649,539	254,510	A4	2,139,877
Above-market rent intangible assets	639,057	99,702	211,020	A4	949,779

Investments in real estate	8,123,770	4,433,255	784,149		13,341,174
Accumulated depreciation and amortization	(1,399,810)	(663,004)	663,004	A4	(1,399,810)
Assets held for sale, net	33,182	—	—		33,182

Net investments in real estate	6,757,142	3,770,251	1,447,153		11,974,546
Equity investments in the Managed Programs and real estate	358,068	413,345	(132,950)	A1	351,489
			(125,653)	A2
			(240,510)	A3
			79,189	A4
Cash and cash equivalents	171,331	102,402	—	A5	272,063
			(1,670)	A
Due from affiliates	75,540	—	(7,644)	A8	67,896
Other assets, net	280,054	306,822	(100,139)	A6	475,655
			(1,762)	A10
			(9,320)	L
Goodwill	645,736	304	177,971	A9	824,011

Total assets	$8,287,871	$4,593,124	$1,084,665		$13,965,660

Liabilities and Equity
Debt:
Senior unsecured notes, net	$3,115,839	$—	$—		$3,115,839
Unsecured revolving credit facility	267,424	42,375	—	A5	359,799
			50,000	D
Unsecured term loans, net	—	49,948	52	A4	—
			(50,000)	D
Non-recourse mortgages, net	1,005,868	1,853,541	83,555	A4	2,942,964

Debt, net	4,389,131	1,945,864	83,607		6,418,602
Accounts payable, accrued expenses and other liabilities	243,583	129,426	(1,476)	A7	379,246
			2,658	K
			5,055	B
Below-market rent and other intangible liabilities, net	111,801	60,554	77,442	A4	249,797
Due to affiliates	3,555	9,955	(9,955)	A8	3,555
Deferred income taxes	59,022	27,907	53,148	A10,K	140,077
Distributions payable	110,309	57,121	(2,503)	A8	164,927

Total liabilities	4,917,401	2,230,827	207,976		7,356,204

Redeemable noncontrolling interest	965	—	—		965

Preferred stock	—	—	—		—
Common stock	107	351	54	A	161
			(351)	C
Additional paid-in capital	4,439,433	3,191,993	3,530,907	A	7,864,784
			(105,556)	A3
			(3,191,993)	C
Distributions in excess of accumulated earnings	(1,097,415)	(883,635)	27,728	A1	(1,067,093)
			24,613	A2
			(7,644)	A8
			(5,055)	B
			883,635	C
			(9,320)	L
Deferred compensation obligation	36,147	—	—		36,147
Accumulated other comprehensive loss	(229,238)	(54,364)	54,364	C	(229,238)

Total stockholders' equity	3,149,034	2,254,345	1,201,382		6,604,761
Noncontrolling interests	220,471	107,952	(219,902)	A3	3,730
			(100,474)	A3
			(4,317)	A4

Total equity	3,369,505	2,362,297	876,689		6,608,491

Total liabilities and equity	$8,287,871	$4,593,124	$1,084,665		$13,965,660

W. P. CAREY

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

For the Three Months Ended March 31, 2018

(in thousands, except share and per share amounts)

	Historical
	W. P. Carey	CPA:17 – Global	Pro Forma Adjustments	(Notes)	W. P. Carey Pro Forma Consolidated
Revenues
Owned Real Estate:
Lease revenues:
Rental income	$146,019	$74,691	$(3,790)	E	$220,238
			3,318	K
Interest income from direct financing leases	17,194	14,640	202	F	32,036

Total lease revenues	163,213	89,331	(270)		252,274
Lease termination income and other	942	4,929	—		5,871
Operating property revenues	7,218	12,213	—		19,431
Reimbursable tenant costs	6,219	6,809	—		13,028

	177,592	113,282	(270)		290,604

Investment Management:
Reimbursed costs from affiliates	5,304	—	(1,815)	J	3,489
Asset management revenue	16,985	—	(7,492)	J	9,493
Structuring revenue	1,739	—	(242)	J	1,497
Dealer manager fees	—	—	—		—
Other advisory revenue	190	—	—		190

	24,218	—	(9,549)		14,669

	201,810	113,282	(9,819)		305,273

Operating Expenses
Depreciation and amortization	65,957	28,450	9,884	G	104,291
Reimbursable tenant and affiliate costs	11,523	6,809	(1,815)	J	16,517
General and administrative	18,583	3,119	(616)	J	21,086
Impairment charges	4,790	5,404	—		10,194
Property expenses, excluding reimbursable tenant costs	4,229	16,228	95	G	13,060
			(7,492)	J
Stock-based compensation expense	8,219	—	—		8,219
Subadvisor fees	2,032	—	—		2,032
Dealer manager fees and expenses	—	—	—
Other expenses	(37)	57	(441)	J	(421)
Other real estate expenses	5,670	7,617	—		13,287

	120,966	67,684	(385)		188,265

Other Income and Expenses
Interest expense	(38,074)	(20,550)	2,051	H	(57,108)
			64	J
			(599)	K
Equity in earnings of equity method investments in the Managed Programs and real estate	15,325	4,683	(7,633)	I	4,282
			(827)	I
			(7,266)	I
Loss on extinguishment of debt	(1,609)	—	—		(1,609)
Other gains and (losses)	(1,154)	4,003	—		2,849

	(25,512)	(11,864)	(14,210)		(51,586)

Income before income taxes and gain on sale of real estate	55,332	33,734	(23,644)		65,422
Benefit from income taxes	6,002	1,403	429	K	5,161
			(211)	L
			(2,462)	L

Income before gain on sale of real estate	61,334	35,137	(25,888)		70,583
Gain on sale of real estate, net of tax	6,732	24	—		6,756

Net Income	68,066	35,161	(25,888)		77,339
Net income attributable to noncontrolling interests	(2,792)	(8,424)	12,127	M	911

Net Income Attributable to W. P. Carey	$65,274	$26,737	$(13,761)		$78,250

Basic Earnings Per Share	$0.60	0.08			$0.48
Diluted Earnings Per Share	$0.60	0.08			$0.48
Weighted Average Shares Outstanding
Basic	108,057,940	352,098,948		N	161,916,411

Diluted	108,211,936	352,098,948		N	162,070,407

W. P. CAREY

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

For the Year Ended December 31, 2017

(in thousands, except share and per share amounts)

	Historical
	W. P. Carey	CPA:17 – Global	Pro Forma Adjustments	(Notes)	W. P. Carey Pro Forma Consolidated
Revenues
Owned Real Estate:
Lease revenues:
Rental income	$564,174	$309,233	$(24,761)	E	$860,546
			11,900	K
Interest income from direct financing leases	66,199	58,399	504	F	125,102

Total lease revenues	630,373	367,632	(12,357)		985,648
Lease termination income and other	4,749	13,182	—		17,931
Operating property revenues	30,562	40,309	—		70,871
Reimbursable tenant costs	21,524	26,531	—		48,055

	687,208	447,654	(12,357)		1,122,505

Investment Management:
Reimbursed costs from affiliates	51,445	—	(9,782)	J	41,663
Asset management revenue	70,125	—	(29,363)	J	40,762
Structuring revenue	34,198	—	(9,103)	J	25,095
Dealer manager fees	4,430	—	—		4,430
Other advisory revenue	896	—			896

	161,094	—	(48,248)		112,846

	848,302	447,654	(60,605)		1,235,351

Operating Expenses
Depreciation and amortization	253,334	115,630	39,710	G	408,674
Reimbursable tenant and affiliate costs	72,969	26,531	(9,782)	J	89,718
General and administrative	70,891	15,358	(3,289)	J	82,960
Impairment charges	2,769	8,959	—		11,728
Property expenses, excluding reimbursable tenant costs	17,330	48,678	380	G	37,025
			(29,363)	J
Stock-based compensation expense	18,917	—	—		18,917
Subadvisor fees	13,600	—	—		13,600
Dealer manager fees and expenses	6,544	—	—		6,544
Restructuring and other compensation	9,363	—	—		9,363
Other expenses	605	1,343	(589)	J	1,359
Other real estate expenses	23,426	17,827	—		41,253

	489,748	234,326	(2,933)		721,141

Other Income and Expenses
Interest expense	(165,775)	(88,270)	8,777	H	(247,165)
			273	J
			(2,170)	K
Equity in earnings of equity method investments in the Managed Programs and real estate	64,750	261	(26,653)	I	5,813
			(3,309)	I
			(29,236)	I
Loss on change in control of interests	—	(13,851)	—		(13,851)
(Loss) Gain on extinguishment of debt	45	(1,922)	—		(1,877)
Other gains and (losses)	(3,658)	23,231	(273)	J	19,300

	(104,638)	(80,551)	(52,591)		237,780

Income before income taxes and gain on sale of real estate	253,916	132,777`	(110,263)		276,430
Benefit from (provision for) income taxes	(2,711)	513	1,149	K	7,921
			7,113	L
			1,857	L

Income before gain on sale of real estate	251,205	133,290	(100,144)		284,351
Gain on sale of real estate, net of tax	33,878	2,879	—		36,757

Net Income	285,083	136,169	(100,144)		321,108
Net income attributable to noncontrolling interests	(7,794)	(38,882)	46,487	M	(189)

Net Income Attributable to W. P. Carey	$277,289	$97,287	$(53,657)		$320,919

Basic Earnings Per Share	$2.56	0.28			$1.98
Diluted Earnings Per Share	$2.56	0.28			$1.98
Weighted Average Shares Outstanding
Basic	107,824,738	348,329,966		N	161,683,209

Diluted	108,035,971	348,329,966		N	161,894,442

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

Basis of Presentation

        The accompanying Unaudited Pro Forma Condensed Consolidated Financial Statements have been prepared in accordance with Article 11 of Regulation S-X and do not include all of the information and note disclosures required by generally accepted accounting principles of the United States ("GAAP"). Pro forma financial information is intended to provide information about the continuing impact of a transaction by showing how a specific transaction or group of transactions might have affected historical financial statements. Pro forma financial information illustrates only the isolated and objectively measurable (based on historically determined amounts) effects of a particular transaction, and excludes effects based on judgmental estimates of how historical management practices and operating decisions may or may not have changed as a result of the transaction. Therefore, pro forma financial information does not include information about the possible or expected impact of current actions taken by management in response to the pro forma transaction, as if management's actions were carried out in previous reporting periods.

        This unaudited pro forma condensed consolidated financial information is presented for informational purposes only and does not purport to be indicative of the Company's financial results or financial position as if the transactions reflected herein had occurred, or been in effect during the Pro Forma Periods. In addition, this pro forma condensed consolidated financial information should not be viewed as indicative of the Company's expected financial results for future periods.

        Historical amounts are derived from the unaudited consolidated financial statements of W. P. Carey and CPA:17 – Global as of and for the three months ended March 31, 2018 and the audited consolidated statements of income of W. P. Carey and CPA:17 – Global for the year ended December 31, 2017. The historical financial statements of W. P. Carey are incorporated by reference into this filing. The historical financial statements of CPA:17 – Global begin on page F-13.

A.
Purchase Price Allocation

The allocation of the total consideration shown below is based on preliminary estimates and is subject to change based on the final determination of the fair value of CPA:17 – Global's assets acquired and liabilities assumed and W. P. Carey's share price on the settlement date. The Merger Consideration of approximately $3.53 billion in the aggregate, consisting of W. P. Carey's common stock and cash exchanged for fractional shares, excludes the pre-existing equity ownership of W. P. Carey in CPA:17 – Global of approximately 4.57% as of July 23, 2018. The fair value of the W. P. Carey shares of common stock issued was based on the closing price of its common stock on July 23, 2018 of $65.56. Accordingly, upon completion of the Merger, each share of CPA:17 – Global common stock will be cancelled and converted into 0.160 shares of W. P. Carey common stock, other than fractional shares, and as a result, W. P. Carey will issue approximately 53,858,471 shares of its common stock to stockholders of CPA:17 – Global in exchange for the shares of CPA:17 – Global it did not own and pay approximately $1.7 million in cash for fractional shares.

Total Consideration
Fair value of W. P. Carey shares of common stock issued	$3,530,961
Cash paid for fractional shares	1,670

Merger Consideration	3,532,631
Fair value of W. P. Carey's equity interest in CPA:17 – Global prior to the merger	160,678	(1)
Fair value of W. P. Carey's equity interest in jointly owned investments with CPA:17 – Global prior to the merger	150,267	(2)
Fair value of noncontrolling interest acquired	(325,457	)(3)

Estimate of consideration expected to be transferred	$3,518,119

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

	CPA:17 – Global Historical	Pro Forma Adjustments		Fair Value of CPA:17 – Global Assets Acquired and Liabilities Assumed
Assets
Land, buildings and improvements – operating leases	$2,827,416	$139,704	(4)	$2,967,120
Land, buildings and improvements – operating properties	345,682	48,931	(4)	394,613
Net investments in direct financing leases	510,916	129,984	(4)	640,900
In-place lease and other intangible assets	649,539	254,510	(4)	904,049
Above-market rent intangible assets	99,702	211,020	(4)	310,722
Accumulated depreciation and amortization	(663,004)	663,004	(4)	—
Equity investments in real estate	413,345	(240,510	)(3)	252,024
		79,189	(4)
Cash and cash equivalents	102,402	—	(5)	102,402
Other assets, net	306,822	(101,901	)(6[nc_te,h])	204,921

Total assets	4,592,820	1,183,931		5,776,751
Liabilities
Non-recourse mortgages, net	1,853,541	83,555	(4)	1,937,096
Senior Credit Facility, net	92,323	52	(4)	92,375
Accounts payable, accrued expenses and other liabilities	129,426	1,182	(7)	130,608
Below-market rent and other intangible liabilities, net	60,554	77,442	(4)	137,996
Deferred income taxes	27,907	53,148	(10)	81,055
Due to affiliates	9,955	(9,955	)(8[nc_te,h])	—
Distributions payable	57,121	(2,503	)(8)	54,618

Total liabilities	2,230,827	202,921		2,433,748

Total identifiable net assets	2,361,993	981,010		3,343,003
Noncontrolling interests	(107,952)	104,793	(3)	(3,159)
Goodwill	304	177,971	(9)	178,275

Estimate of consideration expected to be transferred	$2,254,345	$1,263,774		$3,518,119

(1)
Prior to the Merger, W. P. Carey held an equity interest in CPA:17 – Global of 4.57% as well its 0.009% interest in the General Partnership of CPA:17 – Global, which had carrying values of $133.0 million and $0 million, respectively, on W. P. Carey's historical balance sheet. The pro forma adjustment reflects the acquisition of a controlling interest resulting in a net gain of $27.7 million.

(2)
Prior to the Merger, W. P. Carey had noncontrolling interests accounted for as equity method investments in five joint ventures and one tenancy-in-common that were co-owned by CPA:17 – Global. The pro forma adjustment eliminates the historical

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

  carrying value of W. P. Carey's prior interests of $125.7 million, resulting in a gain of $24.6 million.

(3)
Prior to the Merger, W. P. Carey had controlling interests accounted for as consolidated investments in six less-than-wholly-owned joint ventures that were co-owned by CPA:17 – Global. The pro forma adjustment eliminates the historical carrying value of CPA:17 – Global's equity interest in all of its joint ventures with W.P. Carey of $240.5 million. Additionally, the pro forma adjustment eliminates the historical carrying value of the noncontrolling interests related to these less-than-wholly-owned investments of $219.9 million, resulting in a reduction of additional paid-in capital of $105.6 million. Prior to the Merger, CPA:17 – Global had controlling interests accounted for as consolidated investments in five less-than-wholly-owned joint ventures that were co-owned by W. P. Carey. The pro forma adjustment eliminates the historical carrying value of the noncontrolling interests related to these less-than-wholly-owned investments of $100.5 million. Additionally, the pro forma adjustment reflects adjustments of $4.3 million to reduce the carrying value of CPA:17 – Global's two remaining noncontrolling interests for joint ventures that are co-owned by third parties to their fair value.

(4)
The pro forma adjustment reflects adjustments to record assets acquired and liabilities assumed at their estimated fair values.

The value of the In-place lease and other intangible assets (including ground lease assets) increased by $254.5 million, which is primarily due to an increase in the estimated costs associated with re-leasing properties, including higher leasing commissions necessary in the market in order to help attract tenants, and generally a longer time period in which to lease/re-lease a property. The value of the Above-market lease intangible assets has increased by $211.0 million. While the majority of CPA:17 – Global's leases have not "reset" to current market rates since the property acquisition, contract lease payments have increased due to rent escalation clauses contained in the leases. This has resulted in a larger difference between market rates and current contractual rates than at the time of acquisition of the property by CPA:17 – Global.

The acquired Intangible liabilities (including ground lease liabilities) increased by $77.4 million and are related primarily to Below-market lease intangible liabilities. There are a number of factors that contribute to the increase in Below-market lease intangibles, such as (i) leases in the portfolio which have "reset" to market since their initial acquisition by CPA:17 – Global (e.g., tenants have exercised fair market rent renewal options or there has been a lease restructuring) and are now below market, due to increases in market rent that have outpaced the contractual rent increases, or (ii) properties that are located in markets where the market has seen rent appreciation for the specific property type owned by CPA:17 – Global (e.g., industrial, office, etc.) above the contractual rent steps contained in the CPA:17 – Global leases.

(5)
The historical carrying value of this item approximates fair value, and therefore, there was no pro forma adjustment required.

(6)
The pro forma adjustment of $100.1 million in Other assets includes elimination of unamortized straight-line rents of $102.0 million and deferred leasing costs of $2.7 million, and an adjustment of $3.5 million to reduce the carrying value of certain insurance receivables to their fair value, offset by an increase of $8.1 million representing the excess of the fair value of CPA:17 – Global's loan receivables over their carrying value.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

(7)
The pro forma adjustment in Accounts payable, accrued expenses and other liabilities of $1.5 million represents the elimination of CPA:17 – Global deferred straight-line rent liabilities, offset by the assumption of $2.7 million of accounts payable and deferred rental income discussed below (Note K).

(8)
The pro forma adjustment eliminates intercompany amounts between CPA:17 – Global and W. P. Carey, as all such amounts would have been eliminated in consolidation upon consummation of the Merger.

(9)
The resulting pro forma Goodwill of $178.3 million reflects the difference between the total consideration and the estimated fair value of the assets acquired and liabilities assumed. The amount of goodwill is subject to change based on the preliminary nature of the fair value estimates for the assets acquired and liabilities assumed. An increase/decrease of 1% in the share price of W. P. Carey would increase/decrease the total consideration by $35.3 million, which would be reflected in these unaudited pro forma combined financial statements as an increase or decrease to goodwill.

(10)
For those properties subject to income taxes in foreign jurisdictions or in our U.S. taxable REIT subsidiaries, we recognized a reduction of deferred income tax assets of $1.8 million and an increase in our deferred income tax liabilities of $48.0 million, representing the tax effect of the difference between the tax basis carried over and the fair value of the tangible and intangible assets recorded at the date of acquisition.
B.
The pro forma adjustment reflects known additional expenses attributable to the Merger in the amount of $5.1 million, beyond those reflected in the historical financial statements.

C.
The pro forma adjustment reflects the elimination of CPA:17 – Global's acquired equity.

D.
In connection with the merger, CPA:17 – Global's credit facility will be paid in full and terminated at closing. The pro forma adjustment reflects the paydown of CPA:17 – Global outstanding borrowings and new borrowings under W. P. Carey's credit facility. The impact on interest rates of this pay-down is not deemed material.

E.
Rental income – Reflects a pro forma net decrease in Rental income of $3.8 million and $24.8 million for the three months ended March 31, 2018 and the year ended December 31, 2017, respectively, due to purchase accounting adjustments to reflect the amortization of acquired intangibles, described below, for leases that have rents above or below market rates and the reevaluation of acquired straight-line rents.

In connection with the acquisition of the properties subject to leases, $310.7 million of the purchase price has been allocated to reflect the value attributable to the assumption of leases with rents in excess of market rates at acquisition. The intangible assets related to the assumption of these above-market leases are amortized as a reduction to rental income, using the straight-line method, over the remaining terms of the applicable leases, which range from one to 44 years with a weighted-average life of 12.5 years. Additionally, $138.0 million of the purchase price has been allocated as Below-market rent intangibles to reflect the value attributable to the assumption of leases with rents that are below market rates at acquisition. Below-market rent is amortized as an increase to rental income over the remaining initial, non-cancellable terms of the applicable leases. Their terms range from two to 49 years with a weighted-average life of 12.3 years.

F.
Interest income from direct financing leases – Reflects a pro forma adjustment of $0.2 million and $0.5 million for the three months ended March 31, 2018 and the year ended December 31, 2017, respectively, to recognize incremental interest income from acquired direct financing leases.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

G.
Depreciation and amortization – Reflects a pro forma adjustment of $9.9 million and $39.7 million for the three months ended March 31, 2018 and the year ended December 31, 2017, respectively, for the change in Depreciation and amortization of acquired tangible assets (buildings and site improvements) and in-place leases representing the difference between the estimated fair value and acquired carrying values. Included in these amounts are depreciation and amortization related to operation of the tenancy-in-common interest discussed below (Note K). Buildings and site improvements are depreciated over the remaining useful life ranging from 10 to 40 years. In-place lease values are amortized over the remaining, non-cancellable terms of the applicable leases, which range from one to 49 years.

Property expenses reflects a pro forma adjustment of $0.1 million and $0.4 million for the three months ended March 31, 2018 and the year ended December 31, 2017, respectively, for the net amortization of acquired above and below market ground lease intangibles of $3.0 million and $21.3 million, respectively. Above/below market ground lease values are amortized over the remaining initial, non-cancellable terms of the applicable leases, which range from one to 99 years.

H.
Interest expense – Reflects a pro forma adjustment to record a decrease in Interest expense of $2.1 million and $8.8 million for the three months ended March 31, 2018 and the year ended December 31, 2017, respectively, related to the fair value adjustment of the assumed mortgage notes payable being amortized over the remaining terms of the notes.

I.
Equity in earnings of equity method investments in the Managed Programs and real estate – Reflects pro forma adjustments (i) to reverse equity income recorded in W. P. Carey's historical statements of income related to real estate investments consolidated in the Merger (including the tenancy-in-common investment described in Note K) totaling $7.6 million and $26.7 million, (ii) to reflect the amortization of basis differences related to the change in fair value of equity method investments formerly held by CPA:17 – Global of $0.8 million and $3.3 million, and (iii) to reflect the reversal of equity income from CPA:17 – Global included in the historical statement of income for W. P. Carey of $7.3 million and $29.2 million, for the three months ended March 31, 2018 and the year ended December 31, 2017, respectively.

J.
Reflects adjustments to eliminate activities between W. P. Carey and CPA:17 – Global included in the respective historical financial statements, as all such revenues, expenses and interests would have been eliminated in consolidation had the Merger occurred on January 1, 2017. These pro forma adjustments for the three months ended March 31, 2018 and the year ended December 31, 2017, respectively, comprise (i) the reversal of Asset management fee revenue of $7.5 million and $29.4 million, respectively, Structuring revenues of $0.2 million and $9.1 million, respectively, and related interest on deferred structuring fees of $0.1 million and $0.3 million, respectively earned by W. P. Carey from CPA:17 – Global, (ii) the reversal of Reimbursed costs from affiliates of $1.8 million and $9.8 million, respectively, related to costs formerly charged by W. P. Carey to CPA:17 – Global, (iii) a reversal of Reimbursable costs included in operating expenses corresponding to the prior adjustment in the amounts of $1.8 million and $9.8 million, respectively, and (iv) the reversal of Property expenses of $7.5 million and $29.4 million, respectively, representing the Asset management fees paid by CPA:17 – Global described above.

Additional pro forma adjustments to General and administrative expenses reflect the reversal of $616 thousand and $3.2 million of recurring fees and expenses that were included in the historical financial statements of CPA:17 – Global for the three months ended March 31, 2018 and the year ended December 31, 2017, respectively, which will be eliminated as a result of the merger.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The pro forma adjustments also reflects the reversal of Other expenses associated with the Merger of $0.4 million and $0.6 million for the three months ended March 31, 2018 and the year ended December 31, 2017, respectively.

K.
Reflects the operations of a tenancy-in-common interest previously reflected by each of W. P. Carey and CPA:17 – Global as income from equity investments in real estate. The tenancy-in-common will be consolidated by W. P. Carey at the time of merger. The pro forma adjustment comprises primarily (i) increases in Rental income of $3.3 million and $11.9 million, (ii) an increase in Interest expense of $0.6 million and $2.2 million for the three months ended March 31, 2018 and the year ended December 31, 2017, respectively, (iii) an income tax benefit of $0.4 million and $1.1 million for the three months ended March 31, 2018 and the year ended December 31, 2017, respectively and (iv) the consolidation of an $5.2 million deferred income tax liability and $2.7 million of accounts payable and deferred rental income as of March 31, 2018. Depreciation and amortization related to this investment is included in the adjustment above (Note G). Equity in earnings of equity method investments in the Managed Programs and real estate related to this investment is included in the adjustment above (Note I).

L.
Benefit from (provision) for income taxes – As a result of the Merger, Asset management revenue and certain other taxable revenues of W. P. Carey have been eliminated (Note J). The pro forma adjustment for an income tax expense of $2.5 million for the three months ended March 31, 2018 and an income tax benefit of $7.1 million for the year ended December 31, 2017, reflects the income tax impact related to the elimination of these transactions. The pro forma adjustment for an income tax expense of $0.2 million and an income tax benefit of $1.9 million primarily reflects the income tax impact on pro forma adjustments based on an applicable foreign statutory tax rate in effect during the three months ended March 31, 2018 and the year ended December 31, 2017, respectively. The tax rates utilized represent the applicable tax rates that were enacted as of the last day of the reporting period.

The $9.3 million adjustment to distributions in excess of accumulated earnings on the pro forma balance sheet reflects the tax expense primarily related to the recognition of deferred revenue due to the accelerated vesting of restricted shares previously issued by CPA 17 – Global for asset management fees, and the establishment of a partial valuation allowance on the deferred tax assets of Carey Asset Management Corp., due to the elimination of revenue related to fees paid by CPA 17 – Global to Carey Asset Management Corp. as of March 31, 2018.

W. P. Carey expects to ultimately be required to pay transfer taxes as a result of the Merger, however such amounts are not yet determinable or factually supportable under Article 11 of Regulation S-X.

M.
Net income attributable to noncontrolling interests – Reflects the change in the proportional share of the operations as of the date of the Merger and the difference between the fair value and acquired carrying value of the underlying net assets in acquired noncontrolling interests.

N.
Earnings per share – Basic and diluted pro forma earnings per share reflect the additional shares expected to be issued as part of the Merger, which are deemed to be outstanding as of January 1,

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

  2017 for the pro forma basic and diluted earnings per share calculation. Thus, the pro forma outstanding shares are calculated as follows:

	Historical
		Pro Forma Adjustments
	W. P. Carey		Pro Forma
For the three months ended March 31, 2018
Basic	108,057,940	53,858,471	161,916,411
Diluted	108,211,936	53,858,471	162,070,407
For the year ended December 31, 2017
Basic	107,824,738	53,858,471	161,683,209
Diluted	108,035,971	53,858,471	161,894,442

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Corporate Property Associates 17 – Global Incorporated

Opinion on the Financial Statements

        We have audited the accompanying consolidated balance sheets of Corporate Property Associates 17 – Global Incorporated and its subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, equity and cash flows for each of the three years in the period ended December 31, 2017, including the related notes and financial statement schedules listed in the accompanying index (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2017 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

        These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

        Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/PricewaterhouseCoopers LLP
New York, New York
March 14, 2018

        We have served as the Company's auditor since 2007.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31,
	2017	2016
Assets
Investments in real estate:
Real estate – Land, buildings and improvements	$2,772,611	$2,745,424
Operating real estate – Land, buildings and improvements	340,772	258,971
Net investments in direct financing leases	509,228	508,392
In-place lease intangible assets	629,961	620,149
Other intangible assets	111,004	103,918
Assets held for sale	—	14,850

Investments in real estate	4,363,576	4,251,704
Accumulated depreciation and amortization	(626,655)	(506,238)

Net investments in real estate	3,736,921	3,745,466
Equity investments in real estate	409,254	451,105
Cash and cash equivalents	119,094	273,635
Other assets, net	322,201	228,717

Total assets	$4,587,470	$4,698,923

Liabilities and Equity
Debt:
Mortgage debt, net	$1,849,459	$2,022,250
Senior Credit Facility, net	101,931	49,751

Debt, net	1,951,390	2,072,001
Accounts payable, accrued expenses and other liabilities	132,751	128,911
Below-market rent and other intangible liabilities, net	61,222	82,799
Deferred income taxes	30,524	32,655
Due to affiliates	11,467	11,723
Distributions payable	56,859	55,830

Total liabilities	2,244,213	2,383,919

Commitments and contingencies (Note 11)
Preferred stock, $0.001 par value; 50,000,000 shares authorized; none issued	—	—
Common stock, $0.001 par value; 900,000,000 shares authorized; and 349,899,827 and 343,575,840 shares, respectively, issued and outstanding	349	343
Additional paid-in capital	3,174,786	3,106,456
Distributions in excess of accumulated earnings	(861,319)	(732,613)
Accumulated other comprehensive loss	(78,420)	(156,676)

Total stockholders' equity	2,235,396	2,217,510
Noncontrolling interests	107,861	97,494

Total equity	2,343,257	2,315,004

Total liabilities and equity	$4,587,470	$4,698,923

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except share and per share amounts)

	Years Ended December 31,
	2017	2016	2015
Revenues
Lease revenues:
Rental income	$309,233	$298,775	$271,523
Interest income from direct financing leases	58,399	58,066	55,669

Total lease revenues	367,632	356,841	327,192
Other real estate income	40,309	46,623	49,562
Other operating income	27,875	30,224	36,591
Other interest income	11,838	6,674	13,602

	447,654	440,362	426,947

Operating Expenses
Depreciation and amortization	115,630	122,259	106,732
Property expenses	75,209	70,728	72,514
Other real estate expenses	17,827	17,642	19,595
General and administrative	15,358	16,310	18,377
Impairment charges	8,959	29,706	1,023
Acquisition and other expenses	1,343	7,157	651

	234,326	263,802	218,892

Other Income and Expenses
Interest expense	(88,270)	(98,813)	(93,551)
Other income and (expenses)	23,231	(1,728)	1,912
(Loss) gain on change in control of interests	(13,851)	49,922	—
Loss on extinguishment of debt	(1,922)	(24,376)	(275)
Equity in earnings of equity method investments in real estate	261	3,262	14,667

	(80,551)	(71,733)	(77,247)

Income before income taxes and gain on sale of real estate	132,777	104,827	130,808
Benefit from (provision for) income taxes	513	(8,477)	(8,885)

Income before gain on sale of real estate, net of tax	133,290	96,350	121,923
Gain on sale of real estate, net of tax	2,879	132,858	2,197

Net Income	136,169	229,208	124,120
Net income attributable to noncontrolling interests (inclusive of Available Cash Distributions to a related party of $26,675, $24,765, and $24,668, respectively)	(38,882)	(38,863)	(39,915)

Net Income Attributable to CPA:17 – Global	$97,287	$190,345	$84,205

Basic and Diluted Earnings Per Share	$0.28	$0.56	$0.25

Basic and Diluted Weighted-Average Shares Outstanding	348,329,966	342,147,444	334,468,363

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands)

	Years Ended December 31,
	2017	2016	2015
Net Income	$136,169	$229,208	$124,120
Other Comprehensive Income (Loss)
Foreign currency translation adjustments	100,948	(18,785)	(81,037)
Change in net unrealized (loss) gain on derivative instruments	(20,462)	1,349	20,889
Change in unrealized gain on marketable investments	33	29	29

	80,519	(17,407)	(60,119)

Comprehensive Income	216,688	211,801	64,001

Amounts Attributable to Noncontrolling Interests
Net income	(38,882)	(38,863)	(39,915)
Foreign currency translation adjustments	(2,263)	536	1,321

Comprehensive income attributable to noncontrolling interests	(41,145)	(38,327)	(38,594)

Comprehensive Income Attributable to CPA:17 – Global	$175,543	$173,474	$25,407

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

CONSOLIDATED STATEMENTS OF EQUITY

Years Ended December 31, 2017, 2016, and 2015

(in thousands, except share and per share amounts)

	CPA:17 – Global
	Total Outstanding Shares	Common Stock	Additional Paid-In Capital	Distributions in Excess of Accumulated Earnings	Accumulated Other Comprehensive Loss	Total CPA:17 – Global Stockholders	Noncontrolling Interests	Total
Balance at January 1, 2017	343,575,840	$343	$3,106,456	$(732,613)	$(156,676)	$2,217,510	$97,494	$2,315,004
Shares issued	10,064,364	10	102,068			102,078		102,078
Shares issued to affiliates	2,773,407	3	28,051			28,054		28,054
Shares issued to directors	9,891	—	100			100		100
Distributions declared ($0.6500 per share)				(225,993)		(225,993)		(225,993)
Distributions to noncontrolling interests						—	(40,290)	(40,290)
Contributions from noncontrolling interests						—	9,512	9,512
Net income				97,287		97,287	38,882	136,169
Other comprehensive income:
Foreign currency translation adjustments					98,685	98,685	2,263	100,948
Realized and unrealized loss on derivative instruments					(20,462)	(20,462)		(20,462)
Change in unrealized gain on marketable investments					33	33		33
Repurchase of shares	(6,523,675)	(7)	(61,889)			(61,896)		(61,896)

Balance at December 31, 2017	349,899,827	$349	$3,174,786	$(861,319)	$(78,420)	$2,235,396	$107,861	$2,343,257

Balance at January 1, 2016	337,065,419	$337	$3,037,727	$(700,912)	$(139,805)	$2,197,347	$97,248	$2,294,595
Shares issued	10,255,011	10	103,608			103,618		103,618
Shares issued to affiliates	1,469,025	1	14,975			14,976		14,976
Shares issued to directors	9,766	—	100			100		100
Distributions declared ($0.6500 per share)				(222,046)		(222,046)		(222,046)
Distributions to noncontrolling interests						—	(38,228)	(38,228)
Contributions from noncontrolling interests						—	147	147
Net income				190,345		190,345	38,863	229,208
Other comprehensive loss:
Foreign currency translation adjustments					(18,249)	(18,249)	(536)	(18,785)
Realized and unrealized gain on derivative instruments					1,349	1,349		1,349
Change in unrealized gain on marketable investments					29	29		29
Repurchase of shares	(5,223,381)	(5)	(49,954)			(49,959)		(49,959)

Balance at December 31, 2016	343,575,840	$343	$3,106,456	$(732,613)	$(156,676)	$2,217,510	$97,494	$2,315,004

Balance at January 1, 2015	328,480,839	$328	$2,955,440	$(567,806)	$(81,007)	$2,306,955	$78,442	$2,385,397
Shares issued	11,009,104	11	103,646			103,657		103,657
Shares issued to affiliates	1,613,468	2	15,628			15,630		15,630
Shares issued to directors	10,288	—	100			100		100
Distributions declared ($0.6500 per share)				(217,311)		(217,311)		(217,311)
Distributions to noncontrolling interests						—	(35,716)	(35,716)
Contributions from noncontrolling interests						—	15,928	15,928
Net income				84,205		84,205	39,915	124,120
Other comprehensive loss:
Foreign currency translation adjustments					(79,716)	(79,716)	(1,321)	(81,037)
Realized and unrealized gain on derivative instruments					20,889	20,889		20,889
Change in unrealized gain on marketable investments					29	29		29
Repurchase of shares	(4,048,280)	(4)	(37,087)			(37,091)		(37,091)

Balance at December 31, 2015	337,065,419	$337	$3,037,727	$(700,912)	$(139,805)	$2,197,347	$97,248	$2,294,595

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2017	2016	2015
Cash Flows – Operating Activities
Net income	$136,169	$229,208	$124,120
Adjustments to net income:
Depreciation and amortization, including intangible assets and deferred financing costs	121,749	129,712	112,722
Non-cash asset management fee expense and directors' compensation	29,463	14,953	14,696
Realized and unrealized (gain) loss on foreign currency transactions and other	(18,040)	8,746	7,696
Straight-line rent	(14,386)	(14,900)	(17,062)
Equity in losses of equity method investments in real estate in excess of distributions received	14,201	11,745	2,501
Loss (gain) on change in control of interests	13,851	(49,922)	—
Impairment charges	8,959	29,706	1,023
Write-off of real estate, provision for doubtful accounts, and other non-cash adjustments	(7,159)	(1,453)	2,646
Amortization of rent-related intangibles and deferred rental revenue	(6,153)	(19,637)	(6,076)
Deferred income tax (benefit) expense	(4,500)	4,683	4,150
Accretion of commercial mortgage-backed securities and other	(3,171)	(1,827)	(3,760)
Gain on sale of real estate	(2,879)	(132,858)	(2,197)
Loss on extinguishment of debt	1,587	1,136	58
Settlement of derivative asset	(26)	—	2,948
Net changes in other operating assets and liabilities	(12,631)	2,077	419

Net Cash Provided by Operating Activities	257,034	211,369	243,884

Cash Flows – Investing Activities
Capital contributions to equity investments in real estate	(153,460)	(11,048)	(39,015)
Proceeds from sale of real estate	111,229	258,293	—
Return of capital from equity investments in real estate	39,974	42,744	34,962
Proceeds from repayment of preferred equity interest	27,000	—	—
Funding for build-to-suit projects	(12,021)	(13,312)	(24,258)
Acquisitions of real estate and direct financing leases	(10,822)	(203,093)	(293,324)
Value added taxes refunded in connection with acquisition of real estate	7,334	23,769	15,194
Other investing activities, net	4,689	2,407	—
Payment of deferred acquisition fees to an affiliate	(3,828)	(2,631)	(6,382)
Capital expenditures on owned real estate	(2,958)	(10,682)	(8,035)
Value added taxes paid in connection with acquisition of real estate	(1,941)	(5,712)	(37,540)
Changes in investing restricted cash	1,480	1,870	6,300
Proceeds from repayment of loan receivable	—	12,600	40,000
Deposits for investments	—	2,501	(1,000)
Proceeds from repayment of debenture	—	610	7,633
Funding of loans receivable	—	—	(42,600)

Net Cash Provided by (Used in) Investing Activities	6,676	98,316	(348,065)

Cash Flows – Financing Activities
Scheduled payments and prepayments of mortgage principal	(458,010)	(177,469)	(121,267)
Distributions paid	(224,964)	(220,991)	(215,914)
Proceeds from mortgage financing	203,478	266,970	170,233
Proceeds from Senior Credit Facility	119,235	225,693	235,367
Proceeds from issuance of shares, net of issuance costs	102,078	103,618	103,657
Repayments of Senior Credit Facility	(68,990)	(289,558)	(120,400)
Repurchase of shares	(61,896)	(49,959)	(37,091)
Distributions to noncontrolling interests	(40,290)	(38,228)	(35,716)
Contributions from noncontrolling interests	4,001	147	15,928
Payment of financing costs and mortgage deposits, net of deposits refunded	(1,058)	(2,203)	(3,544)
Other financing activities, net	(595)	(81)	—
Changes in financing restricted cash	(10)	(462)	(962)
Proceeds from notes payable to affiliate	—	—	25,000
Repayment of notes payable to affiliate	—	—	(25,000)

Net Cash Used in Financing Activities	(427,021)	(182,523)	(9,709)

Change in Cash and Cash Equivalents During the Year
Effect of exchange rate changes on cash	8,770	(6,416)	(8,940)

Net (decrease) increase in cash and cash equivalents	(154,541)	120,746	(122,830)
Cash and cash equivalents, beginning of year	273,635	152,889	275,719

Cash and cash equivalents, end of year	$119,094	$273,635	$152,889

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

Supplemental Cash Flow Information

(in thousands)

	Years Ended December 31,
	2017	2016	2015
Interest paid, net of amounts capitalized	$83,734	$93,590	$90,448

Interest capitalized	$—	$—	$1,632

Income taxes paid	$3,761	$4,650	$3,399

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization

        Corporate Property Associates 17 – Global Incorporated, or CPA:17 – Global, and, together with its consolidated subsidiaries, we, us, or our, is a publicly owned, non-traded real estate investment trust, or REIT, that invests primarily in commercial real estate properties leased to companies both domestically and internationally. We were formed in 2007 and are managed by W. P. Carey Inc., or WPC, through one of its subsidiaries, or collectively the Advisor. As a REIT, we are not subject to U.S. federal income taxation as long as we satisfy certain requirements, principally relating to the nature of our income and the level of our distributions, among other factors. We earn revenue primarily by leasing the properties we own to single corporate tenants, predominantly on a triple-net leased basis, which requires the tenant to pay substantially all of the costs associated with operating and maintaining the property. Revenue is subject to fluctuation due to the timing of new lease transactions, lease terminations, lease expirations, contractual rent adjustments, tenant defaults, sales of properties, and changes in foreign currency exchange rates.

        Substantially all of our assets and liabilities are held by CPA:17 Limited Partnership, or the Operating Partnership, and at December 31, 2017, we owned 99.99% of general and limited partnership interests in the Operating Partnership. The remaining interest in the Operating Partnership is held by a subsidiary of WPC.

        At December 31, 2017, our portfolio was comprised of full or partial ownership interests in 411 properties, substantially all of which were fully-occupied and triple-net leased to 116 tenants, and totaled approximately 44.4 million square feet (unaudited). In addition, our portfolio was comprised of full or majority ownership interests in 38 operating properties, including 37 self-storage properties and one hotel property, for an aggregate of approximately 2.7 million square feet (unaudited).

        We operate in two reportable business segments: Net Lease and Self Storage. Our Net Lease segment includes our domestic and foreign investments in net-leased properties, whether they are accounted for as operating or direct financing leases. Our Self Storage segment is comprised of our investments in self-storage properties. In addition, we have investments in loans receivable, commercial mortgage-backed securities, or CMBS, one hotel, and certain other properties, which are included in our All Other category (Note 15). Our reportable business segments and All Other category are the same as our reporting units.

        We raised aggregate gross proceeds of approximately $2.9 billion from our initial public offering, which closed in April 2011, and our follow-on offering, which closed in January 2013. We have fully invested the proceeds from our initial and follow-on public offerings. In addition, from inception through December 31, 2017, $676.0 million of distributions to our shareholders were reinvested in our common stock through our Distribution Reinvestment Plan, or DRIP.

Note 2. Summary of Significant Accounting Policies

Critical Accounting Policies and Estimates

Accounting for Acquisitions

        In accordance with the guidance for business combinations, we determine whether a transaction or other event is a business combination, which requires that the assets acquired and liabilities assumed constitute a business. Each business combination is then accounted for by applying the acquisition method. If the assets acquired are not a business, we account for the transaction or other event as an asset acquisition. Under both methods, we recognize the identifiable assets acquired, the liabilities

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

assumed, and any noncontrolling interest in the acquired entity. In addition, for transactions that are business combinations, we evaluate the existence of goodwill or a gain from a bargain purchase. We capitalize acquisition-related costs and fees associated with asset acquisitions. We immediately expense acquisition-related costs and fees associated with business combinations. However, following our adoption of Accounting Standards Update, or ASU, 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, on January 1, 2017, as described below, all transaction costs incurred during the year ended December 31, 2017 were capitalized since our acquisitions during the year were classified as asset acquisitions. Most of our future acquisitions are likely to be classified as asset acquisitions.

        Purchase Price Allocation of Tangible Assets – When we acquire properties with leases classified as operating leases, we allocate the purchase price to the tangible and intangible assets and liabilities acquired based on their estimated fair values. The tangible assets consist of land, buildings, and site improvements. The intangible assets include the above- and below-market value of leases and the in-place leases, which includes the value of tenant relationships. Land is typically valued utilizing the sales comparison (or market) approach. Buildings are valued, as if vacant, using the cost and/or income approach. Site improvements are valued using the cost approach. The fair value of real estate is determined (i) primarily by reference to portfolio appraisals, which determines their values on a property level, by applying a discounted cash flow analysis to the estimated net operating income for each property in the portfolio during the remaining anticipated lease term, and (ii) by the estimated residual value, which is based on a hypothetical sale of the property upon expiration of a lease factoring in the re-tenanting of such property at estimated current market rental rates, applying a selected capitalization rate, and deducting estimated costs of sale.

        Assumptions used in the model are property-specific where this information is available; however, when certain necessary information is not available, we use available regional and property-type information. Assumptions and estimates include the following:

  •
  a discount rate or internal rate of return;

  •
  the marketing period necessary to put a lease in place;

  •
  carrying costs during the marketing period;

  •
  leasing commissions and tenant improvement allowances;

  •
  market rents and growth factors of these rents; and

  •
  a market lease term and a capitalization rate to be applied to an estimate of market rent at the end of the market lease term.

        The discount rates and residual capitalization rates used to value the properties are selected based on several factors, including:

  •
  the creditworthiness of the lessees;

  •
  industry surveys;

  •
  property type;

  •
  property location and age;

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

  •
  current lease rates relative to market lease rates; and

  •
  anticipated lease duration.

        In the case where a tenant has a purchase option deemed to be favorable to the tenant, or the tenant has long-term renewal options at rental rates below estimated market rental rates, we include the value of the exercise of such purchase option or long-term renewal options in the determination of residual value.

        The remaining economic life of leased assets is estimated by relying in part upon third-party appraisals of the leased assets, industry standards, and based on our experience. Different estimates of remaining economic life will affect the depreciation expense that is recorded.

        Purchase Price Allocation of Intangible Assets and Liabilities – We record above- and below-market lease intangible assets and liabilities for acquired properties based on the present value (using a discount rate reflecting the risks associated with the leases acquired including consideration of the credit of the lessee) of the difference between (i) the contractual rents to be paid pursuant to the leases negotiated or in place at the time of acquisition of the properties and (ii) our estimate of fair market lease rates for the property or equivalent property, both of which are measured over the estimated lease term which includes renewal options that have rental rates below estimated market rental rates. We discount the difference between the estimated market rent and contractual rent to a present value using an interest rate reflecting our current assessment of the risk associated with the lease acquired, which includes a consideration of the credit of the lessee. Estimates of market rent are generally determined by us relying in part upon a third-party appraisal obtained in connection with the property acquisition and can include estimates of market rent increase factors, which are generally provided in the appraisal or by local real estate brokers. We measure the fair value of below-market purchase option liabilities we acquire as the excess of the present value of the fair value of the real estate over the present value of the tenant's exercise price at the option date.

        We determine these values using our estimates or by relying in part upon third-party appraisals conducted by independent appraisal firms.

        We amortize the above-market lease intangible as a reduction of lease revenue over the remaining contractual lease term. We amortize the below-market lease intangible as an increase to lease revenue over the initial term and any renewal periods in the respective leases (Note 7).

        The value of any in-place lease is estimated to be equal to the acquirer's avoidance of costs as a result of having tenants in place, that would be necessary to lease the property for a lease term equal to the remaining primary in-place lease term and the value of investment grade tenancy. The cost avoidance is derived first by determining the in-place lease term on the subject lease. Then, based on our review of the market, the cost to be borne by a property owner to replicate a market lease to the remaining in-place term is estimated. These costs consist of: (i) rent lost during downtime (i.e. assumed periods of vacancy), (ii) estimated expenses that would be incurred by the property owner during periods of vacancy, (iii) rent concessions (i.e. free rent), (iv) leasing commissions, and (v) tenant improvements allowances given to tenants. We determine these values using our estimates or by relying in part upon third-party appraisals. We amortize the value of in-place lease intangibles to expense over the remaining initial term of each lease (Note 7). The amortization period for intangibles does not exceed the remaining depreciable life of the building.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

        If a lease is terminated, we charge the unamortized portion of above- and below-market lease values to rental income and in-place lease values to amortization expense. If a lease is amended, we will determine whether the economics of the amended lease continue to support the existence of the above-or below-market lease intangibles.

        Purchase Price Allocation of Debt – When we acquire leveraged properties, the fair value of the related debt instruments is determined using a discounted cash flow model with rates that take into account the credit of the tenants, where applicable, and interest rate risk. Such resulting premium or discount is amortized into Interest expense within our consolidated financial statements over the remaining term of the obligation. We also consider the value of the underlying collateral, taking into account the quality of the collateral, the credit quality of the tenant, the time until maturity and the current interest rate.

        Purchase Price Allocation of Goodwill – In the case of a business combination, after identifying all tangible and intangible assets and liabilities, the excess consideration paid over the fair value of the assets and liabilities acquired and assumed, respectively, represents goodwill. We allocate goodwill to reporting units in which such goodwill arises. In the event we dispose of a property that constitutes a business under U.S. generally accepted accounting principles, or GAAP, from a reporting unit with goodwill, we allocate a portion of the reporting unit's goodwill to that business in determining the gain or loss on the disposal of the business. The amount of goodwill allocated to the business is based on the relative fair value of the business to the fair value of the reporting unit. As part of purchase accounting, we record any deferred tax assets and/or liabilities resulting from the difference between the tax basis and GAAP basis of the investment in the taxing jurisdiction. Such deferred tax amount will be included in purchase accounting and may impact the amount of goodwill recorded depending on the fair value of all of the other assets and liabilities and the amounts paid.

Impairments

        We periodically assess whether there are any indicators that the value of our long-lived real estate and related intangible assets may be impaired or that their carrying value may not be recoverable. These impairment indicators include, but are not limited to, the vacancy of a property that is not subject to a lease, an upcoming lease expiration, a tenant with credit difficulty, the termination of a lease by a tenant, or a likely disposition of the property. We may incur impairment charges on long-lived assets, including real estate, related intangible assets, direct financing leases, assets held for sale, and equity investments in real estate. We may also incur impairment charges on marketable investments, loans receivable and goodwill. Our policies and estimates for evaluating whether these assets are impaired are presented below.

        Real Estate – For real estate assets held for investment and related intangible assets in which an impairment indicator is identified, we follow a two-step process to determine whether an asset is impaired and to determine the amount of the charge. First, we compare the carrying value of the property's asset group to the estimated future net undiscounted cash flow that we expect the property's asset group will generate, including any estimated proceeds from the eventual sale of the property's asset group. The undiscounted cash flow analysis requires us to make our best estimate of market rents, residual values, and holding periods. We estimate market rents and residual values using market information from outside sources, such as third-party market research, external appraisals, broker quotes, or recent comparable sales. In cases where the available market information is not deemed

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

appropriate, we perform a future net cash flow analysis discounted for inherent risk associated with each asset to determine an estimated fair value.

        As our investment objective is to hold properties on a long-term basis, holding periods used in the undiscounted cash flow analysis are generally ten years, but may be less if our intent is to hold a property for less than ten years. Depending on the assumptions made and estimates used, the future cash flow projected in the evaluation of long-lived assets and associated intangible assets can vary within a range of outcomes. We consider the likelihood of possible outcomes in determining our estimate of future cash flows and, if warranted, we apply a probability-weighted method to the different possible scenarios. If the future net undiscounted cash flow of the property's asset group is less than the carrying value, the carrying value of the property's asset group is considered not recoverable. We then measure the impairment loss as the excess of the carrying value of the property's asset group over its estimated fair value. The estimated fair value of the property's asset group is primarily determined using market information from outside sources, such as broker quotes or recent comparable sales. In cases where the available market information is not deemed appropriate, we perform a future net cash flow analysis discounted for inherent risk associated with each asset to determine an estimated fair value.

        Assets Held for Sale – We classify real estate assets that are subject to operating leases or direct financing leases as held for sale when we have entered into a contract to sell the property, all material due diligence requirements have been satisfied, and we believe it is probable that the disposition will occur within one year. When we classify an asset as held for sale, we compare the asset's fair value less estimated cost to sell to its carrying value, and if the fair value less estimated cost to sell is less than the property's carrying value, we reduce the carrying value to the fair value less estimated cost to sell. We base the fair value on the contract and the estimated cost to sell on information provided by brokers and legal counsel. We will continue to review the property for subsequent changes in the fair value and may recognize an additional impairment charge if warranted.

        Real Estate Sales – In the unlikely event that we decide not to sell a property previously classified as held for sale, we reclassify the property as held and used. We measure and record a property that is reclassified as held and used at the lower of (i) its carrying amount before the property was classified as held for sale, adjusted for any depreciation expense that would have been recognized had the property been continuously classified as held and used or (ii) the estimated fair value at the date of the subsequent decision not to sell.

        We recognize gains and losses on the sale of properties when, among other criteria, we no longer have continuing involvement, the parties are bound by the terms of the contract, all consideration has been exchanged, and all conditions precedent to closing have been performed. At the time the sale is consummated, a gain or loss is recognized as the difference between the sale price, less any selling costs, and the carrying value of the property.

        Direct Financing Leases – We review our direct financing leases at least annually to determine whether there has been an other-than-temporary decline in the current estimate of residual value of the property. The residual value is our estimate of what we could realize upon the sale of the property at the end of the lease term, based on market information and third-party estimates where available. If this review indicates that a decline in residual value has occurred that is other-than-temporary, we

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

recognize an impairment charge equal to the difference between the fair value and carrying amount of the residual value.

        We also assess the carrying amount for recoverability and if, as a result of the decreased expected cash flows, we determine that our carrying value is not fully recoverable, we record an allowance for credit losses to reflect the change in the estimate of the future cash flows that includes rent. Accordingly, the net investment balance is written down to fair value. When we enter into a contract to sell the real estate assets that are recorded as direct financing leases, we evaluate whether we believe it is probable that the disposition will occur. If we determine that the disposition is probable, we will classify the net investment as held for sale and write down the net investment to its fair value if the fair value is less than the carrying value.

        Equity Investments in Real Estate – We evaluate our equity investments in real estate on a periodic basis to determine if there are any indicators that the value of our equity investment may be impaired and whether or not that impairment is other-than-temporary. To the extent an impairment has occurred and is determined to be other-than-temporary, we measure the charge as the excess of the carrying value of our investment over its estimated fair value, which is determined by calculating our share of the estimated fair market value of the underlying net assets based on the terms of the applicable partnership or joint venture agreement. For our equity investments in real estate, we calculate the estimated fair value of the underlying investment's real estate or net investment in direct financing lease as described in Real Estate and Direct Financing Leases above. The fair value of the underlying investment's debt, if any, is calculated based on market interest rates and other market information. The fair value of the underlying investment's other financial assets and liabilities (excluding net investments in direct financing leases) have fair values that generally approximate their carrying values.

        Goodwill – We evaluate goodwill for possible impairment at least annually or upon the occurrence of a triggering event using a two-step process. A triggering event is an event or circumstance that would more likely than not reduce the fair value of a reporting unit below its carrying amount, including sales of properties defined as businesses for which the relative size of the sold property is significant to the reporting unit, that could impact our goodwill impairment calculations. To identify any impairment, we first compare the estimated fair value of each of our reporting units with their respective carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, we do not consider goodwill to be impaired and no further analysis is required. If the carrying amount of the reporting unit exceeds its estimated fair value, we then perform the second step to determine and measure the amount of the potential impairment charge.

        For the second step, if it were required, an impairment loss is recognized in an amount equal to the excess of the carrying amount over its estimated fair value, limited to the total amount of goodwill allocated to that reporting unit.

        Loans Receivable – We evaluate our loans receivable on a periodic basis to determine if there are any indicators that the value may be impaired. We determine the estimated fair value of these financial instruments using a discounted cash flow model that estimates the present value of the future loan payments by discounting such payments at current estimated market interest rates. The estimated market interest rates take into account interest rate risk and the value of the underlying collateral, which includes quality of the collateral, the credit quality of the tenant/obligor, and the time until maturity.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

        Debt Securities – We have investments in debt securities that are designated as securities held to maturity. On a quarterly basis, we evaluate our debt securities to determine if they have experienced an other-than temporary decline in value. If the market value of the debt security is below its amortized cost, and we either intend to sell the security or it is more likely than not that we will be required to sell the security before its anticipated recovery, we record the entire amount of the other-than-temporary impairment charge in earnings. Additionally, we consider the significance of the decline and other factors contributing to the decline, such as delinquency, expected credit losses, the length of time that the fair market value has been below cost, and expected market conditions (including volatility), in our analysis of whether a decline is other than temporary. Under current authoritative accounting guidance, if the debt security's market value is below its amortized cost and we either intend to sell the security or it is more likely than not that we will be required to sell the security before its anticipated recovery, we record the entire amount of the other-than-temporary impairment charge in earnings.

        We do not intend to sell our debt securities and we do not expect that it is more likely than not that we will be required to sell these investments before their anticipated recovery. However, if we determine that an other-than-temporary impairment has occurred, we calculate the total impairment charge as the difference between the carrying value of our debt securities and their estimated fair value. We then separate the other-than-temporary impairment charge into the non-credit loss portion and the credit loss portion. We determine the non-credit loss portion by analyzing the changes in spreads on high credit quality debt securities as compared with the changes in spreads on the debt securities being analyzed for other-than-temporary impairment. We generally perform this analysis over a time period from the date of acquisition of the debt securities through the date of the analysis. Any resulting loss is deemed to represent losses due to the illiquidity of the debt securities and is recorded as a separate component of other comprehensive loss in equity. We then measure the credit loss portion of the other-than-temporary impairment as the residual amount of the other-than-temporary impairment. We record the non-credit loss portion in earnings.

        Following recognition of the other-than-temporary impairment, the difference between the new cost basis of the debt securities and cash flows expected to be collected is accreted to Other interest income over the remaining expected lives of the securities.

Other Accounting Policies

        Basis of Consolidation – Our consolidated financial statements reflect all of our accounts, including those of our controlled subsidiaries and our tenancy-in-common interest, as described below. The portions of equity in consolidated subsidiaries that are not attributable, directly or indirectly, to us are presented as noncontrolling interests. All significant intercompany accounts and transactions have been eliminated.

        When we obtain an economic interest in an entity, we evaluate the entity to determine if it should be deemed a variable interest entity, or VIE, and, if so, whether we are the primary beneficiary and are therefore required to consolidate the entity. We apply accounting guidance for consolidation of VIEs to certain entities in which the equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. Fixed price purchase and renewal options within a lease, as well as certain decision-making rights within a loan or joint-venture agreement, can cause us

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

to consider an entity a VIE. Limited partnerships and other similar entities that operate as a partnership will be considered a VIE unless the limited partners hold substantive kick-out rights or participation rights. Significant judgment is required to determine whether a VIE should be consolidated. We review the contractual arrangements provided for in the partnership agreement or other related contracts to determine whether the entity is considered a VIE, and to establish whether we have any variable interests in the VIE. We then compare our variable interests, if any, to those of the other variable interest holders to determine which party is the primary beneficiary of the VIE based on whether the entity (i) has the power to direct the activities that most significantly impact the economic performance of the VIE and (ii) has the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. The liabilities of these VIEs are non-recourse to us and can only be satisfied from each VIE's respective assets.

        At December 31, 2017, we considered 21 entities VIEs, nine of which we consolidated as we are considered the primary beneficiary and one of which we accounted for as a loan receivable. The following table presents a summary of selected financial data of the consolidated VIEs, included in the consolidated balance sheets (in thousands):

	December 31,
	2017	2016(a)(b)
Real estate – Land, buildings and improvements	$109,426	$225,347
Operating real estate – Land, buildings and improvements	80,658	11,388
Net investments in direct financing leases	312,234	315,251
In-place lease intangible assets	8,650	8,795
Accumulated depreciation and amortization	(26,395)	(25,000)
Other assets, net	73,620	52,565
Total assets	567,929	590,526
Mortgage debt, net	$104,213	$192,839
Accounts payable, accrued expenses and other liabilities	12,693	11,187
Deferred income taxes	12,374	15,687
Total liabilities	129,662	220,077

(a)
In the second quarter of 2017, we reclassified certain line items in our consolidated balance sheets, as described below. As a result, amounts for certain line items included within Net investments in real estate have been reclassified to conform to the current period presentation.

(b)
The consolidated financial statements as of and for the year ended December 31, 2016 accurately reflect the correct accounting treatment for VIEs. In the second quarter of 2017, we identified an error in the notes to the consolidated financial statements as of December 31, 2016 related to the VIE tabular disclosure above in which we improperly classified four consolidated entities as VIEs. We concluded that the disclosure error to the table above was not material to the notes to the consolidated financial statements. As such, we have corrected the information as of December 31, 2016 in the table above to correctly exclude these four entities, which reduced (i) Real estate – land, buildings and improvements by $111.1 million; (ii) in-place lease intangible assets by $21.8 million; (iii) accumulated depreciation and amortization by $21.6 million; (iv) other assets, net by $13.0 million; (v) total assets by $124.4 million; (vi) mortgage debt, net by $73.0 million;

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

  (vii) accounts payable, accrued expenses and other liabilities by $3.3 million; and (viii) total liabilities by $76.6 million.

        At December 31, 2017 and 2016, we had 11 and 13 unconsolidated VIEs, respectively, all of which we account for under the equity method of accounting. We do not consolidate these entities because we are not the primary beneficiary and the nature of our involvement in the activities of these entities allows us to exercise significant influence on, but does not give us power over, decisions that significantly affect the economic performance of these entities. As of December 31, 2017 and 2016, the net carrying amount of our investments in these entities was $282.0 million and $377.4 million, respectively, and our maximum exposure to loss in these entities was limited to our investments.

        At December 31, 2017, we had an investment in a tenancy-in-common interest in a portfolio of international properties. Consolidation of this investment is not required as such interest does not qualify as a VIE and does not meet the control requirement for consolidation. Accordingly, we account for this investment using the equity method of accounting. We use the equity method of accounting because the shared decision-making involved in a tenancy-in-common interest investment provides us with significant influence on the operating and financial decisions of this investment.

        At times, the carrying value of our equity investments may fall below zero for certain investments. We intend to fund our share of the jointly owned investments' future operating deficits should the need arise. However, we have no legal obligation to pay for any of the liabilities of such investments nor do we have any legal obligation to fund operating deficits. At December 31, 2017, none of our equity investments had carrying values below zero.

        Reclassifications – Certain prior year amounts have been reclassified to conform to the current year presentation.

        In the second quarter of 2017, we reclassified in-place lease intangible assets, net and other intangible assets, net to be included within Net investments in real estate in our consolidated balance sheets. The accumulated amortization on these assets is now included in Accumulated depreciation and amortization in our consolidated balance sheets. In addition, we reclassified goodwill, which was previously included in other intangibles, net to be included in Other assets, net. Prior period balances have been reclassified to conform to the current period presentation.

        Real Estate and Operating Real Estate – We carry land, buildings, and personal property at cost less accumulated depreciation. We capitalize improvements and significant renovations that extend the useful life of the properties, while we expense replacements, maintenance, and repairs that do not improve or extend the lives of the respective assets as incurred.

        Real Estate Under Construction – For properties under construction, operating expenses, including interest charges and other property expenses (e.g. real estate taxes, insurance and legal costs) are capitalized rather than expensed. We capitalize interest by applying the interest rate applicable to any funding specific to the property or the interest rate applicable to outstanding borrowings to the average amount of accumulated qualifying expenditures for properties under construction during the period.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

        Acquisition, Development, and Construction Loans – We provide funding to developers for the acquisition, development, and construction of real estate, or ADC Arrangements. Under such ADC Arrangements, we may participate in the residual profits of the project through the sale or refinancing of the property. We evaluate these arrangements to determine if they have characteristics similar to a loan or if the characteristics are more similar to a joint venture or partnership, such as participating in the risks and rewards of the project as an owner or an investment partner. For those arrangements with characteristics of a loan, we follow the accounting guidance for loans and disclose within our Finance Receivables footnote (Note 5). When we determine that the characteristics are more similar to a jointly owned investment or partnership, we account for those arrangements under the equity method of accounting (Note 6). Once the investment or partnership begins operations, we use the hypothetical liquidation at book value method to calculate income or loss (which considers the principal and interest under the loan to be a preferential return).

        Loans Receivable – For investments in mortgage notes and loan participations, the loans are initially reflected at acquisition cost, which consists of the outstanding balance, net of the acquisition discount or premium. We amortize any discount or premium as an adjustment to increase or decrease, respectively, the yield realized on these loans over the life of the loan. As such, differences between carrying value and principal balances outstanding do not represent embedded losses or gains as we generally plan to hold such loans to maturity. Our loans receivable are included in Other assets, net in the consolidated financial statements. We generate revenue in the form of interest payments from the borrower, which are recognized in Other interest income in the consolidated financial statements.

        Allowance for Doubtful Accounts – We consider rents due under leases and payments under loans receivable to be past-due or delinquent when a contractually required rent, principal payment, or interest payment is not remitted in accordance with the provisions of the underlying agreement. We evaluate each account individually and set up an allowance when, based upon current information and events, it is probable that we will be unable to collect all amounts due according to the existing contractual terms and the amount can be reasonably estimated.

        Cash and Cash Equivalents – We consider all short-term, highly liquid investments that are both readily convertible to cash and have a maturity of three months or less at the time of purchase to be cash equivalents. Items classified as cash equivalents include commercial paper and money market funds. Our cash and cash equivalents are held in the custody of several financial institutions, and these balances, at times, exceed federally-insurable limits. We seek to mitigate this risk by depositing funds only with major financial institutions.

        Debt Securities – We have investments, such as CMBS, that were designated as securities held to maturity on the date of acquisition, in accordance with current accounting guidance. We carry these securities at cost, net of unamortized premiums and discounts, which are recognized in interest income using an effective yield or "interest" method, and assess them for other-than-temporary impairment on a quarterly basis.

        Other Assets and Liabilities – We include prepaid expenses, deferred rental income, tenant receivables, deferred charges, escrow balances held by lenders, restricted cash balances, deferred tax assets, marketable debt securities, derivative assets, and loans receivable in Other assets, net in the consolidated financial statements. We include derivative liabilities, amounts held on behalf of tenants, asset retirement obligations, and deferred revenue in Accounts payable, accrued expenses and other

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

liabilities in the consolidated financial statements. Deferred charges include costs incurred in connection with the Revolver in the Senior Credit Facility that are amortized over the term of the facility and included in Interest expense in the consolidated financial statements. Deferred rental income for operating leases is the aggregate cumulative difference between scheduled rents that vary during the lease term and rent recognized on a straight-line basis.

        Deferred Acquisition Fees Payable to Affiliate – Fees payable to our Advisor for structuring and negotiating investments and related mortgage financing on our behalf are included in Due to affiliates (Note 3). This fee, together with its accrued interest, is payable in three equal annual installments on the first business day of the fiscal quarter immediately following the fiscal quarter in which an investment is made, and the first business day of the corresponding fiscal quarter in each of the subsequent two fiscal years. The timing of the payment of such fees is subject to preferred return criterion, a non-compounded cumulative distribution return of 5% per annum (based initially on our invested capital).

        Share Repurchases – Share repurchases are recorded as a reduction of common stock par value and additional paid-in capital under our redemption plan, pursuant to which we may elect to redeem shares at the request of our stockholders, subject to certain exceptions, conditions, and limitations. The maximum amount of shares purchasable by us in any period depends on a number of factors and is at the discretion of our board of directors.

        Noncontrolling Interests – We account for the special general partner interest in our Operating Partnership as a noncontrolling interest (Note 3). The special general partner interest in our Operating Partnership entitles W. P. Carey Holdings, LLC, or Carey Holdings, also known as the Special General Partner, to cash distributions and, in the event there is a termination or non-renewal of the advisory agreement, redemption rights. Cash distributions to the Special General Partner are accounted for as an allocation to net income attributable to noncontrolling interest.

        Revenue Recognition – We lease real estate to others primarily on a triple-net leased basis whereby the tenant is generally responsible for operating expenses relating to the property, including property taxes, insurance, maintenance, repairs, and improvements. For the years ended December 31, 2017, 2016, and 2015, our tenants, pursuant to their lease obligations, have made direct payment to the taxing authorities of real estate taxes of approximately $26.3 million, $22.9 million, and $23.6 million, respectively.

        Substantially all of our leases provide for either scheduled rent increases, periodic rent adjustments based on formulas indexed to changes in the Consumer Price Index, or CPI, or similar indices, or percentage rents. CPI-based adjustments are contingent on future events and are therefore not included as minimum rent in straight-line rent calculations. We recognize rents from percentage rents as reported by the lessees, which is after the level of sales requiring a rental payment to us is reached. Percentage rents were insignificant for the periods presented.

        For our operating leases, we record real estate at cost less accumulated depreciation; we recognize future minimum rental revenue on a straight-line basis over the non-cancelable lease term of the related leases and charge expenses to operations as incurred (Note 4).

        We record leases accounted for under the direct financing method as a net investment in leases (Note 5). The net investment is equal to the cost of the leased assets. The difference between the cost

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

and the gross investment, which includes the residual value of the leased asset and the future minimum rents, is unearned income. We defer and amortize unearned income to income over the lease term so as to produce a constant periodic rate of return on our net investment in the lease.

        Asset Retirement Obligations – Asset retirement obligations relate to the legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development, and/or normal operation of a long-lived asset. The fair value of a liability for an asset retirement obligation is recorded in the period in which it is incurred and the cost of such liability is recorded as an increase in the carrying amount of the related long-lived asset by the same amount. The liability is accreted each period in Property expenses on our consolidated financial statements and the capitalized cost is depreciated over the estimated remaining life of the related long-lived asset. Revisions to estimated retirement obligations result in adjustments to the related capitalized asset and corresponding liability.

        In order to determine the fair value of the asset retirement obligations, we make certain estimates and assumptions including, among other things, projected cash flows, the borrowing interest rate, and an assessment of market conditions that could significantly impact the estimated fair value. These estimates and assumptions are subjective.

        Depreciation – We compute depreciation of building and related improvements using the straight-line method over the estimated remaining useful lives of the properties (not to exceed 40 years) and furniture, fixtures, and equipment (generally up to seven years). We compute depreciation of tenant improvements using the straight-line method over the lesser of the remaining term of the lease or the estimated useful life.

        Interest Capitalized in Connection with Real Estate Under Construction – Interest directly related to build-to-suit projects is capitalized. We consider a build-to-suit project as substantially completed upon the completion of improvements. If discrete portions of a project are substantially completed and occupied and other portions have not yet reached that stage, the substantially completed portions are accounted for separately. We allocate costs incurred between the portions under construction and the portions substantially completed and only capitalize those costs associated with the portion under construction. We determine an interest rate to be applied for capitalizing interest based on a blended rate of our debt obligations.

        Foreign Currency Translation and Transaction Gains and Losses – We have interests in real estate investments primarily in Europe, for which the functional currency is either the euro or the British pound sterling. We perform the translation from euro or the British pound sterling to the U.S. dollar for assets and liabilities using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted-average exchange rate during the year. We report the gains and losses resulting from such translation as a component of other comprehensive loss in equity. These translation gains and losses are released to net income when we have substantially exited from all investments in the related currency.

        A transaction gain or loss (measured from the transaction date or the most recent intervening balance sheet date, whichever is later), realized upon settlement of a foreign currency transaction generally will be included in net income for the period in which the transaction is settled. Also, intercompany foreign currency transactions that are scheduled for settlement, consisting primarily of

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

accrued interest and the translation to the reporting currency of short-term subordinated intercompany debt with scheduled principal payments, are included in the determination of net income.

        Intercompany foreign currency transactions of a long-term nature (that is, settlement is not planned or anticipated in the foreseeable future), in which the entities to the transactions are consolidated or accounted for by the equity method in our consolidated financial statements, are not included in net income but are reported as a component of other comprehensive income in equity.

        Net realized gains or (losses) are recognized on foreign currency transactions in connection with the transfer of cash from foreign operations of subsidiaries to the parent company. For the year ended December 31, 2017, we recognized net realized gains on such transactions of $2.9 million and losses on such transactions of $2.3 million for both the years ended December 31, 2016, and 2015.

        Derivative Instruments – We measure derivative instruments at fair value and record them as assets or liabilities, depending on our rights or obligations under the applicable derivative contract. Derivatives that are not designated as hedges must be adjusted to fair value through earnings. For a derivative designated and that qualifies as a cash flow hedge, the effective portion of the change in fair value of the derivative is recognized in Other comprehensive income (loss) until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value is immediately recognized in earnings. For a derivative designated, and that qualifies, as a net investment hedge, the effective portion of the change in the fair value and/or the net settlement of the derivative are reported in Other comprehensive income (loss) as part of the cumulative foreign currency translation adjustment. The ineffective portion of the change in fair value of the derivative is recognized directly in earnings. Amounts are reclassified out of Other comprehensive income (loss) into earnings when the hedged investment is either sold or substantially liquidated. In accordance with fair value measurement guidance, counterparty credit risk is measured on a net portfolio position basis.

        Income Taxes – We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code. In order to maintain our qualification as a REIT, we are required, among other things, to distribute at least 90% of our REIT net taxable income to our stockholders and meet certain tests regarding the nature of our income and assets. As a REIT, we are not subject to federal income taxes on our income and gains that we distribute to our stockholders as long as we satisfy certain requirements, principally relating to the nature of our income and the level of our distributions, as well as other factors. We believe that we have operated, and we intend to continue to operate, in a manner that allows us to continue to qualify as a REIT.

        We conduct business in various states and municipalities within the United States, Europe, and Asia and, as a result, we or one or more of our subsidiaries file income tax returns in the United States federal jurisdiction and various state and certain foreign jurisdictions. As a result, we are subject to certain foreign, state, and local taxes and a provision for such taxes is included in the consolidated financial statements.

        We elect to treat certain of our corporate subsidiaries as taxable REIT subsidiaries, or TRSs. In general, a TRS may perform additional services for our tenants and generally may engage in any real estate or non-real estate-related business (except for the operation or management of health care facilities or lodging facilities or providing to any person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated). A TRS is subject to corporate federal income tax.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

        Significant judgment is required in determining our tax provision and in evaluating our tax positions. We establish tax reserves based on a benefit recognition model, which we believe could result in a greater amount of benefit (and a lower amount of reserve) being initially recognized in certain circumstances. Provided that the tax position is deemed more likely than not of being sustained, we recognize the largest amount of tax benefit that is greater than 50% likely of being ultimately realized upon settlement. We derecognize the tax position when it is no longer more likely than not of being sustained.

        Our earnings and profits, which determine the taxability of distributions to stockholders, differ from net income reported for financial reporting purposes due primarily to differences in depreciation, including our hotel property, and timing differences of rent recognition and certain expense deductions, for federal income tax purposes. Deferred income taxes relate primarily to our TRSs and foreign properties, and are accounted for using the asset and liability method. Under this method, deferred income taxes are recognized for temporary differences between the financial reporting bases of assets and liabilities of our TRSs and their respective tax bases, and for their operating loss and tax credit carryforwards based on enacted tax rates expected to be in effect when such amounts are realized or settled. However, deferred tax assets are recognized only to the extent that it is more likely than not that they will be realized based on consideration of available evidence, including tax planning strategies and other factors (Note 13).

        We recognize deferred income taxes in certain of our subsidiaries taxable in the United States or in foreign jurisdictions. Deferred income taxes are generally the result of temporary differences (items that are treated differently for tax purposes than for U.S. GAAP purposes as described in Note 13). In addition, deferred tax assets arise from unutilized tax net operating losses, generated in prior years. Deferred income taxes are computed under the asset and liability method. The asset and liability method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between tax bases and financial bases of assets and liabilities. We provide a valuation allowance against our deferred income tax assets when we believe that it is more likely than not that all or some portion of the deferred income tax asset may not be realized. Whenever a change in circumstances causes a change in the estimated realizability of the related deferred income tax asset, the resulting increase or decrease in the valuation allowance is included in deferred income tax expense.

        Earnings Per Share – We have a simple equity capital structure with only common stock outstanding. As a result, earnings per share, as presented, represents both basic and dilutive per-share amounts for all periods presented in the consolidated financial statements. Income per basic and diluted share of common stock is calculated by dividing net income by the weighted-average number of shares of common stock issued and outstanding during such period.

        Use of Estimates – The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts and the disclosure of contingent amounts in our consolidated financial statements and the accompanying notes. Actual results could differ from those estimates.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

Recent Accounting Pronouncements

Pronouncements Adopted as of December 31, 2017

        In October 2016, the Financial Accounting Standards Board, or FASB, issued ASU 2016-17, Consolidation (Topic 810): Interests Held through Related Parties That Are under Common Control. ASU 2016-17 changes how a reporting entity that is a decision maker should consider indirect interests in a VIE held through an entity under common control. If a decision maker must evaluate whether it is the primary beneficiary of a VIE, it will only need to consider its proportionate indirect interest in the VIE held through a common control party. ASU 2016-17 amends ASU 2015-02, which we adopted on January 1, 2016, and which currently directs the decision maker to treat the common control party's interest in the VIE as if the decision maker held the interest itself. ASU 2016-17 is effective for public business entities in fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. We adopted ASU 2016-17 as of January 1, 2017 on a prospective basis. The adoption of this standard did not have a material impact on our consolidated financial statements.

        In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. ASU 2017-01 intends to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. Under the current implementation guidance in Topic 805, there are three elements of a business: inputs, processes, and outputs. While an integrated set of assets and activities, collectively referred to as a "set," that is a business usually has outputs, outputs are not required to be present. ASU 2017-01 provides a screen to determine when a set is not a business. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. ASU 2017-01 will be effective for public business entities in fiscal years beginning after December 15, 2017, including interim periods within those fiscal years, with early adoption permitted. We elected to early adopt ASU 2017-01 on January 1, 2017 on a prospective basis. While our acquisitions have historically been classified as either business combinations or asset acquisitions, certain acquisitions that were classified as business combinations by us likely would have been considered asset acquisitions under the new standard. As a result, all transaction costs incurred during the year ended December 31, 2017 were capitalized since our acquisitions during the year were classified as asset acquisitions. Most of our future acquisitions are likely to be classified as asset acquisitions under this new standard. In addition, goodwill that was previously allocated to businesses that were sold or held for sale will no longer be allocated and written off upon sale if future sales were deemed to be sales of assets and not businesses.

        In January 2017, the FASB issued ASU 2017-04, Intangibles – Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. ASU 2017-04 removes step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. A goodwill impairment will now be the amount by which a reporting unit's carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. All other goodwill impairment guidance will remain largely unchanged. Entities will continue to have the option to perform a qualitative assessment to determine if a quantitative impairment test is necessary. ASU 2017-04 will be effective for public business entities in fiscal years beginning after December 15, 2019, including interim periods within those fiscal years in which a goodwill impairment test is performed, with early adoption permitted. We adopted ASU 2017-04 as of

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

April 1, 2017 on a prospective basis. The adoption of this standard did not have a material impact on our consolidated financial statements.

Pronouncements to be Adopted after December 31, 2017

        In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 is a comprehensive new revenue recognition model requiring a company to recognize revenue to depict the transfer of goods or services to a customer at an amount reflecting the consideration it expects to receive in exchange for those goods or services. ASU 2014-09 does not apply to our lease revenues, which constitute a majority of our revenues, but will primarily apply to revenues generated from our operating properties. We adopted this guidance for our interim and annual periods beginning January 1, 2018 using the modified retrospective method. We performed a comprehensive evaluation of the impact of the new standard across our revenue streams, and determined that the timing of revenue recognition and its classification in our consolidated financial statements will remain substantially unchanged.

        In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 outlines a new model for accounting by lessees, whereby their rights and obligations under substantially all leases, existing and new, would be capitalized and recorded on the balance sheet. For lessors, however, the accounting remains largely unchanged from the current model, with the distinction between operating and financing leases retained, but updated to align with certain changes to the lessee model and the new revenue recognition standard. The new standard also replaces existing sale-leaseback guidance with a new model applicable to both lessees and lessors. In addition, it also requires lessors to record gross revenues and expenses associated with activities that do not transfer services to the lessee (such as real estate taxes and insurance). Additionally, the new standard requires extensive quantitative and qualitative disclosures. Early application will be permitted for all entities. The new standard must be adopted using a modified retrospective transition of the new guidance and provides for certain practical expedients. Transition will require application of the new model at the beginning of the earliest comparative period presented. We will adopt this guidance for our interim and annual periods beginning January 1, 2019. The ASU is expected to impact our consolidated financial statements as we have certain land lease arrangements for which we are the lessee. We are evaluating the impact of the new standard and have not yet determined if it will have a material impact on our business or our consolidated financial statements.

        In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses. ASU 2016-13 introduces a new model for estimating credit losses based on current expected credit losses for certain types of financial instruments, including loans receivable, held-to-maturity debt securities, and net investments in direct financing leases, amongst other financial instruments. ASU 2016-13 also modifies the impairment model for available-for-sale debt securities and expands the disclosure requirements regarding an entity's assumptions, models, and methods for estimating the allowance for losses. ASU 2016-13 will be effective for public business entities in fiscal years beginning after December 15, 2019, including interim periods within those fiscal years, with early application of the guidance permitted. We are in the process of evaluating the impact of adopting ASU 2016-13 on our consolidated financial statements.

        In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. ASU 2016-15 intends to reduce diversity in

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

practice for certain cash flow classifications, including, but not limited to (i) debt prepayment or debt extinguishment costs, (ii) contingent consideration payments made after a business combination, (iii) proceeds from the settlement of insurance claims, and (iv) distributions received from equity method investees. ASU 2016-15 will be effective for public business entities in fiscal years beginning after December 15, 2017, including interim periods within those fiscal years, with early application of the guidance permitted. We adopted this guidance for our interim and annual periods beginning January 1, 2018. The adoption of ASU 2016-15 is not expected to have a material impact on our consolidated financial statements, with the exception of debt prepayment or debt extinguishment cost reclassifications between operating and financing cash flow activities.

        In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. ASU 2016-18 intends to reduce diversity in practice for the classification and presentation of changes in restricted cash on the statement of cash flows. ASU 2016-18 requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. ASU 2016-18 will be effective for public business entities in fiscal years beginning after December 15, 2017, including interim periods within those fiscal years, with early adoption permitted. We adopted this guidance for our interim and annual periods beginning January 1, 2018. The adoption of ASU 2016-18 is not expected to have a material impact on our consolidated financial statements.

        In February 2017, the FASB issued ASU 2017-05, Other Income – Gains and Losses from the Derecognition of Nonfinancial Assets (Subtopic 610-20). ASU 2017-05 clarifies that a financial asset is within the scope of Subtopic 610-20 if it meets the definition of an in substance nonfinancial asset. The amendments define the term "in substance nonfinancial asset," in part, as a financial asset promised to a counterparty in a contract if substantially all of the fair value of the assets (recognized and unrecognized) that are promised to the counterparty in the contract is concentrated in nonfinancial assets. If substantially all of the fair value of the assets that are promised to the counterparty in a contract is concentrated in nonfinancial assets, then all of the financial assets promised to the counterparty are in substance nonfinancial assets within the scope of Subtopic 610-20. This amendment also clarifies that nonfinancial assets within the scope of Subtopic 610-20 may include nonfinancial assets transferred within a legal entity to a counterparty. For example, a parent company may transfer control of nonfinancial assets by transferring ownership interests in a consolidated subsidiary. ASU 2017-05 is effective for periods beginning after December 15, 2017, with early application permitted for fiscal years beginning after December 15, 2016. We are in the process of evaluating the impact of ASU 2017-05 on our consolidated financial statements and will adopt the standard for the fiscal year beginning January 1, 2018.

        In August 2017, the FASB issued ASU 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities. ASU 2017-12 will make more financial and nonfinancial hedging strategies eligible for hedge accounting. It also amends the presentation and disclosure requirements and changes how companies assess hedge effectiveness. It is intended to more closely align hedge accounting with companies' risk management strategies, simplify the application of hedge accounting, and increase transparency as to the scope and results of hedging programs. ASU 2017-12 will be effective in fiscal years beginning after December 15, 2018, including interim

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 2. Summary of Significant Accounting Policies (Continued)

periods within those fiscal years, with early adoption permitted. We are in the process of evaluating the impact of adopting ASU 2017-12 on our consolidated financial statements, and expect to adopt the standard for the fiscal year beginning January 1, 2019.

Note 3. Agreements and Transactions with Related Parties

Transactions with Our Advisor

        We have an advisory agreement with our Advisor whereby our Advisor performs certain services for us under a fee arrangement, including the identification, evaluation, negotiation, purchase, and disposition of real estate and related assets and mortgage loans; day-to-day management; and the performance of certain administrative duties. We also reimburse our Advisor for general and administrative duties performed on our behalf. The advisory agreement has a term of one year and may be renewed for successive one-year periods. We may terminate the advisory agreement upon 60 days' written notice without cause or penalty.

        The following tables present a summary of fees we paid, expenses we reimbursed, and distributions we made to our Advisor and other affiliates in accordance with the relevant agreements (in thousands):

	Years Ended December 31,
	2017	2016	2015
Amounts Included in the Consolidated Statements of Income
Asset management fees	$29,363	$29,705	$29,192
Available Cash Distributions	26,675	24,765	24,668
Personnel and overhead reimbursements	8,878	9,684	12,199
Director compensation	310	310	310
Interest expense on deferred acquisition fees and loan from affiliate	273	238	309
Acquisition expenses	—	2,844	430

	$65,499	$67,546	$67,108

Acquisition Fees Capitalized
Current acquisition fees	$5,284	$3,985	$8,180
Deferred acquisition fees	4,228	3,188	6,325
Personnel and overhead reimbursements	849	584	858

	$10,361	$7,757	$15,363

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Agreements and Transactions with Related Parties (Continued)

        The following table presents a summary of amounts included in Due to affiliates in the consolidated financial statements (in thousands):

	December 31,
	2017	2016
Due to Affiliates
Deferred acquisition fees, including interest	$6,564	$6,584
Asset management fees payable	2,435	2,250
Reimbursable costs	2,162	2,299
Accounts payable	175	360
Current acquisition fees	131	230

	$11,467	$11,723

Acquisition and Disposition Fees

        We pay our Advisor acquisition fees for structuring and negotiating investments and related mortgage financing on our behalf, a portion of which is payable upon acquisition of investments, with the remainder subordinated to the achievement of a preferred return, which is a non-compounded cumulative distribution of 5.0% per annum (based initially on our invested capital). Acquisition fees payable to our Advisor with respect to our long-term, net-leased investments are 4.5% of the total cost of those investments and are comprised of a current portion of 2.5%, typically paid upon acquisition, and a deferred portion of 2.0%, typically paid over three years and subject to the 5.0% preferred return described above. The preferred return was achieved as of each of the cumulative periods ended December 31, 2017, 2016, and 2015. For certain types of non-long term net-leased investments, initial acquisition fees are between 1.0% and 1.75% of the equity invested plus the related acquisition fees, with no portion of the payment being deferred. Unpaid installments of deferred acquisition fees are included in Due to affiliates in the consolidated financial statements. Unpaid installments of deferred acquisition fees bear interest at an annual rate of 5.0%. The cumulative total acquisition costs, including acquisition fees paid to our Advisor, may not exceed 6.0% of the aggregate contract purchase price of all investments, which is measured at the end of each year. Our cumulative total acquisition costs have not exceeded the amount that would require our Advisor to reimburse us.

        Our Advisor may be entitled to receive a disposition fee equal to the lesser of (i) 50.0% of the competitive real estate commission (as defined in the advisory agreement) or (ii) 3.0% of the contract sales price of the investment being sold; however, payment of such fees is subordinated to the 5.0% preferred return. These fees are payable at the discretion of our board of directors.

Asset Management Fees

        As described in the advisory agreement, we pay our Advisor asset management fees that vary based on the nature of the underlying investment. We pay 0.5% per annum of average market value for long-term net leases and certain other types of real estate investments, and 1.5% to 1.75% per annum of average equity value for certain types of securities. Asset management fees are payable in cash and/or shares of our common stock at our option, after consultation with our Advisor. If our Advisor receives all or a portion of its fees in shares, the number of shares issued is determined by dividing the dollar amount of fees by our most recently published estimated net asset value per share, or NAV,

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Agreements and Transactions with Related Parties (Continued)

which was $10.11 as of December 31, 2016. For 2017 we paid our Advisor 100.0% of its asset management fees in shares of our common stock. For 2016 and 2015, we paid our Advisor 50% of its asset management fees in cash and 50.0% in shares of our common stock. At December 31, 2017, our Advisor owned 14,647,412 shares (4.2%) of our common stock. Asset management fees are included in Property expenses in the consolidated financial statements.

Available Cash Distribution

        WPC's interest in the Operating Partnership entitles it to receive distributions of up to 10.0% of available cash generated by the Operating Partnership, referred to as the Available Cash Distribution, which is defined as cash generated from operations, excluding capital proceeds, as reduced by operating expenses and debt service, excluding prepayments and balloon payments. Available Cash Distributions are included in Net income attributable to noncontrolling interests in the consolidated financial statements.

Personnel and Overhead Reimbursements

        Under the terms of the advisory agreement, our Advisor allocates a portion of its personnel and overhead expenses to us and the other entities that are managed by our Advisor, including Corporate Property Associates 18 – Global Incorporated; Carey Watermark Investors Incorporated; Carey Watermark Investors 2 Incorporated; and Carey European Student Housing Fund I, L.P.; collectively referred to as the Managed Programs. Our Advisor also allocated a portion of its personnel and overhead expenses to Carey Credit Income Fund (now known as Guggenheim Credit Income Fund) prior to September 11, 2017, which was the effective date of its resignation as the advisor to that fund. Our Advisor allocates these expenses to us on the basis of our trailing four quarters of reported revenues in comparison to those of WPC and other entities managed by WPC and its affiliates.

        We reimburse our Advisor for various expenses it incurs in the course of providing services to us. We reimburse certain third-party expenses paid by our Advisor on our behalf, including property-specific costs, professional fees, office expenses, and business development expenses. In addition, we reimburse our Advisor for the allocated costs of personnel and overhead in managing our day-to-day operations, including accounting services, stockholder services, corporate management, and property management and operations. We do not reimburse our Advisor for the cost of personnel if these personnel provide services for transactions for which our Advisor receives a transaction fee, such as for acquisitions and dispositions. As per the advisory agreement, the amount of applicable personnel costs allocated to us is capped at 2.0% and 2.2% for 2017 and 2016, respectively, of pro rata lease revenues for each year. Beginning in 2018, the cap decreases to 1.0% of pro rata lease revenues for that year. Costs related to our Advisor's legal transactions group are based on a schedule of expenses relating to services performed for different types of transactions, such as financings, lease amendments, and dispositions, among other categories, and includes 0.25% of the total investment cost of an acquisition. In general, personnel and overhead reimbursements are included in General and administrative expenses in the consolidated financial statements. However, we capitalize certain of the costs related to our Advisor's legal transactions group if the costs relate to a transaction that is not considered to be a business combination.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3. Agreements and Transactions with Related Parties (Continued)

Excess Operating Expenses

        Our Advisor is obligated to reimburse us for the amount by which our operating expenses exceeds the "2%/25% guidelines" (the greater of 2% of average invested assets or 25% of net income) as defined in the advisory agreement for any 12-month period, subject to certain conditions. For the most recent trailing four quarters, our operating expenses were below this threshold.

Jointly Owned Investments and Other Transactions with Affiliates

        At December 31, 2017, we owned interests ranging from 6% to 97% in jointly owned investments, with the remaining interests held by affiliates or by third parties. We consolidate certain of these investments and account for the remainder under the equity method of accounting. We also owned an interest in a jointly controlled tenancy-in-common interest in several properties, which we account for under the equity method of accounting (Note 6). At December 31, 2017, we had $0.2 million due from an affiliate primarily related to one of our jointly owned investments, which is included in Other assets, net on our consolidated financial statements. At December 31, 2016, we had $0.9 million due from an affiliate primarily related to one of our jointly owned investments, which was subsequently repaid.

Note 4. Real Estate, Operating Real Estate, and Assets Held for Sale

Real Estate – Land, Buildings and Improvements

        Real estate, which consists of land and buildings leased to others, at cost, and which are subject to operating leases, is summarized as follows (in thousands):

	December 31,
	2017	2016
Land	$567,113	$563,050
Buildings and improvements	2,200,901	2,182,374
Real estate under construction	4,597	—
Less: Accumulated depreciation	(354,668)	(280,657)

	$2,417,943	$2,464,767

        During the year ended December 31, 2017, the U.S. dollar weakened against the euro, as the end-of-period rate for the U.S. dollar in relation to the euro increased by 13.8% to $1.1993 from $1.0541. As a result, the carrying value of our real estate increased by $145.9 million from December 31, 2016 to December 31, 2017.

        Depreciation expense, including the effect of foreign currency translation, on our real estate for the years ended December 31, 2017, 2016, and 2015 was $64.6 million, $63.1 million, and $57.9 million, respectively.

Acquisitions of Real Estate During 2017

        On February 2, 2017, we acquired an office facility in Buffalo Grove, Illinois, which was deemed to be a real estate asset acquisition, at a total cost of $11.5 million, including land of $2.0 million, building of $7.5 million (including acquisition-related costs of $0.5 million, which were capitalized), and an intangible asset of $2.0 million (Note 7).

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4. Real Estate, Operating Real Estate, and Assets Held for Sale (Continued)

        On July 19, 2017, we acquired a parcel of land located in Zary, Poland for $0.4 million, which is adjacent to an industrial facility we previously acquired. The land will be used to construct an expansion to the existing facility, which is currently expected to cost $5.9 million (amounts are based on the exchange rate of the euro on the date of acquisition and includes capitalized acquisition related costs of $0.3 million) and to be completed in 2018. See Real Estate Under Construction below for additional information.

        On October 27, 2017, we agreed to fund the expansion of a distribution facility in Dillon, South Carolina, which is adjacent to a distribution facility we previously acquired. The expansion of the facility is currently expected to cost $47.1 million (including capitalized acquisition related costs of $2.3 million) and to be completed in 2018. See Real Estate Under Construction below for additional information.

        On December 8, 2017, we agreed to fund the expansion of a facility located in Zabia Wola, Poland, which is adjacent to a facility we previously acquired. The expansion to the existing facility is currently expected to cost $5.5 million (amount is based on the exchange rate of the euro on the date of acquisition and includes capitalized acquisition related costs of $0.3 million) and to be completed in 2019. See Real Estate Under Construction below for additional information.

Acquisitions of Real Estate During 2016

        During the year ended December 31, 2016, we acquired the following investments, which were deemed to be business combinations because we assumed the existing leases on the properties, at a total cost of $51.2 million, including land of $6.7 million, buildings of $40.2 million, and net lease intangibles of $4.3 million:

  •
  $17.3 million for a student housing accommodation in Jacksonville, Florida on January 8, 2016;

  •
  $4.2 million for an industrial facility in Houston, Texas on February 10, 2016;

  •
  $16.9 million for an office building in Oak Creek, Wisconsin on September 1, 2016; and

  •
  $12.8 million for a warehouse and light manufacturing building in Perrysburg, Ohio on September 30, 2016.

        In connection with these investments, we expensed acquisition-related costs and fees totaling $2.6 million, which are included in Acquisition expenses in the consolidated financial statements.

        During the year ended December 31, 2016, we capitalized $10.4 million of building improvements with existing tenants of our net-leased properties.

        During 2016, we entered into the following investments, which were deemed to be real estate asset acquisitions because we acquired the sellers' properties and simultaneously entered into new leases in connection with these acquisitions, at a total cost of $134.8 million, including land of $8.6 million, buildings of $97.0 million (including acquisition-related costs of $7.1 million, which were capitalized), and net intangibles of $29.2 million:

  •
  an investment of $38.2 million for five distribution centers located in Tiffin, Ohio; Kalamazoo, Michigan; Andersonville, Tennessee; Shelbyville, Indiana; and Millwood, West Virginia on November 1, 2016;

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4. Real Estate, Operating Real Estate, and Assets Held for Sale (Continued)

  •
  an investment of $32.6 million for a facility located in Zabia Wola, Poland on November 29, 2016. In addition, we recorded a deferred tax liability of $2.1 million partially offset by intangible assets of $2.0 million and land of $0.1 million related to this transaction (amounts are based on the exchange rate of the euro on the date of acquisition); and

  •
  an investment of $64.0 million for a facility located in Kaunas, Lithuania on December 14, 2016. In addition, we recorded a deferred tax liability of $0.5 million partially offset by building and improvements and intangible assets (amounts are based on the exchange rate of the euro on the date of acquisition).

Scheduled Future Minimum Rents

        Scheduled future minimum rents, exclusive of renewals, expenses paid by tenants, and future CPI-based adjustments, under non-cancelable operating leases at December 31, 2017 are as follows (in thousands):

Years Ending December 31,	Total
2018	$283,901
2019	285,026
2020	287,210
2021	289,060
2022	288,150
Thereafter	2,231,027

Total	$3,664,374

Real Estate Under Construction

        As noted above, during 2017 we acquired three build-to-suit investments, which were still under construction as of December 31, 2017. The aggregate unfunded commitment on our build-to-suit investments and certain other tenant improvements totaled approximately $56.5 million at December 31, 2017. As of December 31, 2017, real estate under construction totaled $4.6 million and is included within Real estate – Land, buildings and improvements on our consolidated financial statements.

Operating Real Estate – Land, Buildings and Improvements

        Operating real estate, which consists of our wholly owned domestic self-storage operations and a majority ownership in one hotel, at cost, is summarized as follows (in thousands):

	December 31,
	2017	2016
Land	$90,042	$55,645
Buildings and improvements	250,730	203,326
Less: Accumulated depreciation	(26,087)	(18,876)

	$314,685	$240,095

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4. Real Estate, Operating Real Estate, and Assets Held for Sale (Continued)

        Depreciation expense on our operating real estate for the years ended December 31, 2017, 2016, and 2015 was $6.7 million, $7.8 million, and $8.4 million, respectively.

Acquisitions of Operating Real Estate During 2017

        In 2012, we funded a domestic build-to-suit project for the construction and redevelopment of the Shelborne hotel located in Miami, Florida. The funding of the hotel was provided in the form of a $125.0 million loan (which subsequently increased to $174.0 million including accrued interest), which we refer to as the Shelborne Loan. In addition to providing the loan, we acquired a 33% equity interest in the build-to-suit investment. The remaining 67% equity interest was held by two third-party joint venture partners. Pursuant to the accounting guidance regarding ADC Arrangements, we accounted for the Shelborne Loan under the equity method of accounting as the characteristics of the arrangement with the third-party developer were more similar to a jointly owned investment or partnership rather than a loan (Note 6). During 2014, construction was completed and the hotel was placed into service.

        During September 2017, the Shelborne hotel sustained estimated damages of $31.2 million from Hurricane Irma, all of which is expected to be covered by insurance, with exception to the estimated insurance deductible of $1.8 million. Of this amount, $1.7 million was recorded prior to the restructuring within Equity in earnings of equity method investments in real estate on our consolidated financial statements (Note 6).

        On October 3, 2017, we restructured our Shelborne hotel investment. All equity interests in the investment were transferred to us in satisfaction of the Shelborne Loan. Simultaneously, we transferred a 4.5% minority interest back to one of the original equity partners in exchange for a cash contribution of $4.0 million from that partner. As a result of the restructuring, we became the managing member with the controlling financial interest in the investment. The minority interests have no decision-making control. Since the construction is now completed and the Shelborne Loan has been satisfied, we determined that this investment should no longer be accounted for as an ADC Arrangement (Note 6) and, as a result, we consolidate this investment after October 3, 2017.

        We deemed this to be an asset acquisition as substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset group. Due to the change in control resulting from the acquisition of this controlling interest, we accounted for this acquisition using the purchase method of accounting. We recorded a non-cash loss on change in control of interests of $13.9 million during 2017, which was the difference between the carrying value from our previously held equity investment of $118.7 million and the fair value of our 95.5% ownership interest on the date of restructuring of $104.9 million. We determined the following purchase price allocation based on an

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4. Real Estate, Operating Real Estate, and Assets Held for Sale (Continued)

appraisal provided by an independent valuation firm performed as of the date of acquisition (in thousands):

Shelborne Hotel
October 3, 2017
Assets acquired at fair value:
Land	$34,397
Buildings and improvements	46,261
Other assets, net(a)	32,695

113,353

Liabilities assumed at fair value:
Other liabilities assumed	(2,777)

(2,777)

Total identifiable net assets	110,576
Noncontrolling interest contribution(b)	(9,529)
Net cash received	3,829

Fair value of our majority interest in investment	104,876
Carrying value of previously held equity investment	(118,727)

Loss on change in control of interest	$(13,851)

(a)
Includes insurance receivables of $29.4 million related to the damage caused by Hurricane Irma, which excludes remediation costs of $1.4 million noted below.

(b)
Includes a non-cash contribution of $5.5 million from the joint-venture partner.

        Subsequent to restructuring, and through December 31, 2017, we incurred additional costs of $1.4 million related to remediation work at the hotel, which is covered by our insurance policy. In addition, we recognized $2.7 million in costs related to our insurance adjuster, which is recorded within Other income and (expenses) on our consolidated financial statements. As of December 31, 2017, insurance receivables outstanding relating to the hurricane damage were $30.8 million, which is included in Other assets, net and represents our estimate of the net proceeds for damages to be received under our insurance policy related to this property.

        We are still assessing the impact of the hurricane to this hotel, and the final damages incurred could vary significantly from our estimate and additional remediation work may be performed. Any changes in estimates for property damage will be recorded in the periods in which they were determined and any additional work will be recorded in the periods in which it is performed.

Acquisitions of Operating Real Estate During 2016

        In 2013, we acquired a 45% equity interest and 40% indirect economic interest in Madison Storage NYC, LLC and Veritas Group IX-NYC, LLC, which were previously accounted for under the equity method of accounting and included in Equity investments in real estate in the consolidated financial statements. On April 11, 2016, we acquired the remaining 15% controlling interest in these entities at a total cost of $22.0 million and, as a result, gained 100% of the economic interest and consolidated this

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4. Real Estate, Operating Real Estate, and Assets Held for Sale (Continued)

investment. In connection with this business combination, we expensed acquisition-related costs and fees of $3.7 million, which are included in Acquisition expenses in the consolidated financial statements. Due to the change in control resulting from the acquisition of this controlling interest, we accounted for this acquisition using the purchase method of accounting. We recorded a non-cash gain on change in control of interests of $49.9 million during 2016, which was the difference between the carrying value of $15.1 million and the fair value of $64.9 million from our previously held equity interest on April 11, 2016. On October 26, 2016, we exercised our option to purchase the additional 40% indirect economic interest in Madison Storage NYC, LLC from CIF Storage LLC, and as a result, we directly owned 100% of these four entities at both December 31, 2017 and 2016. There was no cash transfer for this additional interest as we previously owned this 40% interest indirectly. At December 31, 2016, we had a 45% equity interest and 40% indirect economic interest in the Veritas Group IX-NYC, LLC property, which was deemed to be a VIE. In March 2017, we exercised our call option on this property, and as a result, we now own 100% of the entity. As such, since that date we no longer classify this entity as a VIE.

        The following tables present a summary of assets acquired and liabilities assumed, and revenues and earnings thereon since the date of acquisition through December 31, 2016 (in thousands):

Madison Storage NYC, LLC and Veritas Group IX-NYC, LLC
Cash consideration	$11,363

Assets acquired at fair value:
Land	$26,941
Buildings	109,399
In-place lease intangible assets	9,783
Other assets acquired	1,705

147,828

Liabilities assumed at fair value:
Non-recourse debt, net	(70,578)
Other liabilities assumed	(831)

(71,409)

Total identifiable net assets	76,419
Gain on change in control of interests	(49,922)
Carrying value of previously held equity investment	(15,134)

$11,363

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4. Real Estate, Operating Real Estate, and Assets Held for Sale (Continued)

Madison Storage NYC, LLC and Veritas Group IX-NYC, LLC
April 11, 2016 through December 31, 2016
Revenues	$7,166

Net loss(a)(b)	$(9,021)

Net loss attributable to CPA:17 – Global(a)(b)	$(9,021)

(a)
Excludes a $49.9 million gain on change in control of interests.

(b)
Includes equity in losses of equity method investments in real estate of $0.4 million.

Pro Forma Financial Information

        The following consolidated pro forma financial information presents our financial results as if this business combination had occurred as of January 1, 2015. The pro forma financial information is not necessarily indicative of what the actual results would have been had the acquisition actually occurred on January 1, 2015, nor does it purport to represent the results of operations for future periods.

        (In thousands, except per share data)

	Years Ended December 31,
	2016	2015
Pro forma total revenues	$442,972	$437,295

Pro forma net income(a)	$184,487	$165,489
Pro forma net income attributable to noncontrolling interests	(38,863)	(39,915)

Pro forma net income attributable to CPA:17 – Global	$145,624	$125,574

Pro forma basic and diluted weighted-average shares outstanding	342,147,444	334,468,362

Pro-forma basic and diluted income per share	$0.43	$0.38

(a)
Pro forma net income for 2015 includes a gain on change in control of interests of $49.9 million and transaction costs of $3.7 million as if they were recognized on January 1, 2015.

Dispositions and Assets Held for Sale

        Below is a summary of our properties held for sale (in thousands):

	December 31,
	2017	2016
Real estate, net	$—	$14,850

Assets held for sale	$—	$14,850

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4. Real Estate, Operating Real Estate, and Assets Held for Sale (Continued)

        At December 31, 2016, we had a property classified as Assets held for sale (Note 14). On March 13, 2017, we sold this property for $14.1 million, net of closing costs. In addition, during the year ended December 31, 2017, we sold three net-leased properties, two of which were accounted for as direct financing leases (Note 5, Note 14).

I-drive Property Disposition and I-drive Wheel Restructuring

        In 2012, we entered into a contract for the construction of a domestic build-to-suit project with IDL Master Tenant, LLC, a developer, for the construction of an entertainment complex, which we refer to as the I-drive Property, and an observation wheel, which we refer to as the I-drive Wheel, at the I-drive Property. We had accounted for the construction of the I-drive Property as Real estate under construction. The funding for the construction of the I-drive Wheel was provided by us in the form of a $50.0 million loan, which we refer to as the Wheel Loan. Pursuant to the accounting guidance regarding ADC Arrangements, we accounted for the Wheel Loan under the equity method of accounting as the characteristics of the arrangement with the third-party developer were more similar to a jointly-owned investment or partnership rather than a loan (Note 6). During 2015, the construction on both the I-drive Property and the I-drive Wheel were completed and placed into service.

        On March 17, 2017, the developer exercised its purchase option and acquired the I-drive Property for a purchase price of $117.5 million (Note 14). The $60.0 million non-recourse mortgage loan encumbering the I-drive Property was repaid at closing by the buyer (Note 10). In connection with the disposition, we provided seller financing in the form of a $34.0 million mezzanine loan (Note 5), which was considered to be a non-cash investing activity, and the sale was accounted for under the cost recovery method. As a result, the $2.1 million gain on sale was deferred and will be recognized into income upon recovery of the cost of the property from the future cash proceeds. As a result of the sale of the I-drive Property, we no longer consider this entity to be a VIE at December 31, 2017.

        During 2016, we sold 34 self-storage properties (Note 14).

Asset Retirement Obligations

        We have recorded asset retirement obligations for the removal of asbestos and environmental waste in connection with certain of our investments. We estimated the fair value of the asset retirement obligations based on the estimated economic lives of the properties and the estimated removal costs provided by the inspectors. The liability was discounted using the weighted-average interest rate on the associated fixed-rate mortgage loans at the time the liability was incurred.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 4. Real Estate, Operating Real Estate, and Assets Held for Sale (Continued)

        The following table provides the activity of our asset retirement obligations, which are included in Accounts payable, accrued expenses and other liabilities in the consolidated financial statements (in thousands):

	Years Ended December 31,
	2017	2016
Beginning balance	$17,749	$25,424
Reductions due to dispositions	(2,038)	(10,541)
Accretion expense(a)	991	1,292
Foreign currency translation adjustments and other	230	(314)
Additions	—	1,888

Ending balance	$16,932	$17,749

(a)
Accretion of the liability is included in Property expenses in the consolidated financial statements and recognized over the economic life of the properties.

Note 5. Finance Receivables

        Assets representing rights to receive money on demand or at fixed or determinable dates are referred to as finance receivables. Our finance receivables portfolio consists of our Net investments in direct financing leases and loans receivable. Operating leases are not included in finance receivables as such amounts are not recognized as an asset in the consolidated financial statements. Our loans receivable are included in Other assets, net in the consolidated financial statements. Earnings from our loans receivable are included in Other interest income in the consolidated financial statements.

Net Investments in Direct Financing Leases

        Net investments in direct financing leases is summarized as follows (in thousands):

	December 31,
	2017	2016
Minimum lease payments receivable	$732,092	$790,111
Unguaranteed residual value	188,517	189,692

	920,609	979,803
Less: unearned income	(411,381)	(471,411)

	$509,228	$508,392

        During the year ended December 31, 2017, the U.S. dollar weakened against the euro, as the end-of-period rate for the U.S. dollar in relation to the euro increased by 13.8% to $1.1993 from $1.0541. As a result, the carrying value of our net investment in direct financing leases increased by $5.7 million from December 31, 2016 to December 31, 2017.

        In June 2017, we sold two net-leased properties located in Lima and Miamisburg, Ohio, back to the tenant, Civitas Media, LLC, for net proceeds of $6.1 million (Note 14). These properties were

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5. Finance Receivables (Continued)

previously accounted for as direct financing leases. We retained the remaining four net-leased properties leased to this tenant.

        On February 10, 2016, we entered into a net lease financing transaction for an industrial facility in Houston, Texas for $4.2 million. In connection with this business combination, we expensed acquisition-related costs and fees of $0.3 million, which are included in Acquisition expenses in the consolidated financial statements.

        On April 8, 2016, we entered into a net lease financing transaction for six newspaper printing facilities in Ohio, North Carolina, Pennsylvania, and Missouri for $12.0 million, including capitalized acquisition-related costs and fees of $0.5 million.

Scheduled Future Minimum Rents

        Scheduled future minimum rents, exclusive of renewals, expenses paid by tenants, and future CPI-based adjustments, under non-cancelable direct financing leases at December 31, 2017 are as follows (in thousands):

Years Ending December 31,	Total
2018	$58,257
2019(a)	306,525
2020	31,696
2021	32,072
2022	32,548
Thereafter	270,994

Total	$732,092

(a)
Includes $250.0 million for a bargain purchase option. In January 2018, the tenant, The New York Times Company, exercised its bargain purchase option to acquire the property for $250.0 million, which is expected to occur on December 1, 2019 (Note 17).

Loans Receivable

        In connection with the I-drive Property disposition (Note 4, Note 14), on March 17, 2017 we provided seller financing in the form of a $34.0 million mezzanine loan (Note 4) to the developer of the I-drive Property, which has an interest rate of 9.0% and is scheduled to mature in April 2019 with an option to extend to April 2020.

        In addition to the sale of the I-drive Property, we restructured the Wheel Loan (Note 4) on March 17, 2017. Under the original ADC Arrangement that was accounted for as an equity method investment (Note 6), (i) we provided all the equity for the initial construction and carried all of the risk, (ii) all interest and fees on the Wheel Loan were added to the Wheel Loan balance, and (iii) we participated in the residual profits of the I-drive Wheel post-construction through rents we received pursuant to a ground lease. The original $50.0 million Wheel Loan was restructured as follows:

  •
  $5.0 million of principal was repaid.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5. Finance Receivables (Continued)

  •
  $10.0 million of principal was converted into separate loans to two individuals associated with the developer. These loans are guaranteed by their 80.0% equity interest in the I-Shops Property that we originally owned and sold back to the developer in 2014. The loans have an interest rate of 6.5% and are scheduled to mature in December 2018 with an option to extend to April 2020.

  •
  We reduced the interest rate to 6.5% on the remaining $35.0 million and extended the maturity in December 2018 with an option to extend to December 2020.

        In connection with the restructuring of the Wheel Loan, we determined that the loan no longer qualifies as an ADC Arrangement and should no longer be accounted for as an equity investment since (i) the construction was completed, (ii) the borrowers contributed cash and equity pledges as security, which substantially reduced our risk, and (iii) we no longer participate in the residual profits through the ground lease rents (pursuant to the aforementioned I-drive Property disposition mentioned in Note 4). As a result, we reclassified the aggregate loan balance noted above to loans receivable, included in Other Assets, net, which was a non-cash investing activity. A deferred gain of $16.4 million was recorded during the first quarter, which was the difference between the fair value of the remaining $35.0 million loan and the $18.6 million carrying value of our previously held equity investment on March 17, 2017. The deferred gain related to the restructuring of the Wheel Loan will be recognized into income upon recovery of the cost of the Wheel Loan from future cash proceeds.

        At December 31, 2017 and 2016, we had five loans and one loan receivable with outstanding balances of $110.5 million and $31.5 million, respectively, which are included in Other assets, net in the consolidated financial statements.

        1185 Broadway LLC – On January 8, 2015, we provided a mezzanine loan of $30.0 million to a subsidiary of 1185 Broadway LLC for the development of a hotel on a parcel of land in New York, New York. The mezzanine loan is collateralized by an equity interest in a subsidiary of 1185 Broadway LLC. It has an interest rate of 10% and is scheduled to mature on April 3, 2018. The agreement also contains rights to certain fees upon maturity and an equity interest in the underlying entity that has been recorded in Other assets, net in the consolidated financial statements. At December 31, 2017, the balance of the loan receivable including interest thereon was $31.5 million.

Credit Quality of Finance Receivables

        We generally seek investments in facilities that we believe are critical to a tenant's business and have a low risk of tenant default. At December 31, 2017, we had $1.1 million of finance receivable balances that were past due, of which we established an allowance for credit losses of $0.7 million. At December 31, 2016, we did not have any finance receivable balances that were past due. Additionally, there were no modifications of finance receivables during the years ended December 31, 2017 and 2016. We evaluate the credit quality of our finance receivables utilizing an internal five-point credit rating scale, with one representing the highest credit quality and five representing the lowest. The credit quality evaluation of our finance receivables was last updated in the fourth quarter of 2017.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 5. Finance Receivables (Continued)

        A summary of our finance receivables by internal credit quality rating is as follows (dollars in thousands):

	Number of Tenants / Obligors at December 31,		Carrying Value at December 31,
Internal Credit Quality Indicator	2017	2016	2017	2016
1	—	—	$—	$—
2	2	2	62,744	61,949
3	8	9	379,621	412,075
4	8	5	165,413	65,868
5	1	—	11,950	—

			$619,728	$539,892

Note 6. Equity Investments in Real Estate

        We own equity interests in net-leased properties that are generally leased to companies through noncontrolling interests (i) in partnerships and limited liability companies that we do not control but over which we exercise significant influence or (ii) as tenants-in-common subject to common control. Generally, the underlying investments are jointly owned with affiliates. We account for these investments under the equity method of accounting. Earnings for each investment are recognized in accordance with each respective investment agreement and, where applicable, based upon an allocation of the investment's net assets at book value as if the investment were hypothetically liquidated at the end of each reporting period.

        As required by current authoritative accounting guidance, we periodically compare an investment's carrying value to its estimated fair value and recognize an impairment charge to the extent that the carrying value exceeds fair value and such decline is determined to be other than temporary. Additionally, we provide funding to developers for ADC Arrangements, under which we have provided loans to third-party developers of real estate projects, which we account for as equity investments as the characteristics of the arrangement with the third-party developers are more similar to a jointly owned investment or partnership rather than a loan.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6. Equity Investments in Real Estate (Continued)

        The following table presents Equity in earnings of equity method investments in real estate, which represents our proportionate share of the income or losses of these investments, as well as amortization of basis differences related to purchase accounting adjustments (in thousands):

	Years Ended December 31,
	2017	2016	2015
Equity Earnings from Equity Investments:
Net Lease(a)	$9,369	$15,271	$21,692
Self Storage	—	(394)	(1,703)
All Other(b)	(6,274)	(5,010)	(1,762)

	3,095	9,867	18,227

Amortization of Basis Differences on Equity Investments:
Net Lease	(2,260)	(3,077)	(2,263)
Self Storage	—	(39)	(155)
All Other	(574)	(3,489)	(1,142)

	(2,834)	(6,605)	(3,560)

Equity in earnings of equity method investments in real estate	$261	$3,262	$14,667

(a)
For the years ended December 31, 2017 and 2016, amounts include impairment charges of $10.6 million and $1.9 million, respectively, related to certain of our equity investments (Note 8).

(b)
As of December 31, 2016, the carrying value of one of our investments was reduced to reflect a $22.8 million impairment of goodwill at the investee level to its fair value (Note 8). In addition, we recorded $10.6 million of income recognized in conjunction with the termination of a management agreement and a $10.6 million gain representing the portion of losses guaranteed by the previous management company under the terms of the management agreement.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6. Equity Investments in Real Estate (Continued)

        The following table sets forth our ownership interests in our equity method investments in real estate and their respective carrying values, along with those ADC Arrangements that are recorded as equity investments (dollars in thousands):

			Carrying Value at December 31,
		Ownership Interest at December 31, 2017
Lessee/Equity Investee	Co-owner		2017	2016
Net Lease:
Hellweg Die Profi-Baumärkte GmbH & Co. KG (referred to as Hellweg 2)(a)(b)(c)	WPC	37%	$109,933	$10,125
Kesko Senukai(a)(d)	Third Party	70%	58,136	—
Jumbo Logistiek Vastgoed B.V.(a)(e)	WPC	85%	55,162	54,621
U-Haul Moving Partners, Inc. and Mercury Partners, LP(b)	WPC	12%	35,897	37,601
Bank Pekao S.A.(a)(b)	CPA:18 – Global	50%	25,582	23,025
BPS Nevada, LLC(b)(f)	Third Party	15%	23,455	23,036
State Farm Automobile Co.(b)	CPA:18 – Global	50%	16,072	17,603
Berry Global Inc.(b)	WPC	50%	14,476	14,974
Tesco Global Aruhazak Zrt.(a)(b)(g)	WPC	49%	10,707	10,807
Eroski Sociedad Cooperativa – Mallorca(a)	WPC	30%	7,629	6,576
Apply Sørco AS (referred to as Apply)(a)(h)	CPA:18 – Global	49%	6,298	12,528
Dick's Sporting Goods, Inc.(b)	WPC	45%	3,750	4,367
Konzum d.d. (referred to as Agrokor)(a)(b)(i)	CPA:18 – Global	20%	3,433	7,079

			370,530	222,342

All Other:
BG LLH, LLC(b)(f)	Third Party	6%	38,724	36,756
Shelborne Operating Associates, LLC (referred to as Shelborne)(b)(f)(j)(k)(l)	Third Party	N/A	—	127,424
IDL Wheel Tenant, LLC(m)	Third Party	N/A	—	37,124
BPS Nevada, LLC – Preferred Equity(b)(n)	Third Party	N/A	—	27,459

			38,724	228,763

			$409,254	$451,105

(a)
The carrying value of this investment is affected by the impact of fluctuations in the exchange rate of the applicable foreign currency.

(b)
This investment is a VIE.

(c)
In January 2017, our Hellweg 2 jointly owned equity investment repaid non-recourse mortgage loans with an aggregate principal balance of approximately $243.8 million, of which we contributed

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6. Equity Investments in Real Estate (Continued)

  $90.3 million (amounts are based on the exchange rate of the euro as of the date of repayment). This contribution was accounted for as a capital contribution to equity investments in real estate.

(d)
On May 23, 2017, we entered into a joint venture investment to acquire a 70% interest in a real estate portfolio for a total cost of $141.5 million, which excludes our portion of mortgage financing totaling $88.0 million (dollar amounts are based on the exchange rate of the euro on the date of acquisition). In addition, we recorded $7.2 million of basis difference, which was primarily attributable to acquisition costs. This was structured as a sale-leaseback transaction in which the tenant retained the remaining 30% ownership interest in the real estate portfolio. The portfolio includes 18 retail stores and one warehouse collectively located in Lithuania, Latvia, and Estonia, which we will account for as an equity method investment as the minority shareholders have significant influence. All major decisions that significantly impact the economic performance of the entity require a unanimous decision vote from all of the shareholders and, therefore, we do not have control over this investment.

(e)
This investment represents a tenancy-in-common interest, whereby the property is encumbered by debt for which we are jointly and severally liable. The co-obligor is WPC and the amount due under the arrangement was approximately $76.2 million at December 31, 2017. Of this amount, $64.8 million represents the amount we are liable for and is included within the carrying value of this investment at December 31, 2017.

(f)
This investment is reported using the hypothetical liquidation at book value model, which may be different then pro rata ownership percentages, primarily due to the complex capital structures of the partnership agreements.

(g)
On July 29, 2016, this investment refinanced a non-recourse mortgage loan that had an outstanding balance of $33.8 million with new financing of $34.6 million, of which our proportionate share was $17.0 million. The previous loan had an interest rate of 5.9% and a maturity date of July 31, 2016, while the new loan has an interest rate of Euro Interbank Offered Rate plus a margin of 3.3% and a term of five years.

(h)
During the year ended December 31, 2017, we recognized an impairment charge of $6.3 million related to our Apply equity method investment (Note 8).

(i)
During the year ended December 31, 2017, we recognized an impairment charge of $4.3 million related to our Agrokor equity method investment (Note 8).

(j)
On October 3, 2017, we restructured our Shelborne hotel investment by converting the underlying loan to equity when each of the partners transferred their equity interest in the investment to us in full satisfaction for the loan. We then transferred a 4.5% noncontrolling interest back to one of the original joint venture partners for a cash contribution of $4.0 million. As a result, we obtained approximately 95.5% (increased from 33%) of the interest in the entity. As a result of the restructuring, we determined that this investment should no longer be accounted for as an ADC Arrangement (Note 4) and we therefore consolidate this investment. During the year ended December 31, 2017, we recognized a loss on change in control of interests of $13.9 million as a result of this restructuring.

(k)
During the year ended December 31, 2017, as a result of Hurricane Irma and prior to the restructuring of this investment, we incurred damage at the Shelborne hotel, which is currently

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6. Equity Investments in Real Estate (Continued)

  expected to be covered by insurance proceeds after the estimated deductible is paid (Note 4). We recognized this charge within Equity in earnings of equity method investments in real estate on our consolidated financial statements.

(l)
The carrying value as of December 31, 2016 includes a $22.8 million impairment charge to reduce goodwill at the investee level to its fair value, partially offset by $10.6 million of income recognized in conjunction with the termination of a management agreement and a $10.6 million gain representing the portion of losses guaranteed by the previous management company under the terms of the management agreement.

(m)
As of December 31, 2016, the carrying value included our investment in the Wheel Loan (Note 5) that was considered to be a VIE and was reported using the hypothetical liquidation at book value model. The Wheel Loan was restructured on March 17, 2017 and, as a result, we have reclassified the equity investment to a loan receivable, included in Other assets, net and no longer consider this to be a VIE.

(n)
This investment represents a preferred equity interest, with a preferred rate of return of 12%. On May 19, 2017, we received the full repayment of our preferred equity interest totaling $27.0 million; therefore, the preferred equity interest is now retired.

        The following tables present combined summarized investee financial information of our equity method investment properties. Amounts provided are the total amounts attributable to the investment properties and do not represent our proportionate share (in thousands):

	December 31 or September 30 (as applicable),(a)(b)(c)
	2017	2016
Net investments in real estate(d)	$3,850,204	$3,569,612
Other assets(d)	595,352	497,198

Total assets	4,445,556	4,066,810

Debt	2,584,248	2,619,153
Accounts payable, accrued expenses and other liabilities	374,040	447,944

Total liabilities	2,958,288	3,067,097

Total equity	$1,487,268	$999,713

	Twelve Months Ended December 31 or September 30 (as applicable),(a)(b)(c)
	2017	2016	2015
Revenues	$888,159	$815,161	$779,875
Expenses	927,121	865,706	791,224

Loss from continuing operations	$(38,962)	$(50,545)	$(11,349)

(a)
We record our investments in BPS Nevada, LLC and BG LLH, LLC on a one quarter lag. Therefore, amounts in our financial statements for the years ended December 31, 2017, 2016, and

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6. Equity Investments in Real Estate (Continued)

  2015 are based on balances and results of operations from the aforementioned investments is as of and for the 12 months ended September 30, 2017, 2016, and 2015, respectively.

(b)
Our investment in IDL Wheel Tenant, LLC was restructured on March 17, 2017, and as a result, we no longer account for this investment as an equity method investment as of that date. Prior to the restructuring, we recorded this investment on a one quarter lag. Therefore, amounts in our financial statements for the years ended December 31, 2016 and 2015 are based on balances and results of operations from IDL Wheel Tenant, LLC as of and for the 12 months ended September 30, 2016 and 2015, respectively. Therefore, amounts in our financial statements for the year ended December 31, 2017, only include operations from this investment for the three months ended December 31, 2016.

(c)
Our investment in Shelborne hotel was restructured on October 3, 2017, and as a result, we no longer account for this investment as an equity method investment as of that date. Prior to the restructuring, we recorded this investment on a one quarter lag. Therefore, amounts in our financial statements for the years ended December 31, 2016 and 2015 are based on balances and results of operations from Shelborne hotel as of and for the 12 months ended September 30, 2016 and 2015, respectively. Therefore, amounts for the year ended December 31, 2017 in the table above, only include operations from this investment for the 12 months ended September 30, 2017.

(d)
In the second quarter of 2017, we reclassified certain line items in our consolidated balance sheets. As a result, amounts for certain line items included within Net investments in real estate as of December 31, 2016 have been revised to the current year presentation (Note 2).

        Aggregate distributions from our interests in other unconsolidated real estate investments were $54.5 million, $57.8 million, and $52.1 million for the years ended December 31, 2017, 2016, and 2015, respectively. At December 31, 2017 and 2016, the unamortized basis differences on our equity investments were $26.3 million and $19.1 million, respectively.

Note 7. Intangible Assets and Liabilities

        In-place lease intangibles are included in In-place lease intangible assets in the consolidated financial statements. Above-market rent and below-market ground lease and other (as lessee) intangibles are included in Other intangible assets in the consolidated financial statements. Goodwill is included in Other assets, net in the consolidated financial statements. Below-market rent and above-market ground lease (as lessor) intangibles are included in Below-market rent and other intangible liabilities, net in the consolidated financial statements.

        In connection with our investment activity during 2017 (Note 4), we recorded an In-place lease intangible of $2.0 million, which has an expected life of 20 years.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7. Intangible Assets and Liabilities (Continued)

        Intangible assets and liabilities are summarized as follows (in thousands):

		December 31, 2017			December 31, 2016
	Amortization Period (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Finite-Lived Intangible Assets
In-place lease	4 - 53	$629,961	$(213,641)	$416,320	$620,149	$(181,598)	$438,551
Above-market rent	5 - 40	98,162	(31,533)	66,629	91,895	(24,599)	67,296
Below-market ground leases and other	55 - 94	12,842	(726)	12,116	12,023	(508)	11,515

		740,965	(245,900)	495,065	724,067	(206,705)	517,362

Indefinite-Lived Intangible Assets
Goodwill		304	—	304	304	—	304

Total intangible assets		$741,269	$(245,900)	$495,369	$724,371	$(206,705)	$517,666

Finite-Lived Intangible Liabilities
Below-market rent	7 - 53	$(82,259)	$22,121	$(60,138)	$(120,725)	$39,025	$(81,700)
Above-market ground lease	49 - 88	(1,145)	61	(1,084)	(1,145)	46	(1,099)

Total intangible liabilities		$(83,404)	$22,182	$(61,222)	$(121,870)	$39,071	$(82,799)

        Amortization of below-market rent and above-market rent intangibles is recorded as an adjustment to Rental income; amortization of below-market ground lease and other and above-market ground lease intangibles is included in Property expenses; and amortization of in-place lease intangibles is included in Depreciation and amortization expense on our consolidated financial statements. Amortization of below- and above-market rent intangibles, including the effect of foreign currency translation, increased Rental income by $17.8 million, $14.2 million and $3.6 million for the years ended December 31, 2017, 2016, and 2015, respectively. The year ended December 31, 2017 includes the impact of a below-market rent intangible liability write off of $15.7 million recognized in conjunction with the KBR lease modification (Note 14) that occurred during the current year. Net amortization expense of all of our other net intangible assets totaled $43.7 million, $51.2 million, and $40.3 million for the years ended December 31, 2017, 2016, and 2015, respectively.

        We performed our annual test for impairment of goodwill during the fourth quarter of 2017 and no impairment was indicated. Goodwill resides within our Net Lease segment, which is also the reporting unit for goodwill impairment testing.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 7. Intangible Assets and Liabilities (Continued)

        Based on the intangible assets and liabilities recorded at December 31, 2017, scheduled annual net amortization of intangibles for the next five calendar years and thereafter is as follows (in thousands):

Years Ending December 31,	Net Decrease (Increase) in Rental Income	Increase to Amortization/ Property Expenses	Net
2018	$1,374	$37,007	$38,381
2019	1,374	36,740	38,114
2020	1,367	36,563	37,930
2021	1,369	36,435	37,804
2022	1,375	36,141	37,516
Thereafter	(368)	244,466	244,098

	$6,491	$427,352	$433,843

Note 8. Fair Value Measurements

        The fair value of an asset is defined as the exit price, which is the amount that would either be received when an asset is sold or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The guidance establishes a three-tier fair value hierarchy based on the inputs used in measuring fair value. These tiers are: Level 1, for which quoted market prices for identical instruments are available in active markets, such as money market funds, equity securities, and U.S. Treasury securities; Level 2, for which there are inputs other than quoted prices included within Level 1 that are observable for the instrument, such as certain derivative instruments including interest rate caps, interest rate swaps, foreign currency forward contracts, and foreign currency collars; and Level 3, for securities and other derivative assets that do not fall into Level 1 or Level 2 and for which little or no market data exists, therefore requiring us to develop our own assumptions.

Items Measured at Fair Value on a Recurring Basis

        The methods and assumptions described below were used to estimate the fair value of each class of financial instrument. For significant Level 3 items, we have also provided the unobservable inputs along with their weighted-average ranges.

        Derivative Assets – Our derivative assets, which are included in Other assets, net in the consolidated financial statements, are comprised of interest rate caps, interest rate swaps, foreign currency forward contracts, stock warrants, and foreign currency collars (Note 9). The interest rate caps, interest rate swaps, foreign currency forward contracts, and foreign currency collars were measured at fair value using readily observable market inputs, such as quotations on interest rates, and were classified as Level 2 as these instruments are custom, over-the-counter contracts with various bank counterparties that are not traded in an active market. The stock warrants were measured at fair value using internal valuation models that incorporated market inputs and our own assumptions about future cash flows. We classified these assets as Level 3 because they are not traded in an active market.

        Derivative Liabilities – Our derivative liabilities, which are included in Accounts payable, accrued expenses and other liabilities in the consolidated financial statements, are comprised of interest rate swaps and foreign currency collars (Note 9). These derivative instruments were measured at fair value

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8. Fair Value Measurements (Continued)

using readily observable market inputs, such as quotations on interest rates, and were classified as Level 2 because they are custom, over-the-counter contracts with various bank counterparties that are not traded in an active market.

        We did not have any transfers into or out of Level 1, Level 2, and Level 3 measurements during the years ended December 31, 2017, 2016, or 2015. Gains and losses (realized and unrealized) recognized on items measured at fair value on a recurring basis included in earnings are reported within Other income and (expenses) on our consolidated financial statements.

        Our other financial instruments had the following carrying values and fair values as of the dates shown (dollars in thousands):

		December 31, 2017		December 31, 2016
	Level	Carrying Value	Fair Value	Carrying Value	Fair Value
Mortgage debt, net(a)(b)	3	$1,849,459	$1,864,043	$2,022,250	$2,053,353
Loans receivable(b)	3	110,500	110,500	31,500	31,500
CMBS(c)	3	6,548	7,237	4,027	7,470

(a)
The carrying value of Mortgage debt, net includes unamortized deferred financing costs of $7.9 million and $9.3 million at December 31, 2017 and 2016, respectively.

(b)
We determined the estimated fair value of these financial instruments using a discounted cash flow model that estimates the present value of the future loan payments by discounting such payments at current estimated market interest rates. The estimated market interest rates take into account interest rate risk and the value of the underlying collateral, which includes quality of the collateral, the credit quality of the tenant/obligor, certain guarantees, and the time until maturity.

(c)
At December 31, 2017 and 2016, we had two and three separate tranches of CMBS investments, respectively. The carrying value of our CMBS is inclusive of impairment charges for the years ended December 31, 2017 and 2016, as well as accretion related to the estimated cash flows expected to be received.

        We estimated that our other financial assets and liabilities (excluding net investments in direct financing leases) had fair values that approximated their carrying values at both December 31, 2017 and 2016.

Items Measured at Fair Value on a Non-Recurring Basis (Including Impairment Charges)

        We periodically assess whether there are any indicators that the value of our real estate investments may be impaired or that their carrying value may not be recoverable. For investments in real estate held for use for which an impairment indicator is identified, we follow a two-step process to determine whether the investment is impaired and to determine the amount of the charge. First, we compare the carrying value of the property's asset group to the future undiscounted net cash flows that we expect the property's asset group will generate, including any estimated proceeds from the eventual sale of the property's asset group. If this amount is less than the carrying value, the property's asset group is considered to be not recoverable. We then measure the impairment charge as the excess of the carrying value of the property's asset group over the estimated fair value of the property's asset group, which is primarily determined using market information such as recent comparable sales, broker quotes,

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8. Fair Value Measurements (Continued)

or third-party appraisals. If relevant market information is not available or is not deemed appropriate, we perform a future net cash flow analysis, discounted for inherent risk associated with each investment. We determined that the significant inputs used to value these investments fall within Level 3 for fair value reporting. As a result of our assessments, we calculated impairment charges based on market conditions and assumptions. The valuation of real estate is subject to significant judgment and actual results may differ materially if market conditions or the underlying assumptions change.

        The following table presents information about the assets for which we recorded an impairment charge that was measured at fair value on a non-recurring basis (in thousands):

	Years Ended December 31,
	2017		2016		2015
	Fair Value Measurements	Total Impairment Charges	Fair Value Measurements	Total Impairment Charges	Fair Value Measurements	Total Impairment Charges
Impairment Charges
Equity investments in real estate	$10,242	$10,576	$12,528	$1,919	$—	$—
Real estate	7,525	8,276	14,850	29,183	—	—
CMBS	258	683	400	523	1,478	1,023

		$19,535		$31,625		$1,023

        Impairment charges, and their related triggering events and fair value measurements, recognized during 2017, 2016, and 2015 were as follows:

Equity Investments in Real Estate

        During the year ended December 31, 2017, we recognized an other-than-temporary impairment charge of $6.3 million on our Apply Sørco AS investment (Note 6), to reduce the carrying value of a property held by the jointly owned investment to its estimated fair value due to a lease restructuring with the tenant that was executed in September 2017. The fair value measurement related to the impairment charge was determined by estimating discounted cash flows using three significant unobservable inputs, which are the cash flow discount rate, the residual discount rate, and the residual capitalization rate equal to 9.3%, 7.8%, and 6.8%, respectively. Significant increases or decreases to these inputs in isolation would result in a significant change in the fair value measurement.

        During the year ended December 31, 2017, we recognized an other-than-temporary impairment charge of $4.3 million on our Agrokor investment, to reduce the carrying value of a property held by the jointly owned investment to its estimated fair value due to a decline in market conditions (Note 6). The fair value measurement related to the impairment charge was determined by estimating discounted cash flows using three significant unobservable inputs, which are the cash flow discount rate, the residual discount rate, and the residual capitalization rate equal to 12.4%, 10.9%, and 10.4%, respectively. Significant increases or decreases to these inputs in isolation would result in a significant change in the fair value measurement.

        During the year ended December 31, 2016, we recognized an other-than-temporary impairment charge of $1.9 million on our Agrokor equity investment, to reduce the carrying value of a property

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8. Fair Value Measurements (Continued)

held by the jointly owned investment to its estimated fair value due to a decline in market conditions (Note 6). The fair value measurement related to the impairment charge was determined by estimating discounted cash flows using three significant unobservable inputs, which are the cash flow discount rate, the residual discount rate, and the residual capitalization rate equal to 8.8%, 7.8%, and 6.8%, respectively. Significant increases or decreases to these inputs in isolation would result in a significant change in the fair value measurement.

        During the year ended December 31, 2016, our Shelborne equity method investment recorded a $22.8 million impairment charge to reduce goodwill at the investee level to its fair value (Note 6). The fair value measurement related to the impairment charge was determined by estimating discounted cash flows using three significant unobservable inputs, which are the cash flow discount rate, the residual discount rate, and the residual capitalization rate equal to 8.0%, 8.0%, and 6.8%, respectively. Significant increases or decreases to these inputs in isolation would result in a significant change in the fair value measurement.

Real Estate

        During the year ended December 31, 2017, the Croatian government passed a special law assisting the restructuring of companies considered of systematic significance in Croatia. This law directly impacts our Agrokor tenant, which is currently experiencing financial distress and recently received a credit downgrade from both Standard & Poor's and Moody's. As a result of this information, we recognized an impairment charge of $3.8 million on a property within the Agrokor portfolio (amount is based on the exchange rate of the euro at the date of impairment). The fair value of the property after the impairment charge approximated $2.8 million. The fair value measurement related to the impairment charge were determined by estimating discounted cash flows using three significant unobservable inputs, which are the cash flow discount rate, the residual discount rate , and the residual capitalization rate equal to 11.8%, 10.5%, and 9.8%, respectively. Significant increases or decreases to these inputs in isolation would result in a significant change in the fair value measurement.

        During the year ended December 31, 2017, we were notified by the tenant currently occupying a property that we own with an affiliate, located in Waldaschaff, Germany, that the tenant will not be renewing its lease. As a result of this information, and with our expectation that we will not be able to replace the tenant upon the lease expiration primarily due to, among other things, the remote location of the facility and certain environmental concerns, we recognized an impairment charge of $4.5 million, which included $1.5 million attributed to a noncontrolling interest (amounts are based on the exchange rate of the euro at the date of impairment). The fair value of the property after the impairment charge approximated $4.7 million. The fair value measurement related to the impairment charge was determined by estimating discounted cash flows using a cash flow discount rate of 9.75%, which is considered a significant unobservable input. Significant increases or decreases to this input would result in a significant change in the fair value measurement.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8. Fair Value Measurements (Continued)

        During the year ended December 31, 2016, as a result of entering into a purchase agreement to sell one of our investments located in Houston Texas, which was classified as held for sale at that date and sold in the first quarter of 2017, we recognized an impairment charge of $29.2 million in order to reduce the carrying value of the property to its estimated fair value. The fair value measurements for the property approximated its estimated selling price, less estimated cost to sell. We used available information, including third-party broker information and internal discounted cash flow models (Level 3 inputs), in determining the fair value of this property.

CMBS

        During the years ended December 31, 2017, 2016, and 2015, we incurred other-than-temporary impairment charges on certain tranches in our CMBS portfolio totaling $0.7 million, $0.5 million, and $1.0 million, respectively, to reduce their carrying values to their estimated fair values as a result of non-performance. The fair value measurements related to the impairment charges were derived from third-party appraisals, which were based on input from dealers, buyers, and other market participants, as well as updates on prepayments, losses, and delinquencies within our CMBS portfolio.

Note 9. Risk Management and Use of Derivative Financial Instruments

Risk Management

        In the normal course of our ongoing business operations, we encounter economic risk. There are four main components of economic risk that impact us: interest rate risk, credit risk, market risk, and foreign currency risk. We are primarily subject to interest rate risk on our interest-bearing liabilities, including the Senior Credit Facility (Note 10). Credit risk is the risk of default on our operations and our tenants' inability or unwillingness to make contractually required payments. Market risk includes changes in the value of our properties and related loans, as well as changes in the value of our other investments due to changes in interest rates or other market factors. We own investments in Europe and Asia and are subject to risks associated with fluctuating foreign currency exchange rates.

Derivative Financial Instruments

        When we use derivative instruments, it is generally to reduce our exposure to fluctuations in interest rates and foreign currency exchange rate movements. We have not entered into, and do not plan to enter into, financial instruments for trading or speculative purposes. In addition to entering into derivative instruments on our own behalf, we may also be a party to derivative instruments that are embedded in other contracts and we may be granted common stock warrants by lessees when structuring lease transactions, which are considered to be derivative instruments. The primary risks related to our use of derivative instruments include a counterparty to a hedging arrangement defaulting on its obligation and a downgrade in the credit quality of a counterparty to such an extent that our ability to sell or assign our side of the hedging transaction is impaired. While we seek to mitigate these risks by entering into hedging arrangements with large financial institutions that we deem to be creditworthy, it is possible that our hedging transactions, which are intended to limit losses, could adversely affect our earnings. Furthermore, if we terminate a hedging arrangement, we may be obligated to pay certain costs, such as transaction or breakage fees. We have established policies and procedures for risk assessment and the approval, reporting, and monitoring of derivative financial instrument activities.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9. Risk Management and Use of Derivative Financial Instruments (Continued)

        We measure derivative instruments at fair value and record them as assets or liabilities, depending on our rights or obligations under the applicable derivative contract. Derivatives that are not designated as hedges must be adjusted to fair value through earnings. For a derivative designated, and that qualified, as a cash flow hedge, the effective portion of the change in fair value of the derivative is recognized in Other comprehensive income (loss) until the hedged item is recognized in earnings. For a derivative designated, and that qualified, as a net investment hedge, the effective portion of the change in the fair value and/or the net settlement of the derivative is reported in Other comprehensive income (loss) as part of the cumulative foreign currency translation adjustment. The ineffective portion of the change in fair value of any derivative is immediately recognized in earnings.

        All derivative transactions with an individual counterparty are governed by a master International Swap and Derivatives Association agreement, which can be considered as a master netting arrangement; however, we report all our derivative instruments on a gross basis on our consolidated financial statements. At both December 31, 2017 and 2016, no cash collateral had been posted or received for any of our derivative positions.

        The following table sets forth certain information regarding our derivative instruments (in thousands):

		Asset Derivatives Fair Value at		Liability Derivatives Fair Value at
Derivatives Designated as Hedging Instruments	Balance Sheet Location	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Foreign currency forward contracts	Other assets, net	$14,382	$38,735	$—	$—
Interest rate swaps	Other assets, net	314	54	—	—
Interest rate caps	Other assets, net	201	79	—	—
Foreign currency collars	Other assets, net	—	522	—	—
Interest rate swaps	Accounts payable, accrued expenses and other liabilities	—	—	(3,852)	(6,011)
Foreign currency collars	Accounts payable, accrued expenses and other liabilities	—	—	(1,431)	(4)

Derivatives Not Designated as Hedging Instruments
Stock warrants	Other assets, net	1,815	1,848	—	—
Foreign currency forward contracts	Other assets, net	86	—	—	—
Swaption	Other assets, net	—	264	—	—
Interest rate swap	Accounts payable, accrued expenses and other liabilities	—	—	(128)	(173)

Total derivatives		$16,798	$41,502	$(5,411)	$(6,188)

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9. Risk Management and Use of Derivative Financial Instruments (Continued)

        The following tables present the impact of our derivative instruments in the consolidated financial statements (in thousands):

	Amount of (Loss) Gain Recognized on Derivatives in Other Comprehensive Income (Loss) (Effective Portion)(a)
	Years Ended December 31,
Derivatives in Cash Flow Hedging Relationships	2017	2016	2015
Foreign currency forward contracts	$(20,620)	$(2,224)	$18,126
Interest rate swaps	2,385	4,174	2,715
Foreign currency collars	(1,919)	628	(107)
Interest rate caps	(509)	4	—

Derivatives in Net Investment Hedging Relationships(b)
Foreign currency forward contracts	(156)	(241)	417
Foreign currency collars	(17)	(5)	2

Total	$(20,836)	$2,336	$21,153

		Amount of Gain (Loss) Reclassified from Other Comprehensive (Loss) Income into Income (Effective Portion)
		Years Ended December 31,
	Location of Gain (Loss) Reclassified to Income
Derivatives in Cash Flow Hedging Relationships		2017	2016	2015
Foreign currency forward contracts	Other income and (expenses)	$7,170	$7,558	$8,083
Interest rate swaps	Interest expense	(2,443)	(6,339)	(7,837)

Total		$4,727	$1,219	$246

(a)
Excludes net gains of $0.2 million recognized on unconsolidated jointly owned investments for both the years ended December 31, 2017 and 2015 and net losses of $1.2 million on unconsolidated jointly owned investments for year ended December 31, 2016.

(b)
The effective portion of the change in fair value and the settlement of these contracts are reported in the foreign currency translation adjustment section of Other comprehensive income (loss) until the underlying investment is sold, at which time we reclassify the gain or loss to earnings.

        Amounts reported in other comprehensive income (loss) related to interest rate swaps will be reclassified to Interest expense as interest is incurred on our variable-rate debt. Amounts reported in Other comprehensive income (loss) related to foreign currency derivative contracts will be reclassified to Other income and (expenses) when the hedged foreign currency contracts are settled. At December 31, 2017, we estimated that an additional $1.5 million and $5.5 million will be reclassified as interest expense and as other income and (expenses), respectively, during the next 12 months.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9. Risk Management and Use of Derivative Financial Instruments (Continued)

        The following table presents the impact of our derivative instruments in the consolidated financial statements (in thousands):

		Amount of Gain (Loss) Recognized in Income on Derivatives
		Years Ended December 31,
	Location of Gain (Loss) Recognized in Income
Derivatives Not in Cash Flow Hedging Relationships		2017	2016	2015
Swaption	Other income and (expenses)	$(220)	$(45)	$(196)
Stock warrants	Other income and (expenses)	(33)	66	(66)
Interest rate swap	Interest expense	11	6	—
Foreign currency forward contracts	Other income and (expenses)	10	—	(16)
Embedded credit derivatives	Other income and (expenses)	—	—	177
Foreign currency collars	Other income and (expenses)	—	—	(8)

Derivatives in Cash Flow Hedging Relationships
Interest rate swaps(a)	Interest expense	121	463	302
Foreign currency collars	Other income and (expenses)	(12)	—	—

Total		$(123)	$490	$193

(a)
Relates to the ineffective portion of the hedging relationship.

        See below for information regarding why we enter into our derivative instruments and concerning derivative instruments owned by unconsolidated investments, which are excluded from the tables above.

Interest Rate Swaps, Caps, and Swaption

        We are exposed to the impact of interest rate changes primarily through our borrowing activities. To limit this exposure, we attempt to obtain mortgage financing on a long-term, fixed-rate basis. However, from time to time, we or our investment partners may obtain variable-rate, non-recourse mortgage loans and, as a result, we have entered into, and may continue to enter into, interest rate swap agreements, interest rate cap agreements or swaptions with counterparties. Interest rate swaps, which effectively convert the variable-rate debt service obligations of a loan to a fixed rate, are agreements in which one party exchanges a stream of interest payments for a counterparty's stream of cash flow over a specific period. The notional, or face, amount on which the swaps are based is not exchanged. Interest rate caps limit the effective borrowing rate of variable rate debt obligations while allowing participants to share downward shifts in interest rates. A swaption gives us the right but not the obligation to enter into an interest rate swap, of which the terms and conditions are set on the trade date, on a specified date in the future. Our objective in using these derivatives is to limit our exposure to interest rate movements.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9. Risk Management and Use of Derivative Financial Instruments (Continued)

        The interest rate swaps and caps that our consolidated subsidiaries had outstanding at December 31, 2017 are summarized as follows (currency in thousands):

Interest Rate Derivatives	Number of Instruments	Notional Amount	Fair Value at December 31, 2017(a)
Designated as Cash Flow Hedging Instruments
Interest rate swaps	12	123,536 USD	$(3,074)
Interest rate swaps	5	69,345 EUR	(464)
Interest rate caps	4	132,770 EUR	177
Interest rate cap	1	6,394 GBP	13
Interest rate cap	1	75,000 USD	11
Not Designated as Hedging Instrument
Interest rate swap	1	4,843 EUR	(128)

			$(3,465)

(a)
Fair value amount is based on the exchange rate of the euro or British pound sterling at December 31, 2017, as applicable.

Foreign Currency Contracts

        We are exposed to foreign currency exchange rate movements, primarily in the euro and, to a lesser extent, the British pound sterling, the Japanese yen, and the Norwegian krone. We manage foreign currency exchange rate movements by generally placing our debt service obligation on an investment in the same currency as the tenant's rental obligation to us. This reduces our overall exposure to the net cash flow from that investment. However, we are subject to foreign currency exchange rate movements to the extent that there is a difference in the timing and amount of the rental obligation and the debt service. Realized and unrealized gains and losses recognized in earnings related to foreign currency transactions are included in Other income and (expenses) in the consolidated financial statements.

        In order to hedge certain of our foreign currency cash flow exposures, we enter into foreign currency forward contracts and collars. A foreign currency forward contract is a commitment to deliver a certain amount of currency at a certain price on a specific date in the future. A foreign currency collar consists of a written call option and a purchased put option to sell the foreign currency at a range of predetermined exchange rates. By entering into forward contracts and holding them to maturity, we are locked into a future currency exchange rate for the term of the contract. A foreign currency collar guarantees that the exchange rate of the currency will not fluctuate beyond the range of the options' strike prices. Our foreign currency forward contracts and foreign currency collars have maturities of 77 months or less.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 9. Risk Management and Use of Derivative Financial Instruments (Continued)

        The following table presents the foreign currency derivative contracts we had outstanding and their designations at December 31, 2017 (currency in thousands):

Foreign Currency Derivatives	Number of Instruments	Notional Amount	Fair Value at December 31, 2017
Designated as Cash Flow Hedging Instruments
Foreign currency forward contracts	43	88,173 EUR	$14,325
Foreign currency collars	2	15,100 EUR	(1,395)
Foreign currency collars	3	2,000 NOK	(16)
Not Designated as Hedging Instruments
Foreign currency forward contracts	9	6,521 NOK	86
Designated as Net Investment Hedging Instruments
Foreign currency forward contracts	2	4,329 NOK	57
Foreign currency collar	1	2,500 NOK	(20)

			$13,037

Credit Risk-Related Contingent Features

        We measure our credit exposure on a counterparty basis as the net positive aggregate estimated fair value of our derivatives, net of any collateral received. No collateral was received as of December 31, 2017. At December 31, 2017, our total credit exposure was $12.8 million and the maximum exposure to any single counterparty was $6.0 million.

        Some of the agreements with our derivative counterparties contain cross-default provisions that could trigger a declaration of default on our derivative obligations if we default, or are capable of being declared in default, on certain of our indebtedness. At December 31, 2017, we had not been declared in default on any of our derivative obligations. The estimated fair value of our derivatives that were in a net liability position was $5.6 million and $6.7 million at December 31, 2017 and 2016, respectively, which included accrued interest and any nonperformance risk adjustments. If we had breached any of these provisions at December 31, 2017 or 2016, we could have been required to settle our obligations under these agreements at their aggregate termination value of $5.7 million and $7.3 million, respectively.

Portfolio Concentration Risk

        Concentrations of credit risk arise when a number of tenants are engaged in similar business activities or have similar economic risks or conditions that could cause them to default on their lease obligations to us. We regularly monitor our portfolio to assess potential concentrations of credit risk. See Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations – Portfolio Overview for more information about our portfolio concentration risk.

        For the year ended December 31, 2017, our KBR Inc. tenant contributed 12% of our total revenues, which included $15.7 million for the year ended December 31, 2017 as a result of a write-off of a below-market lease intangible liability that increased rental income (Note 14).

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10. Debt

Mortgage Debt, Net

        Mortgage debt, net consists of mortgage notes payable, which are collateralized by the assignment of real estate properties. For a list of our encumbered properties, see Schedule III – Real Estate and Accumulated Depreciation. At December 31, 2017, our mortgage notes payable bore interest at fixed annual rates ranging from 1.9% to 7.4% and variable contractual annual rates ranging from 1.3% to 6.0%, with maturity dates ranging from 2018 to 2039.

Financing Activity During 2017

        During 2017, we drew down on two non-recourse mortgage loans totaling $25.1 million that have a weighted-average annual interest rate and term to maturity of 3.1% and seven years, respectively. In addition, we refinanced two non-recourse mortgage loans totaling $157.7 million with new loans of $180.0 million that have a weighted-average annual interest rate and term to maturity of 2.8% and three years, respectively.

        During 2017, we repaid 13 non-recourse mortgage loans totaling $261.4 million, 11 of which were scheduled to mature in 2017 and two of which were scheduled to mature in 2018 (amount is based on the exchange rate of the euro as of the date of repayment, as applicable). Of that amount, $60.0 million pertained to the non-recourse mortgage loan that was repaid in full at closing by the buyer in connection with the I-drive Property disposition (Note 4, Note 14), on which we recognized a loss on extinguishment of debt of $1.3 million. In addition, in connection with our disposition of a property located in Pordenone, Italy, which was part of a larger portfolio of properties located throughout Italy leased to a single tenant, we repaid a portion of the principal balance of the mortgage loan on that portfolio for a total of $9.3 million (amount is based on the exchange rate of the euro as of the date of repayment).

        In March 2017, we completed the sale of the KBR II property (Note 14), which had a non-recourse mortgage loan of $31.2 million at the time of sale. This mortgage loan, which has an interest rate 4.9% and is scheduled to mature in January 2024, has since been recollateralized with two of our existing net-lease properties. As a result of the swapping of the collateral of this loan, this debt is now considered to be a recourse mortgage loan to us in the event of a default.

Financing Activity During 2016

        During 2016, we obtained seven new non-recourse mortgage financings and completed two additional drawdowns on already existing mortgage financings totaling $170.9 million net of discounts with a weighted-average annual interest rate and term to maturity of 2.0% and 7.1 years, respectively.

        Additionally, in connection with the acquisition of the remaining 15% interest in a self-storage portfolio that we now control (Note 4), we now consolidate the outstanding mortgage debt of this investment, which totaled $69.8 million net of discounts with a weighted-average annual interest rate of 4.5% and term to maturity of 1.1 years.

        During 2016, we defeased seven non-recourse mortgage loans with outstanding principal balances totaling $121.9 million net of discounts and recognized losses on extinguishment of debt totaling $23.6 million primarily comprised of prepayment penalties and defeasance costs. These mortgage loans had a weighted-average interest rate and remaining term to maturity of 4.9% and 5.7 years, respectively, and encumbered a total of 52 self-storage properties, 34 of which were sold (Note 14) and

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10. Debt (Continued)

18 of which were refinanced with new non-recourse mortgage loans totaling $65.9 million. These loans have a weighted-average interest rate and term to maturity of 3.0% and 4.8 years, respectively.

        Additionally, during 2016, we refinanced four non-recourse mortgage loans totaling $206.4 million with new non-recourse mortgage financing totaling $211.8 million and recognized a loss on extinguishment of debt of $0.8 million. These mortgage loans have a weighted-average interest rate and term to maturity of 2.0% and 4.7 years, respectively.

Senior Credit Facility

        On August 26, 2015, we entered into a Credit Agreement with JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., as syndication agent, and a syndicate of other lenders, which we refer to herein as the Credit Agreement. The Credit Agreement was amended on March 31, 2016 to clarify the Restricted Payments covenant (see below); no other terms were changed. The Credit Agreement provides for a $200.0 million senior unsecured revolving credit facility, or the Revolver, and a $50.0 million delayed-draw term loan facility, or the Term Loan. We refer to the Revolver and the Term Loan together as the Senior Credit Facility, which has a maximum aggregate principal amount of $250.0 million and, subject to lender approval, an accordion feature of $250.0 million. The Senior Credit Facility is scheduled to mature on August 26, 2018, and may be extended by us for two 12-month periods.

        The Senior Credit Facility provides for an annual interest rate of either (i) the Eurocurrency Rate or (ii) the Base Rate, in each case plus the Applicable Rate (each as defined in the Credit Agreement). With respect to the Revolver, the Applicable Rate on Eurocurrency loans and letters of credit ranges from 1.50% to 2.25% (based on London Interbank Offered Rate, or LIBOR) and the Applicable Rate on Base Rate loans ranges from 0.50% to 1.25% (as defined in the Credit Agreement), depending on our leverage ratio. With respect to the Term Loan, the Applicable Rate on Eurocurrency loans and letters of credit ranges from 1.45% to 2.20% (based on LIBOR) and the Applicable Rate on Base Rate loans ranges from 0.45% to 1.20% (as defined in the Credit Agreement), depending on our leverage ratio. In addition, we pay a fee of either 0.15% or 0.30% on the unused portion of the Senior Credit Facility. If usage of the Senior Credit Facility is equal to or greater than 50% of the Aggregate Commitments, the Unused Fee Rate will be 0.15%, and if usage of the Senior Credit Facility is less than 50% of the Aggregate Commitments, the Unused Fee Rate will be 0.30%. In connection with the transaction, we incurred costs of $1.9 million, which are being amortized to interest expense over the remaining term of the Senior Credit Facility.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10. Debt (Continued)

        The following table presents a summary of our Senior Credit Facility (dollars in thousands):

		Outstanding Balance at December 31,
	Interest Rate at December 31, 2017
Senior Credit Facility, net		2017	2016
Term Loan(a)	LIBOR + 1.45%	$49,915	$49,751
Revolver:
Revolver – borrowing in euros(b)	1.50%	29,969	—
Revolver – borrowing in yen(c)	1.50%	22,047	—

		$101,931	$49,751

(a)
Includes unamortized deferred financing costs and discounts.

(b)
Amount is based on the exchange rate of the euro at December 31, 2017.

(c)
Amount is based on the exchange rate of the yen at December 31, 2017.

        On September 30, 2016, we exercised the delayed draw option on our Term Loan and borrowed $50.0 million. The Term Loan bears interest at LIBOR + 1.45% and is scheduled to mature on August 26, 2018, unless extended pursuant to its terms. The Revolver and Term Loan are used for our working capital needs and for new investments, as well as for general corporate purposes. During the year ended December 31, 2017, we drew down a total of $119.2 million from our Senior Credit Facility (amount is based on the exchange rate of the euro on the date of each draw), of which we have since repaid $69.0 million.

        We are required to ensure that the total Restricted Payments (as defined in the amended Credit Agreement) in an aggregate amount in any fiscal year does not exceed the greater of 95% of Modified funds from operations, or MFFO, and the amount of Restricted Payments required in order for us to (i) maintain our REIT status and (ii) avoid the payment of federal or state income or excise tax. Restricted Payments include quarterly dividends and the total amount of shares repurchased by us, if any, in excess of $100.0 million per year. In addition to placing limitations on dividend distributions and share repurchases, the Credit Agreement also stipulates certain customary financial covenants. We were in compliance with all such covenants at December 31, 2017.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 10. Debt (Continued)

Scheduled Debt Principal Payments

        Scheduled debt principal payments for each of the next five calendar years following December 31, 2017 and thereafter through 2039 are as follows (in thousands):

Years Ending December 31,	Total
2018(a)	$173,644
2019	74,452
2020	427,354
2021	452,057
2022	350,859
Thereafter through 2039	486,485

Total principal payments	1,964,851
Deferred financing costs	(8,003)
Unamortized discount, net	(5,458)

Total	$1,951,390

(a)
Includes the $50.0 million Term Loan and $52.0 million Revolver outstanding at December 31, 2017 under our Senior Credit Facility, which is scheduled to mature on August 26, 2018, unless extended pursuant to its terms.

        Certain amounts in the table above are based on the applicable foreign currency exchange rate at December 31, 2017. The carrying value of our Debt, net increased by $79.0 million from December 31, 2016 to December 31, 2017 due to the weakening of the U.S. dollar relative to foreign currencies, particularly the euro, during the same period.

Debt Covenants

        As of December 31, 2017, we were in breach of a loan-to-value, or LTV, covenant on one of our non-recourse mortgage loans. On January 22, 2018, we repaid $6.1 million (amount is based on the exchange rate of the euro as of the date of repayment) of principal on this loan to cure the covenant breach (Note 17).

Note 11. Commitments and Contingencies

        At December 31, 2017, we were not involved in any material litigation. Various claims and lawsuits arising in the normal course of business are pending against us. The results of these proceedings are not expected to have a material adverse effect on our consolidated financial position or results of operations. See Note 4 for unfunded construction commitments.

Note 12. Equity

Distributions

        Distributions paid to stockholders consist of ordinary income, capital gains, return of capital, or a combination thereof for income tax purposes. The following table presents annualized distributions per share, declared and paid during the years ended December 31, 2017, 2016 and 2015, reported for tax

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12. Equity (Continued)

purposes and serves as a designation of capital gain distributions, if applicable, pursuant to Internal Revenue Code Section 857(b)(3)(C) and Treasury Regulation § 1.857-6(e):

	Years Ended December 31,
	2017	2016	2015
Ordinary income	$0.3091	$0.1994	$0.3220
Return of capital	0.3409	0.1403	0.3280
Capital gain	—	0.3103	—

Total distributions paid	$0.6500	$0.6500	$0.6500

        During the fourth quarter of 2017, our board of directors declared a quarterly distribution of $0.1625 per share, which was paid on January 16, 2018 to stockholders of record on December 29, 2017, in the amount of $56.9 million.

        During the year ended December 31, 2017, our board of directors declared distributions in the aggregate amount of $226.0 million, which equates to $0.6500 per share.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 12. Equity (Continued)

Reclassifications Out of Accumulated Other Comprehensive Loss

        The following tables present a reconciliation of changes in Accumulated other comprehensive loss by component for the periods presented (in thousands):

	Gains and (Losses) on Derivative Instruments	Gains and (Losses) on Marketable Investments	Foreign Currency Translation Adjustments	Total
Balance at January 1, 2015	$7,311	$(106)	$(88,212)	$(81,007)

Other comprehensive loss before reclassifications	21,135	29	(81,037)	(59,873)
Amounts reclassified from accumulated other comprehensive loss to:
Interest expense	7,837	—	—	7,837
Other income and (expenses)	(8,083)	—	—	(8,083)

Total	(246)	—	—	(246)

Net current-period Other comprehensive loss	20,889	29	(81,037)	(60,119)
Net current-period Other comprehensive loss attributable to noncontrolling interests	—	—	1,321	1,321

Balance at December 31, 2015	28,200	(77)	(167,928)	(139,805)

Other comprehensive loss before reclassifications	2,568	29	(18,785)	(16,188)
Amounts reclassified from accumulated other comprehensive loss to:
Interest expense	6,339	—	—	6,339
Other income and (expenses)	(7,558)	—	—	(7,558)

Total	(1,219)	—	—	(1,219)

Net current-period Other comprehensive loss	1,349	29	(18,785)	(17,407)
Net current-period Other comprehensive loss attributable to noncontrolling interests	—	—	536	536

Balance at December 31, 2016	29,549	(48)	(186,177)	(156,676)

Other comprehensive income before reclassifications	(15,735)	33	100,948	85,246
Amounts reclassified from accumulated other comprehensive income to:
Interest expense	2,443	—	—	2,443
Other income and (expenses)	(7,170)	—	—	(7,170)

Total	(4,727)	—	—	(4,727)

Net current-period Other comprehensive income	(20,462)	33	100,948	80,519
Net current-period Other comprehensive income attributable to noncontrolling interests	—	—	(2,263)	(2,263)

Balance at December 31, 2017	$9,087	$(15)	$(87,492)	$(78,420)

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13. Income Taxes

        We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code. We believe we have operated, and we intend to continue to operate, in a manner that allows us to continue to qualify as a REIT. Under the REIT operating structure, we are permitted to deduct distributions paid to our stockholders and generally will not be required to pay U.S. federal income taxes. Accordingly, the only provision of income taxes in the consolidated financial statements relates to our TRSs. The Tax Cuts and Jobs Act, which was signed into law on December 22, 2017, lowered the U.S. corporate income tax rate from 35% to 21%. As a result, we recognized a deferred tax benefit of $6.6 million for the year ended December 31, 2017.

        We conduct business in various states and municipalities within the United States, Europe, and Asia, and as a result, we file income tax returns in the U.S. federal jurisdiction and various states and certain foreign jurisdictions. Our tax returns are subject to audit by taxing authorities. Such audits can often take years to complete and settle.

        The components of our (benefit from) provision for income taxes for the periods presented are as follows (in thousands):

	Years Ended December 31,
	2017	2016	2015
Federal
Current	$190	$130	$110
Deferred	(3,577)	4,327	954

	(3,387)	4,457	1,064

State and Local
Current	838	(26)	840
Deferred	765	312	1,312

	1,603	286	2,152

Foreign
Current	2,959	3,677	3,787
Deferred	(1,688)	57	1,882

	1,271	3,734	5,669

Total (Benefit) Provision(a)	$(513)	$8,477	$8,885

(a)
We recorded a deferred tax benefit of $2.6 million for certain of our equity investments in 2017. We recorded deferred tax provisions of $4.0 million and $2.3 million for certain of our equity investments in 2016 and 2015, respectively.

        We account for uncertain tax positions in accordance with Accounting Standards Codification 740, Income Taxes. Our taxable subsidiaries recognize tax positions in the financial statements only when it is more likely than not that the position will be sustained on examination by the relevant taxing authority based on the technical merits of the position. A position that meets this standard is measured at the largest amount of benefit that will more likely than not be realized on settlement. A liability is established for differences between positions taken in a tax return and amounts recognized in the financial statements.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13. Income Taxes (Continued)

        The following table presents a reconciliation of the beginning and ending amount of unrecognized tax benefits (in thousands):

	Years Ended December 31,
	2017	2016
Beginning balance	$—	$198
Addition based on tax positions related to the current year	437	—
Decrease due to lapse in statute of limitations	—	(198)

Ending balance	$437	$—

        At December 31, 2017 we had unrecognized tax benefits as presented in the table above that, if recognized, would have a favorable impact on our effective income tax rate in future periods. We recognize interest and penalties related to uncertain tax positions in income tax expense. At December 31, 2017 and 2016, we had no significant accrued interest related to uncertain tax positions.

        Tax authorities in the relevant jurisdictions may select our tax returns for audit and propose adjustments before the expiration of the statute of limitations. Our tax returns filed for tax years 2011 through 2016 remain open to adjustment in the major tax jurisdictions.

Deferred Income Taxes

        Our deferred tax assets before valuation allowances were $31.8 million and $33.0 million at December 31, 2017 and 2016, respectively. Our deferred tax liabilities were $30.5 million and $32.7 million at December 31, 2017 and 2016, respectively. We determined that $26.3 million and $28.1 million of our deferred tax assets did not meet the criteria for recognition under the accounting guidance for income taxes and accordingly, we established valuation allowances in those amounts at December 31, 2017 and 2016, respectively. Our deferred tax asset, net of valuation allowance, is recorded in Other assets, net on our consolidated balance sheet. Our deferred tax assets and liabilities at December 31, 2017 and 2016 are primarily the result of temporary differences related to:

  •
  basis differences between tax and GAAP for real estate assets and equity investments (For income tax purposes, certain acquisitions have resulted in us assuming the seller's basis, or the carry-over basis, in assets and liabilities for tax purposes. In accordance with purchase accounting requirements under GAAP, we record all of the acquired assets and liabilities at their estimated fair values at the date of acquisition. For our subsidiaries subject to income taxes in the United States or in foreign jurisdictions, we recognize deferred income tax liabilities representing the tax effect of the difference between the tax basis and the fair value of the tangible and intangible assets recorded at the date of acquisition for GAAP.);

  •
  timing differences generated by differences in the GAAP basis and the tax basis of assets such as those related to capitalized acquisition costs, straight-line rent, prepaid rents, and intangible assets; and

  •
  tax net operating losses in foreign jurisdictions that may be realized in future periods if we generate sufficient taxable income.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13. Income Taxes (Continued)

        At December 31, 2017, we had net operating losses in U.S. federal, state, and foreign jurisdictions of approximately $48.9 million, $31.9 million, and $40.5 million, respectively. At December 31, 2016, we had net operating losses in U.S. federal, state and foreign jurisdictions of approximately $35.1 million, $21.3 million, and $19.9 million, respectively. If not utilized, the U.S. federal net operating loss carryforwards will begin to expire in 2032. The state and local net operating loss carryforwards will begin to expire in 2027. The foreign net operating loss carryforwards will begin to expire in 2018. The utilization of net operating losses may be subject to certain limitations under the tax laws of the relevant jurisdiction.

Note 14. Property Dispositions

        From time to time, we may decide to sell a property. We have an active capital recycling program, with a goal of extending the average lease term through reinvestment, improving portfolio credit quality through dispositions and acquisitions of assets, increasing the asset criticality factor in our portfolio, and/or executing strategic dispositions of assets. We may decide to dispose of a property due to vacancy, tenants electing not to renew their leases, tenant insolvency, or lease rejection in the bankruptcy process. In such cases, we assess whether we can obtain the highest value from the property by selling it, as opposed to re-leasing it. We may also sell a property when we receive an unsolicited offer or negotiate a price for an investment that is consistent with our strategy for that investment. When it is appropriate to do so, we classify the property as an asset held for sale on our consolidated balance sheet.

Property Dispositions

        The results of operations for properties that have been sold or classified as held for sale are included in the consolidated financial statements and are summarized as follows (in thousands):

	Years Ended December 31,
	2017	2016	2015
Revenues	$7,245	$46,928	$47,737
Operating expenses (excluding impairment charges)	(3,150)	(25,944)	(29,365)
Impairment charges	—	(29,183)	—
Interest expense	(1,108)	(7,485)	(6,996)
Other income and (expenses)	—	—	676
Loss on extinguishment of debt	(1,364)	(15,807)	—
Equity in losses of equity method investments	(688)	(3,137)	(2,789)
Provision for income taxes	(2)	(24)	(4)
Gain on sale of real estate, net of tax	2,879	132,858	2,197

Income from properties sold or classified as held for sale, net of income taxes	$3,812	$98,206	$11,456

        2017 – During the second quarter of 2017, we sold three properties for total proceeds of $14.6 million, net of selling costs, and recorded an aggregate gain on sale of $1.2 million (amounts are based on the euro exchange rate on the applicable date of disposition), which was recorded under the full accrual method.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 14. Property Dispositions (Continued)

        In March 2017, we sold one of our net-lease properties to the developer that constructed the I-drive Property for net proceeds of $23.5 million, inclusive of $34.0 million of financing provided by us to the developer in the form of a mezzanine loan. This sale was accounted for under the cost recovery method. As a result, we recorded a deferred gain on sale of $2.1 million, which will be recognized into income upon recovery of the cost of the property (Note 4, Note 5). The developer repaid the $60.0 million non-recourse mortgage loan encumbering the I-drive Property in full at closing (Note 10). In addition, in connection with the I-drive Wheel restructuring, we recorded a deferred gain of $16.4 million, which will be recognized into income upon recovery of the cost of the Wheel Loan (Note 5).

        In August 2016, we simultaneously entered into two agreements with one of our tenants, KBR, Inc., to amend the lease at one property and terminate the lease at another property, both located in Houston, Texas. The lease modification and lease termination were contingent upon one another and became effective upon disposing of one net-lease property on March 13, 2017, which was previously classified as held for sale as of December 31, 2016 prior to its sale in the first quarter of 2017. Upon disposition, we received proceeds of $14.1 million, net of closing costs, and recognized a gain on sale of $1.6 million, which was recorded under the full accrual method. In addition, as a result of the aforementioned lease modification, contractual rents were renegotiated to be at market and the existing below-market rent lease liability of $15.7 million was written off and recognized in Rental income during the year ended December 31, 2017 (Note 7). In addition, as a result of the termination of the lease noted above, we accelerated the below-market lease intangible liabilities of $3.3 million and $13.9 million that were also recognized in Rental income during the year ended December 31, 2017 and 2016, respectively. At December 31, 2016, the land and building for this property were classified as held for sale and we recognized an impairment charge of $29.2 million during the year ended December 31, 2016 to reduce the carrying value of the property to its estimated fair value (Note 8).

        2016 – During 2016, we sold 34 self-storage properties for total proceeds of $259.1 million, net of selling costs and recognized a gain on the sale of these assets of $132.9 million in the aggregate. Proceeds from the sales were used to repay non-recourse mortgage loans encumbering the properties with outstanding principal balances aggregating $84.7 million, and as a result, we recorded a loss on extinguishment of debt of $15.8 million.

        2015 – We did not have any dispositions during 2015. However, we recognized a gain on sale of real estate of $2.2 million during that year related to an equity interest option (on a property that was previously disposed of), which expired on January 31, 2015.

        None of our property dispositions during 2017, 2016, or 2015 qualified for classification as a discontinued operation.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 15. Segment Reporting

        We operate in two reportable business segments: Net Lease and Self Storage. Our Net Lease segment includes our domestic and foreign investments in net-leased properties, whether they are accounted for as operating or direct financing leases. Our Self Storage segment is comprised of our investments in self-storage properties. In addition, we have investments in loans receivable, CMBS, one hotel, and certain other properties, which are included in our All Other category. The following tables present a summary of comparative results and assets for these business segments (in thousands):

	Years Ended December 31,
	2017	2016	2015
Net Lease
Revenues(a)	$397,766	$389,709	$366,904
Operating expenses(b)(c)	(157,206)	(180,376)	(136,838)
Interest expense	(77,503)	(87,703)	(85,138)
Other income and (expenses), excluding interest expense(d)	5,839	10,412	18,508
Provision for income taxes	(718)	(2,887)	(7,458)
Gain on sale of real estate, net of tax	2,872	—	2,197
Net income attributable to noncontrolling interests	(13,530)	(14,098)	(15,247)

Net income attributable to CPA:17 – Global	$157,520	$115,057	$142,928

Self-Storage
Revenues	$35,935	$43,979	$46,418
Operating expenses	(26,235)	(36,094)	(32,575)
Interest expense	(7,638)	(8,744)	(7,655)
Other income and (expenses), excluding interest expense(e)(f)	(260)	25,920	(1,858)
Provision for income taxes	(163)	(183)	(167)
Gain on sale of real estate, net of tax	7	132,858	—

Net income attributable to CPA:17 – Global	$1,646	$157,736	$4,163

All Other
Revenues	$13,953	$6,674	$13,625
Operating expenses	(5,482)	(633)	(1,712)
Interest expense	—	(5)	404
Other income and (expenses), excluding interest expense(g)(h)	(23,428)	(8,419)	(1,691)
Benefit from (provision for) income taxes	2,741	(4,671)	(150)
Net loss attributable to noncontrolling interests	1,323	—	—

Net (loss) income attributable to CPA:17 – Global	$(10,893)	$(7,054)	$10,476

Corporate
Unallocated Corporate Overhead(i)	$(24,311)	$(50,629)	$(48,694)

Net income attributable to noncontrolling interests – Available Cash Distributions	$(26,675)	$(24,765)	$(24,668)

Total Company
Revenues	$447,654	$440,362	$426,947
Operating expenses	(234,326)	(263,802)	(218,892)
Interest expense	(88,270)	(98,813)	(93,551)
Other income and (expenses), excluding interest expense	7,719	27,080	16,304
Benefit from (provision for) income taxes	513	(8,477)	(8,885)
Gain on sale of real estate, net of tax	2,879	132,858	2,197
Net income attributable to noncontrolling interests	(38,882)	(38,863)	(39,915)

Net income attributable to CPA:17 – Global	$97,287	$190,345	$84,205

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 15. Segment Reporting (Continued)

	Total Assets at December 31,
	2017	2016
Net Lease(j)	$3,980,445	$3,905,402
Self-Storage	241,438	252,195
All Other(k)	277,702	266,231
Corporate	87,885	275,095

Total Company	$4,587,470	$4,698,923

(a)
Amount for the year ended December 31, 2017 includes a $15.7 million write-off of a below-market rent lease liability, pertaining to our KBR Inc., properties that were recognized in Rental income as a result of a lease modification (Note 14). In addition, as a result of a lease termination, we accelerated the below-market rent lease intangible liabilities of $3.3 million and $13.9 million that were also recognized in Rental income during the year ended December 31, 2017 and 2016, respectively.

(b)
Includes impairment charges of $8.3 million and $29.2 million incurred during the year ended December 31, 2017 and 2016, respectively (Note 8).

(c)
In April 2017, the Croatian government passed a special law assisting the restructuring of companies considered of systematic significance in Croatia. This law directly impacts our Agrokor tenant, which is currently experiencing financial distress and recently received a credit downgrade from both Standard & Poor's and Moody's. As a result of the financial difficulties and the uncertainty regarding future rent collections from the tenant, we recorded bad debt expense of $8.1 million during the year ended December 31, 2017.

(d)
For the years ended December 31, 2017 and 2016, amounts include impairment charges of $10.6 million and $1.9 million, respectively, related to certain of our equity investments (Note 8).

(e)
Includes a gain on change in control of interests of $49.9 million for the year ended December 31, 2016 (Note 4).

(f)
Includes loss on extinguishment of debt of $23.6 million for the year ended December 31, 2016 (Note 10).

(g)
Includes a loss on change in control of interests of $13.9 million for the year ended December 31, 2017 (Note 4). In addition, as a result of Hurricane Irma damage incurred at the Shelborne hotel investment (Note 4), this amount includes an estimated insurance deductible of $1.8 million and $2.7 million of costs incurred related to our insurance adjuster.

(h)
For the year ended December 31, 2016, our Shelborne equity method investment recorded a $22.8 million impairment charge to reduce goodwill at the investee level to its fair value, partially offset by $10.6 million of income recognized in conjunction with the termination of a management agreement and a $10.6 million gain representing the portion of losses guaranteed by the previous management company under the terms of the management agreement.

(i)
Included in unallocated corporate overhead are asset management fees, and general and administrative expenses, as well as interest expense and other charges related to our Senior Credit

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 15. Segment Reporting (Continued)

  Facility. These expenses are calculated and reported at the portfolio level and not evaluated as part of any segment's operating performance.

(j)
Includes the impact of the I-drive Property disposition (Note 4, Note 14), the sale of a property classified as Assets held for sale as of December 31, 2016, and the sale of three other net-leased properties that occurred during the year ended December 31, 2017 (Note 14).

(k)
Includes the impact of the I-drive Wheel restructuring during the year ended December 31, 2017 (Note 5, Note 6, Note 14).

        Our portfolio is comprised of domestic and international investments. The following tables present the geographic information (in thousands):

As of and for the Year Ended December 31, 2017	Texas	New York	Other Domestic	International(a)	Total
Revenues	$67,317	$45,430	$208,562	$126,345	$447,654
Operating expenses	(28,389)	(12,211)	(121,672)	(72,054)	(234,326)
Interest expense	(10,053)	(6,937)	(50,087)	(21,193)	(88,270)
Other income and (expenses), excluding interest expense	688	(257)	(665)	7,953	7,719
Benefit from income taxes	(53)	162	1,532	(1,128)	513
Gain on sale of real estate, net of tax	1,647	—	755	477	2,879
Net income attributable to noncontrolling interests	—	(11,222)	(27,206)	(454)	(38,882)
Net income attributable to CPA:17 – Global	31,157	14,965	11,219	39,946	97,287
Long-lived assets(b)	308,195	388,336	1,694,242	1,346,148	3,736,921
Equity investments in real estate	16,072	—	116,302	276,880	409,254
Debt, net	216,542	179,775	981,081	573,992	1,951,390

As of and for the Year Ended December 31, 2016	Texas	New York	Other Domestic	International(a)	Total
Revenues	$67,860	$42,912	$213,027	$116,563	$440,362
Operating expenses(c)	(75,455)	(13,152)	(124,776)	(50,419)	(263,802)
Interest expense	(11,774)	(7,098)	(54,760)	(25,181)	(98,813)
Other income and (expenses), excluding interest expense	(2,859)	49,483	(10,428)	(9,116)	27,080
Provision for income taxes	(67)	(682)	(4,102)	(3,626)	(8,477)
Gain on sale of real estate, net of tax	10,565	—	122,293	—	132,858
Net income attributable to noncontrolling interests	—	(10,972)	(26,608)	(1,283)	(38,863)
Net income attributable to CPA:17 – Global	(11,730)	60,491	114,646	26,938	190,345
Long-lived assets(b)	337,379	395,508	1,770,506	1,242,073	3,745,466
Equity investments in real estate	17,603	—	308,741	124,761	451,105
Debt, net	249,336	173,823	1,012,929	635,913	2,072,001

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 15. Segment Reporting (Continued)

For the Year Ended December 31, 2015	Texas	New York	Other Domestic	International(a)	Total
Revenues	$63,933	$37,567	$212,394	$113,053	$426,947
Operating expenses	(42,934)	(1,624)	(131,013)	(43,321)	(218,892)
Interest expense	(12,465)	(3,602)	(52,853)	(24,631)	(93,551)
Other income and (expenses), excluding interest expense	787	(1,857)	15,277	2,097	16,304
Provision for income taxes	(4)	—	(3,354)	(5,527)	(8,885)
Gain on sale of real estate, net of tax	—	—	2,197	—	2,197
Net income attributable to noncontrolling interests	—	(11,068)	(26,105)	(2,742)	(39,915)
Net income attributable to CPA:17 – Global	9,317	19,416	16,543	38,929	84,205

(a)
All years include investments in Poland, Italy, Croatia, Spain, Germany, the United Kingdom, the Netherlands, Japan, the Czech Republic, Slovakia, Norway, and Hungary; 2017 and 2016 include investments in Lithuania; and 2017 includes investments in Latvia and Estonia.

(b)
Consists of Net investments in real estate. In the second quarter of 2017, we reclassified certain line items in our consolidated balance sheets. As a result, amounts for certain line items included within Net investments in real estate as of December 31, 2016 have been revised to the current year presentation (Note 2).

(c)
Amount for Texas includes an impairment charge of $29.2 million recognized on one property for the year ended December 31, 2016 (Note 8).

Note 16. Selected Quarterly Financial Data (Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended
	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017
Revenues	$123,005	$106,513	$107,396	$110,740
Expenses(a)	59,615	55,581	53,313	65,817
Net income(a)(b)(c)	47,146	41,725	33,810	13,488
Net income attributable to noncontrolling interests	(9,135)	(10,919)	(9,081)	(9,747)
Net income attributable to CPA:17 – Global(a)(b)(c)	38,011	30,806	24,729	3,741
Earnings per share attributable to CPA:17 – Global	$0.11	$0.09	$0.07	$0.01

Distributions declared per share	$0.1625	$0.1625	$0.1625	$0.1625

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16. Selected Quarterly Financial Data (Unaudited) (Continued)

	Three Months Ended
	March 31, 2016	June 30, 2016	September 30, 2016	December 31, 2016
Revenues	$107,226	$109,185	$110,076	$113,875
Expenses(d)	56,205	60,037	87,442	60,118
Net income(e)	55,617	91,241	67,045	15,305
Net income attributable to noncontrolling interests	(10,194)	(9,383)	(8,827)	(10,459)
Net income attributable to CPA:17 – Global(d)(e)	45,423	81,858	58,218	4,846
Earnings per share attributable to CPA:17 – Global	$0.13	$0.24	$0.17	$0.01

Distributions declared per share	$0.1625	$0.1625	$0.1625	$0.1625

(a)
Amounts for the three months ended December 31, 2017 and March 31, 2017 include impairment charges of $4.2 million and $4.5 million, respectively, on our consolidated real estate investments (Note 8).

(b)
Amounts for the three months ended December 31, 2017, September 30, 2017, and June 30, 2017 include impairment charges of $1.8 million, $6.3 million, and $2.5 million, respectively, on our equity investments on real estate (Note 8).

(c)
Amount for the three months ended December 31, 2017 includes loss on change of control of interests of $13.9 million that was recognized in connection with the restructuring of the Shelborne hotel (Note 4).

(d)
Amount for the three months ended September 30, 2016, includes an impairment charge of $29.2 million (Note 8).

(e)
Amount for the three months ended June 30, 2016 includes gains on change of control of interests of $49.9 million, recognized in connection our acquisition of the remaining 15% controlling interest in a jointly owned investment in five self-storage properties (Note 4). Amounts for the three months ended March 31, 2016, June 30, 2016, and September 30, 2016 include gain on sale of real estate, net of tax totaling $25.4 million, $25.0 million, and $82.3 million, respectively, recognized in connection with the disposition of certain self-storage properties that occurred during these periods. Amounts for the three months ended March 31, 2016, June 30, 2016, September 30, 2016, and December 31, 2016 include a loss on extinguishment of debt of $2.5 million, $5.1 million, $16.0 million, and $0.8 million, respectively (Note 10). During the three months ended December 31, 2016, our Shelborne equity investment incurred a $22.8 million impairment charge to reduce goodwill at the investee level to its fair value, partially offset by $10.6 million of income recognized in conjunction with the termination of a management agreement. Additionally, we recorded $10.6 million of losses guaranteed by the previous management company under the terms of the management agreement (Note 6).

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 17. Subsequent Events

        On January 22, 2018, we repaid $6.1 million (amount is based on the exchange rate of the euro as of the date of repayment) of principal on one of our non-recourse mortgage loans to cure the LTV covenant breach that existed at December 31, 2017 (Note 10).

        In January 2018, a tenant, The New York Times Company, exercised its bargain purchase option to acquire the property it leases from us for $250.0 million, which is expected to occur on December 1, 2019.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

SCHEDULE II – VALUATION AND QUALIFYING ACCOUNTS

Years Ended December 31, 2017, 2016, and 2015

(in thousands)

Description	Balance at Beginning of Year	Other Additions	Deductions	Balance at End of Year
Year Ended December 31, 2017
Valuation reserve for deferred tax assets	$28,150	$3,406	$(5,303)	$26,253
Valuation for tenant receivables	36	8,565	(36)	8,565
Year Ended December 31, 2016
Valuation reserve for deferred tax assets	$29,001	$5,151	$(6,002)	$28,150
Valuation for tenant receivables	1,750	24	(1,738)	36
Year Ended December 31, 2015
Valuation reserve for deferred tax assets	$13,103	$21,211	$(5,313)	$29,001
Valuation for tenant receivables	—	1,750	—	1,750

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

SCHEDULE III – REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2017

(in thousands)

												Life on which Depreciation in Latest Statement of Income is Computed
		Initial Cost to Company				Gross Amount at which Carried at Close of Period(c)(d)
					Increase (Decrease) in Net Investments(b)
				Cost Capitalized Subsequent to Acquisition(a)					Accumulated Depreciation(d)	Date of Construction	Date Acquired
Description	Encumbrances	Land	Buildings			Land	Buildings	Total
Real Estate Under Operating Leases
Industrial facility in Norfolk, NE	$1,340	$625	$1,713	$—	$107	$625	$1,820	$2,445	$582	1975	Jun. 2008	30 yrs.
Office facility in Soest, Germany and warehouse facility in Bad Wünnenberg, Germany	—	3,193	45,932	—	(11,903)	2,419	34,803	37,222	8,800	1982; 1996	Jul. 2008	36 yrs.
Education facility in Chicago, IL	11,782	6,300	20,509	—	(527)	6,300	19,982	26,282	6,329	1912	Jul. 2008	30 yrs.
Industrial facilities in Sergeant Bluff, IA; Bossier City, LA; and Alvarado, TX	27,730	2,725	25,233	28,116	(3,395)	4,701	47,978	52,679	9,055	Various	Aug. 2008	25 - 40 yrs.
Industrial facility in Waldaschaff, Germany	—	10,373	16,708	—	(16,744)	2,987	7,350	10,337	5,269	1937	Aug. 2008	15 yrs.
Fitness facilities in Phoenix, AZ and Columbia, MD	33,367	14,500	48,865	—	(2,062)	14,500	46,803	61,303	10,833	2006	Sep. 2008	40 yrs.
Office facility in Birmingham, United Kingdom	17,056	3,591	15,810	949	(3,279)	2,990	14,081	17,071	2,830	2009	Sep. 2009	40 yrs.
Retail facility in Gorzow, Poland	—	1,095	13,947	—	(2,767)	895	11,380	12,275	2,352	2008	Oct. 2009	40 yrs.
Office facility in Hoffman Estates, IL	25,817	5,000	21,764	—	—	5,000	21,764	26,764	4,391	2009	Dec. 2009	40 yrs.
Office facility in The Woodlands, TX	34,828	1,400	41,502	—	—	1,400	41,502	42,902	8,387	2009	Dec. 2009	40 yrs.
Retail facilities located throughout Spain	—	32,574	52,101	—	(11,943)	28,057	44,675	72,732	8,930	Various	Dec. 2009	20 yrs.
Industrial facilities in Middleburg Heights and Union Township, OH	5,318	1,000	10,793	2	—	1,000	10,795	11,795	2,137	1990; 1997	Feb. 2010	40 yrs.
Industrial facilities in Phoenix, AZ; Colton, Fresno, Los Angeles, Orange, Pomona, and San Diego, CA; Safety Harbor, FL; Durham, NC; and Columbia, SC	12,185	19,001	13,059	—	—	19,001	13,059	32,060	2,982	Various	Mar. 2010	27 - 40 yrs.
Industrial facility in Evansville, IN	14,936	150	9,183	11,745	—	150	20,928	21,078	3,805	2009	Mar. 2010	40 yrs.
Warehouse facilities in Bristol, Cannock, Liverpool, Luton, Plymouth, Southampton, and Taunton, United Kingdom	3,905	8,639	2,019	—	(1,511)	7,358	1,789	9,147	491	Various	Apr. 2010	28 yrs.
Warehouse facility in Zagreb, Croatia	—	31,941	45,904	—	(6,576)	29,077	42,192	71,269	10,795	2001	Apr. 2010	30 yrs.
Office facilities in Tampa, FL	30,948	18,300	32,856	1,342	—	18,323	34,175	52,498	6,397	1985; 2000	May 2010	40 yrs.
Warehouse facility in Bowling Green, KY	24,864	1,400	3,946	33,809	—	1,400	37,755	39,155	5,979	2011	May 2010	40 yrs.
Land in Elorrio, Spain	—	19,924	3,981	—	246	24,151	—	24,151	—	N/A	Jun. 2010	N/A
Warehouse facility in Gadki, Poland	—	1,134	1,183	7,611	(1,491)	960	7,477	8,437	1,261	2011	Aug. 2010	40 yrs.
Industrial and office facilities in Elberton, GA	—	560	2,467	—	—	560	2,467	3,027	521	1997; 2002	Sep. 2010	40 yrs.
Warehouse facilities in Rincon and Unadilla, GA	24,254	1,595	44,446	—	—	1,595	44,446	46,041	7,964	2000; 2006	Nov. 2010	40 yrs.
Office facility in Hartland, WI	2,996	1,402	2,041	—	—	1,402	2,041	3,443	418	2001	Nov. 2010	35 yrs.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

SCHEDULE III – REAL ESTATE AND ACCUMULATED DEPRECIATION (Continued)

December 31, 2017

(in thousands)

												Life on which Depreciation in Latest Statement of Income is Computed
		Initial Cost to Company				Gross Amount at which Carried at Close of Period(c)(d)
					Increase (Decrease) in Net Investments(b)
				Cost Capitalized Subsequent to Acquisition(a)					Accumulated Depreciation(d)	Date of Construction	Date Acquired
Description	Encumbrances	Land	Buildings			Land	Buildings	Total
Retail facilities in Kutina, Slavonski Brod, Spansko, and Zagreb, Croatia	—	6,700	24,114	194	(5,624)	5,316	20,068	25,384	5,182	2000; 2002; 2003	Dec. 2010	30 yrs.
Warehouse and office facilities located throughout the United States	104,062	31,735	129,011	855	(9,861)	28,511	123,229	151,740	24,696	Various	Dec. 2010	40 yrs.
Office facility in Madrid, Spain	59,012	22,230	81,508	—	(9,013)	20,295	74,430	94,725	13,035	2002	Dec. 2010	40 yrs.
Office facility in Houston, TX	3,055	1,838	2,432	—	20	1,838	2,452	4,290	688	1982	Dec. 2010	25 yrs.
Retail facility in Las Vegas, NV	39,766	26,934	31,037	26,048	(44,166)	5,070	34,783	39,853	4,809	2012	Dec. 2010	40 yrs.
Warehouse facilities in Oxnard and Watsonville, CA	40,106	16,036	67,300	—	(7,149)	16,036	60,151	76,187	11,722	1975; 1994; 2002	Jan. 2011	10 - 40 yrs.
Warehouse facility in Dillon, SC	16,970	1,355	15,620	1,600	(123)	1,232	17,220	18,452	2,821	2001	Mar. 2011	40 yrs.
Warehouse facility in Middleburg Heights, OH	—	600	1,690	—	—	600	1,690	2,290	286	2002	Mar. 2011	40 yrs.
Office facility in Martinsville, VA	7,847	600	1,998	11,331	—	600	13,329	13,929	2,038	2011	May 2011	40 yrs.
Land in Chicago, IL	4,643	7,414	—	—	—	7,414	—	7,414	—	N/A	Jun. 2011	N/A
Industrial facility in Fraser, MI	3,787	928	1,392	6,193	(80)	928	7,505	8,433	1,182	2012	Sep. 2011	35 yrs.
Retail facilities located throughout Italy	178,792	91,691	262,377	—	(49,384)	79,856	224,828	304,684	38,757	Various	Sep. 2011	29 - 40 yrs.
Retail facilities in Delnice, Pozega, and Sesvete, Croatia	—	2,687	24,820	15,378	(5,533)	3,562	33,790	37,352	6,849	2011	Nov. 2011	30 yrs.
Retail facility in Orlando, FL	—	32,739	—	19,959	(32,739)	5,577	14,382	19,959	1,354	2011	Dec. 2011	40 yrs.
Land in Hudson, NY	704	2,080	—	—	—	2,080	—	2,080	—	N/A	Dec. 2011	N/A
Office facilities in Aurora, Eagan, and Virginia, MN	104,499	13,546	110,173	—	993	13,546	111,166	124,712	22,491	Various	Jan. 2012	32 - 40 yrs.
Industrial facility in Chmielów, Poland	17,536	1,323	5,245	30,804	(443)	1,977	34,952	36,929	3,792	2012	Apr. 2012	40 yrs.
Office facility in St. Louis, MO	5,374	954	4,665	1,685	—	954	6,350	7,304	897	1995	Jul. 2012	38 yrs.
Industrial facility in Avon, OH	3,325	926	4,975	—	—	926	4,975	5,901	823	2001	Aug. 2012	35 yrs.
Industrial facility in Elk Grove Village, IL	8,638	1,269	11,317	163	—	1,269	11,480	12,749	2,892	1961	Aug. 2012	40 yrs.
Education facilities in Montgomery, AL and Savannah, GA	15,110	5,255	16,960	—	—	5,255	16,960	22,215	2,751	1969; 2002	Sep. 2012	40 yrs.
Automotive dealerships in Huntsville, AL; Bentonville, AR; Bossier City, LA; Lee's Summit, MO; Fayetteville, TN; and Fort Worth, TX	—	17,283	32,225	—	(32)	17,269	32,207	49,476	7,603	Various	Sep. 2012	16 yrs.
Office facility in Warrenville, IL	18,101	3,698	28,635	—	—	3,698	28,635	32,333	4,360	2002	Sep. 2012	40 yrs.
Office and warehouse facility in Zary, Poland	3,003	356	1,168	6,910	(680)	327	7,427	7,754	898	2013	Sep. 2012	40 yrs.
Industrial facility in Sterling, VA	—	3,118	14,007	5,071	—	3,118	19,078	22,196	2,981	1980	Oct. 2012	35 yrs.
Office facility in Houston, TX	127,853	19,331	123,084	7,482	2,899	19,331	133,465	152,796	22,722	1973	Nov. 2012	30 yrs.
Education facility in Eagan, MN	8,867	2,104	11,462	—	(85)	1,994	11,487	13,481	1,769	2003	Dec. 2012	35 yrs.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

SCHEDULE III – REAL ESTATE AND ACCUMULATED DEPRECIATION (Continued)

December 31, 2017

(in thousands)

												Life on which Depreciation in Latest Statement of Income is Computed
		Initial Cost to Company				Gross Amount at which Carried at Close of Period(c)(d)
					Increase (Decrease) in Net Investments(b)
				Cost Capitalized Subsequent to Acquisition(a)					Accumulated Depreciation(d)	Date of Construction	Date Acquired
Description	Encumbrances	Land	Buildings			Land	Buildings	Total
Warehouse facility in Saitama Prefecture, Japan	—	17,292	28,575	—	(12,392)	12,620	20,855	33,475	4,204	2007	Dec. 2012	26 yrs.
Retail facilities in Bjelovar, Karlovac, Krapina, Krizevci, Metkovic, Novigrad, Porec, Umag, and Vodnjan, Croatia	21,041	5,059	28,294	6,634	(3,453)	6,531	30,003	36,534	3,997	Various	Dec. 2012	32 - 40 yrs.
Industrial facility in Portage, WI	4,524	3,338	4,556	502	—	3,338	5,058	8,396	962	1970	Jan. 2013	30 yrs.
Retail facility in Dallas, TX	9,431	4,441	9,649	87	—	4,441	9,736	14,177	1,207	1913	Feb. 2013	40 yrs.
Warehouse facility in Dillon, SC	25,856	3,096	2,281	37,989	(566)	2,530	40,270	42,800	3,608	2013	Mar. 2013	40 yrs.
Land in Chicago, IL	—	15,459	—	—	—	15,459	—	15,459	—	N/A	Apr. 2013	N/A
Office facility in Northbrook, IL	5,369	—	942	—	—	—	942	942	284	2007	May 2013	40 yrs.
Industrial facility in Wageningen, Netherlands	18,853	4,790	24,301	47	(2,402)	4,438	22,298	26,736	2,565	2013	Jul. 2013	40 yrs.
Warehouse facilities in Gadki, Poland	33,703	9,219	48,578	121	(4,706)	8,469	44,743	53,212	5,466	2007; 2010	Jul. 2013	40 yrs.
Automotive dealership in Lewisville, TX	9,145	3,269	9,605	—	—	3,269	9,605	12,874	1,465	2004	Aug. 2013	39 yrs.
Office facility in Auburn Hills, MI	5,806	789	7,163	—	—	789	7,163	7,952	823	2012	Oct. 2013	40 yrs.
Office facility in Haibach, Germany	9,249	2,544	11,114	—	(1,534)	2,258	9,866	12,124	1,547	1993	Oct. 2013	30 yrs.
Office facility in Tempe, AZ	14,550	—	16,996	4,272	—	—	21,268	21,268	2,373	2000	Dec. 2013	40 yrs.
Office facility in Tucson, AZ	—	2,440	11,175	—	—	2,440	11,175	13,615	1,355	2002	Feb. 2014	38 yrs.
Industrial facility in Drunen, Netherlands	10,296	990	6,328	7,922	1,693	1,470	15,463	16,933	1,025	2014	Apr. 2014	40 yrs.
Industrial facility in New Concord, OH	1,532	784	2,636	—	—	784	2,636	3,420	337	1999	Apr. 2014	35 - 40 yrs.
Office facility in Krakow, Poland	5,669	2,771	6,549	—	(682)	2,568	6,070	8,638	571	2003	Sep. 2014	40 yrs.
Retail facility in Gelsenkirchen, Germany	14,232	2,060	17,534	123	(985)	1,956	16,776	18,732	1,682	2000	Oct. 2014	35 yrs.
Office facility in Plymouth, Minnesota	22,117	2,601	15,599	5,835	926	2,601	22,360	24,961	2,665	1999	Dec. 2014	40 yrs.
Office facility in San Antonio, TX	13,919	3,131	13,124	—	—	3,131	13,124	16,255	1,148	2002	Jan. 2015	40 yrs.
Warehouse facilities in Mszczonów and Tomaszów Mazowiecki, Poland	33,497	10,108	35,856	8	2,719	10,704	37,987	48,691	3,785	1995; 2000	Feb. 2015	31 yrs.
Retail facilities in Joliet, IL; Fargo, ND; and Ashwaubenon, Brookfield, Greendale, and Wauwatosa, WI	41,388	20,936	34,627	332	—	20,936	34,959	55,895	3,708	Various	Jun. 2015	27 - 29 yrs.
Warehouse facility in Sered, Slovakia	17,867	4,059	15,297	9,920	2,557	4,425	27,408	31,833	1,712	2004	Jul. 2015	36 yrs.
Industrial facility in Tuchomerice, Czech Republic	18,294	9,424	21,860	256	1,619	10,381	22,778	33,159	1,411	1998	Dec. 2015	40 yrs.
Office facility in Warsaw, Poland	41,189	—	54,296	9	5,518	—	59,823	59,823	3,170	2015	Dec. 2015	40 yrs.
Net-lease student housing facility in Jacksonville, FL	11,939	870	15,787	—	—	870	15,787	16,657	824	2015	Jan. 2016	40 yrs.
Warehouse facilities in Houston, TX	—	2,210	1,362	—	—	2,210	1,362	3,572	89	1972	Feb. 2016	38 yrs.
Office facility in Oak Creek, WI	—	2,801	11,301	—	—	2,801	11,301	14,102	546	2000	Sep. 2016	35 yrs.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

SCHEDULE III – REAL ESTATE AND ACCUMULATED DEPRECIATION (Continued)

December 31, 2017

(in thousands)

												Life on which Depreciation in Latest Statement of Income is Computed
		Initial Cost to Company				Gross Amount at which Carried at Close of Period(c)(d)
					Increase (Decrease) in Net Investments(b)
				Cost Capitalized Subsequent to Acquisition(a)					Accumulated Depreciation(d)	Date of Construction	Date Acquired
Description	Encumbrances	Land	Buildings			Land	Buildings	Total
Warehouse facility in Perrysburg, OH	—	774	11,756	—	—	774	11,756	12,530	594	1974	Sep. 2016	30 yrs.
Warehouse facilities in Shelbyville, IN; Kalamazoo, MI; Tiffin, OH; Andersonville, TN; and Millwood, WV	—	2,706	24,178	10,622	—	3,086	34,420	37,506	1,405	Various	Nov. 2016	28 - 40 yrs.
Warehouse facility in Zabia Wola, Poland	18,876	3,441	20,654	118	3,214	3,897	23,530	27,427	701	1999	Nov. 2016	40 yrs.
Warehouse facility in Kaunas, Lithuania	43,141	2,194	42,109	167	5,636	2,472	47,634	50,106	1,325	2008	Dec. 2016	40 yrs.
Office facility in Buffalo Grove, IL	—	2,035	7,444	—	—	2,035	7,444	9,479	208	1992	Feb. 2017	38 yrs.

	$1,493,859	$646,783	$2,044,703	$302,211	$(225,683)	$567,113	$2,200,901	$2,768,014	$354,668

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

SCHEDULE III – REAL ESTATE AND ACCUMULATED DEPRECIATION (Continued)

December 31, 2017

(in thousands)

		Initial Cost to Company
					Increase (Decrease) in Net Investments(b)	Gross Amount at which Carried at Close of Period Total
				Cost Capitalized Subsequent to Acquisition(a)			Date of Construction	Date Acquired
Description	Encumbrances	Land	Buildings
Direct Financing Method
Industrial and office facilities in Nagold, Germany	$—	$6,012	$41,493	$—	$(27,418)	$20,087	1937; 1994	Aug. 2008
Industrial facilities in Mayodan, Sanford, and Stoneville, NC	—	3,100	35,766	—	(3,152)	35,714	1992; 1997; 1998	Dec. 2008
Industrial facility in Glendale Heights, IL	16,562	3,820	11,148	18,245	3,172	36,385	1991	Jan. 2009
Office facility in New York City, NY	100,426	—	233,720	—	15,680	249,400	2007	Mar. 2009
Industrial facilities in Colton, Fresno, Los Angeles, Orange, Pomona, and San Diego, CA; Holly Hill, FL; Rockmart, GA; Ooltewah, TN; and Dallas, TX	8,973	1,730	20,778	—	(1,094)	21,414	Various	Mar. 2010
Warehouse facilities in Bristol, Leeds, Liverpool, Luton, Newport, Plymouth, and Southampton, United Kingdom	8,780	508	24,009	—	(5,052)	19,465	Various	Apr. 2010
Retail facilities in Dugo Selo and Samobor, Croatia	—	1,804	11,618	—	(1,472)	11,950	2002; 2003	Dec. 2010
Warehouse facility in Oxnard, CA	5,658	—	8,957	—	137	9,094	1975	Jan. 2011
Industrial facilities in Bartow, FL; Momence, IL; Smithfield, NC; Hudson, NY; and Ardmore, OK	20,454	3,750	50,177	—	6,553	60,480	Various	Apr. 2011
Industrial facility in Clarksville, TN	3,971	600	7,291	—	451	8,342	1998	Aug. 2011
Industrial facility in Countryside, IL	1,920	425	1,800	—	38	2,263	1981	Dec. 2011
Industrial facility in Bluffton, IN	1,834	264	3,407	—	19	3,690	1975	Apr. 2014
Retail facilities in Joliet, Illinois and Greendale, Wisconsin	15,568	—	19,002	2	626	19,630	1970; 1978	Jun. 2015
Warehouse facility in Houston, TX	—	—	4,233	—	48	4,281	1972	Feb. 2016
Industrial facilities in Sedalia, MO; Lumberton and Mount Airy, NC; and Wilkes-Barre, PA	—	2,142	10,085	50	(5,244)	7,033	Various	Apr. 2016

	$184,146	$24,155	$483,484	$18,297	$(16,708)	$509,228

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

SCHEDULE III – REAL ESTATE AND ACCUMULATED DEPRECIATION (Continued)

December 31, 2017

(in thousands)

												Life on which Depreciation in Latest Statement of Income is Computed
		Initial Cost to Company				Gross Amount at which Carried at Close of Period(c)(d)
					Increase (Decrease) in Net Investments(b)
				Cost Capitalized Subsequent to Acquisition(a)					Accumulated Depreciation(d)	Date of Construction	Date Acquired
Description	Encumbrances	Land	Buildings			Land	Buildings	Total
Operating Real Estate – Self-Storage Facilities
Fort Worth, TX	$3,539	$610	$2,672	$62	$36	$610	$2,770	$3,380	$594	2004	Apr. 2011	33 yrs.
Palm Springs, CA	5,932	1,287	3,124	106	36	1,287	3,266	4,553	750	1989	Jun. 2011	30 yrs.
Kailua-Kona, HI	3,803	1,000	1,108	70	38	1,000	1,216	2,216	343	1987	Jun. 2011	30 yrs.
Chicago, IL	3,483	600	4,124	217	10	600	4,351	4,951	872	1916	Jun. 2011	25 yrs.
Chicago, IL	2,490	400	2,074	229	4	400	2,307	2,707	478	1968	Jun. 2011	30 yrs.
Rockford, IL	1,807	548	1,881	51	22	548	1,954	2,502	526	1979	Jun. 2011	25 yrs.
Rockford, IL	586	114	633	139	41	114	813	927	242	1979	Jun. 2011	25 yrs.
Rockford, IL	2,298	380	2,321	68	(98)	337	2,334	2,671	618	1957	Jun. 2011	25 yrs.
Kihei, HI	5,064	2,523	7,481	818	26	2,523	8,325	10,848	1,388	1991	Aug. 2011	40 yrs.
National City, CA	2,409	3,158	1,483	185	17	3,158	1,685	4,843	400	1987	Aug. 2011	28 yrs.
Mundelein, IL	3,405	1,080	5,287	264	69	1,080	5,620	6,700	1,474	1991	Aug. 2011	25 yrs.
Pearl City, HI	6,145	—	5,141	774	22	—	5,937	5,937	1,843	1977	Aug. 2011	20 yrs.
Palm Springs, CA	1,968	1,019	2,131	435	7	1,019	2,573	3,592	583	1987	Sep. 2011	28 yrs.
Loves Park, IL	1,127	394	3,390	137	(122)	394	3,405	3,799	1,069	1997	Sep. 2011	20 yrs.
Mundelein, IL	684	535	1,757	157	21	535	1,935	2,470	622	1989	Sep. 2011	20 yrs.
Chicago, IL	3,025	1,049	5,672	254	7	1,049	5,933	6,982	1,237	1988	Sep. 2011	30 yrs.
Beaumont, CA	2,586	1,616	2,873	94	14	1,616	2,981	4,597	600	1992	Nov. 2011	40 yrs.
San Bernardino, CA	990	698	1,397	95	15	698	1,507	2,205	292	1989	Nov. 2011	40 yrs.
Peoria, IL	3,009	549	2,424	37	6	549	2,467	3,016	634	1990	Nov. 2011	35 yrs.
East Peoria, IL	2,281	409	1,816	64	8	409	1,888	2,297	457	1986	Nov. 2011	35 yrs.
Loves Park, IL	1,712	439	998	251	155	439	1,404	1,843	339	1978	Nov. 2011	35 yrs.
Hesperia, CA	843	648	1,377	151	8	648	1,536	2,184	313	1989	Dec. 2011	40 yrs.
Cherry Valley, IL	1,658	1,076	1,763	35	18	1,076	1,816	2,892	690	1988	Jul. 2012	20 yrs.
Fayetteville, NC	3,093	1,677	3,116	67	10	1,677	3,193	4,870	743	2001	Sep. 2012	34 yrs.
Cathedral City, CA	1,288	—	2,275	17	15	—	2,307	2,307	428	1990	Mar. 2013	34 yrs.
Hilo, HI	7,758	296	4,996	45	—	296	5,041	5,337	587	2007	Jun. 2013	40 yrs.
Clearwater, FL	3,684	924	2,966	66	14	924	3,046	3,970	463	2001	Jul. 2013	32 yrs.
Winder, GA	954	546	30	7	8	546	45	591	16	2006	Jul. 2013	31 yrs.
Winder, GA	3,281	495	1,253	55	9	495	1,317	1,812	323	2001	Jul. 2013	25 yrs.
Orlando, FL	5,614	1,064	4,889	195	18	1,064	5,102	6,166	701	2000	Aug. 2013	35 yrs.
Palm Coast, FL	3,372	1,749	3,285	117	155	1,749	3,557	5,306	691	2001	Sep. 2013	29 yrs.
Holiday, FL	2,218	1,829	1,097	652	9	1,829	1,758	3,587	314	1975	Nov. 2013	23 yrs.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

SCHEDULE III – REAL ESTATE AND ACCUMULATED DEPRECIATION (Continued)

December 31, 2017

(in thousands)

												Life on which Depreciation in Latest Statement of Income is Computed
		Initial Cost to Company				Gross Amount at which Carried at Close of Period(c)(d)
					Increase (Decrease) in Net Investments(b)
				Cost Capitalized Subsequent to Acquisition(a)					Accumulated Depreciation(d)	Date of Construction	Date Acquired
Description	Encumbrances	Land	Buildings			Land	Buildings	Total
New York City, NY	12,704	5,692	16,076	9	—	5,692	16,085	21,777	694	1963	Apr. 2016	40 yrs.
New York City, NY	21,908	5,823	31,032	3	—	5,823	31,035	36,858	1,350	2005	Apr. 2016	40 yrs.
New York City, NY	23,376	6,184	35,188	18	—	6,184	35,206	41,390	1,558	2007	Apr. 2016	40 yrs.
New York City, NY	15,908	8,120	18,502	5	—	8,120	18,507	26,627	922	1948	Apr. 2016	35 yrs.
New York City, NY	5,452	1,157	10,167	80	—	1,157	10,247	11,404	447	1928	Apr. 2016	40 yrs.
Operating Real Estate – Hotel
Miami, FL	—	34,397	46,261	—	—	34,397	46,261	80,658	486	1940	Oct. 2017	40 yrs.

	$171,454	$90,085	$244,060	$6,029	$598	$90,042	$250,730	$340,772	$26,087

(a)
Consists of the cost of improvements subsequent to acquisition and acquisition costs, including construction costs on build-to-suit transactions, legal fees, appraisal fees, title costs, and other related professional fees. For business combinations, transaction costs are excluded.

(b)
The increase (decrease) in net investment was primarily due to (i) changes in foreign currency exchange rates, (ii) sales of properties, (iii) impairment charges, and (iv) the amortization of unearned income from net investment in direct financing leases, which produces a periodic rate of return that at times may be greater or less than lease payments received.

(c)
Excludes (i) gross lease intangible assets of $741.0 million and the related accumulated amortization of $245.9 million, (ii) gross lease intangible liabilities of $83.4 million and the related accumulated amortization of $22.2 million, and (iii) real estate under construction of $4.6 million.

(d)
A reconciliation of real estate and accumulated depreciation follows:

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED
NOTES TO SCHEDULE III – REAL ESTATE AND ACCUMULATED DEPRECIATION
(in thousands)

	Reconciliation of Real Estate Subject to Operating Leases
	Years Ended December 31,
	2017	2016	2015
Beginning balance	$2,745,424	$2,658,877	$2,396,715
Foreign currency translation adjustment	145,945	(36,617)	(99,252)
Dispositions	(127,577)	—	—
Additions	9,481	142,142	222,739
Impairment charges	(7,065)	(29,183)	—
Reclassification from real estate under construction	1,024	21,825	129,225
Improvements	782	7,262	9,450
Reclassification to assets held for sale	—	(18,882)	—

Ending balance	$2,768,014	$2,745,424	$2,658,877

	Reconciliation of Accumulated Depreciation for Real Estate Subject to Operating Leases
	Years Ended December 31,
	2017	2016	2015
Beginning balance	$280,657	$225,867	$175,478
Depreciation expense	64,676	62,808	57,831
Foreign currency translation adjustment	15,045	(3,986)	(7,442)
Dispositions	(5,710)	—	—
Reclassification to assets held for sale	—	(4,032)	—

Ending balance	$354,668	$280,657	$225,867

	Reconciliation of Operating Real Estate
	Years Ended December 31,
	2017	2016	2015
Beginning balance	$258,971	$275,521	$272,859
Additions	80,658	137,958	—
Improvements	1,143	2,443	2,662
Dispositions	—	(156,951)	—

Ending balance	$340,772	$258,971	$275,521

	Reconciliation of Accumulated Depreciation for Operating Real Estate
	Years Ended December 31,
	2017	2016	2015
Beginning balance	$18,876	$30,308	$22,217
Depreciation expense	7,211	7,791	8,091
Dispositions	—	(19,223)	—

Ending balance	$26,087	$18,876	$30,308

        At December 31, 2017, the aggregate cost of real estate that we and our consolidated subsidiaries own for federal income tax purposes was approximately $4.2 billion.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

SCHEDULE IV – MORTGAGE LOANS ON REAL ESTATE

December 31, 2017

(dollars in thousands)

Description	Interest Rate	Final Maturity Date	Fair Value	Carrying Amount
Financing agreement – 1185 Broadway LLC	10.0%	Apr. 2018	$31,500	$31,500
Financing agreement – I-drive	9.0%	Apr. 2019	34,000	34,000
Financing agreement – I-drive Wheel	6.5%	Dec. 2018	35,000	35,000
Financing agreement – I-drive developer	6.5%	Dec. 2018	5,000	5,000
Financing agreement – I-drive developer	6.5%	Dec. 2018	5,000	5,000

 CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO SCHEDULE IV – MORTGAGE LOANS ON REAL ESTATE

(in thousands)

	Reconciliation of Mortgage Loans on Real Estate
	Years Ended December 31,
	2017	2016	2015
Balance	$31,500	$44,044	$40,000
Additions	79,000	—	42,600
Repayment	—	(12,600)	(40,000)
Accretion	—	56	1,444

Ending balance	$110,500	$31,500	$44,044

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands, except share and per share amounts)

	March 31, 2018	December 31, 2017
Assets
Investments in real estate:
Real estate – Land, buildings and improvements	$2,827,416	$2,772,611
Operating real estate – Land, buildings and improvements	345,682	340,772
Net investments in direct financing leases	510,916	509,228
In-place lease intangible assets	636,545	629,961
Other intangible assets	112,696	111,004

Investments in real estate	4,433,255	4,363,576
Accumulated depreciation and amortization	(663,004)	(626,655)

Net investments in real estate	3,770,251	3,736,921
Equity investments in real estate	413,345	409,254
Cash and cash equivalents	102,402	119,094
Other assets, net	307,126	322,201

Total assets	$4,593,124	$4,587,470

Liabilities and Equity
Debt:
Mortgage debt, net	$1,853,541	$1,849,459
Senior Credit Facility, net	92,323	101,931

Debt, net	1,945,864	1,951,390
Accounts payable, accrued expenses and other liabilities	129,426	132,751
Below-market rent and other intangible liabilities, net	60,554	61,222
Deferred income taxes	27,907	30,524
Due to affiliates	9,955	11,467
Distributions payable	57,121	56,859

Total liabilities	2,230,827	2,244,213

Commitments and contingencies (Note 11)
Preferred stock, $0.001 par value; 50,000,000 shares authorized; none issued	—	—
Common stock, $0.001 par value; 900,000,000 shares authorized; and 351,499,230 and 349,899,827 shares, respectively, issued and outstanding	351	349
Additional paid-in capital	3,191,993	3,174,786
Distributions in excess of accumulated earnings	(883,635)	(861,319)
Accumulated other comprehensive loss	(54,364)	(78,420)

Total stockholders' equity	2,254,345	2,235,396
Noncontrolling interests	107,952	107,861

Total equity	2,362,297	2,343,257

Total liabilities and equity	$4,593,124	$4,587,470

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2018	2017
Revenues
Lease revenues:
Rental income	$74,691	$91,254
Interest income from direct financing leases	14,640	14,696

Total lease revenues	89,331	105,950
Other real estate income	12,213	9,337
Other operating income	7,175	5,978
Other interest income	4,563	1,740

	113,282	123,005

Operating Expenses
Depreciation and amortization	28,450	30,819
Property expenses	23,037	16,605
Other real estate expenses	7,617	3,352
Impairment charges	5,404	4,519
General and administrative	3,119	3,570
Acquisition and other expenses	57	750

	67,684	59,615

Other Income and Expenses
Interest expense	(20,550)	(23,390)
Equity in earnings of equity method investments in real estate	4,683	1,985
Other gains and (losses)	4,003	5,657
Loss on extinguishment of debt	—	(1,614)

	(11,864)	(17,362)

Income before income taxes and gain on sale of real estate	33,734	46,028
Benefit from (provision for) income taxes	1,403	(621)

Income before gain on sale of real estate, net of tax	35,137	45,407
Gain on sale of real estate, net of tax	24	1,739

Net Income	35,161	47,146
Net income attributable to noncontrolling interests (inclusive of Available Cash Distributions to a related party of $6,170 and $6,810, respectively)	(8,424)	(9,135)

Net Income Attributable to CPA:17 – Global	$26,737	$38,011

Basic and Diluted Earnings Per Share	$0.08	$0.11

Basic and Diluted Weighted-Average Shares Outstanding	352,098,948	345,796,312

Distributions Declared Per Share	$0.1625	$0.1625

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

(in thousands)

	Three Months Ended March 31,
	2018	2017
Net Income	$35,161	$47,146
Other Comprehensive Income
Foreign currency translation adjustments	26,935	8,609
Change in net unrealized loss on derivative instruments	(2,332)	(2,553)
Change in unrealized gain on marketable investments	—	30

	24,603	6,086

Comprehensive Income	59,764	53,232

Amounts Attributable to Noncontrolling Interests
Net income	(8,424)	(9,135)
Foreign currency translation adjustments	(547)	(259)

Comprehensive income attributable to noncontrolling interests	(8,971)	(9,394)

Comprehensive Income Attributable to CPA:17 – Global	$50,793	$43,838

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

CONSOLIDATED STATEMENTS OF EQUITY (UNAUDITED)

Three Months Ended March 31, 2018 and 2017

(in thousands, except share and per share amounts)

	CPA:17 – Global
	Total Outstanding Shares	Common Stock	Additional Paid-In Capital	Distributions in Excess of Accumulated Earnings	Accumulated Other Comprehensive Loss	Total CPA:17 – Global Stockholders	Noncontrolling Interests	Total
Balance at January 1, 2018	349,899,827	$349	$3,174,786	$(861,319)	$(78,420)	$2,235,396	$107,861	$2,343,257
Cumulative-effect adjustment for the adoption of new accounting pronouncement (Note 2)				8,068		8,068		8,068
Shares issued	2,481,702	3	25,088			25,091		25,091
Shares issued to affiliates	738,271	—	7,427			7,427		7,427
Distributions declared ($0.1625 per share)				(57,121)		(57,121)		(57,121)
Distributions to noncontrolling interests						—	(9,586)	(9,586)
Contributions from noncontrolling interests						—	706	706
Net income				26,737		26,737	8,424	35,161
Other comprehensive income:
Foreign currency translation adjustments					26,388	26,388	547	26,935
Realized and unrealized loss on derivative instruments					(2,332)	(2,332)		(2,332)
Repurchase of shares	(1,620,570)	(1)	(15,308)			(15,309)		(15,309)

Balance at March 31, 2018	351,499,230	$351	$3,191,993	$(883,635)	$(54,364)	$2,254,345	$107,952	$2,362,297

Balance at January 1, 2017	343,575,840	$343	$3,106,456	$(732,613)	$(156,676)	$2,217,510	$97,494	$2,315,004
Shares issued	2,515,991	2	25,759			25,761		25,761
Shares issued to affiliates	592,949	1	6,009			6,010		6,010
Distributions declared ($0.1625 per share)				(56,142)		(56,142)		(56,142)
Distributions to noncontrolling interests						—	(9,944)	(9,944)
Net income				38,011		38,011	9,135	47,146
Other comprehensive income:
Foreign currency translation adjustments					8,350	8,350	259	8,609
Realized and unrealized loss on derivative instruments					(2,553)	(2,553)		(2,553)
Change in unrealized gain on marketable investments					30	30		30
Repurchase of shares	(1,194,914)	(1)	(11,313)			(11,314)		(11,314)

Balance at March 31, 2017	345,489,866	$345	$3,126,911	$(750,744)	$(150,849)	$2,225,663	$96,944	$2,322,607

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended March 31,
	2018	2017
Cash Flows – Operating Activities
Net Cash Provided by Operating Activities	$67,945	$61,209

Cash Flows – Investing Activities
Return of capital from equity investments in real estate	7,527	17,781
Funding for build-to-suit projects and expansions	(6,810)	(236)
Capital contributions to equity investments in real estate	(2,868)	(81,989)
Payment of deferred acquisition fees to an affiliate	(1,090)	(1,245)
Acquisitions of real estate and direct financing leases	(971)	(11,393)
Capital expenditures on owned real estate	(689)	(663)
Other investing activities, net	652	489
Value added taxes paid in connection with acquisition of real estate	(383)	—
Proceeds from sale of real estate	—	96,674
Value added taxes refunded in connection with acquisition of real estate	—	5,412

Net Cash (Used in) Provided by Investing Activities	(4,632)	24,830

Cash Flows – Financing Activities
Distributions paid	(56,859)	(55,830)
Proceeds from issuance of shares	25,091	25,761
Repayments of Senior Credit Facility	(19,840)	—
Repurchase of shares	(15,309)	(11,314)
Scheduled payments and prepayments of mortgage principal	(12,925)	(243,403)
Distributions to noncontrolling interests	(9,586)	(9,944)
Proceeds from Senior Credit Facility	8,052	33,878
Contributions from noncontrolling interests	706	—
Payment of financing costs and mortgage deposits, net of deposits refunded	(15)	(45)
Proceeds from mortgage financing	—	104,287
Other financing activities, net	—	(564)

Net Cash Used in Financing Activities	(80,685)	(157,174)

Change in Cash and Cash Equivalents and Restricted Cash During the Period
Effect of exchange rate changes on cash and cash equivalents and restricted cash	1,749	1,483

Net decrease in cash and cash equivalents and restricted cash	(15,623)	(69,652)
Cash and cash equivalents and restricted cash, beginning of period	145,108	300,153

Cash and cash equivalents and restricted cash, end of period	$129,485	$230,501

See Notes to Consolidated Financial Statements.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1. Organization

        Corporate Property Associates 17 – Global Incorporated, or CPA:17 – Global, and together with its consolidated subsidiaries, is a publicly owned REIT that invests primarily in commercial real estate properties leased to companies both domestically and internationally. We were formed in 2007 and are managed by W. P. Carey Inc., or WPC, through one of its subsidiaries, or collectively our Advisor. As a REIT, we are not subject to U.S. federal income taxation as long as we satisfy certain requirements, principally relating to the nature of our income and the level of our distributions, among other factors. We earn revenue primarily by leasing the properties we own to single corporate tenants, predominantly on a triple-net lease basis, which requires the tenant to pay substantially all of the costs associated with operating and maintaining the property. Revenue is subject to fluctuation due to the timing of new lease transactions, lease terminations, lease expirations, contractual rent adjustments, tenant defaults, sales of properties, and changes in foreign currency exchange rates.

        Substantially all of our assets and liabilities are held by CPA:17 Limited Partnership, or the Operating Partnership, and at March 31, 2018, we owned 99.99% of general and limited partnership interests in the Operating Partnership. The remaining interest in the Operating Partnership is held by a subsidiary of WPC.

        At March 31, 2018, our portfolio was comprised of full or partial ownership interests in 411 properties, substantially all of which were fully-occupied and triple-net leased to 114 tenants, and totaled approximately 44.4 million square feet. In addition, our portfolio was comprised of full or majority ownership interests in 38 operating properties, including 37 self-storage properties and one hotel property, for an aggregate of approximately 2.7 million square feet.

        We operate in two reportable business segments: Net Lease and Self Storage. Our Net Lease segment includes our domestic and foreign investments in net-leased properties, whether they are accounted for as operating or direct financing leases. Our Self Storage segment is comprised of our investments in self-storage properties. In addition, we have investments in loans receivable, commercial mortgage-backed securities, or CMBS, one hotel, and certain other properties, which are included in our All Other category (Note 14). Our reportable business segments and All Other category are the same as our reporting units.

        We raised aggregate gross proceeds of approximately $2.9 billion from our initial public offering, which closed in April 2011, and our follow-on offering, which closed in January 2013. We have fully invested the proceeds from our initial and follow-on public offerings. In addition, from inception through March 31, 2018, $701.1 million of distributions to our shareholders were reinvested in our common stock through our Distribution Reinvestment Plan, or DRIP.

Note 2. Basis of Presentation

Basis of Presentation

        Our interim consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q and, therefore, do not necessarily include all information and footnotes necessary for a fair statement of our consolidated financial position, results of operations, and cash flows in accordance with generally accepted accounting principles in the United States, or GAAP.

        In the opinion of management, the unaudited financial information for the interim periods presented in this Report reflects all normal and recurring adjustments necessary for a fair statement of financial position, results of operations, and cash flows. Our interim consolidated financial statements

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 2. Basis of Presentation (Continued)

should be read in conjunction with our audited consolidated financial statements and accompanying notes for the year ended December 31, 2017, which are included in the 2017 Annual Report, as certain disclosures that would substantially duplicate those contained in the audited consolidated financial statements have not been included in this Report. Operating results for interim periods are not necessarily indicative of operating results for an entire year.

        The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts and the disclosure of contingent amounts in our consolidated financial statements and the accompanying notes. Actual results could differ from those estimates.

Basis of Consolidation

        Our consolidated financial statements reflect all of our accounts, including those of our controlled subsidiaries and our tenancy-in-common interest, as described below. The portions of equity in consolidated subsidiaries that are not attributable, directly or indirectly, to us are presented as noncontrolling interests. All significant intercompany accounts and transactions have been eliminated.

        When we obtain an economic interest in an entity, we evaluate the entity to determine if it should be deemed a variable interest entity, or VIE, and, if so, whether we are the primary beneficiary and are therefore required to consolidate the entity. We apply accounting guidance for consolidation of VIEs to certain entities in which the equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. Fixed price purchase and renewal options within a lease, as well as certain decision-making rights within a loan or joint-venture agreement, can cause us to consider an entity a VIE. Limited partnerships and other similar entities that operate as a partnership will be considered a VIE unless the limited partners hold substantive kick-out rights or participation rights. Significant judgment is required to determine whether a VIE should be consolidated. We review the contractual arrangements provided for in the partnership agreement or other related contracts to determine whether the entity is considered a VIE, and to establish whether we have any variable interests in the VIE. We then compare our variable interests, if any, to those of the other variable interest holders to determine which party is the primary beneficiary of the VIE based on whether the entity (i) has the power to direct the activities that most significantly impact the economic performance of the VIE and (ii) has the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. The liabilities of these VIEs are non-recourse to us and can only be satisfied from each VIE's respective assets.

        At both March 31, 2018 and December 31, 2017, we considered 21 entities VIEs, nine of which we consolidated as we are considered the primary beneficiary and one of which we accounted for as a loan

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 2. Basis of Presentation (Continued)

receivable. The following table presents a summary of selected financial data of the consolidated VIEs, included in the consolidated balance sheets (in thousands):

	March 31, 2018	December 31, 2017
Real estate – Land, buildings and improvements	$115,924	$109,426
Operating real estate – Land, buildings and improvements	85,317	80,658
Net investments in direct financing leases	312,724	312,234
In-place lease intangible assets	8,949	8,650
Accumulated depreciation and amortization	(28,957)	(26,395)
Other assets, net	70,654	73,620
Total assets	573,877	567,929
Mortgage debt, net	$103,579	$104,213
Accounts payable, accrued expenses and other liabilities	18,419	12,693
Deferred income taxes	10,282	12,374
Total liabilities	132,668	129,662

        At both March 31, 2018 and December 31, 2017, we had 11 unconsolidated VIEs, all of which we account for under the equity method of accounting. We do not consolidate these entities because we are not the primary beneficiary and the nature of our involvement in the activities of these entities allows us to exercise significant influence on, but does not give us power over, decisions that significantly affect the economic performance of these entities. As of March 31, 2018 and December 31, 2017, the net carrying amount of our investments in these entities was $283.9 million and $282.0 million, respectively, and our maximum exposure to loss in these entities was limited to our investments.

        At both March 31, 2018 and December 31, 2017, we had an investment in a tenancy-in-common interest in a portfolio of international properties. Consolidation of this investment is not required as such interest does not qualify as a VIE and does not meet the control requirement for consolidation. Accordingly, we account for this investment using the equity method of accounting. We use the equity method of accounting because the shared decision-making involved in a tenancy-in-common interest investment provides us with significant influence on the operating and financial decisions of this investment.

        At times, the carrying value of our equity investments may fall below zero for certain investments. We intend to fund our share of the jointly owned investments' future operating deficits should the need arise. However, we have no legal obligation to pay for any of the liabilities of such investments nor do we have any legal obligation to fund operating deficits. At both March 31, 2018 and December 31, 2017, none of our equity investments had carrying values below zero.

Accounting Policy Update

        Distributions from Equity Method Investments – We classify distributions received from equity method investments using the cumulative earnings approach. Distributions received are considered returns on the investment and classified as cash inflows from operating activities. If, however, the investor's cumulative distributions received, less distributions received in prior periods determined to be

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 2. Basis of Presentation (Continued)

returns of investment, exceeds cumulative equity in earning recognized, the excess is considered a return of investment and is classified as inflows from investing activities.

Reclassifications

        Certain prior period amounts have been reclassified to conform to the current period presentation.

        Restricted Cash – In connection with our adoption of Accounting Standards Update, or ASU, 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, as described below, we revised our consolidated statements of cash flows to include restricted cash when reconciling the beginning-of-period and end-of-period cash amounts shown on the statement of cash flows. As a result, we retrospectively revised prior periods presented to conform to the current period presentation. Restricted cash primarily consists of security deposits and amounts required to be reserved pursuant to lender agreements for debt service, capital improvements and real estate taxes.

        The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the consolidated balance sheets that sum to the total presented in the consolidated statement of cash flows.

	March 31, 2018	December 31, 2017
Cash and cash equivalents	$102,402	$119,094
Restricted cash(a)	27,083	26,014

Total cash and cash equivalents, and restricted cash	$129,485	$145,108

(a)
Restricted cash is included within Other assets, net on our consolidated balance sheet.

Recent Accounting Pronouncements

Pronouncements Adopted as of March 31, 2018

        In May 2014, the Financial Accounting Standards Board, or FASB, issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 is a comprehensive new revenue recognition model requiring a company to recognize revenue to depict the transfer of goods or services to a customer at an amount reflecting the consideration it expects to receive in exchange for those goods or services. ASU 2014-09 does not apply to our lease revenues, which constitute a majority of our revenues, but will primarily apply to revenues generated from our operating properties. We adopted this guidance for our interim and annual periods beginning January 1, 2018 using the modified retrospective method applied to any contracts not completed as of that date. There were no changes to the prior period presentations of revenue. Results of operations for reporting periods beginning January 1, 2018 are presented under Topic 606. The adoption of Topic 606 did not have a material impact on our consolidated financial statements.

        Revenue is recognized when, or as, control of promised goods or services is transferred to customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services. At contract inception, we assess the services promised in our contracts with customers and identify a performance obligation for each promise to transfer to the customer a good or service (or bundle of goods or services) that is distinct. To identify the performance obligations, we

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 2. Basis of Presentation (Continued)

consider all of the services promised in the contract regardless of whether they are explicitly stated or are implied by customary business practices.

        Revenue from contracts with customers primarily represents Other real estate income of $12.2 million and $9.3 million for the three months ended March 31, 2018 and 2017, respectively. Other real estate income is primarily comprised of revenues from our self-storage portfolio as well as room rentals and food and beverage services at our hotel. We identified a single performance obligation for each distinct service. Performance obligations are typically satisfied at a point in time, at the time of sale, or at the rendering of the service. Fees are generally determined to be fixed. Payment is typically due immediately following the delivery of the service.

        In January 2016, the FASB issued ASU 2016-01, Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. ASU 2016-01 requires all equity investments (other than those accounted for under the equity method of accounting or those that result in consolidation of the investee) to be measured at fair value, with changes in the fair value recognized through net income. We adopted this guidance for our interim and annual periods beginning January 1, 2018. The adoption of ASU 2016-01 did not have a material impact on our consolidated financial statements.

        In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. ASU 2016-15 intends to reduce diversity in practice for certain cash flow classifications, including, but not limited to (i) debt prepayment or debt extinguishment costs, (ii) contingent consideration payments made after a business combination, (iii) proceeds from the settlement of insurance claims, and (iv) distributions received from equity method investees. We retrospectively adopted this guidance for our interim and annual periods beginning January 1, 2018. As a result, we reclassified debt extinguishment costs from net cash provided by operating activities to net cash used in financing activities on the consolidated statement of cash flows for the three months ended March 31, 2017. The adoption of ASU 2016-15 did not have a material impact on our consolidated financial statements.

        In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. ASU 2016-18 intends to reduce diversity in practice for the classification and presentation of changes in restricted cash on the statement of cash flows. ASU 2016-18 requires that the statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. We adopted ASU 2016-18 on January 1, 2018 and have retrospectively applied this standard to our consolidated statements of cash flows for the three months ended March 31, 2018 and 2017. See Restricted Cash above for additional information.

        In February 2017, the FASB issued ASU 2017-05, Other Income – Gains and Losses from the Derecognition of Nonfinancial Assets (Subtopic 610-20). ASU 2017-05 clarifies that a financial asset is within the scope of Subtopic 610-20 if it meets the definition of an in substance nonfinancial asset. The amendments define the term "in substance nonfinancial asset," in part, as a financial asset promised to a counterparty in a contract if substantially all of the fair value of the assets (recognized and unrecognized) that are promised to the counterparty in the contract is concentrated in nonfinancial assets. If substantially all of the fair value of the assets that are promised to the counterparty in a

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 2. Basis of Presentation (Continued)

contract is concentrated in nonfinancial assets, then all of the financial assets promised to the counterparty are in substance nonfinancial assets within the scope of Subtopic 610-20. This amendment also clarifies that nonfinancial assets within the scope of Subtopic 610-20 may include nonfinancial assets transferred within a legal entity to a counterparty. For example, a parent company may transfer control of nonfinancial assets by transferring ownership interests in a consolidated subsidiary. We adopted this guidance for our interim and annual periods beginning January 1, 2018 and applied the modified retrospective transition method (applicable to any contracts not completed as of that date). Results of operations for reporting periods beginning January 1, 2018 are presented under Subtopic 610-20, while prior period amounts are not adjusted and continue to be reported under the accounting standards in effect for those periods.

        As of January 1, 2018, there was one open contract, which was related to the I-drive Property Disposition and I-drive Wheel Restructuring (Note 13). On March 17, 2017, the developer exercised its purchase option and acquired the entertainment complex, which we refer to as the I-drive Property. The gain on sale was deferred during the first quarter of 2017 and was expected to be recognized in income upon recovery of the cost of the I-drive Property through the receipt of principal payments received on the mezzanine loan. As a result of the adoption of ASU 2017-05, we recognized a cumulative effect adjustment to the opening balance of stockholders' equity and a reduction to Accounts payable, accrued expenses and other liabilities as of January 1, 2018 equal to the total gain on sale of the Property of $2.1 million that was previously deferred.

        In addition to the sale of the I-drive Property, we restructured the $50.0 million loan, referred to as the I-drive Wheel Loan, to fund the construction of an observation wheel, which we refer to as the I-drive Wheel. This resulted in the elimination of our participation in the expected residual profits, with the loan no longer qualifying as an acquisition, development and construction of real estate arrangement, or ADC Arrangement, pursuant to the equity method of accounting. The gain recognized upon restructuring of the I-drive Wheel Loan of $16.4 million was deferred during 2017. As a result of the adoption of ASU 2017-05, the loan restructuring is now recognized as a receivable purchased at a discount of $18.6 million (which represents the carrying value of the ADC Arrangement upon restructuring on March 17, 2017) and will accrete up to the fair value of the loan in the amount of $35.0 million until maturity in December 2018. Accordingly, as of January 1, 2018, we recognized (i) a reduction of $16.4 million to Accounts payable, accrued expenses and other liabilities, (ii) a reduction of $10.4 million to Other assets, net and (iii) an adjustment to the opening balance of stockholders' equity for the accretion of the loan related to prior periods, using the effective interest method, of $6.0 million.

Pronouncements to be Adopted after March 31, 2018

        In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). ASU 2016-02 outlines a new model for accounting by lessees, whereby their rights and obligations under substantially all leases, existing and new, would be capitalized and recorded on the balance sheet. For lessors, however, the accounting remains largely unchanged from the current model, with the distinction between operating and financing leases retained, but updated to align with certain changes to the lessee model and the new revenue recognition standard. The new standard also replaces existing sale-leaseback guidance with a new model applicable to both lessees and lessors. In addition, it also requires lessors to record gross revenues and expenses associated with activities that do not transfer services to the lessee (such as real estate taxes and insurance). Additionally, the new standard requires extensive quantitative and

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 2. Basis of Presentation (Continued)

qualitative disclosures. Early application will be permitted for all entities. The new standard must be adopted using a modified retrospective transition of the new guidance and provides for certain practical expedients. Transition will require application of the new model at the beginning of the earliest comparative period presented. We will adopt this guidance for our interim and annual periods beginning January 1, 2019. The ASU is expected to impact our consolidated financial statements as we have certain land lease arrangements for which we are the lessee. We are evaluating the impact of the new standard and have not yet determined if it will have a material impact on our business or our consolidated financial statements.

        In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses. ASU 2016-13 introduces a new model for estimating credit losses based on current expected credit losses for certain types of financial instruments, including loans receivable, held-to-maturity debt securities, and net investments in direct financing leases, amongst other financial instruments. ASU 2016-13 also modifies the impairment model for available-for-sale debt securities and expands the disclosure requirements regarding an entity's assumptions, models, and methods for estimating the allowance for losses. ASU 2016-13 will be effective for public business entities in fiscal years beginning after December 15, 2019, including interim periods within those fiscal years, with early application of the guidance permitted. We are in the process of evaluating the impact of adopting ASU 2016-13 on our consolidated financial statements.

        In August 2017, the FASB issued ASU 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities. ASU 2017-12 will make more financial and nonfinancial hedging strategies eligible for hedge accounting. It also amends the presentation and disclosure requirements and changes how companies assess hedge effectiveness. It is intended to more closely align hedge accounting with companies' risk management strategies, simplify the application of hedge accounting, and increase transparency as to the scope and results of hedging programs. ASU 2017-12 will be effective in fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, with early adoption permitted. We are in the process of evaluating the impact of adopting ASU 2017-12 on our consolidated financial statements, and expect to adopt the standard for the fiscal year beginning January 1, 2019.

Note 3. Agreements and Transactions with Related Parties

Transactions with Our Advisor

        We have an advisory agreement with our Advisor whereby our Advisor performs certain services for us under a fee arrangement, including the identification, evaluation, negotiation, purchase, and disposition of real estate and related assets and mortgage loans; day-to-day management; and the performance of certain administrative duties. We also reimburse our Advisor for general and administrative duties performed on our behalf. The advisory agreement has a term of one year and may be renewed for successive one-year periods. We may terminate the advisory agreement upon 60 days' written notice without cause or penalty.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 3. Agreements and Transactions with Related Parties (Continued)

        The following tables present a summary of fees we paid, expenses we reimbursed, and distributions we made to our Advisor and other affiliates in accordance with the relevant agreements (in thousands):

	Three Months Ended March 31,
	2018	2017
Amounts Included in the Consolidated Statements of Income
Asset management fees	$7,492	$7,325
Available Cash Distributions	6,170	6,810
Personnel and overhead reimbursements	1,765	2,291
Interest expense on deferred acquisition fees	64	64
Director compensation	40	53

	$15,531	$16,543

Acquisition Fees Capitalized
Personnel and overhead reimbursements	$50	$107
Current acquisition fees	3	286
Deferred acquisition fees	3	229

	$56	$622

        The following table presents a summary of amounts included in Due to affiliates in the consolidated financial statements (in thousands):

	March 31, 2018	December 31, 2017
Due to Affiliates
Deferred acquisition fees, including interest	$5,434	$6,564
Asset management fees payable	2,498	2,435
Reimbursable costs	1,772	2,162
Accounts payable	251	175
Current acquisition fees	—	131

	$9,955	$11,467

Acquisition and Disposition Fees

        We pay our Advisor acquisition fees for structuring and negotiating investments and related mortgage financing on our behalf, a portion of which is payable upon acquisition of investments, with the remainder subordinated to the achievement of a preferred return, which is a non-compounded cumulative distribution of 5.0% per annum (based initially on our invested capital). Acquisition fees payable to our Advisor with respect to our long-term, net-leased investments are 4.5% of the total cost of those investments and are comprised of a current portion of 2.5%, typically paid upon acquisition, and a deferred portion of 2.0%, typically paid over three years and subject to the 5.0% preferred return described above. The preferred return was achieved as of each of the cumulative periods ended March 31, 2018 and December 31, 2017. For certain types of non-long term net-leased investments, initial acquisition fees are between 1.0% and 1.75% of the equity invested plus the related acquisition fees, with no portion of the payment being deferred. Unpaid installments of deferred acquisition fees

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 3. Agreements and Transactions with Related Parties (Continued)

are included in Due to affiliates in the consolidated financial statements. Unpaid installments of deferred acquisition fees bear interest at an annual rate of 5.0%. The cumulative total acquisition costs, including acquisition fees paid to our Advisor, may not exceed 6.0% of the aggregate contract purchase price of all investments, which is measured at the end of each year. Our cumulative total acquisition costs have not exceeded the amount that would require our Advisor to reimburse us.

        Our Advisor may be entitled to receive a disposition fee equal to the lesser of (i) 50.0% of the competitive real estate commission (as defined in the advisory agreement) or (ii) 3.0% of the contract sales price of the investment being sold; however, payment of such fees is subordinated to the 5.0% preferred return. These fees are payable at the discretion of our board of directors.

Asset Management Fees

        As described in the advisory agreement, we pay our Advisor asset management fees that vary based on the nature of the underlying investment. We pay 0.5% per annum of average market value for long-term net leases and certain other types of real estate investments, and 1.5% to 1.75% per annum of average equity value for certain types of securities. Asset management fees are payable in cash and/or shares of our common stock at our option, after consultation with our Advisor. If our Advisor receives all or a portion of its fees in shares, the number of shares issued is determined by dividing the dollar amount of fees by our most recently published estimated net asset value per share, or NAV, which was $10.04 as of December 31, 2017. For the three months ended March 31, 2018 and year ended December 31, 2017, we paid our Advisor 100.0% of its asset management fees in shares of our common stock. At March 31, 2018, our Advisor owned 15,385,683 shares (4.4%) of our common stock. Asset management fees are included in Property expenses in the consolidated financial statements.

Available Cash Distributions

        WPC's interest in the Operating Partnership entitles it to receive distributions of up to 10.0% of available cash generated by the Operating Partnership, referred to as the Available Cash Distribution, which is defined as cash generated from operations, excluding capital proceeds, as reduced by operating expenses and debt service, excluding prepayments and balloon payments. Available Cash Distributions are included in Net income attributable to noncontrolling interests in the consolidated financial statements.

Personnel and Overhead Reimbursements

        Under the terms of the advisory agreement, our Advisor allocates a portion of its personnel and overhead expenses to us and the other entities that are managed by our Advisor, including Corporate Property Associates 18 – Global Incorporated, or CPA:18 – Global; Carey Watermark Investors Incorporated; Carey Watermark Investors 2 Incorporated; and Carey European Student Housing Fund I, L.P.; collectively referred to as the Managed Programs. Our Advisor also allocated a portion of its personnel and overhead expenses to Carey Credit Income Fund (now known as Guggenheim Credit Income Fund) prior to September 11, 2017, which was the effective date of its resignation as the advisor to that fund. Our Advisor allocates these expenses to us on the basis of our trailing four quarters of reported revenues in comparison to those of WPC and other entities managed by WPC and its affiliates.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 3. Agreements and Transactions with Related Parties (Continued)

        We reimburse our Advisor for various expenses it incurs in the course of providing services to us. We reimburse certain third-party expenses paid by our Advisor on our behalf, including property-specific costs, professional fees, office expenses, and business development expenses. In addition, we reimburse our Advisor for the allocated costs of personnel and overhead in managing our day-to-day operations, including accounting services, stockholder services, corporate management, and property management and operations. We do not reimburse our Advisor for the cost of personnel if these personnel provide services for transactions for which our Advisor receives a transaction fee, such as for acquisitions and dispositions. Under the advisory agreement, the amount of applicable personnel costs allocated to us is capped at 1.0% and 2.0% for 2018 and 2017, respectively, of pro rata lease revenues for each year. Costs related to our Advisor's legal transactions group are based on a schedule of expenses relating to services performed for different types of transactions, such as financings, lease amendments, and dispositions, among other categories, and includes 0.25% of the total investment cost of an acquisition. In general, personnel and overhead reimbursements are included in General and administrative expenses in the consolidated financial statements. However, we capitalize certain of the costs related to our Advisor's legal transactions group if the costs relate to a transaction that is not considered to be a business combination.

Excess Operating Expenses

        Our Advisor is obligated to reimburse us for the amount by which our operating expenses exceeds the "2%/25% guidelines" (the greater of 2% of average invested assets or 25% of net income) as defined in the advisory agreement for any 12-month period, subject to certain conditions. For the most recent trailing four quarters, our operating expenses were below this threshold.

Jointly Owned Investments and Other Transactions with Affiliates

        At March 31, 2018, we owned interests ranging from 6% to 97% in jointly owned investments, with the remaining interests held by affiliates or by third parties. We consolidate certain of these investments and account for the remainder under the equity method of accounting. We also owned an interest in a jointly controlled tenancy-in-common interest in several properties, which we account for under the equity method of accounting (Note 6). At December 31, 2017, we had $0.2 million due from an affiliate primarily related to one of our jointly owned investments, which has since been repaid.

Note 4. Real Estate and Operating Real Estate

Real Estate – Land, Buildings and Improvements

        Real estate, which consists of land and buildings leased to others, at cost, and which are subject to operating leases, is summarized as follows (in thousands):

	March 31, 2018	December 31, 2017
Land	$573,054	$567,113
Buildings and improvements	2,234,353	2,200,901
Real estate under construction(a)	20,009	4,597
Less: Accumulated depreciation	(376,078)	(354,668)

	$2,451,338	$2,417,943

(a)
Amount as of March 31, 2018 includes accrued capitalized costs of $8.9 million.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 4. Real Estate and Operating Real Estate (Continued)

        During the three months ended March 31, 2018, the U.S. dollar weakened against the euro, as the end-of-period rate for the U.S. dollar in relation to the euro increased by 2.7% to $1.2321 from $1.1993. As a result, the carrying value of our real estate increased by $35.0 million from December 31, 2017 to March 31, 2018.

        Depreciation expense, including the effect of foreign currency translation, on our real estate was $17.3 million and $16.2 million for the three months ended March 31, 2018 and 2017, respectively.

Real Estate Under Construction

        At both March 31, 2018 and December 31, 2017, we had three build-to-suit investments that are still under construction. The aggregate unfunded commitment on our build-to-suit investments and certain other tenant improvements totaled approximately $50.2 million and $56.5 million at December 31, 2017.

Operating Real Estate – Land, Buildings and Improvements

        Operating real estate, which consists of our wholly owned domestic self-storage operations and a majority ownership in one hotel, at cost, is summarized as follows (in thousands):

	March 31, 2018	December 31, 2017
Land	$90,388	$90,042
Buildings and improvements	252,300	250,730
Real estate under construction(a)	2,994	—
Less: Accumulated depreciation	(27,870)	(26,087)

	$317,812	$314,685

(a)
Primarily represents accrued restoration costs on our hotel property, which was impacted by Hurricane Irma as noted below.

        Depreciation expense on our operating real estate was $1.7 million for both the three months ended March 31, 2018 and 2017.

Hurricane Impact Update

        Hurricane Irma made landfall in September 2017, which directly impacted our hotel in Miami, Florida. The hotel sustained damage and has since been operating at less than full capacity. All of the damage is expected to be covered by insurance, apart from the estimated insurance deductible of $1.8 million and certain professional fees. We currently believe that the recovery of the insurance proceeds is probable, however, we will monitor the collectability of this receivable on a periodic basis.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 4. Real Estate and Operating Real Estate (Continued)

The table below summarizes the components of our insurance receivables that are outstanding as of March 31, 2018 and December 31, 2017 (in thousands):

	March 31, 2018(a)	December 31, 2017
Beginning balance	$30,756	$—
Estimated receivable proceeds	(2,229)	32,583
Property damage insurance advances received	(191)	—
Insurance deductible	—	(1,827)

Property damage insurance receivables	$28,336	$30,756

(a)
Excludes $2.6 million of amounts to be paid to our insurance adjuster, which is not covered under our insurance policy.

        In addition to the table above, as of March 31, 2018, we have received estimated business interruption insurance proceeds of $1.7 million and have recorded a corresponding payable within Accounts payable, accrued expenses and other liabilities in our consolidated financial statements as of March 31, 2018 as the claims have not yet been settled. We will record revenue for covered business interruption when both the recovery is probable and contingencies have been resolved with the insurance carrier.

        We are still assessing the impact of the hurricane to this hotel, and the final damages incurred could vary significantly from our estimate and additional remediation work may be performed. Any changes in estimates for property damage will be recorded in the periods in which they were determined and any additional work will be recorded in the periods in which it is performed.

Note 5. Finance Receivables

        Assets representing rights to receive money on demand or at fixed or determinable dates are referred to as finance receivables. Our finance receivables portfolio consists of our Net investments in direct financing leases and loans receivable. Operating leases are not included in finance receivables as such amounts are not recognized as an asset in the consolidated financial statements. Our loans receivable are included in Other assets, net in the consolidated financial statements. Earnings from our loans receivable are included in Other interest income in the consolidated financial statements.

        At March 31, 2018 and December 31, 2017, we had five loans receivable with outstanding balances of $102.4 million and $110.5 million, respectively, which are included in Other assets, net in the consolidated financial statements. The adoption of ASU 2017-05 impacted our outstanding loan receivable balance at March 31, 2018. See Note 2 for more details.

        In January 2018, The New York Times Company, a tenant at one of our properties, exercised its bargain purchase option to acquire the property for $250.0 million in 2019. There can be no assurance that such repurchase will be completed.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 5. Finance Receivables (Continued)

Credit Quality of Finance Receivables

        We generally seek investments in facilities that we believe are critical to a tenant's business and have a low risk of tenant default. At March 31, 2018 and December 31, 2017, we had $1.5 million and $1.1 million, respectively, of finance receivable balances that were past due, of which we established allowances for credit losses of $1.1 million and $0.7 million, respectively.

        Additionally, there were no modifications of finance receivables during the three months ended March 31, 2018 or the year ended December 31, 2017. We evaluate the credit quality of our finance receivables utilizing an internal five-point credit rating scale, with one representing the highest credit quality and five representing the lowest. The credit quality evaluation of our finance receivables is updated quarterly.

        A summary of our finance receivables by internal credit quality rating is as follows (dollars in thousands):

	Number of Tenants / Obligors at		Carrying Value at
Internal Credit Quality Indicator	March 31, 2018	December 31, 2017	March 31, 2018	December 31, 2017
1	—	—	$—	$—
2	2	2	62,936	62,744
3	10	8	393,540	379,621
4	5	8	124,839	165,413
5	2	1	31,960	11,950

			$613,275	$619,728

Note 6. Equity Investments in Real Estate

        We own equity interests in net-leased properties that are generally leased to companies through noncontrolling interests (i) in partnerships and limited liability companies that we do not control but over which we exercise significant influence or (ii) as tenants-in-common subject to common control. Generally, the underlying investments are jointly owned with affiliates. We account for these investments under the equity method of accounting. Earnings for each investment are recognized in accordance with each respective investment agreement and, where applicable, based upon an allocation of the investment's net assets at book value as if the investment were hypothetically liquidated at the end of each reporting period.

        As required by current authoritative accounting guidance, we periodically compare an investment's carrying value to its estimated fair value and recognize an impairment charge to the extent that the carrying value exceeds fair value and such decline is determined to be other than temporary. Additionally, we provide funding to developers for ADC Arrangements, under which we have provided loans to third-party developers of real estate projects, which we account for as equity investments as the characteristics of the arrangement with the third-party developers are more similar to a jointly owned investment or partnership rather than a loan.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 6. Equity Investments in Real Estate (Continued)

        The following table presents Equity in earnings of equity method investments in real estate, which represents our proportionate share of the income or losses of these investments, as well as amortization of basis differences related to purchase accounting adjustments (in thousands):

	Three Months Ended March 31,
	2018	2017
Equity Earnings from Equity Investments:
Net Lease	$4,702	$4,955
All Other(a)(b)(c)	593	(2,108)

	5,295	2,847

Amortization of Basis Differences on Equity Investments:
Net Lease	(535)	(563)
All Other(a)(b)(c)	(77)	(299)

	(612)	(862)

Equity in earnings of equity method investments in real estate	$4,683	$1,985

(a)
On October 3, 2017, we restructured Shelborne Operating Associates, LLC, or the Shelborne hotel. All equity interests in the investment were transferred to us in satisfaction of the underlying loan. Simultaneously, we transferred a 4.5% minority interest back to one of the original equity partners in exchange for a cash contribution of $4.0 million. As a result of the restructuring, we became the managing member with controlling financial interest in the investment. The minority interests have no decision-making control. Since the construction is now completed and the loan has been satisfied, we determined that this investment should no longer be accounted for as an ADC Arrangement and, as a result, have consolidated this investment as of the restructure date.

(b)
On May 19, 2017, we received the full repayment of our preferred equity interest in BPS Nevada LLC; therefore, the preferred equity interest is now retired as of that date. As a result, the three months ended March 31, 2018 in the table above does not include any activity related to this investment.

(c)
On March 17, 2017, we restructured our investment in the IDL Wheel Tenant, LLC (Note 13) and, as a result, this investment is accounted for as a loan receivable, included in Other assets, net in the consolidated financial statements, and is no longer accounted for as an ADC Arrangement under the equity method of accounting.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 6. Equity Investments in Real Estate (Continued)

        The following table sets forth our ownership interests in our equity method investments in real estate and their respective carrying values (dollars in thousands):

			Carrying Value at
		Ownership Interest at March 31, 2018
Lessee/Equity Investee	Co-owner		March 31, 2018	December 31, 2017
Net Lease:
Hellweg Die Profi-Baumärkte GmbH & Co. KG (referred to as Hellweg 2)(a)(b)	WPC	37%	$112,657	$109,933
Kesko Senukai(a)	Third Party	70%	58,752	58,136
Jumbo Logistiek Vastgoed B.V.(a)(c)	WPC	85%	56,067	55,162
U-Haul Moving Partners, Inc. and Mercury Partners, LP(b)	WPC	12%	35,471	35,897
Bank Pekao S.A.(a)(b)	CPA:18 – Global	50%	25,460	25,582
BPS Nevada, LLC(b)(d)	Third Party	15%	23,276	23,455
State Farm Automobile Co.(b)	CPA:18 – Global	50%	15,582	16,072
Berry Global Inc.(b)	WPC	50%	14,037	14,476
Tesco Global Aruhazak Zrt.(a)(b)	WPC	49%	10,988	10,707
Eroski Sociedad Cooperativa – Mallorca(a)	WPC	30%	7,749	7,629
Apply Sørco AS (referred to as Apply)(a)	CPA:18 – Global	49%	6,903	6,298
Konzum d.d. (referred to as Agrokor)(a)(b)	CPA:18 – Global	20%	3,585	3,433
Dick's Sporting Goods, Inc.(b)	WPC	45%	3,577	3,750

			374,104	370,530

All Other:
BG LLH, LLC(b)(d)	Third Party	6%	39,241	38,724

			39,241	38,724

			$413,345	$409,254

(a)
The carrying value of this investment is affected by the impact of fluctuations in the exchange rate of the applicable foreign currency.

(b)
This investment is a VIE.

(c)
This investment represents a tenancy-in-common interest, whereby the property is encumbered by debt for which we are jointly and severally liable. The co-obligor is WPC and the amount due under the arrangement was approximately $77.9 million at March 31, 2018. Of this amount, $66.2 million represents the amount we are liable for and is included within the carrying value of this investment at March 31, 2018.

(d)
This investment is reported using the hypothetical liquidation at book value model, which may be different then pro rata ownership percentages, primarily due to the complex capital structure of the partnership agreement.

        Aggregate distributions from our interests in unconsolidated real estate investments were $11.8 million and $21.3 million for the three months ended March 31, 2018 and 2017, respectively. At March 31, 2018 and December 31, 2017, the unamortized basis differences on our equity investments were $25.5 million and $26.3 million, respectively.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 7. Intangible Assets and Liabilities

        In-place lease intangibles are included in In-place lease intangible assets in the consolidated financial statements. Above-market rent and below-market ground lease and other (as lessee) intangibles are included in Other intangible assets in the consolidated financial statements. Goodwill is included in Other assets, net in the consolidated financial statements. Below-market rent and above-market ground lease (as lessor) intangibles are included in Below-market rent and other intangible liabilities, net in the consolidated financial statements.

        Intangible assets and liabilities are summarized as follows (in thousands):

		March 31, 2018			December 31, 2017
	Amortization Period (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Finite-Lived Intangible Assets
In-place lease	4 - 53	$636,545	$(224,911)	$411,634	$629,961	$(213,641)	$416,320
Above-market rent	7 - 40	99,702	(33,353)	66,349	98,162	(31,533)	66,629
Below-market ground leases and other	55 - 94	12,994	(792)	12,202	12,842	(726)	12,116

		749,241	(259,056)	490,185	740,965	(245,900)	495,065

Indefinite-Lived Intangible Assets
Goodwill		304	—	304	304	—	304

Total intangible assets		$749,545	$(259,056)	$490,489	$741,269	$(245,900)	$495,369

Finite-Lived Intangible Liabilities
Below-market rent	7 - 53	$(82,759)	$23,285	$(59,474)	$(82,259)	$22,121	$(60,138)
Above-market ground lease	49 - 88	(1,145)	65	(1,080)	(1,145)	61	(1,084)

Total intangible liabilities		$(83,904)	$23,350	$(60,554)	$(83,404)	$22,182	$(61,222)

        Amortization of below-market rent and above-market rent intangibles is recorded as an adjustment to Rental income; amortization of below-market ground lease and other and above-market ground lease intangibles is included in Property expenses; and amortization of in-place lease intangibles is included in Depreciation and amortization expense on our consolidated financial statements. Amortization of below- and above-market rent intangibles, including the effect of foreign currency translation, decreased Rental income by $0.4 million for the three months ended March 31, 2018 and increased Rental income by $18.8 million for the three months ended March 31, 2017. The three months ended March 31, 2017 includes the impact of a below-market rent intangible liability write-off of $15.7 million recognized in conjunction with a lease modification that occurred during 2017 (Note 13). Net amortization expense of all of our other net intangible assets totaled $9.3 million and $12.9 million for the three months ended March 31, 2018 and 2017, respectively.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 8. Fair Value Measurements

        The fair value of an asset is defined as the exit price, which is the amount that would either be received when an asset is sold or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The guidance establishes a three-tier fair value hierarchy based on the inputs used in measuring fair value. These tiers are: Level 1, for which quoted market prices for identical instruments are available in active markets, such as money market funds, equity securities, and U.S. Treasury securities; Level 2, for which there are inputs other than quoted prices included within Level 1 that are observable for the instrument, such as certain derivative instruments including interest rate caps, interest rate swaps, foreign currency forward contracts, and foreign currency collars; and Level 3, for securities and other derivative assets that do not fall into Level 1 or Level 2 and for which little or no market data exists, therefore requiring us to develop our own assumptions.

Items Measured at Fair Value on a Recurring Basis

        The methods and assumptions described below were used to estimate the fair value of each class of financial instrument. For significant Level 3 items, we have also provided the unobservable inputs.

        Derivative Assets – Our derivative assets, which are included in Other assets, net in the consolidated financial statements, are comprised of interest rate caps, interest rate swaps, foreign currency forward contracts, stock warrants, and foreign currency collars (Note 9). The interest rate caps, interest rate swaps, foreign currency forward contracts, and foreign currency collars were measured at fair value using readily observable market inputs, such as quotations on interest rates, and were classified as Level 2 as these instruments are custom, over-the-counter contracts with various bank counterparties that are not traded in an active market. The stock warrants were measured at fair value using internal valuation models that incorporated market inputs and our own assumptions about future cash flows. We classified these assets as Level 3 because they are not traded in an active market.

        Derivative Liabilities – Our derivative liabilities, which are included in Accounts payable, accrued expenses and other liabilities in the consolidated financial statements, are comprised of interest rate swaps and foreign currency collars (Note 9). These derivative instruments were measured at fair value using readily observable market inputs, such as quotations on interest rates, and were classified as Level 2 because they are custom, over-the-counter contracts with various bank counterparties that are not traded in an active market.

        We did not have any transfers into or out of Level 1, Level 2, and Level 3 measurements during the three months ended March 31, 2018 and 2017. Gains and losses (realized and unrealized) recognized on items measured at fair value on a recurring basis included in earnings are reported within Other gains and (losses) on our consolidated financial statements.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 8. Fair Value Measurements (Continued)

        Our other financial instruments had the following carrying values and fair values as of the dates shown (dollars in thousands):

		March 31, 2018		December 31, 2017
	Level	Carrying Value	Fair Value	Carrying Value	Fair Value
Mortgage debt, net(a)(b)	3	$1,853,541	$1,856,737	$1,849,459	$1,864,043
Loans receivable(c)(d)	3	102,359	110,500	110,500	110,500
CMBS(e)	3	1,144	1,144	6,548	7,237

(a)
The carrying value of Mortgage debt, net includes unamortized deferred financing costs of $7.4 million and $7.9 million at March 31, 2018 and December 31, 2017, respectively.

(b)
We determined the estimated fair value of our Mortgage debt, net using a discounted cash flow model that estimates the present value of future loan payments by discounting such payments at current estimated market interest rates. The estimated market interest rates take into account interest rate risk and the value of the underlying collateral, which includes the quality of the collateral, the credit quality of the tenant/obligor, and the time until maturity.

(c)
We determined the estimated fair value of our Loans receivable using a discounted cash flow model with rates that take into account the credit of the tenant/obligor, order of payment tranches, and interest rate risk. We also considered the value of the underlying collateral, taking into account the quality of the collateral, the credit quality of the tenant/obligor, the time until maturity, and the current market interest rate.

(d)
Carrying value amount at March 31, 2018 includes the impact of adopting ASU 2017-05 (Note 2).

(e)
At both March 31, 2018 and December 31, 2017, we had two separate tranches of CMBS investments. The carrying values of our CMBS investments are inclusive of impairment charges for both periods presented. The balance at December 31, 2017 also included the accretion of the estimated cash flows that we expected to receive.

        We estimated that our other financial assets and liabilities (excluding net investments in direct financing leases) had fair values that approximated their carrying values at both March 31, 2018 and December 31, 2017.

Items Measured at Fair Value on a Non-Recurring Basis (Including Impairment Charges)

        We periodically assess whether there are any indicators that the value of our real estate investments may be impaired or that their carrying value may not be recoverable. For investments in real estate held for use for which an impairment indicator is identified, we follow a two-step process to determine whether the investment is impaired and to determine the amount of the charge. First, we compare the carrying value of the property's asset group to the future undiscounted net cash flows that we expect the property's asset group will generate, including any estimated proceeds from the eventual sale of the property's asset group. If this amount is less than the carrying value, the property's asset group is considered to be not recoverable. We then measure the impairment charge as the excess of the carrying value of the property's asset group over the estimated fair value of the property's asset group, which is primarily determined using market information (such as recent comparable sales, broker

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 8. Fair Value Measurements (Continued)

quotes, or third-party appraisals.) If relevant market information is not available or is not deemed appropriate, we perform a future net cash flow analysis, discounted for inherent risk associated with each investment. We determined that the significant inputs used to value these investments fall within Level 3 for fair value reporting. As a result of our assessments, we calculated impairment charges based on market conditions and assumptions. The valuation of real estate is subject to significant judgment and actual results may differ materially if market conditions or the underlying assumptions change.

CMBS

        During the three months ended March 31, 2018, we incurred an other-than-temporary impairment charge of $5.4 million on one of our CMBS tranches to reduce its carrying value to its estimated fair value due to defaults of certain underlying loans during the first quarter of 2018. The fair value of the CMBS portfolio after the impairment charge approximated $1.1 million. The fair value measurements related to the impairment charges were derived from third-party appraisals, which were based on input from dealers, buyers, and other market participants, as well as updates on prepayments, losses, and delinquencies within our CMBS portfolio.

Real Estate

        During the three months ended March 31, 2017, we were notified by the tenant currently occupying a property that we own with an affiliate, located in Waldaschaff, Germany, that the tenant will not be renewing its lease. As a result of this information, and with the expectation that we will not be able to replace the tenant upon the lease expiration (primarily due to, among other things, the remote location of the facility and certain environmental concerns), we recognized an impairment charge of $4.5 million, which included $1.5 million attributed to a noncontrolling interest (amounts are based on the exchange rate of the euro at the date of impairment). The fair value of the property after the impairment charge approximated $4.7 million. The fair value measurement related to the impairment charge was determined by estimating discounted cash flows using a discount rate of 9.75%, which is considered a significant unobservable input. Significant increases or decreases to this input would result in a significant change in the fair value measurement.

        We did not recognize any impairments of real estate during the three months ended March 31, 2018.

Note 9. Risk Management and Use of Derivative Financial Instruments

Risk Management

        In the normal course of our ongoing business operations, we encounter economic risk. There are four main components of economic risk that impact us: interest rate risk, credit risk, market risk, and foreign currency risk. We are primarily subject to interest rate risk on our interest-bearing liabilities, including the Senior Credit Facility (Note 10). Credit risk is the risk of default on our operations and our tenants' inability or unwillingness to make contractually required payments. Market risk includes changes in the value of our properties and related loans, as well as changes in the value of our other investments due to changes in interest rates or other market factors. We own investments in Europe and Asia and are subject to risks associated with fluctuating foreign currency exchange rates.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 9. Risk Management and Use of Derivative Financial Instruments (Continued)

Derivative Financial Instruments

        When we use derivative instruments, it is generally to reduce our exposure to fluctuations in interest rates and foreign currency exchange rate movements. We have not entered into, and do not plan to enter into, financial instruments for trading or speculative purposes. In addition to entering into derivative instruments on our own behalf, we may also be a party to derivative instruments that are embedded in other contracts and we may be granted common stock warrants by lessees when structuring lease transactions, which are considered to be derivative instruments. The primary risks related to our use of derivative instruments include: (i) a counterparty to a hedging arrangement defaulting on its obligation and (ii) a downgrade in the credit quality of a counterparty to such an extent that our ability to sell or assign our side of the hedging transaction is impaired. While we seek to mitigate these risks by entering into hedging arrangements with large financial institutions that we deem to be creditworthy, it is possible that our hedging transactions, which are intended to limit losses, could adversely affect our earnings. Furthermore, if we terminate a hedging arrangement, we may be obligated to pay certain costs, such as transaction or breakage fees. We have established policies and procedures for risk assessment, as well as the approval, reporting, and monitoring of derivative financial instrument activities.

        We measure derivative instruments at fair value and record them as assets or liabilities, depending on our rights or obligations under the applicable derivative contract. Derivatives that are not designated as hedges must be adjusted to fair value through earnings. For a derivative designated, and that qualified, as a cash flow hedge, the effective portion of the change in fair value of the derivative is recognized in Other comprehensive income until the hedged item is recognized in earnings. For a derivative designated, and that qualified, as a net investment hedge, the effective portion of the change in the fair value and/or the net settlement of the derivative is reported in Other comprehensive income as part of the cumulative foreign currency translation adjustment. The ineffective portion of the change in fair value of any derivative is immediately recognized in earnings.

        All derivative transactions with an individual counterparty are governed by a master International Swap and Derivatives Association agreement, which can be considered as a master netting arrangement; however, we report all our derivative instruments on a gross basis on our consolidated financial statements. At both March 31, 2018 and December 31, 2017, no cash collateral had been posted or received for any of our derivative positions.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 9. Risk Management and Use of Derivative Financial Instruments (Continued)

        The following table sets forth certain information regarding our derivative instruments (in thousands):

		Asset Derivatives Fair Value at		Liability Derivatives Fair Value at
Derivatives Designated as Hedging Instruments	Balance Sheet Location	March 31, 2018	December 31, 2017	March 31, 2018	December 31, 2017
Foreign currency forward contracts	Other assets, net	$9,896	$14,382	$—	$—
Interest rate swaps	Other assets, net	856	314	—	—
Interest rate caps	Other assets, net	180	201	—	—
Interest rate swaps	Accounts payable, accrued expenses and other liabilities	—	—	(2,363)	(3,852)
Foreign currency collars	Accounts payable, accrued expenses and other liabilities	—	—	(2,005)	(1,431)

Derivatives Not Designated as Hedging Instruments
Stock warrants	Other assets, net	1,947	1,815	—	—
Foreign currency forward contracts	Other assets, net	306	86	—	—
Interest rate swap	Accounts payable, accrued expenses and other liabilities	—	—	(125)	(128)

Total derivatives		$13,185	$16,798	$(4,493)	$(5,411)

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 9. Risk Management and Use of Derivative Financial Instruments (Continued)

        The following tables present the impact of our derivative instruments in the consolidated financial statements (in thousands):

	Amount of Gain (Loss) Recognized on Derivatives in Other Comprehensive Income (Effective Portion)(a)
	Three Months Ended March 31,
Derivatives in Cash Flow Hedging Relationships	2018	2017
Foreign currency forward contracts	$(4,224)	$(3,749)
Interest rate swaps	2,022	993
Foreign currency collars	(556)	(57)
Interest rate caps	(23)	(258)

Derivatives in Net Investment Hedging Relationships(b)
Foreign currency forward contracts	(22)	(291)
Foreign currency collar	(12)	(2)

Total	$(2,815)	$(3,364)

		Amount of Gain (Loss) Reclassified from Other Comprehensive Income into Income (Effective Portion)
		Three Months Ended March 31,
	Location of Gain (Loss) Reclassified to Income
Derivatives in Cash Flow Hedging Relationships		2018	2017
Foreign currency forward contracts	Other gains and (losses)	$1,492	$2,858
Interest rate swaps	Interest expense	(431)	(706)
Interest rate caps	Interest expense	(5)	—

Total		$1,056	$2,152

(a)
Excludes net gains of $0.5 million on unconsolidated jointly owned investments for both the three months ended March 31, 2018 and 2017.

(b)
The effective portion of the change in fair value and the settlement of these contracts are reported in the foreign currency translation adjustment section of Other comprehensive income.

        Amounts reported in Other comprehensive income related to interest rate swaps will be reclassified to Interest expense as interest is incurred on our variable-rate debt. Amounts reported in Other comprehensive income related to foreign currency derivative contracts will be reclassified to Other gains and (losses) when the hedged foreign currency contracts are settled. At March 31, 2018, we

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 9. Risk Management and Use of Derivative Financial Instruments (Continued)

estimated that an additional $0.8 million and $4.5 million will be reclassified as interest expense and as Other gains and (losses), respectively, during the next 12 months.

        The following table presents the impact of our derivative instruments in the consolidated financial statements (in thousands):

		Amount of Gain (Loss) Recognized in Income on Derivatives
		Three Months Ended March 31,
	Location of Gain (Loss) Recognized in Income
Derivatives Not in Cash Flow Hedging Relationships		2018	2017
Stock warrants	Other gains and (losses)	$132	$(198)
Foreign currency forward contracts	Other gains and (losses)	66	33
Interest rate swap	Interest expense	(8)	18
Swaption	Other gains and (losses)	—	(48)

Derivatives in Cash Flow Hedging Relationships
Interest rate swaps(a)	Interest expense	45	46
Foreign currency collars	Other gains and (losses)	(5)	—

Total		$230	$(149)

(a)
Relates to the ineffective portion of the hedging relationship.

        See below for information regarding why we enter into our derivative instruments and concerning derivative instruments owned by unconsolidated investments, which are excluded from the tables above.

Interest Rate Swaps, Caps, and Swaption

        We are exposed to the impact of interest rate changes primarily through our borrowing activities. To limit this exposure, we attempt to obtain non-recourse mortgage financing on a long-term, fixed-rate basis. However, from time to time, we or our joint investment partners have obtained, and may in the future obtain, variable-rate non-recourse mortgage loans and, as a result, we have entered into, and may continue to enter into, swaptions, interest rate swap agreements or interest rate cap agreements with counterparties. Interest rate swaps, which effectively convert the variable rate debt service obligations of a loan to a fixed rate, are agreements in which one party exchanges a stream of interest payments for a counterparty's stream of cash flow over a specific period. The notional, or face, amount on which the swaps are based is not exchanged. Interest rate caps limit the effective borrowing rate of variable rate debt obligations while allowing participants to share downward shifts in interest rates. A swaption gives us the right but not the obligation to enter into an interest rate swap, of which the terms and conditions are set on the trade date, on a specified date in the future. Our objective in using these derivatives is to limit our exposure to interest rate movements.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 9. Risk Management and Use of Derivative Financial Instruments (Continued)

        The interest rate swaps and caps that our consolidated subsidiaries had outstanding at March 31, 2018 are summarized as follows (currency in thousands):

Interest Rate Derivatives	Number of Instruments	Notional Amount	Fair Value at March 31, 2018(a)
Designated as Cash Flow Hedging Instruments
Interest rate swaps	12	123,075 USD	$(1,167)
Interest rate swaps	4	60,528 EUR	(340)
Interest rate caps	4	132,692 EUR	122
Interest rate cap	1	75,000 USD	43
Interest rate cap	1	6,394 GBP	15
Not Designated as Hedging Instrument
Interest rate swap	1	4,814 EUR	(125)

			$(1,452)

(a)
Fair value amount is based on the exchange rate of the euro or British pound sterling at March 31, 2018, as applicable.

Foreign Currency Contracts

        We are exposed to foreign currency exchange rate movements, primarily in the euro and, to a lesser extent, the British pound sterling, the Japanese yen, and the Norwegian krone. We manage foreign currency exchange rate movements by generally placing our debt service obligation on an investment in the same currency as the tenant's rental obligation to us. This reduces our overall exposure to the net cash flow from that investment. However, we are subject to foreign currency exchange rate movements to the extent that there is a difference in the timing and amount of the rental obligation and the debt service. Realized and unrealized gains and losses recognized in earnings related to foreign currency transactions are included in Other gains and (losses) in the consolidated financial statements.

        In order to hedge certain of our foreign currency cash flow exposures, we enter into foreign currency forward contracts and collars. A foreign currency forward contract is a commitment to deliver a certain amount of currency at a certain price on a specific date in the future. A foreign currency collar consists of a written call option and a purchased put option to sell the foreign currency at a range of predetermined exchange rates. By entering into forward contracts and holding them to maturity, we are locked into a future currency exchange rate for the term of the contract. A foreign currency collar guarantees that the exchange rate of the currency will not fluctuate beyond the range of the options' strike prices. Our foreign currency forward contracts and foreign currency collars have maturities of 77 months or less.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 9. Risk Management and Use of Derivative Financial Instruments (Continued)

        The following table presents the foreign currency derivative contracts we had outstanding and their designations at March 31, 2018 (currency in thousands):

Foreign Currency Derivatives	Number of Instruments	Notional Amount	Fair Value at March 31, 2018
Designated as Cash Flow Hedging Instruments
Foreign currency forward contracts	31	75,280 EUR	$9,896
Foreign currency collars	2	15,100 EUR	(1,947)
Foreign currency collars	3	2,000 NOK	(26)
Not Designated as Hedging Instruments
Foreign currency forward contracts	7	2,105 EUR	224
Foreign currency forward contracts	8	5,802 NOK	47
Designated as Net Investment Hedging Instruments
Foreign currency forward contracts	2	4,329 NOK	35
Foreign currency collar	1	2,500 NOK	(32)

			$8,197

Credit Risk-Related Contingent Features

        We measure our credit exposure on a counterparty basis as the net positive aggregate estimated fair value of our derivatives, net of any collateral received. No collateral was received as of March 31, 2018. At March 31, 2018, our total credit exposure was $8.5 million and the maximum exposure to any single counterparty was $4.2 million.

        Some of the agreements with our derivative counterparties contain cross-default provisions that could trigger a declaration of default on our derivative obligations if we default, or are capable of being declared in default, on certain of our indebtedness. At March 31, 2018, we had not been declared in default on any of our derivative obligations. The estimated fair value of our derivatives that were in a net liability position was $4.6 million and $5.6 million at March 31, 2018 and December 31, 2017, respectively, which included accrued interest and any nonperformance risk adjustments. If we had breached any of these provisions at March 31, 2018 or December 31, 2017, we could have been required to settle our obligations under these agreements at their aggregate termination value of $4.7 million and $5.7 million, respectively.

Note 10. Debt

Mortgage Debt, Net

        Mortgage debt, net consists of mortgage notes payable, which are collateralized by the assignment of real estate properties. At March 31, 2018, our mortgage notes payable bore interest at fixed annual rates ranging from 1.9% to 7.4% and variable contractual annual rates ranging from 1.3% to 6.0%, with maturity dates ranging from 2018 to 2031.

Financing Activity During 2018

        As of December 31, 2017, we were in breach of a loan-to-value, or LTV, covenant on one of our non-recourse mortgage loans. On January 22, 2018, we repaid $6.1 million (amount is based on the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 10. Debt (Continued)

exchange rate of the euro as of the date of repayment) of principal on this loan to cure the covenant breach.

Senior Credit Facility

        On August 26, 2015, we entered into a Credit Agreement with JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., as syndication agent, and a syndicate of other lenders, which we refer to herein as the Credit Agreement. The Credit Agreement was amended on March 31, 2016 to clarify the Restricted Payments covenant (see below); no other terms were changed. The Credit Agreement provides for a $200.0 million senior unsecured revolving credit facility, or the Revolver, and a $50.0 million delayed-draw term loan facility, or the Term Loan. We refer to the Revolver and the Term Loan together as the Senior Credit Facility, which has a maximum aggregate principal amount of $250.0 million and, subject to lender approval, an accordion feature of $250.0 million. The Senior Credit Facility is scheduled to mature on August 26, 2018, and may be extended by us for two 12-month periods.

        The Senior Credit Facility provides for an annual interest rate of either (i) the Eurocurrency Rate or (ii) the Base Rate, in each case plus the Applicable Rate (each as defined in the Credit Agreement). With respect to the Revolver, the Applicable Rate on Eurocurrency loans and letters of credit ranges from 1.50% to 2.25% (based on London Interbank Offered Rate, or LIBOR) and the Applicable Rate on Base Rate loans ranges from 0.50% to 1.25% (as defined in the Credit Agreement), depending on our leverage ratio. With respect to the Term Loan, the Applicable Rate on Eurocurrency loans and letters of credit ranges from 1.45% to 2.20% (based on LIBOR) and the Applicable Rate on Base Rate loans ranges from 0.45% to 1.20% (as defined in the Credit Agreement), depending on our leverage ratio. In addition, we pay a fee of either 0.15% or 0.30% on the unused portion of the Senior Credit Facility. If usage of the Senior Credit Facility is equal to or greater than 50% of the Aggregate Commitments, the Unused Fee Rate will be 0.15%, and if usage of the Senior Credit Facility is less than 50% of the Aggregate Commitments, the Unused Fee Rate will be 0.30%. In connection with the transaction, we incurred costs of $1.9 million, which are being amortized to interest expense over the remaining term of the Senior Credit Facility.

        The following table presents a summary of our Senior Credit Facility (dollars in thousands):

		Outstanding Balance at
Senior Credit Facility, Net	Interest Rate at March 31, 2018	March 31, 2018	December 31, 2017
Term Loan(a)	LIBOR + 1.45%	$49,948	$49,915
Revolver:
Revolver – borrowing in yen(b)	1.50%	22,002	22,047
Revolver – borrowing in euros(b)	1.50%	20,373	29,969

		$92,323	$101,931

(a)
Includes unamortized deferred financing costs and discounts.

(b)
Amounts are based on the exchange rate of the euro or yen at March 31, 2018.

        On September 30, 2016, we exercised the delayed draw option on our Term Loan and borrowed $50.0 million. The Term Loan bears interest at LIBOR + 1.45% and is scheduled to mature on

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 10. Debt (Continued)

August 26, 2018, unless extended pursuant to its terms. The Revolver and Term Loan are used for our working capital needs and for new investments, as well as for general corporate purposes. During the three months ended March 31, 2018, we drew down $8.1 million from our Senior Credit Facility and repaid $19.8 million (amounts are based on the exchange rate of the euro or yen, as applicable, on the date of each draw/repayment).

        We are required to ensure that the total Restricted Payments (as defined in the amended Credit Agreement) in an aggregate amount in any fiscal year does not exceed the greater of 95% MFFO and the amount of Restricted Payments required in order for us to (i) maintain our REIT status and (ii) avoid the payment of federal or state income or excise tax. Restricted Payments include quarterly dividends and the total amount of shares repurchased by us, if any, in excess of $100.0 million per year. In addition to placing limitations on dividend distributions and share repurchases, the Credit Agreement also stipulates certain customary financial covenants. We were in compliance with all such covenants at March 31, 2018.

Scheduled Debt Principal Payments

        Scheduled debt principal payments for the remainder of 2018, each of the next four calendar years following December 31, 2018 and thereafter through 2031 are as follows (in thousands):

Years Ending December 31,	Total
2018 (remainder)(a)	$151,430
2019	75,202
2020	430,280
2021	457,042
2022	353,229
Thereafter through 2031	491,365

Total principal payments	1,958,548
Deferred financing costs	(7,489)
Unamortized discount, net	(5,195)

Total	$1,945,864

(a)
Includes the $50.0 million Term Loan and $42.4 million Revolver outstanding at March 31, 2018 under our Senior Credit Facility, which is scheduled to mature on August 26, 2018, unless extended pursuant to its terms.

        Certain amounts in the table above are based on the applicable foreign currency exchange rate at March 31, 2018. The carrying value of our Debt, net increased by $18.2 million from December 31, 2017 to March 31, 2018 due the weakening of the U.S. dollar relative to foreign currencies, particularly the euro, during the same period.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 11. Commitments and Contingencies

        At March 31, 2018, we were not involved in any material litigation. Various claims and lawsuits arising in the normal course of business are pending against us. The results of these proceedings are not expected to have a material adverse effect on our consolidated financial position or results of operations. See Note 4 for unfunded construction commitments.

Note 12. Equity

Reclassifications Out of Accumulated Other Comprehensive Loss

        The following tables present a reconciliation of changes in Accumulated other comprehensive loss by component for the periods presented (in thousands):

	Three Months Ended March 31, 2018
	Gains and Losses on Derivative Instruments	Gains and Losses on Marketable Investments	Foreign Currency Translation Adjustments	Total
Beginning balance	$9,087	$(15)	$(87,492)	$(78,420)
Other comprehensive income before reclassifications	(1,276)	—	26,935	25,659
Amounts reclassified from accumulated other comprehensive loss to:
Interest expense	436	—	—	436
Other gains and (losses)	(1,492)	—	—	(1,492)

Total	(1,056)	—	—	(1,056)

Net current-period Other comprehensive income	(2,332)	—	26,935	24,603
Net current-period Other comprehensive income attributable to noncontrolling interests	—	—	(547)	(547)

Ending balance	$6,755	$(15)	$(61,104)	$(54,364)

	Three Months Ended March 31, 2017
	Gains and Losses on Derivative Instruments	Gains and Losses on Marketable Investments	Foreign Currency Translation Adjustments	Total
Beginning balance	$29,549	$(48)	$(186,177)	$(156,676)
Other comprehensive income before reclassifications	(401)	30	8,609	8,238
Amounts reclassified from accumulated other comprehensive loss to:
Interest expense	706	—	—	706
Other gains and (losses)	(2,858)	—	—	(2,858)

Total	(2,152)	—	—	(2,152)

Net current-period Other comprehensive income	(2,553)	30	8,609	6,086
Net current-period Other comprehensive income attributable to noncontrolling interests	—	—	(259)	(259)

Ending balance	$26,996	$(18)	$(177,827)	$(150,849)

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 12. Equity (Continued)

        See Note 9 for additional information on our derivative activity recognized within Other comprehensive income for the periods presented.

Distributions

        During the first quarter of 2018, our board of directors declared a quarterly distribution of $0.1625 per share, which was paid on April 16, 2018 to stockholders of record on March 29, 2018, in the amount of $57.1 million. Distributions are declared at the discretion of our board of directors and are not guaranteed.

Note 13. Property Dispositions

        From time to time, we may decide to sell a property. We have an active capital recycling program, with a goal of extending the average lease term through reinvestment, improving portfolio credit quality through dispositions and acquisitions of assets, increasing the asset criticality factor in our portfolio, and/or executing strategic dispositions of assets. We may decide to dispose of a property due to vacancy, tenants electing not to renew their leases, tenant insolvency, or lease rejection in the bankruptcy process. In such cases, we assess whether we can obtain the highest value from the property by selling it, as opposed to re-leasing it. We may also sell a property when we receive an unsolicited offer or negotiate a price for an investment that is consistent with our strategy for that investment. When it is appropriate to do so, we classify the property as an asset held for sale on our consolidated balance sheet.

Property Dispositions

        The results of operations for properties that have been sold or classified as held for sale are included in the consolidated financial statements and are summarized as follows (in thousands):

	Three Months Ended March 31,
	2018	2017
Revenues	$—	$7,006
Operating expenses	—	(3,049)
Interest expense	—	(1,088)
Equity in losses of equity method investments in real estate	—	(688)
Loss on extinguishment of debt	—	(1,320)
Provision for income taxes	—	(10)
Gain on sale of real estate, net of tax	—	1,634

Income from properties sold or classified as held for sale, net of income taxes	$—	$2,485

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 13. Property Dispositions (Continued)

2017 Dispositions

I-drive Property Disposition and I-drive Wheel Restructuring

        In 2012, we entered into a contract for the construction of a domestic build-to-suit project with IDL Master Tenant, LLC, a developer, for the construction of the I-drive Property and the I-drive Wheel at that location. We had accounted for the construction of the I-drive Property as Real estate under construction. The funding for the construction of the I-drive Wheel was provided by the I-drive Wheel Loan. Pursuant to the accounting guidance regarding ADC Arrangements, we accounted for the I-drive Wheel Loan under the equity method of accounting as the characteristics of the arrangement with the third-party developer were more similar to a jointly owned investment or partnership rather than a loan. During 2015, the construction on both the I-drive Property and the I-drive Wheel were completed and they were placed into service.

        On March 17, 2017, the developer exercised its purchase option and acquired the I-drive Property for a purchase price of $117.5 million (net proceeds of $23.5 million). The $60.0 million non-recourse mortgage loan encumbering the I-drive Property was repaid at closing by the buyer. In connection with the disposition, we provided seller financing in the form of a $34.0 million mezzanine loan, which was considered to be a non-cash investing activity, and the sale was accounted for under the cost recovery method. As a result, the $2.1 million gain on sale was deferred during the first quarter of 2017. As a result of the adoption of ASU 2017-05 (Note 2), we recognized a cumulative effect adjustment to recognize the deferred gain on our opening balance sheet as of January 1, 2018.

        In addition to the sale of the I-drive Property, we restructured the I-drive Wheel Loan on March 17, 2017. In connection with the restructuring of the I-drive Wheel Loan, we determined that the loan no longer qualifies as an ADC Arrangement and should no longer be accounted for as an equity investment. As a result, we reclassified the aggregate loan balance noted above to loans receivable, included in Other Assets, net, which was a non-cash investing activity. A deferred gain of $16.4 million was recorded during the first quarter of 2017, which was the difference between the fair value of the remaining $35.0 million loan and the $18.6 million carrying value of our previously held equity investment on March 17, 2017. As a result of the adoption of ASU 2017-05 (Note 2), we recognized a $6.0 million cumulative effect adjustment to partially recognize the deferred gain within our opening balance sheet as of January 1, 2018. The remaining portion of the deferred gain will be recognized into income through the accretion of the loan balance during the remaining life of the loan.

KBR Property Disposition

        In August 2016, we simultaneously entered into two agreements with one of our tenants, KBR, Inc., to amend the lease at one property and terminate the lease at another property, both located in Houston, Texas. The lease modification and lease termination were contingent upon one another and became effective upon disposing of one net-lease property on March 13, 2017, which was previously classified as held for sale as of December 31, 2016 prior to its sale in the first quarter of 2017. Upon disposition, we received proceeds of $14.1 million, net of closing costs, and recognized a gain on sale, net of tax of $1.6 million, which was recorded under the full accrual method. In addition, as a result of the aforementioned lease modification, contractual rents were renegotiated to be at market and the existing below-market rent lease liability of $15.7 million was written off and recognized in Rental income during the three months ended March 31, 2017 (Note 7). In addition, as a result of the termination of the lease noted above, we accelerated the below-market lease intangible liabilities of

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 13. Property Dispositions (Continued)

$3.3 million that were also recognized in Rental income during the three months ended March 31, 2017.

        We did not have any significant dispositions during the three months ended March 31, 2018.

Note 14. Segment Reporting

        We operate in two reportable business segments: Net Lease and Self Storage. Our Net Lease segment includes our domestic and foreign investments in net-leased properties, whether they are accounted for as operating or direct financing leases. Our Self Storage segment is comprised of our investments in self-storage properties. In addition, we have investments in loans receivable, CMBS, one

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 14. Segment Reporting (Continued)

hotel, and certain other properties, which are included in our All Other category. The following tables present a summary of comparative results and assets for these business segments (in thousands):

	Three Months Ended March 31,
	2018	2017
Net Lease
Revenues(a)(b)	$96,992	$112,523
Operating expenses(c)(d)	(41,957)	(41,308)
Interest expense	(17,692)	(20,651)
Other income and (expenses), excluding interest expense	4,559	3,459
(Provision for) benefit from income taxes	(404)	614
Gain on sale of real estate, net of tax	24	1,739
Net income attributable to noncontrolling interests	(3,115)	(2,325)

Net income attributable to CPA:17 – Global	$38,407	$54,051

Self Storage
Revenues	$9,045	$8,742
Operating expenses	(5,448)	(7,199)
Interest expense	(1,911)	(2,003)
Other income and (expenses), excluding interest expense	—	(2)
Provision for income taxes	(48)	(32)

Net income (loss) attributable to CPA:17 – Global	$1,638	$(494)

All Other
Revenues(e)	$7,245	$1,740
Operating expenses(f)	(9,520)	(38)
Other income and (expenses), excluding interest expense	571	(2,408)
Benefit from (provision for) income taxes	2,078	(650)
Net loss attributable to noncontrolling interests	861	—

Net income (loss) attributable to CPA:17 – Global	$1,235	$(1,356)

Corporate
Unallocated Corporate Overhead(g)	$(8,373)	$(7,380)

Net income attributable to noncontrolling interests – Available Cash Distributions	$(6,170)	$(6,810)

Total Company
Revenues	$113,282	$123,005
Operating expenses	(67,684)	(59,615)
Interest expense	(20,550)	(23,390)
Other income and (expenses), excluding interest expense	8,686	6,028
Benefit from (provision for) income taxes	1,403	(621)
Gain on sale of real estate, net of tax	24	1,739
Net income attributable to noncontrolling interests	(8,424)	(9,135)

Net income attributable to CPA:17 – Global	$26,737	$38,011

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 14. Segment Reporting (Continued)

	Total Assets at
	March 31, 2018	December 31, 2017
Net Lease	$4,017,437	$3,980,445
All Other	264,629	277,702
Self-Storage	240,648	241,438
Corporate	70,410	87,885

Total Company	$4,593,124	$4,587,470

(a)
Includes a $15.7 million write-off of a below-market rent lease liabilities pertaining to our KBR, Inc. properties that was recognized in Rental income as a result of a lease modification during the three months ended March 31, 2017 (Note 13). In addition, as a result of a lease termination, we accelerated the below-market rent lease intangible liabilities of $3.3 million that was also recognized in Rental income during the three months ended March 31, 2017.

(b)
During the three months ended March 31, 2018 and 2017 we recognized straight-line rent adjustments of $2.8 million and $3.5 million, respectively.

(c)
Includes an impairment charge of $4.5 million related to a net-leased property (Note 8) recognized during the three months ended March 31, 2017.

(d)
In April 2017, the Croatian government passed a special law assisting the restructuring of companies considered of systematic significance in Croatia. This law directly impacts our Agrokor tenant, which is currently experiencing financial distress and recently received a credit downgrade from both Standard & Poor's and Moody's. As a result of the financial difficulties and the uncertainty regarding future rent collections from the tenant, we recorded bad debt expense of $4.4 million and $1.6 million during the three months ended March 31, 2018 and 2017, respectively.

(e)
Amount includes the impact of adopting ASU 2017-05 (Note 2), which resulted in the recognition of $2.2 million of accretion into income during the three months ended March 31, 2018.

(f)
Includes an impairment charge of $5.4 million related to our CMBS investments (Note 8) recognized during the three months ended March 31, 2018.

(g)
Included in unallocated corporate overhead are asset management fees and general and administrative expenses, as well as interest expense and other charges related to our Senior Credit Facility. These expenses are calculated and reported at the portfolio level and not evaluated as part of any segment's operating performance.

Annex A

Execution Copy

Dated as of June 17, 2018

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED,

W. P. CAREY INC.,

CPA17 MERGER SUB LLC

and, for the limited purposes set forth herein,

CAREY ASSET MANAGEMENT CORP.,

W. P. CAREY & CO. B.V.,

W. P. CAREY HOLDINGS, LLC

and

CPA®: 17 LIMITED PARTNERSHIP

AGREEMENT AND PLAN OF MERGER

EXHIBITS

Exhibit A – Articles of Merger

SCHEDULES

W. P. Carey Disclosure Letter:
Schedule 2.2(b)(ii)	— Issued and Outstanding or Reserved for Issuance Securities
Schedule 2.2(b)(iii)	— Registration Rights
Schedule 2.2(c)(iii)	— Consents, Approvals, Authorizations, Permits, Filings, and Notifications
Schedule 2.2(e)	— Certain Changes or Events
Schedule 2.2(f)	— Material Liabilities
Schedule 2.2(i)	— Litigation
Schedule 2.2(j)	— Taxes
Schedule 2.2(k)	— Pension and Benefit Plans
Schedule 2.2(n)	— Environmental Matters
Schedule 2.2(o)(i)	— Real Property Liens and Ownership
Schedule 2.2(o)(i)(E)	— Liens on Equity Interests
Schedule 2.2(o)(ii)	— Contracts for Sale, Acquisition, or Transfer, and Development and Construction Contracts
Schedule 2.2(o)(iii)	— Agreements of Sale, Option Agreements, Rights of First Offer, Rights of First Refusal, and Early Termination Rights
Schedule 2.2(p)	— Insurance Policies
Schedule 2.2(q)	— Vote Required
Schedule 2.2(t)(i)	— Material Contracts in Default
Schedule 2.2(t)(ii)	— Due-on-Sale Provisions
Schedule 2.2(t)(iii)	— Non-Competition Agreements
Schedule 2.2(t)(iv)	— Indemnification Agreements
Schedule 2.2(u)	— Related Party Transactions
Schedule 3.2(b)	— Post Execution Conduct of Business
Schedule 4.14(a)	— Sale and Marketed Properties
Schedule 8.1	— W. P. Carey Knowledge Parties
CPA17 Disclosure Letter:
Schedule 2.1(c)(ii)	— Consents, Approvals, Authorizations, Permits, Filings and Notifications
Schedule 3.1(b)	— Post Execution Conduct of Business
Schedule 8.1	— CPA17 Knowledge Parties

INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	52
Adverse Recommendation Change	35
Advisor Accrued Amounts	32
Affiliate	52
Agreement	1
Alternative Acquisition Agreement	34
Articles of Merger	2
Asset Management Agreement	32
Average W. P. Carey Trading Price	52
Benefit Plans	17
Business Day	52
CAM	1
CERCLA	18
Change of Recommendation Notice	36
Claim	39
Closing	2
Closing Date	2
Code	2
Confidentiality Agreement	52
CPA17	1
CPA17 Advisory Agreement	32
CPA17 Advisory Agreements	32
CPA17 Bylaws	6
CPA17 Charter	6
CPA17 Common Stock	3
CPA17 Competing Transaction	37
CPA17 Disclosure Letter	5
CPA17 Expenses	46
CPA17 LP	1
CPA17 LP Agreement	32
CPA17 Material Adverse Effect	52
CPA17 Material Contract	7
CPA17 Property	53
CPA17 SEC Documents	53
CPA17 Special Committee	1
CPA17 Stockholder Approvals	8
CPA17 Stockholder Meeting	7
CPA17 Stockholders	3
CPA17 Subsidiary	53
CPA17 Superior Competing Transaction	37
CPA17 Termination Fee	53
CPA17 Termination Fee Credit	53
Effective Time	2
Environmental Law	18
ERISA	16
ERISA Affiliate	17
Exchange Act	8
Exchange Fund	5
Exchange Ratio	3
Exempted Person	54
Expense Amount	47
Extended Termination Date	45
Foreign Subsidiary	1
Form S-4	28
GAAP	53
Governmental Entity	4
Hazardous Material	18
Indemnified Parties	38
IRS	54
Joint Proxy Statement/Prospectus	28
Knowledge	54
Law	54
Liens	54
Marketed Properties	41
Merger	1
Merger Sub	1
Merger Sub Articles of Organization	3
Merger Sub Operating Agreement	3
MGCL	2
MLLCA	2
Morgan Stanley	8
NYSE	54
Paying and Exchange Agent	4
PCBs	18
Pension Plans	16
Per Share Merger Consideration	3
Person	54
Qualifying Income	48
Receiving Party	47
REIT	2
Release	18
SDAT	2
SEC	6
Securities Act	8
Solicitation Period End Date	33
Subsidiary	54
Surviving Company	2
Takeover Statute	9
Tax	54
Tax Protection Agreement	54
Tax Return	55
Taxes	54
Termination Date	45
Transaction Documents	55
Transfer and Gains Taxes	38
Voting Debt	55
W. P. Carey	1
W. P. Carey Bylaws	11

W. P. Carey Charter	11
W. P. Carey Common Stock	9
W. P. Carey Disclosure Letter	9
W. P. Carey Expenses	46
W. P. Carey Intangible Property	17
W. P. Carey Material Adverse Effect	55
W. P. Carey Material Contracts	22
W. P. Carey Permits	14
W. P. Carey Properties	20
W. P. Carey Property	20
W. P. Carey Property Restrictions	20
W. P. Carey SEC Documents	12
W. P. Carey Stockholder Approval	21
W. P. Carey Stockholder Meeting	11
W. P. Carey Stockholders	11
W. P. Carey Subsidiary	56
WPC Holdco	1

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of June 17, 2018, by and among Corporate Property Associates 17 – Global Incorporated, a Maryland corporation ("CPA17"), W. P. Carey Inc., a Maryland corporation and the ultimate parent of the external manager of CPA17 ("W. P. Carey"), CPA17 Merger Sub LLC, a Maryland limited liability company and an indirect subsidiary of W. P. Carey ("Merger Sub"), and, for the limited purposes set forth herein, Carey Asset Management Corp., a Delaware corporation ("CAM"), W. P. Carey & Co. B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the Laws of the Netherlands ("Foreign Subsidiary"), and W. P. Carey Holdings, LLC, a Delaware limited liability company ("Special General Partner"), each an indirect subsidiary of W. P. Carey, and CPA®: 17 Limited Partnership, a Delaware limited partnership ("CPA17 LP").

RECITALS

        A.    Upon the terms and subject to the conditions set forth in this Agreement, W. P. Carey and Merger Sub intend to merge CPA17 with and into Merger Sub (the "Merger"), with Merger Sub surviving the Merger as a direct subsidiary of WPC Holdco LLC, a Maryland limited liability company and direct subsidiary of W. P. Carey ("WPC Holdco").

        B.    A special committee of independent directors of the Board of Directors of CPA17 (the "CPA17 Special Committee") has unanimously (i) determined that this Agreement, and the transactions contemplated hereby and by the Transaction Documents (as defined herein), including the Merger, are advisable and in the best interests of CPA17 and the CPA17 Stockholders (as defined herein) and (ii) recommended to the Board of Directors of CPA17 that it approve and declare advisable this Agreement, and the transactions contemplated hereby and by the Transaction Documents, including the Merger, upon the terms and conditions contained herein and therein.

        C.    This Agreement, and the transactions contemplated hereby and by the Transaction Documents, including the Merger, have been approved and declared advisable by the Board of Directors of CPA17, including a majority of the independent directors and a majority of the directors who are not interested in the Merger and the other transactions contemplated by the Transaction Documents, following the recommendation of the CPA17 Special Committee.

        D.    The Board of Directors of W. P. Carey has unanimously determined that this Agreement, and the transactions contemplated hereby and by the Transaction Documents, including the Merger, are advisable and in the best interests of W. P. Carey and the W. P. Carey Stockholders (as defined herein).

        E.    This Agreement, and the transactions contemplated hereby and by the Transaction Documents, including the Merger, have been approved by (i) the Board of Directors of W. P. Carey, including a majority of the independent directors and a majority of the directors who are not interested in the Merger and the other transactions contemplated by the Transaction Documents, and (ii) the sole member of Merger Sub.

        F.     Immediately prior to the filing of the Articles of Merger, CPA17 will file the Charter Amendment with the SDAT.

        G.    For U.S. federal income Tax purposes, it is intended that the Merger shall be characterized as a reorganization governed by Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code").

        H.    The parties desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement.

 AGREEMENT

        In consideration of the premises and the mutual representations, warranties, covenants and agreements contained in this Agreement, the parties hereto hereby agree as follows:

ARTICLE I

THE MERGER

        Section 1.1    The Merger.     Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the procedures set forth in Section 3-105 of the Maryland General Corporation Law (the "MGCL") and Section 4A-702 and Section 4A-703 of the Maryland Limited Liability Company Act (the "MLLCA"), CPA17 shall merge with and into Merger Sub. Following the Merger, Merger Sub will continue as the surviving entity (the "Surviving Company") and a direct subsidiary of WPC Holdco, and the separate corporate existence of CPA17 will cease in accordance with Section 3-114 of the MGCL and Section 4A-709 of the MLLCA, and, from and after the Effective Time (as hereinafter defined), the Merger shall have the effects set forth in the applicable provisions of the MGCL and the MLLCA. W. P. Carey will maintain its existence as a real estate investment trust ("REIT") under Section 856 of the Code.

        Section 1.2    Closing.     The closing (the "Closing") of the Merger will take place commencing at 10:00 a.m., local time, on a date to be specified by the parties, which shall be no later than the third Business Day after satisfaction or waiver of the conditions set forth in Article V (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), at the offices of DLA Piper LLP (US), 1251 Avenue of the Americas, New York, New York 10020, or at such other time and place as is agreed to in writing by the parties hereto (the date on which the Closing takes place, the "Closing Date").

        Section 1.3    Effective Time.     Upon the terms and subject to the conditions set forth herein, as part of the Closing CPA17 and Merger Sub shall execute articles of merger (the "Articles of Merger") in substantially the form attached hereto as Exhibit A and shall file such Articles of Merger in accordance with the MGCL and the MLLCA with the State Department of Assessments and Taxation of Maryland (the "SDAT") and shall make all other filings and recordings required under the MGCL and the MLLCA with respect to the Merger. The Merger shall become effective at such time as W. P. Carey and CPA17 shall agree should be specified in the Articles of Merger (such time as the Merger becomes effective, the "Effective Time"); provided that such time is not earlier than the time the Articles of Merger are filed and accepted for record and does not exceed 30 days after the Articles of Merger are accepted for record. Unless otherwise agreed, the parties shall cause the Effective Time to occur on the Closing Date.

        Section 1.4    Articles of Organization and Operating Agreement.     The articles of organization of Merger Sub (the "Merger Sub Articles of Organization") and the operating agreement of Merger Sub (the "Merger Sub Operating Agreement") as in effect immediately prior to the Effective Time of the Merger shall, except for any required amendments, be the articles of organization and the operating agreement of the Surviving Company, until further amended in accordance with the respective terms of such articles of organization and operating agreement and applicable Laws of the State of Maryland.

        Section 1.5    Officers of the Surviving Company.     Unless otherwise determined by W. P. Carey and CPA17, from and after the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company immediately following the Effective Time, in each case until duly removed or replaced in accordance with the operating agreement of the Surviving Company and the MGCL and the MLLCA.

        Section 1.6    Per-Share Merger Consideration.

        (a)   As of the Effective Time, pursuant to this Agreement and by virtue of the Merger and without any further action on the part of W. P. Carey, CPA17, Merger Sub, any other W. P. Carey Subsidiary or any stockholder of CPA17 (the stockholders of CPA17, the "CPA17 Stockholders"), each share of common stock, $0.001 par value per share, of CPA17 ("CPA17 Common Stock") issued and outstanding immediately prior to the Effective Time shall be cancelled and, in exchange for cancellation of such share, the rights attaching to such share shall be converted automatically into the right to receive, in accordance with the terms of this Agreement, 0.160 shares (the "Exchange Ratio") of validly issued fully paid and non-assessable shares of W. P. Carey Common Stock (the "Per Share Merger Consideration"), payable in the manner set forth in Section 1.8. Notwithstanding anything herein to the contrary, each share of CPA17 Common Stock that is owned by W. P. Carey or any W. P. Carey Subsidiary immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist without any conversion thereof or payment therefor.

        (b)   At the Effective Time, all shares of CPA17 Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of CPA17 Common Stock shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration or any cash pursuant to Section 1.8(e).

        Section 1.7    Adjustments to Exchange Ratio.     The Exchange Ratio shall be adjusted to reflect fully the effect of any reclassification, combination, subdivision, stock split, reverse stock split, stock dividend (including any stock dividend or distribution of securities convertible into CPA17 Common Stock or W. P. Carey Common Stock, as applicable), reorganization, recapitalization or other like change with respect to CPA17 Common Stock (or for which a record date is established) and with respect to W. P. Carey Common Stock (or for which a record date is established), after the date hereof and prior to the Effective Time; provided that nothing in this Section 1.7 shall be construed to permit W. P. Carey, Merger Sub, any other W. P. Carey Subsidiary or CPA17 to take any action with respect to their securities that is prohibited by the terms of this Agreement; but provided, further, that nothing in this Agreement shall prohibit W. P. Carey from taking, immediately following the date hereof, any of the actions contemplated in the Form S-4 and the Joint Proxy Statement/Prospectus (which actions (other than any administrative or ministerial actions in furtherance thereof) shall require the prior consent by the CPA17 Special Committee).

        Section 1.8    Recordation of Exchange; Payment of Merger Consideration.

        (a)   Delivery of W. P. Carey Common Stock.    As soon as practicable following the Effective Time, W. P. Carey shall cause the transfer agent for the W. P. Carey Common Stock to record the issuance on the stock records of W. P. Carey of the amount of W. P. Carey Common Stock issuable as Per Share Merger Consideration to each holder of CPA17 Common Stock pursuant to Section 1.6(a).

        (b)   No Interest.    No interest shall be paid or shall accrue on unpaid dividends declared in respect of the CPA17 Common Stock and with a record date prior to the Effective Time and which remain unpaid at the Effective Time.

        (c)   No Further Ownership Rights.    All Per Share Merger Consideration paid by W. P. Carey in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the CPA17 Common Stock in respect of which such Per Share Merger Consideration was paid. At the close of business on the day on which the Effective Time occurs, the share transfer books of CPA17 shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Company of the shares of CPA17 Common Stock that were outstanding immediately prior to the Effective Time.

        (d)   No Liability.    None of W. P. Carey, Merger Sub, or any employee, officer, director, partner, agent or Affiliate of any of them, shall be liable to any person for any part of the Per Share Merger Consideration or for dividends or distributions with respect thereto delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any shares of CPA17 Common Stock five years after the Effective Time or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become the property of, any federal, state, local government, or agency or any court, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity"), shall, to the extent permitted by applicable Law, become the property of W. P. Carey or its designated Affiliate free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

        (e)   Fractional Shares.    No certificates for fractional shares of W. P. Carey Common Stock shall be issued hereunder. To the extent that a holder of CPA17 Common Stock would otherwise be entitled to receive a fraction of a share of W. P. Carey Common Stock, computed on the basis of the aggregate number of shares of CPA17 Common Stock held by such holder, such holder shall instead receive a cash payment in lieu of such fractional share in an amount equal to such fraction multiplied by the Average W. P. Carey Trading Price.

        (f)    Paying and Exchange Agent.    Prior to the Effective Time, W. P. Carey shall designate a bank or trust company reasonably acceptable to CPA17 to act as agent for the payment of the Per Share Merger Consideration (the "Paying and Exchange Agent"). W. P. Carey shall take all steps necessary to enable, and shall cause, the Surviving Company to provide to the Paying and Exchange Agent immediately following the Effective Time the aggregate cash portion of the Per Share Merger Consideration payable upon cancellation of the CPA17 Common Stock in lieu of any fractional share of W. P. Carey Common Stock. The funds deposited with the Paying and Exchange Agent in respect of the Per Share Merger Consideration is hereinafter referred to as the "Exchange Fund." As soon as practicable after the Effective Time, and in any event not later than the 10th Business Day thereafter, the Paying and Exchange Agent shall pay to each holder of CPA17 Common Stock the amount of cash that such holder is entitled to receive in lieu of any fractional share of W. P. Carey Common Stock pursuant to Section 1.8(e).

        (g)   Termination of Exchange Fund.    Any portion of the Exchange Fund that remains undistributed to the holders of CPA17 Common Stock one year after the Effective Time shall be delivered to W. P. Carey or its designated Affiliate, upon demand, and any holder of CPA17 Common Stock who has not theretofore complied with this Article I shall thereafter look only to W. P. Carey or its successor in interest for payment of its claim for the Per Share Merger Consideration (subject to applicable abandoned property, escheat and other similar Law).

        (h)   Investment of Exchange Fund.    The Paying and Exchange Agent shall invest any cash included in the Exchange Fund, as directed by W. P. Carey, on a daily basis; provided, however, that such investments shall be in (i) obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, (ii) commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, (iii) certificates of deposit maturing not more than 180 days after the date of purchase issued by a bank organized under the Laws of the United States or any state thereof having a combined capital and surplus of at least $3,000,000,000 or (iv) a money market fund having assets of at least $1,000,000,000. Any interest and other income resulting from such investments shall be the property of, and paid to, W. P. Carey or its designated Affiliate.

        (i)    Withholding Rights.    W. P. Carey or the Paying and Exchange Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of CPA17 Common Stock, such amounts as W. P. Carey or the Paying and Exchange Agent, as applicable, is required to deduct and withhold with respect to such payments under the Code or any other provision of state, local or foreign Tax Law. Any such amounts so deducted and withheld shall be paid over to the applicable Governmental Entity in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the former holder of CPA17 Common Stock in respect of which such deduction and withholding was made.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

        Section 2.1    Representations and Warranties of CPA17.     CPA17 represents and warrants to each of W. P. Carey and Merger Sub that, except as disclosed in the CPA17 disclosure letter dated as of the date of this Agreement and delivered to W. P. Carey and Merger Sub in connection with the execution hereof (the "CPA17 Disclosure Letter"), the statements set forth in this Section 2.1 are true and correct; provided that CPA17, W. P. Carey and Merger Sub agree that CPA17 shall have no liability for any breach of representations and warranties set forth in (I) this Section 2.1 to the extent due to actions or inactions of W. P. Carey or any W. P. Carey Subsidiary, in each case in its capacity as advisor to CPA17 pursuant to the CPA17 Advisory Agreements (as defined in Section 4.3), or (II) Sections 2.1(c)(ii) or 2.1(d) (excluding any information provided by or on behalf of the CPA17 Special Committee or Morgan Stanley) of which W. P. Carey has Knowledge as of the date of this Agreement in the exercise of its duties as advisor to CPA17 pursuant to the CPA17 Advisory Agreement:

        (a)   Organization, Standing and Corporate Power of CPA17.    CPA17 is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. CPA17 has heretofore made available to W. P. Carey complete and correct copies of its charter, as amended and supplemented to the date hereof (the "CPA17 Charter"), and its bylaws, as amended to the date hereof ("CPA17 Bylaws").

        (b)   Capital Structure.

            (i)  As of the close of business on the Business Day immediately prior to the date of this Agreement, the authorized capital stock of CPA17 consists of 50,000,000 shares of preferred stock, $0.001 par value per share (the "CPA17 Preferred Stock") and 900,000,000 shares of CPA17 Common Stock, of which no shares of CPA17 Preferred Stock and 354,479,312 shares of CPA17 Common Stock are issued and outstanding and which constitute all of the issued and outstanding securities of CPA17 on the date of this Agreement. All issued and outstanding shares of CPA17 Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right contained in the CPA17 Charter or CPA17 Bylaws or in any material contract filed as an exhibit to CPA17's annual report on Form 10-K for the year ended December 31, 2017, or any subsequent report filed on Form 10-Q or Form 8-K, in each instance, filed with the Securities and Exchange Commission (the "SEC"). No dividends or other distributions on securities of CPA17 or any CPA17 Subsidiary have been authorized by the Board of Directors of CPA17 or governing body of such CPA17 Subsidiary or declared by CPA17 or such CPA17 Subsidiary since December 31, 2017 other than those presented by W. P. Carey, in its capacity as advisor to CPA17, to the Board of Directors of CPA17 or governing body of such CPA17 Subsidiary for its consideration.

           (ii)  Other than agreements or understandings proposed by W. P. Carey, in its capacity as advisor to CPA17, for consideration by the Board of Directors of CPA17 and entered into by CPA17, the Board of Directors of CPA17 has not authorized CPA17 to enter into any (x) agreements or understandings relating to the voting of any shares of capital stock of CPA17 or any ownership interests in any CPA17 Subsidiary or (y) agreements or understandings relating to the sale or transfer of any shares of stock of CPA17 or any ownership interests in any CPA17 Subsidiary.

        (c)   Authority; No Violations; Consents and Approval.

            (i)  The CPA17 Special Committee, at a meeting duly called and held, unanimously (A) determined that this Agreement, and the transactions contemplated hereby and by the Transaction Documents, including the Merger and the Charter Amendment, are advisable and in the best interests of CPA17 and the CPA17 Stockholders and (B) recommended to the Board of Directors of CPA17 that it approve and declare advisable this Agreement, and the transactions contemplated hereby and by the Transaction Documents, including the Merger and the Charter Amendment, upon the terms and conditions contained herein and therein. The Board of Directors of CPA17, including a majority of the independent directors and a majority of the directors who are not interested in the Merger and the other transactions contemplated by the Transaction Documents, has duly approved and declared advisable the Merger and the other transactions contemplated by the Transaction Documents, including the Merger and the Charter Amendment, has recommended the approval of the Merger and the Charter Amendment by the CPA17 Stockholders and has directed that the Merger and the Charter Amendment be submitted for consideration at a special meeting of the CPA17 Stockholders (the "CPA17 Stockholder Meeting"). CPA17 has all requisite power and authority to enter into this Agreement and all other Transaction Documents to be executed in connection with the transactions contemplated hereby, including the Merger and the Charter Amendment, and, subject to receipt of the CPA17 Stockholder Approvals (as hereinafter defined), to consummate the transactions contemplated thereby. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby have been, or when the Transaction Documents are executed will have been, duly authorized by all necessary action on the part of CPA17, subject to receipt of the CPA17 Stockholder Approvals, and the Transaction Documents are enforceable in accordance with their terms, subject to enforceability, bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors' rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law). The Board of Directors of CPA17 has not approved or otherwise determined that the CPA17 Stockholders are or shall be entitled to exercise any rights of objecting stockholders provided for under Title 3, Subtitle 2 of the MGCL (or any successor provision) with respect to all or any classes or series of capital stock of CPA17 with respect to the Merger, the Charter Amendment or the other transactions contemplated by this Agreement or the other Transaction Documents.

           (ii)  Assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Schedule 2.1(c)(ii) of the CPA17 Disclosure Letter are duly and timely obtained or made and the CPA17 Stockholder Approvals have been obtained, the execution and delivery of the Transaction Documents by CPA17 do not, and the consummation of the transactions contemplated thereby and compliance with the provisions hereof or thereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation under, or give rise to a right of purchase under, result in the creation of any Lien upon any of the properties or assets of CPA17 or require the consent or approval of any third party under, any provision of (A) the CPA17 Charter or the CPA17 Bylaws, (B) any material contract filed as an exhibit to CPA17's annual report on Form 10-K for the year ended December 31, 2017, or any subsequent report filed on Form 10-Q or Form 8-K, in each instance, filed with the SEC (a "CPA17 Material Contract") (it being understood that no representation is being given as to whether the Surviving Company will be in compliance with any financial covenants contained therein following the Merger) or (C) any judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to CPA17 or any of its properties or assets, other than, in the case of clauses (B) or (C), any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate, would not reasonably be expected to have a CPA17 Material Adverse Effect.

          (iii)  No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity, is required by or with respect to CPA17 in connection with the execution and delivery of the Transaction Documents by CPA17 or the consummation by CPA17 of the transactions contemplated thereby, except for: (A) the filing with the SEC of (1) (a) the Joint Proxy Statement/Prospectus or (b) other documents otherwise required in connection with the transactions contemplated by the Transaction Documents and (2) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), and such other reports in compliance with the Exchange Act as may be required in connection with the Transaction Documents and the transactions contemplated thereby; (B) the filing of the Articles of Merger and the Articles of Amendment with, and the acceptance for record of the Articles of Merger and the Articles of Amendment by, the SDAT; (C) such filings and approvals as may be required by any applicable Environmental Laws; and (D) any such consent, approval, order, authorization, registration, declaration, filing or permit of which the failure to obtain or make, individually or in the aggregate, would not reasonably be expected to have a CPA17 Material Adverse Effect.

        (d)   Information Supplied.    The Form S-4 and the Joint Proxy Statement/Prospectus will (with respect to the disclosures therein relating to CPA17, its officers and directors and the CPA17 Subsidiaries) comply in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), and the Exchange Act; provided that no representation is made as to statements made or incorporated by reference by W. P. Carey or Merger Sub.

        (e)   Opinion of Financial Advisor.    The CPA17 Special Committee has received the opinion of Morgan Stanley & Co. LLC ("Morgan Stanley") to the effect that, as of the date of such opinion, and based on and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in such opinion, the Exchange Ratio pursuant to this Agreement is fair to the holders of CPA17 Common Stock (other than W. P. Carey or any W. P. Carey Subsidiary) from a financial point of view, which opinion will be made available to W. P. Carey solely for informational purposes. CPA17 has been advised that Morgan Stanley will permit the inclusion of the opinion in its entirety and, subject to prior review and consent by Morgan Stanley, a reference to the opinion in the Form S-4 and the Joint Proxy Statement/Prospectus.

        (f)    Vote Required.    The affirmative vote of the holders of a majority of the outstanding shares of CPA17 Common Stock that are entitled to vote is the only vote of holders of securities of CPA17 required to approve each of (i) the Merger and the other transactions contemplated by the Transaction Documents and (ii) the Charter Amendment (the "CPA17 Stockholder Approvals").

        (g)   Brokers.    Except for the fees and expenses payable to Morgan Stanley (which fees have been disclosed to W. P. Carey), no broker, investment banker or other Person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of CPA17 or any CPA17 Subsidiary.

        (h)   Investment Company Act of 1940.    Neither CPA17 nor any of the CPA17 Subsidiaries is, or after giving effect to the transactions contemplated by this Agreement will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

        (i)    State Takeover Statutes; Charter Waiver.    CPA17 has taken all action necessary to exempt the transactions contemplated by this Agreement from operation of any "fair price," "business combination," "moratorium," "control share acquisition" or any other anti-takeover statute or similar statute enacted under federal or state Laws of the United States or similar statute or regulation (a "Takeover Statute"). CPA17 and the CPA17 Board of Directors have taken all appropriate and necessary actions to waive or remove, or to exempt W. P. Carey and Merger Sub and their beneficial owners from triggering, any and all limitations on ownership of CPA17 Common Stock contained in the CPA17 Charter or CPA17 Bylaws by reason of the Merger and the other transactions contemplated by this Agreement.

        Section 2.2    Representations and Warranties of W. P. Carey and Merger Sub.     W. P. Carey and Merger Sub, jointly and severally, represent and warrant to CPA17 that, except as disclosed in the W. P. Carey / Merger Sub disclosure letter dated as of the date of this Agreement and delivered to CPA17 in connection with the execution hereof (the "W. P. Carey Disclosure Letter"), the statements set forth in this Section 2.2 are true and correct.

        (a)   Organization, Standing and Corporate Power.    W. P. Carey is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maryland. Merger Sub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Maryland. Each of W. P. Carey and Merger Sub has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of W. P. Carey and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of the business it is conducting, or the ownership, operation or leasing of its properties or the management of properties for others makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have, or would not be reasonably likely to have, a W. P. Carey Material Adverse Effect.

        (b)   Capital Structure.

            (i)  As of the close of business on the Business Day immediately prior to the date of this Agreement, the authorized capital stock of W. P. Carey consists of 50,000,000 shares of preferred stock, $0.001 par value per share (the "W. P. Carey Preferred Stock"), and 450,000,000 shares of W. P. Carey Common Stock, $0.001 par value per share ("W. P. Carey Common Stock"), of which no shares of W. P. Carey Preferred Stock and 107,200,140 shares of W. P. Carey Common Stock are issued and outstanding. All issued and outstanding shares of W. P. Carey Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right. All dividends or other distributions on securities of W. P. Carey or any W. P. Carey Subsidiary that have been declared or authorized prior to the date of this Agreement have been paid in full.

           (ii)  Except as permitted under this Agreement or as set forth in Schedule 2.2(b)(ii) of the W. P. Carey Disclosure Letter, there are issued and outstanding or reserved for issuance: (1) no shares of stock, Voting Debt or other voting securities or equity securities of W. P. Carey or Merger Sub; (2) no securities of W. P. Carey or any W. P. Carey Subsidiary or securities or assets of any other entity convertible into or exchangeable for shares of stock, Voting Debt or other voting securities or equity securities of W. P. Carey or any W. P. Carey Subsidiary; and (3) no subscriptions, options, warrants, conversion rights, calls, performance stock awards, stock appreciation rights or phantom stock rights, rights of first refusal, rights (including preemptive rights), commitments or arrangements or agreements to which W. P. Carey or any W. P. Carey Subsidiary is a party or by which it is bound obligating W. P. Carey or any W. P. Carey Subsidiary to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of stock, Voting Debt or other voting securities of W. P. Carey or of any W. P. Carey Subsidiary, or obligating W. P. Carey or any W. P. Carey Subsidiary to grant, extend or enter into any such subscription, option, warrant, conversion right, call, performance stock award, stock appreciation right or phantom stock right, right of first refusal, right, commitment or arrangement or agreement.

          (iii)  Except as set forth in Schedule 2.2(b)(iii) of the W. P. Carey Disclosure Letter, no holder of securities in W. P. Carey or any W. P. Carey Subsidiary has any right to have such securities registered under the Securities Act or under any state securities Laws by W. P. Carey or any W. P. Carey Subsidiary, as the case may be. All prior issuances of securities by W. P. Carey or any W. P. Carey Subsidiary were, in all respects, made in compliance with all applicable federal and state securities Laws.

          (iv)  W. P. Carey is the sole member of, and has the sole ability to manage, WPC Holdco.

           (v)  WPC Holdco is the sole member of, and has the sole ability to manage, Merger Sub.

        (c)   Authority; No Violations; Consents and Approval.

            (i)  The Board of Directors of W. P. Carey, at a meeting duly called and held, unanimously determined that this Agreement, and the transactions contemplated hereby and by the Transaction Documents, including the Merger, are advisable and in the best interests of W. P. Carey and the stockholders of W. P. Carey. The Board of Directors of W. P. Carey, including a majority of the independent directors and a majority of the directors who are not interested in the Merger and the other transactions contemplated by the Transaction Documents, has duly approved and declared advisable the Merger and the other transactions contemplated by the Transaction Documents, has resolved to recommend the approval of the issuance of W. P. Carey Common Stock in the Merger pursuant to this Agreement under Rule 312.03 of the NYSE Listed Company Manual (the "Stock Issuance") by the stockholders of W. P. Carey (the "W. P. Carey Stockholders") and has directed that the Stock Issuance be submitted for consideration at a special meeting (or any postponement or adjournment thereof) (the "W. P. Carey Stockholder Meeting") of the W. P. Carey Stockholders. The Sole Member of Merger Sub has duly approved and declared advisable this Agreement and the transactions contemplated hereby and by the Transaction Documents, including the Merger.

           (ii)  Each of W. P. Carey and Merger Sub has all requisite power and authority to enter into this Agreement and the Transaction Documents and, subject to receipt of the W. P. Carey Stockholder Approval (as hereinafter defined), to consummate the transactions contemplated thereby. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby have been, or when the Transaction Documents are executed will have been, duly authorized by all necessary action on the part of W. P. Carey and Merger Sub, subject to receipt of the W. P. Carey Stockholder Approval, and the Transaction Documents are enforceable in accordance with their terms, subject to enforceability, bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors' rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

          (iii)  Assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Schedule 2.2(c)(iii) of the W. P. Carey Disclosure Letter are duly and timely obtained or made and the W. P. Carey Stockholder Approval has been obtained, the execution and delivery of the Transaction Documents by W. P. Carey and Merger Sub do not, and the consummation of the transactions contemplated thereby and compliance with the provisions hereof or thereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation under, or give rise to a right of purchase under, result in the creation of any Lien upon any of the properties or assets of W. P. Carey, WPC Holdco or Merger Sub under or require the consent or approval of any third party under, any provision of (A) the amended and restated articles of incorporation of W. P. Carey ("W. P. Carey Charter") or the amended and restated bylaws of W. P. Carey (the "W. P. Carey Bylaws") (with respect to W. P. Carey), the articles of organization or operating agreement of WPC Holdco (with respect to WPC Holdco), or the Merger Sub Articles of Organization or the Merger Sub Operating Agreement (with respect to Merger Sub), (B) any W. P. Carey Material Contract or (C) any judgment, order, decree, statute, Law, ordinance, rule or regulation applicable to W. P. Carey or Merger Sub or any of their respective properties or assets, other than, in the case of clauses (B) or (C), any such conflicts, violations, defaults, rights or Liens that, individually or in the aggregate, would not reasonably be expected to have a W. P. Carey Material Adverse Effect.

          (iv)  No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity, is required by or with respect to W. P. Carey or any of the W. P. Carey Subsidiaries in connection with the execution and delivery of the Transaction Documents by W. P. Carey or Merger Sub or the consummation by W. P. Carey or Merger Sub or the applicable W. P. Carey Subsidiaries of the transactions contemplated thereby, except for: (A) the filing with the SEC of (1) (a) the Joint Proxy Statement/Prospectus or (b) other documents otherwise required in connection with the transactions contemplated by the Transaction Documents and (2) such reports under Section 13(a) of the Exchange Act and such other reports in compliance with the Exchange Act as may be required in connection with the Transaction Documents and the transactions contemplated thereby; (B) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT; (C) such filings and approvals as may be required by any applicable Environmental Laws; and (D) any such consent, approval, order, authorization, registration, declaration, filing or permit of which the failure to obtain or make, individually or in the aggregate, would not reasonably be expected to have a W. P. Carey Material Adverse Effect.

        (d)   SEC Documents.

            (i)  W. P. Carey has made available to CPA17 (by public filing with the SEC or otherwise) a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by W. P. Carey with the SEC since January 1, 2015 (the "W. P. Carey SEC Documents"), which are all of the documents required to have been filed by W. P. Carey with the SEC since that date. As of their respective dates, the W. P. Carey SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act of 2002, as the case may be, and the rules and regulations of the SEC thereunder applicable to such W. P. Carey SEC Documents and none of the W. P. Carey SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later W. P. Carey SEC Documents filed and publicly available prior to the date of this Agreement. W. P. Carey does not have any outstanding and unresolved comments from the SEC with respect to the W. P. Carey SEC Documents. The consolidated financial statements of W. P. Carey and W. P. Carey Subsidiaries, included in the W. P. Carey SEC Documents complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of

  Regulation S-X under the Exchange Act) and fairly presented, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of W. P. Carey and the W. P. Carey Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of W. P. Carey and the W. P. Carey Subsidiaries for the periods presented therein, in each case, except to the extent such financial statements have been modified or superseded by later W. P. Carey SEC Documents filed and publicly available prior to the date of this Agreement. No W. P. Carey Subsidiary is required to make any filing with the SEC.

           (ii)  W. P. Carey maintains a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management's general or specific authorizations, (B) access to assets is permitted only in accordance with management's general or specific authorization and (C) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

          (iii)  W. P. Carey's "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that (A) all information (both financial and non-financial) required to be disclosed by W. P. Carey in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (B) all such information is accumulated and communicated to W. P. Carey's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of W. P. Carey required under the Exchange Act with respect to such reports.

          (iv)  Since December 31, 2017, W. P. Carey has not received any notification of a "material weakness" in W. P. Carey's internal controls. For purposes of this Agreement, the term "material weakness" shall have the meaning assigned to it in Release 2004-001 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

        (e)   Absence of Certain Changes or Events.    Except as disclosed or reflected in the W. P. Carey SEC Documents filed with the SEC prior to the date of this Agreement or as disclosed in Schedule 2.2(e) of the W. P. Carey Disclosure Letter, since December 31, 2017 there has not been: (i) (A) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to any of W. P. Carey's capital stock except for regular quarterly dividends on the W. P. Carey Common Stock; (B) any amendment of any term of any outstanding equity security of W. P. Carey or any W. P. Carey Subsidiary; (C) any repurchase, redemption or other acquisition by W. P. Carey or any W. P. Carey Subsidiary of any outstanding shares of capital stock or other equity securities of, or other ownership interests in, W. P. Carey or any W. P. Carey Subsidiary; (D) any change in any method of accounting or accounting practice or any Tax method, practice or election by W. P. Carey or any W. P. Carey Subsidiary that would materially adversely affect its assets, liabilities or business, except insofar as may have been required by a change in applicable Law or GAAP; (E) any W. P. Carey Material Adverse Effect, or (F) any incurrence, assumption or guarantee by W. P. Carey or any W. P. Carey Subsidiary of any indebtedness for borrowed money other than in the ordinary course of business consistent with past practices.

        (f)    No Undisclosed Material Liabilities.    Except as disclosed in the W. P. Carey SEC Documents, as set forth in Schedule 2.2(f) of the W. P. Carey Disclosure Letter or as otherwise would not reasonably be expected to have a W. P. Carey Material Adverse Effect, there are no liabilities of W. P. Carey or any W. P. Carey Subsidiary of a nature that would be required under GAAP to be set forth on the financial statements of W. P. Carey or the notes thereto, other than: (i) liabilities adequately provided for on the balance sheet of W. P. Carey dated as of December 31, 2017 (including the notes thereto) as required by GAAP, (ii) liabilities incurred in connection with the transactions contemplated by this Agreement or (iii) liabilities incurred in the ordinary course of business subsequent to December 31, 2017.

        (g)   No Default.    None of W. P. Carey, Merger Sub or any material W. P. Carey Subsidiary is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) the W. P. Carey Charter or the W. P. Carey Bylaws, or the Merger Sub Articles of Organization or the Merger Sub Operating Agreement, or any provision of the comparable charter or organizational documents of any of such W. P. Carey Subsidiaries, as applicable, (ii) any loan or credit agreement, note, or any bond, mortgage or indenture, to which W. P. Carey, Merger Sub or any of such W. P. Carey Subsidiaries is a party or by which W. P. Carey, Merger Sub or any of such W. P. Carey Subsidiaries or any of their respective properties or assets is bound, or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to W. P. Carey, Merger Sub or any of such W. P. Carey Subsidiaries, except in the case of clauses (ii) and (iii) for defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a W. P. Carey Material Adverse Effect.

        (h)   Compliance with Applicable Laws; Regulatory Matters.    Except for environmental matters, which are addressed in Section 2.2(n), W. P. Carey and the W. P. Carey Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "W. P. Carey Permits"), except where the failure so to hold such W. P. Carey Permits, individually or in the aggregate, would not reasonably be expected to have a W. P. Carey Material Adverse Effect. W. P. Carey and the W. P. Carey Subsidiaries are in compliance with the terms of the W. P. Carey Permits, except where the failure to so comply, individually or in the aggregate, would not reasonably be expected to have a W. P. Carey Material Adverse Effect. Except as disclosed in the W. P. Carey SEC Documents, the businesses of W. P. Carey and the W. P. Carey Subsidiaries are not being conducted in violation of any Law, except for violations which, individually or in the aggregate, would not reasonably be expected to have a W. P. Carey Material Adverse Effect. No investigation or review by any Governmental Entity with respect to W. P. Carey or any W. P. Carey Subsidiary is pending or, to W. P. Carey's Knowledge, threatened, other than those the outcome of which, individually or in the aggregate, would not reasonably be expected to have a W. P. Carey Material Adverse Effect. Neither W. P. Carey nor any W. P. Carey Subsidiary is subject to any order, writ, injunction, decree, statute, rule or regulation that would, individually or in the aggregate, reasonably be expected to have a W. P. Carey Material Adverse Effect. None of W. P. Carey or Merger Sub is subject to any judgment, decree, injunction, rule or order of any Governmental Entity that prohibits or would reasonably be expected to prohibit any of the transactions contemplated hereby or by this Agreement. None of W. P. Carey or Merger Sub has taken any action, nor have any other steps been taken or have any legal proceedings been commenced, nor to the Knowledge of W. P. Carey, threatened, against W. P. Carey or Merger Sub, for the winding up, liquidation or dissolution of W. P. Carey or Merger Sub.

        (i)    Litigation.    Except as disclosed in Schedule 2.2(i) of the W. P. Carey Disclosure Letter or the W. P. Carey SEC Documents, there is no suit, action or proceeding pending or, to the Knowledge of W. P. Carey, threatened against or affecting W. P. Carey or any W. P. Carey Subsidiary or any of their respective properties or assets that, individually or in the aggregate, would reasonably be expected to have a W. P. Carey Material Adverse Effect, nor is there any such suit, action or proceeding pending against W. P. Carey or any W. P. Carey Subsidiary or any of their respective properties or assets which in any manner challenges or seeks to prevent or enjoin, alter or materially delay any of the transactions contemplated hereby.

        (j)    Taxes.

            (i)  Each of W. P. Carey and the W. P. Carey Subsidiaries has timely filed all material Tax Returns required to be filed by it (after giving effect to any valid extension to file). Each such Tax Return is true, correct and complete in all material respects. W. P. Carey and each W. P. Carey Subsidiary has paid (or W. P. Carey has paid on its behalf) all material Taxes required to be paid. All material Taxes which W. P. Carey or the W. P. Carey Subsidiaries are required by Law to withhold or collect, including Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and sales, gross receipts and use Taxes, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Entities within the time period prescribed by Law. The most recent audited financial statements contained in the W. P. Carey SEC Documents filed with the SEC prior to the date of this Agreement reflect an adequate reserve in accordance with GAAP for all material Taxes payable by W. P. Carey and the W. P. Carey Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. W. P. Carey and each W. P. Carey Subsidiary has established (and until the Closing Date shall continue to establish and maintain) on its books and records reserves that are adequate for the payment of all material Taxes not yet due and payable. Since December 31, 2013, neither W. P. Carey nor any of the W. P. Carey Subsidiaries has incurred any material liability for Taxes other than in the ordinary course of business and other than transfer or similar Taxes arising in connection with the sales of property. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentences will be imposed upon W. P. Carey or any W. P. Carey Subsidiary. Except as disclosed in Schedule 2.2(j) of the W. P. Carey Disclosure Letter, neither W. P. Carey nor any W. P. Carey Subsidiary is the subject of any material audit, examination or other proceeding in respect of federal, state, local or foreign Taxes; to the Knowledge of W. P. Carey, no material audit, examination or other proceeding in respect of federal, state, local or foreign Taxes involving W. P. Carey or any W. P. Carey Subsidiary is being considered by any Tax authority; and no material audit, examination or proceeding in respect of federal, state, local or foreign Taxes involving W. P. Carey or any W. P. Carey Subsidiary has occurred since December 31, 2013. No deficiencies for any Taxes have been asserted or assessed in writing (or, to the Knowledge of W. P. Carey or any W. P. Carey Subsidiary, proposed) against W. P. Carey or any of the W. P. Carey Subsidiaries, including claims by any taxing authority in a jurisdiction where W. P. Carey or any W. P. Carey Subsidiary does not file Tax Returns but in which any of them is or may be subject to taxation, which individually or in the aggregate would be material, and no requests for waivers of the time to assess any such Taxes have been granted and remain in effect or are pending. There are no Liens for Taxes upon the assets of W. P. Carey or the W. P. Carey Subsidiaries except for statutory Liens for Taxes not yet due or payable and for which appropriate reserves have been established on their respective financial statements in accordance with GAAP.

           (ii)  W. P. Carey (A) has been subject to taxation as a REIT within the meaning of the Code and has satisfied the requirements for qualification as a REIT beginning with its taxable year ended December 31, 2012, (B) has operated, and intends to continue to operate, in a manner consistent with the requirements for qualification and taxation as a REIT through the Effective Time and (C) has not taken or omitted to take any action which could reasonably be expected to result in the failure to qualify or continue to qualify as a REIT. Each Subsidiary of W. P. Carey which is a partnership, joint venture or limited liability company has, during the taxable year of W. P. Carey ended December 31, 2012 and at all times thereafter, (A) been classified for federal income Tax purposes as a partnership or treated as a disregarded entity and not as an association taxable as a corporation, or a "publicly traded partnership" within the meaning of Section 7704(b) of the Code, and (B) not owned any assets (including, without limitation, securities) that would cause W. P. Carey to violate Section 856(c)(4) of the Code. During the taxable year of W. P. Carey ended December 31, 2012 and at all times thereafter, each W. P. Carey Subsidiary which is a corporation, and each other issuer of securities in which W. P. Carey holds securities (within the meaning of Section 856(c) of the Code but excluding "straight debt" of issuers as described in Section 856(m) of the Code) having a value of more than 10 percent of the total value, or more than 10 percent of the total voting power, of the outstanding securities of such issuer has been a REIT, a qualified REIT subsidiary under Section 856(i) of the Code or a taxable REIT subsidiary under Section 856(l) of the Code. Neither W. P. Carey nor any W. P. Carey Subsidiary holds any asset (x) the disposition of which would be subject to rules similar to Section 1374 of the Code as announced in IRS Notice 88-19 or Treasury Regulation Section 1.337(d)-5, Treasury Regulation Section 1.337(d)-6 or Treasury Regulation Section 1.337(d)-7 or (y) that is subject to a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder.

          (iii)  None of W. P. Carey or any of the W. P. Carey Subsidiaries is (A) subject, directly or indirectly, to any Tax Protection Agreement or (B) in violation of or in default under any Tax Protection Agreement.

          (iv)  Neither W. P. Carey nor any W. P. Carey Subsidiary is a party to any Tax allocation or sharing agreement or has changed any method of accounting for Tax purposes.

           (v)  W. P. Carey does not have any liability for the Taxes of any person other than W. P. Carey and the W. P. Carey Subsidiaries, and the W. P. Carey Subsidiaries do not have any liability for the Taxes of any person other than W. P. Carey and the W. P. Carey Subsidiaries, (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (B) as a transferee or successor, (C) by contract or (D) otherwise.

          (vi)  Neither W. P. Carey nor any W. P. Carey Subsidiary (x) has requested, received or is subject to any written ruling of a Governmental Entity related to Taxes or has entered into any written and legally binding agreement with a Governmental Entity relating to Taxes, (y) has engaged in any transaction of which it has made (or was required to make) disclosure to any Governmental Entity to avoid the imposition of any penalties related to Taxes, or (z) has participated in any transaction that could give rise to a disclosure obligation as a "listed transaction" under Section 6011 of the Code and the Treasury Regulations thereunder or any similar provision under applicable Law.

        (k)   Pension and Benefit Plans and Employee Relations.    Schedule 2.2(k) of the W. P. Carey Disclosure Letter lists each written material "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (referred to herein as "Pension Plans") or "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), other than as set forth in the W. P. Carey SEC Documents, providing benefits to any current employee, officer or director of W. P. Carey or any of the W. P. Carey Subsidiaries or any entity that is or required under Section 414 of the Code to be treated with W. P. Carey as a single employer (an "ERISA Affiliate") or with respect to which W. P. Carey or any ERISA Affiliate could have any liability that would reasonably be expected to have a W. P. Carey Material Adverse Effect (collectively, the "Benefit Plans"). Each Benefit Plan has been administered in all material respects in accordance with its terms and the applicable requirements of ERISA, the Code and all other applicable Laws. Each Pension Plan intended to be qualified under Section 401(a) of the Code has been the subject of a determination letter from the IRS to the effect that such Pension Plan is so qualified under all currently applicable provisions of Section 401(a) of the Code and, to the Knowledge of W. P. Carey, no circumstances exist that would adversely affect the qualification of any such Pension Plan. No Benefit Plan is subject to Title IV of ERISA. Each Benefit Plan may be amended or terminated in accordance with its terms. Schedule 2.2(k) of the W. P. Carey Disclosure Letter lists each material employment, severance, consulting or other contract or plan with or for the benefit of any officer, director or employee of W. P. Carey or any of the W. P. Carey Subsidiaries containing a "change of control"

provision that provides for any material payment, additional benefits, vesting or acceleration of benefits or rights or otherwise upon the execution of this Agreement or the consummation of any of the transactions contemplated hereby.

        (l)    Information Supplied.    None of the information supplied or to be supplied by W. P. Carey or Merger Sub in writing for inclusion or incorporation by reference in the Form S-4, the Joint Proxy Statement/Prospectus or in any materials to be delivered by W. P. Carey or Merger Sub to potential financing sources in connection with the transactions contemplated by this Agreement will (i) in the case of the Form S-4, at the time it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, (ii) in the case of the Joint Proxy Statement/Prospectus, at the time of the mailing thereof or at the time the W. P. Carey Stockholder Meeting is to be held, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (iii) in the case of any materials to be delivered to potential financing sources in connection with the transactions contemplated by this Agreement, at the date such information is delivered, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will (with respect to W. P. Carey, Merger Sub, their respective officers and directors, and the W. P. Carey Subsidiaries) comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act; provided that no representation is made as to statements made or incorporated by reference by CPA17. As of the date of this Agreement, W. P. Carey, in the exercise of its duties as advisor to CPA17 pursuant to the CPA17 Advisory Agreement, does not have Knowledge of the existence of any fact, event or circumstance that constitutes a CPA17 Material Adverse Effect.

        (m)  Intangible Property.    W. P. Carey and the W. P. Carey Subsidiaries own, possess or have adequate rights to use all trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, databases, industrial designs and copyrights necessary for the operation of the businesses of each of W. P. Carey and the W. P. Carey Subsidiaries (collectively, the "W. P. Carey Intangible Property"), except where the failure to possess or have adequate rights to use such properties, individually or in the aggregate, would not reasonably be expected to have a W. P. Carey Material Adverse Effect. All of the W. P. Carey Intangible Property is owned or licensed by W. P. Carey or the W. P. Carey Subsidiaries free and clear of any and all Liens, except those that, individually or in the aggregate, would not reasonably be expected to have a W. P. Carey Material Adverse Effect, and neither W. P. Carey nor any such W. P. Carey Subsidiary has forfeited or otherwise relinquished any W. P. Carey Intangible Property which forfeiture has resulted in, individually or in the aggregate, or would reasonably be expected to result in a W. P. Carey Material Adverse Effect. To the Knowledge of W. P. Carey, the use of W. P. Carey Intangible Property by W. P. Carey or the W. P. Carey Subsidiaries does not, in any material respect, conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor, of any other Person, and there have been no claims made, and neither W. P. Carey nor any of the W. P. Carey Subsidiaries has received any notice of any claims or otherwise has Knowledge of any claims that any of the W. P. Carey Intangible Property is invalid or conflicts with the asserted rights of any other Person or has not been used or enforced or has failed to have been used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the W. P. Carey Intangible Property, except for any such conflict, infringement, violation, interference, claim, invalidity, abandonment, cancellation or unenforceability that, individually or in the aggregate, would not reasonably be expected to have a W. P. Carey Material Adverse Effect.

        (n)   Environmental Matters.    For purposes of this Agreement, (x) "Environmental Law" means any Law of any Governmental Entity relating to human health, safety or protection of the environment, including, but not limited to, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), and (y) "Hazardous Material" means (A) any petroleum or petroleum products, regulated radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, and transformers and other equipment that contain dielectric fluid containing greater than 50 parts per million polychlorinated biphenyls ("PCBs"); or (B) any chemicals, materials, substances or wastes which are defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants" or words of similar import, under any applicable Environmental Law. Except as disclosed in Schedule 2.2(n) of the W. P. Carey Disclosure Letter, the W. P. Carey SEC Documents or in the environmental audits/reports listed therein or except as would not reasonably be expected to have a W. P. Carey Material Adverse Effect:

            (i)  None of W. P. Carey or the W. P. Carey Subsidiaries has received written notice that any administrative or compliance order has been issued that is still in effect, any complaint has been filed that remains unresolved, any penalty has been assessed that has not been paid and any investigation or review is pending or threatened by any Governmental Entity with respect to any alleged failure by W. P. Carey or any W. P. Carey Subsidiary to have any permit required under any applicable Environmental Law or with respect to any treatment, storage, recycling, transportation, disposal or "release" (as defined in 42 U.S.C. (S) 9601(22) ("Release")) by W. P. Carey or any W. P. Carey Subsidiary of any Hazardous Material in material violation of any Environmental Law.

           (ii)  To the Knowledge of W. P. Carey, except in material compliance with applicable Environmental Laws, (A) there are no asbestos-containing materials present on any property owned or operated by W. P. Carey or any W. P. Carey Subsidiary, (B) there are no regulated levels of PCBs present on any property owned or operated by W. P. Carey or any W. P. Carey Subsidiary, and (C) there are no underground storage tanks, active or abandoned, used for the storage of Hazardous Materials currently present on any property owned or operated by W. P. Carey or any W. P. Carey Subsidiary.

          (iii)  None of W. P. Carey or any W. P. Carey Subsidiary has received written notice of a claim, that has not been resolved, to the effect that it is liable to a third party, including a Governmental Entity, as a result of a Release of a Hazardous Material into the environment in material violation of any Environmental Law at any property currently or formerly owned, leased (including ground leases) or operated by W. P. Carey or a W. P. Carey Subsidiary.

          (iv)  None of W. P. Carey or any W. P. Carey Subsidiary has received written notice of (A) any Liens arising under or pursuant to any applicable Environmental Law on any W. P. Carey Property or (B) any action taken which could subject any W. P. Carey Property to such Liens. To the Knowledge of W. P. Carey, no such action is in process. W. P. Carey and the W. P. Carey Subsidiaries currently do not have any duty under any applicable Environmental Law to place any restriction relating to the presence of Hazardous Material at any W. P. Carey Property.

           (v)  None of W. P. Carey or the W. P. Carey Subsidiaries has transported or arranged for the transportation of any Hazardous Material to any location which, to the Knowledge of W. P. Carey, is the subject of any action, suit or proceeding that could be reasonably expected to result in claims against W. P. Carey or the W. P. Carey Subsidiaries related to such Hazardous Material for clean-up costs, remedial work, damages to natural resources or personal injury claims, including but not limited to claims under CERCLA and the rules and regulations promulgated thereunder.

          (vi)  W. P. Carey and the W. P. Carey Subsidiaries have made notification of Releases of a Hazardous Material where required by applicable Environmental Law, and no property now or, to the Knowledge of W. P. Carey, previously owned, leased (including ground leases) or operated by

  W. P. Carey or the W. P. Carey Subsidiaries is listed or, to the Knowledge of W. P. Carey, proposed for listing on the National Priorities List promulgated pursuant to CERCLA or on any similar list of sites under any Environmental Law of any other Governmental Entity where such listing requires active investigation or clean-up.

         (vii)  W. P. Carey and the W. P. Carey Subsidiaries have not entered into any agreements to provide indemnification to any third party purchaser pursuant to Environmental Laws in relation to any property or facility previously owned or operated by W. P. Carey and the W. P. Carey Subsidiaries.

        (viii)  None of W. P. Carey or the W. P. Carey Subsidiaries has in its possession or control any environmental assessment or investigation reports prepared within the last four years that (A) have not been provided to CPA17 prior to the execution of this Agreement and (B) disclose a material environmental condition with respect to the W. P. Carey Properties which is not being addressed or remediated or has not been addressed or remediated or been made the subject of an environmental insurance policy listed in Schedule 2.2(p) of the W. P. Carey Disclosure Letter, except for such reports that reflect the results of an asbestos survey and/or abatement work performed in the ordinary course of renovation or demolition activities.

        (o)   Properties.

            (i)  Except as listed in Schedule 2.2(o)(i) of the W. P. Carey Disclosure Letter, W. P. Carey or a W. P. Carey Subsidiary owns fee simple title to or has a valid leasehold interest in, or has an interest (directly or indirectly) in an entity that owns fee simple title to or has a valid leasehold interest in, each of the real properties reflected on the most recent balance sheet of W. P. Carey included in the W. P. Carey SEC Documents (each, a "W. P. Carey Property" and collectively, the "W. P. Carey Properties"), which are all of the real estate properties owned or leased by them, in each case free and clear of Liens except for (1) debt and other matters identified on Schedule 2.2(o)(i) of the W. P. Carey Disclosure Letter, (2) inchoate mechanics', workmen's, repairmen's and other inchoate Liens imposed for construction work in progress or otherwise incurred in the ordinary course of business, (3) mechanics', workmen's and repairmen's Liens (other than inchoate Liens for work in progress) which have heretofore been bonded or insured, and landlord Liens, (4) all matters (x) disclosed on existing title policies or (y) as would be disclosed on current title reports, legal due diligence reports, landlord waivers, zoning reports or surveys and would not have a material adverse effect on the value or use of the affected property (excluding outstanding indebtedness), (5) real estate Taxes and special assessments not yet due and payable which are being contested in good faith in the ordinary course of business, and (6) Liens that would not cause a material adverse effect on the value or use of the affected property;

            (A)  except as would not reasonably be expected to have a material adverse effect on the value or use of the affected property, the W. P. Carey Properties are not subject to any rights of way, written agreements, Laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "W. P. Carey Property Restrictions"), except for (1) W. P. Carey Property Restrictions imposed or promulgated by Law with respect to real property, including zoning regulations, which would not reasonably be expected to have a material adverse effect on the value or use of the affected property, (2) landlord liens, easement agreements and all matters disclosed on existing title policies, title reports, legal due diligence reports, landlord waivers, zoning reports or surveys or as would be disclosed on current title policies, title reports, legal due diligence reports, landlord waivers, zoning reports or surveys and which would not reasonably be expected to have a material adverse effect on the value or use of the affected property (excluding outstanding indebtedness) and (3) real estate Taxes and special assessments;

            (B)  except as would not reasonably be expected to have a material adverse effect on the value or use of the affected property, none of W. P. Carey or a W. P. Carey Subsidiary has received written notice to the effect that there are any (1) condemnation or rezoning proceedings that are pending or, to the Knowledge of W. P. Carey and the W. P. Carey Subsidiaries, threatened, with respect to any material portion of any of the W. P. Carey Properties or (2) zoning, building or similar Laws or orders that are presently being violated or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the W. P. Carey Properties or by the continued maintenance, operation or use of the parking areas located thereon or appurtenant thereto or used in connection therewith;

            (C)  except as would not reasonably be expected to have a material adverse effect on the value or use of the affected property, none of W. P. Carey or any W. P. Carey Subsidiary has received written notice that it is currently in default or violation of any W. P. Carey Property Restrictions;

            (D)  except for the owners of the W. P. Carey Properties in which W. P. Carey, any W. P. Carey Subsidiary or any joint venture involving W. P. Carey or the W. P. Carey Subsidiaries has a leasehold interest, no Person (other than W. P. Carey, a W. P. Carey Subsidiary or any joint venture involving W. P. Carey or the W. P. Carey Subsidiaries) has any ownership interest in any of the W. P. Carey Properties; and

            (E)  except as listed on Schedule 2.2(o)(i)(E) of the W. P. Carey Disclosure Letter, all equity interests held by W. P. Carey or a W. P. Carey Subsidiary in entities which directly or indirectly own or lease W. P. Carey Properties are so held free and clear of Liens.

           (ii)  Except, individually or in the aggregate, as would not reasonably be expected to have a W. P. Carey Material Adverse Effect, all properties currently under development or construction by W. P. Carey or the W. P. Carey Subsidiaries and all properties currently under contract for acquisition, sale or transfer, development or commencement of construction as of the date of this Agreement by W. P. Carey and the W. P. Carey Subsidiaries are listed as such in Schedule 2.2(o)(ii) of the W. P. Carey Disclosure Letter.

          (iii)  Schedule 2.2(o)(iii) of the W. P. Carey Disclosure Letter lists (1) all agreements existing as of the date of this Agreement to which W. P. Carey or any W. P. Carey Subsidiary is a party providing (x) for the sale of, or option to sell, any W. P. Carey Property or the purchase of, or option to purchase, by W. P. Carey or any W. P. Carey Subsidiary, on the one hand, or the other party thereto, on the other hand, any real estate not yet consummated as of the date hereof or (y) all rights of first offer and rights of first refusal with regard to any W. P. Carey Properties and (2) all tenants of W. P. Carey Properties who have been granted early termination rights with respect to their lease obligations.

        (p)   Insurance.    Schedule 2.2(p) of the W. P. Carey Disclosure Letter sets forth a complete list as of the date of this Agreement of all insurance policies (but excluding title insurance policies) which W. P. Carey or any W. P. Carey Subsidiary maintains with respect to its respective businesses or properties. W. P. Carey has not been informed that any such policies are not in full force and effect in all material respects, as of the date of this Agreement. All premiums due and payable by W. P. Carey or any W. P. Carey Subsidiary thereof under each such policy obtained by W. P. Carey or any W. P. Carey Subsidiary have been paid.

        (q)   Vote Required.    Schedule 2.2(q) of the W. P. Carey Disclosure Letter lists all the votes of the holders of W. P. Carey Common Stock required to approve the Merger and the Stock Issuance (the "W. P. Carey Stockholder Approval").

        (r)   Brokers.    Except for the fees and expenses payable to J.P. Morgan Securities LLC and Barclays Capital Inc. (which fees have been disclosed to CPA17 and which shall not increase between the date of this Agreement and the Closing Date), no broker, investment banker or other Person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of W. P. Carey or any W. P. Carey Subsidiary.

        (s)   Investment Company Act of 1940.    Neither W. P. Carey nor any of the W. P. Carey Subsidiaries is, or after giving effect to the transactions contemplated by this Agreement will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

        (t)    Contracts.

            (i)  Except as set forth in Schedule 2.2(t)(i) of the W. P. Carey Disclosure Letter or in the W. P. Carey SEC Documents, each W. P. Carey Material Contract is valid, binding and enforceable in accordance with its terms and in full force and effect with respect to W. P. Carey and the W. P. Carey Subsidiaries, as applicable, and, to the Knowledge of W. P. Carey, each of the other parties thereto, except where such failure to be so valid, binding and enforceable and in full force and effect would not, individually or in the aggregate, reasonably be expected to have a W. P. Carey Material Adverse Effect, and there are no defaults (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default) under any W. P. Carey Material Contract by W. P. Carey or any W. P. Carey Subsidiary, or, to the Knowledge of W. P. Carey, any of the other parties thereto, except for those defaults that would not, individually or in the aggregate, reasonably be expected to have a W. P. Carey Material Adverse Effect. For purposes of this Agreement, "W. P. Carey Material Contracts" shall mean (A) any partnership, limited liability company or joint venture agreement between W. P. Carey or any W. P. Carey Subsidiary, on the one hand, and a third party, on the other hand, (B) any capitalized lease obligations and other indebtedness to any Person, other than individual items of indebtedness in a principal amount less than $10,000,000, (C) each material commitment, contractual obligation, borrowing, capital expenditure or transaction entered into by W. P. Carey or any W. P. Carey Subsidiary which may result in total payments by or liability of W. P. Carey or any W. P. Carey Subsidiary in excess of $10,000,000, (D) any other agreements filed or required to be filed as exhibits to the W. P. Carey SEC Documents pursuant to Item 601(b)(10) of Regulation S-K of Title 17, Part 229 of the Code of Federal Regulations, (E) any interest rate cap, interest rate collar, interest rate swap, currency hedging transaction and any other agreement relating to a similar transaction to which W. P. Carey or any W. P. Carey Subsidiary is a party or an obligor with respect thereto, (F) the lease agreements between W. P. Carey and each of its five largest tenants measured by lease revenue, and (G) any agreement, commitment, instrument or obligation of a type described in Sections 2.2(t)(ii) through 2.2(t)(iv); in each case including all amendments, modifications and supplements to such W. P. Carey Material Contracts and all side letters to which W. P. Carey or any W. P. Carey Subsidiary is a party affecting the obligations of any party thereunder.

           (ii)  The Merger and the other transactions contemplated by the Transaction Documents will not trigger any due-on-sale provision on any mortgages that, individually or in the aggregate, would reasonably be expected to have a W. P. Carey Material Adverse Effect, except as set forth in Schedule 2.2(t)(ii) of the W. P. Carey Disclosure Letter.

          (iii)  Except for those agreements set forth in Schedule 2.2(t)(iii) of the W. P. Carey Disclosure Letter or agreements in which W. P. Carey agrees not to sell a W. P. Carey Property to a competitor of the W. P. Carey Property's current tenant, there are no non-competition agreements or other contracts or agreements that contain covenants that restrict W. P. Carey's or any W. P. Carey Subsidiary's ability to conduct its business in any location or present a material restriction on the conduct of the business of W. P. Carey or the W. P. Carey Subsidiaries.

          (iv)  Except as set forth in Schedule 2.2(t)(iv) of the W. P. Carey Disclosure Letter, there are no indemnification agreements entered into by and between W. P. Carey and any director or officer of W. P. Carey or any of the W. P. Carey Subsidiaries, other than in respect of independent directors as may be required in connection with financing the W. P. Carey Properties.

        (u)   Related Party Transactions.    Except as expressly described in the W. P. Carey SEC Documents or as set forth in Schedule 2.2(u) of the W. P. Carey Disclosure Letter, there are no material arrangements, agreements or contracts entered into by W. P. Carey or any of the W. P. Carey Subsidiaries, on the one hand, and any Person who is an officer, director or Affiliate of W. P. Carey or any W. P. Carey Subsidiary, any relative of the foregoing or an entity of which any of the foregoing is an Affiliate, on the other hand. Copies of any such documents have been previously provided to CPA17.

        (v)   Opinion of W. P. Carey Financial Advisor.    The Board of Directors of W. P. Carey has received the opinion of J.P. Morgan Securities LLC, to the effect that, as of the date of such opinion and based on and subject to the assumptions, qualifications, limitations and other matters set forth in such opinion, the Exchange Ratio is fair from a financial point of view to W. P. Carey. A copy of such opinion will be made available to CPA17 solely for informational purposes. W. P. Carey has been advised that J.P. Morgan Securities LLC will permit the inclusion of the opinion in its entirety and, subject to prior review and consent by J.P. Morgan Securities LLC, a reference to the opinion in the Form S-4 and the Joint Proxy Statement/Prospectus.

ARTICLE III

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER

        Section 3.1    Conduct of Business by CPA17.

        (a)   During the period from the date of this Agreement to the Effective Time, CPA17 shall, and shall cause each of the CPA17 Subsidiaries to, use all commercially reasonable efforts to carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with applicable Law and, to the extent consistent herewith, use commercially reasonable efforts to preserve intact in all material respects its current business organization, goodwill, ongoing businesses and CPA17's qualification as a REIT within the meaning of the Code; provided that the parties hereto agree that CPA17 shall have no liability for any breach of covenants set forth in this Section 3.1 to the extent due to actions or inactions of W. P. Carey or any W. P. Carey Subsidiary in its capacity as advisor to CPA17 pursuant to the CPA17 Advisory Agreements. CPA17 will promptly notify W. P. Carey of any litigation involving CPA17 having, to the Knowledge of CPA17, a reasonable likelihood of potential liability to CPA17 or any of the CPA17 Subsidiaries in excess of $2,500,000 or any complaint, investigation or hearing, of which CPA17 has Knowledge, by a Governmental Entity involving CPA17 or any of the CPA17 Subsidiaries, other than with respect to any such matter which W. P. Carey or any W. P. Carey Subsidiary was notified prior to the notification of the independent directors of CPA17.

        (b)   Without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier of the termination of this Agreement in accordance with Section 6.1 and the Effective Time, except (i) as disclosed on Schedule 3.1(b) of the CPA17 Disclosure Letter, (ii) as otherwise contemplated by, or necessary to carry out the transactions described in, this Agreement or (iii) to the extent consented to by W. P. Carey, which consent shall not be unreasonably withheld, conditioned or delayed, CPA17 and any of the CPA17 Subsidiaries shall not engage in, authorize or agree to any of the following:

            (i)  amend the CPA17 Charter or CPA17 Bylaws, except as required by this Agreement and the other Transaction Documents or required by applicable Law;

           (ii)  exempt any Person, other than W. P. Carey and Merger Sub or any of their Affiliates or Subsidiaries or, if applicable, and subject to the provisions of Section 4.5, any Person that enters into an Alternative Acquisition Agreement with CPA17 or any CPA17 Subsidiary, from any limits or restrictions contained in the CPA17 Charter or CPA17 Bylaws with respect to the ownership of any equity securities of CPA17;

          (iii)  except as otherwise expressly contemplated by this Agreement, merge, consolidate or enter into any other similar extraordinary corporate transaction with any Person; acquire or agree to acquire (by merger, consolidation or acquisition) any corporation, partnership or other entity; or purchase any equity interest in, or all or substantially all of the assets of, any Person or any division or business thereof;

          (iv)  make or rescind any express or deemed election relating to Taxes (unless CPA17 reasonably determines after consultation with W. P. Carey that such action is required by Law or necessary to preserve CPA17's qualification as a REIT or the tax classification of any other CPA17 Subsidiary which files Tax Returns as a partnership for federal Tax purposes, in which event CPA17 shall make such election in a timely manner); provided that nothing in this Agreement shall preclude CPA17 from designating dividends paid by it as "capital gain dividends" within the meaning of Section 857 of the Code, with the prior written consent of W. P. Carey, which will not be unreasonably withheld;

           (v)  (A) change in any material respect that is adverse to CPA17 any of its methods, principles or practices of accounting (including any method of accounting for Tax purposes) in effect, (B) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except in the case of settlements or compromises relating to Taxes on real property or sales Taxes in an amount not to exceed, individually or in the aggregate, $2,000,000, or (C) change any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of its federal income Tax Return for the taxable year ended December 31, 2017, except as to clauses (A) and (B) as may be required by the SEC, applicable Law or GAAP;

          (vi)  authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of CPA17;

         (vii)  enter into, assume or acquire any asset subject to any Tax Protection Agreement;

        (viii)  take any action or fail to take any action that could reasonably be expected to prevent, materially delay or materially impede the ability of the parties to consummate the Merger or that could reasonably be expected to prevent or impede the Merger from being governed by Section 368(a) of the Code pursuant to this Agreement and the Joint Proxy Statement/Prospectus;

          (ix)  issue, deliver, sell, grant, pledge or encumber, or agree to issue, deliver, sell, grant, pledge or encumber, any stock, Voting Debt or other voting securities or equity securities of CPA17 or any CPA17 Subsidiary, any option or other material right in respect of any CPA17 Common Stock or capital stock, any other voting or redeemable securities of CPA17 or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or redeemable securities, including, for the avoidance of doubt, pursuant to CPA 17's existing dividend reinvestment program or in payment of fees to W. P. Carey or its any of its Subsidiaries or any of the Directors of CPA17;

           (x)  approve or otherwise determine that the CPA17 Stockholders are or shall be entitled to exercise any rights of an objecting stockholders provided for under Title 3, Subtitle 2 of the MGCL (or any successor provision) with respect to all or any classes or series of capital stock of CPA17 with respect to the Merger, the Charter Amendment or the other transactions contemplated by this Agreement or the other Transaction Documents; or

          (xi)  authorize, commit or agree to take, or take any action inconsistent with, any of the foregoing.

        Section 3.2    Conduct of Business by W. P. Carey.

        (a)   During the period from the date of this Agreement to the Effective Time, W. P. Carey shall, and shall cause each of the W. P. Carey Subsidiaries to, (i) use all commercially reasonable efforts to carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with applicable Law and, to the extent consistent herewith, use commercially reasonable efforts to preserve intact in all material respects its current business organization, goodwill, ongoing businesses and W. P. Carey's qualification as a REIT within the meaning of the Code, and (ii) in its capacity as advisor pursuant to the CPA17 Advisory Agreements, not cause CPA17 and the CPA17 Subsidiaries to take any actions or fail to take any actions, as a result of which actions or failure to take actions CPA17 would be unable to satisfy the conditions set forth in Section 5.2 or would be in breach of this Agreement. W. P. Carey will promptly notify CPA17 of any litigation involving either W. P. Carey having, to the Knowledge of W. P. Carey, a reasonable likelihood of potential liability to W. P. Carey or any of the W. P. Carey Subsidiaries in excess of $5,000,000 or any complaint, investigation or hearing, of which W. P. Carey has Knowledge, by a Governmental Entity involving W. P. Carey or any of the W. P. Carey Subsidiaries.

        (b)   Without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Section 6.1, except (i) as disclosed on Schedule 3.2(b) of the W. P. Carey Disclosure Letter, (ii) as otherwise contemplated by, or necessary to carry out the transactions described in, this Agreement, or (iii) to the extent consented to by the CPA17 Special Committee, which consent shall not be unreasonably withheld, conditioned or delayed, neither W. P. Carey nor any of the W. P. Carey Subsidiaries shall engage in, authorize or agree to any of the following:

            (i)  (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, W. P. Carey Common Stock or stock or other equity interests in any W. P. Carey Subsidiary that is not directly or indirectly wholly-owned by W. P. Carey, except (1) the authorization and payment of regular quarterly dividends that are consistent with past practices and (2) the authorization and payment of any dividend or distribution necessary for W. P. Carey to maintain its qualification as a REIT under Section 856(c) of the Code, in each case with respect to the W. P. Carey Common Stock; provided that W. P. Carey shall notify CPA17 of the proposed record date for any such distribution prior to such date, (B) split, combine, adjust or reclassify any W. P. Carey Common Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for W. P. Carey Common Stock or (C) other than as permitted under Section 4.10, purchase, redeem or otherwise acquire any W. P. Carey Common Stock or any options, warrants or rights to acquire, or security convertible into, W. P. Carey Common Stock;

           (ii)  issue, deliver, sell, grant, pledge or encumber, or agree to issue, deliver, sell, grant, pledge or encumber, any stock, Voting Debt or other voting securities or equity securities of W. P. Carey or any W. P. Carey Subsidiary, any option or other material right in respect of any W. P. Carey Common Stock or capital stock, any other voting or redeemable securities of W. P. Carey or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or redeemable securities, except pursuant to W. P. Carey's distribution reinvestment plan;

          (iii)  directly or indirectly sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of properties or assets representing more than 5%, individually or in the aggregate, of the total carrying value of the consolidated real property assets of W. P. Carey (excluding the assets of CPA17) as of December 31, 2017, other than in the ordinary course of business;

          (iv)  amend the W. P. Carey Charter or W. P. Carey Bylaws or any provision of the comparable charter or organizational documents of any of the W. P. Carey Subsidiaries, except as required by this Agreement or applicable Law;

           (v)  amend the Merger Sub Articles of Organization or Merger Sub Operating Agreement, except as contemplated in the Form S-4 and the Joint Proxy Statement/Prospectus (which actions contemplated therein (other than any administrative or ministerial actions in furtherance thereof) shall require the prior consent by the CPA17 Special Committee, which consent may be withheld, delayed or conditioned at the sole discretion of the CPA17 Special Committee) or as required by this Agreement or applicable Law;

          (vi)  merge, consolidate or enter into any other similar extraordinary corporate transaction with any Person; acquire, agree to acquire or agree to be acquired by (by merger, consolidation or acquisition) any corporation, partnership or other entity; or purchase any equity interest in, or assets of, any Person or any division or business thereof, other than in connection with its acquisitions of properties in the ordinary course of business;

         (vii)  incur, create, assume or otherwise become liable for any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the financial obligations of any other Person, except (x) pursuant to W. P. Carey's credit facilities that are currently in place as of the date hereof; (y) in the ordinary course of business consistent with past practice; or (z) in connection with the offering, issuance, or sale of any bonds or other indebtedness (in each instance, that does not constitute Voting Debt) in the public markets; provided that after giving effect to any incurrence of indebtedness described in clauses (x), (y) or (z), it is not reasonably likely that W. P. Carey's corporate credit rating will be downgraded by either Standard & Poors or Moody's Investors Service;

        (viii)  (A) change in any material respect that is adverse to W. P. Carey any of its methods, principles or practices of accounting (including any method of accounting for Tax purposes) in effect, (B) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except in the case of settlements or compromises relating to Taxes on real property or sales Taxes in an amount not to exceed, individually or in the aggregate, $4,000,000, or (C) change any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of its federal income Tax Return for the taxable year ended December 31, 2017, except as to clauses (A) and (B) as may be required by the SEC, applicable Law or GAAP;

          (ix)  waive, release, assign, settle or compromise any pending or threatened litigation, action or claim, including any shareholder derivative or class action claims other than settlements or compromises for litigation providing solely for the payment of money damages where the amount paid (after reduction by any insurance proceeds actually received or appropriate credits are applied from self-insurance reserves), in settlement or compromise, exceeds, individually or in the aggregate, $4,000,000, except where such settlement or compromise provides for a complete release of W. P. Carey and each applicable W. P. Carey Subsidiary for all claims and which do not provide for any admission of liability by W. P. Carey or any W. P. Carey Subsidiary;

           (x)  amend or terminate, or waive compliance with the terms of or breaches under, any W. P. Carey Material Contract if, after giving effect to the Merger, such amendment, termination or waiver would have a W. P. Carey Material Adverse Effect;

          (xi)  authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution or consolidation, restructuring or recapitalization of W. P. Carey, Merger Sub or any W. P. Carey Subsidiary (except, in the case of a W. P. Carey Subsidiary, either in the ordinary course of business consistent with past practice or as contemplated in the Form S-4 and the Joint Proxy Statement/Prospectus (which actions contemplated therein (other than any administrative or ministerial actions in furtherance thereof) shall require the prior consent by the CPA17 Special Committee, which consent may be withheld, delayed or conditioned at the sole discretion of the CPA17 Special Committee);

         (xii)  enter into, assume or acquire any asset subject to any Tax Protection Agreement;

        (xiii)  take any action or fail to take any action that could reasonably be expected to prevent, materially delay or materially impede the ability of the parties to consummate the Merger or that could reasonably be expected to prevent or impede the Merger from being governed by Section 368(a) of the Code pursuant to this Agreement and the Joint Proxy Statement/Prospectus; or

        (xiv)  authorize, commit or agree to take, or take any action inconsistent with, any of the foregoing.

        Section 3.3    No Control of Other Party's Business.     Nothing contained in this Agreement shall give CPA17, directly or indirectly, the right to control or direct W. P. Carey's or any W. P. Carey Subsidiary's operations prior to the Effective Time, and nothing contained in this Agreement shall give W. P. Carey or Merger Sub, directly or indirectly (other than in connection with and pursuant to the CPA17 Advisory Agreements), the right to control or direct CPA17's or any CPA17 Subsidiary's operations prior to the Effective Time. Prior to the Effective Time, each of CPA17 and W. P. Carey shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

ARTICLE IV

ADDITIONAL COVENANTS

        Section 4.1    Preparation of the Form S-4 and the Joint Proxy Statement/Prospectus; Stockholders Meetings.

        (a)   As soon as practicable following the date of this Agreement, CPA17 and W. P. Carey shall jointly prepare and file with the SEC mutually acceptable preliminary proxy materials, and any amendments or supplements thereto, which shall constitute the Joint Proxy Statement/Prospectus relating to the matters to be submitted to the CPA17 Stockholders at the CPA17 Stockholder Meeting and the W. P. Carey Stockholders at the W. P. Carey Meeting (such Joint Proxy Statement/Prospectus, and any amendments or supplements thereto, the "Joint Proxy Statement/Prospectus"), and W. P. Carey shall prepare and file with the SEC the Registration Statement on Form S-4, with respect to the Stock Issuance (the "Form S-4"), in which the Joint Proxy Statement/Prospectus will be included as a prospectus. The Form S-4 and the Joint Proxy Statement/Prospectus shall comply in all material respects with the applicable provisions of the Securities Act and the Exchange Act. The parties shall cooperate fully with each other in the preparation of the Form S-4 and the Joint Proxy Statement/Prospectus and shall furnish each other with all information reasonably requested by the other for inclusion therein or otherwise in respect thereof. Each of CPA17 and W. P. Carey shall use all reasonable best efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective under the Securities Act as promptly as practicable after filing such materials with the SEC and to keep the Form S-4 effective as long as necessary to consummate the Merger. The parties shall promptly provide copies to each other, consult with each other and jointly prepare written responses with respect to any written comments received from the SEC with respect to the Form S-4 and the Joint Proxy Statement/Prospectus and promptly advise the other party of any oral comments received from the SEC. The parties shall cooperate and provide each other with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Prospectus and Form S-4 prior to filing such materials with the SEC and will provide each other a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/Prospectus or Form S-4 shall be made without the approval of both parties, which approval shall not be unreasonably withheld, conditioned or delayed. The parties shall use all reasonable best efforts to cause the Joint Proxy Statement/Prospectus and all other customary proxy or other materials for meetings such as the CPA17 Stockholder Meeting and the W. P. Carey Stockholder Meeting to be mailed to their respective stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Each of CPA17 and W. P. Carey shall comply in all respects with the requirements of the Exchange Act and the Securities Act applicable to the Joint Proxy Statement/Prospectus and the solicitation of proxies for their respective meetings of stockholders. W. P. Carey shall also take any action required to be taken under any applicable state securities Laws in connection with the issuance of the W. P. Carey Common Stock in the Merger (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) and CPA17 shall furnish all information concerning CPA17 and the CPA17 Stockholders as may be reasonably requested by W. P. Carey in connection with any such action.

        (b)   CPA17 shall, in accordance with applicable Law, the CPA17 Charter and the CPA17 Bylaws, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold the CPA17 Stockholder Meeting solely for the purposes of obtaining the CPA17 Stockholder Approvals and, subject to the provisions of Section 4.5, shall, through its Board of Directors, recommend to the CPA17 Stockholders the approval of the Merger and the Charter Amendment. Subject to the foregoing, CPA17 shall use its reasonable best efforts to obtain the CPA17 Stockholder Approvals as promptly as practicable.

        (c)   W. P. Carey shall, in accordance with applicable Law, the W. P. Carey Charter and the W. P. Carey Bylaws, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold the W. P. Carey Stockholder Meeting solely for the purposes of obtaining the W. P. Carey Stockholder Approval and shall, through its Board of Directors, recommend to the W. P. Carey Stockholders the approval of the Stock Issuance. Subject to the foregoing, W. P. Carey shall use its reasonable best efforts to obtain the W. P. Carey Stockholder Approval as promptly as practicable.

        (d)   The CPA17 Stockholder Meeting and the W. P. Carey Stockholder Meeting shall take place on the same date to the extent practicable.

        (e)   If at any time prior to the Effective Time any information with respect to W. P. Carey, Merger Sub or any other W. P. Carey Subsidiary (including their respective officers and directors or any W. P. Carey Subsidiary) shall be discovered or any event shall occur that in the determination of W. P. Carey is required to be described in an amendment of or a supplement to the Joint Proxy Statement/Prospectus or the Form S-4, W. P. Carey shall notify CPA17 thereof and such event shall be so described. Any such amendment or supplement shall be promptly filed with the SEC and, as and to the extent required by Law, disseminated to the W. P. Carey Stockholders, and such amendment or supplement shall comply in all material respects with all provisions of applicable Law.

        (f)    If at any time prior to the Effective Time any information with respect to CPA17 (including its officers and directors and any of the CPA17 Subsidiaries) shall be discovered or any event shall occur that in the determination of CPA17 is required to be described in an amendment of or a supplement to the Joint Proxy Statement/Prospectus or the Form S-4, CPA17 shall notify W. P. Carey thereof and such event shall be so described. Any such amendment or supplement shall be promptly filed with the SEC and, as and to the extent required by Law, disseminated to the CPA17 Stockholders, and such amendment or supplement shall comply in all material respects with all provisions of applicable Law.

        (g)   The foregoing actions are subject to compliance with applicable Law and the other terms of this Agreement.

        (h)   If, on the date of the CPA17 Stockholder Meeting, CPA17 has not received proxies representing a sufficient number of shares of CPA17 Common Stock to approve the Merger or the Charter Amendment, CPA17 shall adjourn the CPA17 Stockholder Meeting until such date as shall be mutually agreed upon by CPA17 and W. P. Carey, which date shall not be less than five (5) days nor more than ten (10) days after the date of adjournment, and subject to the terms and conditions of this Agreement shall continue to use its reasonable best efforts, together with its proxy solicitor, to assist in the solicitation of proxies from stockholders relating to the CPA17 Stockholder Approvals.

        (i)    If, on the date of the W. P. Carey Stockholder Meeting, W. P. Carey has not received proxies representing a sufficient number of W. P. Carey Common Stock to approve the Stock Issuance, W. P. Carey shall postpone or adjourn the W. P. Carey Stockholder Meeting until such date as shall be mutually agreed upon by W. P. Carey and CPA17, which date shall not be less than five (5) days nor more than ten (10) days after the date of such postponement or adjournment, and subject to the terms and conditions of this Agreement shall continue to use its reasonable best efforts, together with its proxy solicitor, to assist in the solicitation of proxies from stockholders relating to the W. P. Carey Stockholder Approval.

        Section 4.2    Reasonable Best Efforts.

        (a)   Upon the terms and subject to the conditions set forth in this Agreement and compliance with applicable Law and the other terms of this Agreement, each of W. P. Carey, Merger Sub and CPA17 agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party or its Subsidiaries pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Transaction Documents, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval, waiver or exemption from any Governmental Entity, (ii) the obtaining of all necessary consents, approvals, waivers or exemptions from non-governmental third parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In addition, each of W. P. Carey, Merger Sub and CPA17 agrees to use its reasonable best efforts to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger, this Agreement or the transactions contemplated by the Transaction Documents, including seeking to have any stay, temporary restraining order, injunction, or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by the Transaction Documents entered by any court or other Governmental Entity vacated or reversed. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of CPA17, W. P. Carey and Merger Sub shall take all such necessary action. From the date of this Agreement through the Effective Time, CPA17 shall timely file, or cause to be filed, with the SEC all CPA17 SEC Documents required to be so filed.

        (b)   Each of CPA17, W. P. Carey and Merger Sub shall give prompt notice to each other party if (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becomes untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any material respect or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided that the delivery of any notice pursuant to Section 4.2(a) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided, further, that failure to give such notice shall not be treated as a breach of covenant for the purposes of Sections 5.2(b) or 5.3(b), as the case may be.

        Section 4.3    Fees and Distributions Payable to W. P. Carey and its Affiliates.

        (a)   In connection with the Merger and the other transactions contemplated hereby (and not any CPA17 Competing Transaction), and conditioned upon the closing of the Merger and the other transactions contemplated hereby, W. P. Carey hereby waives, on behalf of itself and its Affiliates, all rights to receive any and all Advisor Closing Amounts to which W. P. Carey and any of its Affiliates may be entitled in connection with the closing of the Merger and the other transactions contemplated hereby. In addition, the parties agree that no Subordinated Disposition Fees shall be payable by CPA17 to W. P. Carey and its Affiliates in respect of the consummation of the Merger and the other transactions contemplated hereby.

        (b)   The parties agree that the waiver of Advisor Closing Amounts set forth in Section 4.3(a) is conditioned on the closing of the Merger and the other transactions contemplated hereby, and in the event that the Merger and the other transactions contemplated hereby are not consummated and this Agreement is terminated in accordance with Section 6.1, subject to the CPA17 Termination Fee Credit described in the following sentence, none of W. P. Carey or any of its Affiliates hereby waives any Advisor Closing Amounts or Subordinated Disposition Fees. Notwithstanding the foregoing, if (i) this Agreement is terminated in accordance with either Section 6.1(g) or Section 6.1(h), (ii) a CPA17 Termination Fee is actually paid in accordance with Section 6.2(d), and (iii) the Advisor Closing Amounts become payable as a result thereof, then (I) an amount equal to the CPA17 Termination Fee Credit shall be credited against the Advisor Closing Amounts payable to W. P. Carey and its Affiliates and (II) no Subordinated Disposition Fees shall be payable to W. P. Carey and its Affiliates in respect of the consummation of any CPA17 Competing Transaction that would otherwise result in the payment of any Subordinated Disposition Fees. Notwithstanding anything contained herein, in the CPA LP Agreement or otherwise, the CPA17 Termination Fee Credit shall be the only credit against the Advisory Closing Amounts, and the CPA17 Termination Fee Credit provided for in this Section 4.3(b) supersedes, and is in lieu of, any credit provided in Section 11.7 of the CPA LP Agreement.

        (c)   Concurrently with and conditioned upon the closing of the transactions contemplated by this Agreement or any CPA17 Competing Transaction (and provided that CPA17 has paid W. P. Carey and its Affiliates the CPA17 Termination Fee and the Advisory Closing Amounts to the extent required under this Agreement), the Amended and Restated Advisory Agreement dated as of January 1, 2015, among CPA17, CPA17 LP and CAM (as amended, the "CPA17 Advisory Agreement"), and the Amended and Restated Asset Management Agreement dated as of May 13, 2015, among CPA17, CPA17 LP and Foreign Subsidiary (as amended, the "Asset Management Agreement" and together with the CPA17 Advisory Agreement, the "CPA17 Advisory Agreements"), shall automatically terminate without any action by any of the parties thereto and without any requirement for prior notice. In addition, if (i) this Agreement is terminated in accordance with either Section 6.1(g) or Section 6.1(h) and (ii) a CPA17 Competing Transaction is consummated, then the Call Right (as such term is defined in the Amended and Restated Agreement of Limited Partnership of CPA17 LP dated as of January 1, 2015, by and between CPA17 and Special General Partner (the "CPA17 LP Agreement"), shall be deemed exercised by CPA17 LP and the payment of the Special GP Amount (after giving effect to the CPA17 Termination Fee Credit), shall be deemed to satisfy in full all amounts owed and payable to W. P. Carey and its Affiliates at the closing of the CPA17 Competing Transaction pursuant to Section 11.7 of the CPA17 LP Agreement.

        (d)   The parties agree that W. P. Carey and its Affiliates shall continue to be entitled to receive any and all fees and distributions accrued, pursuant to the CPA17 Advisory Agreements and the

CPA17 LP Agreement (collectively, the "Advisor Accrued Amounts"), prior to the closing of the transactions contemplated by this Agreement or any CPA17 Competing Transaction. Advisor Accrued Amounts shall not include Advisor Closing Amounts or Subordinated Disposition Fees that the parties have agreed in Sections 4.3(b) or (c) shall not be payable thereunder.

        (e)   Each of CAM, Foreign Subsidiary, Merger Sub and the Special General Partner agrees to be bound by the provisions of this Section 4.3.

        Section 4.4    Tax Treatment; Cooperation.

        (a)   CPA17 shall prepare or cause to be prepared, and file or cause to be filed, on a timely basis all Tax Returns and amendments thereto required to be filed prior to the Closing Date (after electing all available automatic extensions of time to file such Tax Returns) by CPA17 or any of the CPA17 Subsidiaries, in a manner consistent with past practice (unless an alternative manner is required to avoid imposition of any penalties, fines or additions to Tax). Prior to filing any such Tax Returns, CPA17 shall deliver draft copies (together with supporting documentation, including Tax Return work papers) to W. P. Carey for W. P. Carey's review and comment, and CPA17 shall accept all reasonable comments of W. P. Carey with respect to such Tax Returns. CPA17 shall pay all Taxes required to be paid by CPA17 prior to the Effective Time. W. P. Carey shall have a reasonable period of time (but in no event less than 30 days) to review and comment on such Tax Returns and amendments prior to filing. If the parties do not agree on the draft Tax Returns or amendments, the parties shall hire a nationally recognized accounting firm reasonably acceptable to CPA17 and W. P. Carey to prepare the contested Tax Returns or amendments.

        (b)   CPA17 will take all necessary actions, including but not limited to making sufficient distributions prior to Closing if needed, to assure that CPA17 will qualify as a REIT for its Tax year ending on the Closing Date. During the period from the date of this Agreement to the Effective Time, CPA17 shall, and shall cause each CPA17 Subsidiary to, facilitate all reasonable requests of W. P. Carey with respect to the maintenance of CPA17's REIT qualification.

        (c)   Merger Sub, W. P. Carey and CPA17 shall report the Merger for U.S. federal income tax purposes and all relevant state and local income tax purposes as a reorganization governed by Section 368(a)(1) of the Code, unless otherwise required by Law or administrative action, and shall comply with any applicable Tax reporting requirements.

        (d)   The parties agree to use their commercially reasonable efforts in order to structure the transactions contemplated by the Form S-4 and the Joint Proxy Statement/Prospectus, as mutually agreed by the parties, in a manner so as to reduce transfer taxes and other governmental charges related to the matters described therein.

        Section 4.5    Solicitation of Transactions.

        (a)   Notwithstanding anything to the contrary contained in this Agreement, during the period beginning upon the first Business Day after the date hereof and continuing until 11:59 p.m. (New York City time) on the 30th day thereafter (the "Solicitation Period End Date"), CPA17, acting directly or indirectly through any of its officers, directors, investment advisors, agents, investment bankers, financial advisors, attorneys, accountants, brokers, finders, representatives or controlled Affiliates of CPA17 or any CPA17 Subsidiary shall have the right to directly or indirectly (i) initiate, solicit, induce, cause, encourage and facilitate any CPA17 Competing Transaction, including by way of providing access to the properties, offices, assets, books, records and personnel of CPA17 and any CPA17 Subsidiary and furnishing non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements; provided, however, that any such non-public information shall, to the extent not previously provided to W. P. Carey, Merger Sub or their respective representatives, be provided to W. P. Carey or Merger Sub prior to or substantially concurrently with it being provided to any Person given such access, (ii) enter into, continue or otherwise participate in any discussions or negotiations with respect to any CPA17 Competing Transaction, or any inquiry, proposal or offer that constitutes or may reasonably be expected to lead to a CPA17 Competing Transaction or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, offers, discussions or negotiations or the making of any CPA17 Competing Transaction and (iii) grant a waiver under any standstill, confidentiality or similar agreement entered into by CPA17 to the extent necessary to allow the other party thereto to submit any CPA17 Competing Transaction or inquire, propose or make an offer that may lead to a CPA17 Competing Transaction to the CPA17 Special Committee in compliance with this Section 4.5. W. P. Carey agrees that neither it nor any Affiliate of W. P. Carey shall, and that it shall use its reasonable best efforts to cause its and their respective representatives not to, participate in discussions with (other than at the request of the CPA17 Special Committee), any person that it knows has made, or is considering or participating in discussions or negotiations with CPA17 or its representatives regarding, a CPA17 Competing Transaction: provided, however, that nothing in this sentence shall prohibit or restrict W. P. Carey from making or conducting public communications or solicitations regarding a CPA17 Competing Transaction or the transactions contemplated by this Agreement.

        (b)   Except (i) as expressly permitted by this Section 4.5, or (ii) with respect to any Exempted Person until receipt of the CPA17 Stockholder Approval, from the Solicitation Period End Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 6.1, CPA17, acting directly or indirectly through any of its officers, directors, investment advisors, agents, investment bankers, financial advisors, attorneys, accountants, brokers, finders, representatives or controlled Affiliates of CPA17 or any CPA17 Subsidiary, shall cease and cause to be terminated any solicitation, discussion or negotiation with any Persons with respect to any CPA17 Competing Transaction and request the immediate return or destruction of all confidential information previously furnished. Except as specifically provided in this Section 4.5, from the Solicitation Period End Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 6.1, CPA17, acting directly or indirectly through any of its officers, directors, investment advisors, agents, investment bankers, financial advisors, attorneys, accountants, brokers, finders or representatives, or any controlled Affiliates of CPA17 or any CPA17 Subsidiary, shall not (i) initiate, solicit, propose, cause (including by providing information) or take any action designed to, or which would reasonably be expected to, facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a CPA17 Competing Transaction, other than with respect to any Exempted Person, (ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any information or data concerning, CPA17 or any CPA17 Subsidiary, including their properties, books and records, to any Person (other than with respect to any Exempted Person) relating to, or otherwise cooperate with, any CPA17 Competing Transaction or any proposal or offer that would reasonably be expected to lead to a CPA17 Competing Transaction, (iii) approve, publicly endorse, publicly recommend or enter into any CPA17 Competing Transaction or any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or similar agreement with respect to any CPA17 Competing Transaction (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 4.5) (an "Alternative Acquisition Agreement"), (iv) publicly propose, agree or publicly announce an intention to take any of the foregoing actions, (v) take any action to make the provisions of any Takeover Statute inapplicable to any transaction contemplated by a CPA17 Competing Transaction, other than with respect to any Exempted Person until receipt of the CPA17 Stockholder Approval, or (vi) except to the extent waived pursuant to Section 4.5(a)(iii) above and with respect to any Exempted Person until receipt of the CPA17 Stockholder Approval, terminate, amend, release, modify or fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar agreement entered into by CPA17 in respect of or in contemplation of a CPA17 Competing Transaction. The foregoing will not prevent CPA17 from, after the end of the Solicitation Period End Date, (x) communicating with a prospective acquirer to request clarification of the terms and conditions of a possible CPA17 Competing Transaction so as to determine whether such CPA17 Competing Transaction could reasonably be expected to lead to a CPA17 Superior Competing Transaction or (y) providing non-public information about CPA17 or any CPA17 Subsidiary (subject to an Acceptable Confidentiality Agreement) to, and engaging in discussions and negotiations regarding a possible CPA17 Competing Transaction with, a prospective acquirer in response to a proposal or offer that could reasonably be expected to lead to a CPA17 Competing Transaction, in either instance, which CPA17 received prior to the Solicitation Period End Date, or which CPA17 receives after the Solicitation Period End Date that did not result in whole or in part from a breach of this Section 4.5(b), and which the CPA17 Special Committee determines in good faith after consultation with its independent financial advisor and outside legal counsel, would result (if consummated in accordance with its terms) in, or is reasonably likely to result in, a CPA17 Superior Competing Transaction.

        (c)   Except as expressly provided by Section 4.5(d), at any time after the date hereof, the CPA17 Special Committee shall not (i) (A) publicly withhold or withdraw (or qualify or modify in a manner adverse to W. P. Carey or Merger Sub), or publicly propose to withhold or withdraw (or qualify or modify in a manner adverse to W. P. Carey or Merger Sub), its recommendation of this Agreement and the Merger or otherwise publicly repudiate the adoption, approval, recommendation or declaration of advisability by the CPA17 Special Committee of this Agreement, the Merger or the other transactions contemplated hereby, (B) adopt, approve, publicly declare advisable or recommend or publicly propose to adopt, approve, declare advisable or recommend any CPA17 Competing Transaction, (C) allow its recommendation of this Agreement and the Merger to be excluded from the Joint Proxy Statement/Prospectus, (D) fail to recommend against any CPA17 Competing Transaction within ten (10) Business Days after such CPA17 Competing Transaction is publicly announced, or (E) if a tender or exchange offer relating to equity securities of CPA17 is commenced by a Person unaffiliated with W. P. Carey, fail to send to the CPA17 Stockholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) Business Days after such tender or exchange offer is first published, a statement disclosing that the CPA17 Special Committee recommends rejection of such tender or exchange offer (any action described in clauses (A), (B), (C), (D) or (E), an "Adverse Recommendation Change"), or (ii) adopt, approve, recommend or declare advisable, or propose to adopt, approve, recommend or declare advisable, or cause or permit CPA17 or any CPA17 Subsidiary to execute or enter into an Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 4.5).

        (d)   Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to receipt of the CPA17 Stockholder Approvals, the CPA17 Special Committee shall be permitted to either (i) terminate this Agreement in order to enter into an Alternative Acquisition Agreement with respect to a CPA17 Superior Competing Transaction, subject to compliance with Section 6.1(g) and Section 6.2, or (ii) effect an Adverse Recommendation Change, in each instance, if and only if (A) the CPA17 Special Committee has received a CPA17 Competing Transaction (whether or not from an Exempted Person) that, in the good faith determination of the CPA17 Special Committee, after consultation with its financial advisor and outside legal counsel, constitutes a CPA17 Superior Competing Transaction, after having complied with this Section 4.5(d), and (B) with respect to any Person who is not an Exempted Person, the CPA17 Special Committee determines in good faith, after consultation with outside legal counsel, that a failure to take such action would be inconsistent with the duties of the members of the CPA17 Special Committee under applicable Law. Notwithstanding the foregoing, prior to either terminating this Agreement or effecting an Adverse Recommendation Change, in each instance in accordance with this Section 4.5(d), (x) the CPA17 Special Committee shall provide a written notice to W. P. Carey and Merger Sub that it intends to take such action and describing (1) the basis for its determination, and (2) the material terms and conditions of the CPA17 Superior Competing Transaction that is the basis of such action (including the identity of the party making the CPA17 Superior Competing Transaction and any financing commitments related thereto, which shall include any fee letters, which letters may be redacted to omit the numerical amounts provided therein, as applicable) (a "Change of Recommendation Notice"); (y) during the three (3) Business Day period following W. P. Carey's and Merger Sub's receipt of the Change of Recommendation Notice, CPA17 shall, and shall cause its officers, directors, investment advisors, agents, investment bankers, financial advisors, attorneys, accountants, brokers, finders or representatives, or any controlled Affiliates of CPA17 or any CPA17 Subsidiary to, negotiate with W. P. Carey and Merger Sub in good faith (to the extent that W. P. Carey and Merger Sub desire to negotiate) to make amendments to the terms and conditions of this Agreement so as to obviate the need for the proposed termination of this Agreement or the proposed Adverse Recommendation Change, as applicable; and (z) following the close of business on the last day of the three (3) Business Day period or such greater period of time as may be permitted by the CPA17 Special Committee in its sole discretion, the CPA17 Special Committee shall have determined in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account any amendments to this Agreement proposed in writing by W. P. Carey and Merger Sub in response to the Change of Recommendation Notice, that such CPA17 Competing Transaction continues to constitute a CPA17 Superior Competing Transaction (whether or not from an Exempted Person), and with respect to any Person who is not an Exempted Person a failure to effect an Adverse Recommendation Change would be inconsistent with the duties of the members of the CPA17 Special Committee under applicable Law. If any amendment to the financial terms or any material term of any CPA17 Superior Competing Transaction is made, the CPA17 Special Committee shall deliver a new Change of Recommendation Notice to W. P. Carey and Merger Sub, and CPA17 shall be required to comply again with the requirements of this Section 4.5(d); provided that with respect to any and all such new Change of Recommendation Notices, the references in this Section 4.5(d) to "three (3) Business Days" shall be deemed to be references to "one (1) Business Day".

        (e)   Within forty-eight (48) hours after the expiration of the Solicitation Period End Date, CPA17 shall (i) notify W. P. Carey in writing of the identity of each person, if any, that, in accordance with this Agreement, the CPA17 Special Committee has determined to be an Exempted Person and (ii) provide W. P. Carey with the material terms and conditions of any CPA17 Competing Transaction received from any Exempted Person prior to the Solicitation Period End Date. CPA17 shall keep W. P. Carey reasonably and promptly informed of any material changes in the status, terms or conditions of any CPA17 Competing Transaction received from any Exempted Person. Except as may relate to an Exempted Person, from and after the Solicitation Period End Date, CPA17 shall (i) as promptly as reasonably practicable (and in any event within forty-eight (48) hours of receipt), advise W. P. Carey of receipt by CPA17 or any of its Affiliates of (A) any CPA17 Competing Transaction or (B) any request for information that would reasonably be expected to lead to any CPA17 Competing Transaction, the terms and conditions of any such CPA17 Competing Transaction or request (including the identity of the party making such CPA17 Competing Transaction), (ii) keep W. P. Carey fully and promptly informed (and in any event within twenty-four (24) hours) of any material changes in the status, terms or conditions of any such CPA17 Competing Transaction (it being understood that any change or modification to any financial term or condition of any CPA17 Competing Transaction shall be deemed to be a material change) or request, and (iii) provide W. P. Carey promptly with (a) an unredacted copy of any such CPA17 Competing Transactions made in writing (including any financing commitments relating thereto, which shall include any fee letters (it being understood that any such fee letter may be redacted to omit the numerical amounts provided therein)) and (b) a written summary of the material terms of any CPA17 Competing Transactions not made in writing (including any financing commitments and any fee letters relating thereto (it being understood that any such fee letter may be redacted to omit the numerical amounts provided therein)).

        (f)    So long as this Agreement has not been terminated, no Adverse Recommendation Change shall change the approval of the CPA17 Special Committee for purposes of causing any Takeover Statute to be inapplicable to the transactions contemplated by this Agreement.

        (g)   Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 4.5 by CPA17, acting directly or indirectly through any of its officers, directors, investment advisors, agents, investment bankers, financial advisors, attorneys, accountants, brokers, finders or other agents or representatives, or any controlled Affiliates of CPA17 or any CPA17 Subsidiary, shall be deemed to be a breach of this Section 4.5 by CPA17.

        (h)   For purposes of this Agreement, a "CPA17 Competing Transaction" shall mean any proposal or offer for, whether in one transaction or a series of transactions, any of the following (other than the transactions expressly provided for in this Agreement): (i) any merger, consolidation, share exchange, business combination or similar transaction involving CPA17 (or any of the material CPA17 Subsidiaries); (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 50% or more of the assets of CPA17 and the CPA17 Subsidiaries, taken as a whole, excluding any bona fide financing transactions which do not, individually or in the aggregate, have as a purpose or effect the sale or transfer of control of such assets; (iii) any issue, sale or other disposition of (including by way of merger, consolidation, share exchange, business combination or similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing fifty percent (50%) or more of the voting power of CPA17 and the CPA17 Subsidiaries; (iv) any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to CPA17 and the CPA17 Subsidiaries in which a Person shall acquire beneficial ownership of fifty percent (50%) or more of the outstanding shares of any class of voting securities of CPA17 and the CPA17 Subsidiaries; or (v) any tender offer or exchange offer for 50% or more of the voting power in the election of directors exercisable by the holders of outstanding CPA17 Common Stock (or any of the CPA17 Subsidiaries).

        (i)    For purposes of this Agreement, a "CPA17 Superior Competing Transaction" means a bona fide proposal for a CPA17 Competing Transaction made by a third party which the CPA17 Special Committee determines (after taking into account any amendment of the terms of the Transaction Documents or the Merger by W. P. Carey and/or any proposal by W. P. Carey to amend the terms of the Transaction Documents or the Merger), in good faith and after consultation with its financial and legal advisors, (i) is on terms which are more favorable from a financial point of view to the CPA17 Stockholders than the Merger and the other transactions contemplated by this Agreement, (ii) would result in such third party owning, directly or indirectly, at least 90% of the CPA17 Common Stock then outstanding (or all or substantially all of the equity of the surviving entity in a merger) or at least 90% of the assets of CPA17 and the CPA17 Subsidiaries taken as a whole, (iii) is reasonably capable of being consummated and (iv) was not solicited by CPA17, any CPA17 Subsidiary or any of their respective officers, directors, investment advisors, investment bankers, financial advisors, attorneys, accountants, brokers, finders, representatives or controlled Affiliates in breach of this Section 4.5.

        (j)    Nothing contained in this Section 4.5 or elsewhere in this Agreement shall prohibit CPA17 or the CPA17 Special Committee, directly or indirectly through its Representatives, from disclosing to CPA17's stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or making any disclosure to its stockholders if the CPA17 Special Committee has determined, after consultation with outside legal counsel, that the failure to do so would be inconsistent with applicable Law; provided that the foregoing shall in no way eliminate or modify the effect that any such disclosure would otherwise have under this Agreement.

        Section 4.6    Public Announcements.     CPA17 and W. P. Carey shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated by the Transaction Documents, except as otherwise required by Law in a manner which makes consultation impracticable.

        Section 4.7    Transfer and Gains Taxes.     W. P. Carey or Merger Sub shall, with CPA17's good faith cooperation and assistance, prepare, execute and file, or cause to be prepared, executed and filed, all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added stock transfer and stamp Taxes, any transfer, recording, registration and other fees and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement (together, with any related interest, penalties or additions to Tax, "Transfer and Gains Taxes"). From and after the Effective Time, W. P. Carey or the Surviving Company shall pay or cause to be paid all Transfer and Gains Taxes without deductions withheld from any amounts payable to the holders of the CPA17 Common Stock.

        Section 4.8    Indemnification; Directors' and Officers' Insurance.

        (a)   It is understood and agreed that CPA17 shall indemnify and hold harmless, and, after the Effective Time, the Surviving Company and W. P. Carey shall indemnify and hold harmless, each director and officer of CPA17 or any of the CPA17 Subsidiaries (the "Indemnified Parties"), to no less than the extent that such Indemnified Parties are indemnified by CPA17 or the CPA17 Subsidiaries as of the date hereof. Any Indemnified Party wishing to claim indemnification under this Section 4.8(a), upon learning of any such claim, action, suit, demand, proceeding or investigation, shall notify CPA17 and, after the Effective Time, the Surviving Company and W. P. Carey, promptly thereof; provided that the failure to so notify shall not affect the obligations of CPA17, the Surviving Company and W. P. Carey except to the extent such failure to notify materially prejudices such party.

        (b)   W. P. Carey agrees that it shall maintain in full force and effect for a period of six years from the Effective Time all rights to indemnification existing in favor of, and all limitations of the personal liability of, the directors and officers of CPA17 and the CPA17 Subsidiaries provided for in the CPA17 Charter or CPA17 Bylaws or any provision of the comparable charter or organizational documents of any of the CPA17 Subsidiaries, as in effect as of the date hereof, with respect to matters occurring prior to the Effective Time, including the Merger; provided, however, that all rights to indemnification in respect of any claims (each a "Claim") asserted or made within such period shall continue until the disposition of such Claim. Prior to the Effective Time, W. P. Carey shall purchase directors' and officers' liability insurance coverage for CPA17's and CPA17 Subsidiaries' directors and officers, in a form reasonably acceptable to CPA17, which shall provide such directors and officers with runoff coverage for six years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable on the whole to the insured persons than, the directors' and officers' liability insurance coverage presently maintained by CPA17 and the CPA17 Subsidiaries.

        (c)   This Section 4.8(c) is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of W. P. Carey, CPA17 and the Surviving Company. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 4.8(c).

        (d)   In the event that W. P. Carey or the Surviving Company or any of their successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision shall be made so that the successors and assigns of W. P. Carey and the Surviving Company, as the case may be, assume the obligations set forth in this Section 4.8(d).

        Section 4.9    Purchases and Redemptions of CPA17 Common Stock.     During the period from the date of this Agreement to the earlier of the termination of this Agreement in accordance with Section 6.1 or the Effective Time of the Merger, CPA17 agrees that it will not purchase, redeem or otherwise acquire any CPA17 Common Stock or stock or other equity interests in any CPA17 Subsidiary or any options, warrants or rights to acquire, or security convertible into, shares of CPA17 Common Stock or stock or other equity interests in any CPA17 Subsidiary, except that CPA17 may complete any (i) qualified redemptions pending as of the date of this Agreement and (ii) such redemptions or other actions that the CPA17 Board of Directors deems advisable in accordance with Article VI (Restrictions on Transfer and Ownership of Shares) of the CPA17 Charter to enable CPA17 to maintain its qualification as a REIT, in each case to the extent permitted by applicable Law.

        Section 4.10    Purchases and Redemptions of W. P. Carey Common Stock.     During the period from the date of this Agreement to the earlier of the termination of this Agreement in accordance with Section 6.1 or the Effective Time of the Merger, W. P. Carey agrees that it will not, other than in the ordinary course of business and in compliance with U.S. federal securities Laws, purchase, redeem or otherwise acquire any shares of W. P. Carey Common Stock or stock or other equity interests in any W. P. Carey Subsidiary or any options, warrants or rights to acquire, or security convertible into, shares of W. P. Carey Common Stock or stock or other equity interests in any W. P. Carey Subsidiary, in each case other than (i) repurchases from employees or Affiliates of W. P. Carey or any W. P. Carey Subsidiary (including, for purposes of this Section 4.10, as of the date hereof, any holder of ten percent (10%) or more of (a) W. P. Carey Common Stock or (b) stock or equity interests of any such W. P. Carey Subsidiary) and (ii) such redemptions or other actions that the W. P. Carey Board of Directors deems advisable in accordance with Article VI (Restrictions on Transfer and Ownership of Shares) of the W. P. Carey Charter to enable W. P. Carey to maintain its qualification as a REIT, to the extent permitted by applicable Law.

        Section 4.11    Access; Confidentiality.     To the extent applicable, CPA17 and W. P. Carey agree that upon reasonable notice, and except as may otherwise be required or restricted by applicable Law, each shall (and shall cause its Subsidiaries to) afford the other's officers, employees, counsel, accountants and other authorized representatives, reasonable access, during normal business hours throughout the period prior to the Effective Time, to its executive officers and to its properties, books, contracts and records and, during such period, each shall (and each shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties, personnel and litigation claims as may reasonably be requested but only to the extent such access does not unreasonably interfere with the business or operations of such party; provided that no investigation pursuant to this Section 4.11 shall affect or be deemed to modify any representation or warranty made in this Agreement; provided, further, that the parties hereto shall not be required to provide information (i) in breach of applicable Law or (ii) that is subject to confidentiality obligations. Unless otherwise required by Law, the parties shall hold all information of the other party which is confidential and is reasonably identified as such or should reasonably be known to be confidential in confidence until such time as such information otherwise becomes publicly available through no wrongful act of the receiving party. If this Agreement is terminated for any reason, each party shall promptly return to such other party or destroy, providing reasonable evidence of such destruction, all such confidential information obtained from any other party, and any copies made of (and other extrapolations from or work product or analyses based on) such documents. Notwithstanding anything set forth in this Agreement to the contrary, from and after the date hereof until the consummation of the transactions contemplated hereunder or the earlier termination of this Agreement, W. P. Carey and its Affiliates shall be permitted to, in their capacity as the external advisor to CPA17 and the CPA17 Subsidiaries, share, furnish or otherwise provide non-public information or data concerning the Sale Properties and the Marketed Properties to any Person; provided that W. P. Carey shall keep the CPA17 Special Committee reasonably well informed regarding the status of the potential sales of any of the Sale Properties or Marketed Properties.

        Section 4.12    NYSE Listing and Deregistration.     W. P. Carey shall use its reasonable best efforts to cause the W. P. Carey Common Stock issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date. W. P. Carey shall use reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary to enable the deregistration of the CPA17 Common Stock under the Exchange Act as promptly as practicable after the Effective Time (and in any event no more than ten (10) days after the Closing Date).

        Section 4.13    Assistance to CPA17.     W. P. Carey will, except as otherwise instructed in writing by the CPA17 Special Committee, cause CAM, Foreign Subsidiary and Merger Sub to assist and cooperate in good faith to cause CPA17 to fulfill all its obligations in this Article IV and elsewhere in this Agreement. Each of CAM, Foreign Subsidiary and Merger Sub shall, at the request of the CPA17 Special Committee, assist and cooperate in good faith to facilitate CPA17's efforts to actively seek and solicit CPA17 Competing Transactions prior to the Solicitation Period End Date, in accordance with the go-shop protocol agreed by the parties. In addition, each of CAM, Foreign Sub and Merger Sub shall, at the request of the CPA17 Special Committee, assist and cooperate in good faith at all times following the Solicitation Period End Date to facilitate CPA17's discussions, negotiations, providing of information and any other actions or inactions that CPA17 is permitted to do or not do with respect to possible CPA17 Competing Transactions and related Alternative Acquisition Agreements under the terms of, and as defined in, this Agreement.

        Section 4.14    Sale of CPA17 Properties.     W. P. Carey and its Subsidiaries shall not cause CPA17 or any CPA17 Subsidiary to sell or dispose of any real estate assets of CPA17 or any CPA17 Subsidiary without the prior consent of the CPA17 Special Committee, except that, from and after the date hereof until the consummation of the transactions contemplated hereunder or the earlier termination of this Agreement, (i) W. P. Carey and its Affiliates are authorized to market for sale and/or cause CPA17 or any CPA17 Subsidiary to sell, without the prior consent of the CPA17 Special Committee, the real estate assets listed in Schedule 4.14(a) of the W. P. Carey Disclosure Letter (the "Sale Properties") at prices equal to or greater than the respective release price listed for each such asset in Schedule 4.14(a); and (ii) W. P. Carey and its Affiliates are authorized to market for sale all other real estate assets of CPA17 and the CPA17 Subsidiaries (the "Marketed Properties"); provided, however, that W. P. Carey shall provide written notice (which may be in the form of email communication to the chair of the CPA 17 Special Committee) to CPA17 substantially concurrently with the commencement of any active marketing of the Marketed Properties and shall keep CPA17 reasonably informed of the prices at which any Marketed Properties being actively marketed for sale are, in W. P. Carey's reasonable judgment, likely to be sold; and provided, further, that no sale of any Marketed Properties may occur prior to the Closing without the prior written consent of the CPA17 Special Committee.

        Section 4.15    Voting.     In accordance with the restrictions in the CPA17 Charter, neither W. P. Carey nor any of its Affiliates shall vote for or consent to the Merger and the other transactions contemplated by the Transaction Documents in connection with the CPA17 Stockholder Approvals.

ARTICLE V

CONDITIONS PRECEDENT

        Section 5.1    Conditions to Each Party's Obligation to Effect the Merger.     The respective obligations of the parties to this Agreement to effect the Merger and to consummate the other transactions contemplated by the Transaction Documents on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

        (a)   Stockholders' Approvals.    The CPA17 Stockholder Approvals and the W. P. Carey Stockholder Approval shall have been obtained.

        (b)   Registration Statement.    The Form S-4 shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced or threatened. All necessary state securities or blue sky authorizations shall have been received.

        (c)   No Injunctions or Restraints.    No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions or agreements contemplated by the Transaction Documents shall be in effect.

        (d)   Other Approvals.    All consents, approvals, permits and authorizations required to be obtained from any Governmental Entity as indicated in Schedule 2.1(c)(ii) of the CPA17 Disclosure Letter or Schedule 2.2(c)(iii) of the W. P. Carey Disclosure Letter in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated thereby shall have been made or obtained (as the case may be).

        Section 5.2    Conditions to Obligations of W. P. Carey and Merger Sub.     The obligations of W. P. Carey and Merger Sub to effect the Merger and to consummate the other transactions contemplated by the Transaction Documents on the Closing Date are further subject to the following conditions, any one or more of which may be waived by W. P. Carey:

        (a)   Representations and Warranties.    The representations and warranties of CPA17 set forth in this Agreement shall be true and correct on and as of the Closing Date, as though made on and as of the Closing Date (except (x) for such changes resulting from actions permitted under Section 3.1 and (y) to the extent that any representation or warranty expressly speaks as of a specified date or time, in which case such representation or warranty need only be true and correct as of such specified date or time), except where the failure of such representations and warranties to be true and correct (without giving effect to any materiality, CPA17 Material Adverse Effect or any similar qualification or limitation), in the aggregate, would not reasonably be likely to have a CPA17 Material Adverse Effect, and W. P. Carey and Merger Sub shall have received a certificate signed on behalf of CPA17 by the Chief Executive Officer and the Chief Financial Officer of CPA17 to such effect.

        (b)   Performance of Covenants and Obligations of CPA17.    CPA17 shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Effective Time, and W. P. Carey and Merger Sub shall have received a certificate signed on behalf of CPA17 by the Chief Executive Officer and the Chief Financial Officer of CPA17 to such effect.

        (c)   Material Adverse Change.    Since the date of this Agreement, there shall have occurred no changes, events or circumstances which, individually or in the aggregate, constitute a CPA17 Material Adverse Effect. W. P. Carey and Merger Sub shall have received a certificate signed on behalf of CPA17 by the Chief Executive Officer and the Chief Financial Officer of CPA17 to such effect.

        (d)   Opinion Relating to REIT Qualification.    W. P. Carey and Merger Sub shall have received an opinion, dated as of the Closing Date, of Clifford Chance US LLP to the effect that, at all times since its taxable year ended December 31, 2015 through the Closing Date, CPA17 has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code. For purposes of such opinion, which shall be in a form customary for transactions of this nature, Clifford Chance US LLP may rely on customary assumptions and representations of CPA17 reasonably acceptable to W. P. Carey.

        (e)   Consents.    All necessary consents and waivers from third parties in connection with the consummation of the Merger and the other transactions contemplated by the Transaction Documents shall have been obtained, other than such consents and waivers from third parties which, if not obtained, would not reasonably be expected to have, individually or in the aggregate, a CPA17 Material Adverse Effect.

        (f)    FIRPTA Certificate.    W. P. Carey shall have received a certificate, duly completed and executed by CPA17, pursuant to Section 1.1445-2(b)(2) of the U.S. Treasury Regulations, certifying that CPA17 is not a "foreign person" within the meaning of Section 1445 of the Code.

        (g)   Opinion Relating to the Merger.    W. P. Carey and Merger Sub shall have received an opinion of DLA Piper LLP (US), dated as of the Closing Date, to the effect that for U.S. federal income tax purposes the Merger will qualify as a reorganization within the meaning of Section 368(a)(1) of the Code. For purposes of the foregoing opinion, which shall be in a form customary for transactions of this nature, DLA Piper LLP (US) shall be entitled to rely upon customary assumptions and representations of CPA17, W. P. Carey and Merger Sub.

        Section 5.3    Conditions to Obligations of CPA17.     The obligations of CPA17 to effect the Merger and to consummate the other transactions contemplated by the Transaction Documents on the Closing Date are further subject to the following conditions, any one or more of which may be waived by CPA17:

        (a)   Representations and Warranties.    The representations and warranties of W. P. Carey and Merger Sub set forth in this Agreement shall be true and correct on and as of the Closing Date, as though made on and as of the Closing Date (except (x) for such changes resulting from actions permitted under Section 3.2 and (y) to the extent that any representation or warranty expressly speaks as of a specified date or time, in which case such representation or warranty need only be true and correct as of such specified date or time), except where the failure of such representations and warranties to be true and correct (without giving effect to any materiality, W. P. Carey Material Adverse Effect or any similar qualification or limitation), in the aggregate, would not reasonably be likely to have a W. P. Carey Material Adverse Effect, and CPA17 shall have received a certificate signed on behalf of W. P. Carey and Merger Sub by the respective Chief Executive Officer and the Chief Financial Officer of W. P. Carey and Merger Sub to such effect.

        (b)   Performance of Covenants or Obligations of W. P. Carey.    W. P. Carey shall have performed in all material respects all covenants and obligations required to be performed by it under this Agreement at or prior to the Effective Time, and CPA17 shall have received a certificate signed on behalf of W. P. Carey by the Chief Executive Officer and the Chief Financial Officer of W. P. Carey to such effect.

        (c)   NYSE Listing.    W. P. Carey Common Stock shall have been approved for listing on the NYSE, subject to official notice of issuance.

        (d)   Material Adverse Change.    Since the date of this Agreement, there shall have occurred no change, events or circumstances which, individually or in the aggregate, constitute a W. P. Carey Material Adverse Effect. CPA17 shall have received a certificate signed on behalf of W. P. Carey by the Chief Executive Officer and Chief Financial Officer to such effect.

        (e)   Opinion Relating to REIT Qualification.    CPA17 shall have received an opinion, dated as of the Closing Date, of DLA Piper LLP (US) to the effect that, commencing with its taxable year ended December 31, 2015, W. P. Carey has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its current and proposed method of operation as described in the Joint Proxy Statement/Prospectus and Form S-4 will enable W. P. Carey to continue to meet the requirements for qualification and taxation as a REIT under the Code. For purposes of such opinion, DLA Piper LLP (US) may rely on customary assumptions and representations of W. P. Carey reasonably acceptable to CPA17, and the opinion set forth in Section 5.2(d).

        (f)    Consents.    All necessary consents and waivers from third parties in connection with the consummation of the Merger and the other transactions contemplated by the Transaction Documents shall have been obtained, other than (i) those required to be delivered pursuant to Section 5.2(e) and (ii) such consents and waivers from third parties which, if not obtained, would not reasonably be expected to have, individually or in the aggregate, a W. P. Carey Material Adverse Effect.

        (g)   Opinion Relating to the Merger.    CPA17 shall have received an opinion of Clifford Chance US LLP, dated as of the Closing Date, to the effect that for U.S. federal income tax purposes the Merger will qualify as a reorganization under Section 368(a)(1) of the Code. For purposes of the foregoing opinion, which shall be in a form customary for transactions of this nature, Clifford Chance US LLP shall be entitled to rely upon customary assumptions and representations of CPA17, W. P. Carey and Merger Sub.

ARTICLE VI

TERMINATION, AMENDMENT AND WAIVER

        Section 6.1    Termination.     This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after the CPA17 Stockholder Approvals and the W. P. Carey Stockholder Approval are obtained:

        (a)   by mutual written consent duly authorized by the Boards of Directors of each of CPA17 and W. P. Carey;

        (b)   by W. P. Carey, upon a breach of any representation, warranty, covenant or agreement on the part of CPA17 set forth in this Agreement, or if any representation or warranty of CPA17 shall have become untrue, in either case such that the conditions set forth in Sections 5.2(a) or 5.2(b), as the case may be, would be incapable of being satisfied by January 31, 2019 (the "Termination Date"); provided that CPA17 shall not be deemed to have breached a representation, warranty, covenant or agreement set forth in this Agreement to the extent the actions or inactions of W. P. Carey or any W. P. Carey Subsidiary in its capacity as advisor to CPA17 pursuant to the CPA17 Advisory Agreements resulted in such breach;

        (c)   by CPA17, upon a breach of any representation, warranty, covenant or agreement on the part of W. P. Carey or Merger Sub set forth in this Agreement, or if any representation or warranty of W. P. Carey or Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 5.3(a) or 5.3(b), as the case may be, would be incapable of being satisfied by the Termination Date;

        (d)   by either W. P. Carey or CPA17, if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and nonappealable after the parties have used reasonable best efforts to have such judgment, injunction, order, decree or action removed, repealed or overturned;

        (e)   by either W. P. Carey or CPA17, if the Merger shall not have been consummated before the Termination Date; provided, however, that (i) a party that has materially breached a representation, warranty, covenant or agreement of such party set forth in this Agreement shall not be entitled to exercise its right to terminate under this Section 6.1(e) and (ii) W. P. Carey shall not be entitled to exercise its right to terminate under this Section 6.1(e) to the extent it or any of its Subsidiaries' actions or inactions in its capacity as advisor to CPA17 pursuant to the CPA17 Advisory Agreements resulted in a breach by CPA17 or a failure of CPA17 to perform its obligations under this Agreement; provided, further, that the Termination Date shall be automatically extended until February 28, 2019 (the "Extended Termination Date"), if the condition to Closing set forth in Section 5.1(d) is not capable of being satisfied as of the Termination Date but is reasonably likely to be satisfied by the Extended Termination Date;

        (f)    by W. P. Carey or CPA17 if, upon a vote at a duly held CPA17 Stockholder Meeting or any postponement or adjournment thereof, the CPA17 Stockholder Approvals shall not have been obtained, as contemplated by Section 4.1;

        (g)   by CPA17, if the CPA17 Special Committee shall have withdrawn its recommendation of the Merger or this Agreement, or approved or recommended a CPA17 Superior Competing Transaction, in each instance (i) in accordance with the provisions of Section 4.5 and (ii) CPA17 has paid the CPA17 Termination Fee;

        (h)   by W. P. Carey, if (i) prior to the CPA17 Stockholder Meeting, the Board of Directors of CPA17 or any committee thereof shall have withdrawn or modified in any manner adverse to W. P. Carey its approval or recommendation of the Merger or this Agreement in connection with, or approved or recommended, any CPA17 Superior Competing Transaction or (ii) CPA17 shall have entered into any agreement with respect to any CPA17 Superior Competing Transaction; or

        (i)    by W. P. Carey or CPA17 if, upon a vote at a duly held W. P. Carey Stockholder Meeting or any postponement or adjournment thereof, the W. P. Carey Stockholder Approval shall not have been obtained, as contemplated by Section 4.1.

        The right of any party hereto to terminate this Agreement pursuant to this Section 6.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Affiliate of any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement. A terminating party shall provide written notice of termination to the other parties specifying with particularity the reason for such termination. If more than one provision in this Section 6.1 is available to a terminating party in connection with a termination, a terminating party may rely on any and all available provisions in this Section 6.1 for any such termination.

        Section 6.2    Expenses; Termination Fee.

        (a)   Except as otherwise specified in this Section 6.2 or agreed in writing by the parties, all out-of-pocket costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such cost or expense; provided that CPA17 and W. P. Carey shall each bear one half of the costs of filing, printing and mailing the Joint Proxy Statement/Prospectus and the Form S-4.

        (b)   CPA17 agrees that if this Agreement shall be terminated pursuant to Section 6.1(b) then CPA17 will pay to W. P. Carey, or as directed by W. P. Carey, an amount equal to the W. P. Carey Expenses; provided that such amount shall be paid promptly, but in no event later than two Business Days after such termination. For purposes of this Agreement, the "W. P. Carey Expenses" shall be an amount equal to W. P. Carey's reasonable and documented out-of-pocket expenses incurred in connection with this Agreement and the other transactions contemplated hereby (including, without limitation, all outside attorneys', accountants' and investment bankers' fees and expenses).

        (c)   W. P. Carey agrees that if this Agreement shall be terminated pursuant to Section 6.1(c) then W. P. Carey will pay to CPA17, or as directed by CPA17, an amount equal to the CPA17 Expenses; provided that such amount shall, subject to the provisions of Section 6.6, be paid promptly, but in no event later than two Business Days after such termination. For purposes of this Agreement, the "CPA17 Expenses" shall be an amount equal to CPA17's out-of-pocket expenses incurred in connection with this Agreement and the other transactions contemplated hereby (including, without limitation, all attorneys', accountants' and investment bankers' fees and expenses and fees and expenses of the CPA17 Special Committee).

        (d)   CPA17 agrees that if this Agreement shall be terminated either by (i) CPA17 pursuant to Section 6.1(g), or (ii) W. P. Carey pursuant to Section 6.1(h), in each instance, CPA17 shall pay the

CPA17 Termination Fee to W. P. Carey prior to or concurrently with such termination, by wire transfer of same day funds to one or more accounts designated by W. P. Carey.

        (e)   The foregoing provisions of this Section 6.2 have been agreed to by CPA17 and W. P. Carey in order to induce the other parties to enter into this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement, it being agreed and acknowledged by each of them that the execution of this Agreement by them constitutes full and reasonable consideration for such provisions.

        (f)    In the event that either W. P. Carey or CPA17 is required to file suit to seek all or a portion of the amounts payable under this Section 6.2, and such party prevails in such litigation, such party shall be entitled to reasonable and documented out-of-pocket expenses, including reasonable outside attorneys' fees and expenses, which it has incurred in enforcing its rights under this Section 6.2.

        Section 6.3    Effect of Termination.     In the event of termination of this Agreement by either CPA17 or W. P. Carey as provided in Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of W. P. Carey, Merger Sub or CPA17, other than Section 6.2, this Section 6.3, Section 6.6 and Article VII and except to the extent that such termination results from a willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement or a failure or refusal by such party to consummate the transactions contemplated hereby when such party was obligated to do so in accordance with the terms hereof.

        Section 6.4    Amendment.     This Agreement may be amended by the parties in writing by action of their respective Boards of Directors at any time before or after the CPA17 Stockholder Approvals are obtained and prior to the filing of the Articles of Merger for the Merger with, and the acceptance for record of such Articles of Merger by, the SDAT; provided, however, that after the CPA17 Stockholder Approvals are obtained, no such amendment, modification or supplement shall alter the amount of the Per Share Merger Consideration to be delivered to the CPA17 Stockholders or alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the CPA17 Stockholders.

        Section 6.5    Extension; Waiver.     At any time prior to the Effective Time, each of CPA17 and W. P. Carey may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the provisions of Section 6.4, waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

        Section 6.6    Payment of Expenses.

        (a)   In the event that CPA17 or W. P. Carey becomes obligated to pay any expenses under Section 6.2 (the "Expense Amount"), CPA17 or W. P. Carey, as applicable, shall pay to the party entitled to receive such payment (the "Receiving Party") from the amount deposited into escrow in accordance with this Section 6.6(a), an amount equal to the lesser of (i) the Expense Amount and (ii) the sum of (A) the maximum amount that can be paid to the Receiving Party without causing the Receiving Party to fail to meet the requirements of Sections 856(c)(2) and (c)(3) of the Code for the year in which the Expense Amount would otherwise be payable, for this purpose treating such amount as income that does not qualify for purposes of Sections 856(c)(2) and (c)(3) of the Code, as determined by the Receiving Party's independent certified public accountants, plus (B) if the Receiving Party receives either (1) a letter from the Receiving Party's counsel indicating that the Receiving Party has received a ruling from the IRS described in Section 6.6(b) or (2) an opinion from the Receiving Party's counsel as described in Section 6.6(b), an amount equal to the Expense Amount less the amount payable under clause (A) above. To the extent the entire Expense Amount is not paid to the Receiving Party in the year in which such amount would otherwise be payable as a result of the restrictions set forth in this Section 6.6(a), the Expense Amount shall be carried forward to the succeeding year and shall be payable (as described above) in such succeeding year by applying the same formula and by deeming such Expense Amount as payable in such succeeding year. To the extent the full Expense Amount has not been paid in the initial and succeeding year, the amount shall similarly be carried forward for each of the next three taxable years. To the extent that the entire Expense Amount has not been paid in the initial year, the succeeding year and the three following years, the Expense Amount shall be forfeited by the Receiving Party. To secure the obligation of CPA17 or W. P. Carey, as applicable, to pay these amounts, CPA17 or W. P. Carey, as applicable, shall deposit into escrow an amount in cash equal to the Expense Amount with an escrow agent selected by CPA17 or W. P. Carey, as applicable, and on such terms (subject to Section 6.6(b)) as shall be mutually agreed upon by CPA17 or W. P. Carey, as applicable, the Receiving Party and the escrow agent. The payment or deposit into escrow of the Expense Amount pursuant to this Section 6.6(a) shall be made at the time CPA17 or W. P. Carey, as applicable, would otherwise be obligated to pay the Receiving Party pursuant to Section 6.2.

        (b)   The escrow agreement shall provide that the Expense Amount in escrow or any portion thereof shall not be released to the Receiving Party unless the escrow agent receives any of the following: (i) a letter from the Receiving Party's independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Receiving Party without causing the payee to fail to meet the requirements of Sections 856(c)(2) and (c)(3) of the Code determined as if the payment of such amount did not constitute income that qualifies for purposes of Sections 856(c)(2) and (c)(3) of the Code ("Qualifying Income") or a subsequent letter from the Receiving Party's accountants revising that amount, in which case the escrow agent shall release such amount to the Receiving Party, or (ii) a letter from the Receiving Party's counsel indicating that the Receiving Party received a ruling from the IRS holding that the receipt by the Receiving Party of the Expense Amount would either constitute Qualifying Income or would be excluded from gross income for purposes of Code Sections 856(c)(2) and (3) (or alternatively, the Receiving Party's counsel has rendered a legal opinion to the effect that the receipt by the Receiving Party of the Expense Amount would either constitute Qualifying Income or would be excluded from gross income for purposes of Sections 856(c)(2) and (c)(3) of the Code), in which case the escrow agent shall release the remainder of the Expense Amount to the Receiving Party. CPA17 and W. P. Carey each agree to amend this Section 6.6 at the request of the Receiving Party in order to (A) maximize the portion of the Expense Amount that may be distributed to the Receiving Party hereunder without causing the Receiving Party to fail to meet the requirements of Sections 856(c)(2) and (c)(3) of the Code, (B) improve the likelihood of the Receiving Party securing a ruling described in this Section 6.6(b), or (C) assist the Receiving Party in obtaining a legal opinion from its counsel as described in this Section 6.6(b). The escrow agreement shall also provide that any portion of the Expense Amount not paid to the Receiving Party in the initial year and the four succeeding years shall be released by the escrow agent to CPA17 or W. P. Carey, as applicable. Unless such party is the Receiving Party, none of CPA17 or W. P. Carey shall be a party to such escrow agreement and neither shall bear any cost of or have liability resulting from the escrow agreement.

ARTICLE VII

GENERAL PROVISIONS

        Section 7.1    Nonsurvival of Representations and Warranties.     None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 7.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or, if earlier, the termination of this Agreement in accordance with the terms hereof (including but not limited to Section 6.2).

        Section 7.2    Notices.     All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by facsimile (providing confirmation of transmission) at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):
          (a)   if to CPA17, to:

      Corporate Property Associates 17 – Global Incorporated
      50 Rockefeller Plaza
      New York, New York 10020
      Attn: Chair of the Special Committee
      Fax: (212) 492-8922

      with a copy to:

      Clifford Chance US LLP
      31 West 52nd Street
      New York, New York 10019
      Attn: Kathleen L. Werner, Esq.
      Fax: (212) 878-8375

      with a further copy to:

      Pepper Hamilton LLP
      3000 Two Logan Square
      Eighteenth and Arch Streets
      Philadelphia, Pennsylvania 19103
      Attn: Barry M. Abelson, Esq.
      Fax: (215) 689-4803

          (b)   if to W. P. Carey or Merger Sub, to:

      W. P. Carey Inc.
      50 Rockefeller Plaza
      New York, New York 10020
      Attn: Chief Executive Officer and Chief Financial Officer
      Fax: (212) 492-8922

      with a copy to:

      W. P. Carey Inc.
      50 Rockefeller Plaza
      New York, New York 10020
      Attn: Paul Marcotrigiano, Esq.
      Fax: (212) 492-8922

      with a further copy to:

      DLA Piper LLP (US)
      1251 Avenue of the Americas
      New York, New York 10020
      Attn: Christopher P. Giordano, Esq.
      Fax: (212) 884-8522

        Section 7.3    Interpretation.     When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" is used in this Agreement, they shall be deemed to be followed by the words "without limitation."

        Section 7.4    Counterparts.     This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Delivery of an executed counterpart of a signature page by facsimile or other electronic transmission (including via .pdf) shall be as effective as delivery of a manually executed counterpart.

        Section 7.5    Entire Agreement; No Third-Party Beneficiaries.     This Agreement and the other agreements entered into in connection with the transactions (i) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and, (ii) except for the provisions of Article I and Section 4.8, which shall inure to the benefit of the Persons expressly specified therein, are not intended to confer upon any Person other than the parties hereto any rights or remedies. The rights of such third-party beneficiaries expressly specified under the provisions of Article I and Section 4.8 shall not arise unless and until the Effective Time occurs.

        Section 7.6    Governing Law.     THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

        Section 7.7    Assignment.     Except as mutually agreed by the parties hereto, neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

        Section 7.8    Enforcement.     The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article VI, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Maryland or in any Maryland State court and each party hereto hereby waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at Law or in equity. In addition, each of the parties hereto (i) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in the State of Maryland or any Maryland State court if any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

        Section 7.9    Waiver of Jury Trial.     EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Each party hereto (a) certifies that no representative of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 7.9.

        Section 7.10    Exhibits; Disclosure Letters.     All Exhibits referred to herein, in the CPA17 Disclosure Letter and in the W. P. Carey Disclosure Letter are intended to be and hereby are specifically made a part of this Agreement.

        Section 7.11    Conflict Waiver.     Recognizing that Clifford Chance US LLP has acted as legal counsel to CPA17 in connection with the transactions contemplated by this Agreement, and that Clifford Chance US LLP has represented W. P. Carey in unrelated matters, CPA17, W. P. Carey and Merger Sub each hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Clifford Chance US LLP representing CPA17. This Section 7.11 shall survive the consummation of the Merger.

ARTICLE VIII

CERTAIN DEFINITIONS

        Section 8.1    Certain Definitions.

        "Acceptable Confidentiality Agreement" shall mean a customary confidentiality agreement containing terms no less favorable to CPA17 than the terms set forth in the Confidentiality Agreement.

        "Advisor Closing Amounts" shall mean all fees and distributions payable to W. P. Carey and its Affiliates in connection with the consummation of the transactions contemplated hereby or any CPA17 Competing Transaction, including, without limitation, all (i) distributions of Capital Proceeds upon a Change of Control Event, and related allocation of profits and losses, under the CPA17 LP Agreement (as such terms are defined in the CPA17 LP Agreement) and (ii) rights to amounts in respect of the Special General partner Interest pursuant to Section 11.7 of the CPA17 LP Agreement (the amounts included in this clause (ii), the "Special GP Amount"); provided, however, that for the avoidance of doubt, Advisor Closing Amounts shall not include Advisor Accrued Amounts or Subordinated Disposition Fees.

        "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

        "Articles of Amendment" shall mean the Articles of Amendment of the CPA17 Charter giving effect to the Charter Amendment.

        "Average W. P. Carey Trading Price" shall mean the volume-weighted average trading price of a share of W. P. Carey Common Stock, as reported on the NYSE, for the five (5) consecutive trading days ending on the third (3rd) trading day preceding the Closing Date.

        "Business Day" means any day other than a Saturday, Sunday or any day on which banks located in New York, New York are authorized or required to be closed for the conduct of regular banking business.

        "Charter Amendment" shall mean an amendment of the CPA17 Charter providing that a "Roll-Up Transaction" as such term is defined therein, shall exclude a transaction involving securities of an entity that have been for at least 12 months listed on a national securities exchange.

        "Confidentiality Agreement" shall mean that certain letter agreement, dated as of August 15, 2017, by and between CPA17 and W. P. Carey.

        "CPA17 Material Adverse Effect" means a material adverse effect (A) on the business, properties, financial condition or results of operations of CPA17 and the CPA17 Subsidiaries taken as a whole or (B) that would, or would be reasonably likely to, prevent or materially delay the performance by CPA17 of its material obligations under this Agreement or the consummation of the Merger or any other transactions contemplated by this Agreement. Notwithstanding anything to the contrary set forth in this definition, the parties agree that a CPA17 Material Adverse Effect shall not include any effect or event with respect to CPA17 or any CPA17 Subsidiary to the extent resulting from or attributable to (a) general national, international or regional economic, financial or political conditions or events, including, without limitation, the effects of an outbreak or escalation of hostilities, any acts of war, sabotage or terrorism that do not result in the destruction or material physical damage of a material portion of the CPA17 Properties, taken as a whole, (b) the announcement, pendency or consummation of this Agreement or the other Transaction Documents or the transactions contemplated thereby, (c) conditions generally affecting the securities markets or the industries in which CPA17 and the CPA17 Subsidiaries operate, except to the extent such conditions have a materially disproportionate effect on CPA17 and the CPA17 Subsidiaries, taken as a whole, relative to others in the industries in which CPA17 and the CPA17 Subsidiaries operate, (d) any failure, in and of itself, by CPA17 or the CPA17 Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a CPA17 Material Adverse Effect), (e) any change in applicable Law, regulation or U.S. generally accepted accounting principles ("GAAP") (or authoritative interpretation thereof), except to the extent such effect has a materially disproportionate effect on CPA17 and the CPA17 Subsidiaries, taken as a whole, relative to others in the industries in which CPA17 and the CPA17 Subsidiaries operate or (f) any hurricane, tornado, flood, earthquake or other natural disaster that does not result in the destruction or material physical damage of a material portion of the CPA17 Properties, taken as a whole.

        "CPA17 Property" means each of the real properties reflected on the most recent balance sheet of CPA17 included in the CPA17 SEC Documents in which CPA17 or a CPA17 Subsidiary owns fee simple title to or has a valid leasehold interest in, or has an interest (directly or indirectly) in an entity that owns fee simple title to or has a valid leasehold interest.

        "CPA17 SEC Documents" means each report, schedule, registration statement and definitive proxy statement filed by CPA17 with the SEC since January 1, 2009.

        "CPA17 Subsidiary" means each Subsidiary of CPA17, other than Subsidiaries of CPA17 with no assets that are in the process of being dissolved.

        "CPA17 Termination Fee" shall mean an amount in cash equal to $114 million; provided, however, in the event that (i) this Agreement is terminated pursuant to Section 6.1(g) or Section 6.1(h), and (ii) CPA17 enters into an Alternative Acquisition Agreement with an Exempted Person with respect to a CPA17 Superior Competing Transaction in connection and compliance with Section 4.5, the CPA17 Termination Fee shall be an amount in cash equal to $38 million.

        "CPA17 Termination Fee Credit" shall equal the lesser of (i) the CPA17 Termination Fee actually paid in accordance with Section 6.2(d), and (ii) the Special GP Amount.

        "Exempted Person" shall mean any Person, group of Persons or group that includes any Person (so long as in each case such Person and the other members of such group, if any, who were members of such group immediately prior to the Solicitation Period End Date constitute at least fifty percent (50%) of the equity financing of such group at all times following the Solicitation Period End Date and prior to the termination of this Agreement) who has submitted a bona-fide-written offer or communication constituting a CPA17 Competing Transaction to CPA17 prior to the Solicitation Period End Date.

        "IRS" means the United States Internal Revenue Service.

        "Knowledge" (A) where used herein with respect to CPA17 and any CPA17 Subsidiary shall mean the actual (and not constructive or imputed) knowledge of the persons named in Schedule 8.1 of the CPA17 Disclosure Letter and (B) where used herein with respect to W. P. Carey and any W. P. Carey Subsidiary shall mean the actual (and not constructive or imputed) knowledge of the persons named in Schedule 8.1 of the W. P. Carey Disclosure Letter.

        "Law" means any statute, law, common law, regulation, rule, order, decree, code, judgment, ordinance or any other applicable requirement of any Governmental Entity applicable to W. P. Carey or CPA17 or any of their respective Subsidiaries.

        "Liens" means pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever.

        "NYSE" means the New York Stock Exchange.

        "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

        "Subordinated Disposition Fees" shall have the meaning given to such term in the CPA17 Advisory Agreements.

        "Subsidiary" of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns either (A) a general partner, managing member or other similar interest or (B) 50% or more of the voting stock, value of or other equity interests (voting or non-voting) of such corporation, partnership, limited liability company, joint venture or other legal entity.

        "Tax" or "Taxes" shall mean any federal, state, local and foreign income, gross receipts, license, withholding, property, recording, stamp, transfer, sales, use, abandoned property, escheat, franchise, employment, payroll, excise, environmental and other taxes, tariffs or governmental charges of any nature whatsoever, together with penalties, interest or additions thereto.

        "Tax Protection Agreement" shall mean any agreement, oral or written, (i) that has as one of its purposes to permit a Person to take the position that such Person could defer taxable income that otherwise might have been recognized upon a transfer of property to any CPA17 Subsidiary that is treated as a partnership for U.S. federal income Tax purposes, and that (A) prohibits or restricts in any manner the disposition of any assets of CPA17 or any CPA17 Subsidiary, (B) requires that CPA17 or any CPA17 Subsidiary maintain, put in place, or replace indebtedness, whether or not secured by one or more of the CPA17 Properties, or (C) requires that CPA17 or any CPA17 Subsidiary offer to any Person at any time the opportunity to guarantee or otherwise assume, directly or indirectly (including, without limitation, through a "deficit restoration obligation," guarantee (including, without limitation, a "bottom" guarantee), indemnification agreement or other similar arrangement), the risk of loss for federal income Tax purposes for indebtedness or other liabilities of CPA17 or any CPA17 Subsidiary, (ii) that specifies or relates to a method of taking into account book-Tax disparities under Section 704(c) of the Code with respect to one or more assets of CPA17 or a CPA17 Subsidiary, or (iii) that requires a particular method for allocating one or more liabilities of CPA17 or any CPA17 Subsidiary under Section 752 of the Code.

        "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        "Transaction Documents" means this Agreement and all other documents to be executed in connection with the transactions contemplated hereby, including the Merger and the Charter Amendment.

        "Voting Debt" shall mean bonds, debentures, notes or other indebtedness having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of equity interests in CPA17, any CPA17 Subsidiary or W. P. Carey, as applicable, may vote.

        "W. P. Carey Material Adverse Effect" means a material adverse effect (A) on the business, properties, financial condition or results of operations of W. P. Carey and the W. P. Carey Subsidiaries taken as a whole or (B) that would, or would be reasonably likely to, prevent or materially delay the performance by W. P. Carey or any W. P. Carey Subsidiary of its material obligations under this Agreement or the consummation of the Merger or any other transactions contemplated by this Agreement. Notwithstanding anything to the contrary set forth in this definition, the parties agree that, a W. P. Carey Material Adverse Effect shall not include any effect or event with respect to W. P. Carey or any W. P. Carey Subsidiary to the extent resulting from or attributable to (a) general national, international or regional economic, financial or political conditions or events, including, without limitation, the effects of an outbreak or escalation of hostilities, any acts of war, sabotage or terrorism that do not result in the destruction or material physical damage of a material portion of the W. P. Carey Properties, taken as a whole, (b) the announcement, pendency or consummation of this Agreement or the other Transaction Documents or the transactions contemplated thereby, (c) conditions generally affecting the securities markets or the industries in which W. P. Carey and the W. P. Carey Subsidiaries operate, except to the extent such conditions have a materially disproportionate effect on W. P. Carey and the W. P. Carey Subsidiaries, taken as a whole, relative to others in the industries in which W. P. Carey and the W. P. Carey Subsidiaries operate, (d) any failure, in and of itself, by W. P. Carey or the W. P. Carey Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a W. P. Carey Material Adverse Effect), (e) any change in applicable Law, regulation or GAAP (or authoritative interpretation thereof), except to the extent such effect has a materially disproportionate effect on W. P. Carey and the W. P. Carey Subsidiaries, taken as a whole, relative to others in the industries in which W. P. Carey and the W. P. Carey Subsidiaries operate, or (f) any hurricane, tornado, flood, earthquake or other natural disaster that does not result in the destruction or material physical damage of a material portion of the W. P. Carey Properties, taken as a whole.

        "W. P. Carey Subsidiary" means each Subsidiary of W. P. Carey.

[Signature pages follow]

        IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED
By:	/s/ SUSAN C. HYDE
	Name:	Susan C. Hyde
	Title:	Chief Administrative Officer and Corporate Secretary
CPA17 MERGER SUB LLC
By:	/s/ TONIANN SANZONE
	Name:	ToniAnn Sanzone
	Title:	Chief Financial Officer
W. P. CAREY INC.
By:	/s/ JASON E. FOX
	Name:	Jason E. Fox
	Title:	Chief Executive Officer

[Merger Agreement]

        AND, FOR THE LIMITED PURPOSES SET FORTH HEREIN:

CAREY ASSET MANAGEMENT CORP.
By:	/s/ JASON E. FOX
	Name:	Jason E. Fox
	Title:	President and Chief Executive Officer
W. P. CAREY & CO. B.V.
By:	/s/ BROOKS G. GORDON
	Name:	Brooks G. Gordon
	Title:	Managing Director B
By:	/s/ RAMSES VAN TOOR
	Name:	Ramses Van Toor
	Title:	Director A.
W. P. CAREY HOLDINGS, LLC
By:	/s/ JASON E. FOX
	Name:	Jason E. Fox
	Title:	President and Chief Executive Officer
CPA®: 17 LIMITED PARTNERSHIP
By:	CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED, ITS GENERAL PARTNER
By:	/s/ SUSAN C. HYDE
	Name:	Susan C. Hyde
	Title:	Chief Administrative Officer and Corporate Secretary

[Merger Agreement]

Annex B

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

ARTICLES OF AMENDMENT

        Corporate Property Associates 17 – Global Incorporated, a Maryland corporation (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

        FIRST:    The charter of the Corporation (the "Charter") is hereby amended by replacing in its entirety the definition of "Roll-Up Transaction" in Article IV with the following:

        "Roll-Up Transaction. The term "Roll-Up Transaction" shall mean a transaction involving the acquisition, merger, conversion or consolidation either directly or indirectly of the Corporation and the issuance of securities of a Roll-Up Entity to the Stockholders. Such term does not include:

  (a)
  a transaction involving securities of an entity that have been for at least twelve months listed on a national securities exchange or traded through Nasdaq's National Market System; or

  (b)
  a transaction involving the conversion to corporate, trust or association form of only the Corporation, if, as a consequence of the transaction, there will be no significant adverse change in any of the following:

  (i)
  Stockholders' voting rights;

  (ii)
  the term of existence of the Corporation;

  (iii)
  Sponsor or Advisor compensation; or

  (iv)
  the Corporation's investment objectives."

        SECOND:    The amendment to the Charter as set forth above has been approved by the board of directors and the stockholders of the Corporation as required by law.

        The undersigned acknowledges that these Articles of Amendment are the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

B-1

        IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its [            ] and attested by its [            ] on this            day of                        , 201    .

ATTEST:	CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

B-2

Annex C

June 16, 2018

The Board of Directors
W. P. Carey Inc.
50 Rockefeller Plaza
New York, NY 10020

Members of the Board of Directors:

        You have requested our opinion as to the fairness, from a financial point of view, to W. P. Carey Inc., a Maryland corporation (the "Company") of the Exchange Ratio (as defined below) in the proposed merger (the "Transaction") of CPA17 Merger Sub LLC, an indirect wholly-owned subsidiary of the Company (the "Merger Sub"), with Corporate Property Associates 17 – Global Incorporated (the "Merger Partner"). Pursuant to the Agreement and Plan of Merger (the "Agreement"), among the Company, the Merger Sub, the Merger Partner, and for the limited purposes set forth therein, Carey Asset Management Corp., W. P. Carey & Co. B.V., W. P. Carey Holdings, LLC and CPA®: 17 Limited Partnership, the Merger Partner will merge with and into the Merger Sub, with the Merger Sub continuing as the surviving entity, and each outstanding share of common stock, par value $0.001 per share, of the Merger Partner (the "Merger Partner Common Stock"), other than shares of Merger Partner Common Stock owned by the Company and any Company subsidiary, will be converted into the right to receive 0.160 shares (the "Exchange Ratio") of the Company's common stock, par value $0.001 per share (the "Company Common Stock").

        In connection with preparing our opinion, we have (i) reviewed a draft dated June 15, 2018 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Merger Partner and the Company and the industries in which they operate; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Merger Partner and the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Merger Partner Common Stock and the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to the business of the Company and by management of the Company in its capacity as the manager of the Merger Partner relating to the business of the Merger Partner, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the "Synergies"); and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

        In addition, we have held discussions with certain members of the management of the Merger Partner and the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Merger Partner and the Company, the financial condition and future prospects and operations of the Merger Partner and the Company, the effects of the Transaction on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

        In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Merger Partner and the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Merger Partner or the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Merger Partner and the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Merger Partner in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Merger Partner or the Company or on the contemplated benefits of the Transaction.

        Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the Company of the Exchange Ratio in the proposed Transaction and we express no opinion as to the fairness of the Exchange Ratio to the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Exchange Ratio in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Merger Partner Common Stock or the Company Common Stock will trade at any future time.

        We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company and the Merger Partner for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and bookrunner on the Company's credit facility which closed in February 2017, joint lead bookrunner on the Company's offering of debt securities which closed in January 2017 and joint lead bookrunner on the Company's offering of debt securities which closed in September 2016. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Merger Partner, for which it received customary compensation or other financial benefits. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Merger Partner. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

        On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Transaction is fair, from a financial point of view, to the Company.

        The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. Morgan Securities LLC J.P. MORGAN SECURITIES LLC

Annex D

[LETTERHEAD OF MORGAN STANLEY & CO. LLC]

June 17, 2018

Special Committee of the Board of Directors
Corporate Property Associates 17 – Global Incorporated
50 Rockefeller Plaza
New York, New York 10020

Members of the Special Committee of the Board:

        We understand that Corporate Property Associates 17 – Global Incorporated (the "Company"), W. P. Carey Inc. (the "Buyer") and CPA17 Merger Sub LLC, an indirect subsidiary of the Buyer ("Merger Sub"), among other parties, propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated June 17, 2018 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of the Company with and into Merger Sub, with Merger Sub continuing as the surviving entity. Pursuant to the Merger, each outstanding share of common stock, par value $0.001 per share, of the Company (the "Company Common Stock"), other than shares held by the Buyer or any subsidiary of the Buyer (collectively, the "Excluded Shares"), will be converted into the right to receive 0.160 shares (the "Exchange Ratio") of common stock, par value $0.001 per share, of the Buyer (the "Buyer Common Stock"), subject to adjustment in certain circumstances, together with cash in lieu of fractional shares of the Buyer Common Stock, if any, into which such Company Common Stock would have been converted in accordance with the Merger Agreement. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

        You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock (other than the holders of the Excluded Shares).

        For purposes of the opinion set forth herein, we have:

  1)
  Reviewed certain publicly available financial statements and other business and financial information of the Company and the Buyer, respectively;

  2)
  Reviewed certain internal financial statements and other financial and operating data concerning the Company and the Buyer, respectively;

  3)
  Reviewed certain financial projections prepared by the managements of the Company and the Buyer, respectively;

  4)
  Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the managements of the Company and the Buyer, respectively;

  5)
  Discussed the past and current operations and financial condition and the prospects of the Company, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Company;

  6)
  Discussed the past and current operations and financial condition and the prospects of the Buyer, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Buyer;

  7)
  Reviewed the pro forma impact of the Merger on the Buyer's earnings per share, cash flow, consolidated capitalization and certain financial ratios;

  8)
  Reviewed the reported prices and trading activity for the Buyer Common Stock;

  9)
  Compared the financial performance of the Company and the Buyer and the prices and trading activity of the Buyer Common Stock with that of certain other publicly-traded companies comparable with the Company and the Buyer, respectively, and their securities;

  10)
  Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  11)
  Participated in certain discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;

  12)
  Reviewed the Merger Agreement and certain related documents; and

  13)
  Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

        We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and the Buyer, and formed a substantial basis for this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the Company and the Buyer of the future financial performance of the Company and the Buyer, including the potential impact of recent changes in the U.S. tax laws and regulations pursuant to H.R. 1, Tax Cuts and Jobs Act, enacted on December 22, 2017 (the "Tax Cuts and Jobs Act") on the future financial performance of the Company and the Buyer, as to which we express no view or opinion. We further note that (i) the actual and estimated financial and operating performance and the share price data we reviewed for companies with publicly traded equity securities that we deemed to be relevant and (ii) the financial terms of certain acquisition transactions that we deemed relevant might not, in whole or in part, reflect the potential impact of the Tax Cuts and Jobs Act. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Merger will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended, and that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We have relied upon, without independent verification, the assessment by the managements of the Company and the Buyer of: (i) the strategic, financial and other benefits expected to result from the Merger; and (ii) the timing and risks associated with the integration of the Company and the Buyer. We do not express any view on, and this opinion does not address, any other term or aspect of the Merger Agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection therewith. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Buyer and the Company and their legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company's officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of the Company Common Stock in the transaction (other than the holders of Excluded Shares). We have not made any independent valuation or appraisal of the assets or liabilities of the Company or the Buyer, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market, tax and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

D-2

        In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving the Company, nor did we negotiate with any of the parties, other than the Buyer, which expressed interest to Morgan Stanley in the possible acquisition of the Company or certain of its constituent businesses.

        We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we and our affiliates have not provided financial advisory or financing services for the Buyer or the Company and have not received fees in connection with such services. Morgan Stanley may seek to provide financial advisory and financing services to the Buyer and the Company and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

        Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, the Company, any of their respective affiliates or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

        This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Special Committee of the Board of Directors of the Company and, at its request, the Board of Directors of the Company, and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law or regulation. In addition, this opinion does not in any manner address the prices at which the Buyer Common Stock will trade following consummation of the Merger or at any time and Morgan Stanley expresses no opinion or recommendation as to how any shareholders of the Company or the Buyer should act or vote in connection with any of the transactions contemplated by the Merger Agreement.

        Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock (other than the holders of the Excluded Shares).

Very truly yours,
MORGAN STANLEY & CO. LLC
By:	/s/ James Collins
James Collins
Managing Director

D-3

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.

Indemnification of Directors and Officers

        Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent:

  •
  it is proved that the director or officer actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received; or

  •
  a judgment or other final adjudication is entered in a proceeding based on a finding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

        The W. P. Carey Charter contains such a provision that eliminates directors' and officers' liability for money damages to the maximum extent permitted by Maryland law. These limitations of liability do not apply to liabilities arising under the federal securities laws and do not generally affect the availability of equitable remedies such as injunctive relief or rescission. The W. P. Carey Charter and W. P. Carey Bylaws also provide that we must indemnify (to the maximum extent permitted by Maryland law), and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, any individual who is a present or former director or officer of W. P. Carey or a predecessor of W. P. Carey from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity as a director or officer. Additionally, the W. P. Carey Charter provides that we may, indemnify, if and to the extent authorized and determined to be appropriate in accordance with applicable law, any person permitted, but not required, to be indemnified under Maryland law by W. P. Carey or a predecessor of W. P. Carey.

        Maryland law requires a corporation (unless its charter provides otherwise, which the W. P. Carey Charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she was made, or was threatened to be made, a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless a court orders indemnification, and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:

  •
  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

  •
  a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

        W. P. Carey has an indemnification policy that provides directors and officers with express rights to indemnification (regardless of, among other things, any amendment to or revocation of such policy or amendment to the W. P. Carey Charter or W. P. Carey Bylaws, any change in the composition of the W. P. Carey board of directors or any acquisition or business combination transaction relating to us.) The policy provides for the advancement of all reasonable costs, charges and expenses (including attorney's fees) to directors and officers as set forth therein and other persons deemed appropriate by the board of directors and, to the extent we maintain insurance, for the continued coverage of directors and officers under our directors' and officers' liability insurance policies. Under the policy, W. P. Carey is required to indemnify and hold harmless each person who (i) is or was a director or officer of W. P. Carey (or a predecessor of W. P. Carey) or (ii) at the request of W. P. Carey, is or was serving as, a director, officer, manager, trustee, administrator, partner, member, fiduciary, employee or agent of any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other entity or (iii) any other persons deemed appropriate by its Board (such persons being "Covered Persons" and each, a "Covered Person"), against all reasonable costs, charges and expenses (including attorney's fees incurred by a Covered Person in connection therewith), judgments, penalties, fines, and settlements (if such settlement is approved in advance by W. P. Carey, which approval shall not be unreasonably withheld) actually and reasonably incurred by the Covered Person in connection with the defense and/or settlement of any threatened, pending or completed suit, action, claim, proceeding, arbitration or alternative dispute resolution mechanism, investigation or administrative hearing, whether civil, criminal, administrative or investigative, to which the Covered Person is or was a party or is threatened to be made a party due to any act or omission taken or omitted or alleged to have been taken or omitted by the Covered Person during, in connection with or arising out of such Covered Person's service in such capacity as a director or officer. As used in the policy the term "serving at the request" of W. P. Carey includes any service provided at the request of W. P. Carey (or a predecessor of W. P. Carey) as a director, officer, manager, trustee, administrator, partner, member, fiduciary, employee or agent of W. P. Carey (or a predecessor of W. P. Carey) which imposes duties on, or involves services by, such director, officer, manager, trustee, administrator, partner, member, fiduciary, employee or agent with respect to an employee benefit plan, its participants or beneficiaries. In addition, to the extent that a Covered Person is, by reason of his or her service at the request of W. P. Carey, a witness in or otherwise incurs costs, charges or expenses in connection with any proceeding to which the Covered Person is not a party, he or she shall be indemnified and held harmless by W. P. Carey against all reasonable costs, charges and expenses (including attorney's fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith.

        Notwithstanding any provision of the policy, W. P. Carey is not obligated under the policy to make any indemnity in connection with any claim made against a Covered Person (a) in connection with any threatened, pending or completed suit, action, claim, proceeding, arbitration or alternative dispute resolution mechanism, investigation or administrative hearing, whether civil, criminal, administrative or investigative (or any part of any such proceeding), initiated by or on behalf of such Covered Person, including a proceeding (or any part of any proceeding) initiated by or on behalf such Covered Person against W. P. Carey (other than any proceeding commenced to enforce a Covered Person's right to indemnification or to recover any expenses in which the Covered Person is successful under Maryland law, the charter, the bylaws or the policy) or against any of our directors, officers, employees or other

Covered Persons, unless (i) our board of directors authorized the proceeding (or any part of any proceeding) or (ii) we otherwise provided specific indemnification in connection with such claim; (b) on account of such Covered Person's conduct with respect to which it shall be determined by final judgment by a court having jurisdiction in the matter that the Covered Person (i) did not act in good faith and in a manner the Covered Person reasonably believed to be in or not opposed to our best interests and those of the W. P. Carey Stockholders, (ii) received an improper personal benefit in money, property or services, or (iii) with respect to any criminal action or proceeding, had reasonable cause to believe the conduct was unlawful; (c) in connection with any pending or completed action, suit, arbitration, investigation, inquiry, administrative hearing or any other actual or threatened proceeding (or any part of any such proceeding) by or in our right if the Covered Person shall have been determined by final judgment by a court having jurisdiction in the matter to be liable to us and the W. P. Carey Stockholders; (d) if and to the extent such Covered Person has otherwise actually received payment of the amounts otherwise indemnifiable hereunder under any insurance policy, agreement, vote or otherwise, or (e) if it shall be determined by final judgment by a court having jurisdiction in the matter that such indemnification is not lawful.

        Insofar as the foregoing provisions permit indemnification of directors, executive officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.

Exhibits and Financial Statement Schedules

(a)
Exhibits

        The following exhibits are filed as part of this registration statement. Documents other than those designated as being filed herewith are incorporated herein by reference.

Exhibit No.	Description	Method of Filing
2.1	Agreement and Plan of Merger dated as of June 17, 2018, by and between Corporate Property Associates 17 – Global Incorporated, W. P. Carey Inc., CPA 17 Merger Sub LLC, and, for the limited purposes set forth therein, Carey Asset Management Corp., W. P. Carey & Co. B.V. , W. P. Carey Holdings, LLC, and CPA:17 Limited Partnership	Attached hereto as Annex A to the Joint Proxy Statement/Prospectus that is part of this registration statement
3.1	W. P. Carey – Articles of Amendment and Restatement	Incorporated by reference to Exhibit 3.1 to Current Report on Form 8-K filed June 16, 2017
3.2	W. P. Carey – Fifth Amended and Restated Bylaws	Incorporated by reference to Exhibit 3.2 to Current Report on Form 8-K filed June 16, 2017
4.1	W. P. Carey – Form of Common Stock Certificate	Incorporated by reference to Exhibit 4.1 to the Annual Report on Form 10-K for the year ended December 31, 2012, filed on February 26, 2013

Exhibit No.	Description	Method of Filing
5.1	Opinion of DLA Piper LLP (US) as to the legality of the W. P. Carey Common Stock to be issued	*
8.1	Tax Opinion of DLA Piper LLP (US)	*
8.2	Tax Opinion of Clifford Chance US LLP	*
8.3	Tax Opinion of DLA Piper LLP (US)	*
8.4	Tax Opinion of Clifford Chance US LLP	*
21.1	List of subsidiaries of W. P. Carey	Incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 2017, filed on February 23, 2018
23.1	Consent of PricewaterhouseCoopers LLP	Filed herewith
23.2	Consent of PricewaterhouseCoopers LLP	Filed herewith
23.3	Consent of DLA Piper LLP (US)	Filed as part of Exhibit 5.1, Exhibit 8.1, and Exhibit 8.3 and incorporated herein by reference*
23.4	Consent of Clifford Chance US LLP	Filed as part of Exhibit 8.2 and Exhibit 8.5 and incorporated herein by reference*
24.1	Powers of Attorney	Contained on the Signature Pages of Registration Statement on this Form S-4 (No. 333-[•])
99.1	W. P. Carey – Form of Proxy Card	*
99.2	CPA:17 – Global – Form of Proxy Card	*
99.3	Consent of J.P. Morgan	Filed herewith
99.4	Consent of Morgan Stanley	Filed herewith

*
To be filed by amendment

Item 22.

Undertakings

(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

  (5)
  That, for the purpose of determining liability of the registrants under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  (i)
  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

  (ii)
  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

  (iii)
  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

  (iv)
  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual reports pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c)
The undersigned registrant hereby undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(d)
The undersigned registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(f)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing this Form S-4 and has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 27, 2018.

W. P. CAREY INC.
/s/ JASON E. FOX Jason E. Fox Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jason E. Fox, Susan C. Hyde and Paul Marcotrigiano to be their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities (unless revoked in writing), to sign this registration statement and any and all other amendments to the registration statement (including other post-effective amendments and any registration statement pursuant to Rule 462(b)), and to file the same, with all exhibits therewith, with the Securities and Exchange Commission, and every act and thing necessary or desirable to be done, as fully to all intents and purposes as they might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated and on the date indicated.

Signature	Title	Date Signed

/s/ JASON E. FOX Jason E. Fox	Director and Chief Executive Officer (Principal Executive Officer)	July 27, 2018
/s/ TONIANN SANZONE ToniAnn Sanzone	Chief Financial Officer (Principal Financial Officer)	July 27, 2018
/s/ ARJUN MAHALINGAM Arjun Mahalingam	Chief Accounting Officer (Principal Accounting Officer)	July 27, 2018
/s/ BENJAMIN H. GRISWOLD, IV Benjamin H. Griswold, IV	Chairman of the Board and Director	July 27, 2018

Signature	Title	Date Signed

/s/ CHRISTOPHER J. NIEHAUS Christopher J. Niehaus	Vice Chairman of the Board and Director	July 27, 2018
/s/ MARK A. ALEXANDER Mark A. Alexander	Director	July 27, 2018
/s/ PETER J. FARRELL Peter J. Farrell	Director	July 27, 2018
/s/ ROBERT J. FLANAGAN Robert J. Flanagan	Director	July 27, 2018
/s/ AXEL K.A. HANSING Axel K.A. Hansing	Director	July 27, 2018
/s/ JEAN HOYSRADT Jean Hoysradt	Director	July 27, 2018
/s/ MARGARET G. LEWIS Margaret G. Lewis	Director	July 27, 2018
/s/ NICK J.M. VAN OMMEN Nick J.M. van Ommen	Director	July 27, 2018